As filed with the Securities and Exchange Commission on February 24, 2022

Registration No. 333-261844

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

DOORDASH, INC.

Delaware	7389	46-2852392

303 2nd Street, South Tower, 8th Floor

San Francisco, California 94107

(650) 487-3970

Tia Sherringham

General Counsel and Secretary

DoorDash, Inc.

303 2nd Street, South Tower, 8th Floor

San Francisco, California 94107

(650) 487-3970

Copies to:

Rezwan Pavri, Esq. Robert Ishii, Esq. Brian Keyes, Esq. Wilson Sonsini Goodrich & Rosati P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Denis Klimentchenko, Esq. Michael Mies, Esq. Skadden, Arps, Slate, Meagher & Flom (UK) LLP 40 Bank Street London E14 5DS (+44) (0)20 7519 7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the merger described in the enclosed prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the SEC, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not distribute or issue the securities being registered pursuant to the registration statement (of which this preliminary prospectus forms a part) until the registration statement, as filed with the Securities and Exchange Commission, is effective. This preliminary prospectus is not an offer to sell nor should it be considered a solicitation of an offer to buy the securities described herein in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS—SUBJECT TO COMPLETION—DATED FEBRUARY 24, 2022

PROSPECTUS OF DOORDASH, INC.

To Securityholders of Wolt Enterprises Oy:

As you may be aware, Wolt Enterprises Oy (“Wolt”) entered into a Share Purchase Agreement, dated as of November 9, 2021 (the “Share Purchase Agreement”), with DoorDash, Inc. (“DoorDash”) and Mikko Kuusi, as the representative of Wolt’s securityholders (such representative as may be replaced from time to time, the “Securityholder Representative”). DoorDash has agreed, on the terms and subject to the conditions set forth in the Share Purchase Agreement, to purchase all of the shares of Wolt and all outstanding and unexercised vested options to subscribe for Wolt class A common shares (“Vested Wolt Options”) held by each securityholder of Wolt who becomes a party to the Share Purchase Agreement through the execution of a joinder agreement to the Share Purchase Agreement (a “Joinder Agreement,” each such securityholder is referred to herein as a “Seller,” the purchase of such Seller’s Wolt securities is referred to herein as the “Purchase” and the Purchase, together with the other transactions contemplated in the Share Purchase Agreement, are referred to herein as the “Transaction”).

In connection with the execution of the Share Purchase Agreement, Wolt shareholders who collectively owned, as of November 9, 2021, approximately 72% of the outstanding Wolt shares and approximately 64% of the fully-diluted securities of Wolt (the “Supporting Stockholders”) entered into support agreements (the “Support Agreements”) with DoorDash, pursuant to which each Supporting Stockholder agreed to sell their Wolt shares and Vested Wolt Options to DoorDash in accordance with the terms of the Support Agreements and enter into the Share Purchase Agreement as a Seller thereunder, and be bound by the obligations set forth therein through the execution of a Joinder Agreement, within seventy-two (72) hours following the later of the effectiveness of the registration statement, of which this prospectus forms a part, or, as and to the extent required, the date on which the prospectus in Finland is approved by the Finnish Financial Supervisory Authority and disseminated in accordance with the provisions of the Finnish and European Union prospectus regulations. The Support Agreements were entered into by holders of 5% or more of Wolt shares, executive officers, directors or founders of Wolt.

As a practical matter for the purposes of the implementation of the Transaction, all Wolt securityholders are expected to accede to the Share Purchase Agreement as Sellers by signing Joinder Agreements, powers of attorney and certain other ancillary documents before the consummation of the Transaction. For each Wolt shareholder who has not voluntarily acceded to the Share Purchase Agreement by way of signing a Joinder Agreement, Wolt may, and has agreed, pursuant to the Share Purchase Agreement, to cause a Joinder Agreement to be executed on behalf of such Wolt shareholder as such person’s or entity’s agent and attorney pursuant to the Wolt Stockholders’ Agreements (as defined below). For a discussion on the process for obtaining the Joinder Agreements, see the section titled “The Share Purchase Agreement—The Transaction” beginning on page 116 of this prospectus.

At the closing of the Purchase (the “Closing”), (i) each Wolt share held by a Seller will be sold to DoorDash in exchange for (A) a number of shares of DoorDash Class A common stock equal to the Per Share Closing Stock Consideration (as defined in the Share Purchase Agreement and described below) and (B) the right to receive a portion of the shares of DoorDash Class A common stock released from an escrow fund established in connection with the Purchase as set forth in the Share Purchase Agreement (if any) and (ii) each Vested Wolt Option held by a Seller will be sold to DoorDash in exchange for (A) a number of shares of DoorDash Class A common stock equal to the Per Share Closing Stock Consideration, reduced by the quotient equal to (1) an amount equal to the aggregate exercise price of such Vested Wolt Option and any applicable tax withholding amount, divided by (2) €177.7454, and (B) the right to receive a portion of the shares of DoorDash Class A common stock released from an escrow fund established in connection with the Purchase as set forth in the Share Purchase Agreement (if any). Each Vested Wolt Option that is not sold to DoorDash pursuant to the Share Purchase Agreement and remains unexercised as of immediately prior to the Closing will be cancelled and extinguished. No fractional shares will be issued in the Purchase. Instead, the shares issuable to each Seller shall be aggregated on a Seller-by-Seller basis, and the number of shares of DoorDash Class A common stock to be issued to each Seller in exchange for the Wolt shares and Vested Wolt Options held by such Seller shall be rounded up to the nearest whole number. After the consummation of the Purchase, each Seller will own shares of DoorDash Class A common stock and will no longer own Wolt securities. The DoorDash Class A common stock received by certain key employees of Wolt in exchange of their Vested Wolt Options will, subject to their continued employment, vest gradually over a four-year period. In light of the final and binding advance ruling which has been received from the Finnish Tax Administration confirming that an exchange of such Vested Wolt Options into DoorDash restricted stock units (“DoorDash RSUs”), instead of DoorDash Class A common stock, defers taxation until the RSUs vest, the parties may agree that certain Vested Wolt Options will be exchanged into DoorDash RSUs.

At the Closing, the unvested options that entitle their holders to subscribe for Wolt class A common shares that are outstanding immediately prior to the Closing (the “Unvested Wolt Options”) will be cancelled and extinguished and, with respect to any Unvested Wolt Option held by an employee or consultant of Wolt who remains an employee or consultant of Wolt or its subsidiaries as of immediately following the Closing (each, a “Continuing Employee”), will be entitled to the following: (i) in lieu of such Unvested Wolt Options, DoorDash will grant an award of restricted stock units (“Substitute RSUs”) covering a number of shares of DoorDash Class A common stock determined under the Share Purchase Agreement and vesting on the terms set forth in the Share Purchase Agreement, and (ii) an award of restricted stock units included in the indemnity escrow (“Indemnity Escrow Substitute RSUs”) covering a number of shares of DoorDash Class A common stock determined under the Share Purchase Agreement and vesting on the terms set forth in the Share Purchase Agreement.

Pursuant to the Share Purchase Agreement, the “Per Share Closing Stock Consideration” will equal a number of shares of DoorDash Class A common stock equal to the Total Share Consideration (as defined in the Share Purchase Agreement and described below) divided by the Company Security Number (as defined in the Share Purchase Agreement). The Share Purchase Agreement provides that the Total Share Consideration will equal a number of shares of DoorDash Class A common stock equal to (i) 39,382,172, minus (ii) 2,250,409 shares (which shall be available to compensate DoorDash and its affiliates for the matters provided for in the Share Purchase Agreement), plus or minus, as applicable, (iii) a positive or negative number of shares (determined in the manner described below) based on the amount of Wolt’s cash and cash equivalents, transaction expenses, taxes, indebtedness and debt-like items, net working capital and aggregate option exercise prices for outstanding Wolt options (the “Consideration Adjustments,” and collectively clauses (i)-(iii), the “Total Share Consideration”). For purposes of adjusting the Total Share Consideration, the Consideration Adjustments will be calculated in euros and converted into shares based on a per share price of DoorDash Class A common stock of U.S. $206.4513 converted from U.S. dollars into euros using the Closing Euro Exchange Ratio (which will be calculated at the Closing). Pursuant to the Share Purchase Agreement, the “Closing Euro Exchange Ratio” means the arithmetic mean of the average of the bid and ask spot rates for conversion of U.S. dollars to euros as reported by Bloomberg L.P. on each of the screen EUR Currency BFIX on each of the ten (10) consecutive trading days ending with the business day ending three (3) business days prior to the date of the Closing. Further, the amount of any tax receivables (which have been confirmed by the Finnish Tax Administration as refundable or creditable to Wolt) of value-added taxes arising with respect to Wolt’s transaction costs will be taken into account when computing the amount of the Consideration Adjustments and hence also the amount of the Per Share Closing Stock Consideration.

DoorDash Class A common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “DASH.” On February 18, 2022, the last trading day before the date of this prospectus, the last reported sale price of DoorDash Class A common stock on the NYSE was $96.21. We urge you to obtain current market quotations for the DoorDash Class A common stock because the value of the Per Share Closing Stock Consideration will fluctuate.

In addition, certain key employees of Wolt entered into stock restriction agreements with DoorDash prior to the execution of the Share Purchase Agreement, which agreements provide that 40% of the aggregate amount of shares of DoorDash Class A common stock and the aggregate amount of shares of DoorDash Class A common stock underlying Substitute RSUs and Indemnity Escrow Substitute RSUs, as applicable, that each key employee otherwise would receive on the Closing in exchange for such key employee’s Wolt securities (collectively, the

“Restricted Consideration”) will be subject to a four-year time-based vesting schedule as set forth in the stock restriction agreement, subject to such key employee’s continued employment with Wolt, DoorDash or one of their subsidiaries through the applicable vesting date. If, prior to the date on which the Restricted Consideration is fully vested, there is a change in control of Wolt or DoorDash or the key employee’s employment is involuntarily terminated without “cause,” due to such key employee’s death or “disability” or for “good reason,” then a portion of such key employee’s then-unvested Restricted Consideration will become immediately vested, subject to such key employee (or his or her estate, as applicable) timely signing and not revoking a release of claims.

The Board of Directors of Wolt (the “Wolt Board”) has unanimously (i) approved the terms and conditions of, and entering into, the Share Purchase Agreement and any related agreements to the extent Wolt is a party to such related agreements, (ii) given its consent for such transactions in accordance with the Wolt articles of association, effective as of January 21, 2021 (the “Wolt Articles of Association”) and (iii) resolved to waive any rights of pre-emption and rights of first refusal in relation to such transactions under the Wolt Articles of Association and the amended and restated shareholders’ agreement relating to Wolt, dated as of December 30, 2020, as amended from time to time (the “Wolt Majority Stockholders’ Agreement”), and the amended and restated minority shareholders’ agreement relating to Wolt, dated as of December 30, 2020, as amended from time to time (the “Wolt Minority Stockholders’ Agreement” and, together with the Wolt Majority Stockholders’ Agreement, the “Wolt Stockholders’ Agreements”).

No vote of Wolt shareholders is required to complete the Transaction. We are not asking you for a proxy and you are requested not to send us a proxy.

We encourage you to carefully read the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus in their entirety, including the section titled “Risk Factors” beginning on page 19 of this prospectus.

This prospectus is dated February 24, 2022, and is first being sent to Wolt securityholders in March 2022.

Mikko Kuusi

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying prospectus, or determined if the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

IMPORTANT NOTE ABOUT THIS PROSPECTUS

This prospectus includes important business and financial information about DoorDash from other documents that DoorDash has filed with the United States Securities and Exchange Commission (the “SEC”) and that are contained in or incorporated by reference herein. For a listing of documents incorporated reference herein, please see the section titled “Where You Can Find More Information” beginning on page 184 of this prospectus. DoorDash is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and accordingly files its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. As an electronic filer, DoorDash’s public filings are also maintained on the SEC’s Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is https://www.sec.gov.

You may obtain any of the documents referred to above from the SEC, through the SEC’s website or from DoorDash, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement on Form S-4 (the “Registration Statement”), of which this prospectus forms a part, by requesting them in writing at the following address or email address:

DoorDash, Inc.

303 2nd Street, South Tower, 8th Floor

San Francisco, California 94107

Attention: Investor Relations

ir@doordash.com

To receive documents in a timely manner, it is suggested that you request such documents via email.

General information about DoorDash, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through DoorDash’s website at https://ir.doordash.com as soon as reasonably practicable after DoorDash files them with, or furnishes them to, the SEC. Information on DoorDash’s website is not incorporated into this prospectus and is not a part of this prospectus.

DoorDash and Wolt have not authorized anyone to give any information or make any representation about the Transaction, DoorDash and Wolt that is different from, or in addition to, the information contained in this prospectus or in any of the materials that have been incorporated by reference into this prospectus. Therefore, if anyone distributes any such information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell or solicitations of offers to exchange or purchase the securities offered by this prospectus are not permitted, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. DoorDash and Wolt have all contributed to the information relating to the Transaction contained in this prospectus. All information in this prospectus concerning DoorDash has been furnished by DoorDash. All information in this prospectus concerning Wolt has been furnished by Wolt.

No vote of Wolt shareholders is required to complete the Transaction. We are not asking you for a proxy and you are requested not to send us a proxy.

PROSPECTUS

i

ii

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

The following questions and answers briefly address some questions that you, as a securityholder of Wolt, may have regarding the Transaction (as defined below). These questions and answers, as well as the summary section that follows, are not meant to be a substitute for the information contained in the remainder of this prospectus, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this prospectus. You are urged to read this prospectus in its entirety. Additional important information is also contained in the Annexes to, the documents incorporated by reference in and the exhibits to this prospectus. You should pay special attention to the “Risk Factors” beginning on page 19 of this prospectus and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 98 of this prospectus.

Why am I receiving this prospectus?

DoorDash, Inc. (“DoorDash,” “we,” “us” or “our”) is providing this prospectus to the Wolt securityholders because DoorDash has entered into the Share Purchase Agreement, dated November 9, 2021 (the “Share Purchase Agreement”), by and among Wolt Enterprises Oy (“Wolt”), DoorDash and Mikko Kuusi, as the representative of Wolt’s securityholders (such representative as may be replaced from time to time, the “Securityholder Representative”), pursuant to which DoorDash has agreed, on the terms and subject to the conditions set forth in the Share Purchase Agreement, to purchase all of the shares of Wolt and all outstanding and unexercised vested options to subscribe for Wolt class A common shares (“Vested Wolt Options,” and holders of Vested Wolt Options, “Wolt Vested Optionholders”) held by each Wolt securityholder who becomes a party to the Share Purchase Agreement through the execution of a joinder agreement to the Share Purchase Agreement (a “Joinder Agreement,” each such securityholder is referred to herein as a “Seller,” the purchase of such Seller’s Wolt securities is referred to herein as the “Purchase” and the Purchase, together with the other transactions contemplated in the Share Purchase Agreement, are referred to herein as the “Transaction”). Pursuant to the registration statement on Form S-4 (this “Registration Statement”), of which this prospectus forms a part, DoorDash is registering shares of DoorDash Class A common stock issuable to Wolt securityholders upon the completion of the Purchase (the “Closing”), pursuant to the Share Purchase Agreement. Applicable requirements of the federal securities laws require DoorDash to provide you with information regarding the Transaction. This prospectus contains important information about the Transaction, the Share Purchase Agreement, and certain related matters, and you should read this prospectus carefully.

Why are the two companies proposing the Transaction?

Both companies share a mission to build a global platform for local commerce that connects consumers with the best of their community, drives incremental revenue for merchants and provides meaningful earning opportunities for millions of Dashers and couriers around the world. We expect this partnership to accelerate our progress towards our common goals. By joining forces, we believe we will accelerate our product development, bring greater focus to each of our markets, and improve the value we provide to consumers, merchants, as well as Dashers and couriers around the world.

Wolt’s team of over 5,000 employees, not including couriers, operates a leading local commerce platform across twenty-three (23) countries. Under the leadership of Mikko Kuusi, Wolt has built a culture of optimism, operational rigor, and bias for action that matches our own. Wolt’s consumer obsession and attention to detail are evident in its superb consumer loyalty and retention rates. Its operational efficiency allows it to operate in a variety of environments ranging from rural towns to dense city centers. We believe Wolt’s combination of technological innovation, operational expertise, and intense focus on the consumer experience are characteristics that will allow our combined company to build a leading local commerce platform and drive substantial growth for many years.

Joining forces with Wolt will deepen our pool of superb talent and allow us to accelerate our international growth, while elevating our focus on the U.S. We expect the ingenuity, product expertise, and operational excellence of our combined company to expand our total addressable market, improve our investment efficiency, increase our long-term profit potential, and generate significant stockholder value.

To review the reasons for the Transaction in greater detail, see the sections titled “The Transaction—The DoorDash Board’s Reasons for the Transaction” and “The Transaction—The Wolt Board’s Reasons for the Transaction” beginning on pages 106 and 108, respectively, of this prospectus.

What will Wolt securityholders receive in the Transaction?

At the Closing, (i) each Wolt share held by a Seller will be sold to DoorDash in exchange for (A) a number of shares of DoorDash Class A common stock equal to the Per Share Closing Stock Consideration (as defined below) and (B) the right to receive a portion of the shares of DoorDash Class A common stock released from an escrow fund established in connection with the Purchase as set forth in the Share Purchase Agreement (if any) (the “Indemnity Escrow Fund”) and (ii) each Vested Wolt Option held by a Seller will be sold to DoorDash in exchange for (A) a number of shares of DoorDash Class A common stock equal to the Per Share Closing Stock Consideration, reduced by the quotient equal to (1) an amount equal to the aggregate exercise price of such Vested Wolt Option and any applicable tax withholding amount, divided by (2) €177.7454, and (B) the right to receive a portion of the shares of DoorDash Class A common stock released from the Indemnity Escrow Fund (if any). Each Vested Wolt Option that is not sold to DoorDash pursuant to the Share Purchase Agreement and remains unexercised as of immediately prior to the Closing will be cancelled and extinguished. No fractional shares will be issued in the Purchase. Instead, the shares issuable to each Seller shall be aggregated on a Seller-by-Seller basis, and the number of shares of DoorDash Class A common stock to be issued to each Seller in exchange for the Wolt shares and Vested Wolt Options held by such Seller shall be rounded up to the nearest whole number. After the consummation of the Purchase, each Seller will own shares of DoorDash Class A common stock and will no longer own Wolt securities. The DoorDash Class A common stock received by certain key employees of Wolt in exchange of their Vested Wolt Options will, subject to their continued employment, vest gradually over a four-year period. In light of the final and binding advance ruling which has been received from the Finnish Tax Administration confirming that an exchange of such Vested Wolt Options into DoorDash restricted stock units (“DoorDash RSUs”), instead of DoorDash Class A common stock, defers taxation until the RSUs vest, the parties may agree that certain Vested Wolt Options will be exchanged into DoorDash RSUs.

At the Closing, the unvested options that entitle their holders to subscribe for Wolt class A common shares that are outstanding immediately prior to the Closing (the “Unvested Wolt Options”) will be cancelled and extinguished and, with respect to any Unvested Wolt Option held by an employee or consultant of Wolt who remains an employee or consultant of Wolt or its subsidiaries as of immediately following the Closing (each, a “Continuing Employee”), will be entitled to the following: (i) in lieu of such Unvested Wolt Options, DoorDash will grant an award of restricted stock units (“Substitute RSUs”) covering a number of shares of DoorDash Class A common stock determined under the Share Purchase Agreement and vesting on the terms set forth in the Share Purchase Agreement, and (ii) an award of RSUs included in the indemnity escrow (“Indemnity Escrow Substitute RSUs”) covering a number of shares of DoorDash Class A common stock determined under the Share Purchase Agreement and vesting on the terms set forth in the Share Purchase Agreement.

Pursuant to the Share Purchase Agreement, the “Per Share Closing Stock Consideration” will equal a number of shares of DoorDash Class A common stock equal to the Total Share Consideration (as defined in the Share Purchase Agreement and described below) divided by the Company Security Number (as defined in the Share Purchase Agreement). The Share Purchase Agreement provides that the Total Share Consideration will equal a number of shares of DoorDash Class A common stock equal to (i) 39,382,172, minus (ii) 2,250,409 shares (which shall be available to compensate DoorDash and its affiliates for the matters provided for in the Share Purchase Agreement), plus or minus, as applicable, (iii) a positive or negative number of shares

(determined in the manner described below) based on the amount of Wolt’s cash and cash equivalents, transaction expenses, taxes, indebtedness and debt-like items, net working capital and aggregate option exercise prices for outstanding Wolt options (the “Consideration Adjustments,” and collectively clauses (i)-(iii), the “Total Share Consideration”). For purposes of adjusting the Total Share Consideration, the Consideration Adjustments will be calculated in euros and converted into shares based on a per share price of DoorDash Class A common stock of U.S. $206.4513 converted from U.S. dollars into euros using the Closing Euro Exchange Ratio (which will be calculated at the Closing). Pursuant to the Share Purchase Agreement, the “Closing Euro Exchange Ratio” means the arithmetic mean of the average of the bid and ask spot rates for conversion of U.S. dollars to euros as reported by Bloomberg L.P. on each of the screen EUR Currency BFIX on each of the ten (10) consecutive trading days ending with the business day ending three (3) business days prior to the date of the Closing. Further, the amount of any tax receivables (which have been confirmed by the Finnish Tax Administration as refundable or creditable to Wolt) of value-added taxes arising with respect to Wolt’s transaction costs will be taken into account when computing the amount of the Consideration Adjustments and hence also the amount of the Per Share Closing Stock Consideration.

See the section titled “The Share Purchase Agreement—Treatment of Wolt Securities; Purchase Price Consideration and Adjustments” beginning on page 117 of this prospectus.

Is any portion of the consideration otherwise payable to Wolt securityholders being subject to re-vesting?

Certain key employees of Wolt entered into stock restriction agreements with DoorDash prior to the execution of the Share Purchase Agreement. These agreements provide that 40% of the aggregate amount of shares of DoorDash Class A common stock and the aggregate amount of shares of DoorDash Class A common stock underlying Substitute RSUs and Indemnity Escrow Substitute RSUs, as applicable, that each key employee otherwise would receive on the Closing in exchange for such key employee’s Wolt securities (collectively, the “Restricted Consideration”) will be subject to a four-year time-based vesting schedule as set forth in the stock restriction agreement, subject to such key employee’s continued employment with Wolt, DoorDash or one of their subsidiaries through the applicable vesting date. If, prior to the date on which the Restricted Consideration is fully vested, there is a change in control of Wolt or DoorDash or the key employee’s employment is involuntarily terminated without “cause,” due to such key employee’s death or “disability” or for “good reason,” then a portion of such key employee’s then-unvested Restricted Consideration will become immediately vested, subject to such key employee (or his or her estate, as applicable) timely signing and not revoking a release of claims.

Is any portion of the consideration otherwise payable to Wolt securityholders being held back for the satisfaction of indemnification claims?

Yes. An amount of DoorDash Class A common stock and Substitute RSUs equal to 2,250,409 shares in the aggregate will be withheld pro rata from such holders and deposited in an escrow account (with respect to DoorDash Class A common stock) or subject to additional time-based vesting (with respect to the Indemnity Escrow Substitute RSUs) to secure any post-closing adjustment to the closing consideration and certain indemnification obligations set forth in the Share Purchase Agreement. These funds will be released by the escrow agent in accordance with the terms set forth in the Share Purchase Agreement and the escrow agreement (the “Escrow Agreement”) to be entered into between DoorDash, the Securityholder Representative and Computershare Trust Company, as escrow agent (the “Escrow Agent”).

For additional information, please see the sections titled “The Share Purchase Agreement—Treatment of Wolt Securities; Purchase Price Consideration and Adjustments,” “The Share Purchase Agreement—Escrow Fund; Indemnity Escrow Available Recourse” and “The Share Purchase Agreement—Securityholder Representative” beginning on pages 117, 119 and 134, respectively, of this prospectus and the Share Purchase Agreement attached to this prospectus as Annex A.

What happens if the Purchase is not completed?

If the Purchase is not completed for any reason, Wolt securityholders will not receive any consideration for their Wolt securities, and Wolt will not be acquired by DoorDash. If the Share Purchase Agreement is terminated under certain circumstances, DoorDash may be required to pay Wolt a termination fee of up to €210,000,000, as described under the section titled “The Share Purchase Agreement—Termination Fee” beginning on page 136 of this prospectus.

If I am a Wolt securityholder, how will I receive the consideration to which I will become entitled pursuant to the Share Purchase Agreement?

Prior to the effective time of the Transaction, DoorDash will appoint Computershare Trust Company as the exchange agent or another exchange agent selected by DoorDash that is reasonably acceptable to Wolt and the Securityholder Representative (the “Exchange Agent”) for purposes of exchanging certain consideration to be paid under the Share Purchase Agreement.

After receipt by the Exchange Agent of (i) a duly executed equity transfer agreement (ii) a Joinder Agreement and (iii) a completed IRS form W-8 or the appropriate series of IRS Form W-8 by a Seller, DoorDash will cause the Exchange Agent to issue the amount of shares of DoorDash Class A common stock that such Seller has the right to receive pursuant to the Share Purchase Agreement.

Are there any important risks related to the Transaction or DoorDash’s or Wolt’s businesses of which I should be aware?

Yes, there are important risks related to the Transaction and DoorDash’s, Wolt’s and the combined company’s businesses. Before making any decision on acceding to the Share Purchase Agreement, we urge you to read carefully and in its entirety the section titled “Risk Factors” beginning on page 19 of this prospectus.

Are Wolt shareholders entitled to seek appraisal or dissenters’ rights?

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under Finnish law, Wolt shareholders are not entitled to appraisal rights in connection with the Transaction. For additional information, please see the sections titled “The Transaction—Appraisal and Dissenters’ Rights” and “Appraisal and Dissenters’ Rights” beginning on pages 114 and 181, respectively, of this prospectus.

What are the tax consequences of the Purchase to Wolt shareholders?

The tax consequences of the Purchase for any particular Wolt shareholder will depend on such shareholder’s particular facts and circumstances. Moreover, the summary below and elsewhere in this prospectus does not relate to the tax laws of any jurisdiction other than the United States. Accordingly, Wolt shareholders are urged to consult their tax advisors to determine the tax consequences of the Purchase in light of their particular circumstances, including the applicability and effect of any U.S. federal, state, local and non-U.S. income and other tax law.

The U.S. federal income tax consequences of the Purchase to a U.S. Holder (as defined below) will depend on whether the Purchase qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable Treasury Regulations thereunder. In order for the Purchase to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, among other requirements, all Wolt shares that are acquired in connection with the Purchase must be acquired solely in exchange for DoorDash Class A common stock. Whether this requirement will be met in the Purchase cannot be known before the Closing. For example, under certain circumstances, DoorDash may be required to (or may elect to) close the Transaction even if less than 100% of the Wolt shareholders execute Joinder Agreements to sell their shares to DoorDash. For additional information, please see the section titled “The Share Purchase Agreement—Conditions to Completion of the Transaction” beginning on page 131 of this prospectus. In such a case, and subject to compliance with the terms of the Share Purchase Agreement, DoorDash may elect (or, in some cases, may be required) to acquire the remaining Wolt shares through other means, such as by initiating a squeeze-out process pursuant to Chapter 18 of the Finnish Limited Liability Companies Act (624/2006, as amended) (the “Finnish Companies Act”) rather than as part of the Purchase. After the Closing, the qualification of the Purchase as such a reorganization will be determined, and DoorDash and Wolt will make any required U.S. federal income tax reporting in accordance with such determination. If certain requirements under the Share Purchase Agreement are met, it is intended that the Purchase qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. If the Purchase does not so qualify, the receipt of shares of DoorDash Class A common stock in exchange for Wolt shares in the Purchase would constitute a taxable exchange for U.S. federal income tax purposes.

No ruling has been, or will be, sought by DoorDash or Wolt from the U.S. Internal Revenue Service (“IRS”) with respect to the Purchase and there can be no assurance that the IRS will not challenge the qualification of the Purchase as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge.

If the Purchase qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder will generally not recognize, for U.S. federal income tax purposes, any gain or loss on the Purchase. If the Purchase fails to qualify as such a reorganization, a U.S. Holder generally would recognize, for U.S. federal income tax purposes, gain or loss in an amount equal to the difference between (i) the fair market value of the shares of DoorDash Class A common stock received by such U.S. Holder in the Purchase (including such U.S. Holder’s pro rata share of the DoorDash Class A common stock deposited into the Indemnity Escrow Fund) and (ii) such U.S. Holder’s tax basis in the U.S. Holder’s Wolt shares surrendered.

For additional information, please read the section titled “U.S. Federal Income Tax Consequences” beginning on page 140 of this prospectus. The tax consequences to you of the Purchase will depend on your particular facts and circumstances. Please consult your own tax advisor as to the tax consequences of the Transaction in your particular circumstance, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws.

What are the conditions to the completion of the Transaction?

Completion of the Transaction is subject to certain closing conditions, including, but not limited to, the effectiveness of the Registration Statement, receipt of required regulatory approvals and satisfaction (or, to the extent permitted by applicable law, waiver) of other conditions to the Closing. For additional information, please see the section titled “The Share Purchase Agreement—Conditions to Completion of the Transaction” beginning on page 131 of this prospectus.

When is the Transaction expected to be completed?

DoorDash and Wolt currently expect the Transaction to close during the first half of calendar year 2022, subject to the receipt of required regulatory approvals and the satisfaction (or, to the extent permitted by applicable law, waiver) of the other conditions to the Transaction contained in the Share Purchase Agreement. However, it is possible that factors outside the control of DoorDash and Wolt, including obtaining the required regulatory approvals, could require DoorDash and Wolt to complete the Transaction at a later time or not complete the Transaction at all.

Will the DoorDash Class A common stock issued to Wolt shareholders and Wolt Vested Optionholders at the time of the completion of the Transaction be traded on an exchange?

Yes. It is a condition to completion of the Transaction that the shares of DoorDash Class A common stock to be issued to Wolt shareholders and Wolt Vested Optionholders in the Transaction be approved for listing on the New York Stock Exchange (the “NYSE”).

Who can help answer my questions?

If you are a Wolt securityholder and would like a copy of this prospectus, or if you have questions about the Transaction or the other matters discussed in this document, you should contact: Wolt Enterprises Oy, Attention: General Counsel, Arkadiankatu 6, 00100 Helsinki, Finland.

Where can I find more information about DoorDash and Wolt?

You can find more information about DoorDash and Wolt from the various sources described under “Where You Can Find More Information” beginning on page 184 of this prospectus.

SUMMARY

This summary highlights selected information included in this prospectus and may not contain all of the information that is important to you. To better understand the Transaction, you should carefully read this entire prospectus and its Annexes and the other documents referred to in this prospectus. Additional important information about DoorDash is also contained in the Annexes to, and the documents incorporated by reference into, this prospectus. For a description of, and instructions as to how to obtain, this information, see the section titled “Where You Can Find More Information” beginning on page 184 of this prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

Parties to the Share Purchase Agreement

DoorDash, Inc.

DoorDash provides a local logistics platform that enables local businesses to address consumers’ expectations of ease and immediacy and thrive in today’s convenience economy.

DoorDash’s local logistics platform connects merchants, consumers, and Dashers. DoorDash operates the DoorDash Marketplace, which enables merchants to establish an online presence and expand their reach by connecting them with consumers (“Marketplace”). Merchants can fulfill this demand with independent contractors who use DoorDash’s platform to deliver orders (“Dashers”) or by in-person pickup by consumers. As part of the Marketplace, DoorDash also offers Pickup, which allows consumers to place advance orders, skip lines, and pick up their orders conveniently with no consumer fees, as well as DoorDash for Work, which provides merchants on DoorDash’s platform with large group orders and catering orders for businesses and events. The Marketplace also includes DoorDash’s membership product, “DashPass”, which was formerly referred to as DoorDash’s subscription product, which provides consumers with unlimited access to eligible merchants with zero delivery fees and reduced service fees. In addition to the Marketplace, DoorDash offers Platform Services, which primarily includes DoorDash Drive (“Drive”), a white-label logistics service that enables merchants that have generated consumer demand through their own channels to fulfill this demand using DoorDash’s local logistics platform, and DoorDash Storefront (“Storefront”), that enables merchants to create their own branded online ordering experience, providing them with a turnkey solution to offer consumers on-demand access to e-commerce without investing in in-house engineering or logistics capabilities.

DoorDash was incorporated in June 2013 as Palo Alto Delivery Inc., a Delaware corporation. In 2015, DoorDash changed their name to DoorDash, Inc. and completed its initial public offering in December 2020. DoorDash Class A common stock is listed on the NYSE under the symbol “DASH.”

DoorDash, Inc.

303 2nd Street, South Tower, 8th Floor

San Francisco, California 94107

Phone: (650) 487-3970

Additional information about DoorDash is included in the documents incorporated by reference in this prospectus. See the section titled “Information about DoorDash” beginning on page 144 of this prospectus.

Wolt Enterprises Oy

Wolt is a technology company known for its delivery logistics platform for restaurant food, groceries and other merchandise. Wolt’s mission is to make cities better by building new infrastructure that connects customers that want to have things delivered to them quickly, reliably and affordably with merchants who want to sell food and other products and couriers who want to earn by delivering those products.

Operating in twenty-three (23) countries and in more than 250 cities, Wolt employs more than 5,000 people, not including couriers, who serve millions of customers together with its couriers. The technology company is known for its food delivery logistics platform which enables its users to easily discover and get the food that they want by just selecting a restaurant, placing the order and hitting send.

In 2014, co-founders Mikko Kuusi, Juhani Mykkänen, Elias Aalto, Lauri Andler, Mika Matikainen, and Oskari Petas headquartered the delivery logistics company in Helsinki, Southern Finland.

Wolt Enterprises Oy

Arkadiankatu 6

00100 Helsinki, Finland

For additional information about Wolt, see the section titled “Information about Wolt” beginning on page 145 of this prospectus.

Securityholder Representative

Mikko Kuusi is serving as the initial Securityholder Representative under the Share Purchase Agreement, and in such capacity will represent the interests of the interests of the securityholders under the Share Purchase Agreement prior to and following the Closing with respect to certain matters under the Escrow Agreement and the Share Purchase Agreement, including, but not limited to, acting on behalf of the Indemnifying Parties (as defined below) in any proceeding involving the Share Purchase Agreement and acting for the Indemnifying Parties with regard to certain matters pertaining to indemnification as provided in the Share Purchase Agreement. Prior to the Closing, the parties intend to replace Mikko Kuusi as the Securityholder Representative and appoint Shareholder Representative Services LLC, a professional third party representative, as the new Securityholder Representative.

Sellers

Wolt shareholders and Wolt Vested Optionholders who execute a Joinder Agreement shall become a party to the Share Purchase Agreement as a Seller thereunder.

The Transaction and the Share Purchase Agreement

The terms and conditions of the Transaction described below are contained in the Share Purchase Agreement, which is attached to this document as Annex A and is incorporated by reference herein in its entirety. You are encouraged to read the Share Purchase Agreement carefully, as it is the legal document that governs the Transaction.

DoorDash has agreed, on the terms and subject to the conditions set forth in the Share Purchase Agreement, to purchase all Wolt shares and Vested Wolt Options from the Sellers.

If all Wolt shareholders do not voluntarily accede to the Transaction by way of signing a Joinder Agreement within forty-five (45) days following the later of the effectiveness of the Registration Statement or, as and to the extent required, the date on which the Finnish Prospectus (as defined below) is approved by the Finnish Financial Supervisory Authority and disseminated in accordance with the provisions of the Prospectus Regulations (the “Registration Statement Effective Date”), Wolt and each Supporting Stockholder shall, in accordance with the provisions of the Share Purchase Agreement and within two (2) business days thereafter, commence the Drag-Along Exercise (as defined in the Share Purchase Agreement), cause the Drag-Along Exercise to remain effective through the completion of the Transaction and cause a Joinder Agreement to be executed on behalf of each Wolt shareholder that has not duly executed and delivered a binding Joinder Agreement as such person’s or entity’s agent and attorney pursuant to the amended and restated shareholders’ agreement relating to Wolt, dated as of December 30, 2020, as amended from time to time (the “Wolt Majority Stockholders’ Agreement”), and the amended and restated minority shareholders’ agreement relating to Wolt, dated as of December 30, 2020, as amended from time to time (the “Wolt Minority Stockholders’ Agreement” and, together with the Wolt Majority Stockholders’ Agreement, the “Wolt Stockholders’ Agreements”). Any Vested Wolt Options held by any holder who has not voluntarily acceded to the Share Purchase Agreement by way of signing a Joinder Agreement as described above shall be cancelled and extinguished pursuant to the terms applicable to such Vested Wolt Options. The Supporting Stockholders constitute the requisite majorities to commence the Drag-Along Exercise.

For a more information, see the section titled “The Share Purchase Agreement—The Transaction” beginning on page 116 of this prospectus.

DoorDash’s Reasons for the Transaction

After consideration and consultation with its senior management and its financial and legal advisors, at a meeting held on November 8, 2021, DoorDash’s Board of Directors (the “DoorDash Board”) unanimously determined that (i) the Transaction was consistent with and in furtherance of the long-term business strategy of DoorDash and is in the best interests of DoorDash, and (ii) consummation of the Transaction on the terms and conditions substantially as set forth in the Share Purchase Agreement and the other documents necessary to consummate the Transaction and as described and discussed at the meeting of the DoorDash Board were advisable and in the best interests of DoorDash. For additional information regarding the factors considered by the DoorDash Board in reaching its decision to approve the Share Purchase Agreement and the Transaction, please see the section titled “The Transaction—The DoorDash Board’s Reasons for the Transaction” beginning on page 106 of this prospectus.

Wolt’s Reasons for the Transaction

The Board of Directors of Wolt (the “Wolt Board”) has unanimously determined that the Share Purchase Agreement and the Transaction are in the best interests of, and are fair to, Wolt and the Wolt securityholders. In evaluating and ultimately approving the transaction, the Wolt Board engaged in numerous discussions, including with Wolt’s management and its financial and legal advisors, held meetings, received materials for review and consideration and considered a variety of alternatives available to the company. For additional information, please read the section titled “The Transaction—The Wolt Board’s Reasons for the Transaction” beginning on page 108 of this prospectus.

No Solicitation of Alternative Transactions

Pursuant to the Share Purchase Agreement, Wolt and the Sellers shall, and each shall cause their respective controlled affiliates to, and shall use their reasonable best efforts to cause their other respective affiliates and representatives to, immediately cease and cause to be terminated any negotiations and discussions with third parties regarding any alternative transaction.

In addition, during the Interim Period (as defined below), Wolt and the Sellers shall not, and each shall cause their respective controlled affiliates not to, and shall direct each of their other respective controlled affiliates and their representatives not to, directly or indirectly:

•

solicit, initiate or seek, or knowingly encourage, promote or support, any inquiry, proposal or offer from, furnish any information regarding Wolt or any of its subsidiaries to, or participate in any discussions or negotiations with, any third party regarding, or in a manner intended to or reasonably likely to facilitate, any alternative transaction;

•	disclose any information not customarily disclosed to any person concerning the business, properties, assets or technologies of Wolt or any of its subsidiaries, or afford to any person access to their respective properties, assets, technologies, books or records, not customarily afforded such access in a manner intended to or reasonably likely to facilitate, any alternative transaction;

•	cooperate with or knowingly assist any person to make any inquiry, offer, proposal or indication of interest regarding any alternative transaction; or

•	enter into any contract with any person providing for an alternative transaction.

Regulatory Approvals

The parties are required to execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental entity, whether federal, state, local or foreign, that may be reasonably required, or that DoorDash may reasonably request, in connection with the Transaction.

Wolt License Services Oy, a subsidiary of Wolt, is a licensed payment institution under the Finnish Act on Payment Institutions (statute 297/2010, as amended). As the Transaction constitutes an indirect change of control in Wolt License Services Oy, DoorDash is under Finnish law required to notify the Transaction to the Finnish Financial Supervisory Authority. The Finnish Financial Supervisory Authority has a right to prohibit the Transaction and it may also prohibit DoorDash from indirectly exercising its voting rights in Wolt License Services Oy if the Transaction is consummated before (i) the Finnish Financial Supervisory Authority has issued a decision to the effect that it will not propose to prohibit the Transaction, or (ii) expiry of the statutory handling time applicable to the notification ((i) and (ii), collectively the “FIN-FSA Approval”). Therefore, the Transaction is conditioned upon the FIN-FSA Approval. Once the Finnish Financial Supervisory Authority has, within two (2) business days from the filing of the notification, confirmed that the information provided in the notification is considered complete, the statutory handling time applicable to the notification is sixty (60) business days, which may be extended by up to thirty (30) business days if the Finnish Financial Supervisory Authority deems that it needs additional information in order to process the notification. On December 20, 2021, DoorDash filed the notification regarding the indirect change of control in Wolt License Services Oy with the Finnish Financial Supervisory Authority.

Neither DoorDash nor Wolt can provide assurance that any such regulatory approval will not result in the delay or abandonment of the Transaction.

For additional information on the regulatory approvals required for the Transaction, please see the sections titled “The Transaction—Regulatory Approvals” and “The Share Purchase Agreement—Efforts to Complete the Transaction; Regulatory Approvals” beginning on pages 111 and 126, respectively, of this prospectus.

Conditions to the Completion of the Transaction

As more fully described in this prospectus and in the Share Purchase Agreement, the obligations of DoorDash, the Sellers and Wolt to complete the Transaction are subject to the satisfaction of a number of conditions, including the following (among others):

•	the FIN-FSA Approval;

•

consents, authorizations, waivers, clearances, exemptions and approvals of any governmental entity, the failure of which to receive would result in criminal liability for DoorDash or any of its directors, officers or employees, or would effect greater than 5% of Wolt’s total transaction value for the last completed calendar quarter as determined by reference to Wolt’s financial statements (other than in Finland, Denmark, Israel, Germany or Japan) shall have been obtained and remain in full force and effect;

•

no law or order promulgated by a governmental entity of competent jurisdiction which has the effect of making the consummation of the Purchase illegal, or otherwise prohibiting the consummation of the Purchase;

•

the Registration Statement must have become effective under the Securities Act of 1933, as amended (the “Securities Act”) and no stop order or pending litigation seeking a stop order suspending the effectiveness of the Registration Statement may be issued and in effect;

•

the prospectus in Finland (the “Finnish Prospectus”), as and to the extent required under the (i) regulation (EU) 2017/1129 of the European parliament and of the council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing directive 2003/71/EC, and (ii) the commission delegated regulation (EU) 2019/980 supplementing the European Union (“EU”) Prospectus Regulation as regards the format, content, scrutiny and approval of the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing commission regulation (EC) No 809/2004, in each case as amended and the delegated regulations promulgated thereunder (together with clause (i), the “Prospectus Regulations”), must have been approved by the Finnish Financial Supervisory Authority and published in accordance with the Prospectus Regulations, and must not be subject to any pending litigation seeking to prevent the approval or publication of the Finnish Prospectus;

•	the shares of DoorDash Class A common stock that will be issued as consideration in connection with the Transaction must have been approved for listing on the NYSE;

•

each party to the Share Purchase Agreement must have complied with or performed in all material respects all covenants and obligations required to be complied with or performed by it under the Share Purchase Agreement at or prior to the Closing;

•

subject to certain exceptions and materiality standards provided in the Share Purchase Agreement, the representations and warranties of each party to the Share Purchase Agreement must be true and correct as of the date of the Share Purchase Agreement and as of and as though made on the date on which the Closing of the Transaction occurs (the “Closing Date”) (except to the extent a representation or warranty speaks as of an earlier date, which shall be true and correct as of such date);

•	since the date of the Share Purchase Agreement, there must not have been a DoorDash Material Adverse Effect (as defined below) or a Wolt Material Adverse Effect (as defined below);

•

with respect to DoorDash’s obligation to complete the Transaction, as of immediately prior to the Closing, certain specified employees must remain employed by Wolt or its subsidiaries and no such individual who remains employed by Wolt or its subsidiaries may have expressed any overt intention to rescind his or her employment letter with DoorDash or its subsidiaries or terminate employment with DoorDash or its subsidiaries immediately following the Closing; and

•

with respect to DoorDash’s obligations to complete the Transaction, (i) DoorDash shall have received Joinder Agreements from Wolt shareholder, duly executed by or on behalf of, and binding upon, each such Wolt shareholder (including by such person’s agent and attorney pursuant to the Wolt Stockholders’ Agreements and in accordance with applicable law), collectively owning all right, title and interest in and to 100% of the outstanding shares of the Wolt as of the Closing, calculated on a fully-diluted basis and (ii) each Wolt shareholder shall have become a party to the Share Purchase Agreement; and

•

with respect to DoorDash’s obligations to complete the transaction, at the Closing, DoorDash shall acquire (i) all right, title and interest in and to at least 95% of the outstanding Wolt shares and the votes pertaining thereto and at least 95% of the outstanding Vested Wolt Options (such Wolt securityholders, the “Supermajority Securityholders” and such Wolt shares and Vested Wolt Options, the “Supermajority Securities”), free and clear of all liens and (ii) all right, title and interest in all of the

Wolt shares that do not constitute the Supermajority Securities (the “Minority Dragged Shares”), free and clear of all liens except for liens arising from the challenge, if any, by the holders of Minority Dragged Shares of the validity of the execution of the Joinder Agreement on behalf of such holders of the Minority Dragged Shares pursuant to the Wolt Stockholders’ Agreements.

For additional information, please see the section titled “The Share Purchase Agreement—Conditions to Completion of the Transaction” beginning on page 131 of this prospectus.

The Support Agreements

Certain of the Wolt shareholders who collectively owned, as of November 9, 2021, approximately 72% of the outstanding Wolt shares and approximately 64% of the fully-diluted securities of Wolt (the “Supporting Stockholders”) have entered into support agreements (the “Support Agreements”) with DoorDash, pursuant to which each Supporting Stockholder agreed to sell their Wolt shares and Vested Wolt Options to DoorDash in accordance with the terms of the Support Agreements and enter into the Share Purchase Agreement as a Seller thereunder, and be bound by the obligations set forth therein through the execution of a Joinder Agreement, within seventy-two (72) hours following the Registration Statement Effective Date. The Support Agreements were entered into by holders of 5% or more of Wolt shares, executive officers, directors or founders of Wolt.

For additional information, please see the section titled “Ancillary Agreements—The Support Agreements” beginning on page 138 of this prospectus.

The Lockup Agreements

Concurrently with the execution of the Share Purchase Agreement, certain of the Supporting Stockholders entered into lockup agreements (“Lockup Agreements”) pursuant to which such stockholders agreed not to, except in limited circumstances, sell, transfer or dispose of, directly or indirectly, any of the DoorDash Class A common stock issued to such stockholders as consideration in the Transaction for the periods of time set forth therein. In connection with the Transaction, as a condition to the Closing, DoorDash will have received a duly executed Lockup Agreement from each stockholder delivering a Joinder Agreement and who holds at least 1.5% of the outstanding Wolt shares (other than any person who has executed a stock restriction agreement).

For additional information, please see the section titled “Ancillary Agreements—The Lockup Agreements” beginning on page 139 of this prospectus.

The Joinder Agreements

Under the Share Purchase Agreement, each Wolt shareholder and Wolt Vested Optionholder will be given the opportunity to execute a Joinder Agreement, pursuant to which such Wolt shareholder and Wolt Vested Optionholder will be added as a party to the Share Purchase Agreement as a Seller in the same manner and capacity as if such Wolt shareholder and Wolt Vested Optionholder was an original party to the Share Purchase Agreement. DoorDash and Wolt are each contemplated to be a party to the Joinder Agreements. Each Wolt securityholder party to the Joinder Agreements would represent and warrant, among other things, as to the number and kind of securities held by such Wolt shareholder or Wolt Vested Optionholder.

As a practical matter for the purposes of the implementation of the Transaction, all Wolt securityholders are expected to accede to the Share Purchase Agreement as Sellers by signing Joinder Agreements, powers of attorney and certain other ancillary documents before the consummation of the Transaction. For each Wolt shareholder who has not voluntarily acceded to the Share Purchase Agreement by way of signing a Joinder

Agreement, Wolt may, and has agreed, pursuant to the Share Purchase Agreement, to cause a Joinder Agreement to be executed on behalf of such Wolt shareholder as such person’s or entity’s agent and attorney pursuant to the Wolt Stockholders’ Agreements.

For additional information, please see the sections titled “The Share Purchase Agreement—The Transaction” and “Ancillary Agreements—The Joinder Agreements” beginning on pages 116 and 139, respectively, of this prospectus.

The Acquiror Loan

If the Closing has not occurred on or prior to May 8, 2022, DoorDash will provide a loan of up to €60,000,000 (such amount to be determined by Wolt) within five (5) business days of a written request from Wolt that DoorDash provide such a loan to fund its operations (the “Acquiror Loan”), which written request from Wolt shall include the desired amount to be loaned under the Acquiror Loan.

For additional information, please see the section titled “The Share Purchase Agreement—Conditions to Completion of the Transaction—The Acquiror Loan” beginning on page 133 of this prospectus.

Termination of the Share Purchase Agreement

The Share Purchase Agreement may be terminated in certain other circumstances, including the following (among others):

•	by the mutual written agreement of DoorDash and Wolt;

•

subject to certain limitations, by either Wolt or DoorDash if the Transaction is not consummated by August 7, 2022, which date is subject to automatic extensions under certain circumstances to February 7, 2023; and

•

subject to certain limitations and cure periods, by either Wolt or DoorDash, upon the breach of the other party’s representations, warranties, covenants or agreements contained in the Share Purchase Agreement.

For further discussion, please read the section titled “The Share Purchase Agreement—Termination of the Share Purchase Agreement” beginning on page 134 of this prospectus.

Termination Fee

Except as otherwise provided in the Share Purchase Agreement, each party is required to pay all costs and expenses incurred by it in connection with the Share Purchase Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the Transaction.

If the Share Purchase Agreement is terminated under certain circumstances and conditions, DoorDash may be required to pay Wolt a termination fee of €210,000,000.

For further discussion, please read the section titled “The Share Purchase Agreement—Termination Fee” beginning on page 136 of this prospectus.

Interests of Directors and Executive Officers

The directors and executive officers of DoorDash do not have any interest in the Transaction that are different from, or in addition to, the interests of the DoorDash stockholders.

In considering and resolving on matters related to the Transaction, the directors and executive officers of Wolt have concluded, as a matter of Finnish law, that they do not have any conflicts of interest which would prevent any of them from considering matters relating to the Transaction or resolving upon them. However, although they do not represent conflicts of interests which would disqualify them under Finnish law from considering and resolving on the Transaction unconstrained by any undue influences, it cannot be ruled out that certain Wolt directors and executive officers have interests in the Transaction that may be different from, or in addition to, the interests of Wolt securityholders generally and that may create, or be perceived to create, potential conflicts of interest.

These interests include, among other things, retention awards of cash, provided that cash awards will not exceed €20,000,000 in the aggregate (“Retention Cash Awards”), or RSUs covering DoorDash Class A common stock, to be granted to Continuing Employees with an aggregate value of not less than €500,000,000 (“Retention RSU Awards,” and together with the Retention Cash Awards, “Retention Awards”), the potential acceleration of the vesting periods for certain securities held by certain of the directors and officers, the vesting of equity-based awards and payments in return for cancellation of Wolt equity-based awards and rights to indemnification and directors’ and officers’ liability insurance that will survive the completion of the Transaction.

For additional information, please see the section titled “Interests of Affiliates in the Transaction” beginning on page 148 of this prospectus.

Listing of DoorDash Class A Common Stock

DoorDash expects to obtain approval to list the shares of DoorDash Class A common stock to be issued pursuant to the Share Purchase Agreement on the NYSE, which approval is a condition to the Closing. Accordingly, application will be made to have the shares of DoorDash Class A common stock to be issued pursuant to the Share Purchase Agreement approved for listing on the NYSE, where shares of DoorDash Class A common stock are currently traded under the symbol “DASH.”

Comparison of Rights of DoorDash Stockholders and Wolt Shareholders

DoorDash is organized under the laws of the State of Delaware. Wolt is organized under Finnish law. Accordingly, differences in rights of holders of DoorDash Class A common stock and Wolt shares arise from differences between Delaware and Finnish law and their respective constituent documents. As a Wolt shareholder, your rights with respect thereto will be governed by Finnish law, as well as Wolt’s constituent documents. The Sellers will own shares of DoorDash Class A common stock after the close of the Transaction and the rights of the Sellers with respect to the DoorDash Class A common stock will be governed by the Delaware General Corporations Law (the “DGCL”) and the DoorDash constituent documents. The key differences are described in the section titled “Comparison of Rights of DoorDash Stockholders and Wolt Shareholders” beginning on page 149 of this prospectus.

Accounting Treatment of the Transaction

DoorDash prepares its financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). The Transaction will be accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations, (“ASC 805”) with DoorDash as the accounting acquirer. DoorDash will record the assets acquired, including identifiable intangible assets, and liabilities assumed from Wolt at their respective fair values at the date of Transaction completion. Any excess purchase consideration over the net fair value of such assets and liabilities will be recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates, including the selection of valuation methodologies, estimates of future revenue and cash flows, discount rates and selection of comparable companies.

The financial condition and results of operations of DoorDash after completion of the Transaction will reflect Wolt after completion of the Transaction, but will not be restated retroactively to reflect the historical financial condition or results of operations of Wolt. Indefinite-lived intangible assets, including goodwill, will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, DoorDash determines that tangible or intangible assets (including goodwill) are impaired, DoorDash would record an impairment charge at that time.

U.S. Federal Income Tax Consequences

In order for the Purchase to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the applicable Treasury Regulations thereunder, among other requirements, all Wolt shares that are acquired in connection with the Purchase must be acquired solely in exchange for DoorDash Class A common stock. Whether this requirement will be met cannot be known before the Closing. For example, under certain circumstances, DoorDash may be required to (or may elect to) close the Transaction even if less than 100% of the Wolt shareholders execute Joinder Agreements to sell their shares to DoorDash. For additional information, please see the section titled “The Share Purchase Agreement—Conditions to Completion of the Transaction” beginning on page 131 of prospectus. In such a case, and subject to compliance with the terms of the Share Purchase Agreement, DoorDash may elect (or, in some cases, may be required) to acquire the remaining Wolt shares through other means, such as by initiating a squeeze-out process pursuant to Chapter 18 of the Finnish Companies Act rather than as part of the Purchase. After the Closing, the qualification of the Purchase as such a reorganization will be determined, and DoorDash and Wolt will make any required U.S. federal income tax reporting in accordance with such determination. If certain requirements under the Share Purchase Agreement are met, it is intended that the Purchase qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. If the Purchase does not so qualify, the receipt of shares of DoorDash Class A common stock in exchange for Wolt shares in the Purchase would constitute a taxable exchange for U.S. federal income tax purposes. No ruling has been, or will be, sought by DoorDash or Wolt from the IRS with respect to the Purchase and there can be no assurance that the IRS will not challenge the qualification of the Purchase as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge.

If the Purchase qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder will generally not recognize, for U.S. federal income tax purposes, any gain or loss on the Purchase. If the Purchase fails to qualify as such a reorganization, a U.S. Holder generally would recognize, for U.S. federal income tax purposes, gain or loss in an amount equal to the difference between (i) the fair market value of the shares of DoorDash Class A common stock received by such U.S. Holder in the Purchase (including such U.S. Holder’s pro rata share of the DoorDash Class A common stock deposited into the Indemnity Escrow Fund) and (ii) such U.S. Holder’s tax basis in the U.S. Holder’s Wolt shares surrendered.

For additional information, please see the section titled “U.S. Federal Income Tax Consequences” beginning on page 140 of this prospectus. The tax consequences to you of the Purchase will depend on your particular facts and circumstances. Please consult your own tax advisor as to the tax consequences of the Transaction in your particular circumstance, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws.

Appraisal and Dissenters’ Rights

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

Under Finnish law, Wolt shareholders are not entitled to appraisal rights in connection with the Transaction.

For additional information, please read the sections titled “The Transaction—Appraisal and Dissenters’ Rights” and “Appraisal and Dissenters’ Rights” beginning on pages 114 and 181, respectively, of this prospectus.

Risk Factors

In evaluating the Share Purchase Agreement and Transaction, you should carefully read this prospectus and the documents incorporated herein by reference. In particular, you should consider the factors discussed in the section titled “Risk Factors” beginning on page 19 of this prospectus.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY

DoorDash Class A Common Stock

DoorDash Class A common stock has been listed on the NYSE under the symbol “DASH” since December 9, 2020. Prior to that date, there was no public trading market for DoorDash Class A common stock. DoorDash Class B common stock and Class C common stock are neither listed nor traded.

At the close of business on January 31, 2022, there were 84 registered holders of DoorDash Class A common stock. The closing price of DoorDash Class A common stock on the NYSE on November 9, 2021, the last trading day before the public announcement of the Share Purchase Agreement, was $192.01 per share. The closing price of DoorDash Class A common stock on the NYSE on February 18, 2022, the latest practicable date prior to the date of this prospectus, was $96.21 per share.

Because the market price of DoorDash Class A common stock is subject to fluctuation, the market value of the shares of DoorDash Class A common stock that Wolt shareholders and Wolt Vested Optionholders will be entitled to receive in the Transaction may increase or decrease. Wolt securityholders are urged to obtain current market quotations for DoorDash Class A common stock and to review carefully the other information contained in this prospectus or documents filed with the SEC. For additional information, please the section titled “Where You Can Find More Information” beginning on page 184 of this prospectus.

DoorDash has never declared or paid cash dividends on its capital stock. DoorDash currently intends to retain all available funds and future earnings and does not anticipate declaring or paying any cash dividends in the foreseeable future. DoorDash may enter into credit agreements or other borrowing arrangements in the future that will restrict its ability to declare or pay cash dividends or make distributions on its capital stock. Any future determination regarding the declaration and payment of dividends will be at the discretion of the DoorDash Board and will depend on then-existing conditions, including DoorDash’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the DoorDash Board deems relevant.

Wolt Shares

None of Wolt’s shares are listed or traded publicly. Wolt is a privately held company, and there is no established public trading market for its securities. As of February 4, 2022, there are 562,132,776 registered shares in Wolt, held by a total of approximately 300 individual shareholders.

As of February 4, 2022, the total number of shares in Wolt is divided into 107,523,456 Wolt class A common shares and 454,609,320 Wolt Preferred Shares (as defined below). The total number of Wolt Preferred Shares consists of 53,125,000 class B preferred shares, 65,843,800 class C preferred shares, 129,739,016 class D preferred shares, 80,000,000 class E preferred shares, 59,686,344 class F preferred shares and 66,215,160 class G preferred shares. As of February 4, 2022, the Wolt Articles of Association also include provisions concerning class H preferred shares (together with the Wolt class B preferred shares, class C preferred shares, class D preferred shares, class E preferred shares, class F preferred shares and class G preferred shares, “Wolt Preferred Shares”). However, no class H preferred shares have been issued at the time of the filing of this prospectus. As of February 4, 2022, Wolt does not hold any treasury shares.

As of January 31, 2022, Wolt has a total of 51,896,331 units of option rights outstanding, each unit entitling the holder to receive one (1) Wolt class A common shares, subject to the vesting of the option rights in accordance with their terms. Outstanding option rights are held by 1,548 individuals, of which 271 are current Wolt shareholders. Option rights are issued to Wolt’s new and current employees on an ongoing basis, hence, the number of outstanding option rights and the number of holders of such option rights changes over time. As part of Wolt’s recruitment process and annual compensation review for its current employees, Wolt regularly commits to issuing option rights to such future and current employees. Option rights are customarily allocated to employees on a quarterly basis, after which such option rights become outstanding. Hence, the number of outstanding units may change over time.

Comparative Per Share Market Price and Dividend Information

The following table sets forth the closing sale prices per share of DoorDash Class A common stock on November 9, 2021, the last full trading day immediately preceding the public announcement of the Share Purchase Agreement, and on February 18, 2022, the latest practicable date prior to the date of this prospectus:

	DoorDash Class A common stock	Wolt class A common share
November 9, 2021	$192.01	N/A
February 18, 2022	96.21	N/A

RISK FACTORS

Investing in DoorDash, Inc. (“DoorDash,” “we,” “us” or “our”) and DoorDash Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus before making a decision to invest in DoorDash Class A common stock. DoorDash’s business, financial condition, results of operations, or prospects could also be harmed by risks and uncertainties not currently known to DoorDash or that DoorDash currently does not believe are material. If any of the risks actually occur, DoorDash’s business, financial condition, results of operations, and prospects could be adversely affected. In that event, the market price of DoorDash Class A common stock could decline, and you could lose part or all of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 98 of this prospectus.

Risk Factors Summary

DoorDash’s business is subject to numerous risks and uncertainties, including those outside of DoorDash’s control, that could cause DoorDash’s actual results to be harmed. These risks include the following:

•	DoorDash’s acquisition of Wolt may not be completed, which could negatively affect DoorDash’s share price and its future business and financial results;

•	DoorDash’s acquisition and the integration of Wolt may subject DoorDash to certain liabilities associated with Wolt or liabilities that may arise in connection with the completion of the transaction;

•

DoorDash’s and Wolt’s business relationships may be subject to disruption due to uncertainty associated with the acquisition, which could have an adverse effect on DoorDash’s and Wolt’s results of operations, cash flows and financial position;

•	DoorDash has a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful;

•	DoorDash has a history of net losses, it anticipates increasing expenses in the future, and it may not be able to achieve, maintain or increase profitability in the future;

•	DoorDash may not continue to grow on pace with historical rates;

•

If Dashers in the United States are reclassified as employees under federal or state law, or if we fail to comply with Proposition 22 in the State of California, DoorDash’s business, financial condition, and results of operations would be adversely affected;

•	DoorDash faces intense competition and if DoorDash is unable to compete effectively, its business, financial condition, and results of operations would be adversely affected;

•

If DoorDash fails to retain its existing merchants and consumers or acquire new merchants and consumers in a cost-effective manner, DoorDash’s revenue may decrease and its business, financial condition, and results of operations could be adversely affected;

•

If DoorDash fails to cost-effectively attract and retain Dashers or to increase the use of its platform by existing Dashers, DoorDash’s business, financial condition, and results of operations could be adversely affected;

•

DoorDash relies on merchants on its platform for many aspects of DoorDash’s business, and any failure by them to maintain their service levels or any changes to their operating costs could adversely affect DoorDash’s business;

•

DoorDash is subject to claims, lawsuits, investigations, and various proceedings, and face potential liability, expenses for legal claims, and harm to its business based on the nature of DoorDash’s business;

•

DoorDash’s business is subject to a variety of U.S. and international laws and regulations, including those related to worker classification, Dasher pay, and pricing and commissions, many of which are unsettled and still developing, and the costs of complying with such laws and regulations, or DoorDash’s failure to comply with such laws and regulations, could adversely affect its business, financial condition, or results of operations and subject DoorDash to legal claims;

•	DoorDash expects a number of factors to cause its results of operations to fluctuate on a quarterly and annual basis, which may make it difficult to predict its future performance;

•

Systems failures and resulting interruptions in the availability of DoorDash’s website, mobile application, or platform could adversely affect its business, financial condition, and results of operations;

•

The COVID-19 pandemic, or a similar public health threat, could adversely affect DoorDash’s business, financial condition, and results of operations. With the COVID-19 pandemic, DoorDash experienced a significant increase in revenue, Total Orders, and Marketplace GOV.

•	DoorDash expects its revenue, Total Orders, and Marketplace GOV growth rates to decline as the impacts of the COVID-19 pandemic wane;

•	The trading price of our Class A common stock may be volatile, and you could lose all or part of your investment; and

•

The multi-class structure of DoorDash’s common stock and the voting agreement and irrevocable proxy (the “DoorDash Voting Agreement”), between Tony Xu, Andy Fang, and Stanley Tang (the “DoorDash Co-Founders”), has the effect of concentrating voting power with Tony Xu, our co-founder, Chief Executive Officer, and Chair of the DoorDash Board, which will limit your ability to influence the outcome of matters submitted to DoorDash’s stockholders for approval.

Risks Related to the Transaction

The Transaction will not be completed unless the conditions are satisfied or waived. If the Transaction is not completed, our and Wolt’s future business and financial results could be negatively affected.

Our and Wolt’s obligations to consummate the Transaction are subject to the satisfaction or waiver of certain conditions. These conditions include, among other customary conditions, receipt of certain specified regulatory approvals, the absence of certain laws or orders prohibiting or making illegal the Transaction, effectiveness of the Registration Statement registering the shares of our Class A common stock issuable to the Wolt shareholders and Wolt Vested Optionholders as consideration in the Transaction, approval of a prospectus under Finnish law by the Finnish authorities, if required pursuant to applicable laws, execution of an escrow agreement by the parties and an escrow agent related to the escrow of certain shares to secure the Sellers’ indemnification obligations, no event occurring that had or would reasonably be expected to result in a DoorDash Material Adverse Effect or a Wolt Material Adverse Effect, compliance by the parties with their covenants in the Share Purchase Agreement in all material respects, the accuracy of representations and warranties made by us or Wolt, and certain conditions related to key employees and the Lockup Agreements. For additional information, please see the section titled “The Share Purchase Agreement—Conditions to Completion of the Transaction” beginning on page 131 of this prospectus.

In addition, if the Transaction is not completed by the termination date specified in the Share Purchase Agreement, or certain other events have occurred that prevent the closing conditions from being satisfied, either we or Wolt may choose to terminate the Share Purchase Agreement. We or Wolt may also elect to terminate the Share Purchase Agreement in certain other circumstances, and the parties can mutually decide to terminate the Share Purchase Agreement at any time prior to the Closing of the Transaction. There is no assurance that the Transaction will be consummated. For additional information, please see the sections titled “The Share Purchase Agreement—Condition to Completion of the Transaction,” “The Share Purchase Agreement—Termination of the Share Purchase Agreement” and “The Share Purchase Agreement—Termination Fee” beginning on pages 131, 134 and 136, respectively, of this prospectus.

If the Transaction is delayed, terminated or otherwise not completed, DoorDash and Wolt would not realize any of the expected benefits of the Transaction and may suffer other consequences that could adversely affect our or Wolt’s business, results of operations and stock price, including, among others:

•	under certain circumstances, we could be required to pay a termination fee of €210 million;

•

DoorDash and Wolt will have incurred and may continue to incur costs relating to the Transaction, including, as applicable, professional fees and expenses, fees and costs relating to regulatory filings and notices, and other transaction-related costs, fees and expenses. These costs are payable by DoorDash and Wolt whether or not the Transaction is complete. If the Transaction is not completed, DoorDash and Wolt will have incurred substantial expenses for which no ultimate benefit will have been received by DoorDash or Wolt;

•

matters related to the Transaction (including integration planning) require substantial commitments of time and resources by our and Wolt’s management teams and numerous others throughout our and Wolt’s organizations, which could otherwise have been devoted to other opportunities;

•

we may acquire a majority but less than all of the outstanding shares in the Transaction, which may result in obligations to the minority shareholders of Wolt or additional expenses and obligations in connection with, and following, the Transaction;

•

DoorDash and Wolt may be subject to legal proceedings related to the Transaction or the failure to complete the Transaction, which could be time consuming and expensive, could divert our and Wolt’s managements’ attention away from their regular business and, if any lawsuit is adversely resolved against DoorDash or Wolt, could have a material adverse effect on their financial condition;

•

a delay in completing the Transaction, or failure to complete the Transaction, negative perceptions about the Transaction, or other factors beyond DoorDash’s and Wolt’s control, may result in negative publicity and a negative perception of DoorDash and/or Wolt in the investment community, and could negatively impact on our stock price; and

•

any disruptions to our or Wolt’s businesses resulting from the announcement and pendency of the Transaction, including any adverse changes in DoorDash’s or Wolt’s relationships with their respective customers, suppliers, partners or employees, may continue to intensify in the event the Transaction is not consummated.

Additionally, if the Share Purchase Agreement is terminated and the Wolt Board seeks another Transaction or business combination, Wolt securityholders cannot be certain that Wolt will be able to find a party willing to engage in a transaction on more attractive terms than the Transaction. If the Share Purchase Agreement is terminated, Wolt may require an infusion of cash through a dilutive financing and such financing may not be available or may not be available in a timely manner or on attractive terms.

The Transaction and the integration of Wolt may subject us to certain liabilities associated with Wolt or liabilities that may arise in connection with the completion of the transaction.

The Transaction and the integration of Wolt with us may pose special risks, including write-offs or restructuring charges, unanticipated costs, and the loss of key employees. There can be no assurance that the integration will be accomplished effectively or in a timely manner. In addition, the Transaction and the integration of Wolt will subject us to liabilities that may exist at Wolt or may arise in connection with the completion of the Transaction, some of which may be unknown. Although we and our advisers have conducted due diligence on the operations of Wolt and we have certain rights of indemnification, including the escrow of shares to secure the Sellers’ obligations, there can be no guarantee that we are aware of all liabilities of Wolt or that the amounts in escrow will be sufficient. Further, the escrow consists of shares and therefore, even if we are able to recover from the escrow, we will need to use our cash and resources to pay for the liabilities and damages. These liabilities, and any additional risks and uncertainties related to the transaction not currently known to us or that we may currently deem immaterial or unlikely to occur, could negatively impact our business, financial condition and results of operations, including our profitability. Further, Wolt’s business is different in certain ways from ours, and our results of operations may as a result be affected by factors that differ from those currently affecting our results of operations.

The failure to integrate our business and Wolt’s business successfully in the expected time frame could adversely affect our future results.

The success of the Transaction will depend, in large part, on our ability to realize the anticipated benefits from combining our business with Wolt’s business. A successful integration will require focusing a substantial amount of resources and management attention to the integration process, which may divert resources and focus from the development and operation of DoorDash’s and Wolt’s regular business operations. DoorDash’s results of operations could also be adversely affected by any issues attributable to either company’s operations that arise or are based on events or actions that occur before the Closing. The integration process is subject to a number of uncertainties, and no assurance can be given as to the realization of anticipated benefits in full or in part or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs and could adversely affect DoorDash’s future business, financial conditions, operating results and prospects.

Potential difficulties that may be encountered in the integration process include the following:

•	challenges and difficulties associated with managing the larger, more complex, combined company;

•	conforming standards, controls, procedures and policies, and compensation structures between the companies;

•	retaining and integrating talent from the two companies, including key employees, while maintaining focus on maintaining our business, expanding our platform and enhancing the DoorDash experience;

•	consolidating corporate and administrative infrastructures;

•	coordinating geographically dispersed organizations;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Transaction;

•	effecting potential actions that may be required in connection with obtaining regulatory approvals;

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the transaction and integrating the companies’ operations; and

•	difficulties in delivering on our strategy, including the ability of the transaction to accelerate growth.

Our and Wolt’s business relationships may be subject to disruption due to uncertainty associated with the Transaction, which could have an adverse effect on our and Wolt’s results of operations, cash flows and financial position.

Parties with which we and Wolt do business may experience uncertainty associated with the Transaction, including with respect to current or future business relationships with us, Wolt or the combined company following the completion of the transaction. Our and Wolt’s relationships may be subject to disruption as merchants, Dashers and couriers, and other persons with whom we and/or Wolt have a business relationship may have concerns about a larger, more international organization, or otherwise, and may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with us or Wolt, as applicable, or consider entering into business relationships with parties other than us or Wolt. These disruptions could have an adverse effect on the results of operations, cash flows and financial position of us,

Wolt or the combined company following the completion of the transaction, including an adverse effect on our ability to realize the expected benefits of the transaction. The risk, and adverse effect, of any disruption could be exacerbated by a delay in the completion of or failure to complete the transaction.

Uncertainties associated with the Transaction may cause a loss of management personnel and other key employees, and DoorDash and the combined company may have difficulty attracting and motivating management personnel and other key employees, which could adversely affect the future businesses and operations of DoorDash and the combined company.

DoorDash and Wolt are dependent on the experience and industry knowledge of their respective management personnel and other key employees to execute their business plans. The combined company’s success after the completion of the Transaction will depend in part upon the ability of DoorDash and Wolt to attract, motivate and retain key management personnel and other key employees. Prior to completion of the Transaction, current and prospective employees of DoorDash and Wolt may experience uncertainty about their roles within the combined company following the completion of the Transaction, which may have an adverse effect on the ability of each of DoorDash and Wolt to attract, motivate or retain management personnel and other key employees. In addition, no assurance can be given that DoorDash will be able to attract, motivate or retain management personnel and other key employees of DoorDash and Wolt to the same extent that DoorDash and Wolt have previously been able to attract or retain their own employees. If key employees terminate their employment, DoorDash’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating DoorDash and Wolt to hiring suitable replacements, all of which may cause DoorDash’s business to suffer.

Wolt is subject to numerous legal and regulatory regimes and the combined business could be harmed by changes to, or the interpretation or the application of, the laws and regulations of each of the jurisdictions in which it operates.

Wolt is also subject to a number of legal and compliance risks, and these risks may adversely affect the combined company after completion of the Transaction.

Wolt operates in twenty-three (23) countries in Europe and Asia, including, among others, Japan, Finland, Denmark, Hungary, Germany and Israel. The international scope of Wolt’s business requires us to comply with a wide range of EU-level, national and local laws and regulations, which may in certain cases diverge from or even conflict with each other.

Wolt’s business principally consists of providing an online delivery logistics platform and enabling people to get the same Wolt delivery experience from virtually any type of merchant (which in the case of Wolt includes, among others, restaurants, grocery stores, retail shops or boutiques), including operating its own Wolt Market grocery stores. With the geographic expansion of DoorDash’s business and that of its subsidiaries, including also Wolt after the consummation of the Transaction, into new markets, DoorDash will become subject to additional and changing legal, regulatory, tax, licensing, and compliance requirements and industry standards with respect to delivery logistics providers. For additional information, please see the section titled “—Risks Related to Wolt’s Business—Wolt is subject to numerous legal and regulatory regimes and its business could be harmed by changes to, or the interpretation or the application of, the laws and regulations of each of the jurisdictions in which it operates.”

In countries where DoorDash and Wolt operate, legislators and regulatory authorities may introduce new interpretations of existing laws and regulations or introduce new legislation or regulations concerning the business of DoorDash and/or Wolt, e.g., the independent contractor model for couriers (for additional information, please see the section titled “—Risks Related to Wolt’s Business—Wolt faces risks associated with the independent contractor model, which is subject to evolving government regulation of, and judicial intervention in, the “gig economy.” Changes in government regulation of or successful challenges to the independent contractor model used by Wolt in certain markets may require Wolt to change its existing business models and operations.”). Any additional regulatory scrutiny or changes in legal requirements may impose significant compliance costs and make it uneconomical for the combined company to continue to operate in all of the current markets or to expand in accordance with our strategy, particularly if regulations or their interpretations vary greatly or conflict between different operating countries. This may negatively impact Wolt’s or our revenue and profitability by preventing our or Wolt’s business from reaching sufficient scale in particular markets or having to change its business model or incur additional costs, which would adversely impact the combined company after the completion of the transaction. Our inability, or perceived inability, to comply with existing or new compliance obligations, could lead to regulatory scrutiny, which could result in administrative or enforcement action, such as fines, penalties, and/or enforceable undertakings and adversely affect the combined company after the completion of the transaction.

The Transaction and the expansion of the combined company may lead to an increase in competitive pressure from both existing competitors and new entrants in the already highly competitive food delivery logistics industry.

As a result of the Transaction, DoorDash, through the operations of Wolt, will operate in a greater geographical area than it does currently. A number of competitors both in Europe and Asia offer food delivery logistics services similar to those offered by DoorDash and Wolt. Existing competitors and new entrants in this space in Europe and Asia may engage in aggressive consumer acquisition campaigns, develop superior offerings or consolidate with other entities and achieve benefits of scale. Such competitive pressures in an already highly competitive market may materially erode Wolt’s existing market share and negatively impact Wolt’s revenue, and may hinder Wolt’s expansion into new markets, which could adversely impact the combined company after the completion of the transaction. For additional information, please see the section titled “—Risks Related to Wolt’s Business—Wolt may not be able to establish, maintain or expand its leadership positions and establish, maintain or increase its profitability in some or all of the jurisdictions in which it currently operates, including as a result of competition.” and “—Risks Related to Wolt’s Business—If Wolt does not continue to innovate or otherwise meet consumer expectations, it may not remain competitive and its business and results of operations could suffer.”

Following the completion of the Transaction, our exposure to fluctuations in foreign currency exchange rates will be increased.

We are currently subject to some foreign currency exchange risk because we conduct business operations in several foreign countries through our foreign subsidiaries or affiliates, which conduct business in their respective local currencies. Wolt conducts a significant portion of its operations outside of the United States through its subsidiaries or affiliates, which also operate in their respective local currencies, the most significant of which are currently the Euro, the Japanese Yen and the Israeli Shekel. Therefore, following the completion of the Transaction, our international operations will account for a more significant portion of our overall operations than they do presently and our exposure to fluctuations in foreign currency exchange rates will increase. Because our financial statements will continue to be presented in U.S. dollars subsequent to the completion of the transaction, the local currencies will be translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements, thereby increasing the foreign exchange translation risk.

The share consideration is calculated based on a fixed number of shares of DoorDash Class A common stock (subject to certain adjustments set forth in the Share Purchase Agreement) and will not be adjusted based on DoorDash’s stock price. As a result, Wolt securityholders cannot be certain of the market value of the shares of DoorDash Class A common stock they will receive in the Purchase until the Purchase is completed.

At the Closing, (i) each Wolt share held by a Seller will be sold to DoorDash in exchange for (A) a number of shares of DoorDash Class A common stock equal to the Per Share Closing Stock Consideration and (B) the right to receive a portion of the shares of DoorDash Class A common stock released from the Indemnity Escrow

Fund and (ii) each Vested Wolt Option held by a Seller will be sold to DoorDash in exchange for (A) a number of shares of DoorDash Class A common stock equal to the Per Share Closing Stock Consideration, reduced by the quotient equal to (1) an amount equal to the aggregate exercise price of such Vested Wolt Option and any applicable tax withholding amount, divided by (2) €177.7454, and (B) the right to receive a portion of the shares of DoorDash Class A common stock released from the Indemnity Escrow Fund (if any). Each Vested Wolt Option that is not sold to DoorDash pursuant to the Share Purchase Agreement and remains unexercised as of immediately prior to the Closing will be cancelled and extinguished. No fractional shares will be issued in the Purchase. Instead, the shares issuable to each Seller shall be aggregated on a Seller-by-Seller basis, and the number of shares of DoorDash Class A common stock to be issued to each Seller in exchange for the Wolt shares and Vested Wolt Options held by such Seller shall be rounded up to the nearest whole number. After the consummation of the Purchase, each Seller will own shares of DoorDash Class A common stock and will no longer own Wolt securities. The DoorDash Class A common stock received by certain key employees of Wolt in exchange of their Vested Wolt Options will, subject to their continued employment, vest gradually over a four-year period. In light of the final and binding advance ruling which has been received from the Finnish Tax Administration confirming that an exchange of such Vested Wolt Options into DoorDash RSUs, instead of DoorDash Class A common stock, defers taxation until the RSUs vest, the parties may agree that certain Vested Wolt Options will be exchanged into DoorDash RSUs.

Pursuant to the Share Purchase Agreement, the Per Share Closing Stock Consideration will equal a number of shares of DoorDash Class A common stock equal to the Total Share Consideration divided by the Company Security Number. The Share Purchase Agreement provides that the Total Share Consideration will equal a number of shares of DoorDash Class A common stock equal to (i) 39,382,172, minus (ii) 2,250,409 shares (which shall be available to compensate DoorDash and its affiliates for the matters provided for in the Share Purchase Agreement), plus or minus, as applicable, (iii) a positive or negative number of shares (determined in the manner described below) based on the amount of Wolt’s cash and cash equivalents, transaction expenses, taxes, indebtedness and debt-like items, net working capital and aggregate option exercise prices for outstanding Wolt options. For purposes of adjusting the Total Share Consideration, the Consideration Adjustments will be calculated in euros and converted into shares based on a per share price of DoorDash Class A common stock of U.S. $206.4513 converted from U.S. dollars into euros using the Closing Euro Exchange Ratio (which will be calculated at the Closing). Further, the amount of any tax receivables (which have been confirmed by the Finnish Tax Administration as refundable or creditable to Wolt) of value-added taxes arising with respect to Wolt’s transaction costs will be taken into account when computing the amount of the Consideration Adjustments and hence also the amount of the Per Share Closing Stock Consideration.

The Total Share Consideration will not be adjusted for changes in the market price of DoorDash Class A common stock between the date that the Share Purchase Agreement was signed and completion of the Transaction. Changes in the market price of DoorDash Class A common stock prior to the completion of the Transaction will affect the value that Wolt securityholders will receive in the Transaction. Neither DoorDash nor Wolt is permitted to terminate the Share Purchase Agreement solely as a result of any increase or decrease in the market price of DoorDash Class A common stock.

Stock price changes may result from a variety of factors, including general market and economic conditions (such as levels inflation, general employment and wages, interest rates and currency fluctuations), changes in geopolitical conditions (such as regional or local conflicts, trade disputes or trade restrictions), changes in the values and perceptions of food delivery logistics platform stocks, stocks generally or DoorDash, Wolt or the Transaction in particular, changes in DoorDash’s business, operations and prospects, the ongoing coronavirus (COVID-19), including the recent and potential future outbreaks of novel strains of COVID-19, and actions taken to contain it, and regulatory considerations. Many of these factors are beyond DoorDash’s control.

There has been no public market for Wolt shares and the lack of a public market makes it difficult to determine the fair market value of Wolt.

The outstanding Wolt shares are privately held and are not traded on any public market. The lack of a public market may make it more difficult to determine the fair market value of Wolt than if the outstanding Wolt shares were traded publicly. The value ascribed to Wolt shares in other contexts, including in private valuations or financings, may not be indicative of the price at which the outstanding Wolt shares may have traded if they were traded on a public market. The Total Share Consideration to be paid to Wolt shareholders and Wolt Vested Optionholders in the Transaction was determined based on negotiations between the parties and likewise may not be indicative of the price at which the outstanding Wolt shares may have traded if they were traded on a public market.

Wolt’s directors and executive officers have interests in the Transaction that may be different from, or in addition to, the interests of Wolt securityholders generally.

In considering and resolving on matters related to the Transaction, the directors and executive officers of Wolt have concluded, as a matter of Finnish law, that they do not have any conflicts of interest which would prevent any of them from considering matters relating to the Transaction or resolving upon them. However, it should be noted certain members of the Wolt Board have been nominated by or are representatives of Wolt’s major shareholders. In considering the Purchase, Wolt securityholders should be aware and take into account the fact that, although they do not represent conflicts of interests which would disqualify them under Finnish law from considering and resolving on the Transaction unconstrained by any undue influences, it cannot be ruled out certain Wolt directors and executive officers may have interests in the Transaction that may be different from, or in addition to, the interests of Wolt securityholders generally and that may create, or be perceived to create, potential conflicts of interest.

These interests include, among other things, the Retention Awards to be granted to Continuing Employees, the vesting of equity-based awards and payments in return for cancellation of Wolt equity-based awards and rights to indemnification and directors’ and officers’ liability insurance that will survive the completion of the Transaction. See the section titled “Interests of Affiliates in the Transaction—Interests of Directors and Executive Officers of Wolt in the Transaction” beginning on page 148 of this prospectus for a more detailed description of these interests. The Wolt Board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and in overseeing the negotiation of, the Transaction and in approving the Share Purchase Agreement.

If the Purchase does not qualify as a “reorganization” under Section 368(a) of the Code, U.S. Wolt shareholders may be required to pay additional U.S. federal income taxes.

In order for the Purchase to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the applicable Treasury Regulations thereunder, among other requirements, all Wolt shares that are acquired in connection with the Purchase must be acquired solely in exchange for DoorDash Class A common stock. Whether this requirement will be met cannot be known before the Closing. For example, under certain circumstances, DoorDash may be required to (or may elect to) close the Transaction even if less than 100% of the Wolt shareholders execute Joinder Agreements to sell their shares to DoorDash. For additional information, please see the section titled “The Share Purchase Agreement—Conditions to Completion of the Transaction” beginning on page 131 of this prospectus. In such a case, and subject to compliance with the terms of the Share Purchase Agreement, DoorDash may elect (or, in some cases, may be required) to acquire the remaining Wolt shares through other means, such as by initiating a squeeze-out process pursuant to Chapter 18 of the Finnish Companies Act rather than as part of the Purchase. After the Closing, the qualification of the Purchase as such a reorganization will be determined, and DoorDash and Wolt will make any required U.S. federal income tax reporting in accordance with such determination. If certain requirements under the Share Purchase Agreement are met, it is intended that the Purchase qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. If the Purchase does not so qualify, the receipt of shares of DoorDash Class A common stock in exchange for Wolt shares in the Purchase would constitute a taxable exchange for U.S. federal income tax purposes. No ruling has been, or will be, sought by DoorDash or Wolt from the IRS with respect to the Purchase and there can be no assurance that the IRS will not challenge the qualification of the Purchase as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge.

For additional information, please see the section titled “U.S. Federal Income Tax Consequences” beginning on page 140 of this prospectus.

DoorDash may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Transaction from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into share purchase agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on DoorDash’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Transaction, then that injunction may delay or prevent the Transaction from being completed, or from being completed within the expected timeframe, which may adversely affect DoorDash’s and Wolt’s respective businesses, financial positions and results of operation. Currently, neither DoorDash nor Wolt is aware of any securities class action lawsuits or derivative lawsuits having been filed in connection with the Transaction.

The Transaction may be completed even though a material adverse effect may result from the announcement of the Transaction, industry-wide changes or other causes.

In general, either party can refuse to complete the Transaction if there is a DoorDash Material Adverse Effect or a Wolt Material Adverse Effect affecting the other party prior to the Closing. However, some types of changes that would result in a material adverse effect of either party are excluded from the definitions of a DoorDash Material Adverse Effect or a Wolt Material Adverse Effect, and do not permit either party to refuse to complete the Transaction. If such adverse changes occur but DoorDash and Wolt still complete the Transaction, the market price of DoorDash Class A common stock may suffer. For a more complete discussion of what constitutes a DoorDash Material Adverse Effect or a Wolt Material Adverse Effect under the Share Purchase Agreement, see the section titled “The Share Purchase Agreement—Representations and Warranties” beginning on page 120 of this prospectus.

While the Transaction is pending, Wolt is subject to contractual restrictions that could harm its business and operating results.

The Share Purchase Agreement includes restrictions on the conduct of Wolt’s business prior to the completion of the Transaction, generally requiring Wolt to operate in the ordinary course of business and in compliance with applicable law, and restricting Wolt from taking certain specified actions absent DoorDash’s prior written consent. See the section titled “The Share Purchase Agreement—Conduct of Business of Wolt Prior to the Completion of the Transaction” beginning on page 123 of this prospectus. Wolt may find that these and other obligations in the Share Purchase Agreement may delay or prevent Wolt from or limit its ability to respond effectively to competitive pressures, industry developments and future business opportunities that may arise during such period, even if Wolt’s management and the Wolt Board think they may be advisable. These restrictions could adversely impact Wolt’s business and operating results, regardless of whether the Transaction is completed.

Completion of the Transaction may trigger change in control, assignment or other provisions in certain agreements to which Wolt or its subsidiaries are a party, which may have an adverse impact on the combined company’s business and results of operations.

The completion of the Transaction may trigger change in control, assignment and other provisions in certain agreements to which Wolt or its subsidiaries are a party. If DoorDash and Wolt are unable to negotiate waivers of, or consents under, those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements, seeking monetary damages or other remedies. Even if DoorDash and Wolt are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to DoorDash. Any of the foregoing or similar developments may have an adverse impact on the businesses, financial condition and results of operations of DoorDash following the completion of the transaction, or the ability to successfully integrate their respective businesses and/or execute their respective strategies.

Wolt shareholders and Wolt Vested Optionholders will have a significantly lower ownership and voting interest in DoorDash following the Transaction than they currently have or would potentially have had in Wolt and will exercise less influence over management, in addition to which employees will become subject to policies restricting their stock trading during certain time periods.

Based on the consideration payable to Wolt shareholders and Wolt Vested Optionholders pursuant to the Share Purchase Agreement and the number of shares of DoorDash Class A common stock outstanding as of January 31, 2022, it is expected that, immediately after completion of the Transaction, former Wolt securityholders will own approximately 11.12% of the outstanding DoorDash Class A common stock. Consequently, former Wolt shareholders will have less influence over the management and policies of DoorDash than they currently have over the management and policies of Wolt, and former Wolt Vested Optionholders will have less influence over the management and policies of DoorDash than they would potentially have had over the management and policies of Wolt as shareholders of Wolt, after exercising their option rights. The estimated dilution is exclusive of the shares being issued in escrow as further described in the Share Purchase Agreement and any further dilution that may be caused as a result of vesting of the Substitute RSUs. In addition, Wolt employees will become subject to DoorDash policies, including an insider trading policy, which will restrict the Wolt employees’ ability to sell DoorDash Class A common stock during certain time periods.

Risks Related to DoorDash’s Business

Risks Related to DoorDash’s Business and Operations

We have a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We launched operations in 2013 and we have since frequently expanded our platform features and services and changed our pricing methodologies. This limited operating history and our evolving business make it difficult to evaluate our future prospects and the risks and challenges we may encounter. These risks and challenges include our ability to:

•	accurately forecast our revenue and plan our operating expenses;

•	increase the number of and retain existing merchants, consumers, and Dashers using our platform;

•	successfully compete with current and future competitors;

•	successfully expand our business in existing markets and enter new markets and geographies;

•	anticipate and respond to macroeconomic changes and changes in the markets in which we operate;

•	maintain and enhance the value of our reputation and brand;

•	adapt to rapidly evolving trends in the ways merchants and consumers interact with technology;

•	avoid interruptions or disruptions in our service;

•	develop and maintain a scalable, high-performance technology infrastructure that can efficiently and reliably handle increased usage, as well as the deployment of new features and services;

•	hire, integrate, and retain talented technology, sales, customer service, and other personnel;

•	effectively manage rapid growth in our personnel and operations; and

•	effectively manage our costs related to Dashers.

If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business, financial condition, and results of operations could be adversely affected. Further, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable market. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition, and results of operations could be adversely affected.

We have a history of net losses, we anticipate increasing expenses in the future, and we may not be able to achieve, maintain or increase profitability in the future.

Although we generated net income of $23 million for the three (3) months ended June 30, 2020, we have incurred net losses in each year since our founding, we anticipate increasing expenses in the future, and we may not be able to achieve profitability again, or maintain or increase profitability in the future. We incurred a net loss of $667 million, $461 million and $468 million in the years ended December 31, 2019, 2020 and 2021, respectively, and, as of December 31, 2020 and 2021, we had an accumulated deficit of $1.6 billion and $2.1 billion, respectively. We expect our costs will increase over time and our losses to continue as we expect to invest significant additional funds towards growing our business and operating as a public company. We have expended and expect to continue to expend substantial financial and other resources on developing our platform, including expanding our platform offerings, developing or acquiring new platform features and services, expanding into new markets and geographies, and increasing our sales and marketing efforts. These efforts may be more costly than we expect and may not result in increased revenue or growth in our business. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from maintaining or increasing profitability or positive cash flow on a consistent basis. If we are unable to successfully address these risks and challenges as we encounter them, our business, financial condition, and results of operations could be adversely affected.

In addition, the stock-based compensation expense related to DoorDash RSUs and other outstanding equity awards will result in increases in our expenses in future periods. As of December 31, 2021, we have $1.9 billion of unrecognized stock-based compensation expense related to DoorDash RSUs and other outstanding equity awards. Additionally, we may expend substantial funds in connection with the tax withholding and remittance obligations that arise upon the initial settlement of certain of our DoorDash RSUs.

If we are unable to generate adequate revenue growth and manage our expenses, we may continue to incur significant losses in the future and may not be able to achieve, maintain or increase profitability.

We may not continue to grow on pace with historical rates.

We have grown rapidly over the last several years, and therefore our recent revenue growth rate, growth in demand for our offerings, and financial performance should not be considered indicative of our future performance. For the years ended December 31, 2019, 2020 and 2021, our revenue was $885 million, $2.9 billion and $4.9 billion, respectively, representing a 226% and 69% year-over-year growth rate, respectively. In addition, with the COVID-19 pandemic, we experienced a significant increase in revenue, Total Orders, and Marketplace GOV. The circumstances that accelerated the growth of our business stemming from the effects of the COVID-19 pandemic are not likely to continue, and we expect growth in consumer demand and our revenue, Total Orders, and Marketplace GOV growth rates to decline in future periods compared to growth rates in 2020 and 2021. You should not rely on our revenue or key business metrics for any previous quarterly or annual period as any indication of our revenue, revenue growth, key business metrics, or key business metrics growth in future periods. In particular, our revenue growth rate has fluctuated in prior periods. We expect our revenue growth rate to continue to fluctuate over the short term and decline in the long term. Our revenue growth rate may decline in future periods compared to growth rates in 2020 and 2021 as the size of our business grows and as we achieve higher market adoption rates. We may also experience declines in our revenue growth rate as a result of a number of factors, including slowing demand for our platform, insufficient growth in the number of merchants, consumers, and Dashers that utilize our platform, increasing competition, a decrease in the growth of our overall market, our failure to continue to capitalize on growth opportunities, increasing regulatory costs, and the maturation of our business, among others. We also expect to continue to make investments in the development and expansion of our business, which may not result in increased revenue or growth. In addition, we have strategically focused on suburban markets and smaller metropolitan areas since our founding because of the opportunity that these markets have presented for our local logistics platform. If the demand for local logistics platforms does not continue to grow in these markets, or if we are unable to maintain our category share in these markets, our revenue growth rate could be adversely affected. If our revenue growth rate declines, investors’ perceptions of our business and the trading price of our Class A common stock could be adversely affected.

We face intense competition and if we are unable to compete effectively, our business, financial condition, and results of operations would be adversely affected.

The markets in which we operate are intensely competitive and characterized by shifting user preferences, fragmentation, and frequent introductions of new services and offerings. In particular, local food delivery logistics, the largest category of our business today, is fragmented and intensely competitive. In the United States, we compete with other local food delivery logistics companies, such as Uber Eats, Grubhub (acquired by Just Eat Takeaway in June 2021), and Postmates (acquired by Uber in December 2020), chain merchants that have their own online ordering platforms, pizza companies, such as Domino’s, online ordering systems, other merchants that own and operate their own delivery fleets, grocers and grocery delivery services, and companies that provide point of sale solutions and merchant delivery services. As we continue to expand to verticals beyond food, we may compete with large Internet companies with substantial resources, users, and brand power, such as Amazon and Google. Further, as we continue to expand our presence internationally, we will also face competition from local incumbents in these markets. In addition, we compete with traditional offline ordering channels, such as take-out offerings, telephone, and paper menus that merchants distribute to consumers as well as advertising that merchants place in local publications to attract consumers. Changing traditional ordering habits is difficult, and if merchants and consumers do not embrace the transition to local food delivery logistics as we expect, our business, financial condition, and results of operations could be adversely affected.

Our current and future competitors may enjoy competitive advantages, such as greater name recognition, longer operating histories, greater category share in certain markets, market-specific knowledge, established relationships with local merchants and larger existing user bases in certain markets, more successful marketing capabilities, and substantially greater financial, technical, and other resources than we have. Greater financial resources and product development capabilities may allow these competitors to respond more quickly to new or emerging technologies and changes in merchant, consumer, and Dasher preferences that may render our platform less attractive or obsolete. If certain merchants choose to partner with our competitors in a specific geographic market, or if merchants choose to engage exclusively with our competitors, we may lack a sufficient variety and supply of merchant options or lack access to the most popular merchants, such that our offering would become less appealing to consumers. Our competitors may also make acquisitions or establish cooperative or other strategic relationships among themselves or with others, including merchants. For example, Uber acquired Postmates in December 2020, and Just Eat Takeaway, a European local logistics platform, acquired Grubhub in June 2021, and Lyft announced a partnership with Grubhub that allows Lyft’s loyalty-program members free delivery from Grubhub restaurants. In addition, certain of our competitors have acquired kitchens to enable them to produce and deliver food directly to consumers. Our competitors could also introduce new offerings with competitive price and performance characteristics or undertake more aggressive marketing campaigns than ours. Additionally, many of our competitors are well capitalized and offer discounted services, lower merchant commission rates and consumer fees, incentives for independent contractors who provide delivery services and consumer discounts and promotions, innovative platforms and offerings, and alternative pay models, which may be more attractive than those that we offer. Such competitive pressures may lead us to maintain or lower our commission rates and fees or maintain or increase our incentives, discounts, and promotions in order to remain competitive, particularly in markets where we do not have a leading position. Such efforts have negatively affected, and will continue to negatively affect, our financial performance, and there is no guarantee that such efforts will be successful. Further, the markets in which we compete have attracted significant investments from a wide range of funding sources, and we anticipate that many of our competitors will continue to be highly capitalized. These investments, along with the other competitive advantages discussed above, may allow our competitors to continue to lower their prices and fees, or increase the incentives, discounts, and promotions they offer, and compete more effectively against us. Delivery logistics services for food and the other verticals in which we compete are nascent, and we cannot guarantee that they will stabilize at a competitive equilibrium that will allow us to achieve, maintain or increase profitability. Further, merchants could determine that it is more cost effective to develop their own platforms to offer online pickup and delivery rather than use our platform.

In addition, within our industry, the cost to switch between offerings is low. Consumers have a propensity to shift to the lowest-cost provider and could use more than one local logistics platform, independent contractors who provide delivery services could use multiple platforms concurrently as they attempt to maximize earnings, and merchants could prefer to use the local logistics platform that offers the lowest commission rates and adopt more than one platform to maximize their volume of orders. As we and our competitors introduce new offerings and as existing offerings evolve, we expect to become subject to additional competition. In addition, our competitors may adopt certain of our platform features or may adopt innovations that merchants, consumers, or Dashers value more highly than ours, which would render our platform less attractive and reduce our ability to differentiate our platform. Increased competition could result in, among other things, a reduction of the revenue we generate from the use of our platform, the number of platform users, the frequency of use of our platform, and our margins.

For all of these reasons, we may not be able to compete successfully. If we lose existing merchants, consumers, or Dashers that utilize our platform, fail to attract new merchants, consumers, or Dashers, or are forced to reduce our commission rate or make pricing concessions as a result of increased competition, our business, financial condition, and results of operations would be adversely affected.

If we fail to retain our existing merchants and consumers or acquire new merchants and consumers in a cost-effective manner, our revenue may decrease and our business, financial condition, and results of operations could be adversely affected.

We believe that growth of our business and revenue is dependent on our ability to continue to cost-effectively grow our platform by retaining our existing merchants and consumers and adding new merchants and consumers, including in new markets. The increase in merchants attracts more consumers to our platform and the increase in consumers attracts more merchants. This network takes time to build and may grow slower than we expect or than it has grown in the past. In particular, our national brand partnerships are a key component of our strategy to provide a wide selection for consumers. If we fail to retain either our existing merchants, especially our most popular merchants and our national brand partners, or consumers, the value of our network would be diminished. In addition, we expect to continue to incur substantial expenses to acquire additional merchants and consumers. In expanding our operations into new markets to acquire additional merchants and consumers, we may be placed into unfamiliar competitive environments, and we may invest significant resources with the possibility that the return on such investments will not be achieved for several years or at all. We cannot assure you that the revenue from the merchants and consumers we acquire will ultimately exceed the cost of acquisition.

In addition, if merchants on our platform were to cease operations, temporarily or permanently, or face financial distress or other business disruption, or if our relationships with merchants on our platform deteriorate, we may not be able to provide consumers with sufficient merchant selection. This risk is particularly pronounced with restaurants, as each year a significant percentage of restaurants go out of business, and in markets where we have fewer merchants. In addition, if we are unsuccessful in attracting and retaining popular merchants, if merchants enter into exclusive arrangements with our competitors, if we fail to negotiate satisfactory terms with merchants, or if we ineffectively manage our relationships with merchants, our business, financial condition, and results of operations could be adversely affected. Our agreements with partner merchants generally remain in effect until terminated by partner merchants or us. Based on the type of partner agreement, partner merchants may terminate their agreements with us by providing us at least seven (7) or thirty (30) days advance notice and such agreements do not generally provide for any exclusivity. In the event that our partner merchants terminate their agreements with us, the merchant selection available on our local logistics platform could be adversely affected. Changes to our business and to our relationships with some of our constituencies may also impact our ability to attract and retain other constituencies. For example, the increased growth of our membership product, DashPass, and how compelling this offering is to consumers, depends on our ability to sign up eligible merchants to DashPass. Additionally, many of our consumers initially access our platform to take advantage of certain promotions, such as discounts and other reduced fees. We strive to demonstrate the value of our platform and offerings to such consumers, thereby encouraging them to access our platform regularly or become a paid user of DashPass, through prompts and notifications and time-limited trials of DashPass and other offerings. However, these consumers may never convert to a paid membership to DashPass or access our platform after they take advantage of our promotions. If we are not able to continue to expand our consumer base or fail to convert our consumers to regular paying consumers, demand for our full-price or paid services, such as DashPass, and our revenue may grow slower than expected or decline.

Further, certain consumers are indirect users of our platform, as they place orders through third-party websites and applications, such as Google, and merchant websites. Consumers may perceive these third-party websites and applications to be more efficient or user-friendly or have a stronger brand affinity to these third parties. If consumers increasingly use such third-party websites and applications to make orders on our platform, rather than through our website and consumer mobile application directly, our ability to establish relationships and build brand loyalty with consumers, collect information about consumer trends and preferences, and provide a customized experience based on such preferences would be adversely affected. This in turn could impact our ability to attract and retain consumers and adversely affect our business, financial condition, and results of operations.

If we fail to cost-effectively attract and retain Dashers or to increase the use of our platform by existing Dashers, our business, financial condition, and results of operations could be adversely affected.

Our continued growth depends in part on our ability to cost-effectively attract and retain Dashers who satisfy our screening criteria and procedures and to increase use of our platform by existing Dashers. To attract and retain Dashers, we have, among other things, offered monetary incentives and perquisites, such as credits to be used for orders on our platform, free DoorDash-branded apparel, and access to Dasher Experience Centers where Dashers can receive assistance with pressing issues, meet other Dashers, and participate in special events. If we do not continue to provide Dashers with flexibility on our platform, compelling opportunities to earn income, and other incentive programs that are comparable or superior to those of our competitors, we may fail to attract new Dashers or retain existing Dashers or increase their use of our platform, or we may experience complaints, negative publicity, or other work stoppages that could adversely affect our users and our business. For example, if merchants and consumers choose to use competing offerings, we may lack sufficient opportunities for Dashers to earn, which may reduce the perceived utility of our platform and impact our ability to attract and retain Dashers. We also frequently test Dasher incentives with subsets of existing Dashers and potential Dashers, and these incentives could fail to attract and retain Dashers or fail to increase use of our platform by existing Dashers or could have other unintended adverse consequences. In addition, changes in certain laws and regulations, including immigration and labor and employment laws, may result in a decrease in the pool of Dashers, which may result in increased competition for Dashers or higher costs of recruitment and engagement. Other factors outside of our control, such as increases in the price of gasoline, vehicles, or insurance, may also reduce the number of Dashers that utilize our platform or the use of our platform by Dashers. Our agreements with Dashers generally remain in effect until terminated by Dashers or us. Dashers may terminate their agreements with us by providing us at least seven (7) days advance notice and such agreements do not provide for any exclusivity. If we fail to attract Dashers or retain existing Dashers on favorable terms, if we fail to increase the use of our platform by existing Dashers, or if Dashers terminate their agreements with us, we may not be able to meet the demand of merchants and consumers and our business, financial condition, and results of operations could be adversely affected.

We rely on merchants on our platform for many aspects of our business, and to the extent they fail to maintain their service levels or increase the prices they charge consumers on our platform, either as a result of increased operating costs, or to offset the commission we charge, our business would be adversely affected.

We rely upon merchants on our platform, including small and local independent businesses, to provide quality goods to our consumers at expected price points. If these merchants experience difficulty servicing consumer demand, producing quality goods at affordable prices, or meeting our other requirements or standards, or experience problems with their point-of-sale or other technologies, our reputation and brand could be damaged. Further, an increase in merchant operating costs could cause merchants on our platform to raise prices, renegotiate commission rates, or cease operations, which could in turn adversely affect our operational costs and efficiency, and if merchants on our platform were to cease operations, temporarily or permanently, we may not be able to provide consumers with sufficient merchant selection, which we expect would reduce the number of consumers on our platform. Many of the factors affecting merchant operating costs, including off-premise costs and prices, are beyond the control of merchants and include inflation, costs associated with the goods provided, labor and employee benefit costs, rent costs, and energy costs. If merchants pass along these increased operating costs and increase prices on our platform, order volume may decline. Additionally, some items on our platform are listed at higher prices relative to their in-store prices. This practice can negatively affect consumer perception of our platform and could result in a decline in consumers or order volume, or both, which would adversely affect our financial condition and results of operations.

We expect a number of factors to cause our results of operations to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.

Our results of operations have historically varied from period to period, and we expect that our results of operations will continue to vary significantly from quarter to quarter and year to year because of a variety of factors, many of which are outside of our control. As a result, comparing our results of operations on a period-to-period basis may not be meaningful. In addition to other risk factors described elsewhere in this “Risk Factors” section, factors that may contribute to the variability of our quarterly and annual results include:

•	our ability to attract and retain merchants, consumers, and Dashers that utilize our platform in a cost-effective manner;

•	our ability to accurately forecast revenue and appropriately plan expenses;

•	the effects of increased competition on our business;

•	our ability to successfully expand in existing markets and successfully enter new markets;

•	changes in consumer behavior with respect to on-demand delivery;

•	increases in marketing, sales, and other operating expenses that we may incur to grow and acquire new merchants, consumers, and Dashers;

•	our business mix between Marketplace and Drive;

•	the proportion of consumers that are members of DashPass;

•	the impact of worldwide economic conditions, including the resulting effect on consumer spending on on-demand delivery;

•	the seasonality of our business, particularly with respect to local food delivery logistics, including the effect of academic calendars on college campuses and seasonal patterns in restaurant dining;

•	the impact of weather on our business;

•	our ability to maintain an adequate rate of growth and effectively manage that growth;

•	our ability to maintain and increase traffic to our platform;

•	the effects of changes in search engine placement and prominence;

•	our ability to keep pace with technology changes in our industry;

•	the success of our sales and marketing efforts;

•	the effects of negative publicity on our business, reputation, or brand;

•	our ability to protect, maintain, and enforce our intellectual property;

•	costs associated with defending claims, including intellectual property infringement claims, and related judgments or settlements;

•

changes in governmental or other regulations affecting our business, including regulations regarding the classification of Dashers that utilize our platform and regulations impacting the commission rates we charge to merchants;

•	interruptions in service and any related impact on our business, reputation, or brand;

•	the attraction and engagement of qualified employees and key personnel;

•	our ability to choose and effectively manage third-party service providers;

•	the effects of natural or man-made catastrophic events;

•

the effects of the COVID-19 pandemic or recovery from the COVID-19 pandemic on consumer behavior and our order volumes, as well as the impact of changes in the response of governments and private industry to COVID-19;

•

the impact that price controls on local food delivery logistics platforms imposed by various jurisdictions, and any associated increase in the fees we charge to consumers, have on our operating results;

•	the effectiveness of our internal control over financial reporting;

•	the impact of payment processor costs and procedures;

•	changes in the online payment transfer rate; and

•	changes in our tax rates or exposure to additional tax liabilities.

The variability and unpredictability of our results of operations could result in our failure to meet our expectations or those of analysts that cover us or investors with respect to revenue or other results of operations for a particular period. If we fail to meet or exceed such expectations, the market price of our Class A common stock could fall substantially, and we could face costly lawsuits, including securities class action suits.

Systems failures and resulting interruptions in the availability of our website, mobile application, or platform could adversely affect our business, financial condition, and results of operations.

It is critical to our success that merchants, consumers, and Dashers be able to access our platform at all times. Our systems, or those of third parties upon which we rely, may experience service interruptions or degradation or other performance problems because of hardware and software defects or malfunctions, distributed denial-of-service and other cyberattacks, infrastructure changes, human error, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses, ransomware, malware, or other events. Our systems also may be subject to break-ins, sabotage, theft, and intentional acts of vandalism, including by our own employees. Some of our systems are not fully redundant and our disaster recovery planning may not be sufficient for all eventualities. Our business interruption insurance may not be sufficient to cover all of our losses that may result from interruptions in our service as a result of systems failures and similar events.

We have experienced and will likely continue to experience system failures and other events or conditions from time to time that interrupt the availability or reduce or affect the speed or functionality of our platform. These system failures generally occur either as a result of software updates being deployed with unexpected errors or as a result of temporary infrastructure failures related to storage, network, or compute capacity being exhausted. These events have resulted in losses in revenue, though such losses have not been material to date. System failures in the future could result in significant losses of revenue. Moreover, we have in the past voluntarily provided credits to consumers on our platform to compensate them for the inconvenience caused by a system failure or similar event, including for orders that are delivered late or orders that are cancelled by us or the merchant, and may voluntarily provide similar such credits in the future. In addition, the affected user could seek monetary recourse from us for their losses and such claims, even if unsuccessful, would likely be time-consuming and costly for us to address. Further, in some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. A prolonged interruption in the availability or reduction in the availability, speed, or other functionality of our platform could adversely affect our business and reputation and could result in the loss of users.

The COVID-19 pandemic, or a similar public health threat, could adversely affect our business, financial condition, and results of operations. With the COVID-19 pandemic, we experienced a significant increase in revenue, Total Orders, and Marketplace GOV. We expect our revenue, Total Orders, and Marketplace GOV growth rates to decline as the impacts of the COVID-19 pandemic wane.

The current outbreak of COVID-19 has globally resulted in loss of life, business closures, restrictions on travel, and widespread cancellation of social gatherings. The extent to which the COVID-19 pandemic, or recovery from the COVID-19 pandemic, impacts our business is highly uncertain and cannot be predicted at this time. Factors that may impact our business include:

•	new information which may emerge concerning the severity of the disease;

•	the duration and spread of the outbreak;

•	the severity of travel restrictions imposed by geographic areas in which we operate, mandatory or voluntary business closures;

•	regulatory actions taken in response to the pandemic, which may impact merchant operations, consumer and merchant pricing, Dasher pay, and our product offerings;

•	other business disruptions that affect our workforce;

•	the availability of effective vaccines and the speed at which they can be administered to the public;

•	the continued emergence of new strains of COVID-19;

•	the impact on capital and financial markets;

•	actions taken throughout the world, including in markets in which we operate, to contain the COVID-19 outbreak or treat its impact; and

•	potential changes to consumer behavior or spending patterns as markets recover.

In connection with the COVID-19 pandemic, we have allowed many of our employees to work remotely, which may impact productivity and otherwise disrupt our business operations. In addition, the current outbreak of COVID-19 has resulted in a widespread global health crisis and adversely affected global economies and financial markets, and similar public health threats could do so in the future. Such events have impacted, and could in the future impact, demand for merchants and consumer purchase patterns, which in turn, could adversely affect our revenue and results of operations.

With the COVID-19 pandemic, we have experienced a significant increase in revenue, Total Orders, and Marketplace GOV due to increased consumer demand for delivery, more merchants using our platform to facilitate both delivery and take-out, and improved efficiency of our local logistics platform. The circumstances that have accelerated the growth of our business stemming from the effects of the COVID-19 pandemic are not likely to continue, and we expect our revenue, Total Orders, and Marketplace GOV growth rates to decline in future periods compared to growth rates in 2020 and 2021.

Furthermore, if a virus or other disease is transmitted by human contact, as is the case with COVID-19, our employees and any constituent of our network may become infected, or may choose, or be advised, to avoid any contact with others, any of which may adversely affect our ability to provide our platform and for merchants, consumers, and Dashers to use our platform. In addition, shelter-in-place orders and similar regulations impact merchants’ ability to operate their businesses, consumers’ ability to pick up orders, and Dashers’ ability to make deliveries during certain times, or at all. Viruses or other diseases transmitted by human contact may in the future cause a temporary closure of merchants’ businesses, either due to government mandate or voluntary preventative measures, and many of our merchants may not be able to withstand prolonged interruptions to their businesses, and may be forced to go out of business. Even if merchants are able to continue to operate their businesses, many may operate with limited hours, menus, and capacity and other limitations. Any limitations on or disruptions or closures of merchants’ businesses could impact the selection available on our platform, disrupt our ability to operate our local logistics platform, and adversely affect our business.

Even if a virus or other disease does not spread significantly and such measures are not implemented, the perceived risk of infection or significant health risk may adversely affect our business. Merchants may be perceived as unsafe during such public health threats, even for order delivery or pickup. If the services offered through our platform or at other businesses in our industry become a significant risk for transmitting COVID-19 or similar public health threats, or if there is a public perception that such risk exists, demand for the use of our platform would be adversely affected. Any negative impact on consumers’ willingness or ability to order delivery or complete a Pickup order, or on Dashers’ willingness or ability to make deliveries, could adversely affect our business, financial condition, and results of operations.

To the extent the COVID-19 pandemic or a similar public health threat has an impact on our business, it is likely to also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Our pricing methodologies are impacted by a number of factors and ultimately may not be successful in attracting and retaining merchants, consumers, and Dashers. Price controls on local food delivery logistics platforms will have an adverse impact on our results of operations.

Demand for our platform is highly sensitive to a range of factors, including the price of the goods delivered, the amount of compensation and gratuities required to attract and retain Dashers, incentives paid to Dashers, and the fees and commissions we charge merchants and consumers. Many factors, including operating costs, legal and regulatory requirements, constraints or changes, and our current and future competitors’ pricing and marketing strategies, could significantly affect our pricing strategies. For example, in connection with the COVID-19 pandemic, over fifty (50) jurisdictions across the United States, including many jurisdictions in California, have implemented temporary price controls on local food delivery logistics platforms. In addition, there are legislative proposals to make price controls on food delivery logistics platforms permanent, and we expect other such proposals to be made. In addition, some jurisdictions have enacted permanent price controls, including San Francisco, California, New York, New York, Philadelphia, Pennsylvania, and Minneapolis Minnesota (although the latter two jurisdictions’ price restrictions do not apply when certain conditions are met). We filed litigation challenging the San Francisco and New York price controls as unconstitutional and in excess of each respective jurisdiction’s police power. There are legislative proposals in additional jurisdictions to make price controls on food delivery logistics platforms permanent, and we expect other such proposals to be made in the future. These price controls have had in the past, and are likely to have in the future, an adverse effect on our results of operations. These price controls have also caused, and may in the future cause, us to increase the fees we charge to consumers, though we are aware of a few jurisdictions that have adopted limits or explicit prohibitions against doing so in connection with price controls. An increase in the fees we charge to consumers could result in reduced demand for our services by consumers. In addition, certain jurisdictions may challenge the way in which we categorize or collect such increased consumer fees on our platform. For example, the City of Chicago has challenged such fees as confusing and/or misleading to consumers. Although temporary price controls in some jurisdictions in which we operate have expired, with the continued duration of the COVID-19 pandemic, we expect existing price controls to persist in the near term and for additional jurisdictions where we operate to implement similar price controls. If any of these events occur, or if price controls are retained after the COVID-19 pandemic subsides, our business, financial condition, and results of operations could be further adversely affected. In addition, regulatory scrutiny or action may create different or conflicting obligations on us from one jurisdiction to another, which creates additional challenges to managing our business. Certain of our competitors offer, or may in the future offer, lower-priced or a broader range of offerings. Similarly, certain competitors may use marketing strategies that enable them to attract or retain new merchants, consumers, and Dashers at a lower cost than us. There can be no assurance that we will not be forced, through competition, regulation, or otherwise, to reduce the price of delivery for consumers, increase the incentives we pay to Dashers that utilize our platform, or further reduce the fees and commissions we charge merchants, or to increase our marketing and other expenses to attract and retain merchants, consumers, and Dashers in response to competitive pressures. We have launched, and may in the future launch, new pricing strategies and initiatives, such as membership products like DashPass, and Dasher or consumer loyalty programs, or modify existing pricing methodologies or the way in which fees, taxes, or similar items are presented on our platform, any of which may not ultimately be successful in attracting and retaining merchants, consumers, or Dashers or which may result in lower commissions or fees, which could adversely affect our business, financial condition, and results of operations. For example, on April 27, 2021, we changed our merchant pricing models to better support certain U.S. restaurant partners, including by offering them a choice of three different delivery commission rates tied to varying levels of marketing support and services. Further, our consumers’ price sensitivity may vary by geographic location, and as we expand, our pricing methodologies may not enable us to compete effectively in these locations. In particular, our continued international expansion may require us to change our pricing strategies and to adjust to different cultural norms, including with respect to consumer pricing and gratuities. While we do and will attempt to set prices based on our prior operating experience and merchant, consumer, and Dasher feedback and engagement levels, our assessments may not be accurate or there may be errors in the technology used in our pricing and we could be underpricing or overpricing our services. In addition, if the services on our platform change, then we may need to revise our pricing methodologies.

We face certain risks associated with our pay model for Dashers.

Our pay model for Dashers, particularly with respect to tips for Dashers, has previously led, and may continue to lead, to negative publicity, lawsuits, arbitration demands, and government inquiries. For example, under our former Dasher pay model, we would increase the amount paid to Dashers on a delivery in cases when a consumer left little or no tip. Although this “boost” pay was intended to help Dashers by making every delivery economically worthwhile, it also had the unintended effect of causing some people to be under the misimpression that not all tips were being received by Dashers. Government authorities have also brought claims against us related to our former Dasher pay model and may bring similar claims in the future. For example, on November 19, 2019, the District of Columbia filed an action in the Superior Court of the District of Columbia alleging violations of the District of Columbia’s Consumer Protection Procedures Act with respect to our former Dasher pay model and on November 30, 2020, the court entered a consent order and judgment to resolve the litigation. We could face similar claims related to our former Dasher pay model from other government authorities in the future.

The incorrect understanding or perception of our former Dasher pay model by some led, and may continue to lead, to some consumers providing lower tips, or no tips at all, to Dashers, which could impact the amount that

Dashers are able to earn on our platform and our ability to attract and retain Dashers. We have also launched, and may in the future launch, certain changes to the rates and fee structure for Dashers that utilize our platform, which may not ultimately be successful in attracting and retaining Dashers. For example, in September 2019, we changed our Dasher pay model to include (i) a base pay amount for each order, which depends on the estimated time, distance, and desirability of the order, (ii) promotions for orders that meet certain conditions, including bonuses for Dashers who meet specific goals, and (iii) tips from consumers, which Dashers receive 100% of on top of base pay and promotions.

We increased the amount we pay to Dashers per order when we changed to our current pay model, but our current Dasher pay model may also cause less consistency in earnings across deliveries in some cases. Further, this pay model may lead to negative publicity related to perceptions of the complexity of the pay model, inconsistency in earnings for Dashers, and lack of flexibility in the ways consumers can leave tips, and as a result, we may not be successful in attracting and retaining merchants, consumers, and Dashers. In the future, based on a variety of factors, including legal and regulatory changes, we may change our pay model again. Our current pay model, and any future changes to our pay model or our ability to cost-effectively acquire and retain Dashers, could result in an increase to the fees we charge to consumers, which in turn could affect our ability to attract and retain consumers, and could adversely affect our business, financial condition, and results of operations.

Further, while we maintain that Dashers that utilize our platform are independent contractors, there is a risk that Dashers may be reclassified as employees under federal or state law. As discussed further below, we have been involved in and continue to be involved in numerous legal proceedings related to Dasher classification, and such proceedings have increased in volume since the California Supreme Court’s 2018 ruling in Dynamex Operations West, Inc. v. Superior Court (“Dynamex”), including an action brought by the San Francisco District Attorney in June 2020. In addition, some jurisdictions are considering implementing standards similar to the test set forth in Dynamex to determine worker classification. For example, the California Legislature passed AB 5, which was signed into law by Governor Gavin Newsom on September 18, 2019 and became effective on January 1, 2020. AB 5 codified the Dynamex standard regarding contractor classification, expanded its application, and created numerous carve-outs. We, along with certain other companies, supported a campaign for a 2020 ballot initiative (“Proposition 22”) to address AB 5 and preserve flexibility for Dashers, which was approved by voters in November 2020 and went into effect in December 2020. However, on August 20, 2021, the Alameda County Superior Court in California issued an order finding that the entirety of Proposition 22 is unenforceable. The California Attorney General, the Protect App-Based Drivers and Services coalition and individual sponsors of Proposition 22 have filed notices of appeal to the California Court of Appeal. Proposition 22 remains in effect pending further court proceedings. Under Proposition 22, certain provisions regarding compensation, along with certain other requirements, are now applicable to us and Dashers in California and our costs related to Dashers have increased in California. To offset a portion of these increased costs, we do in certain circumstances charge higher fees and commissions, which could result in lower order volumes over time and adversely impact our results of operations. In addition, several jurisdictions where we operate may be considering adopting legislation, or we may propose or support legislation, ballot initiatives, or other legislative processes in certain jurisdictions, that would pair worker flexibility and independence with new protections and benefits, and we are engaged in ongoing discussions with Dashers, policy makers and other stakeholders regarding the future of the type of work that Dashers perform. To the extent other jurisdictions adopt such legislation, or we propose or support legislation, ballot initiatives or other legislative processes in certain jurisdictions, we would expect our costs related to Dashers in such jurisdictions to increase and we could experience lower order volumes in such jurisdictions if we charge higher fees and commissions as a result of such laws, and our results of operations would be adversely impacted. For example, we, along with certain other companies, app-based drivers, and community groups, are supporting a campaign for a 2022 ballot initiative in Massachusetts that would pair worker flexibility and independence with new protections and benefits for Dashers in Massachusetts. Even with the passage of Proposition 22 and similar legislation, such initiatives and legislation could still be challenged and subject to litigation. For example, certain plaintiffs filed a claim in California Superior Court challenging the constitutionality of Proposition 22, which resulted in the Alameda County

Superior Court’s order noted above (which is being appealed), and similar challenges may also be filed. In addition, we could face further challenges to the classification of Dashers that utilize our platform as independent contractors as other states where we operate are considering adopting similar legislation or regulations. A reclassification of Dashers or delivery service providers using a local logistics platform as employees could require us to revise our pricing methodologies and pay model to account for such a change to Dasher classification, and to make other substantive internal adjustments to account for any transition of a Dasher to an employment position, which would have an adverse impact on our business, financial condition, and results of operations.

We are committed to expanding our platform and enhancing the DoorDash experience, which may not maximize short-term financial results and may yield results that conflict with the market’s expectations, which could result in our stock price being adversely affected.

We are passionate about expanding our platform and continually enhancing the DoorDash experience, with a focus on driving long-term engagement through innovation, the expansion of our platform and services, and providing high-quality support, which may not necessarily maximize short-term financial results. We frequently make business decisions that may reduce our short-term financial results if we believe that the decisions are consistent with our goals to improve the DoorDash experience, which we believe will improve our financial results over the long term. These decisions may not be consistent with the short-term expectations of our stockholders and may not produce the long-term benefits that we expect, in which case our growth, business, financial condition, and results of operations could be adversely affected.

If we fail to manage our growth effectively, our brand, business, financial condition, and results of operations could be adversely affected.

Since 2013, we have experienced rapid growth in our employee headcount, the number of users on our platform, our geographic reach, and our operations, and we expect to continue to experience growth in the future. For example, employee growth has occurred both at our San Francisco headquarters and in a number of our offices across the United States and internationally. This growth has placed, and may continue to place, substantial demands on management and our operational and financial infrastructure. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our consolidated financial statements that could result in a restatement of our financial statements, and could cause us to fail to meet our reporting obligations, any of which could diminish investor confidence in us and could cause a decline in the price of our Class A common stock. We will need to continue to improve our operational and financial infrastructure in order to manage our business effectively and accurately report our results of operations.

A majority of our employees have been with us for fewer than twenty-four (24) months. We have made, and intend to continue to make, substantial investments in our technology, customer service, and sales and marketing infrastructure. Our ability to manage our growth effectively and to integrate new employees, technologies, and acquisitions into our existing business will require us to continue to expand our operational and financial infrastructure and to continue to effectively integrate, develop, and motivate a large number of new employees, while maintaining the beneficial aspects of our culture. Continued growth could challenge our ability to develop and improve our operational, financial, and management controls, enhance our reporting systems and procedures, recruit, train, and retain highly skilled personnel, and maintain user satisfaction. Additionally, if we do not manage the growth of our business and operations effectively, the quality of our platform and the efficiency of our operations could suffer, which could adversely affect our reputation and brand, business, financial condition, and results of operations.

Growth of our business will depend on a strong reputation and brand and any failure to maintain, protect, and enhance our brand would hurt our ability to retain or expand our base of merchants, consumers, and Dashers and our ability to increase their level of engagement.

We believe that building a strong reputation and brand and continuing to increase the strength of the local network effects among the merchants, consumers, and Dashers that use our platform are critical to our ability to attract and retain all three constituencies and increase their engagement with our platform and will only become more important as competition in our industry further intensifies. Successfully maintaining, protecting, and enhancing our reputation and brand and increasing the local network effects of our platform will depend on the success of our marketing efforts, our ability to provide consistent, high-quality services and support, and our ability to successfully secure, maintain, and defend our rights to use the “DoorDash” mark, our logo, and other trademarks important to our brand, as well as a number of other factors, many of which are outside our control. We believe that our paid marketing initiatives have been critical in promoting awareness of our platform, which in turn drives new consumer growth and engagement, but future marketing efforts may not be successful or cost-effective. Our consumers have a wide variety of options for delivery of goods, including other local logistics platforms and services, and consumer preferences may also change from time to time. To expand our consumer base, we must appeal to new consumers who may have historically used other methods of delivering goods or other local logistics platforms.

Our reputation, brand, and ability to build trust with existing and new merchants, consumers, and Dashers may be adversely affected by complaints and negative publicity about us, our platform, merchants, and Dashers that utilize our platform or our competitors’ platforms, even if factually incorrect or based on isolated incidents. Negative perception of our platform or company may harm our reputation, brand, and local network effects, including as a result of:

•	complaints or negative publicity about us, our platform, services or items provided through our platform, Dashers, merchants, consumers, or our policies and guidelines, including Dasher pay;

•	missing or incorrect items, inaccurate orders, or cancelled orders;

•	fraud;

•	illegal, negligent, reckless, or otherwise inappropriate behavior by users or third parties;

•	food tampering or inappropriate or unsanitary food preparation, handling, or delivery;

•	a pandemic or an outbreak of disease, such as the COVID-19 pandemic, in which constituencies of our network become infected;

•	a failure to provide Dashers with a sufficient level of orders or to pay Dashers competitively;

•	a failure to offer consumers competitive pricing and delivery times;

•	a failure to provide a range of delivery options sought by consumers;

•	a failure to provide environmentally friendly delivery and packaging options;

•

actual or perceived disruptions to or defects in our platform or similar incidents, such as privacy or data security breaches or other security incidents, site outages, payment disruptions, or other incidents that impact the reliability of our services;

•	litigation over, or investigations by regulators into, our platform;

•	users’ lack of awareness of, or compliance with, our policies;

•	changes to our policies that users or others perceive as overly restrictive, unclear, inconsistent with our values or mission, or not clearly articulated;

•	a failure to comply with legal, tax, privacy, and regulatory requirements;

•	changes to our practices with respect to collection and use of consumer, merchant and Dasher data;

•	a failure to enforce our policies in a manner that users perceive as effective, fair, and transparent;

•	a failure to operate our business in a way that is consistent with our values and mission;

•	inadequate or unsatisfactory user support experiences;

•	illegal or otherwise inappropriate behavior by our management team or other employees or contractors;

•	negative responses by merchants, consumers, or Dashers to new services on our platform;

•	a failure to register and prevent misappropriation of our trademarks;

•

perception of our treatment of employees, merchants, consumers, and Dashers and our response to employee, merchant, consumer, and Dasher sentiment related to political or social causes or actions of management; or

•	any of the foregoing with respect to our competitors, to the extent such resulting negative perception affects the public’s perception of us or our industry as a whole.

If we do not successfully develop, protect, and enhance our reputation and brand and increase the local network effects of our platform, our business may not grow, and we may not be able to compete effectively. If existing and new merchants and consumers do not perceive the delivery services provided by Dashers that utilize our platform to be reliable, safe, and affordable, or if we fail to offer new and relevant services and features on our platform, we may not be able to attract or retain merchants, consumers, or Dashers or to increase their use of our platform, any of which we expect would adversely affect our business, financial condition, and results of operations. In addition, changes we may make to enhance and improve our platform and balance the needs and interests of merchants, consumers, and Dashers that utilize our platform may be viewed positively from one group’s perspective but negatively from another group’s perspective, or may not be viewed positively by any group. If we fail to balance the interests of merchants, consumers, and Dashers or make changes that they view negatively, merchants, consumers, and Dashers may stop or reduce usage of our platform or use alternative platforms, any of which could adversely affect our reputation, brand, business, financial condition, and results of operations.

Unfavorable media coverage could harm our business, financial condition, and results of operations.

We are the subject of media coverage from time to time. Unfavorable publicity regarding our business model, pay model, user support, technology, platform changes, platform quality, delivery issues, privacy or security practices, management team or the safety of Dashers, merchants and consumers using our platform could adversely affect our reputation. Such negative publicity could also harm the size of our network and the engagement and loyalty of merchants, consumers, and Dashers that utilize our platform, which could adversely affect our business, financial condition, and results of operations. For example, we have previously received negative media coverage related to the manner in which Dashers were compensated, in particular with respect to gratuities, concerns related to food tampering and general food safety and quality, and concerns regarding the safety of Dashers, consumers and merchants using our platform, which has adversely affected our reputation and brand. As our platform continues to scale and public awareness of our brand increases, any future issues that draw media coverage could have an amplified negative effect on our reputation and brand. In addition, negative publicity related to key brands or influencers that we have partnered with may damage our reputation, even if the publicity is not directly related to us. Any negative publicity that we may receive could diminish confidence in, and the use of, our platform, which could adversely affect our business.

We have been subject to cybersecurity incidents in the past and anticipate being the target of future attacks. Any actual or perceived cybersecurity incident or security or privacy breach could interrupt our operations, harm our brand, subject us to claims, litigation, regulatory investigations and liability, and adversely affect our reputation, brand, business, financial condition and results of operations.

Our business involves the collection, storage, processing, and transmission of personal data and other sensitive and proprietary data of our merchants, consumers, and Dashers. Additionally, we maintain sensitive and proprietary data relating to our business, such as our own proprietary data and personal data relating to our employees. An increasing number of organizations, including large online and off-line merchants and businesses, other large Internet companies, financial institutions, and government institutions, have disclosed breaches of their information security systems and other information security incidents, some of which have involved sophisticated and highly targeted attacks. In addition, these incidents could originate on our vendors’ platforms, vendors’ systems, or with our vendors’ personnel, which could then be leveraged to access our website, platforms and proprietary data, including personal data. We and our vendors have previously experienced these types of breaches and other incidents. For example, in September 2019, we reported an incident affecting one of our vendors that resulted in the unauthorized acquisition of certain Dashers’ driver licenses as well as data related to certain of our consumers. This incident has resulted in regulatory inquiries and is the subject of litigation. To date, this incident has not resulted in a material loss of revenue or the incurrence of material expenses. We have undertaken steps to enhance our data security and governance program, which include adding additional protective security layers around the data, improving security protocols that govern access to our systems, and bringing in outside expertise to increase our ability to identify and repel threats. We cannot assure you that all potential causes of the incident have been identified and remediated or will not lead to recurrence or similar incidents. While we maintain cyber insurance that may help provide coverage for these types of incidents, we cannot assure you that our insurance will be adequate to cover costs and liabilities related to this incident or to any incidents which may occur in the future. In addition, in December 2021, a vulnerability in a popular logging software, Log4j, was publicly announced. If left unpatched, the Log4j vulnerability could be exploited to allow unauthorized actors to execute code remotely on a system using Log4j. We have taken steps to ensure these vulnerabilities have been patched in our systems, but we cannot guarantee that all vulnerabilities have been patched in every system upon which we are dependent or that additional critical vulnerabilities of Log4j or other open-source software upon which we rely will not be discovered.

Because techniques used to obtain unauthorized access to or to sabotage information systems change frequently and may not be known until launched against us or our vendors, we and our vendors may be unable to anticipate or prevent these attacks, react in a timely manner, or implement adequate preventive measures, and we and our vendors may face delays in our detection or remediation of, or other responses to, security breaches and other incidents. Unauthorized parties have in the past gained access, and may in the future gain access, to systems or facilities used in our business through various means, including gaining unauthorized access into our systems or facilities or those of merchants, consumers, and Dashers that utilize our platform, attempting to fraudulently induce our employees, merchants, consumers, Dashers, vendors, or others into disclosing user names, passwords, payment card information, or other sensitive information, which may in turn be used to access our information technology, or IT, systems, or attempting to fraudulently induce our employees, merchants, or others into manipulating payment information, resulting in the fraudulent transfer of funds to bad actors. Moreover, with many of our employees and contractors and many employees and contractors of vendors currently working remotely due to the COVID-19 pandemic, we may be exposed to increased risks of security breaches or incidents.

In addition, users on our platform could have vulnerabilities on their own devices that are entirely unrelated to our systems and platform but could mistakenly attribute their own vulnerabilities to us. Further, breaches experienced by other companies may also be leveraged against us. For example, credential stuffing attacks are becoming increasingly common and sophisticated actors can mask their attacks, making them increasingly difficult to identify and prevent. We have previously experienced incidents of fraud on our platform that we believe involve credential stuffing attacks, which we have been unable to detect or prevent. Certain efforts may be state-sponsored or supported by significant financial and technological resources, making them even more difficult to detect, remediate, and otherwise respond to.

Although we have developed systems and processes that are designed to protect the personal data of merchants, consumers, and Dashers that utilize our platform, protect our systems, prevent data loss, and prevent other security breaches and security incidents, these security measures have not fully protected our systems in the past and cannot guarantee security in the future. The IT and infrastructure used in our business may be vulnerable to cyberattacks, viruses, social engineering, bugs, defects, vulnerabilities, denial of service, credential stuffing, ransomware and other malware and malicious code, employee error and malfeasance, and other sources of disruption or interruption of such IT and infrastructure, or security breaches or incidents, and unauthorized parties may be able to access data, including personal data and other sensitive and proprietary data of merchants, consumers, and Dashers, our employees’ personal data, or our other sensitive and proprietary data, accessible through those systems. Although we have policies restricting the access to the personal data we store, there is a risk that these policies may not be effective in all cases. Any actual or perceived breach of privacy, or any actual or perceived security breach or other incidents, could interrupt our operations, result in our platform being unavailable, result in loss or improper access to, unavailability of acquisition, disclosure, modification or other processing of, data, result in fraudulent transfer of funds, harm our reputation, brand, and competitive position, damage our relationships with third-party partners, or result in claims, regulatory investigations, and proceedings and significant legal, regulatory, and financial exposure, including ongoing monitoring by regulators, and any such incidents or any perception that our security measures are inadequate could lead to loss of merchant, consumer, or Dasher confidence in, or decreased use of, our platform, any of which could adversely affect our business, financial condition, and results of operations.

Any actual or perceived breach of privacy or security, or other security incident, impacting any entities with which we share or disclose data (including, for example, our third-party technology providers and vendors) could have similar effects. Our ability to monitor our vendors’ security measures is limited. There have been and may continue to be significant supply chain attacks, and we cannot guarantee that our or our vendors’ systems have not been breached or that they do not contain exploitable defects, bugs, or vulnerabilities that could result in an incident, breach, or other disruption to, our or our vendors’ systems.

Also, applicable laws or regulations could force us to disclose our intellectual property, such as our trade secrets and other proprietary data. For example, the City Council of New York passed a law effective in December 2021 that would require us to provide customer data, such as names, phone numbers, email addresses and delivery addresses, to restaurant merchants for orders on our platform in New York City, unless a customer opts out. Furthermore, this could result in certain consumers receiving unsolicited outreach from merchants as a result of this data sharing, which could lead to a negative consumer experience. We have filed a lawsuit challenging this law, and New York City has agreed not to enforce the law against us during the pendency of the litigation. If our lawsuit is not successful, complying with this law could have an adverse effect on our intellectual property or result in harm to our reputation or brand. Further, any cyberattacks or actual or perceived security or privacy breaches or other incidents directed at, or suffered by, our competitors could reduce confidence in our industry as a whole and, as a result, reduce confidence in us. We also expect to incur significant costs in an effort to detect and prevent privacy and security breaches and other incidents, and we may face increased costs and expend substantial resources in the event of an actual or perceived privacy or security breach or other incident.

Additionally, defending against claims or litigation based on any privacy or security breach or incident, regardless of their merit, could be costly and divert management’s attention. We cannot be certain that our insurance coverage will be adequate for liabilities incurred relating to any privacy or security breach or incident, that insurance will continue to be available to us on commercially reasonable terms or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have an adverse effect on our reputation, brand, business, financial condition, and results of operations.

The markets for local food delivery logistics and our other delivery logistics services are still in relatively early stages of growth, and if these markets do not continue to grow, grow slower than we expect, or fail to grow as large as we expect, our business, financial condition, and results of operations could be adversely affected.

The local food delivery logistics market has grown rapidly since we launched our local logistics platform in 2013, but it is still relatively new, and it is uncertain to what extent market acceptance will continue to grow, if at all. In addition, the market for the other delivery logistics services we facilitate, such as grocery delivery services, is also relatively nascent, and it is uncertain whether demand for grocery delivery services or other delivery logistics services we may facilitate in the future will continue to grow and achieve wide market acceptance, if at all. Our success will depend to a substantial extent on the willingness of people to widely adopt local food delivery logistics and the other delivery logistics services we facilitate. If the public does not perceive these services as beneficial, or chooses not to adopt them as a result of concerns regarding safety, affordability, or for other reasons, whether as a result of incidents on our platform or on our competitors’ platforms or otherwise, or instead adopts alternative solutions that may arise, then the market for our platform may not further develop, may develop slower than we expect, or may not achieve the growth potential we expect, any of which could adversely affect our business, financial condition, and results of operations.

Illegal, improper, or otherwise inappropriate activity of merchants, consumers, or Dashers, whether or not occurring while using our platform, could expose us to liability and adversely affect our business, brand, financial condition, and results of operations.

Illegal, improper, or otherwise inappropriate activities by merchants, consumers, or Dashers, including the activities of individuals who may have previously engaged with, but are not then receiving or providing services offered through, our platform or individuals who are intentionally impersonating consumers or Dashers or the activities of Dashers while making deliveries to our consumers, have occurred, and in the future may occur, which could adversely affect our brand, business, financial condition, and results of operations. These activities include food tampering, inappropriate or unsanitary food preparation, handling, or delivery, assault, battery, theft, unauthorized use of credit and debit cards or bank accounts, sharing of consumer accounts, registering Dasher accounts with us with stolen personal information, consumer identity theft, and other misconduct. Such activities may result in injuries, property damage, or loss of life for consumers and third parties, or business interruptions, reputational and brand damage, or other significant liabilities for us.

We have in the past incurred, and may in the future incur, losses from various types of fraud, including use of stolen or fraudulent credit card data, referral fraud by both consumers and Dashers, fraud with respect to background checks, fraud by employees or agents relating to payments or credits on our platform, attempted payments by consumers with insufficient funds, fraud committed by consumers in concert with Dashers, and account takeovers of Dasher accounts by bad actors. Bad actors use increasingly sophisticated methods to engage in illegal activities involving personal information, such as unauthorized use of another person’s identity, account information, or payment information and unauthorized acquisition or use of credit or debit card details, bank account information, and mobile phone numbers. For example, bad actors have created Dasher accounts using other people’s stolen personal identifying information to commit fraud on our platform and for other illicit purposes. Among other things, this has caused Form 1099s to be incorrectly sent to individuals who are not performing services as Dashers. We have launched a series of initiatives and products changes to help prevent these practices.

Under current credit card practices, we may be liable for orders facilitated on our platform with fraudulent credit card data, even if the associated financial institution approved the credit card transaction. Despite measures we have taken to detect and reduce the occurrence of fraudulent or other malicious activity on our platform, we cannot guarantee that any of our measures will be effective or will scale efficiently with our business. Our failure to adequately detect or prevent fraudulent transactions could harm our reputation or brand, result in litigation or regulatory action, and lead to expenses that could adversely affect our business, financial condition, and results of operations.

While we have implemented various measures intended to anticipate, identify, and address the risk of these types of activities, these measures may not adequately address or prevent all illegal, improper, or otherwise inappropriate activity by these parties from occurring and such conduct could expose us to liability, including through litigation, or adversely affect our brand or reputation. For example, Dashers whose accounts we have deactivated from our platform may nevertheless find a way to create a new account on our platform and perform deliveries. At the same time, if the measures we have taken to guard against these illegal, improper, or otherwise inappropriate activities, such as our requirement that all Dashers undergo a background check, are too restrictive and inadvertently prevent Dashers and consumers otherwise in good standing from using our platform, or if we are unable to implement and communicate these measures fairly and transparently or are perceived to have failed to do so, the growth and engagement of the number of Dashers and consumers on our platform and their use of our platform could be adversely affected. In addition, our ability to adopt measures to anticipate, identify, and address illegal, improper, or otherwise inappropriate activity may be particularly limited with our Self-Delivery service, which enables merchants on our Marketplace to fulfill orders with their own delivery fleets. These delivery providers are retained directly by merchants, and as a result, we do not conduct background checks on such providers or engage in any of the other activities that are a part of the typical onboarding process for Dashers on our platform. Further, any negative publicity related to the foregoing, whether such incident occurred on our platform or on our competitors’ platforms, could adversely affect our reputation and brand or public perception of our industry as a whole, which could negatively affect demand for platforms like ours, and potentially lead to increased regulatory or litigation exposure. Any of the foregoing risks could adversely affect our business, financial condition, and results of operations.

Our platform facilitates deliveries to consumers from non-partner merchants, and we face certain risks associated with these deliveries.

We aim to have a broad selection of merchants on our platform, which includes facilitating deliveries to consumers from non-partner merchants. Facilitating deliveries from non-partner merchants is generally less operationally efficient than doing so with partner merchants, as our platform is not integrated with non-partner merchants’ systems. For example, for orders with most partner merchants, Dashers have an expedited checkout process that does not require a separate payment in store, but for orders with non-partner merchants, Dashers may have to place and pay for the order separately in store. As a result, we may experience higher operational expenses for each order, more time and manual processes needed to place each order, and a higher likelihood of errors. Further, we sometimes unintentionally incorrectly price non-partner goods on our platform as a result of inaccuracies that occur when capturing menu prices. The occurrence of any errors, delays with orders, or other problems associated with facilitating deliveries with non-partner merchants could create a negative perception of our platform and cause damage to our reputation and brand. While our goal is to convert non-partner merchants into partner merchants, our inability to do so at a sufficiently high rate, or at all, could adversely affect our business, financial condition, and results of operations.

Further, some non-partner merchants may not want to be included on our platform and may request to be removed. While we honor these requests, removing non-partner merchants impacts our ability to provide a broad selection of merchants. In addition, there is a risk that non-partner merchants bring legal claims against us relating to their inclusion on our platform. For example, in 2015, In-N-Out Burger filed a complaint against us claiming unfair competition, among other claims, and sought a permanent injunction to stop us from delivering their food. There is also a risk that state or local law is enacted to prevent platforms like ours from including non-partners on the platform. For example, the California Legislature passed legislation, California Assembly Bill 2149 (“AB 2149”), which was signed into law by Governor Gavin Newsom and became effective on January 1, 2021. AB 2149 prohibits, among other things, food delivery logistics platforms from facilitating deliveries from restaurants in California without the restaurants’ prior consent. Similar prohibitions have also been enacted in jurisdictions where we operate including Louisiana, Massachusetts, Michigan, Arkansas, Virginia, Washington, DC, Nevada, Missouri, Oregon, Rhode Island, New York, Colorado, and New Hampshire and are being contemplated in other jurisdictions. Beyond regulatory restrictions, we may also adopt internal policies that limit or prohibit the facilitation of deliveries from merchants without their prior consent. For example, in November 2020, we adopted internal policies pursuant to which we generally do not add new non-partner restaurants for delivery on our platform in the United States and such policies require the use of disclaimers with existing non-partner restaurants on our platform in the United States to inform consumers that such restaurants are not partnered with DoorDash. In the future, based on a variety of factors, including legal and regulatory changes, we may continue to revise and update our internal policies related to non-partner restaurants and other merchants. To the extent we are required or we choose to remove non-partner merchants for any reason, this will adversely affect our ability to attract and retain consumers and could directly and adversely affect our business, financial condition, and results of operations.

If we do not continue to innovate and further develop our platform, our platform developments do not perform, or we are not able to keep pace with technological developments, we may not remain competitive and our business and results of operations could suffer.

Our success depends in part on our ability to continue to innovate and further develop our platform. To remain competitive, we must continuously enhance and improve the functionality and features of our platform, including our website and mobile applications and the suite of merchant services that we offer through our platform. If we fail to expand the suite of merchant services that we offer through our platform, or if we fail to continuously enhance and improve our existing merchant services, our ability to retain and acquire merchants could be adversely affected. If competitors introduce new offerings embodying new technologies, or if new industry standards and practices emerge, our existing technology, services, website, and mobile applications may become obsolete. Our future success could depend on our ability to respond to technological advances and emerging industry standards and practices in a cost-effective and timely manner.

We have scaled our business rapidly and significant new platform features and services have in the past resulted in, and in the future may continue to result in, operational challenges affecting our business. Developing and launching enhancements to our platform and new services on our platform may involve significant technical risks and upfront capital investments that may not generate return on investment. We may use new technologies ineffectively, or we may fail to adapt to emerging industry standards. If we face material delays in introducing new or enhanced platform features and services or if our recently introduced offerings do not perform in accordance with our expectations, the merchants, consumers, and Dashers that utilize our platform may forego the use of our services in favor of those of our competitors.

Our marketing efforts to help grow our business may not be effective.

Promoting awareness of our platform is important to our ability to grow our business and to attract new merchants, consumers, and Dashers and can be costly. We believe that much of the growth in the number of merchants, consumers, and Dashers that utilize our platform is attributable to our paid marketing initiatives. Our marketing efforts currently include referrals, affiliate programs, free or discount trials, partnerships, display advertising, television, billboards, radio, video, direct mail, social media, email, podcasts, hiring and classified advertisement websites, mobile “push” communications, search engine optimization, and keyword search campaigns. Our marketing initiatives may become increasingly expensive and generating a meaningful return on these initiatives may be difficult. Even if we successfully increase revenue as a result of our paid marketing efforts, it may not offset the additional marketing expenses we incur. If our marketing efforts to help grow our business are not effective, we expect that our business, financial condition, and results of operations would be adversely affected.

Any failure to offer high-quality support may harm our relationships with merchants, consumers, and Dashers and could adversely affect our business, financial condition, and results of operations.

Our ability to attract and retain merchants, consumers, and Dashers is dependent in part on our ability to provide high-quality support. Merchants, consumers, and Dashers depend on our support organization to resolve any issues relating to our platform. We rely on third parties to provide some support services and our ability to provide effective support is partially dependent on our ability to attract and retain third-party service providers who are not only qualified to support users of our platform but are also well versed in our platform. As we continue to grow our business and improve our offerings, we will face challenges related to providing high-quality support services at scale. Additionally, as we continue to grow our international business and the number of international users on our platform, our support organization will face additional challenges, including those associated with delivering support in languages other than English. Any failure to maintain high-quality support, or a market perception that we do not maintain high-quality support, could harm our reputation and adversely affect our ability to scale our platform and business, our financial condition, and results of operations.

If we fail to maintain or improve the cost-effectiveness of our local logistics platform, our business, financial condition, and results of operations could be adversely affected.

Our ability to provide a cost-effective local logistics platform depends on a number of factors, including Dasher efficiency and Dasher pay. Dasher efficiency relies on the technology that powers our local logistics platform and while we continue to make significant investments to improve the efficiency and sophistication of our technology, including enhancements to demand prediction, forecasting food preparation times at merchants, and optimizing our routing and batching algorithms, there is no guarantee that such efforts will be successful and produce the resulting gains in efficiency to our platform that we expect, or at all. Dasher pay is a major component of the cost of our business and subject to a number of risks, including changes to our Dasher pay model. The cost effectiveness of our local logistics platform would also be adversely affected if our operational and technological improvements do not reduce the number of defective orders and accordingly our cost of revenue and refunds and credits. If we are unable to maintain or improve the cost effectiveness of our local logistics platform, including with respect to Dasher efficiency and Dasher pay, our business, financial condition, and results of operations could be adversely affected.

We experience significant seasonal fluctuations in our financial results, which could cause our Class A common stock price to fluctuate.

Our business is highly dependent on consumer spending and Dasher behavior patterns that have an impact on our growth and expenses. We may experience changes in consumer activity over the course of the calendar year, although our rapid growth and the impact of the COVID-19 pandemic has made, and may continue to make, seasonal fluctuations difficult to detect. For example, consumer activity can be impacted by colder or more inclement weather, which may increase consumer demand, and warmer or sunny weather, which may decrease consumer demand. In addition, the number of available Dashers may decrease during periods of inclement weather, but consumer demand during these times may require us to have more Dashers available to fulfill orders. During these times, we typically rely on incentive pay to attract sufficient Dashers to maintain the quality of our platform, which increases our costs. Further, severe weather in certain areas can cause businesses, including restaurants, to close, and make it impossible for Dashers to make deliveries if roads are closed or difficult to drive on. In addition, we benefit from increased order volume in our campus markets when school is in session, and we experience a decrease in order volume when school is not in session and during summer breaks and other vacation periods, causing a similar decrease in Dasher pay. Seasonality will likely cause fluctuations in our financial results on a quarterly basis. In addition, other seasonal trends may develop and the existing seasonal trends that we experience may become more pronounced and contribute to fluctuations in our results of operations as we continue to scale and our growth slows. As such, we may not accurately forecast our results of operations. However, we base our spending and investment plans on forecasts and estimates, and we may not be able to adjust our spending quickly enough if our revenue is less than expected, causing our results of operations to fail to meet our expectations or the expectations of investors.

The impact of economic conditions, including the resulting effects on consumer spending and merchant performance, may adversely affect our business, financial condition, and results of operations.

Our performance is subject to economic conditions and their impact on levels of consumer spending. Some of the factors having an impact on discretionary consumer spending include general economic conditions, unemployment, consumer debt, reductions in net worth, inflation, residential real estate and mortgage markets, taxation, energy prices, interest rates, consumer confidence, and other macroeconomic factors. Consumer purchases of discretionary items may decline during recessionary periods and other periods in which disposable income is adversely affected. Economic conditions in certain regions may also be affected by natural disasters, such as earthquakes, hurricanes, wildfires, and threats to public health, such as the COVID-19 pandemic. Further, small businesses that do not have substantial resources, like some of the merchants on our platform, tend to be more adversely affected by poor economic conditions than large businesses. If merchants on our platform cease operations, temporarily or permanently, or face financial distress or other business disruption, we may not be able to provide consumers with sufficient merchant selection, and they may be less likely to use our platform. This risk is particularly pronounced with restaurants, as each year a significant percentage of restaurants go out of business, and in markets where we have fewer merchants. In addition, because spending for purchases from many of the merchants on our platform is generally considered to be discretionary, we expect that any decline in consumer spending would have a disproportionate effect on our business relative to those businesses that sell products or services considered to be necessities. If spending at the merchants on our platform declines, consumers may be less likely to use our platform, which could adversely affect our business, financial condition, and results of operations. Additionally, merchants on our platform may be negatively impacted by supply chain issues, labor shortages, inflation or other macroeconomic factors. Labor shortages at merchants could negatively impact their ability to fulfill orders, which could negatively impact volume on our Marketplace and in our Drive business. Inflationary pressures could drive merchant prices higher, which could negatively impact consumer demand and drive lower order volume on our Marketplace and in our Drive business.

We may face difficulties as we expand our operations into new local markets in which we have limited or no prior operating experience.

Our capacity for continued growth depends in part on our ability to expand our operations into, and compete effectively in, new local markets. It may be difficult for us to understand and accurately predict consumer preferences and purchasing habits in these new local markets. In addition, each market has unique regulatory dynamics. These include laws and regulations that can directly or indirectly affect our ability to operate, the pool of Dashers that are available, and our costs associated with insurance, support, fraud, and onboarding new Dashers. In addition, each market is subject to distinct competitive and operational dynamics. These include our ability to offer more attractive services than alternative options and our ability to efficiently attract and retain merchants, consumers, and Dashers, all of which affect our sales, results of operations, and key business metrics. As a result, we may experience fluctuations in our results of operations due to the changing dynamics in the local markets where we operate. If we invest substantial time and resources to expand our operations and are unable to manage these risks effectively, our business, financial condition, and results of operations could be adversely affected.

Our presence outside the United States and any future international expansion strategy will subject us to additional costs and risks and our plans may not be successful.

We have started expanding our presence internationally. For example, we launched our platform in Canada in 2015, in Australia in 2019, in Japan and Germany in 2021, and we expect to expand our international operations, particularly through the Transaction. Operating outside of the United States may require significant management attention to oversee operations over a broad geographic area with varying cultural norms and customs, in addition to placing strain on our finance, analytics, compliance, legal, engineering, and operations teams. We may incur significant operating expenses and may not be successful in our international expansion for a variety of reasons, including:

•	recruiting and retaining talented and capable employees in foreign countries and maintaining our company culture across all of our offices;

•	an inability to attract merchants, consumers, and Dashers;

•	competition from local incumbents that better understand the local market, may market and operate more effectively, and may enjoy greater local affinity or awareness;

•	differing demand dynamics, which may make our platform less successful;

•	complying with varying laws and regulatory standards, including with respect to labor and employment, data privacy, data protection, tax, and local regulatory restrictions;

•	obtaining any required government approvals, licenses, or other authorizations;

•	varying levels of Internet and mobile technology adoption and infrastructure;

•	currency exchange restrictions or costs and exchange rate fluctuations;

•	operating in jurisdictions that do not protect intellectual property rights in the same manner or to the same extent as the United States;

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public health concerns or emergencies, such as the COVID-19 pandemic and other highly communicable diseases or viruses, outbreaks of which have from time to time occurred, and which may occur, in various parts of the world in which we operate or may operate in the future; and

•	limitations on the repatriation and investment of funds as well as foreign currency exchange restrictions.

Our limited experience in operating our business internationally increases the risk that any potential future expansion efforts that we may undertake may not be successful. If we invest substantial time and resources to expand our operations internationally and are unable to manage these risks effectively, our business, financial condition, and results of operations could be adversely affected. In addition, international expansion may increase our risks in complying with various laws and standards, including with respect to anti-corruption, anti-bribery, export controls, and trade and economic sanctions.

If we or our partners fail to develop and successfully commercialize autonomous or drone delivery technologies or fail to develop such technologies before our competitors, or if such technologies fail to perform as expected, change our cost structure materially, are inferior to those of our competitors, or are perceived as less safe than those of our competitors or non-autonomous or non-drone delivery methods, our business, financial condition, and results of operations could be adversely affected.

We believe that autonomous and drone delivery technologies may have the ability to meaningfully impact our industry. We have invested and we expect to continue to invest in research and development related to autonomous and drone delivery technologies, either directly or in partnership with companies that develop such technologies. While we believe that autonomous and drone delivery could present substantial opportunities, the development of such technologies is expensive and time-consuming and may not be successful. Autonomous and drone delivery technologies involve significant risks and liabilities. Failures of our or our partners’ autonomous or drone delivery technologies could generate substantial liability, create negative publicity, or result in regulatory scrutiny, all of which could have an adverse effect on our reputation, brand, business, results of operations, and prospects. Even if our or our partners’ efforts to develop autonomous and drone delivery technologies are successful, such efforts may not be cost-effective and there is no guarantee that such technologies can reduce our current costs of facilitating on-demand delivery services. Further, several other companies, including Uber and Amazon, are also developing autonomous and drone delivery technologies, either themselves or through collaborations, and we expect that they will use such technology to further compete with us in the local logistics industry. Certain competitors may commercialize autonomous and drone delivery technologies at scale before we or our partners do. In the event that our competitors bring autonomous or drone delivery to market before we do, or their technology is or is perceived to be superior to our or our partners’ technology, they may be able to leverage such technology to compete more effectively with us, which would adversely affect our business, financial condition, and results of operations. For example, if competitors develop autonomous and drone delivery technologies that successfully reduce the cost of facilitating delivery logistics services, these competitors could offer their services at lower prices as compared to the price available to consumers on our platform. If a significant number of consumers choose to use our competitors’ offerings over ours, our business, financial condition, and results of operations could be adversely affected.

Further, we expect that governments will develop regulations that are specifically designed to apply to autonomous and drone technologies. These regulations could include requirements that significantly delay or narrowly limit the commercialization of autonomous and drone technologies, limit the amount of autonomous and drone delivery on our platform, or impose significant liabilities on manufacturers or operators of these solutions or developers of these technologies. Moreover, these regulations may affect our or our partners’ ability to design and manufacture new autonomous or drone technologies. For example, commercial drone regulations adopted by the Federal Aviation Administration limit the altitude, available airspace, and weight of a drone and also the certification of remote pilots that can operate a drone for commercial purposes in the United States. If regulations of this nature continue to be implemented, we or our partners may not be able to commercialize autonomous and drone delivery technologies in the manner we expect, or at all. Further, if we or our partners are unable to comply with existing or new regulations or laws applicable to autonomous and drone solutions, we could become subject to substantial fines or penalties.

If we are unable to make acquisitions and investments, or successfully integrate them into our business, our business, results of operations, and financial condition could be adversely affected.

As part of our business strategy, we will continue to consider a wide array of potential strategic transactions, including acquisitions of businesses, new technologies, services, and other assets and strategic investments that complement our business. For example, in November 2021, we entered into a definitive agreement to acquire Wolt, a local commerce platform based in Finland, which is expected to close in the first half of 2022. We have previously acquired and continue to evaluate targets that operate in relatively nascent markets, and as a result, there is no assurance that such acquired businesses will be successfully integrated into our business or generate substantial revenue.

Acquisitions involve numerous risks, any of which could harm our business and negatively affect our financial condition and results of operations, including:

•	intense competition for suitable acquisition targets, which could increase prices and adversely affect our ability to consummate deals on favorable or acceptable terms;

•	failure or material delay in closing a transaction;

•	transaction-related lawsuits or claims;

•	difficulties in integrating the technologies, operations, existing contracts, and personnel of an acquired company;

•	difficulties in retaining key employees or business partners of an acquired company;

•	difficulties in retaining merchants, consumers, and delivery service providers, as applicable, of an acquired company;

•	challenges with integrating the brand identity of an acquired company with our own;

•	diversion of financial and management resources from existing operations or alternative acquisition opportunities;

•	failure to realize the anticipated benefits or synergies of a transaction;

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failure to identify the problems, liabilities, or other shortcomings or challenges of an acquired company or technology, including issues related to intellectual property, regulatory compliance practices, litigation, revenue recognition or other accounting practices, or employee or user issues;

•	risks that regulatory bodies may enact new laws or promulgate new regulations that are adverse to an acquired company or business;

•	risks that regulatory bodies do not approve our acquisitions or business combinations or delay such approvals;

•	theft of our trade secrets or confidential information that we share with potential acquisition candidates;

•	risk that an acquired company or investment in new services cannibalizes a portion of our existing business; and

•	adverse market reaction to an acquisition.

We have made and may continue to make strategic investments as part of our business strategy. For example, in October 2021, DoorDash closed a $395 million investment in preferred shares of a private company based in Europe which provides an instant grocery delivery service. Strategic investments inherently involve a lesser degree of control over business operations, thereby potentially increasing the financial, legal, operational, regulatory, and/or compliance risks associated with the joint venture or strategic investment. In addition, we may be dependent on partners, controlling shareholders, management, or other persons or entities who control them and who may have business interests, strategies, or goals that are inconsistent or competitive with ours. Business decisions or other actions or omissions of the partners, controlling shareholders, management, or other persons or entities who control them may adversely affect the value of our investment, result in litigation or regulatory action against us, and may otherwise damage our reputation and brand. Our ability to sell or transfer, or realize value from our investments may be limited by applicable securities laws and regulations. Entry into certain transactions with foreign entities now or in the future may be subject to government regulations, including review related to foreign direct investment by U.S. or foreign government entities. If a transaction with a foreign entity was subject to regulatory review, such regulatory review might limit our ability to enter into the desired strategic alliance and thus our ability to carry out our long-term business strategy. In addition, our investments are speculative in nature and may decline in value or be entirely lost.

If we fail to address the foregoing risks or other problems encountered in connection with past or future acquisitions of businesses, new technologies, services, and other assets and strategic investments, or if we fail to successfully integrate such acquisitions or investments, our business, financial condition, and results of operations could be adversely affected.

We depend on our highly skilled employees to grow and operate our business, and if we are unable to hire, retain, manage, and motivate our employees, or if our new employees do not perform as we anticipate, we may not be able to grow effectively and our business, financial condition, and results of operations could be adversely affected.

Our future success will depend in part on the continued service of our founders, senior management team, key technical employees, and other highly skilled employees, including Tony Xu, our co-founder and Chief Executive Officer, and on our ability to continue to identify, hire, develop, motivate, and retain talented employees. We may not be able to retain the services of any of our employees or other members of senior management in the future. Also, all of our U.S.-based employees, including our senior management team and Mr. Xu, work for us on an at-will basis, and there is no assurance that any such employee will remain with us. Our competitors may be successful in recruiting and hiring members of our management team or other key employees, and it may be difficult for us to find suitable replacements on a timely basis, on competitive terms, or at all. If we are unable to attract and retain the necessary employees, particularly in critical areas of our business, we may not achieve our strategic goals. In addition, from time to time, there may be changes in our senior management team that may be disruptive to our business. If our senior management team fails to work together effectively and to execute its plans and strategies, our business, financial condition, and results of operations could be adversely affected.

We face intense competition for highly skilled employees, especially in the San Francisco Bay Area where we have a substantial presence and need for highly skilled employees. To attract and retain top talent, we have had to offer, and we believe we will need to continue to offer, competitive compensation and benefits packages. Job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. The trading price of our Class A common stock may be volatile and could be subject to fluctuations in response to various factors and may not appreciate. If the perceived value of our equity awards declines for this or other reasons, it may adversely affect our ability to attract and retain highly qualified employees. Certain of our employees have received significant proceeds from sales of our equity in private transactions and many of our employees have received, and may in the future receive, significant proceeds from sales of our equity in the public markets, which may reduce their motivation to continue to work for us. We may need to invest significant amounts of cash and equity to attract and retain new employees and expend significant time and resources to identify, recruit, train, and integrate such employees, and we may never realize returns on these investments. If we are unable to effectively manage our hiring needs or successfully integrate new hires, our efficiency, ability to meet forecasts, and employee morale, productivity, and engagement could suffer, which could adversely affect our business, financial condition, and results of operations.

Our company culture has contributed to our success and if we cannot maintain and evolve our culture as we grow, our business could be adversely affected.

We believe that our company culture, which promotes authenticity, empathy, support for others, and bias for action, has been critical to our success. We face a number of challenges that may affect our ability to sustain our corporate culture, including:

•	failure to identify, attract, reward, and retain people in leadership positions in our organization who share and further our culture, values, and mission;

•	the increasing size and geographic diversity of our workforce;

•	competitive pressures to move in directions that may divert us from our mission, vision, and values;

•	the continued challenges of a rapidly evolving industry;

•	the increasing need to develop expertise in new areas of business that affect us;

•	negative perception of our treatment of employees, merchants, consumers, and Dashers or our response to employee sentiment related to political or social causes or actions of management; and

•	the integration of new personnel and businesses from acquisitions.

If we are not able to maintain and evolve our culture, our business, financial condition, and results of operations could be adversely affected.

Our business could be adversely impacted by changes in the Internet and mobile device accessibility of users.

Our business depends on users’ access to our platform via a mobile device or personal computer and the Internet. We may operate in jurisdictions that provide limited Internet connectivity, particularly as we expand internationally. Internet access and access to a mobile device or personal computer are frequently provided by companies with significant market power that could take actions that degrade, disrupt, or increase the cost of consumers’ ability to access our platform. In addition, the Internet infrastructure that we and users of our platform rely on in any particular geographic area may be unable to support the demands placed upon it and could interfere with the speed and availability of our platform. Any such failure in Internet or mobile device or computer accessibility, even for a short period of time, could adversely affect our results of operations.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the applicable listing standards of the New York Stock Exchange. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. In connection with the audit of our consolidated financial statements as of and for the years ended December 31, 2018 and 2019, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting. To address this material weakness, we hired additional accounting, engineering, and business intelligence personnel and implemented process level and management review controls to identify and address emerging risks. While we believe this material weakness has been remediated as of December 31, 2020, we cannot assure you that we have identified all of our existing material weaknesses, or that we will not in the future have additional material weaknesses.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems, or the existing systems and third-party software applications that we rely on for financial reporting, do not perform as expected, we may experience further deficiencies in our controls and we may not be able to meet our financial reporting obligations.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, additional weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we are required to include in our periodic reports that will be filed with the SEC commencing with our second annual report on Form 10-K. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Class A common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the New York Stock Exchange.

Additionally, commencing with our second annual report on Form 10-K, our independent registered public accounting firm is required to formally attest to the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of our Class A common stock.

We may not timely and effectively scale and adapt our existing technology and network infrastructure to ensure that our platform is accessible, which would adversely affect our business, reputation, financial condition, and results of operations.

We expect to continue to make significant investments to maintain and improve the availability of our platform and to enable rapid releases of new features and services. However, it may become increasingly difficult to maintain and improve the availability of our platform, especially during peak usage times and as our platform becomes more complex and our user traffic increases. If our platform is unavailable when merchants, consumers, and Dashers attempt to access it or it does not load as quickly as they expect or it experiences capacity constraints due to an overwhelming number of users accessing our platform simultaneously, users may seek other offerings, and may not return to our platform as often in the future, or at all. This would adversely affect our ability to attract merchants, consumers, and Dashers and decrease the frequency with which they use our platform. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed, or continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business, reputation, financial condition, and results of operations would be adversely affected.

Defects, errors, or vulnerabilities in our applications, backend systems, or other technology systems and those of third-party technology providers could harm our reputation and brand and adversely impact our business, financial condition, and results of operations.

The software underlying our platform is highly complex and may contain undetected errors or vulnerabilities, some of which may only be discovered after the code has been released. Our practice is to effect frequent releases of software updates, sometimes multiple times per day. The third-party software that we incorporate into our platform may also be subject to errors or vulnerabilities. Any errors or vulnerabilities discovered in our code or from third-party software after release could result in negative publicity, a loss of users or loss of revenue, and access or other performance issues. Such vulnerabilities could also be exploited by malicious actors and result in exposure of data of users on our platform, or otherwise result in a security breach or other security incident. We may need to expend significant financial and development resources to analyze, correct, eliminate, or work around errors or defects or to address and eliminate vulnerabilities. Any failure to timely and effectively resolve any such errors, defects, or vulnerabilities could adversely affect our business, reputation, brand, financial condition, and results of operations.

We have implemented “sell-to-cover” in which shares of our Class A common stock are sold into the market on behalf of DoorDash RSU holders upon vesting and/or settlement of DoorDash RSUs to cover tax withholding liabilities and such sales will result in dilution to our stockholders. We also permit certain DoorDash RSU holders to elect to cover the DoorDash RSU tax withholding liabilities by providing to us a cash payment amount.

To fund the tax withholding and remittance obligations arising in connection with the future vesting and/or settlement of DoorDash RSUs, we will either (i) withhold shares of our Class A common stock that would otherwise be issued with respect to such DoorDash RSUs and pay the relevant tax authorities in cash (which may include cash generated from the proceeds of DoorDash’s initial public offering (the “DoorDash IPO”)) to satisfy such tax obligations, (ii) have the holders of such DoorDash RSUs use a broker or brokers to sell a portion of such shares into the market on the applicable settlement date, with the proceeds of such sales to be delivered to us for remittance to the relevant taxing authorities, in order to satisfy such tax withholding and remittance obligations, or (iii) allow certain holders of such DoorDash RSUs to pay us an amount in cash, via a broker, sufficient to cover the applicable DoorDash RSU tax withholding obligations. The tax withholding due in connection with such DoorDash RSU vesting and settlement will be based on the then-current value of the underlying shares of our Class A common stock, and we would expect to withhold and remit the tax withholding liabilities at the applicable statutory rates on behalf of the DoorDash RSU holders to the relevant tax authorities in cash. If we withhold shares of our Class A common stock that would otherwise be issued with respect to the vesting and/or settlement of DoorDash RSUs and pay the relevant tax authorities in cash to satisfy such tax obligations, this may result in significant cash expenditures by us. We have implemented “sell-to-cover” to satisfy tax withholding obligations, pursuant to which shares with a market value equivalent to the tax withholding obligation are sold on behalf of the holder of the DoorDash RSUs upon vesting and settlement to cover the tax withholding liability and the cash proceeds from such sales are remitted by us to the taxing authorities. Such sales or any cash amount that the holder provides to us to cover the applicable DoorDash RSU tax withholding obligations, in either case, will not result in the expenditure of additional cash by us to satisfy the tax withholding obligations for DoorDash RSUs, but will cause dilution to our stockholders and, to the extent a large number of shares are sold in connection with any vesting event, such sales volume may cause our stock price to fluctuate.

We track certain operational metrics with internal systems and tools and do not independently verify such metrics. Certain of our operational metrics are subject to inherent challenges in measurement, and any real or perceived inaccuracies in such metrics may adversely affect our business and reputation.

We track certain operational metrics, including our merchant, consumer, and Dasher counts and key business and non-GAAP metrics such as Total Orders, Marketplace GOV, Contribution Profit (Loss), Contribution Margin, Adjusted Gross Profit (Loss), Adjusted Gross Margin, Adjusted EBITDA, and Adjusted EBITDA Margin, with internal systems and tools that are not independently verified by any third party and which may differ from estimates or similar metrics published by third parties due to differences in sources, methodologies, or the assumptions on which we rely. Our internal systems and tools have a number of limitations, and our methodologies for tracking these metrics may change over time, which could result in unexpected changes to our metrics, including the metrics we publicly disclose. If the internal systems and tools we use to track these metrics undercount or overcount performance or contain algorithmic or other technical errors, the data we report may not be accurate. While these numbers are based on what we believe to be reasonable estimates of our metrics for the applicable period of measurement, there are inherent challenges in measuring how our platform is used across large populations. For example, the accuracy of our operating metrics could be impacted by fraudulent users of our platform, and further, we believe that there are consumers who have multiple accounts, even though this is prohibited in our Terms of Service and we implement measures to detect and prevent this behavior. Consumer usage of multiple accounts may cause us to overstate the number of consumers on our platform. In addition, limitations or errors with respect to how we measure data or with respect to the data that we measure may affect our understanding of certain details of our business, which could affect our long-term strategies. If our operating metrics are not accurate representations of our business, if investors do not perceive our operating metrics to be accurate, or if we discover material inaccuracies with respect to these figures, we expect that our business, reputation, financial condition, and results of operations would be adversely affected.

Operating as a public company requires us to incur substantial costs and requires substantial management attention. In addition, key members of our management team have limited experience managing a public company.

As a public company, we incur substantial legal, accounting, and other expenses that we did not incur as a private company. For example, we are subject to the reporting requirements of the Exchange Act, the applicable requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules and regulations of the SEC, and the listing standards of the New York Stock Exchange. For example, the Exchange Act requires, among other things, we file annual, quarterly, and current reports with respect to our business, financial condition, and results of operations. We are also required to maintain effective disclosure controls and procedures and internal control over financial reporting. Compliance with these rules and regulations has increased and will continue to increase our legal and financial compliance costs, and increase demand on our systems. In addition, as a public company, we may be subject to stockholder activism, which can lead to additional substantial costs, distract management, and impact the manner in which we operate our business in ways we cannot currently anticipate. As a result of disclosure of information in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors.

Many members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituencies will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and results of operations.

Risks Related to DoorDash’s Legal and Regulatory Environment

If Dashers are reclassified as employees under federal or state law, our business, financial condition, and results of operations would be adversely affected.

We are subject to claims, lawsuits, arbitration proceedings, administrative actions, government investigations, and other legal and regulatory proceedings at the federal, state, and municipal levels challenging the classification of Dashers that utilize our platform as independent contractors. The tests governing whether a Dasher is an independent contractor or an employee vary by governing law and are typically highly fact sensitive. Laws and regulations that govern the status and classification of independent contractors are subject to changes and divergent interpretations by various authorities, which can create uncertainty and unpredictability for us. We maintain that Dashers that utilize our platform are independent contractors. However, Dashers may be reclassified as employees, especially in light of the evolving rules and restrictions on service provider classification and their potential impact on the local logistics industry. A reclassification of Dashers or other delivery service providers as employees would adversely affect our business, financial condition, and results of operations, including as a result of:

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monetary exposure arising from, or relating to failure to, withhold and remit taxes, unpaid wages and wage and hour laws and requirements (such as those pertaining to failure to pay minimum wage and overtime, or to provide required breaks and wage statements), expense reimbursement, statutory and punitive damages, penalties, including related to the California Labor Code Private Attorneys General Act (“PAGA”) and government fines;

•	injunctions prohibiting continuance of existing business practices;

•	claims for employee benefits, social security, workers’ compensation, and unemployment;

•	claims of discrimination, harassment, and retaliation under civil rights laws;

•	claims under laws pertaining to unionizing, collective bargaining, and other concerted activity;

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other claims, charges, or other proceedings under laws and regulations applicable to employers and employees, including risks relating to allegations of joint employer liability or agency liability; and

•	harm to our reputation and brand.

In addition to the harms listed above, a reclassification of Dashers or other delivery service providers as employees would require us to significantly alter our existing business model and operations and impact our ability to add and retain Dashers to our platform and grow our business, which we would expect to have an adverse effect on our business, financial condition, and results of operations.

We have been involved in and continue to be involved in numerous legal proceedings related to Dasher classification, and such proceedings have increased in volume since the California Supreme Court’s 2018 ruling in Dynamex. We are currently involved in a number of putative class actions and representative actions brought, for example, pursuant to PAGA, and numerous individual claims, including those brought in arbitration or compelled pursuant to the terms of our independent contractor agreements to arbitration, challenging the classification of Dashers that utilize our platform as independent contractors. In addition, in June 2020, the San Francisco District Attorney filed a claim against us in the Superior Court of California, County of San Francisco, alleging that we misclassified Dashers as independent contractors as opposed to employees. This action is seeking both restitutionary damages and a permanent injunction that would bar us from continuing to classify Dashers as independent contractors. The San Francisco District Attorney also sought a preliminary injunction that would have barred us from continuing to classify Dashers in California as independent contractors during the pendency of this case. The request for the preliminary injunction was withdrawn in December 2020. We believe we have meritorious defenses, despite the allegations of wrongdoing, and intend to defend ourselves vigorously in these matters. In addition, in 2017, we settled one classification matter in California on a class basis including claims raised under PAGA and in 2022, we settled a similar classification matter covering Massachusetts and California Dashers, including claims raised under PAGA.

Some jurisdictions are considering implementing standards similar to the test set forth in Dynamex to determine worker classification. Further, the California Legislature passed AB 5 and it was signed into law by Governor Gavin Newsom on September 18, 2019 and became effective on January 1, 2020. AB 5 codified the Dynamex standard regarding contractor classification, expanded its application, and created numerous carve-outs. We, along with certain other companies, supported a campaign for the 2020 California ballot initiative Proposition 22 to address AB 5 and preserve flexibility for Dashers, which passed in November 2020. However, on August 20, 2021, the Alameda County Superior Court in California issued an order finding that the entirety of Proposition 22 is unenforceable. The California Attorney General and other groups and individuals have filed notices of appeal to the California Court of Appeal. As a result, to the extent Proposition 22 remains in effect pending further court proceedings, as such, certain provisions regarding compensation, along with certain other requirements, are applicable to us and Dashers in California and our costs related to Dashers have increased in California. To offset a portion of these increased costs, we do in certain circumstances charge higher fees and commissions, which could result in lower order volumes over time. Depending on whether and how much we choose to increase fees and commissions, these increased costs could also lead to a lower Net Revenue Margin, which we previously referred to in past SEC filings as Take Rate, defined as revenue expressed as a percentage of Marketplace GOV. The provisions resulting from Proposition 22 that are now applicable to us include, but are not limited to, (i) net earnings (which excludes tips, tolls, and certain other amounts) to Dashers no less than a net earnings floor equal to (A) 120% of the minimum wage for a Dasher’s engaged time and (B) for Dashers using a motor vehicle, $0.30 per engaged mile (which amount shall be adjusted for inflation after 2021) and (ii) for Dashers averaging at least fifteen (15) hours per week of engaged time during a calendar quarter who subscribe to a qualifying health plan, payments to such Dashers of healthcare subsidies of varying dollar amounts depending on a Dasher’s engaged time per week. As such, Proposition 22 is likely to have an adverse impact on our results of operations. In addition, several jurisdictions where we operate may be considering adopting legislation that would pair worker flexibility and independence with new protections and benefits, and we are engaged in ongoing discussions with Dashers, policy makers and other stakeholders regarding the future of the type of work that Dashers perform. To the extent other states adopt such legislation, we would expect our costs related to Dashers in such jurisdictions to increase and we could experience lower order volumes in such jurisdictions if we charge higher fees and commissions as a result of such laws, which would adversely impact our results of operations. Even with the passage of Proposition 22 and similar legislation, such initiatives and legislation could still be challenged and subject to litigation. For example, certain plaintiffs filed a claim in California Superior Court challenging the constitutionality of Proposition 22, which resulted in the Alameda County Superior Court’s order noted above (which is being appealed), and similar challenges may also be filed. Furthermore, if Dashers are determined to be employees in other states or under federal law, this could result in even higher increases to our costs related to Dashers, which would likely lead us to increase fees and commissions even more and may result in further lower order volumes. To the extent Dashers are determined to be employees under other state or federal law, we would be required to significantly alter our existing business model and operations, which would have an adverse impact on our business, financial condition, and results of operations.

We are subject to claims, lawsuits, investigations, and various proceedings, and face potential liability, expenses for legal claims, and harm to our business based on the nature of our business.

We face potential liability, expenses for legal claims, and harm to our business relating to the nature of our business generally, and with the food delivery services we facilitate in particular, including potential claims related to food offerings, delivery, and quality.

We are subject to claims, lawsuits, arbitration proceedings, government investigations, and other legal, regulatory, and other administrative proceedings, including those involving personal injury, property damage, worker classification, labor and employment, anti-discrimination, commercial disputes, competition, consumer complaints, intellectual property disputes, marketing and advertising to consumers and Dashers, compliance with regulatory requirements, and other matters, and we may become subject to additional types of claims, lawsuits, government investigations, and legal or regulatory proceedings as our business grows and as we deploy new services.

We are also subject to claims, lawsuits, and other legal proceedings seeking to hold us vicariously liable for the actions of merchants, consumers, and Dashers. For example, third parties could assert legal claims against us in connection with personal injuries related to food poisoning, tampering, or other food safety issues or accidents caused by Dashers that utilize our platform. We have incurred expenses to settle personal injury claims, which we sometimes choose to settle for reasons including expediency, protection of our reputation, and to prevent the uncertainty of litigating, and we expect that such expenses will continue to increase as our business grows and we face increasing public scrutiny. In addition, we could be subject to legal claims relating to the sale of alcoholic beverages or alcohol consumption. Regardless of the outcome of any legal proceeding, any injuries to, or deaths of, any consumers, Dashers, or third parties could result in negative publicity and harm to our brand, reputation, business, financial condition, and results of operations.

Reports, whether true or not, of food-borne illnesses (such as E. Coli, avian flu, bovine spongiform encephalopathy, hepatitis A, trichinosis, or salmonella) and injuries caused by food tampering or inappropriate or unsanitary food preparation, handling, or delivery, or other food safety incidents have led to potential legal claims against, and severely injured the reputations of, participants in the food business and could do so in the future as well. Further, if any such report were to affect one or more of the merchants on our platform that generate a significant percentage of our overall Marketplace GOV, it could seriously harm our business. The potential for acts of terrorism on the U.S. or international food supply also exists and, if such an event occurs, it could harm our business and results of operations. Further, food that is ordered through our platform could be subject to a recall, but we may have limited ability, if any, to ensure compliance with a food recall. In addition, reports of food-borne illnesses, food recalls, food tampering, or inappropriate or unsanitary food preparation, handling, or delivery, even those occurring solely at merchants that are not on our platform, could, as a result of negative publicity about the restaurant or grocery industry, adversely affect our business, financial condition, and results of operations.

We also face potential liability and expense for claims, including class, collective, and other representative actions, by or relating to Dashers regarding, among other things, the classification of Dashers that utilize our platform as well as our Dasher pay model, including claims regarding disclosures we make with respect to sales tax, service fees, delivery fees, and gratuities, the process of signing up to become a Dasher, including the background check process, and the nature and frequency of our communications to Dashers via email, text, or telephone. In addition, we also face potential liability and expense for claims, including class actions, by consumers relating to, among other things, our Dasher pay model, including claims regarding disclosures we make with respect to sales tax, service fees, delivery fees, and gratuities, the local food delivery logistics services we facilitate, discrepancies between the menus on our website and consumer mobile application and the menus at the restaurant from which the food is delivered, including discrepancies in menu items and the prices of such items and taxes on such items, and the nature and frequency of our marketing communications to consumers via email, text, or telephone.

In addition, we face potential liability and expense for claims relating to the information that we publish on our website and mobile applications, including claims for trademark and copyright infringement, defamation, libel, and negligence, among others. We also face potential liability and expense for claims arising from a data security incident, including claims regarding the adequacy and timeliness of our response to such an incident and our notification to affected consumers and Dashers.

The results of any such claims, lawsuits, arbitration proceedings, government investigations, or other legal or regulatory proceedings cannot be predicted with any degree of certainty. Any claims against us, whether meritorious or not, could be time-consuming, result in costly litigation, be harmful to our reputation, require significant management attention, and divert significant resources. Determining reserves for our pending litigation is a complex and fact-intensive process that requires significant subjective judgment and speculation. It is possible that a resolution of one or more such proceedings could result in substantial damages, settlement costs, fines, and penalties that could adversely affect our business, financial condition, and results of operations. These proceedings could also result in harm to our reputation and brand, sanctions, consent decrees, injunctions, or other orders requiring a change in our business practices. Any of these consequences could adversely affect our business, financial condition, and results of operations. Further, under certain circumstances, we have contractual and other legal obligations to indemnify and to incur legal expenses on behalf of our business and commercial partners and current and former directors and officers.

In addition, we include arbitration and class action waiver provisions in our terms of service with the merchants, consumers, and Dashers that utilize our platform. These provisions are intended to streamline the litigation process for all parties involved, as they can in some cases be faster and less costly than litigating disputes in state or federal court. However, arbitration can be costly and burdensome, and the use of arbitration and class action waiver provisions subjects us to certain risks to our reputation and brand, as these provisions have been the subject of increasing public scrutiny. In order to minimize these risks to our reputation and brand, we may limit our use of arbitration and class action waiver provisions or be required to do so in a legal or regulatory proceeding, either of which could cause an increase in our litigation costs and exposure. Additionally, we permit certain users of our platform to opt out of such provisions, which could also cause an increase in our litigation costs and exposure.

Further, with the potential for conflicting rules regarding the scope and enforceability of arbitration and class action waivers on a state-by-state basis, as well as between state and federal law, there is a risk that some or all of our arbitration and class action waiver provisions could be subject to challenge or may need to be revised to exempt certain categories of protection. If these provisions were found to be unenforceable, in whole or in part, or specific claims are required to be exempted, we could experience an increase in our costs to litigate disputes and the time involved in resolving such disputes, and we could face increased exposure to potentially costly lawsuits, each of which could adversely affect our business, financial condition, and results of operations.

Taxing authorities may successfully assert that we have not properly collected or remitted, or in the future should collect or remit, sales and use, gross receipts, value added, or similar taxes or withholding taxes, and may successfully impose additional obligations on us, and any such assessments, obligations, or inaccuracies could adversely affect our business, financial condition, and results of operations.

The application of non-income, or indirect, taxes, such as sales and use tax, value-added tax, goods and services tax, business tax, and gross receipt tax, to businesses like ours is a complex and evolving issue. Many of the fundamental statutes and regulations that impose these taxes were established before the adoption and growth of the Internet and e-commerce. Significant judgment is required on an ongoing basis to evaluate applicable tax obligations, and as a result, amounts recorded are estimates and are subject to adjustments. In many cases, the ultimate tax determination is uncertain because it is not clear how new and existing statutes might apply to our business or to local logistics businesses generally.

In addition, governments are increasingly looking for ways to increase revenue, which has resulted in discussions about tax reform and other legislative action to increase tax revenue, including through indirect taxes. Such taxes could adversely affect our financial condition and results of operations.

We are subject to indirect taxes, such as payroll, sales, use, value-added, and goods and services taxes in the United States and foreign jurisdictions where we operate, such as Canada and Australia, and we may face various indirect tax audits in various U.S. and foreign jurisdictions. In certain jurisdictions, we collect and remit indirect taxes. However, tax authorities may raise questions about, or challenge or disagree with, our calculation, reporting, or collection of taxes and may require us to collect taxes in jurisdictions in which we do not currently do so or to remit additional taxes and interest, and could impose associated penalties and fees. A successful assertion by one or more tax authorities requiring us to collect taxes in jurisdictions in which we do not currently do so or to collect additional taxes in a jurisdiction in which we currently collect taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest, could discourage merchants, consumers, and Dashers from utilizing our offerings, or could otherwise harm our business, financial condition, and results of operations. Further, even where we are collecting taxes and remitting them to the appropriate authorities, we may fail to accurately calculate, collect, report, and remit such taxes. Additionally, if merchants try to pass along increased additional taxes and raise prices to consumers, order volume may decline. Although we have reserved for potential payments of possible past tax liabilities in our financial statements, if these liabilities exceed such reserves, our financial condition would be harmed.

Under state tax law, we may be deemed responsible for collecting and remitting sales taxes directly to certain states. Our responsibility for these taxes may be applicable to past sales and could be applicable to the cost of goods or fees charged on our platform. A successful assertion that we should be collecting additional sales, use, or other taxes or remitting such taxes directly to states could result in substantial tax liabilities for past sales and additional administrative expenses. These taxes could also increase the cost for consumers using our platform. Any of the foregoing would adversely affect our business, financial condition, and results of operations.

Additionally, one or more states, localities, or other taxing jurisdictions may seek to impose additional reporting, record-keeping, or indirect tax collection obligations on businesses like ours. For example, taxing authorities in the United States and other countries have identified e-commerce platforms as a means to calculate, collect, and remit indirect taxes for transactions taking place over the Internet, and are considering related legislation. After the U.S. Supreme Court decision in South Dakota v. Wayfair Inc., certain states have enacted laws that would require tax reporting, collection, or tax remittance on items sold online. Requiring tax reporting or collection could decrease merchant, consumer, or Dasher activity, which would harm our business. This new legislation could require us or Dashers to incur substantial costs in order to comply, including costs associated with tax calculation, collection, and remittance and audit requirements, which could make our offerings less attractive and could adversely affect our business, financial condition, and results of operations.

Also, the U.S. and certain foreign jurisdictions have tax rules generally requiring payors to obtain payee taxpayer information and report payments to unrelated parties to the government. Under certain circumstances, a failure to comply with such obligations may cause us to become liable for monetary penalties or to withhold a percentage of the amounts paid to Dashers and merchants and remit such amounts to the taxing authorities. Due to the large number of Dashers and merchants, and the amounts paid to each, process failures with respect to these reporting obligations could result in financial liability and other consequences to us if we were unable to remedy such failures in a timely manner.

As a result of these and other factors, the ultimate amount of tax obligations owed may differ from the amounts recorded in our financial statements and any such difference may adversely affect our results of operations in future periods in which we change our estimates of our tax obligations or in which the ultimate tax outcome is determined.

We may have exposure to greater than anticipated tax liabilities.

We are subject to income taxes in the United States and certain foreign jurisdictions. Our effective tax rate could be adversely affected by changes in the mix of earnings and losses in countries with differing statutory tax rates, certain non-deductible expenses, and the valuation of deferred tax assets. Increases in our effective tax rate would reduce profitability or increase losses.

As we expand the scale of our international business activities, any changes in the United States or foreign taxation of such activities may increase our worldwide effective tax rate and harm our business, financial condition, and results of operations.

Further, income earned by us and our subsidiaries may be subject to taxation in more than one jurisdiction, such as the jurisdiction of incorporation or organization of us or the applicable subsidiary as well as the jurisdiction from which such income is derived. This may result in double taxation if relief is not available under applicable domestic or non-U.S. law or an applicable tax treaty. Any double taxation may impact the financial results of our operations.

We have been subject to examination, and may be subject to examination in the future, by federal, state, local, and foreign tax authorities on income, employment, sales, and other tax matters. While we regularly assess the likelihood of adverse outcomes from such examinations and the adequacy of our provision for taxes, there can be no assurance that such provision is sufficient and that a determination by a tax authority would not have an adverse effect on our business, financial condition, and results of operations. Certain risks relating to employment taxes and sales taxes are described in more detail under “—If Dashers in the United States are reclassified as employees under federal or state law, our business, financial condition, and results of operations would be adversely affected.” and “—Taxing authorities may successfully assert that we have not properly collected or remitted, or in the future should collect or remit, sales and use, gross receipts, value added, or similar taxes or withholding taxes, and may successfully impose additional obligations on us, and any such assessments, obligations, or inaccuracies could adversely affect our business, financial condition, and results of operations.”

In addition, regulatory or legislative developments may also arise from the proposed U.S. tax reform under the Biden Administration, which has proposed a new corporate alternative minimum tax and increased taxation of international business operations. There is uncertainty regarding what changes, if any, will be enacted and the effect on our business and financial results.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2021, we had accumulated $4,125 million and $3,265 million of federal and state net operating loss carryforwards (“NOLs”), respectively, available to reduce future taxable income, some of which will begin to expire in 2036 for federal and 2024 for state tax purposes. It is possible that we will not generate taxable income in time to use NOLs before their expiration, or at all. Under Section 382 and Section 383 of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs and other tax attributes, including R&D tax credits, to offset its post-change income may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5 percent stockholders” that exceeds fifty (50) percentage points over a rolling three-year period. Similar rules may apply under state tax laws. Our ability to use NOLs and other tax attributes, including R&D credit carryforwards, to reduce future taxable income and liabilities may be subject to annual limitations as a result of prior ownership changes and ownership changes that may occur in the future. Prior to the utilization of NOLs in the future, we will determine whether there are any limitations under Section 382 of the Code.

There is also a risk that due to changes in applicable law or regulatory changes (such as suspensions on the use of NOLs and other tax attributes by certain jurisdictions, including in order to raise additional revenue to help counter the fiscal impact from the COVID-19 pandemic, possibly with retroactive effect) or other unforeseen reasons, our existing NOLs and other tax attributes could expire or otherwise be unavailable to offset future income tax liabilities. For these reasons, we may not be able to realize a tax benefit from the use of our NOLs and other tax attributes.

Our business is subject to a variety of U.S. laws and regulations, including those related to worker classification, Dasher pay, and pricing and commissions, many of which are unsettled and still developing, and failure to comply with such laws and regulations could subject us to claims or otherwise adversely affect our business, financial condition, or results of operations.

The local delivery logistics industry and our business model are relatively nascent and rapidly evolving. We are or may become subject to a variety of laws in the United States and other jurisdictions, including those related to worker classification, Dasher pay, insurance, and pricing and commissions. Laws, regulations, and standards governing issues such as worker classification or our relationship with Dashers on our platform more generally (for example, those concerning Dasher pay, insurance requirements, and other aspects of our relationship with Dashers), labor and employment, anti-discrimination, food safety, alcoholic beverages and other highly regulated products, online credit card payments, gratuities, pricing and commissions, text messaging, membership services, intellectual property, data retention, privacy, data security, consumer protection, background checks, website and mobile application accessibility, and tax are often complex, subject to change, and subject to varying interpretations, in many cases due to their lack of specificity. The scope and interpretation of these laws, and whether they are applicable to us, are often uncertain and may be conflicting, including varying standards and interpretations between state and federal law, between individual states, and even at the city and municipality level. As a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as federal, state, and local administrative agencies. We have been proactively working with state and local governments and regulatory bodies to ensure that our platform is available broadly in the United States and foreign jurisdictions including Canada and Australia.

Additionally, laws relating to the potential liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by users. In addition, regulatory authorities in the United States at the federal and state level are considering a number of legislative and regulatory proposals concerning privacy and other matters that may be applicable to our business. It is also likely that as our business grows and evolves and our services are used in a greater number of geographies, as with our November 2021 launch in Germany, we would become subject to laws and regulations in additional jurisdictions. It is difficult to predict how existing laws would be applied to our business and the new laws to which it may become subject.

Recent financial, political, and other events may increase the level of regulatory scrutiny on larger companies, technology companies in general, and companies engaged in dealings with independent contractors. Regulatory and administrative bodies may enact new laws or promulgate new regulations that are adverse to our business, or they may view matters or interpret laws and regulations differently than they have in the past or in a manner adverse to our business, including by changing employment-related laws or by regulating or capping the commissions businesses like ours agree to with merchants or the fees that we may charge consumers. For example, in connection with the COVID-19 pandemic, over fifty (50) jurisdictions across the United States, including many jurisdictions in California, have implemented temporary price controls on local food delivery logistics platforms. In addition, some jurisdictions have enacted permanent price controls, including San Francisco, California, New York, New York, Philadelphia, Pennsylvania, and Minneapolis, Minnesota (although the latter two jurisdictions’ price restrictions do not apply when certain conditions are met). We filed litigation challenging the San Francisco and New York price controls as unconstitutional and in excess of each respective jurisdiction’s police power. There are legislative proposals in additional jurisdictions to make price controls on food delivery logistics platforms permanent, and we expect other such proposals to be made in the future. These price controls have had in the past, and are likely to have in the future, an adverse effect on our results of operations. These price controls have also caused, and may in the future cause, us to increase the fees we charge to consumers, though we are aware of multiple jurisdictions which have adopted explicit limits or prohibitions against doing so in connection with price controls, which could further increase our costs. In addition, certain jurisdictions may challenge the way in which we categorize or collect such increased consumer fees on our platform. For example, the City of Chicago has challenged such fees as confusing and/or misleading to consumers. Although temporary price controls in some jurisdictions in which we operate have expired, with the continued duration of the COVID-19 pandemic, we expect existing price controls to persist in the near term and for additional jurisdictions where we operate to implement similar price controls. If any of these events occur, or if price controls are retained after the COVID-19 pandemic subsides, our business, financial condition, and results of operations could be further adversely affected. In addition, regulatory scrutiny or action may create different or conflicting obligations on us from one jurisdiction to another, which creates additional challenges to managing our business.

Our success, or perceived success, and increased visibility may also drive some businesses that perceive our business model negatively to raise their concerns to local policymakers and regulators. These businesses and their trade association groups or other organizations may take actions and employ significant resources to shape the legal and regulatory regimes in jurisdictions where we may have, or seek to have, a market presence in an effort to change such legal and regulatory regimes in ways intended to adversely affect or impede our business and the ability of merchants, consumers, and Dashers to use our platform. If we are not able to comply with these laws or regulations or if we become liable under these laws or regulations, including any future laws or obligations that we may not be able to anticipate at this time, we could be adversely affected, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue certain services or platform features, which would adversely affect our business. Any failure to comply with applicable laws and regulations could also subject us to claims and other legal and regulatory proceedings, fines, or other penalties, criminal and civil proceedings, forfeiture of significant assets, and other enforcement actions. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could adversely affect our reputation or otherwise impact the growth of our business. Any costs incurred to prevent or mitigate this potential liability are also expected to adversely affect our business, financial condition, and results of operations.

We are subject to various U.S. and international anti-corruption laws and other anti-bribery and anti-kickback laws and regulations.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and other anticorruption, anti-bribery, and anti-money laundering laws in the jurisdictions in which we do business, both domestic and abroad. These laws generally prohibit us and our employees from improperly influencing government officials or commercial parties in order to obtain or retain business, direct business to any person, or gain any improper advantage. The FCPA and other applicable anti-bribery and anti-corruption laws also may hold us liable for acts of corruption and bribery committed by our third-party business partners, representatives, and agents who are acting on our behalf. We and our third-party business partners, representatives, and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries and our employees, representatives, contractors, and agents, even if we do not explicitly authorize such activities. These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, we cannot assure you that our employees and agents will not take actions in violation of our policies or applicable law, for which we may be ultimately held responsible, and our exposure for violating these laws increases as our international presence expands and as we increase sales and operations in foreign jurisdictions. Any violation of the FCPA or other applicable anti-bribery, anti-corruption, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, loss of export privileges, severe criminal or civil sanctions, or suspension or debarment from U.S. government contracts, substantial diversion of management’s attention, a drop in our stock price, or overall adverse consequences to our business, all of which may have an adverse effect on our reputation, business, financial condition, and results of operations.

Government regulation of the Internet, mobile devices, and e-commerce is evolving, and unfavorable changes could substantially adversely affect our business, financial condition, and results of operations.

We are subject to general business regulations and laws as well as federal and state regulations and laws specifically governing the Internet, mobile devices, and e-commerce that are constantly evolving. Existing and future laws and regulations, or changes thereto, may impede the growth of the Internet, mobile devices, e-commerce, or other online services, and increase the cost of providing online services, require us to change our business practices, or raise compliance costs or other costs of doing business. These regulations and laws, which continue to evolve, may cover taxation, tariffs, user privacy, data protection, pricing and commissions, content, copyrights, distribution, social media marketing, advertising practices, sweepstakes, mobile, electronic contracts and other communications, consumer protection, broadband residential Internet access, and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales, use, and other taxes, libel, and personal privacy apply to the Internet and e-commerce. In addition, as we continue to expand internationally, it is possible that foreign government entities may seek to censor content available on our mobile applications or website or may even attempt to block access to our mobile applications and website. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation and brand, a loss in business, and proceedings or actions against us by governmental entities or others, which could adversely affect our business, financial condition, and results of operations.

Changes in laws or regulations relating to privacy or the protection or transfer of data relating to individuals, or any actual or perceived failure by us to comply with such laws and regulations or any other obligations relating to privacy or the protection or transfer of data relating to individuals, could adversely affect our business.

We receive, transmit, and store a large volume of personal data relating to the users on our platform, as well as other personal data relating to individuals such as our employees. Numerous local, municipal, state, federal, and international laws and regulations address privacy and the collection, storing, sharing, use, disclosure, and protection of certain types of data, including the California Online Privacy Protection Act, the Personal Information Protection and Electronic Documents Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, Canada’s Anti-Spam Law, Australia’s Privacy Act, the European Union’s General Data Protection Regulation (the “GDPR”), the Telephone Consumer Protection Act of 1991 (the “TCPA”), Section 5 of the Federal Trade Commission Act, and the California Consumer Privacy Act (the “CCPA”). These laws, rules, and regulations evolve frequently and their scope may continually change, through new legislation, amendments to existing legislation, and changes in enforcement, and may be inconsistent from one jurisdiction to another.

In the United States, the CCPA, which went into effect on January 1, 2020, among other things, requires disclosures to California consumers, imposes obligations on businesses that process California consumers’ personal information, and affords such consumers new rights, including the ability to opt out of certain sales of personal information. The CCPA provides for fines of up to $7,500 per violation as well as a private right of action for certain data breaches that result in the loss of personal information, which could increase the likelihood of, and risks associated with, data breach litigation.

The CCPA continues to evolve and could require us to modify our data processing practices and policies and expose us to further regulatory or operational burdens. Also, the California Privacy Rights Act (the “CPRA”) was approved by California voters and significantly modifies the CCPA, resulting in further uncertainty and likely requiring us to incur additional costs and expenses in an effort to comply. The CPRA has created obligations relating to personal information as of January 1, 2022. Other states have also enacted or proposed similar privacy laws. For example in March 2021, Virginia enacted a Consumer Data Protection Act that will go into effect January 1, 2023, and Colorado enacted a Colorado Privacy Act that will go into effect July 1, 2023. Both of these laws differ from the CPRA. Similar laws are being considered by other state legislatures. This legislation and other proposed laws may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of data and could result in increased compliance costs or changes in business practices and policies. In addition, all fifty (50) states have laws including obligations to provide notification of security breaches involving personal data to affected individuals, state officers and others.

Moreover, we will become subject to additional countries’ privacy laws as we expand our international operations. For example, with our November 2021 launch in Germany, we became subject to the GDPR, which imposes strict requirements relating to the processing of personal data. EU member states have enacted legislation that adds to or interprets the GDPR requirements and potentially extends our obligations and potential liability for failing to meet such obligations. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to the United States as well as other countries that have not been found to provide adequate protection to such personal data. The GDPR also afford greater control for data subjects (for example, the “right to be forgotten”), increased data portability for data subjects and data breach notification requirements. Noncompliance is subject to significant penalties, which can include fines of up to the greater of €20 million or 4% of total worldwide revenue and injunctions against the processing of personal data. Such penalties are in addition to any civil litigation claims by customers and data subjects.

In addition to laws and regulations, we are subject to industry standards, such as the Payment Card Industry Data Security Standard, which requires companies to adopt certain measures to ensure the security of cardholder information. We may also be contractually required to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, regulations or other legal obligations relating to privacy, data protection, information security or consumer protection or any loss, unavailability or inadvertent or unauthorized use, modification, disclosure or other processing of data that we store or handle as part of operating our business.

We have incurred, and may continue to incur, significant expenses in an effort to comply with privacy, data protection, and information security standards and protocols imposed by law, regulation, industry standards, or contractual obligations. In particular, with laws and regulations such as the CCPA, CPRA and GDPR imposing new and relatively burdensome obligations, and with substantial uncertainty over the interpretation and application of these and other laws and regulations, we may face challenges in addressing their requirements and making necessary changes to our policies and practices and may incur significant costs and expenses in an effort to do so.

Additionally, our success depends, in part, on our ability to access, collect and use data about and relating to Dashers, merchants, consumers and other individuals. If the use of tracking technologies, such as “cookies,” is further restricted, regulated or blocked, the amount or accuracy of Internet user information we collect would decrease, which could harm our business and results of operations. Federal, state and foreign governmental authorities continue to evaluate the privacy implications inherent in the practice of online tracking for behavioral advertising and other purposes. U.S. and foreign jurisdictions have enacted, have considered, or are considering legislation or regulations that could significantly restrict the ability of companies and individuals to engage in these activities, such as by regulating the level of consumer notice and consent required before a company can employ electronic tracking tools or the use of data gathered with such tools. For example, the European Commission has proposed a draft regulation, known as the Regulation of Privacy and Electronic Communications (the “ePrivacy Regulation”), which would replace the current ePrivacy Directive. If adopted, the earliest date for entry into force is in 2023, with broad potential impacts on the use of Internet-based services and tracking technologies, such as cookies. We expect to incur additional costs to comply with the requirements of the ePrivacy Regulation and national implementation laws once they are enacted. In addition to the EU, other regulators are increasingly focusing on compliance with requirements related to the online behavioral advertising ecosystem. For example, the CCPA grants California consumers the right to opt-out of a company’s sharing of personal information for advertising purposes in exchange for money or other valuable consideration. Moreover, some providers of consumer devices and web browsers have implemented means to make it easier for Internet users to block tracking technologies or to require new permissions from users for certain activities, which could, if widely adopted, significantly reduce the effectiveness of such practices and technologies. For example, Apple introduced an iOS update in April 2021 that allowed users to more easily opt-out of tracking activity across devices, which has impacted and may continue to impact business. As a result, we may have to develop alternative systems to determine our customers’ behavior, customize their online experience or efficiently market to them.

Despite our efforts to comply with applicable laws, regulations, and other obligations relating to privacy, data protection, and information security, it is possible that our interpretations of the law, practices, or platform could be inconsistent with, or fail or be alleged to fail to meet all requirements of, such laws, regulations, or obligations. Our failure, or the failure by our vendors or merchants on our platform, to comply with applicable laws or regulations or any other obligations relating to privacy, data protection, or information security, or any compromise of security that results in unauthorized access to, or use or release of personal data or other data relating to Dashers, consumers, or other individuals, or the perception that any of the foregoing types of failure or compromise has occurred, could damage our reputation, discourage new and existing Dashers and consumers from using our platform, or result in fines, investigations, or proceedings by governmental agencies and private claims and litigation, any of which could adversely affect our business, financial condition, and results of operations. Even if not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm our reputation and brand and adversely affect our business, financial condition, and results of operations.

We face the risk of litigation resulting from unauthorized text messages sent in violation of the Telephone Consumer Protection Act.

The actual or perceived improper sending of text messages may subject us to potential risks, including liabilities or claims relating to consumer protection laws. For example, the TCPA restricts telemarketing and the use of automated SMS text messages without proper consent. This has resulted, and may in the future result, in civil claims against us. The scope and interpretation of the laws that are or may be applicable to the delivery of text messages are continuously evolving and developing. If we do not comply with these laws or regulations or if we become liable under these laws or regulations, we could face direct liability and our business, financial condition, and results of operations could be adversely affected.

Our reported results of operations may be adversely affected by changes in GAAP.

GAAP is subject to interpretation by the FASB, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported results of operations and could affect the reporting of transactions completed before the announcement of a change. For example, in May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Consumers (Topic 606)” (“ASC 606”), which superseded nearly all existing revenue recognition guidance, and in February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASC 842”), which increases lease transparency and comparability among organizations. It is difficult to predict the impact of future changes to accounting principles or our accounting policies, any of which could negatively affect our reported results of operations.

Risks Related to DoorDash’s Dependence on Third Parties

We rely primarily on third-party insurance policies to insure our operations-related risks. If our insurance coverage is insufficient for the needs of our business or our insurance providers are unable to meet their obligations, we may not be able to mitigate the risks facing our business, which could adversely affect our business, financial condition, and results of operations.

We procure third-party insurance policies to cover various operations-related risks including auto liability, employment practices liability, workers’ compensation, business interruptions, cybersecurity and data breaches, crime, directors’ and officers’ liability, occupational accident liability for Dashers, and general business liabilities. For certain types of operations-related risks or future risks related to our new and evolving services, we may not be able to, or may choose not to, acquire insurance. In addition, we may not obtain enough insurance to adequately mitigate such operations-related risks or risks related to our new and evolving services, and we may have to pay high premiums, self-insured retentions, or deductibles for the coverage we do obtain. Additionally, if any of our insurance providers becomes insolvent, it would be unable to pay any operations-related claims that we make. Further, some of our agreements with merchants require that we procure certain types of insurance, and if we are unable to obtain and maintain such insurance, we would be in violation of the terms of these merchant agreements.

If the amount of one or more operations-related claims were to exceed our applicable aggregate coverage limits, we would bear the excess, in addition to amounts already incurred in connection with deductibles, self-insured retentions, or otherwise paid by our insurance subsidiary. Insurance providers have raised premiums and deductibles for many businesses and may do so in the future. As a result, our insurance and claims expense could increase, or we may decide to raise our deductibles or self-insured retentions when our policies are renewed or replaced. Our business, financial condition, and results of operations could be adversely affected if (i) the cost per claim, premiums, or the number of claims significantly exceeds our historical experience and coverage limits, (ii) we experience a claim in excess of our coverage limits, (iii) our insurance providers fail to pay on our insurance claims, (iv) we experience a claim for which coverage is not provided or (v) the number of claims under our deductibles or self-insured retentions differs from historical averages.

We primarily rely on a third-party payment processor to process payments made to merchants and Dashers and a small number of third-party payment processors to process payments made by consumers, and if we cannot manage our relationship with such third party and other payment-related risks, our business, financial condition and results of operations could be adversely affected.

We primarily rely on a third-party payment processor, Stripe, to process payments to merchants and Dashers and a small number of third-party payment processors to process payments made by consumers. Under our commercial agreement with Stripe, Stripe may terminate the relationship with advanced notice. If Stripe terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would be required to find an alternate payment processor and may not be able to secure similar terms or replace such payment processor in an acceptable timeframe. Further, the software and services provided by Stripe may not meet our expectations, may contain errors or vulnerabilities, and could be compromised or experience outages. Any of these risks could cause us to lose our ability to accept online payments or other payment transactions or make timely payments to merchants and Dashers, any of which could disrupt our business for an extended period of time, make our platform less convenient and attractive to users, and adversely affect our ability to attract and retain qualified merchants, consumers, and Dashers.

Nearly all payments by our consumers are made by credit card or debit card or through third-party payment services, which subjects us to certain regulations and to the risk of fraud. We may in the future offer new payment options to consumers that may be subject to additional regulations and risks. We are also subject to a number of other laws and regulations relating to the payments we accept from our consumers, including with respect to money laundering, money transfers, privacy, and information security. If we fail to or are alleged to fail to comply with applicable regulations, we may be subject to claims and litigation, regulatory investigations and proceedings, civil or criminal penalties, fines, or higher transaction fees and may lose the ability to accept online payments or other payment card transactions, which could make our platform less convenient and attractive to consumers. We also rely on data provided by Stripe for financial statement reporting, and there could be inaccuracies and other errors in such data. If any of these events were to occur, our business, financial condition, and results of operations could be adversely affected.

Further, if we are deemed to be a money transmitter as defined by applicable law, we could become subject to certain laws, rules, and regulations enforced by multiple authorities and governing bodies in the United States and numerous state and local agencies that may define money transmitter differently. For example, certain states may have a more expansive view of who qualifies as a money transmitter. Additionally, outside of the United States, we could be subject to additional laws, rules, and regulations related to the provision of payments and financial services, and if we expand into new jurisdictions, the foreign regulations governing our business that we are subject to will expand as well. If we are found to be a money transmitter under any applicable regulation and we are not in compliance with such regulations, we may be subject to fines or other penalties in one or more jurisdictions levied by federal or state or local regulators. In addition to fines, penalties for failing to comply with applicable rules and regulations could include criminal and civil proceedings, forfeiture of significant assets, or other enforcement actions. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny.

Additionally, our primary third-party payment processor requires us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or re-interpret existing rules in ways that might prohibit us from providing certain services to some users, be costly to implement, or difficult to follow. If we fail to comply with these rules or regulations, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from consumers or facilitate other types of online payments, and our business, financial condition, and results of operations could be adversely affected. We have also agreed to reimburse our third-party payment processor for any reversals, chargebacks, and fines they are assessed by payment card networks if we violate these rules. Any of the foregoing risks could adversely affect our business, financial condition, and results of operations.

We primarily rely on Amazon Web Services to deliver our services to users on our platform, and any disruption of or interference with our use of Amazon Web Services could adversely affect our business, financial condition, and results of operations.

We currently host our platform and support our operations on a single datacenter provided by Amazon Web Services (“AWS”), a third-party provider of cloud infrastructure services. We do not have control over the operations of the facilities of AWS that we use. AWS’s facilities are vulnerable to damage or interruption from natural disasters, cybersecurity attacks, terrorist attacks, power outages, and similar events or acts of misconduct. Our platform’s continuing and uninterrupted performance is critical to our success. We have experienced, and expect that in the future we will experience, interruptions, delays, and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions, and capacity constraints. In addition, any changes in AWS’ service levels may adversely affect our ability to meet the requirements of users on our platform. Since our platform’s continuing and uninterrupted performance is critical to our success, sustained or repeated system failures would reduce the attractiveness of our platform. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as we expand and the usage of our platform increases. Any negative publicity arising from these disruptions could harm our reputation and brand and may adversely affect the usage of our platform. Any of the above circumstances or events may harm our reputation and brand, reduce the availability or usage of our platform, lead to a significant short-term loss of revenue, increase our costs, and impair our ability to attract new users, any of which could adversely affect our business, financial condition, and results of operations.

Our commercial agreement with AWS will remain in effect until terminated by AWS or us. AWS may terminate the agreement for convenience by providing us at least thirty (30) days advanced notice. AWS may also terminate the agreement for cause upon a material breach of the agreement, subject to AWS providing prior written notice and a 30-day cure period, and may in some cases terminate the agreement immediately for cause upon written notice. Even though our platform is entirely in the cloud, we believe that we could transition to one or more alternative cloud infrastructure providers on commercially reasonable terms. In the event that our agreement with AWS is terminated or we add additional cloud infrastructure service providers, we may experience significant costs or downtime for a short period in connection with the transfer to, or the addition of, new cloud infrastructure service providers. However, we do not believe that such transfer to, or the addition of, new cloud infrastructure service providers would cause substantial harm to our business, financial condition, or results of operations over the longer term.

We rely on third-party background check providers to screen potential Dashers and if such providers fail to provide accurate information or we do not maintain business relationships with them, our business, financial condition, and results of operations could be adversely affected.

Where permitted under applicable law, we rely on third-party background check providers to provide the criminal and/or driving records of potential Dashers and, in some cases, existing Dashers to help identify those that are not qualified to use our platform pursuant to applicable law or our internal standards, and our business may be adversely affected to the extent such providers do not meet their contractual obligations, our expectations, or the requirements of applicable law or regulations. If any of our third-party background check providers terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we may need to find an alternate provider, and may not be able to secure similar terms or replace such partners in an acceptable timeframe. In certain jurisdictions, including the United States, we rely on a single third-party background check provider for these jurisdictions. If we cannot find alternate third-party background check providers on terms acceptable to us, we may not be able to timely onboard potential Dashers, and as a result, our platform may be less attractive to potential Dashers and we may have difficulty finding enough Dashers to meet consumer demand. Further, if the background checks conducted by our third-party background check providers are inaccurate or do not otherwise meet our expectations, unqualified Dashers may be permitted to make deliveries on our platform, and as a result, we may be unable to adequately protect or provide a safe environment for our merchants and consumers and qualified Dashers may be inadvertently excluded from our platform. For example, we had a Dasher who had a criminal conviction that should have excluded him from using our platform who was nonetheless cleared by one of our background check providers, and as a result, we allowed him to make deliveries on our platform and he was subsequently alleged to cause personal injury to a merchant on our platform. As a result of inaccurate background checks, our reputation and brand could be adversely affected and we could be subject to increased regulatory or litigation exposure. In addition, if a Dasher engages in criminal activity after the third-party background check has been conducted, we may not be informed of such criminal activity and this Dasher may be permitted to continue making deliveries on our platform. In addition, if the background checks conducted by our third-party background check providers do not meet the requirements under applicable laws and regulations, we could face legal liability or negative publicity.

We are also subject to a number of laws and regulations applicable to background checks for potential and existing Dashers that utilize our platform. If we or our third-party background check providers fail to comply with applicable laws, rules, and legislation, our reputation, business, financial condition, and results of operations could be adversely affected, and we could face legal action, including class, collective, or other representative actions. For example, we have faced non-material issues in the past, including lawsuits and demand letters, related to notice requirements around background checks. In addition, background check qualification processes may be limited in certain jurisdictions based on national and local laws, and our third-party service providers may fail to conduct such background checks adequately or disclose information that could be relevant to a determination of eligibility.

In jurisdictions where our industry does not have regulations establishing standards for background checks, we decide on the scope of our background checks and the cadence with which we conduct such background checks. By choosing background checks that are less thorough in scope than we are permitted to conduct under applicable law or regulation, or by failing to run additional background checks after Dashers are on-boarded, we may face negative publicity or become subject to litigation in the future.

Any negative publicity related to any of our third-party background check providers, including publicity related to safety incidents or actual or perceived privacy or data security breaches or other security incidents, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure. Any of the foregoing risks could adversely affect our business, financial condition, and results of operations.

We rely on third parties to provide some of the software for our platform. If such third parties interfere with the distribution of our platform or with our use of such software, our business would be adversely affected.

We rely upon certain third parties to provide software for our platform. For example, we use Google Maps for the mapping function that is critical to the functionality of our platform, and accordingly, we do not control all mapping functions employed by our platform or Dashers using our platform, and it is possible that such mapping functions may not be reliable. From time to time we have had, and may in the future have, disputes with certain of our third-party software providers. If, in connection with such a dispute, a software provider terminates its relationship with us or otherwise limits the provision of their software to us, the availability or usage of our platform could be disrupted. If the third parties we rely upon cease to provide access to the third-party software that we and Dashers use, whether in connection with disputes or otherwise, do not provide access to such software on terms that we believe to be attractive or reasonable, or do not provide us with the most current version of such software, we may be required to seek comparable software from other sources, which may be more expensive or inferior, or may not be available at all, any of which would adversely affect our business.

We depend on the interoperability of our platform across third-party applications and services that we do not control.

We have integrations with Stripe, Salesforce, Twilio, Wavefront, Snowflake, and Olo, third-party offerings such as Google Maps and AWS, and a variety of other vendors. Third-party applications, products, and services are constantly evolving, and we may not be able to maintain or modify our platform to ensure its compatibility with third-party offerings following development changes. In addition, some of our competitors or merchants on our platform may take actions that disrupt the interoperability of our platform with their own products or services, or exert strong business influence on our ability to, and the terms on which we, operate and distribute our platform. As our platform evolves, we expect the types and levels of competition we face to increase. Should any of our competitors or merchants on our platform modify their technologies, standards, or terms of use in a manner that degrades the functionality or performance of our platform or is otherwise unsatisfactory to us or gives preferential treatment to our competitors’ products or services, our platform, business, financial condition, and results of operations could be adversely affected.

We rely on mobile operating systems and application marketplaces to make our applications available to merchants, consumers, and Dashers. If we do not effectively operate with or receive favorable placements within such application marketplaces or if the mobile operating system providers make changes to their platforms that reduce the effectiveness of our advertising, our usage or brand recognition could decline and our business, financial results, and results of operations could be adversely affected.

We depend in part on mobile operating systems, such as Android and iOS, and their respective application marketplaces to make our applications available to merchants, consumers, and Dashers that utilize our platform. Any changes in such systems and application marketplaces that degrade the functionality of our applications or give preferential treatment to our competitors’ applications could adversely affect our platform’s usage on mobile devices. If such mobile operating systems or application marketplaces limit or prohibit us from making our applications available to merchants, consumers, and Dashers, make changes that degrade the functionality of our applications, increase the cost of using our applications, impose terms of use unsatisfactory to us, or modify their search or ratings algorithms in ways that are detrimental to us, or if our competitors’ placement in such mobile operating systems’ application marketplace is more prominent than the placement of our applications, our user growth could slow. Our applications have experienced fluctuations in the past, and we anticipate similar fluctuations in the future. Any of the foregoing risks could adversely affect our business, financial condition, and results of operations.

As new mobile devices and mobile platforms are released, there is no guarantee that certain mobile devices will continue to support our platform or effectively roll out updates to our applications. Additionally, in order to deliver high-quality applications, we need to ensure that our platform is designed to work effectively with a range of mobile technologies, systems, networks, and standards. We may not be successful in developing or maintaining relationships with key participants in the mobile industry that enhance users’ experience. If merchants, consumers, or Dashers that utilize our platform encounter any difficulty accessing or using our applications on their mobile devices or if we are unable to adapt to changes in popular mobile operating systems, we expect that our user growth and user engagement would be adversely affected.

In addition, mobile operating system and browser providers, such as Apple and Google, have announced changes as well as future plans to limit the ability of application developers like us to collect and use certain data about users of our platform, including merchants, consumers and Dashers. For example, Apple has imposed new requirements for consumer disclosures regarding privacy practices, and has implemented a new application tracking transparency framework that requires opt-in consent for certain types of tracking. These changes have, and we expect that these changes will continue to, negatively impact the effectiveness of our advertising and promotions because they will limit our visibility into the performance of specific advertising channels. If we are unable to mitigate the effects of these developments, we could experience a decline in the growth of new users as well as order rates from existing consumers on our platform, which would have an adverse effect on our business, financial condition and results of operations.

Internet search engines drive traffic to our platform and our new consumer growth could decline and our business, financial condition, and results of operations would be adversely affected if we fail to appear prominently in search results.

Our success depends in part on our ability to attract consumers through unpaid Internet search results on search engines like Google, Yahoo!, and Bing. The number of consumers we attract to our platform from search engines is due in large part to how and where our website ranks in unpaid search results. These rankings can be affected by a number of factors, many of which are not under our direct control and may change frequently. For example, a search engine may change its ranking algorithms, methodologies, or design layouts. As a result, links to our website may not be prominent enough to drive traffic to our website, and we may not know how or otherwise be in a position to influence the results. In some instances, search engine companies may change these rankings in a way that promotes their own competing products or services or the products or services of one or more of our competitors. Search engines may also adopt a more aggressive auction-pricing system for keywords that would cause us to incur higher advertising costs or reduce our market visibility to prospective consumers. Our website has experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future. Any reduction in the number of consumers directed to our platform could adversely affect our business, financial condition, and results of operations.

Certain estimates and information contained in this prospectus are based on information from third-party sources and we do not independently verify the accuracy or completeness of the data contained in such sources or the methodologies for collecting such data, and any real or perceived inaccuracies in such estimates and information may harm our reputation and adversely affect our business.

Certain estimates and information contained in this prospectus, including general expectations concerning our industry and the market in which we operate, category share, market opportunity, and market size, are based to some extent on information provided by third-party providers. This information involves a number of assumptions and limitations, and although we believe the information from such third-party sources is reliable, we have not independently verified the accuracy or completeness of the data contained in such third-party sources or the methodologies for collecting such data. If there are any limitations or errors with respect to such data or methodologies, or if investors do not perceive such data or methodologies to be accurate, or if we discover material inaccuracies with respect to such data or methodologies, our reputation, financial condition, and results of operations could be adversely affected.

Risks Related to DoorDash’s Intellectual Property

Failure to adequately protect our intellectual property could adversely affect our business, financial condition, and results of operations.

Our business depends on our intellectual property, the protection of which is crucial to the success of our business. We rely on a combination of patent, trademark, trade secret, and copyright law and contractual restrictions to protect our intellectual property. In addition, we attempt to protect our intellectual property, technology, and confidential information by requiring our employees and consultants who develop intellectual property on our behalf to enter into confidentiality and invention assignment agreements, and third parties we share information with to enter into nondisclosure agreements. These agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property, or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information or technology, or infringement of our intellectual property. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our platform or other software, technology, and functionality or obtain and use information that we consider proprietary. In addition, unauthorized parties may also attempt, or successfully endeavor, to obtain our intellectual property, confidential information, and trade secrets through various methods, including through cybersecurity attacks, and legal or other methods of protecting this data may be inadequate. Also, applicable data regulations could force us to disclose our intellectual property, such as our trade secrets and other proprietary information. For example, the City Council of New York passed a law which went into effect in December 2021 that would require us to provide customer data, such as names, phone numbers, emails and delivery addresses, to restaurants merchants for orders on our platform in New York City, unless a customer opts out. We have filed a lawsuit challenging this law, and New York City has agreed not to enforce the law against us during the pendency of the litigation. If our lawsuit is not successful, complying with this law could have an adverse effect on our intellectual property or result in harm to our reputation or brand.

We have registered, among other trademarks, the term “DoorDash” in the United States, Canada, and other jurisdictions. Competitors have and may continue to adopt service names similar to ours, thereby harming our ability to build brand identity and possibly leading to user confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks that are similar to our trademarks. Litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the United States and abroad may be necessary in the future to enforce our intellectual property rights and to determine the validity and scope of the proprietary rights of others. Further, we may not timely or successfully apply for a patent or register our trademarks or otherwise secure our intellectual property. Our efforts to protect, maintain, or enforce our proprietary rights may be ineffective and could result in substantial costs and diversion of resources, which could adversely affect our business, financial condition, and results of operations.

Intellectual property infringement assertions by third parties could result in significant costs and adversely affect our business, financial condition, results of operations, and reputation.

We operate in an industry with frequent intellectual property litigation. Other parties have asserted, and in the future may assert, that we have infringed their intellectual property rights. We could be required to pay substantial damages or cease using intellectual property or technology that is deemed infringing.

Further, we cannot predict whether other assertions of third-party intellectual property rights or claims arising from such assertions would substantially adversely affect our business, financial condition, and results of operations. The defense of these claims and any future infringement claims, whether they are with or without merit or are determined in our favor, may result in costly litigation and diversion of technical and management personnel. Further, an adverse outcome of a dispute may require us to pay damages, potentially including treble damages and attorneys’ fees if we are found to have willfully infringed a party’s patent or copyright rights, cease making, licensing, or using products that are alleged to incorporate the intellectual property of others, expend additional development resources to redesign our offerings, and enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies. Royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. In any event, we may need to license intellectual property which would require us to pay royalties or make one-time payments. Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, the time and resources necessary to resolve them could adversely affect our business, reputation, financial condition, and results of operations.

We may be unable to continue to use the domain names that we use in our business or prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brand, trademarks, or service marks.

We have registered domain names that we use in, or are related to, our business, most importantly www.doordash.com. If we lose the ability to use a domain name, whether due to trademark claims, failure to renew the applicable registration, or any other cause, we may be forced to market our offerings under a new domain name, which could cause us substantial harm, or to incur significant expense in order to purchase rights to the domain name in question. We may not be able to obtain preferred domain names outside the United States due to a variety of reasons. In addition, our competitors and others could attempt to capitalize on our brand recognition by using domain names similar to ours. We may be unable to prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brand or our trademarks or service marks. Protecting, maintaining, and enforcing our rights in our domain names may require litigation, which could result in substantial costs and diversion of resources, which could in turn adversely affect our business, financial condition, and results of operations.

Our platform contains third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could restrict our ability to provide our platform.

Our platform contains software modules licensed to us by third-party authors under “open source” licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification, or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our platform.

Some open source licenses contain requirements that may, depending on how the licensed software is used or modified, require that we make available source code for modifications or derivative works we create based upon the licensed open source software, authorize further modification and redistribution of that source code, make that source code available at little or no cost, or grant other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software under the terms of an open source software license. This could enable our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the release of the affected portions of our source code, we could be required to purchase additional licenses, expend substantial time, and resources to re-engineer some or all of our software or cease use or distribution of some or all of our software until we can adequately address the concerns.

Although we have certain policies and procedures in place to monitor our use of open source software that are designed to avoid subjecting our platform to conditions we do not intend, those policies and procedures may not be effective to detect or address all such conditions. In addition, the terms of many open source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our platform on terms that are not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our platform if re-engineering could not be accomplished on a timely basis, or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, financial condition, and results of operations.

Risks Related to DoorDash’s Indebtedness and Liquidity

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

Historically, we have financed our operations primarily through equity issuances and cash generated from our operations. To support our growing business and to effectively compete, we must have sufficient capital to continue to make significant investments in our platform. We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new platform features and services or enhance our existing platform, improve our operating infrastructure, or acquire complementary businesses and technologies. We believe our working capital will be sufficient to meet our anticipated operating cash needs for at least the next twelve (12) months. From time to time, we may seek additional equity or debt financing to fund capital expenditures, strategic initiatives or investments and our ongoing operations. If we raise additional funds through future issuances of equity, equity-linked securities, or convertible debt securities, our existing stockholders could suffer significant dilution, and any new securities we issue could have rights, preferences, and privileges superior to those of holders of our Class A common stock. We evaluate financing opportunities from time to time, and our ability to obtain financing will depend, among other things, on our development efforts, business plans, and operating performance and the condition of the capital markets at the time we seek financing. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business, financial condition, and results of operations may be adversely affected.

Our revolving credit facility contains financial covenants and other restrictions on our actions that may limit our operational flexibility or otherwise adversely affect our results of operations.

The terms of our revolving credit facility includes a number of covenants that limit our ability and our subsidiaries’ ability to, among other things, incur additional indebtedness, grant liens, merge or consolidate with other companies or sell substantially all of our assets, pay dividends, make redemptions and repurchases of stock, make investments, loans and acquisitions, or engage in transactions with affiliates. The terms of our revolving credit facility may restrict our current and future operations and could adversely affect our ability to finance our future operations or capital needs. In addition, complying with these covenants may make it more difficult for us to successfully execute our business strategy, including potential acquisitions, and compete against companies which are not subject to such restrictions.

A failure by us to comply with the covenants or payment requirements specified in our credit agreement could result in an event of default under the agreement, which would give the lenders the right to terminate their commitments to provide additional loans under our revolving credit facility and to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable. If the debt under our revolving credit facility were to be accelerated, we may not have sufficient cash or be able to borrow sufficient funds to refinance the debt or sell sufficient assets to repay the debt, which could immediately adversely affect our business, cash flows, results of operations, and financial condition. Even if we were able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to us. As of December 31, 2021, there were no amounts outstanding under the revolving credit facility.

Risks Related to Ownership of DoorDash Class A common stock

The multi-class structure of DoorDash common stock and the DoorDash Voting Agreement between the DoorDash Co-Founders has the effect of concentrating voting power with Tony Xu, our co-founder, Chief Executive Officer, and Chair of our board of directors, which will limit your ability to influence the outcome of matters submitted to our stockholders for approval.

Our Class A common stock has one (1) vote per share, our Class B common stock has twenty (20) votes per share, and our Class C common stock has no voting rights, except as otherwise required by law. The DoorDash Co-Founders together hold all of the issued and outstanding shares of our Class B common stock. As of December 31, 2021, Tony Xu, our co-founder, Chief Executive Officer, and Chair of our board of directors, Andy Fang, our co-founder, Head of Consumer Engineering, and a member of our board of directors, and Stanley Tang, our co-founder, Head of DoorDash Labs, and a member of our board of directors collectively held 66% of the voting power of our outstanding capital stock in aggregate, which voting power may increase over time as the DoorDash Co-Founders exercise or vest in outstanding equity awards (including those equity awards granted to the DoorDash Co-Founders prior to the DoorDash IPO and subject to equity exchange right agreements whereby each of the DoorDash Co-Founders has a right (but not an obligation) to require us to exchange any shares of our Class A common stock received upon the exercise of options to purchase shares of our Class A common stock or the vesting and settlement of DoorDash RSUs related to shares of our Class A common stock for an equivalent number of shares of our Class B common stock). If all such equity awards held by the DoorDash Co-Founders (including the DoorDash RSUs granted to our CEO in November 2020) had been exercised or vested and exchanged for shares of our Class B common stock as of December 31, 2021, the DoorDash Co-Founders would collectively hold 76% of the voting power of our outstanding capital stock. The DoorDash Co-Founders have also entered into the DoorDash Voting Agreement, whereby Mr. Xu will have the authority (and irrevocable proxy) to direct the vote and vote the shares of our Class B common stock held by Messrs. Fang and Tang, and their respective permitted entities and permitted transferees, at his discretion on all matters to be voted upon by stockholders. As a result, Mr. Xu will be able to determine or significantly influence any action requiring the approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction. Mr. Xu may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing, or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our company, and might ultimately affect the market price of our Class A common stock. Further, the separation between voting power and economic interests could cause conflicts of interest between the DoorDash Co-Founders and our other stockholders, which may result in Mr. Xu undertaking, or causing us to undertake, actions that would be desirable for himself or the DoorDash Co-Founders but would not be desirable for our other stockholders.

Future transfers by the holders of our Class B common stock will generally result in those shares automatically converting into shares of our Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning or other transfers among the DoorDash Co-Founders and their family members. In addition, each share of our Class B common stock will convert automatically into one (1) share of our Class A common stock upon (i) the date fixed by our board of directors that is no less than sixty-one (61) days and no more than 180 days following the first date on which the number of shares of our capital stock, including our Class A common stock, Class B common stock, and Class C common stock, and any shares of capital stock underlying equity securities or other convertible instruments, held by Mr. Xu and his permitted entities and permitted transferees is less than 35% of our Class B common stock held by Mr. Xu and his permitted entities as of immediately following the completion of the DoorDash IPO, which we sometimes refer to herein as the “35% Ownership Threshold”; (ii) twelve (12) months after the death or permanent and total disability of Mr. Xu, during which 12-month period the shares of our Class B common stock shall be voted as directed by a person designated by Mr. Xu and approved by our board of directors(or if there is no such person, then our secretary then in office); (iii) the date fixed by our board of directors that is no less than sixty-one (61) days and no more than 180 days following the date on which Mr. Xu is terminated for cause (as defined in our amended and restated certificate of incorporation); or (iv) the date fixed by our board of directors that is no less than sixty-one (61) days and no more than 180 days following the date upon which (A) Mr. Xu is no longer providing services to us as an officer, employee, or consultant and (B) Mr. Xu is no longer a member of our board of directors, either as a result of Mr. Xu’s voluntary resignation or as a result of a request or agreement by Mr. Xu at a meeting of our stockholders for Mr. Xu not to be renominated as a member of our board of directors. We refer to the date on which such final conversion of all outstanding shares of our Class B common stock pursuant to the terms of our amended and restated certificate of incorporation occurs as the “Final Conversion Date”.

We have no current plans to issue shares of our Class C common stock, which entitle the holder to zero votes per share (except as otherwise required by law). These shares will be available to be used in the future to further strategic initiatives, such as financings or acquisitions, or issue future equity awards to our service providers. Over time the issuance of shares of our Class A common stock will result in voting dilution to all of our stockholders and this dilution could eventually result in the DoorDash Co-Founders, in particular Mr. Xu, holding less than a majority of our total outstanding voting power. Once the DoorDash Co-Founders own less than a majority of our total outstanding voting power, Mr. Xu would no longer have the unilateral ability to elect all of our directors and to determine the outcome of any matter submitted for a vote of our stockholders. Because the shares of our Class C common stock have no voting rights (except as required by law), the issuance of such shares will not result in further voting dilution, which would prolong the voting control of Mr. Xu. Further, the issuance of such shares of our Class C common stock to Mr. Xu would also delay the final conversion of all of our outstanding Class B common stock because shares of our Class C common stock issued to Mr. Xu would be counted when determining whether the 35% Ownership Threshold has been met. As a result, the issuance of shares of our Class C common stock could prolong the duration of Mr. Xu’s control of our voting power and his ability to elect all of our directors and to determine the outcome of most matters submitted to a vote of our stockholders. In addition, we could issue shares of our Class C common stock to the DoorDash Co-Founders and, in that event, they would be able to sell such shares of our Class C common stock and achieve liquidity in their holdings without diminishing Mr. Xu’s voting control. Any future issuances of shares of our Class C common stock will not be subject to approval by our stockholders except as required by the listing standards of the NYSE.

Although we do not expect to rely on the “controlled company” exemption under the listing standards of the New York Stock Exchange, we expect to have the right to use such exemption and therefore we could in the future avail ourselves of certain reduced corporate governance requirements.

As a result of our multi-class common stock structure and the DoorDash Voting Agreement, the DoorDash Co-Founders collectively hold a majority of the voting power of our outstanding capital stock as of December 31, 2021, and Mr. Xu will have the authority (and irrevocable proxy) to direct the vote and vote the shares of our Class B common stock held by Messrs. Fang and Tang, and their respective permitted entities and permitted transferees, at his discretion on all matters to be voted upon by stockholders. Therefore, we are considered a “controlled company” as that term is set forth in the listing standards of the New York Stock Exchange. Under these listing standards, a company in which over 50% of the voting power for the election of directors is held by an individual, a group, or another company is a “controlled company” and may elect not to comply with certain listing standards of the New York Stock Exchange regarding corporate governance, including:

•	the requirement that a majority of its board of directors consist of independent directors;

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the requirement that its nominating or corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and an annual performance evaluation of the committee; and

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the requirement that its compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, an annual performance evaluation of the committee, and the rights and responsibilities of the committee relate to any compensation consultant, independent legal advisors, or any other advisor retained by the committee.

These requirements would not apply to us if, in the future, we choose to avail ourselves of the “controlled company” exemption. Although we qualify as a “controlled company,” we do not currently expect to rely on these exemptions and intend to fully comply with all corporate governance requirements under the listing standards of the New York Stock Exchange. However, if we were to utilize some or all of these exemptions, we would not comply with certain of the corporate governance standards of the New York Stock Exchange, which could adversely affect the protections for other stockholders.

We cannot predict the effect our multi-class structure may have on the market price of our Class A common stock. Future issuances of our Class C common stock, if any, will not dilute the voting control of Mr. Xu, but will dilute his economic interest which could cause his interests to conflict with your interests. Further, the issuance of shares of our Class C common stock, whether to Mr. Xu or to other stockholders, could prolong the duration of Mr. Xu’s voting control.

We cannot predict whether our multi-class structure will result in a lower or more volatile market price of our Class A common stock, in adverse publicity, or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multi-class share structures in certain of their indices. In July 2017, FTSE Russell announced that it plans to require new constituencies of its indices to have greater than 5% of our voting rights in the hands of public stockholders, and S&P Dow Jones announced that it will no longer admit companies with multi-class share structures to certain of its indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Also in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices and in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under such announced policies, the multi-class structure of our common stock makes us ineligible for inclusion in certain indices and, as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to track those indices would not invest in our Class A common stock. These policies are relatively new and it is unclear what effect, if any, they will have on the valuations of publicly-traded companies excluded from such indices, but it is possible that they may depress valuations, as compared to similar companies that are included. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock could be adversely affected.

We cannot predict the effect our multi-class structure may have on the market price of our Class A common stock. Future issuances of our Class C common stock, if any, will not dilute the voting control of Mr. Xu, but will dilute his economic interest which could cause his interests to conflict with your interests. Further, the issuance of shares of Class C common stock, whether to Mr. Xu or to other stockholders, could prolong the duration of Mr. Xu’s voting control.

We cannot predict whether our multi-class structure will result in a lower or more volatile market price of our Class A common stock, in adverse publicity, or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multi-class share structures in certain of their indices. In July 2017, FTSE Russell announced that it plans to require new constituencies of its indices to have greater than 5% of the company’s voting rights in the hands of public stockholders, and S&P Dow Jones announced that it will no longer admit companies with multi-class share structures to certain of its indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400, and S&P SmallCap 600, which together make up the S&P Composite 1500. Also in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices and in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under such announced policies, the multi-class structure of our common stock makes us ineligible for inclusion in certain indices and, as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to track those indices would not invest in our Class A common stock. These policies are relatively new and it is unclear what effect, if any, they will have on the valuations of publicly-traded companies excluded from such indices, but it is possible that they may depress valuations, as compared to similar companies that are included. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock could be adversely affected.

The trading price of our Class A common stock may be volatile, and you could lose all or part of your investment.

The trading price of our Class A common stock may be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our Class A common stock. Factors that could cause fluctuations in the trading price of our Class A common stock include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	volatility in the trading prices and trading volumes of technology stocks;

•	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•	sales of shares of our Class A common stock by us or our stockholders, as well as the perception that such sales could occur;

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failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	the financial projections we may provide to the public, any changes in those projections, or our failure to meet those projections;

•	announcements by us or our competitors of new services or platform features;

•	the public’s reaction to our press releases, other public announcements, and filings with the SEC, or those of our competitors or others in our industry;

•	rumors and market speculation involving us or other companies in our industry;

•	actual or anticipated changes in our results of operations or fluctuations in our results of operations;

•	actual or anticipated developments in our business, our competitors’ businesses, or the competitive landscape generally;

•	litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

•	actual or perceived privacy or security breaches or other incidents;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	announced or completed acquisitions of businesses, services, or technologies by us or our competitors, such as our announcement of the pending acquisition of Wolt;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidelines, interpretations, or principles;

•	any significant change in our management;

•	general economic conditions and slow or negative growth of our markets; and

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other events or factors, including those resulting from war, incidents of terrorism, natural disasters, public health concerns or epidemics, such as the COVID-19 pandemic, natural disasters, or responses to these events.

In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Sale of substantial amounts of our Class A common stock, or the perception that such sales could occur, could depress the market price of our Class A common stock.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock in the market, and the perception that these sales could occur may also depress the market price of our Class A common stock.

Certain stockholders are entitled, under our investors’ rights agreement, to require us to register shares owned by them for public sale in the United States. In addition, we previously filed a registration statement to register shares reserved for future issuance under our equity compensation plans. As a result, subject to the satisfaction of applicable exercise periods, the shares issued upon exercise of outstanding stock options or upon settlement of outstanding DoorDash RSU awards will be available for immediate resale in the United States in the open market.

Sales of our Class A common stock may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales could also cause the trading price of our Class A common stock to fall and make it more difficult for you to sell shares of our Class A common stock.

Delaware law and provisions in our amended and restated certificate of incorporation and amended and restated bylaws could make a merger, tender offer, or proxy contest difficult, thereby depressing the market price of our Class A common stock.

Our status as a Delaware corporation and the anti-takeover provisions of the DGCL may discourage, delay, or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may make the acquisition of our company more difficult, including the following:

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any amendments to our amended and restated certificate of incorporation require the approval of at least a majority of the voting power of the outstanding shares of our Class A common stock and Class B common stock;

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our amended and restated bylaws provide that approval of the holders of at least a majority of the voting power of the outstanding shares of our Class A common stock and Class B common stock voting as a single class is required for stockholders to amend or adopt any provision of our bylaws;

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our multi-class common stock structure and the DoorDash Voting Agreement, which provide Tony Xu with the ability to determine or significantly influence the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A common stock, Class B common stock, and Class C common stock;

•	our board of directors is classified into three classes of directors with staggered three-year terms and directors are only able to be removed from office for cause;

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until the first date on which the outstanding shares of our Class B common stock represent less than a majority of the total combined voting power of our Class A common stock and our Class B common stock (the “Voting Threshold Date”), our stockholders will only be able to take action by written consent if such action is first recommended or approved by our board of directors;

•	after the Voting Threshold Date, our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;

•	our amended and restated certificate of incorporation does not provide for cumulative voting;

•	vacancies on our board of directors will be able to be filled only by our board of directors and not by stockholders;

•	a special meeting of our stockholders may only be called by the chairperson of our board of directors, our Chief Executive Officer, or a majority of our board of directors;

•	certain litigation against us can only be brought in Delaware;

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our amended and restated certificate of incorporation authorizes undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

•	advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could discourage, delay, or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire, any of which, under certain circumstances, could limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock, and could also affect the price that some investors are willing to pay for our Class A common stock.

Our amended and restated bylaws designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, or employees.

Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (iii) any action arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation, or our amended and restated bylaws or (iv) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties named as defendants. Our amended and restated bylaws also provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action under the Securities Act. Nothing in our amended and restated bylaws precludes stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. The enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. For example, in December 2018, the Court of Chancery of the State of Delaware determined that a provision stating that U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable. Although this decision was reversed by the Delaware Supreme Court in March 2020, courts in other states may still find these provisions to be inapplicable or unenforceable. If a court were to find the exclusive forum provisions in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could adversely affect our results of operations.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about us, our business, or our market, or if they change their recommendation regarding our Class A common stock adversely, the market price and trading volume of our Class A common stock could decline.

The trading market for our Class A common stock depends in part on the research and reports that securities or industry analysts publish about us, our business, our market, or our competitors. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If any of the analysts who cover us change their recommendation regarding our Class A common stock adversely, provide more favorable relative recommendations about our competitors, or publish inaccurate or unfavorable research about our business, the price of our securities would likely decline. If few securities analysts commence coverage of us, or if one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets and demand for our securities could decrease, which could cause the price and trading volume of our Class A common stock to decline.

We do not expect to pay dividends in the foreseeable future.

We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not anticipate declaring or paying any dividends to holders of our capital stock in the foreseeable future. In addition, our revolving credit facility contains restrictions on our ability to pay dividends. Consequently, stockholders must rely on sales of their DoorDash Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Risks Relating to DoorDash and Wolt after Completion of the Transaction

The shares of DoorDash Class A common stock to be received by Wolt shareholders and Wolt Vested Optionholders upon completion of the Transaction will have different rights from Wolt shares.

Upon completion of the Transaction, Wolt shareholders and Wolt Vested Optionholders will no longer be securityholders of Wolt, but will instead become stockholders of DoorDash and their rights as DoorDash stockholders will be governed by the terms of DoorDash’s amended and restated certificate of incorporation (the “DoorDash Certificate”) and DoorDash’s amended and restated bylaws (the “DoorDash Bylaws”). The terms of the DoorDash Certificate and the DoorDash Bylaws are in some respects materially different than the terms of Wolt’s articles of association (the “Wolt Articles of Association”), which currently govern the rights of Wolt shareholder. For a discussion of the different rights associated with Wolt shares and shares of DoorDash Class A common stock, see the section titled “Comparison of Rights of DoorDash Stockholders and Wolt Shareholders” beginning on page 149 of this prospectus.

DoorDash and Wolt will incur significant transaction- and integration-related costs in connection with the Transaction, and any such costs could adversely affect DoorDash’s ability to execute on its integration plan.

DoorDash expects to incur a number of non-recurring costs associated with the Transaction and combining the operations of the two companies. Additionally, each of DoorDash and Wolt will incur significant transaction costs related to the Transaction, some of which must be paid even if the Transaction is not completed. These costs are substantial and include financial advisory, legal and accounting costs. DoorDash also will incur significant integration-related fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. DoorDash continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Transaction and the integration of the two companies’ businesses. Although DoorDash expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow DoorDash to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.

The future results of DoorDash will suffer if DoorDash does not effectively manage its expanded operations following the completion of the Transaction.

Following the completion of the Transaction, the size of the DoorDash business will increase significantly beyond the current size of either DoorDash’s or Wolt’s business. DoorDash’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that DoorDash will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the Transaction.

The market price of DoorDash Class A common stock may decline as a result of the Transaction.

The market price of DoorDash Class A common stock may decline as a result of the Transaction, if, among other things, DoorDash and the combined company are unable to achieve the expected growth in earnings, or if the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies, from the Transaction are not realized, or if the transaction costs related to the Transaction are greater than expected. The market price may also decline if DoorDash does not achieve the perceived benefits of the Transaction as rapidly or to the extent anticipated by investors or financial or industry analysts or if the effect of the Transaction on DoorDash’s financial position, results of operations or cash flows is not consistent with the expectations of investors or financial or industry analysts. The issuance of shares of DoorDash Class A common stock in the Transaction could on its own have the effect of depressing the market price for DoorDash Class A common stock. In addition, many Wolt shareholders and Wolt Vested Optionholders may decide not to hold the shares of DoorDash Class A common stock they receive as a result of the Transaction. Other Wolt shareholders and Wolt Vested Optionholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of DoorDash Class A common stock they receive as a result of the Transaction. Any such sales of DoorDash Class A common stock could have the effect of depressing the market price for DoorDash Class A common stock. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, the DoorDash Class A common stock, regardless of the actual operating performance of the combined company.

The recent global COVID-19 outbreak could harm business and results of operations for each of DoorDash and Wolt following the completion of the Transaction.

In December 2019, COVID-19 was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since first being reported in China, COVID-19 has spread to additional countries including the United States. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the COVID-19 outbreak on the businesses and results of operations of each of DoorDash and Wolt, and there is no guarantee that efforts by DoorDash and Wolt to address the adverse impacts of COVID-19 or actions taken to contain COVID-19 or its impact will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and actions taken to contain COVID-19 or its impact, among others. If DoorDash or Wolt is unable to recover from a business disruption on a timely basis, the Transaction and the combined company’s business and financial conditions and results of operations following the completion of the Transaction could be adversely affected. The Transaction and efforts to integrate the businesses of DoorDash and Wolt may also be delayed and adversely affected by the COVID-19 outbreak and become more costly. Each of DoorDash and Wolt may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.

DoorDash Class A common stock is only listed in the U.S. which will expose non-U.S. stockholders to additional risks.

The DoorDash Class A common stock to be delivered as consideration in the Transaction will only be listed on the NYSE. DoorDash Class A common stock is traded in USD and the value of the shares for a non-U.S. stockholder will not only be dependent on the value of the combined company, but also on the EUR/USD exchange rate or the exchange rate between USD and other local currencies. Changes in the EUR/USD exchange rate or the exchange rate between USD and other local currencies may have an adverse effect on the value in EUR or other local currencies of DoorDash Class A common stock, notwithstanding the absence of any material events affecting the combined company’s business and its stock price. Further, the fact that DoorDash Class A common stock is not listed in Finland or anywhere else besides the U.S. may cause additional transaction costs and logistical challenges, such as delays in effecting transactions in DoorDash Class A common stock.

Risks Related to Wolt’s Business

DoorDash and Wolt operate in similar businesses and as such many of the risks are common to both companies, as such the risks described under “Risks Related to DoorDash’s Business” as describing general dynamics and events also apply to Wolt and its business and the below risk factors should not be read in isolation but in conjunction with the above-mentioned risk factors.

Wolt may not be able to establish, maintain or expand its market positions and establish, maintain or increase its profitability in some or all of the jurisdictions in which it currently operates, including as a result of competition.

The online delivery logistics platform industry, including online food delivery logistics platforms as well as other rapid delivery logistics services are highly competitive and prone to rapid changes. Wolt has also been expanding from food delivery logistics to facilitating the delivery of retail items as well as groceries. The industries in which Wolt operates are highly competitive, and include well-funded participants that may compete at price points that are difficult to match profitably. Wolt currently faces competition in the jurisdictions in which it operates from other online food delivery logistics marketplaces as well as independent restaurants and regional and national chain restaurants, including those that offer their own online ordering services, delivery logistics services and/or their own mobile applications. Wolt faces competition from a number of companies in the markets where it operates. Such competitors may operate in multiple countries, be localized within a country or in a certain geographic area within a certain country. The vast majority of restaurants or retail merchants that participate on Wolt’s platform can simultaneously work with or switch to one or more of their competitors or use their own online ordering services, delivery logistics services and/or mobile applications, which may result in fewer consumers ordering from such restaurants or other merchants via Wolt’s platforms.

In the facilitation of grocery delivery logistics segment, Wolt competes with established grocery chains that have large bargaining power and established connections with suppliers, including their own delivery fleets or operations with third parties. The competitive landscape in each particular jurisdiction in which Wolt operates is likely to change over time, including due to consolidation among existing competitors or the emergence of new market entrants and technological developments and innovation by competitors. The establishment of contracts with a sufficiently large number of partners is crucial in providing a competitive service for the users of Wolt’s platform. Should Wolt fail in acquiring a sufficient number of partners to participate on its platform, or lose existing partners, this can have an adverse effect on the competitiveness of the Wolt platform. Wolt’s competitiveness is also dependent on having a sufficient number of couriers in various areas where it operates. Should Wolt fail to recruit, onboard and retain couriers for any reason, this can have an adverse effect on the competitiveness of the Wolt services.

Larger competitors, including those formed as a result of consolidation or new market entrants, particularly if they have greater financial resources, could undertake extensive marketing campaigns aimed at increasing consumers’ awareness, website visits, mobile application downloads and orders through such competitors’ online platforms, which may compel Wolt to increase its own marketing expenditures in order to maintain its market share, or could lead to it losing market share. Increased competition by larger competitors could also adversely impact Wolt to the extent that it results in downward pressure on the commission rates that it is able to charge restaurants or other merchants and/or the fees that it is able to charge consumers.

In particular, Wolt may be forced to compete with companies with significantly greater financial resources or infrastructure. This may include large data or mobile services providers, such as Google, logistical, delivery or transportation companies, such as Uber, online grocery retailers, or other large technology companies, retailers or supermarket chains, if and to the extent that such companies choose to compete actively in, or devote substantial additional financial resources to, the sectors and markets in which Wolt operates. This competition may require further investments to increase Wolt’s competitiveness. Additional investments may however put pressure on profitability, and there can be no assurance that such investments would produce the desired outcome. Should Wolt not be able to develop its offering and operating model to respond to the changing competitive landscape, competitors may be able to react faster or more efficiently to changing technologies and customer preferences, and may consequently be able to provide services more efficiently and on more attractive terms to merchants, couriers and/or customers.

In addition to the risk of competition from new entrants or existing online delivery logistics marketplaces, the success of different current or emerging business models in the online delivery logistics platform and pick-up logistics industry, such as delivery logistics companies (that is, companies that partner with merchants to provide logistics and facilitate the delivery of food or other items on their behalf) might attract and retain current or potential consumers of Wolt’s services, which could result in the loss of existing Wolt users and/or additional challenges in attracting new users to the platform. For example, in certain of the jurisdictions in which Wolt operates, competition is fierce as on-demand delivery logistics service companies are active. Such delivery logistics services companies can connect consumers to delivery personnel who are able to pick up and deliver a potentially broad range of food and other products and services as requested by the consumer at increasing speed, which may be difficult to meet profitably or with current business models. If Wolt is not able to successfully adapt to increased competitive pressure, this may materially erode Wolt’s existing market share and negatively impact Wolt’s revenue. Wolt’s international operations subject it to additional risks that can adversely affect Wolt’s business, results of operations and financial condition.

Wolt’s international operations subject it to additional risks that can adversely affect Wolt’s business, results of operations and financial condition.

Wolt has international operations and is continuing to expand as part of its growth strategy. Wolt’s current international operations and its plans to expand its international operations could subject Wolt to a number of risks, including:

•	increased management, travel, infrastructure, and legal compliance costs associated with having multiple international operations;

•	unique terms and conditions in contract negotiations imposed by clients in foreign countries;

•	longer payment cycles and difficulties in enforcing contracts and collecting accounts receivable;

•	the need to localize services for international clients;

•	changes in foreign regulatory requirements;

•	increased exposure to fluctuations in currency exchange rates and tied-up cash funds;

•	highly inflationary international economies;

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operational issues including, among others, issues in timing and appropriate expedience in hiring key management and employees as well as onboarding couriers, arrangements with fleet companies, acquiring office locations, establishing appropriate local financing arrangements, accounting systems and finding suppliers and business partners such as banks to facilitate the operations;

•	the burdens and costs of complying with a wide variety of foreign laws and legal standards relating to data security and protection of personal information, including the GDPR;

•	compliance with anti-corruption regulations, particularly in emerging market countries;

•	compliance by international staff with accounting practices, including adherence to Wolt’s accounting policies and internal controls;

•	increased financial accounting and reporting burdens and complexities;

•	weaker protection of intellectual property rights in some countries;

•	multiple and possibly overlapping tax regimes;

•	the application of the respective local laws and regulations to Wolt’s business in each of the jurisdictions in which it operates;

•	disruption to Wolt’s operations caused by epidemics or pandemics, such as COVID-19; and

•	political, social and economic instability abroad, terrorist attacks and security concerns in general.

As Wolt continues to expand its business globally, its success will depend, in large part, on its ability to anticipate and effectively manage these and other risks associated with its international operations. Any of these risks could harm Wolt’s international operations and reduce its international sales, adversely affecting Wolt’s business, results of operations, financial condition, and growth prospects.

Wolt is a multinational company faced with increasingly complex tax issues in many jurisdictions, and Wolt could be obligated to pay additional taxes in various jurisdictions.

As a multinational company, Wolt will continue to be subject to taxation in several jurisdictions worldwide with increasingly complex tax laws, the application and interpretation of which can be uncertain.

Wolt also operates in jurisdictions that impose transfer pricing regulations, and any failure to comply with such regulations could materially and adversely affect Wolt’s profitability. Transfer pricing regulations require Wolt to conduct any intra-group transactions on an arm’s length basis and provide sufficient documentation thereof in accordance with applicable rules in relevant jurisdictions. Wolt may consequently be exposed to transfer pricing risks, as authorities may question the conformance with regulations of the transfer pricing rules Wolt applies in its operations.

Unforeseen tax-related costs may also arise from protectionist government policies resulting in sudden changes to tax laws or interpretations concerning the operations of foreign companies or their local subsidiaries. Such new policies, or even existing regulations and interpretations, by tax authorities in different jurisdictions may also result in conflicting interpretations, and could increase the risk of double taxation of income as well as potentially costly disputes with authorities concerning the actual tax liabilities of Wolt or its subsidiaries. The amount of taxes Wolt pays in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could have a material adverse effect on Wolt’s liquidity and results of operations. In addition, the authorities in these jurisdictions could review Wolt’s tax returns and impose additional tax, interest and penalties, and the authorities could claim that various withholding requirements apply to Wolt or its subsidiaries or assert that benefits of tax treaties are not available to Wolt or its subsidiaries, any of which could have a material impact on Wolt and the results of its operations.

Wolt’s business could be affected by litigation, government investigations and enforcement actions.

Wolt operates in many jurisdictions and could be subject to litigation, government investigation and enforcement actions on a variety of matters, including, without limitation, intellectual property, regulatory, false claims, privacy, anti-bribery, securities, commercial, employment (including claims for worker or employment status), occupational health and safety, competition and antitrust as well as other claims and legal proceedings which may arise from conducting Wolt’s business. Legal proceedings, government investigations and enforcement actions can be expensive and time consuming. An adverse outcome could result in significant liabilities, damages awards, fines, penalties, injunctive relief, reputational damage and modifications of Wolt’s business practices, which could have a material adverse effect on Wolt’s business and results of operations.

Wolt’s ability to comply with existing laws and regulations applicable to its business across the multiple jurisdictions in which it operates and to predict and adapt to changes in those jurisdictions, is important to its success, particularly potential future expansion plans, which may include entries into new geographic markets or new business areas in existing or new geographic markets. Any uncertainty or changes in applicable laws or regulations, in particular in relation to payment services, competition, the internet, e-commerce, consumer protection, food safety, working hours and other labor and employment regulations, health and safety, contracted courier-related topics, cookies, privacy, processing of personal data, electronic marketing, platform regulation and legislation or rules relating to the right to be forgotten, or the takeaway restaurant or general online delivery logistics platform industry specifically, in one or more of the markets in which Wolt operates, could have a material adverse effect on Wolt’s reputation, business, results of operations, financial condition and/or prospects. For additional information, please see the section titled “—Risks Related to the Transaction—Wolt is subject to numerous legal and regulatory regimes and the combined business could be harmed by changes to, or the interpretation or the application of, the laws and regulations of each of the jurisdictions in which it operates.”

If Wolt does not continue to innovate and successfully implement its innovations or otherwise meet consumer and partner expectations, it may not remain competitive and its business and results of operations could suffer.

Wolt’s success depends on the quality and user-friendliness of its websites and mobile applications and the quality of its back-end technology infrastructure. To remain competitive, Wolt will need to continuously enhance and improve the functionality and features of its websites and mobile applications to maintain a convenient, efficient and reliable user experience for consumers, merchants and couriers. Wolt may be unable to keep pace with developments in its websites and mobile applications or its back-end technology infrastructure and other trends or disruptive innovations in the e-commerce industry relative to their competitors, such as the development of predictive software or variants of artificial intelligence. For example, Wolt may not sufficiently develop or assess consumer behavior analysis or identify emerging consumer trends, such as the potentially higher adoption of subscription-based customer relations involving recurring orders. Any such failure may lead to Wolt losing market share to its competitors to the extent that its competitors roll out more popular websites and/or mobile applications and software more consistently, with better quality or stability, or more quickly, than Wolt.

In addition, Wolt may fail to adequately manage and execute other opportunities for innovation. Any failure to keep pace with technological developments could affect the ability of Wolt to retain consumers, merchants and couriers and have a material adverse effect on the pursuit of its strategic goals, as well as on their business, results of operations, financial condition and/or prospects.

Wolt’s success depends on its reputation and the reputation and consumer awareness of its brand, which may be negatively impacted by negative publicity relating to Wolt, the restaurants on its platform or the online delivery logistics platform industry in general.

Wolt’s brand is a key part of its value proposition relative to actual and potential competitors, and therefore, any failure to maintain brand appeal is a potential business threat. Wolt’s brand could suffer as a result of a range of events beyond Wolt’s control, such as a food poisoning incident (including as a result of non-compliance with local food hygiene standards) or an allergic reaction involving one or more of the merchants on its platform (whether or not the food was ordered via its platform), violation of food safety rules by merchants on its platform, failure by merchants on its platform to comply with the EU and other regional, national or local food information regulations, to the extent applicable, other health scares involving merchants generally, data breaches, allegations of unlawful or unethical behavior, demonstrations by merchants or courier partners, traffic accidents caused by, or involving, couriers associated with Wolt, death or serious injury involving a courier partner or any party associated with Wolt, whether or not employed or engaged by Wolt, or other misconduct or allegations of misconduct by persons associated with items or merchandise bearing Wolt’s brand. The risk of reputational damage due to the misconduct of individuals is increased by Wolt’s expansion of its own complementary online delivery logistics platform.

In addition, Wolt’s operations depend on various third parties to provide services, in particular telecommunications, internet and cloud providers, as well as banks and payment service providers used by Wolt and its consumers. Notwithstanding the measures designed into Wolt’s operational systems, there remains a risk that potential system outages or cyber-attacks may affect the operation of telecommunications, cloud or internet services, as well as any unannounced action by telecommunications, cloud or internet service providers. As consumers and merchants may attribute any performance failure or payment problem relating to a food delivery order to Wolt, regardless of the cause of the failure or problem, Wolt’s value proposition could be adversely affected. In addition, delays in deliveries by merchants, or Wolt’s inability to offer a uniform online delivery logistics services experience, could adversely affect perceptions of its value proposition.

Negative publicity as a result of any of the foregoing could have a material adverse effect on Wolt’s reputation and the reputation of its brand and thereby on its business, results of operations, financial condition and/or prospects. This risk is heightened by the fact that Wolt operates in an industry that is impacted by dynamic social change and public expectation, such as food safety, allergens and workers’ rights. The effect of negative publicity could be exacerbated to the extent dissatisfaction with or complaints concerning Wolt are disseminated via social media due to its immediacy and accessibility as a means of communication. Any such complaints or expressions of dissatisfaction, even if ultimately concluded to be unfounded or if successfully resolved without direct adverse financial effect, could still result in a material adverse effect on Wolt’s brand and reputation and thereby on its business, results of operations, financial condition and/or prospects.

Any disruptions to Wolt’s IT systems and related infrastructure, including due to system outages or supply chain failures affecting telecommunications, internet service providers, payment service providers or technology manufacturers upon which it depends, may adversely affect its performance.

There is no assurance that the IT systems underlying Wolt’s platform will not temporarily fail. Any failure of, or disruptions to, such IT systems may adversely affect Wolt’s performance. For instance, during 2021, Wolt experienced several outages in its applications that impacted the availability of Wolt’s services, including a critical outage in September 2021 that resulted in the unavailability of virtually all of Wolt’s services for several hours. All applications and digital services are prone to outages and Wolt cannot guarantee that Wolt’s applications and services will be free from similar incidents going forward. Wolt’s rapid growth and entry into new business areas may increase the risk of such outages.

Any system outages affecting the operation of telecommunications or the internet may restrict the ability of consumers to access Wolt’s platform or merchants and Wolt’s ability to receive and process orders. Any failures in services provided by Wolt or third-party telecommunications providers, co-location providers, internet service providers or cloud and payment services providers could adversely affect Wolt’s business, results of operations, financial condition and/or prospects. Moreover, if a third-party provider, does not perform adequately, terminates its relationship with Wolt or refuses to renew its agreement with Wolt on commercially reasonable terms, Wolt may have difficulty finding an alternate provider on similar terms and in an acceptable timeframe, as a consequence of which its costs may increase and its business and results of operations could be harmed.

Wolt relies on several commercial third-party devices to connect merchants to its platform. These devices provide the interface for merchants to receive, fulfill or reject orders. Whilst Wolt continues to mitigate risks through a greater diversity in merchant connectivity options, there remains a risk that a significant supply chain issue could impact business performance in the territories where those devices are deployed. Should devices develop significant hardware or software-related issues or failures, this could similarly impact supply levels as inventories are consumed above forecast levels and, in the case that adjustment to demand requires several months of lead time. If information security controls were to be circumvented and the devices’ central management systems were subject to a security breach, a group population of merchants could simultaneously be disrupted.

Compromised security measures and performance failures due to hacking, viruses, fraud and other malicious attacks could adversely affect Wolt’s reputation, business operations and/or financial performance.

Like all online services, Wolt’s platform is vulnerable to computer viruses, break-ins, phishing attacks, ransomware attacks, attempts to overload their servers with distributed denial-of-service attacks, leaks due to technical or human errors, credential stuffing attacks, misappropriation of data through website scraping or other attacks or similar disruptions from unauthorized use of its computer systems by any party, including any external or internal party for reasons including, for example, accidental or intentional sabotage. Despite Wolt’s resilience and disaster recovery procedures, the occurrence of any of the foregoing with respect to Wolt’s platform or any third-party service providers which Wolt currently or in the future relies upon could lead to interruptions, delays or website shutdowns, potentially causing lost business, temporary inaccessibility of critical data, or account details, including personal data, being stolen or released. The coverage under Wolt’s insurance policies may not be adequate to reimburse it for losses caused by security incidents, or other adverse consequences related to a security incident. Security incidents could have a material adverse impact on the respective reputation, business operations, or financial performance of Wolt. While Wolt commits considerable resources to continually enhance the security of its systems, such efforts may not be sufficient.

Compromised security measures and performance or security failures of Wolt’s services or of third-party service providers’ services which Wolt currently or in the future relies upon may adversely affect Wolt’s competitive position, relationships with merchants, restaurants, consumers and suppliers, and therefore, its business, results of operations, financial condition and/or prospects, as merchants, restaurants, consumers and suppliers may lose confidence in its reliability, and consumers may be inclined to use a competitor or alternative means.

Wolt’s entry into new business areas or markets may not be successful and may expose Wolt to additional risks and uncertainties.

The growth that Wolt has experienced, and any future growth following completion of the Transaction, may pose various challenges to Wolt, such as finding suitable personnel on every operational level, including qualified managers, software engineers, designers, IT personnel, customer services employees, support function employees and sales agents. Wolt may not be able to scale and adapt its existing technology and network infrastructure as its businesses grow. Any failure by Wolt to expand its operations and staff successfully may have an adverse effect on its reputation, business and/or results of operations.

Where Wolt grows its operations by expanding its business into new markets or offering new services, it may not be able to do this in a cost-effective and/or timely manner. New business endeavors launched or expanded may not be favorably received by corporate customers, consumers, merchants, governments or regulators as well as by any partners that Wolt relies on in its operations such as service providers, banks and insurance companies, or may not become profitable to the extent planned or at all. In addition, entering into new geographical markets, or growing the business in existing markets may prove more costly or time-consuming than expected, and consumers, restaurants and merchants in such markets may be less receptive to Wolt’s value proposition than anticipated based on their expectations from, and experience in, its other markets. The entry into new markets and geographical regions also exposes Wolt to additional regulatory, integrity, financial, compliance, currency and geopolitical risks, including corruption, favoring of domestic parties, nepotism, bribery, money laundering and terrorism financing, political instability, and conflicts with or between countries in certain regions, as well as operational risks for the expansion for instance in establishing the operations successfully or at all, for instance through finding premises in a timely manner. Especially the Wolt Market grocery store expansion is dependent on securing appropriate locations and timely hiring of employees.

For example, the recent civil unrest in Kazakhstan required Wolt to temporarily suspend its business operations in the country due to safety and security concerns, as well as unavailability of and significant disruptions to internet service. While Wolt has been able to resume business operations, such events may occur also in the future in Kazakhstan or other countries or areas leading to similar disruptions or even exit from a country or area.

Any such expansion of Wolt’s operations may also require significant additional investment, together with operations and resources, which may strain their management, personnel, financial and operational resources. The lack of market acceptance of such efforts or Wolt’s inability to generate sufficient revenue from such expanded services, products or operations to offset their costs could have a material adverse effect on its business, results of operations, financial condition and/or prospects.

Wolt faces certain risks in expanding its grocery and other retail business plans with third-party merchants as well as and in connection with, and as a result of, its self-operated grocery stores under Wolt Market business.

Recently, Wolt has made substantial investments into expanding its own Wolt Market dark store grocery chain business, which fulfils orders but does not enable customers to shop on-premises, and expanding in and into new countries and locations and thereby investing in its own online delivery logistics services businesses, including through managing the relevant supply chain for groceries, establishing supply-related contractual partnerships, leasing premises, hiring personnel, and rolling out its technologies and processes. Wolt also plans to continue to invest in such businesses in the future. The maintenance and expansion of the Wolt Market business requires significant investments, and there is no assurance that the investments will result in the business plans being realized in a timely manner, or at all.

Wolt’s roll-out of its self-operated grocery stores and related investments has necessitated significant supply chain and people-related costs, as a food delivery logistics business model structurally requires significant investments to ensure reliable supply chains, real estate locations in the vicinity of city centers and logistics (including the maintenance of a cold chain due to food safety and hygiene reasons), as well as sufficient related delivery logistics services. Such costs include those related to supply chain and inventory management, relevant software for managing such operations, personnel costs, leasing premises as well as any changes needed to tailor any of Wolt’s applications or software assets. In addition to Wolt Market, Wolt also cooperates with third-party retail stores to facilitate deliveries of groceries and other items. Wolt may not be able to charge commission rates or customer delivery charges, as applicable, in all of their markets at a level that would make working with third parties or the operation of Wolt’s self-operated grocery stores profitable, particularly given increasing competition and the possibility of changing consumer preferences. Furthermore, it is also possible that Wolt may not be able to generate a sufficient number of orders to optimize the utilization rates of couriers or real estate, which is necessary to make grocery- and retail-related delivery logistics services profitable, both in cooperation with third parties and on a self-operated basis. As a result, Wolt’s food delivery logistics services may not reach its profitability targets in the planned time frame or at all. Expansion may also result in the diversion of management’s attention from other issues as well as the diversion of resources from support functions, leading to adverse developments for Wolt in general.

Due to increasing online penetration and the pace of growth of online food ordering and courier churn, Wolt seeks to find enough potential couriers to ensure that it is able to respond to all online orders from its consumers in a timely manner. Wolt may not be able to onboard a sufficient number of couriers for various reasons, including competition for the services of such couriers by other delivery logistics services (which could be intensified by other cost-sensitive factors, such as the risk of monthly minimum hour requirements or an increase in the average tenure of couriers), growth in a perception that employment as a courier is unattractive due to the risk of involvement in traffic accidents which arises from operating in congested urban areas with intense traffic, as well as labor law-related restrictions applicable in certain jurisdictions (for example, on the number of hours that couriers can work in a single day or during consecutive days). In addition, irrespective of Wolt’s efforts to maintain the satisfaction of its employees and independent contractors (including that of their couriers), the risk of conflicts arising with employees and independent contractors and the emergence of other labor-related disputes has increased, since working conditions in the food industry, particularly in the food delivery logistics business, have come to the attention of labor unions in recent times.

A number of factors contribute to other uncertainties related to the grocery- and retail-related delivery logistics businesses, which will continue to be relevant to Wolt. The factors which could impact overall profitability and sustainability of a food delivery logistics business in a given market include: the extent to which consumers favor restaurants or other merchants that deliver themselves, as opposed to restaurants or other merchants for which Wolt facilitates the delivery, the degree to which logistical processes can be optimized, the extent to which efficiencies can be achieved in areas where merchant, courier and customer demand densities are sub-optimal, external conditions affecting the pricing of couriers, merchant commissions and delivery fees, and the need to develop solutions in new markets which exhibit different supply, demand and regulatory conditions. Activities related to and the expansion of the Wolt Market business may not be viewed favorably by all current or potential partners. This may reduce the appeal of the Wolt platform for certain grocery stores or other merchants, or may subject Wolt to regulatory challenges which could limit Wolt’s ability to conduct the business in alignment with its business plans.

Other operational risks, including potential accidents caused by or involving couriers or the failure to facilitate the delivery of products on time or at all (due to factors such as traffic or technology failure), may impact Wolt’s appeal or result in liabilities, which in turn may negatively affect revenues and/or its reputation.

The materialization of the risks described above could have a material adverse effect on Wolt’s business, reputation, financial condition, results of operations and/or prospects.

Wolt may face certain risks in connection with potential software failures in its merchant management system which facilitate the receiving and processing of online orders.

Wolt’s services and Wolt’s ability to retain existing, and to attract new, customers and merchant partners depend on the successful integration of Wolt’s technology and systems into various third-party systems and platforms such as websites, point of sale systems, online payment gateways and other merchant systems that Wolt does not control, which facilitate the receiving and processing of online orders by merchants on Wolt’s platform. Any failure by Wolt to understand and manage its exposure to the risks associated with the use of third-party technology and services (such as the risk of misuse of confidential or proprietary information or the exposure to cybersecurity risk) could adversely impact Wolt’s business operations and profitability. Additionally, issues in integration could lead to issues or failures in onboarding partners or loss of existing partners as well as reduced sales. As these systems and platforms are regularly updated, it is possible that when such updates occur it could cause Wolt’s services to not operate as efficiently as they previously had or at all. Any changes in these systems that degrade the functionality of Wolt’s services or give preferential treatment to competitive services may impose additional costs or requirements on Wolt and could adversely affect usage of Wolt’s services. Wolt’s success partly depends on its ability to offer services and systems that remain current with the continuing changes in technology, evolving industry standards and changing consumer preferences. If Wolt is not successful in addressing these changes in technology in a timely manner, there may be reduced demand for Wolt’s services and merchants, restaurants and customers may choose to utilize services of Wolt’s competitors instead, which would adversely impact the competitiveness and, consequently, the results of operations and profitability of Wolt. Additionally, in the event of any software failure in any of these merchant management systems, the ability of Wolt to service the merchants in its existing networks and expand its networks of merchants may be materially adversely affected. There can be no guarantee that efforts to improve disaster recovery so as to reduce this risk will reduce or eliminate the risk of software failures.

Wolt may be adversely affected by changes in internet search engines’ algorithms or terms of service causing its website to be excluded from or ranked lower in organic search results.

Wolt’s success depends on potential and existing consumers’ ability to search for and find its online platform. Returning and new consumers often rely on online search engines, such as Google, Yahoo and Bing, when contemplating ordering food delivery online. Therefore, higher rankings in such search engines generally result in higher visibility, more visits to Wolt’s website and mobile application downloads, and consequently more orders. Search engines often modify the algorithms and ranking criteria that produce search results and, as a result, may adversely affect the algorithmic placement of links, both purchased and otherwise, of Wolt’s website. Any failure to appear prominently in search results, either due to a change of a search engine’s algorithms or their terms of service, which in turn affect the success of Wolt’s initiatives, could reduce the amount of traffic to its online delivery logistics platform and thereby harm its businesses and operations.

Furthermore, Wolt may use various marketing efforts, including those related to search engine marketing or pay-per-click marketing or other media or online marketing. In general, pricing for pay-per-click marketing is dynamic and depends on bidding on a keyword-by-keyword, or keyword group, basis. The cost per acquisition for Wolt may be influenced by competition or by changes to search engines’ terms of service with regard to pricing of pay-per-click campaigns. This will especially be the case if Wolt’s competitors in a given market have greater financial resources and, hence, can outspend Wolt in pay-per-click marketing or other marketing efforts or campaigns.

Wolt’s operations are affected by issues with reliance on partners and weather conditions, which cause fluctuations in demand or issues with the equipment and gear used by couriers.

Wolt’s business depends to a high degree on consumer behavior with regard to using online delivery logistics platforms and availability of couriers. Unexpected weather patterns may affect demand for Wolt’s online delivery logistics services at any time throughout the year or the availability of couriers. While colder, rainy or otherwise more inclement weather typically increases orders (although, particularly harsh weather may hinder or preclude the ability for delivery to take place, for instance due to adverse weather or traffic conditions or availability of couriers), warmer or sunnier weather typically decreases orders. If there are adverse weather conditions or any significant or material periods that are sunnier and/or warmer than historically normal for that period of the year, that could have a material adverse effect on Wolt’s business, results of operations and/or financial condition.

Wolt relies on various partners in its operations, including courier partners, fleet partners with a fleet of employed and/or self-employed couriers, suppliers, subcontractors, gear manufacturers, advertisers, as well as IT and other service providers. If any of Wolt’s partners fail to perform as expected or if Wolt is unable to establish appropriate partnerships at reasonable terms, this may have an adverse effect on Wolt and its operations. Any adverse contractual terms or disputes with any partners could cause operational issues and result in significant costs due to, for example, contractual penalties and/or costs related to legal proceedings. Any failure, whether simply alleged or actual, associated with Wolt with respect to the maintenance of high standards of ethics and compliance, the prevention of corruption and unsound business practices and the implementation of appropriate health and safety standards, or any other issues with regulatory compliance, could result in significant reputational damage to Wolt. Additionally, civil unrest, geopolitical issues, pandemic events or other disruptions affecting certain regions, import regulations, global freight and supply chains as well as similar issues may cause a disruption in Wolt’s operations. Such effects may be more pronounced for certain suppliers (e.g. due to their geographic concentration).

Couriers generally have the option to select the appropriate gear or delivery-related equipment that they use. This includes cold- or heated-delivery equipment, whether their own, equipment obtained through Wolt competitors or through Wolt itself. Issues with such gear may cause reputational damage or lead to claims against Wolt for various issues, including food quality or safety. Additionally, if such gear is obtained through Wolt, any issues with the quality of such gear or its adherence to relevant safety or other standards could lead to claims against Wolt or investigations that may result in penalties or fines. As Wolt purchases the gear that it provides for its couriers from various partners, it may be at risk of third-party claims for infringement of intellectual property or other rights.

Wolt is exposed to risk relating to the receipt and processing of online payments and the collection of commissions arising from cash payments.

Wolt depends on third parties, in particular their payment service provider partners and their consumers’ and their own banks, in order to offer online payment options to consumers and to provide payment processing services. Any third party’s unwillingness or inability to provide payment processing services for debit, credit card or other payments may disrupt Wolt’s operations and harm its reputation. In addition, Wolt’s results of operations may be adversely affected if banks or payment service providers introduce new terms and conditions that cannot be sustained, or costs that cannot be passed on to consumers. Wolt also provides certain payment services through a Finnish subsidiary holding a payment institution license. Any failure by this subsidiary to process payments appropriately or in a timely manner may result in loss of business or other damages to merchant partners, which may in turn result in claims against Wolt, as well as additional reputational harm by failures directly associated with the Wolt brand through the subsidiary.

Cash payment is used as market practice in various countries. Facilitating cash payments may be operationally difficult to implement, and significant cash holdings entail a risk that a certain portion of the cash payments may be lost, misplaced or stolen. Payment-related regulations may increase the operational costs of Wolt in implementing payment related mechanisms in the countries where it operates, and regulatory differences between various jurisdictions may result in increased costs, for instance due to issues in implementing scalable solutions. Furthermore, robust controls are required to ensure that Wolt does not facilitate or act as an inadvertent accomplice in any money laundering by offering cash as a payment option, and any failure in maintaining or enforcing such controls could have an adverse effect on Wolt, including due to fines, penalties, reputational damage, the loss of business or resulting decisions to exit a certain region or business.

With regard to credit card payments, Wolt faces an additional payment collection risk. As Wolt collects the full merchandise value of each order paid via an online payment on behalf of the relevant merchant, it may have to bear financial risks related to credit card fraud. Any widespread occurrence of credit card fraud could materially impact Wolt’s profitability. All payment and cash collection systems are vulnerable to breaches or uses in illegal activity such as money laundering. Should Wolt’s efforts fail to prevent breaches or uses of Wolt services for illegal activities including, among others, money laundering, this may result in significant damages, including additional compliance costs, fines or penalties as well as reputational damage.

Wolt is affected by economic conditions across the various markets in which it operates or will operate.

A deterioration in economic conditions in any of the markets in which Wolt operates may have an adverse effect on Wolt. Economic and market disruption and political and legal uncertainty can be expected to influence consumers’ purchasing behavior and could, for example, cause consumers to cook at home rather than to purchase takeaway food (although consumers may also purchase takeaway food rather than eat out) or to reduce their use of delivery logistics services for food, retail items and groceries. These changes in consumer behavior could lead to lower overall orders through Wolt’s platform. In addition, changes in economic conditions may lead to higher costs associated with Wolt’s operations, such as in relation to food, labor and energy, which could affect consumer spending behavior and Wolt’s results of operations. In addition, there can be no assurance that macroeconomic conditions will not impair Wolt’s ability to obtain financing in the future at acceptable terms, in a timely manner or at all, and thereby impede the expansion of their operations.

Wolt is subject to numerous legal and regulatory regimes and its business could be harmed by changes to, or the interpretation or the application of, the laws and regulations of each of the jurisdictions in which it operates.

Wolt faces certain inherent risks due to the geographic scope and the nature of its business. As of the date of the Registration Statement, Wolt operates in twenty-three (23) countries in Europe and Asia and is engaged in various business areas including the facilitation of the delivery of restaurant and retail items as well as groceries, and in operating its own Wolt Market grocery stores. As a result, Wolt is exposed to laws and regulations which vary, and sometimes conflict, from one jurisdiction to another. Wolt’s ability to comply with existing laws and regulations applicable to its business across the multiple jurisdictions in which it operates and to predict and adapt to changes in those jurisdictions, is important to its success, particularly potential future expansion plans, which may include entries into new geographic markets or new business areas in existing or new geographic markets. Any uncertainty or changes in applicable laws or regulations, or judicial precedents and practices or precedents and practices established in regulatory supervision and enforcement of laws or regulations, in particular in relation to payment services, competition, the internet, e-commerce, consumer protection, food safety, working hours and other labor regulations applicable to couriers, health and safety, cookies, privacy, processing of personal data, electronic marketing, platform regulation and legislation or rules relating to the right to be forgotten, or the takeaway restaurant industry, or the general online delivery logistics platform industry specifically, in one or more of the markets in which Wolt operates, could have a material adverse effect on Wolt’s reputation, business, results of operations, financial condition and/or prospects.

Wolt faces risks associated with the independent contractor model, which is subject to evolving government regulation of, and administrative or judicial intervention in, the “gig economy.” Changes in government regulation of or successful challenges to the independent contractor model used by Wolt in certain markets may require Wolt to change its existing business models and operations.

Government regulation of platform work and the “gig economy” (a labor market characterized by the prevalence of short-term missions or freelance work as opposed to permanent jobs) has evolved considerably over the past few years and continues to do so. The independent contractor model whereby couriers are engaged directly as self-employed, independent contractors, such that they are not employees or workers remains subject to evolving government regulation as well as administrative and judicial interpretations. Due to uncertainties in the interpretation of applicable law, as well as constant legislative evolution, this sector has been subject to scrutiny and, in some cases, the commencement of class actions in certain jurisdictions, with couriers claiming they should have been treated as employees or workers rather than self-employed contractors. For example, on November 1, 2021, the Finnish Occupational Safety and Health Administration (through the Division at the Regional State Administrative Agency for Southern Finland) issued a decision, which deemed that Wolt couriers in Finland are in an employment relationship, and that Wolt should be mandated to keep statutory records of their working hours. Wolt has appealed the decision to the Administrative Court of Helsinki. There is currently no definitive timeline regarding when a final court judgement will be issued. The procedure may take a significant amount of time, up to several months or even years, and additional time may be required should the judgement be appealed and taken up in the Finnish Supreme Administrative Court. In addition, there can be no guarantee that any final court judgement would be favorable to Wolt.

In February 2021, the European Commission (the “EC”) launched the first phase of a consultation designed to address challenges experienced by those engaged in platform work within the EU. This includes the work carried out by couriers engaged by Wolt in the EU. The consultation seeks social partners’ views on whether EU-wide measures are required to address, among other things, platform workers’ employment status, working conditions, access to social protection and access to collective representation and bargaining. On September 16, 2021, the European Parliament adopted a resolution (2019/2186(INI)) on fair working conditions, rights and social protection for platform workers and new forms of employment linked to digital development. In December 2021, the EC published a draft directive on improving the conditions of platform workers, the scope of which may cover Wolt couriers currently operating under the independent contractor model. In its current form, the EC’s draft proposal would, among other items, introduce certain criteria for evaluating the nature of platform work, which could create a presumption of employment status. However, there is no certainty about the final contents or timing of any final, legally binding EU-wide legislation. While the new legislation may reduce the uncertainty concerning the interpretation of the employment status of couriers, this potential EU-wide legislative reform may adversely affect Wolt’s ability to operate its current independent contractor model within the EU.

As a result of uncertainties surrounding the interpretation of applicable law and the evolving legislative and regulatory landscape concerning the “gig economy,” there is a risk that Wolt’s independent contractor models in some countries may be subject to further challenge. Successful challenges may result in the couriers engaged by Wolt being reclassified as employees or workers rather than self-employed contractors, and/or becoming entitled to additional employment-related benefits and protections. This may result in additional costs and an increased administrative burden on Wolt to comply with certain employer-related obligations, while also reducing flexibility for both Wolt and couriers in terms of working hours and availability of couriers. Some couriers may not be able to work in the delivery industry if hours are inflexible and predetermined by an employer or through legislation. Reduced flexibility may consequently shift the competitive landscape and potentially favor centralized e-commerce companies over local logistics networks, and require Wolt to adapt its operating model, while also resulting in a substantial number of couriers leaving the workforce, as well as creating difficulties in recruiting new couriers. Due to uncertainties associated with the interpretation of applicable law, Wolt may also decide to adopt employment-based models in certain countries, as it already does in Germany (which could result in certain operational challenges and increased costs), withdraw from certain countries and/or decide not to expand its business in or into a certain country or business area, which could result in slower growth in sales than may otherwise have been the case. Wolt is growing and may continue to grow its delivery logistics services. As a result, to the extent such growth involves engaging additional independent contractors, the effects of any such successful challenges may be material to existing business operations, or may limit expansion opportunities. It can also not be excluded that governmental entities may impose administrative or punitive fines or undertake measures which would increase the operational costs of Wolt, even retroactively, e.g., to collect past fees or taxes or similar amounts that may have accumulated over a significant period, as well as further penalties for late payment. It is also possible that Wolt may be subjected to fines and/or other sanctions in respect of its independent contractor models. Such events could have a material and adverse effect on Wolt’s business, results of operations, financial condition and/or prospects.

Wolt’s operations involve the processing of personal data of consumers, restaurant owners and other merchants, employees and contracted couriers, which processing is regulated under privacy and data protection laws and governmental regulations. Compliance with such laws and regulations could give rise to additional costs and failure to comply, including as the result of security breaches, could give rise to liabilities and could have a material and adverse effect on Wolt’s reputation, business, financial condition, results of operations and/or prospects as a result of privacy and data protection laws and governmental regulations and risks of security breaches.

Wolt’s operations involve the processing of personal data of individuals, including consumers, restaurant owners and other merchants, employees and contracted couriers, in furtherance of the services it provides. Such personal data includes identification data, location data, and payment transaction data that consumers supply when they wish to make a payment for an order (such as the consumer’s name, email, phone number and location and, in some cases, payment method details), or in the case of restaurant owners, other merchants and contracted couriers, bank routing and account information so that they can hold a business account and receive payments from Wolt, as well as location data, consumer feedback and identity documentation.

Consequently, Wolt is subject to the privacy rules and regulations concerning the collection and processing of personal data applicable in the countries in which it operates, including the GDPR. The requirements of these rules and regulations affect Wolt’s ability to collect and process personal data in a way that is of commercial use. There can be no assurances that Wolt will in all cases be able to develop and implement a proper level of data protection and privacy law compliance in all of its operations. Any failure to comply with applicable data protection and privacy laws may harm Wolt’s reputation or lead to investigations, sanctions, penalties, proceedings or actions against Wolt by governmental agencies or other persons, including class action litigation in certain jurisdictions. The GDPR introduces substantial administrative fines for non-compliance, which can be up to the greater of EUR 20 million or 4% of global annual revenues. Even if potential non-compliance would not result in significant direct financial consequences in the form of penalties or private claims for damages, negative publicity related to any breaches may have a material adverse effects on Wolt’s business, especially a decrease of or a loss of customer confidence. As a result, customers may choose to delete their Wolt user account, including their personal data, and prohibit Wolt from processing their personal data. Consequently, Wolt may be prevented from utilizing data concerning, for example, customers’ purchasing behavior or customers may shift to making their purchases from competitors of Wolt that they consider to offer a higher level of data protection. In addition, Wolt faces the possibility of security breaches, which themselves may result in a violation of applicable data protection and privacy laws. Any failure of Wolt and its affiliated merchants, partners, service providers or others to adequately protect personal or sensitive data could have a material and adverse effect on its reputation, business, financial condition, results of operations and/or prospects.

Wolt operates in certain countries with stringent food safety laws and laws, consumer protection related to the sales of alcohol, tobacco or other controlled items such as pharmaceutical items, in each case, applicable to merchants listed on its platform and such laws may also apply to Wolt, which could result in increased compliance costs as well as liability for, and material damage to its reputation as a result of, non-compliance with such laws.

Stringent food safety laws, consumer protection laws and laws related to the sales of alcohol, tobacco or other controlled items such as pharmaceutical items, imposed by some countries where Wolt operates (including, in the EU, EU laws implemented in national legislation, including in Nordic countries that are members of the European Economic Area (the “EEA”)) apply to the restaurants or other merchants or grocery stores including Wolt’s self-operated dark grocery stores that are listed on Wolt’s platform. This includes laws with respect to provision of food information, such as allergens, additives and/or ingredients of the food items that are sold on, and age verification of customers who order alcoholic beverages or other age-restricted items on Wolt’s platform. Food safety laws further require that a cold chain is maintained during delivery as well as throughout grocery store operations when receiving, storing and packaging temperature-controlled grocery items. In addition, consumer protection laws applicable in some countries where Wolt operates provide for extensive obligations on the provision of information to consumers purchasing products on Wolt’s platform, such as information on the price and unit price of retail items. Such laws may also apply to Wolt, which could result in increased compliance costs, including as a result of non-compliance. In certain markets Wolt provides or assists in providing food information to consumers on its platforms on behalf of restaurants or other merchants, and for Wolt’s self-operated dark grocery store business Wolt provides this information. Wolt cannot rule out the possibility that it may be held liable for non-compliance with the laws and regulations relating to the provision of food information or other information to consumers, or due to the provision of inaccurate or incomplete food-related or other information. Wolt cannot rule out that any non-compliance would result in material damage to its reputation, in particular if there should be a case of injury or death connected with any such non-compliance.

Wolt is subject to extensive government regulation and oversight relating to the provision of payment services. Failure to comply with, loss of privileges pursuant to or material modifications to applicable regulations could severely impact its ability to process payments or result in penalties or costly and time consuming remediation efforts.

Wolt is affected by the revised Payment Services Directive 2015/2366/EU (“PSD II”) as well as the Directive on prevention of the use of the financial system for the purposes of money laundering or terrorist financing 2018/843 (the “AML Directive”) and their implementation in the European countries in which it operates since it provides regulated payment services in multiple countries in the EEA. Wolt relies on one of its Finnish subsidiaries to act as an intra-group licensed payment service provider for its payment services under PSD II in respect of EEA countries. In a limited number of EEA jurisdictions, Wolt operates under the commercial agent exemption of PSD II and the AML Directive. Consequently, the payment services it provides are not regulated and do not require a license. Wolt may continue to rely on this exemption because it receives payments as a commercial agent authorized via an agreement to negotiate or conclude the sale of goods on behalf of merchants and does not act as a commercial agent on behalf of the consumers. Wolt’s subsidiary has obtained a payment institution license from the Finnish Financial Supervisory Authority in accordance with PSD II. The payment institution license will be passported to these jurisdictions as well, thus ensuring full compliance throughout the EEA markets. Should such license be revoked in the future, or other enforcement measures be taken by the Finnish Financial Supervisory Authority, such as imposing penalties and/or forcing Wolt to cease offering certain payment facilities, Wolt’s ability to process online payments in the manner and historical markets of Wolt would be severely impacted and Wolt may be forced to involve third-party payment service providers, or be subjected to a combination of the possible consequences referred to above. In addition, Wolt may be subjected to penalties or fines for failure to meet requirements under the AML Directive, such as meeting local “know your customer” standards.

Wolt is subject to digital services, pricing and platform regulations and its business models may be affected by such regulations or it may become subject to related litigation or regulatory inquiries. Modifications to pricing and/or platform regulations or the outcome of related litigation or regulatory inquiries may, among other things, require changes to the business or pricing models of Wolt and may negatively impact financial results and/or increase its costs of doing business.

Wolt is subject to digital services, pricing and platform regulations in the jurisdictions in which it operates. Fees and commissions charged by online food delivery logistics marketplaces and other business practices of online platforms are currently under increased scrutiny and are expected to continue to be subject to political and public debate in the jurisdictions in which Wolt operates. This increased scrutiny may lead to changes in platform regulation or legislation, negative publicity or investigations or litigation commenced by governmental authorities or other parties. For example, in July 2019, the EC enacted Regulation (EU) 2019/1150 of the European Parliament and of the Council of 20 June 2019 on promoting fairness and transparency for business users of online intermediation services (“Regulation (EU) 2019/1150”), which imposes certain transparency obligations on online intermediation services and online search engines by requiring marketplaces to disclose the main parameters, including paid ranking, if applicable, used to rank goods and services on their sites. Additionally, there are various regulatory initiatives to govern digital markets that are relevant to the platform economy and Wolt’s business. For instance, the EC is moving forward with proposed legislative initiatives to upgrade rules governing digital services in the EU: the Digital Services Act and the Digital Markets Act. The

final form of the resulting regulation is yet to be determined and its impact on the overall industry, business models and Wolt is uncertain, and could result for instance in needs to change business models, or introduce new operational procedures with administrative costs that could have an adverse effect on Wolt.

Further changes in platform regulation, legislation or related litigation resulting from such increased scrutiny may require changes to certain business practices of Wolt, including changes to fees and commissions. Changes to fees and commissions may, among other things, negatively affect Wolt’s ability to generate revenue or result in dissatisfaction or loss of consumers or merchants on Wolt’s platform.

Wolt is subject to the competition laws of the countries it operates in, and changes in, or its failure to comply with, competition laws could require changes to its businesses and could otherwise adversely affect its businesses, results of operations, financial condition and/or prospects.

Wolt is subject to the competition laws of the countries it operates in and such laws may, depending on Wolt’s market position in regard to the services and geographic areas in question, restrict, among others, Wolt’s ability to agree with merchants on pricing-related clauses such as those related to a price parity or some other type of price guarantee (for example, an agreement that merchants will not charge consumers a higher price for the same food if ordered via Wolt’s platform, as opposed to if ordered directly through the merchants’ own online order channels, at the restaurant venue or the merchant’s physical store, as opposed to if ordered via Wolt’s platform). Competition authorities in some of the markets in which Wolt is active have made queries regarding or otherwise investigated such pricing-related clauses and certain decisions have been issued by competition authorities and courts concerning such pricing-related clauses and practices. For example, in December 2021, Wolt became aware that a request for action was being made to the Finnish Competition and Consumer Authority, alleging that Wolt has a dominant market position and should be prohibited from including certain pricing-related clauses in its general contract terms for merchants. As of yet, there is no indication on how the process will move forward or any potential outcome. However, there can be no guarantee that any outcome would be favorable to Wolt.

Accordingly, there is a risk that, in particular as a result of the adoption of new laws, regulations or interpretations, certain pricing-related clauses in agreements between certain merchants or other partners and Wolt could be found to violate competition laws, or render Wolt unable to implement contractual practices that may be used by similar companies with a different market position or which have adopted a different stance in relation to regulatory issues. Additionally, allegations of violations of competition laws cannot be excluded in certain business areas in which Wolt currently operates, or could potentially expand into, such as alleged market sharing, price fixing or exchange of competitively sensitive information or other allegations related to the relationship between Wolt Markets and third-party grocery stores on the platform. Any potential or hypothetical violations of competition law could result in fines, the relevant terms or the agreements themselves being unenforceable, consequential amendments to agreements, claims for damages and reputational damage, each of which could potentially have a material adverse effect on Wolt’s business, results of operations, financial condition and/or prospects.

Wolt may be adversely affected if it fails to obtain or maintain adequate protection for its intellectual property rights, and it may be subjected to claims of intellectual property infringement.

Wolt’s intellectual property rights, whether developed organically, licensed in or acquired from a third party are crucial for the operation of its business. In particular, this includes its trademarks (both registered and unregistered), design rights, rights in domain names, and copyright in software code, databases and other information technology, including database rights and rights under applicable business and trade secret regulations. These intellectual property rights are, and will continue to be, important for protecting the innovation, distinctiveness and value in Wolt’s services and in enabling Wolt to effectively raise consumer awareness of its services and are thus directly related to the success and reputation of its business. Intellectual property created in connection with, and during employment with, Wolt will (in general) become the property of

Wolt. In addition to the proprietary software in its technology, Wolt may use open-source software and may publish its code under open-source licenses. Wolt is dependent on its ability to protect and promote its intellectual property rights, specifically its trademarks.

Wolt cannot guarantee that third parties will not infringe upon Wolt’s intellectual property rights including, among others, its trademark rights, or that a third party will not purchase domain names that are similar to Wolt’s domain names. In addition, Wolt may be unable to adequately register or otherwise secure intellectual property rights including, among others, trademarks or purchase at a reasonable price relevant domain names as it enters new markets and as it operates in its existing markets. Additionally, Wolt may also be subject to claims, whether substantiated or not, that Wolt’s business infringes the intellectual property rights of others.

Should Wolt’s intellectual property rights, including, among others, trademarks, be challenged or infringed upon, or should Wolt be unable to adequately register or otherwise protect trademarks, software code or purchase domain names in its existing markets or when entering new markets, this may have an adverse effect on Wolt’s brands and technology and, as a result, on its businesses, results of operations and/or financial condition. Enforcement of Wolt’s intellectual property rights or defending Wolt against claims of infringement of the intellectual property rights of other parties may result in disputes or litigation, which may be time-consuming and costly, and may harm Wolt’s reputation, require Wolt to enter into certain royalty or licensing arrangements, or prevent Wolt from providing some of its solutions or services altogether.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contains statements that are forward-looking and as such are not historical facts. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “target,” “will” or “would” and similar expressions and the negatives of those terms may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on information available to DoorDash and Wolt as of the date of this prospectus and represent management’s current views and assumptions. While DoorDash and Wolt believe these expectations, assumptions, estimates and beliefs are reasonable, such forward-looking statements are only predictions, and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Forward-looking statements in this prospectus may include, for example, statements about:

•	expectations related to the terms and timing of the completion of the Transaction;

•

expectations related to the per share closing stock consideration upon the completion of the Transaction, projected capitalization following the completion of the Transaction, and estimated ownership and voting power of the DoorDash and Wolt founders, DoorDash directors and officers and other parties following the completion of the Transaction;

•	the expected directors and officers of DoorDash after the completion of the Transaction;

•	the expected benefits of the Transaction and the combined company’s future performance;

•	the expected financial and business performance following the completion of the Transaction;

•

the projected financial information prepared by DoorDash’s management team in consideration of the Transaction, such as projected revenues, projected customer acquisition, projected customer base, projected increases in market penetration, among others;

•	changes in DoorDash’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, and plans;

•	the ability to expand the business and provide new offerings, services and features and make enhancements to its business;

•	projections of total addressable markets, market opportunity and market share;

•	developments and projections relating to DoorDash’s and Wolt’s competitors and industries, such as the projected growth in demand for the DoorDash platform;

•	the ability to compete with existing and new competitors in existing and new markets and offerings;

•	the ability to acquire new businesses or pursue strategic transactions;

•	the ability to protect patents, trademarks, and other intellectual property rights;

•	the expectations regarding the effects of existing and developing laws and regulations;

•	global and domestic economic conditions and their impact on demand for DoorDash’s and Wolt’s markets and offerings; and

•

the impact of the COVID-19 pandemic, or a similar public health threat, on global capital and financial markets, general economic conditions in the United States and internationally, and DoorDash’s and Wolt’s business and operations.

The following factors or events, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	DoorDash’s and Wolt’s ability to establish and maintain strategic collaborations, licensing or other arrangements, and the terms of and timing such arrangements;

•	the timing to consummate the Transaction;

•	the failure to satisfy the conditions to the Closing;

•

the inherent risks, costs and uncertainties associated with integrating the businesses successfully and risks of not achieving all or any of the anticipated benefits and synergies of the Transaction, or the risk that the anticipated benefits and synergies of the Transaction may not be fully realized or take longer to realize than expected;

•	unexpected costs, liabilities or delays in connection with or with respect to the Transaction;

•	the diversion of DoorDash and Wolt management time on issues related to the Transaction;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Share Purchase Agreement;

•	the failure to consummate or delay in consummating the Transaction;

•

the effect of the announcement or pendency of the Transaction on DoorDash’s or Wolt’s customers, employees and business relationships, operating results, ability to retain and hire key personnel and businesses generally;

•	the dilution caused by DoorDash’s issuance of additional shares of its common stock in the Transaction;

•

the stock price of DoorDash Class A common stock could decline before the completion of the Transaction, including as a result of the financial performance of DoorDash or Wolt or more generally due to broader stock market movements and the performance of peer group companies;

•	competitive pressures in the markets in which DoorDash and Wolt operate;

•	failure of the Transaction to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code;

•	potential legal proceedings relating to the Transaction and the outcome of any such legal proceeding;

•

the COVID-19 pandemic, including the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume;

•	changes in laws or regulations; and

•	changes in general economic conditions.

For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the section titled “Risk Factors” beginning on page 19 of this prospectus. Additionally, see the section titled “Where You Can Find More Information” beginning on page 184 of this prospectus.

The risks and uncertainties described and referred to above are not exclusive and further information concerning DoorDash and Wolt and their respective businesses, including factors that potentially could materially affect their respective businesses, financial condition or operating results, may emerge from time to time. Additional information concerning these risks and uncertainties is contained in DoorDash’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Report on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. All cautionary statements made or referred to herein should be read as being applicable to all forward-looking statements wherever they appear. You are urged to consider these factors carefully in evaluating these forward-looking statements, and not to place undue reliance on any forward-looking statements. The forward-looking statements in this prospectus speak only as of the date of this prospectus. Except as required by law, DoorDash and Wolt assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

THE TRANSACTION

The following is a description of the material aspects of the Transaction. While DoorDash and Wolt believe that the following description covers the material aspects of the Transaction, the description may not contain all of the information that is important to you. DoorDash and Wolt encourage you to carefully read this entire prospectus, including the Share Purchase Agreement attached to this prospectus as Annex A, for a more complete understanding of the Transaction.

Structure of the Transaction

DoorDash has agreed, on the terms and subject to the conditions set forth in the Share Purchase Agreement, to purchase all Wolt shares and Vested Wolt Options from the Sellers.

As a practical matter for the purposes of the implementation of the Transaction, all Wolt securityholders are expected to accede to the Share Purchase Agreement as Sellers by signing Joinder Agreements, powers of attorney and certain other ancillary documents before the consummation of the Transaction. For each Wolt shareholder who has not voluntarily acceded to the Share Purchase Agreement by way of signing a Joinder Agreement, Wolt may, and has agreed, pursuant to the Share Purchase Agreement, to cause a Joinder Agreement to be executed on behalf of such Wolt shareholder as such person’s or entity’s agent and attorney pursuant to the Wolt Stockholders’ Agreements. For a discussion on the process for obtaining the Joinder Agreements, see the section titled “The Share Purchase Agreement—The Transaction” beginning on page 116 of this prospectus.

Purchase Price Consideration to Wolt Securityholders

For a discussion of the purchase price consideration and related matters, please see the section titled “The Share Purchase Agreement—Treatment of Wolt Securities; Purchase Price Consideration and Adjustments” beginning on page 117 of this prospectus.

Background of the Transaction

Each of DoorDash and Wolt periodically evaluate opportunities to achieve their long-term operational and financial goals and to enhance stockholder value through potential strategic transactions.

Tony Xu, co-founder and Chief Executive Officer of DoorDash, and Mikko Kuusi, co-founder and Chief Executive Officer of Wolt, had known each other for several years and would occasionally discuss the industry in which the companies operated.

On November 11, 2020, Gokul Rajaram, VP of Corporate Development & Strategy at DoorDash, and Mr. Kuusi held a meeting via videoconference during which they shared background information regarding their respective businesses.

On November 19, 2020, Messrs. Xu and Kuusi held a meeting via videoconference during which they discussed the two respective businesses and their plans for the future.

Over the course of the summer in 2021, Wolt was approached by multiple investors who expressed an interest in leading Wolt’s next preferred share financing round. Such interest materialized in August and September in several offers to lead a round of financing for Wolt. Wolt’s management discussed the terms of the potential financing, with the goal of completing the financing transaction in Q4 2021.

On July 27, 2021, Mr. Xu emailed Mr. Kuusi expressing an interest in arranging a meeting to explore ways in which DoorDash and Wolt might be able to work together. In the ensuing email exchange, Mr. Xu and Mr. Kuusi agreed that representatives of DoorDash and Wolt should meet.

On August 13, 2021, Keith Yandell, who was at the time Chief Business and Legal Officer and Secretary of DoorDash, and is now Chief Business Officer of DoorDash, travelled to Helsinki, Finland, in order to meet with members of Wolt’s senior management team. Messrs. Yandell and Kuusi and Riku Mäkelä, Chief Operating Officer of Wolt, had an in-person meeting to discuss if Wolt would be interested in further discussions about common strategic opportunities with DoorDash either at the present time or in the future.

On August 18, 2021, DoorDash and Wolt entered into a non-disclosure agreement to facilitate further discussions regarding potential strategic opportunities between DoorDash and Wolt.

On August 26, 2021, Messrs. Yandell, Kuusi and Mäkelä, held a meeting via videoconference during which Wolt’s management gave a presentation regarding Wolt’s business and operations. Over the course of the following days, representatives of Wolt provided additional diligence materials in response to requests by DoorDash.

On August 30, 2021, Messrs. Xu, Yandell, Kuusi and Mäkelä, Prabir Adarkar, Chief Financial Officer of DoorDash and David Richter, Vice President of Business and Corporate Development of DoorDash, held a meeting via videoconference during which they discussed DoorDash’s and Wolt’s operations and businesses in general and the benefits of a potential combination of the two businesses.

On September 11, 2021, Wolt provided DoorDash representatives access to Wolt’s electronic data room.

On September 16, 2021, Messrs. Yandell, Adarkar, Kuusi, Mäkelä and Richter held an in-person meeting in Berlin, Germany, during which they engaged in a strategic discussion of Wolt’s business model and operating model, as well as a discussion of the existing products, existing technology and company cultures of DoorDash and Wolt.

On September 17, 2021, Messrs. Adarkar and Mäkelä held an in-person meeting in Berlin to engage in further discussions regarding Wolt’s business model, business plan and financial plan. Following the meeting, Wolt sent DoorDash the financial plan reviewed at the meeting.

On September 21, 2021, Messrs. Xu and Kuusi held a meeting via videoconference in order to further the discussions engaged in during the in-person meetings in Berlin and to discuss the potential for next steps in a strategic transaction.

On September 23, 2021, Messrs. Adarkar, Richter, Kuusi and Mäkelä and Ravi Inukonda, Vice President of Strategic Finance of DoorDash, held a meeting via videoconference in order to further earlier discussions regarding the operating and business plan of Wolt.

Over the following days, representatives of Wolt provided additional business and financial due diligence materials in response to DoorDash requests and, on September 25, 2021, Wolt provided DoorDash an updated financial plan for the Wolt business.

On September 28 and 29, 2021, Messrs. Xu, Yandell, Kuusi and Mäkelä held an in-person meeting in Helsinki to initiate discussions regarding possible headline terms of a strategic transaction between DoorDash and Wolt. During this period, Messrs. Xu and Yandell met with additional members of the Wolt management team. During the meeting on September 29, 2021, the DoorDash participants shared their view regarding the commercial parameters of a potential transaction between DoorDash and Wolt. Based on such discussions, Wolt’s management resolved to consider the proposal with the Wolt Board.

Over the following days, DoorDash provided additional diligence requests with respect to Wolt’s operations and representatives of Wolt provided additional diligence materials in response to DoorDash’s requests.

On October 1, 2021, the Wolt Board held a videoconference call with all full-time Wolt Board members, including Mr. Kuusi, Petteri Koponen, Ilkka Paananen, Laurel Bowden, Gregory Stanger and Johan Svanström. The Wolt Board discussed the indication of interest made by DoorDash along with a status update for the financing round. During the meeting, Mr. Kuusi presented the proposed headline terms for the potential DoorDash transaction, and it was discussed how the shared vision and cultural fit of the companies could make the transaction a compelling opportunity for Wolt and its shareholders. The Wolt Board ultimately concluded that while the proposition had some potential, the status of discussions with DoorDash and its initial proposal were at too preliminary of a stage for Wolt to accept. The Wolt Board also reviewed the status of discussions related to the proposed preferred share financing and, following discussion, directed management to continue discussions and negotiations related to the financing, which, alongside a prospective Initial Public Offering of Wolt in 2022-23, was determined to be the main process for the company to continue to pursue. Also during the meeting, the Wolt Board decided to authorize two board members to negotiate an engagement letter with Qatalyst Partners (“Qatalyst”) to serve as financial advisor to Wolt, if the discussions with DoorDash continued. It was further agreed that Wolt should also seek advice from Qatalyst about engaging with other potential third parties that might have an interest in acquiring Wolt.

During October and November 2021, representatives of Wolt and its advisors continued to engage in negotiations and exchanges of documentation with potential investors related to the potential Wolt preferred share financing round.

Between October 3 and October 20, 2021, based on the advice from Qatalyst, Wolt entered into non-disclosure and clean team agreements with two (2) consumer internet companies (“Company A” and “Company B”) to assess their interest in pursuing an acquisition of Wolt to facilitate further discussions. During this period, Wolt management and representatives of Qatalyst were in contact with each of Company A and Company B and provided additional high-level diligence materials in response to their requests. During the course of the month, Company A and Wolt held additional discussions, including regarding potential antitrust issues, and did not reach an agreement on key terms. In the same period, Wolt held preliminary discussions with Company B and such discussions did not progress to an advanced stage.

On October 3, 2021, Messrs. Xu, Adarkar, Yandell, Inukonda, Kuusi and Michael Golub, Senior Director of Strategic Finance of DoorDash, held a meeting via videoconference during which they engaged in discussions regarding Wolt’s business and financial plan.

On October 4, 2021, Messrs. Yandell, Kuusi and Mäkelä held a meeting via videoconference to discuss next steps and additional diligence requests in relation to a potential strategic transaction between DoorDash and Wolt.

On October 6, 2021, Messrs. Xu and Kuusi held a meeting via videoconference in order to continue the discussions regarding the commercial parameters of a potential transaction. Mr. Kuusi expressed that DoorDash’s proposal was still not acceptable and would have a low probability of success if taken to the Wolt Board.

On October 7, 2021, Messrs. Yandell, Adarkar, Inukonda, Golub, Kuusi, Mäkelä and Jessica Lachs, Vice President of Analytics and Data Science of DoorDash held a meeting via videoconference in order to continue the discussions regarding Wolt’s business and financial plan.

During the weekend of October 9 and 10, 2021, Mr. Kuusi had discussions with full-time Wolt Board members about DoorDash’s initial proposal, and it was concluded in those discussions that the proposal was not acceptable, but given Wolt’s interest in a potential transaction with DoorDash, it was further determined that Mr. Kuusi should continue conversations with the goal of improving the proposal.

On October 11, 2021, Wolt Board held a meeting with full time Wolt Board members, Wolt Board observers, Messrs. Mäkelä and Beyens, and Ms. Tieaho present. In this meeting, the Wolt Board decided to enter into a term sheet with two investors for the proposed preferred share financing round, which reflected a pre-money valuation of Wolt of 6 billion euros. The term sheet was signed later in the same day. Over the course of the following weeks, Wolt’s management and advisors proceeded to negotiate definitive agreements, carry out due diligence for such financing and hold discussions with potential further participants for the financing round.

On October 12, 2021, Christopher Payne, President of DoorDash, held a meeting via videoconference with Messrs. Kuusi and Mäkelä to discuss DoorDash and Wolt’s company cultures and Wolt’s business strategy and operations.

On October 13, 2021, Messrs. Adarkar, Kuusi and Mäkelä, Kristian Beyens, Chief Financial Officer of Wolt, and selected members of the management teams from DoorDash and Wolt held a meeting via videoconference in order to continue the discussions regarding the potential transaction and Wolt’s financial plan.

On October 14 and 15, 2021, Wolt provided DoorDash additional diligence materials, including updates to Wolt’s financial plan.

On October 18, 2021, Wolt signed an engagement letter with Qatalyst following the Wolt Board’s approval.

On October 19, 2021, Messrs. Xu, Richter, Kuusi and Mäkelä held a meeting via videoconference during which the DoorDash team presented a revised indication of interest.

On October 21, 2021, the Wolt Board convened an update call via teleconference to discuss the revised indication of interest that had been presented by DoorDash. This meeting was attended by full-time members of the Wolt Board—Petteri Koponen, Ilkka Paananen, Laurel Bowden, Greg Stanger, Johan Svanström and Mr. Kuusi—and representatives from Qatalyst.

On October 22 and 23, 2021, Messrs. Xu and Kuusi held meetings via videoconference to continue discussions on the commercial terms of the potential strategic transaction between DoorDash and Wolt. During those meetings, Mr. Kuusi stated that Wolt was not amenable to DoorDash’s proposal.

On October 23 and 24, 2021, representatives from Goldman Sachs, financial advisor to DoorDash (“Goldman Sachs”), and Qatalyst held discussions regarding the commercial terms previously discussed by representatives of DoorDash and Wolt.

On October 25, 2021, Mr. Xu and Mr. Kuusi discussed DoorDash’s indication of interest, during which Mr. Kuusi proposed that DoorDash further revise the terms for the proposed strategic transaction with Wolt. Later that day, Messrs. Xu, Yandell, Adarkar, Kuusi and Mäkelä, held a meeting via videoconference to discuss the potential transaction. During the meeting, the DoorDash representatives indicated that DoorDash was not open to substantially increasing the aggregate transaction payments above its initial proposal and that DoorDash was terminating discussions as it did not see a path forward given Wolt’s commercial and purchase price expectations.

On October 26, 2021, Messrs. Kuusi, Mäkelä and Beyens, Riikka Tieaho, General Counsel of Wolt, and additional members of the Wolt management team held a meeting with some attendees appearing in person and others via videoconference to provide an update to Wolt’s management team regarding the discussions with DoorDash to date and to engage in a comparison of the alternatives available to Wolt, including moving ahead with the pre-existing plan to engage in another financing round.

Later in the day, Messrs. Xu and Kuusi held a meeting via videoconference during which Mr. Kuusi proposed that the parties continue discussions regarding a potential strategic transaction. On the same day, a further meeting was held via videoconference with Messrs. Xu, Yandell, Richter, Adarkar and Kuusi to continue discussions regarding the headline commercial terms of the potential transaction.

On October 27, 2021, Wolt’s management team held a meeting with some attendees appearing in person and others via videoconference to provide further updates regarding the latest discussions with DoorDash and to discuss the current commercial headline terms.

Subsequent to such meeting, representatives from DoorDash and Wolt began the first of the standing meetings to discuss the process of the transaction (each a “Standing Meeting”). The representatives typically included in each Standing Meeting were Messrs. Xu, Adarkar, Yandell, Richter and Tia Sherringham, who was at the time Vice President, Head of Legal, of DoorDash, and is now General Counsel and Secretary of DoorDash, from DoorDash and Messrs. Kuusi, Mäkelä, Beyens and Ms. Tieaho from Wolt. During the first Standing Meeting, the representatives of DoorDash and Wolt discussed the terms of a written indication of interest for the proposed strategic transaction (the “Indication of Interest”).

On October 28, 2021, the Wolt Board convened an update call via videoconference to discuss the Indication of Interest. This meeting was attended by full-time members of the Wolt Board—Petteri Koponen, Ilkka Paananen, Laurel Bowden, Greg Stanger, Johan Svanström and Mr. Kuusi—and Messrs. Mäkelä and Beyens and Ms. Tieaho. The Wolt Board was updated on both alternatives: the Indication of Interest provided by DoorDash as well as a status update of the financing round. At this time the new financing round had total confirmations of over 1 billion euros, the due diligence was finished and the definitive agreements were pending final approval.

During such update call, and over the course of the following days, it was determined by the Wolt Board and management that Wolt would pursue the DoorDash offer as the primary option because the potential for a strategic transaction with DoorDash, a company with a similar corporate culture, proven product and technology portfolios and a complementary geographic presence, offered greater long-term shareholder value, but that Wolt would not enter into an exclusivity period that would restrict the company from continuing the financing discussions as a strategic alternative. Following this update call, the Wolt Board approved the Indication of Interest and the related exclusivity agreement.

On October 28, 2021, Wolt and DoorDash entered into the Indication of Interest. In connection with entering into the Indication of Interest, Wolt agreed to an exclusivity period through November 9, 2021, with the exception that Wolt could continue to negotiate the terms of the preferred share financing transaction contemplated by the term sheet previously entered into by Wolt.

On October 28, 2021, a Standing Meeting was held via videoconference to engage in further discussions regarding the Indication of Interest. Subsequent to this meeting and following several rounds of comments by the parties and their advisors to the Indication of Interest, DoorDash and Wolt signed the Indication of Interest setting out the major commercial terms of the transaction.

Starting on October 29, 2021, Standing Meetings were held via videoconference on either a twice-daily, or a daily, basis to generally discuss the progress of the transaction. In addition to the attendees noted above, representatives of legal counsel to DoorDash and Wolt attended the majority of these meetings.

On October 30, 2021, representatives of DoorDash, Wolt, Wilson Sonsini Goodrich & Rosati PC, legal counsel to DoorDash (“WSGR”), Avance Attorneys Ltd., Finnish legal counsel to DoorDash (“Avance”), Deloitte Ltd (Deloitte Finland), tax advisor to Wolt (“Deloitte”), Roschier, Attorneys Ltd., Finnish legal counsel to Wolt (“Roschier”), Skadden, Arps, Slate, Meagher & Flom LLP, legal counsel to Wolt (“Skadden”), and Qatalyst held a meeting via videoconference to discuss tax matters relating to the transaction, including different structuring approaches and the tax implications of different types of consideration.

On October 31, 2021, representatives of the DoorDash legal team, including Ms. Sherringham, and representatives of the Wolt legal team, including Ms. Tieaho, and legal counsel to both DoorDash and Wolt held a meeting via videoconference to discuss matters relating to the legal due diligence for the transaction. On the same day, representatives from DoorDash, Wolt, WSGR, Roschier, Avance, Deloitte and Qatalyst, held a meeting via videoconference to further the previous discussions regarding tax matters relating to the transaction.

On November 1, 2021, representatives from DoorDash, Wolt, WSGR, Roschier, Skadden, Avance, Deloitte and Qatalyst, held a meeting via videoconference to further the previous discussions regarding tax matters relating to the transaction. Later in the day, the Wolt Board’s full-time members—Ms. Bowden and Messrs. Kuusi, Koponen, Paananen, Stanger and Svanström, representatives of Wolt, including Ms. Tieaho and Messrs. Mäkelä and Beyens, and representatives of Qatalyst held a meeting via videoconference to discuss the status of the transaction.

On November 2, 2021, Messrs. Yandell and Mäkelä held a call to discuss matters relating to the Share Purchase Agreement. Additionally, Messrs. Xu and Kuusi held a call to discuss matters relating to the Share Purchase Agreement. Later in the day, representatives from DoorDash, Wolt, WSGR and Skadden, held a meeting via videoconference to discuss the terms of the transaction.

On November 2, 2021, DoorDash’s legal counsel delivered a Share Purchase Agreement to Wolt’s legal counsel.

On November 3, 2021, representatives of DoorDash, Wolt, WSGR and Skadden, held a meeting via videoconference to continue discussions regarding the terms of the transaction. On the same day, representatives of DoorDash, Wolt and Qatalyst held a meeting via videoconference to discuss the purchase price adjustment mechanism to be included in the terms of the transaction.

On November 3 and 4, 2021 representatives of Wolt and DoorDash participated in business and legal due diligence sessions.

On November 4, 2021, Messrs. Xu and Kuusi held a meeting via videoconference to discuss the status of the transaction.

On November 4, 2021, Wolt’s legal counsel delivered a revised draft of a Share Purchase Agreement to DoorDash’s legal counsel. Over the following days, legal counsel for Wolt and DoorDash negotiated the Share Purchase Agreement and the other transaction agreements.

On November 5, 2021, Wolt held an extraordinary general meeting of shareholders. The extraordinary general meeting resolved to amend the Wolt Articles of Association to create a new share class of class H preferred shares, which would be issued in Wolt’s preferred share financing in the event that the strategic transaction with DoorDash did not move forward. Over the following days, Wolt’s management continued to consider the terms of the preferred share financing before eventually abandoning the financing option as the discussions regarding the strategic acquisition by DoorDash progressed.

Also on November 5, 2021, representatives of the DoorDash legal team, including Ms. Sherringham, and representatives of the Wolt legal team, including Ms. Tieaho, and legal counsel to both DoorDash and Wolt held a meeting via videoconference to discuss matters relating to the legal due diligence for the transaction. Additionally, representatives of DoorDash and Wolt held a meeting via videoconference to discuss the diligence matters. Lastly, Messrs. Xu and Kuusi held a meeting via videoconference to discuss the status of the transaction.

On November 6, 2021, the Wolt Board, senior management of Wolt, representatives of Qatalyst and representatives of Skadden held a meeting via videoconference to provide the Wolt Board with an update regarding the key terms of the transaction and the current draft of the Share Purchase Agreement and to discuss the same.

On November 7, 2021, representatives of DoorDash, Wolt, Avance, WSGR, Skadden and Goldman Sachs held a number of meetings via videoconference to further discussions regarding key terms of the transaction, including the escrow provisions, foreign exchange issues and other outstanding items relating to the Share Purchase Agreement.

On November 8, 2021, the DoorDash Board held a meeting to consider the proposed transaction, which was attended by members of DoorDash senior management, and representatives of Goldman Sachs, WSGR, and Allen & Overy, legal counsel to DoorDash. Following a review of the terms of the Share Purchase Agreement and other material terms of the transaction, the DoorDash Board approved DoorDash’s entry into the agreements related to the transaction.

On November 8, 2021, the Wolt Board, senior management of Wolt, and representatives of Qatalyst, Roschier and Skadden held a meeting via videoconference to discuss the progress relating to the transaction, including the key commercial terms and the Share Purchase Agreement, and for the Wolt Board to consider Wolt’s entry into the agreements related to the transaction. Following discussion and consideration of the alternatives available to Wolt, the Wolt Board determined that the transaction with DoorDash was in the best interest of Wolt as well as Wolt’s shareholders and approved the Share Purchase Agreement and Wolt’s entry into the agreements related to the transaction. On the same day, representatives of DoorDash, Wolt, WSGR, Roschier and Skadden held a meeting via videoconference to discuss the final outstanding items related to the Share Purchase Agreement. Later that day, Mmes. Sherringham and Tieaho and representatives of advisors to DoorDash and Wolt held a meeting via videoconference to discuss the terms of the Share Purchase Agreement.

On November 9, 2021, representatives from DoorDash, Wolt and their respective advisors held via videoconference to conduct a final discussion on the progress of the transaction and its documentation. Later that day, representatives from DoorDash and Wolt signed the Share Purchase Agreement and other transaction documentation. Mr. Kuusi also gave separately his CEO consent for the transaction, as required by the Wolt Shareholders Agreements for any acquisition of Wolt.

The DoorDash Board’s Reasons for the Transaction

In evaluating the Transaction, DoorDash’s Board of Directors (the “DoorDash Board”), in consultation with DoorDash’s senior management and its financial and legal advisors, engaged in numerous discussions regarding the Transaction and received various materials for review and consideration prior to the execution of the Share Purchase Agreement. After consideration and consultation with its senior management and its financial and legal advisors, at a meeting held on November 8, 2021, the DoorDash Board unanimously determined that (i) the Transaction was consistent with and in furtherance of the long-term business strategy of DoorDash and is in the best interests of DoorDash, and (ii) consummation of the Transaction on the terms and conditions substantially as set forth in the Share Purchase Agreement and the other documents necessary to consummate the Transaction and as described and discussed at the meeting of the DoorDash Board were advisable and in the best interests of DoorDash.

In reaching its decision to approve the Share Purchase Agreement, the DoorDash Board considered a variety of factors, including its knowledge of Wolt’s business, operations, financial condition, results of operations and prospects, as well as the risks in achieving those prospects, including uncertainties associated with achieving financial forecasts. The DoorDash Board also considered a variety of other factors, including the significant factors listed below in support of the decision (which are not in any relative order of importance):

•	the fact that DoorDash and Wolt share a vision to build a global platform for local commerce that empowers the communities they operate in;

•	the fact that Wolt employs approximately 5,000 people, not including couriers, and operates a local commerce platform across twenty-three (23) countries;

•	the fact that Wolt’s operational efficiency allows it to operate in a variety of environments ranging from rural towns to dense city centers;

•

the fact that DoorDash expects the ingenuity, product expertise, and operational excellence of the combined company to expand DoorDash’s addressable market, improve its long-term operating efficiency and profit potential and generate significant shareholder value over time;

•	Wolt’s consumer loyalty and retention rate;

•	DoorDash’s ability to retain members of Wolt management through revested consideration and incentive compensation;

•

the fact that the terms of the Share Purchase Agreement and related transaction documents reflected extensive negotiations between the parties and their respective advisors, and the DoorDash Board’s belief that the economic and other terms of the Share Purchase Agreement and related transaction documents, taken as a whole, were the best that Wolt and its shareholders would be willing to offer to DoorDash;

•

the DoorDash Board’s and management’s familiarity with, and understanding of, Wolt’s business, assets, financial condition, results of operations, strategy, competitive position and prospects, the risks and uncertainties facing Wolt, and current and prospective industry, economic and market conditions and trends;

•

information and discussions between DoorDash’s senior management and its financial and legal advisors, on the one hand, and Wolt management and advisors, on the other hand, regarding Wolt’s business, assets, financial condition, results of operations, strategy, competitive position and prospects, including the expected pro forma effect of the Transaction on the combined company;

•	the results of the due diligence review of Wolt and its businesses conducted by DoorDash and its financial advisors and outside legal advisors;

•

the review by the DoorDash Board with DoorDash’s senior management and its financial advisor and legal advisors, as applicable, of the financial and other terms of the Share Purchase Agreement and related transaction documents;

•

the likelihood that the Transaction would be completed based on, among other things, the conditions to the Closing and the assessment of the DoorDash Board, after consulting with its legal advisors, regarding the likelihood of obtaining all required regulatory approvals, and the termination and remedy provisions under the Share Purchase Agreement in the event that the Transaction is not completed due to the failure to obtain required regulatory approvals on the terms and conditions set forth in the Share Purchase Agreement; and

•

the right of each of DoorDash and Wolt to specific performance to prevent breaches and to enforce the terms of the Share Purchase Agreement (as more fully described in the section titled “The Share Purchase Agreement—Specific Performance” beginning on page 137 of this prospectus).

The DoorDash Board also considered a number of countervailing uncertainties and risks in its deliberations concerning the Transaction, including the following (not necessarily in order of relative importance):

•

the possibility that the Transaction may not be completed or may be unduly delayed for reasons beyond the control of DoorDash and/or Wolt, including the potential length of the regulatory review process and the risk that applicable regulatory authorities may impose conditions on DoorDash and/or Wolt that could jeopardize or delay the completion of, or reduce or delay the anticipated benefits of, the Transaction;

•

the fact that the value of the DoorDash Class A common stock to be issued to Wolt shareholders and Wolt Vested Optionholders in the Transaction is not fixed and, as a result, the value of the consideration to Wolt shareholders and Wolt Vested Optionholders may be more than the price per share of DoorDash Class A common stock at the time of entry into the Share Purchase Agreement in the event of an increase in the trading price of DoorDash Class A common stock during the pendency of the Transaction, and the fact that the Share Purchase Agreement does not provide DoorDash with a price-based termination right or other similar protection in favor of DoorDash or its stockholders in such circumstances;

•

the potential for diversion of management and employee attention and for increased DoorDash employee attrition during the period prior to completion of the Transaction, and the potential effect of the Transaction on DoorDash’s business and relations with customers, merchants, couriers and strategic partners;

•

the difficulty inherent in integrating the businesses of the two companies and the risk that anticipated strategic and other benefits to DoorDash and Wolt following the completion of the Transaction, including any expected synergies, will not be realized or will take longer to realize than expected;

•	the transaction costs to be incurred in connection with the Transaction, regardless of whether the Transaction is consummated;

•	the retention cost to be incurred in connection with the Transaction if the Transaction is consummated;

•	the fact that if the Transaction is not consummated, DoorDash will have expended significant human and financial resources on a failed transaction; and

•

various other risks associated with the transaction and the businesses of DoorDash, Wolt and the combined company following the completion of the transaction described in the sections titled “Risk Factors” beginning on page 19 of this prospectus and “Cautionary Note Regarding Forward-Looking Statements” beginning on page 98 of this prospectus.

The DoorDash Board determined that the benefits expected to be achieved for DoorDash and its stockholders as a result of the Transaction outweighed these potential risks and uncertainties. The DoorDash Board recognized that there can be no assurance of future results, including results considered or expected as disclosed in this section of the prospectus.

The DoorDash Board concluded that the potentially negative factors associated with the Transaction were outweighed by the potential benefits that it expected DoorDash and its stockholders would achieve as a result of entering into the Transaction. Accordingly, the DoorDash Board determined that the Transaction was in the best interests of DoorDash.

The foregoing discussion of the factors considered by the DoorDash Board is not intended to be exhaustive, but, rather, includes certain illustrative material factors considered by the DoorDash Board. In view of the wide variety of factors considered by the DoorDash Board in connection with its evaluation of the Transaction and the complexity of these matters, in reaching their decisions to approve the Transaction, the DoorDash Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors and/or considered other factors altogether. The DoorDash Board considered the applicable factors as a whole in the context of the Transaction, including with the use of thorough discussions with, and questioning of, DoorDash management and DoorDash’s financial and legal advisors, and overall considered such factors to be favorable to, and to support, their determination.

This discussion of DoorDash’s reasons for the Transaction is forward-looking in nature and involves risks and uncertainties that could result in the expectations contained in such forward-looking statements not to occur, including those risks and uncertainties discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 19 and 98, respectively, of this prospectus, which sections should be read in conjunction with this discussion of the DoorDash Board’s reasons for the Transaction.

The Wolt Board’s Reasons for the Transaction

At a meeting held on November 8, 2021, Wolt’s Board of Directors (the “Wolt Board”) unanimously determined that the Share Purchase Agreement and the Transaction are in the best interests of, and fair to, Wolt and its shareholders. In evaluating and ultimately approving the Transaction, the Wolt Board, in consultation with Wolt’s management and Wolt’s financial and legal advisors, engaged in numerous discussions regarding the

Transaction, held meetings, received materials for review and consideration, and considered a variety of alternatives available to the company. The alternatives included a new funding round with commitments of over 1 billion euros for which Wolt had received a term sheet and gone through a due diligence process and other preparations parallel to the DoorDash process, including continuing as an independent company with a view towards an initial public offering in either 2022 or 2023. In evaluating the Transaction and in reaching its decision, the Wolt Board also considered a variety of other factors, including the significant factors listed below (which are not in any relative order of importance):

•

the opportunity to combine two successful businesses with well-positioned and proven product and technology portfolios and complementary geographic presence—DoorDash, a market leader in the United States with successful operations in Australia and Canada, and Wolt, a rapidly expanding company operating in twenty-three (23) countries in Europe and Asia, including, among others, Japan, Finland, Denmark, Hungary, Germany and Israel;

•	the fact that the combined company will have greater technical resources for their respective delivery logistics platforms;

•	the expectation that the combined company will have increased financial strength and flexibility;

•	the expectation that the combined company would create additional growth opportunities by leveraging the respective strengths of each business, which is expected to create long-term shareholder value;

•

the amount and form of consideration to be paid in the Transaction, including the fact that the number of shares of DoorDash Class A common stock to be issued in the Transaction is fixed (subject to the purchase price adjustments set forth in the Share Purchase Agreement), indicating that Wolt shareholders could be adversely affected by a decrease in the trading price of DoorDash Class A common stock during the pendency of the Transaction;

•

the fact that the Total Share Consideration and Per Share Closing Stock Consideration offers Wolt shareholders and Wolt Vested Optionholders an opportunity to participate in the potential for earnings per share accretion and potential synergies created by the Transaction;

•

the expectation that the Transaction will result in greater long-term value for Wolt securityholders than the potential for earnings per share accretion that might result from other alternatives available to Wolt, including seeking an alternative transaction with another third party, remaining an independent private company and completing a funding round or pursuing an initial public offering;

•

information and discussions with Wolt’s management and its legal and financial advisors regarding the structure of the Transaction, the financial and other terms of the Share Purchase Agreement and related documents, and DoorDash’s business, assets, financial condition, results of operations, current business strategy, competitive position and prospects, including the expected pro forma effect of the Transaction on the combined company; and

•

the fact that the Supporting Stockholders have entered into the Support Agreements with DoorDash, pursuant to which each Supporting Stockholder agreed to sell their Wolt shares and Vested Wolt Options to DoorDash in accordance with the terms of the Support Agreements and enter into the Share Purchase Agreement as a Seller thereunder, and be bound by the obligations set forth therein through the execution of a Joinder Agreement, within seventy-two (72) hours following the Registration Statement Effective Date (as more fully described in the section titled “Ancillary Agreements—The Support Agreements” beginning on page 138 of this prospectus).

In the course of its evaluation of the Share Purchase Agreement, the Wolt Board also considered a variety of risks, uncertainties and other potentially negative factors, including the following (which are not necessarily presented in order of relative importance):

•	the possibility that the Transaction may not be completed or that completion may be unduly delayed for reasons beyond the control of Wolt and/or DoorDash;

•

the fact that Wolt was in the process of negotiating a funding round that would secure additional capital enabling the continued implementation and execution of Wolt’s strategy, and that the Share Purchase Agreement would prevent the completion of the funding round and prohibit Wolt from obtaining such additional financing without the consent of DoorDash;

•

the amount and form of consideration to be paid in the Transaction, including the fact that the number of shares of DoorDash Class A common stock to be issued in the Transaction is fixed (subject to the purchase price adjustments set forth in the Share Purchase Agreement), indicating that Wolt shareholders could be adversely affected by a decrease in the trading price of DoorDash Class A common stock during the pendency of the Transaction;

•

the potential for diversion of management and employee attention and for increased employee attrition during the period prior to completion of the Transaction, and the potential effect of the Transaction on Wolt’s business and relations with customers, suppliers and strategic partners;

•

the restrictions on the conduct of Wolt’s business prior to completion of the Transaction, requiring Wolt to conduct its business in the ordinary course, subject to specific limitations or DoorDash’s written consent, which could delay or prevent Wolt from undertaking business opportunities that may arise pending completion of the Transaction and could negatively impact Wolt’s ability to attract and retain employees and decisions of customers, suppliers and strategic partners;

•

the difficulty inherent in integrating the businesses, assets and workforces of the two companies and the risk that anticipated strategic and other benefits to Wolt and DoorDash following completion of the Transaction, including any expected synergies, will not be realized or will take longer to realize than expected;

•	the transaction costs to be incurred in connection with the Transaction, regardless of whether the Transaction is completed;

•

the fact that the Share Purchase Agreement prohibits Wolt from soliciting or facilitating proposals for alternative transactions or engage in discussions regarding such proposals (as more fully described in the section titled “The Share Purchase Agreement—No Solicitation of Alternative Transactions” beginning on page 126 of this prospectus); and

•

various other risks associated with the Transaction and the business of Wolt and the combined company described in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 19 and 98, respectively, of this prospectus.

In addition to considering the factors described above, the Wolt Board considered the fact that some of Wolt’s directors and executive officers may have other interests in the Transaction that are different from, or in addition to, the interests of Wolt shareholders generally, as more fully described in the section titled “Interests of Affiliates in the Transaction—Interests of Directors and Executive Officers of Wolt in the Transaction” beginning on page 148 of this prospectus. However, it should be noted that in considering and resolving on matters related to the Transaction, the directors and executive officers of Wolt have concluded, as a matter of Finnish law, that they do not have any conflicts of interest which would prevent any of them from considering matters relating to the Transaction or resolving upon them.

Each member of the Wolt Board concluded that the potentially negative factors associated with the Transaction were outweighed by the potential benefits that it expected Wolt and its shareholders would achieve as a result of entering into the Transaction. Accordingly, the Wolt Board determined that the Transaction was in the best interests of, and fair to, Wolt and its shareholders.

The foregoing discussion of the factors considered by the Wolt Board is not intended to be exhaustive, but, rather, includes certain illustrative material factors considered by the Wolt Board. In view of the wide variety of factors considered by the Wolt Board in connection with its evaluation of the Transaction and the complexity of these matters, in reaching their decisions to approve the Transaction, the Wolt Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors and/or considered other factors altogether. The Wolt Board considered the applicable factors as a whole in the context of the Transaction, including with the use of thorough discussions with, and questioning of, Wolt management and Wolt’s financial and legal advisors, and overall considered such factors to be favorable to, and to support, their determination.

This discussion of Wolt’s reasons for the Transaction is forward-looking in nature and involves risks and uncertainties that could result in the expectations contained in such forward-looking statements not to occur, including those risks and uncertainties discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 19 and 98, respectively, of this prospectus, which sections should be read in conjunction with this discussion of the Wolt Board’s reasons for the Transaction.

Regulatory Approvals

The parties are required to execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental entity, whether federal, state, local or foreign, that may be reasonably required, or that DoorDash may reasonably request, in connection with the Transaction.

Wolt License Services Oy, a subsidiary of Wolt, is a licensed payment institution under the Finnish Act on Payment Institutions (statute 297/2010, as amended). As the Transaction constitutes an indirect change of control in Wolt License Services Oy, DoorDash is under Finnish law required to notify the Transaction to the Finnish Financial Supervisory Authority. The Finnish Financial Supervisory Authority has a right to prohibit the Transaction and it may also prohibit DoorDash from indirectly exercising its voting rights in Wolt License Services Oy if the Transaction is consummated before the FIN-FSA Approval. Therefore, the Transaction is conditioned upon the FIN-FSA Approval. Once the Finnish Financial Supervisory Authority has, within two (2) business days from the filing of the notification, confirmed that the information provided in the notification is considered complete, the statutory handling time applicable to the notification is sixty (60) business days, which may be extended by up to thirty (30) business days if the Finnish Financial Supervisory Authority deems that it needs additional information in order to process the notification. On December 20, 2021, DoorDash filed the notification regarding the indirect change of control in Wolt License Services Oy with the Finnish Financial Supervisory Authority.

In connection with the Transaction, the parties also intend to deliver a notification to the NYSE regarding the listing of additional DoorDash Class A common stock that will be registered pursuant to the Registration Statement.

Although the parties expect to obtain all required regulatory clearances to complete the Transaction, they cannot provide any assurances that the applicable regulators or other government agencies (including pursuant to any applicable United States or foreign investment laws or laws that provide for review of national security or defense matters and/or the cross-border acquisition of any interest in or assets of a business under the jurisdiction of an applicable United States or foreign governmental entity (“Investment Laws”)), including private parties or additional state attorneys general, will not initiate actions to challenge the Transaction before or after they are completed. Any such challenge to the Transaction could result in an administrative or court order enjoining the Transaction or in restrictions or conditions that would have a DoorDash Material Adverse Effect or a Wolt Material Adverse Effect after completion of the Transaction. Such restrictions and conditions could include requiring the divestiture or spin-off of certain businesses, assets or products, the licensing of intellectual property rights, and the imposition of limitations on the ability of Wolt, as a condition to completion of the Transaction, to operate its business as it sees fit. Neither DoorDash nor Wolt can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the Transaction. In particular, DoorDash shall prior to the Closing, subject to the terms and conditions of the Share Purchase Agreement, in each jurisdiction that is not a Primary Jurisdiction, take, or cause to be taken, all actions, all things necessary, proper or advisable under the Share Purchase Agreement and any applicable antitrust laws and Investment Laws, including, to consummate and make effective, as promptly as practicable after the date of the Share Purchase Agreement and in any event prior to the End Date (as defined below), the Purchase, including taking Burdensome Actions (as defined in the Share Purchase Agreement). For the purposes of this prospectus a “Primary Jurisdiction” shall mean any of Denmark, Finland, Israel, Germany and Japan. For Germany and Japan only, for DoorDash, “reasonable best efforts” shall include taking Burdensome Actions, but only with respect to the business of DoorDash in Germany and Japan, respectively (but not with respect to the business of Wolt in Germany or Japan).

Neither DoorDash nor Wolt can provide assurance that any such regulatory approvals will not result in the delay or abandonment of the Transaction.

No Stockholder Approval Required

The approval of the Share Purchase Agreement and the Transaction by DoorDash does not require the affirmative vote or consent of DoorDash stockholders. While Wolt shareholders are required to sign Joinder Agreements as a condition in the Share Purchase Agreement, no Wolt shareholder vote or approval is required.

Indemnification

Following the Closing, pursuant to the Share Purchase Agreement, each of the Sellers and the holders of Indemnity Escrow Substitute RSUs (together, the “Indemnifying Parties”) shall indemnify (on a several and not joint basis based on their pro rata portion of the aggregate purchase consideration) DoorDash and its affiliates (including Wolt) (collectively, the “Indemnified Parties”) against, and hold them harmless from, any losses, liabilities, damages, deficiencies, taxes, costs, interest, awards, judgments, settlements, penalties, fees and expenses, including reasonable and documented out-of-pocket attorneys’, consultants’, experts’ and other professionals’ fees and expenses (including in connection with investigation, defending against, prosecuting, or settling any of the foregoing) and court or arbitration costs, but excluding punitive or exemplary damages (other than as paid to a third party) (collectively, “Losses”) paid or incurred by any of the Indemnified Parties (regardless of whether or not such Losses relate to any third-party claims) directly or indirectly resulting from any of the following: (i) any breach or inaccuracy of Wolt’s representations and warranties, (ii) any breach of Wolt’s or the Securityholder Representative’s covenants, (iii) any inaccuracy in any information set forth in the payment spreadsheets or the closing statement delivered by Wolt pursuant to the Share Purchase Agreement, (iv) any pre-closing taxes not set forth in the payment spreadsheets, (v) any claims or threatened claims by any actual or purported or former Wolt securityholder including any claims alleging violations of fiduciary duty by any current or former member of the Wolt Board or officers, (vi) any fraud committed by or on behalf of Wolt or any of its representatives in connection with the Transaction and (vii) certain other specified third-party claims set forth in a confidential schedule (such indemnifiable matters, collectively the “Wolt Related Indemnifiable Matters”).

In addition, following the Closing, each Indemnifying Party shall indemnify (on a several and not joint basis) the Indemnified Parties against, and hold them harmless from, any Losses paid or incurred by any of the Indemnified Parties directly or indirectly resulting from any of the following: (i) any breach or inaccuracy of such Indemnifying Party’s representations and warranties, (ii) any breach of such Indemnifying Party’s covenants and (iii) any fraud committed by or on behalf of such Indemnifying Party or any of its representatives in connection with the Transaction.

The Indemnity Escrow Shares (as defined below) and the Indemnity Escrow Substitute RSUs (together, the “Indemnity Escrow Available Recourse”) shall be available to compensate the Indemnified Parties for any claims by such Indemnified Party for any losses suffered or incurred by them and for which they are entitled to recovery under the Share Purchase Agreement. The number of Indemnity Escrow Shares and the Indemnity Escrow

Substitute RSUs shall in the aggregate be equal to the Indemnity Escrow Number (as defined below). The Indemnifying Parties will not be required to make any indemnification payments for any inaccuracy or breach of the representations and warranties of Wolt until (i) the Losses for any particular loss (and any related indemnifiable losses arising from the same or substantially similar underlying facts, circumstances, or claims) exceeds €750,000 and (ii) the total amount of all Losses that have been directly or indirectly suffered or incurred by any one or more of the Indemnified Parties as a result of any inaccuracy in or breach of any of the representations and warranties of Wolt or any breach of any covenant by Wolt or the Securityholder Representatives, in the aggregate, exceeds €25 million in the aggregate; provided, however, that the aforementioned requirements set forth in clauses (i) and (ii) to make any indemnification payments will not apply to breaches of fundamental representations or warranties of Wolt or any fraud by Wolt. Indemnification claims for losses directly or indirectly resulting from the matters set forth in a certain confidential schedule shall be limited, in the aggregate to €200 million from the Indemnity Escrow Available Recourse. The sole recourse of the Indemnified Parties for indemnification claims for breach of the Wolt representations and warranties will be the Indemnity Escrow Available Recourse; provided, however, that the aforementioned limitation will not apply to breaches of fundamental representations or warranties or any fraud by Wolt.

In no event will any Indemnifying Party be liable to the Indemnified Parties for Losses with respect to the Wolt Related Indemnifiable Matters in excess of such Indemnifying Party’s pro rata share of such Losses and in no event will any Indemnifying Party’s liability for indemnifiable Losses exceed such Indemnifying Party’s portion of the aggregate consideration actually received by such Indemnifying Party (except an Indemnifying Party will be liable to the Indemnified Parties for the full amount of any Losses resulting from, arising out of or related to such Indemnifying Party’s own fraud or the right of any Indemnified Party to pursue remedies under or related to any ancillary agreement against such Indemnifying Party). Payments by the Indemnifying Parties in respect of any Losses will be calculated after giving effect to any Losses recoverable by the Indemnified Parties from insurance policies (net of any (i) reasonable and documented out-of-pocket costs and expenses (including taxes) incurred by such Indemnified Party or its affiliates and its and their respective representatives in procuring such recovery; (ii) any increases in premiums or premium adjustments to the extent attributable to such recovery (applicable to any past, present or future premiums); and (iii) deductibles and other amounts incurred in connection with such recovery).

The indemnification provisions of the Share Purchase Agreement are the Indemnified Parties’ sole and exclusive remedy following the Closing arising from or relating to the Share Purchase Agreement or the Transaction, except for (i) claims under Section 8.11 of the Share Purchase Agreement, (ii) claims for specific performance or injunctive relief and (iii) claims under or related to any related agreement in connection with the Transaction; provided, however, that nothing in the Share Purchase Agreement shall limit the liability of any person or entity in connection with a claim based on fraud committed by such person or entity.

For purposes of this prospectus, the following terms shall have the following meanings: (i) “Indemnity Escrow Number” means a number of equal to 2,250,409; (ii) “Indemnity Escrow Equity” means a number of shares of DoorDash Class A common stock and Substitute RSUs equal to, in the aggregate, the Indemnity Escrow Number; and (iii) “Indemnity Escrow Shares” means the shares of DoorDash Class A common stock included in the Indemnity Escrow Equity.

For additional information, please see the section titled “The Share Purchase Agreement—Indemnification” beginning on page 133 of this prospectus.

Listing of DoorDash Class A Common Stock

DoorDash expects to obtain approval to list the shares of DoorDash Class A common stock to be issued pursuant to the Share Purchase Agreement on the NYSE, which approval is a condition to the Closing. Accordingly, application will be made to have the shares of DoorDash Class A common stock to be issued pursuant to the Share Purchase Agreement approved for listing on the NYSE, where shares of DoorDash Class A common stock are currently traded under the symbol “DASH.”

Appraisal and Dissenters’ Rights

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

Under Finnish law, Wolt shareholders are not entitled to appraisal rights in connection with the Transaction.

Tax Treatment of the Purchase

In order to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the applicable Treasury Regulations thereunder, among other requirements, all Wolt shares that are acquired in connection with the Purchase must be acquired solely in exchange for DoorDash Class A common stock. Whether this requirement will be met cannot be known before the Closing. For example, under certain circumstances, DoorDash may be required to (or may elect to) close the Transaction even if less than 100% of the Wolt shareholders execute Joinder Agreements to sell their shares to DoorDash. For additional information, please see the section titled “The Share Purchase Agreement—Conditions to Completion of the Transaction” beginning on page 131 of this prospectus. In such a case, and subject to compliance with the terms of the Share Purchase Agreement, DoorDash may elect (or, in some cases, may be required) to acquire the remaining Wolt shares through other means, such as by initiating a squeeze-out process pursuant to Chapter 18 of the Finnish Companies Act rather than as part of the Purchase. After the Closing, the qualification of the Purchase as such a reorganization will be determined, and DoorDash and Wolt will make any required U.S. federal income tax reporting in accordance with such determination. If certain requirements under the Share Purchase Agreement are met, it is intended that the Purchase qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. If the Purchase does not so qualify, the receipt of shares of DoorDash Class A common stock in exchange for Wolt shares in the Purchase would constitute a taxable exchange for U.S. federal income tax purposes. No ruling has been, or will be, sought by DoorDash or Wolt from the IRS with respect to the Purchase and there can be no assurance that the IRS will not challenge the qualification of the Purchase as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge.

If the Purchase qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder will generally not recognize, for U.S. federal income tax purposes, any gain or loss on the Purchase. If the Purchase fails to qualify as such a reorganization, a U.S. Holder generally would recognize, for U.S. federal income tax purposes, gain or loss in an amount equal to the difference between (i) the fair market value of the shares of DoorDash Class A common stock received by such U.S. Holder in the Purchase (including such U.S. Holder’s pro rata share of the DoorDash Class A common stock deposited into the Indemnity Escrow Fund) and (ii) such U.S. Holder’s tax basis in the U.S. Holder’s Wolt shares surrendered.

For additional information, please see section titled “U.S. Federal Income Tax Consequences” beginning on page 140 of this prospectus.

Withholding Rights

Each of DoorDash, Wolt, the Exchange Agent, the Escrow Agent, each of their affiliates and representatives, and any other applicable withholding agent shall be entitled to deduct and withhold from any consideration or other amount payable or otherwise deliverable to any Wolt securityholder, former Wolt securityholder or other person or entity pursuant to the Share Purchase Agreement such amounts as may be required to be deducted or withheld under any applicable tax law, with respect to the making of such payment. All amounts so deducted or withheld and paid over to the applicable governmental authority will be treated for all purposes of the Share Purchase Agreement as having been paid to the person or entity in respect of which such deduction and withholding was made. Before making any deduction and withholding (other than in respect of compensation), the applicable withholding agent is required to use commercially reasonable efforts to provide a reasonable advance notice to the Securityholder Representative.

Accounting Treatment of the Transaction

DoorDash prepares its financial statements in accordance with U.S. GAAP. The Transaction will be accounted for under the acquisition method of accounting in accordance with FASB ASC 805 with DoorDash as the accounting acquirer. DoorDash will record the assets acquired, including identifiable intangible assets, and liabilities assumed from Wolt at their respective fair values at the date of Transaction completion. Any excess purchase consideration over the net fair value of such assets and liabilities will be recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates, including the selection of valuation methodologies, estimates of future revenue and cash flows, discount rates and selection of comparable companies.

The financial condition and results of operations of DoorDash after completion of the Transaction will reflect Wolt after completion of the Transaction, but will not be restated retroactively to reflect the historical financial condition or results of operations of Wolt. Indefinite-lived intangible assets, including goodwill, will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, DoorDash determines that tangible or intangible assets (including goodwill) are impaired, DoorDash would record an impairment charge at that time.

THE SHARE PURCHASE AGREEMENT

The following section summarizes material provisions of the Share Purchase Agreement, which is included in this prospectus as Annex A and is incorporated by reference herein in its entirety. The summary of the material provisions of the Share Purchase Agreement below and elsewhere in this prospectus is qualified in its entirety by reference to the Share Purchase Agreement. This summary does not purport to be complete and may not contain all of the information about the Share Purchase Agreement that is important to you. The rights and obligations of DoorDash and Wolt are governed by the Share Purchase Agreement and not by this summary or any other information contained in or incorporated by reference into this prospectus. Wolt securityholders are urged to read the Share Purchase Agreement carefully and in its entirety, as well as this prospectus and the information incorporated by reference into this prospectus, before making any decisions regarding the Share Purchase Agreement and the Transaction. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Share Purchase Agreement.

Explanatory Note Regarding the Share Purchase Agreement

The Share Purchase Agreement is included in this prospectus as Annex A and described in this summary to provide you with information regarding its terms. The Share Purchase Agreement contains representations and warranties by Wolt and Sellers, on the one hand, and by DoorDash, on the other hand, which were made solely for the benefit of the other parties for purposes of the Share Purchase Agreement. The representations, warranties and covenants made in the Share Purchase Agreement by Wolt, DoorDash and the Sellers were qualified and subject to important limitations agreed to by Wolt, DoorDash and the Sellers in connection with negotiating the terms of the Share Purchase Agreement. In particular, in your review of the representations and warranties contained in the Share Purchase Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Share Purchase Agreement may have the right not to consummate the Transaction if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Share Purchase Agreement, rather than establishing matters as facts about Wolt, the Sellers or DoorDash or any other person at the time they were made or otherwise. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and were qualified by the matters contained in the confidential disclosure statement that Wolt delivered in connection with the Share Purchase Agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this prospectus, may have changed since the date of the Share Purchase Agreement. Accordingly, the representations and warranties and other provisions of the Share Purchase Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this prospectus and in the documents incorporated by reference into this prospectus. See the section titled “Where You Can Find More Information” beginning on page 184 of this prospectus.

The Transaction

DoorDash has agreed, on the terms and subject to the conditions set forth in the Share Purchase Agreement, to purchase all Wolt shares and Vested Wolt Options from the Sellers.

In connection with the execution of the Share Purchase Agreement, the Supporting Stockholders have entered into Support Agreements with DoorDash, pursuant to which each Supporting Stockholder agreed to sell their Wolt shares and Vested Wolt Options to DoorDash in accordance with the terms of the Support Agreements and enter into the Share Purchase Agreement as a Seller thereunder, and be bound by the obligations set forth therein through the execution of a Joinder Agreement, within seventy-two (72) hours following the Registration Statement Effective Date. The Support Agreements were entered into by holders of 5% or more of Wolt shares, executive officers, directors or founders of Wolt.

Pursuant to the Share Purchase Agreement, Wolt and each Seller (including each Supporting Stockholder) will use their reasonable best efforts to cause each of the Wolt shareholders and Wolt Vested Optionholders who have not yet duly executed and delivered a Joinder Agreement to DoorDash and Wolt, to duly execute and deliver a Joinder Agreement to Wolt and DoorDash as promptly as practicable following the Registration Statement Effective Date.

As a practical matter for the purposes of the implementation of the Transaction, all Wolt securityholders are expected to accede to the Share Purchase Agreement as Sellers by signing Joinder Agreements, powers of attorney and certain other ancillary documents before the consummation of the Transaction. For each Wolt shareholder who has not voluntarily acceded to the Share Purchase Agreement by way of signing a Joinder Agreement, Wolt may, and has agreed, pursuant to the Share Purchase Agreement, to cause a Joinder Agreement to be executed on behalf of such Wolt shareholder as such person’s or entity’s agent and attorney pursuant to the Wolt Stockholders’ Agreements.

Under the terms of the Wolt Stockholders’ Agreements, Wolt shareholders have tag along rights that they can exercise via a notice to join the Transaction and sell their Wolt shares to DoorDash. Exercise of the tag along right is not required and such exercise of the tag along right would not change the terms and conditions under which Wolt shareholders’ shares will be transferred to DoorDash.

If all Wolt shareholders do not voluntarily accede to the Transaction by way of signing a Joinder Agreement within forty-five (45) days following Registration Statement Effective Date, Wolt and each Supporting Stockholder shall, in accordance with the provisions of the Share Purchase Agreement and within two (2) business days thereafter, commence the Drag-Along Exercise, cause the Drag-Along Exercise to remain effective through the completion of the Transaction and cause a Joinder Agreement to be executed on behalf of each Wolt shareholder that has not duly executed and delivered a binding Joinder Agreement as such person’s or entity’s agent and attorney pursuant the Wolt Stockholders’ Agreement. Any Vested Wolt Options held by any holder who has not voluntarily acceded to the Share Purchase Agreement by way of signing a Joinder Agreement as described above shall be cancelled and extinguished pursuant to the terms applicable to such Vested Wolt Options. The Supporting Stockholders constitute the requisite majorities to commence the Drag-Along Exercise.

Wolt and the Supporting Stockholders will, before commencing the Drag-Along Exercise set forth in the Wolt Stockholders’ Agreements, first approach the other Wolt shareholders and Wolt Vested Optionholders and seek to have as many of them as possible sign Joinder Agreements and powers of attorney as well as other necessary ancillary documentation to implement the sale to DoorDash of the Wolt shares and Vested Wolt Options held by such Wolt shareholders and Wolt Vested Optionholders pursuant to the Share Purchase Agreement. The Wolt Vested Optionholders will be informed of (i) their right to exercise their option rights pursuant to the terms of the applicable option plans and (ii) the possibility of selling their Vested Wolt Options directly to DoorDash by acceding to the Share Purchase Agreement as Sellers by signing Joinder Agreements and/or powers of attorney.

Closing of the Transaction

The Share Purchase Agreement provides that, unless another date is agreed to in writing by DoorDash and Wolt, the Closing will take place no later than the fifth business day after the satisfaction or waiver of the conditions to the Closing (other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or permitted waiver of such conditions at the Closing).

Treatment of Wolt Securities; Purchase Price Consideration and Adjustments

At the Closing, (i) each Wolt share held by a Seller will be sold to DoorDash in exchange for (A) a number of shares of DoorDash Class A common stock equal to the Per Share Closing Stock Consideration and (B) the right to receive a portion of the shares of DoorDash Class A common stock released from the Indemnity Escrow Fund and (ii) each Vested Wolt Option held by a Seller will be sold to DoorDash in exchange for (A) a number of shares of DoorDash Class A common stock equal to the Per Share Closing Stock Consideration, reduced by the quotient equal to (1) an amount equal to the aggregate exercise price of such Vested Wolt Option and any applicable tax withholding amount, divided by (2) €177.7454, and (B) the right to receive a portion of the shares of DoorDash Class A common stock released from the Indemnity Escrow Fund (if any). Each Vested Wolt Option that is not sold to DoorDash pursuant to the Share Purchase Agreement and remains unexercised as of immediately prior to the Closing will be cancelled and extinguished. No fractional shares will be issued in the Purchase. Instead, the shares issuable to each Seller shall be aggregated on a Seller-by-Seller basis, and the number of shares of DoorDash Class A common stock to be issued to each Seller in exchange for the Wolt shares and Vested Wolt Options held by such Seller shall be rounded up to the nearest whole number. After the consummation of the Purchase, each Seller will own shares of DoorDash Class A common stock and will no longer own Wolt securities. The DoorDash Class A common stock received by certain key employees of Wolt in exchange of their Vested Wolt Options will, subject to their continued employment, vest gradually over a four-year period. In light of the final and binding advance ruling which has been received from the Finnish Tax Administration confirming that an exchange of such Vested Wolt Options into DoorDash RSUs, instead of DoorDash Class A common stock, defers taxation until the RSUs vest, the parties may agree that certain Vested Wolt Options will be exchanged into DoorDash RSUs.

At the Closing, the Unvested Wolt Options will be cancelled and extinguished and, with respect to any Unvested Wolt Option held by a Continuing Employee, will be entitled to the following: (i) in lieu of such Unvested Wolt Options, DoorDash will grant an award of Substitute RSUs covering a number of shares of DoorDash Class A common stock determined under the Share Purchase Agreement and vesting on the terms set forth in the Share Purchase Agreement, and (ii) an award of Indemnity Escrow Substitute RSUs covering a number of shares of DoorDash Class A common stock determined under the Share Purchase Agreement and vesting on the terms set forth in the Share Purchase Agreement.

In addition, certain key employees of Wolt entered into stock restriction agreements with DoorDash prior to the execution of the Share Purchase Agreement, which agreements provide the Restricted Consideration will be subject to a four-year time-based vesting schedule as set forth in the stock restriction agreement, subject to the key employee’s continued employment with Wolt, DoorDash or one of their subsidiaries through the applicable vesting date. If, prior to the date the Restricted Consideration is fully vested, there is a change in control of Wolt or DoorDash or the key employee’s employment is involuntarily terminated without “cause,” due to the key employee’s death or “disability” or for “good reason,” then a portion of the then-unvested Restricted Consideration will become immediately vested, subject to the key employee (or his or her estate, as applicable) timely signing and not revoking a release of claims.

Pursuant to the Share Purchase Agreement, the Per Share Closing Stock Consideration will equal a number of shares of DoorDash Class A common stock equal to the Total Share Consideration divided by the Company Security Number. The Share Purchase Agreement provides that the Total Share Consideration will equal a number of shares of DoorDash Class A common stock equal to (i) 39,382,172, minus (ii) 2,250,409 shares (which shall be available to compensate DoorDash and its affiliates for the matters provided for in the Share Purchase Agreement), plus or minus, as applicable, (iii) a positive or negative number of shares (determined in the manner described below) based on the amount of Wolt’s cash and cash equivalents, transaction expenses, taxes, indebtedness and debt-like items, net working capital and aggregate option exercise prices for outstanding Wolt options. For purposes of adjusting the Total Share Consideration, the Consideration Adjustments will be calculated in euros and converted into shares based on a per share price of DoorDash Class A common stock of U.S. $206.4513 converted from U.S. dollars into euros using the Closing Euro Exchange Ratio (which will be calculated at the Closing). Further, the amount of any tax receivables (which have been confirmed by the Finnish Tax Administration as refundable or creditable to Wolt) of value-added taxes arising with respect to Wolt’s transaction costs will be taken into account when computing the amount of the Consideration Adjustments and hence also the amount of the Per Share Closing Stock Consideration.

Escrow Fund; Indemnity Escrow Available Recourse

As soon as reasonably practicable after the Closing, DoorDash shall issue or cause to be issued to the Escrow Agent the Indemnity Escrow Shares, which shall be held in trust as an escrow fund in accordance with the terms of the Escrow Agreement.

On or prior to the date that is three (3) business days after the date that is fifteen (15) months following the Closing Date (the “Expiration Date”), DoorDash and the Securityholder Representative shall cause to be released or removed, as applicable from the Indemnity Escrow Available Recourse that number of Indemnity Escrow Shares and Indemnity Escrow Substitute RSUs (starting (i) first with Indemnity Escrow Shares in reverse chronological order of latest vesting, (ii) second, with Indemnity Escrow Substitute RSUs in reverse chronological order of latest to satisfy time-based vesting requirements under Section1.1(h)(ii) of the Share Purchase Agreement, and (iii) third, with Indemnity Escrow Shares which are not subject to vesting), in each case, having an aggregate value equal to (x) the aggregate amount then-remaining in the Indemnity Escrow Available Recourse, less (y) such aggregate amount of Indemnity Escrow Equity as is reasonably necessary (with each Indemnity Escrow Share and Indemnity Escrow Substitute RSU being valued at the DoorDash Share Deemed Value) to satisfy any then-unsatisfied claims specified in a valid claim notice delivered in good faith to the Securityholder Representative on or prior to the Expiration Date (the amount to be released, the “Initial Indemnity Escrow Release Amount”) and transfer to (in the case of DoorDash Class A common stock) or cancel the escrow-related vesting terms (in the case of Substitute RSUs), in respect of each of the Indemnifying Parties, the Initial Indemnity Escrow Release Amount in accordance with his, her, or its pro rata portion. DoorDash and the Securityholder Representative shall deliver to the Escrow Agent a joint written instruction to release from the Indemnity Escrow Fund the portion of the Initial Indemnity Escrow Release Amount comprised of Indemnity Escrow Shares.

Upon the resolution of all pending indemnification claims for which a portion of the Indemnity Escrow Available Recourse was withheld (and after any distributions from the Indemnity Escrow Available Recourse to the Indemnified Parties), DoorDash and the Securityholder Representative shall cause to be released (in the case of DoorDash Class A common stock) or removed (in the case of Substitute RSUs) from the Indemnity Escrow Available Recourse all then-remaining amounts in the Indemnity Escrow Fund and all remaining Indemnity Escrow Substitute RSUs (the “Final Indemnity Escrow Release Amount”), and cause DoorDash Class A common stock to be transferred to or the escrow-related vesting terms of Indemnity Escrow Substitute RSUs to be cancelled in respect of each of the Indemnifying Parties the Final Indemnity Escrow Release Amount in accordance with his, her, or its pro rata portion.

Fractional Shares

No fractional shares will be issued in the Purchase. Instead, the shares issuable to each Seller shall be aggregated on a Seller-by-Seller basis, and the number of shares of DoorDash Class A common stock to be issued to each Seller in exchange for the Wolt shares and Vested Wolt Options held by such Seller shall be rounded up to the nearest whole number. After the consummation of the Purchase, each Seller will own shares of DoorDash Class A common stock and will no longer own Wolt securities.

Withholding Rights

Each of DoorDash, Wolt, the Exchange Agent, the Escrow Agent, each of their affiliates and representatives, and any other applicable withholding agent shall be entitled to deduct and withhold from any consideration or other amount payable or otherwise deliverable to any Wolt securityholder, former Wolt securityholder or other person or entity pursuant to the Share Purchase Agreement such amounts as may be required to be deducted or withheld under any applicable tax law, with respect to the making of such payment. All amounts so deducted or withheld and paid over to the applicable governmental authority will be treated for all purposes of the Share Purchase Agreement as having been paid to the person or entity in respect of which such deduction and withholding was made. Before making any deduction and withholding (other than in respect of compensation), the applicable withholding agent is required to use commercially reasonable efforts to provide a reasonable advance notice to the Securityholder Representative.

Representations and Warranties

The Share Purchase Agreement contains customary representations and warranties by Wolt, DoorDash and the Sellers that are subject, in some cases, to exceptions and qualifications (including exceptions and qualifications related to knowledge, materiality and material adverse effect on the applicable party).

The Share Purchase Agreement contains representations and warranties by Wolt relating to, among other things, the following:

•	due organization, valid existence, good standing and qualification to do business;

•	corporate power; authority and enforceability of the Share Purchase Agreement;

•	governmental approvals;

•	absence of certain conflicts;

•	capitalization;

•	subsidiaries;

•	financial information;

•	corporate records and documentation;

•	related party transactions;

•	absence of undisclosed liabilities;

•	absence of certain changes;

•	intellectual property, information technology and data protection and privacy;

•	material contracts;

•	employee benefit plans;

•	employment matters and pensions;

•	tax matters;

•	environmental matters, health and safety;

•	real property;

•	absence of certain legal proceedings and governmental orders;

•	insurance matters;

•	compliance with applicable laws;

•	possession of and compliance with required permits;

•	anti-bribery and corruption, sanctions and compliance;

•	directors and managing directors;

•	active users;

•	complete copies of materials;

•	accuracy and completeness of information supplied in prospectus; and

•	broker’s fees and expenses.

The Share Purchase Agreement includes representations by Sellers relating to, among other things, the following:

•	capitalization;

•	requisite power and authority and enforceability of the Share Purchase Agreement;

•	absence of certain claims against Wolt;

•	absence of certain legal proceedings;

•	absence of certain conflicts;

•	governmental approvals;

•	broker fees and expenses; and

•	adequacy of information.

The Share Purchase Agreement includes representations and warranties by DoorDash relating to, among other things, the following:

•	due organization, valid existence, good standing and qualification to do business;

•	corporate power and authority and enforceability of the Share Purchase Agreement;

•	absence of certain conflicts;

•	governmental approvals;

•	capitalization;

•	valid issuance of capital stock in connection with the Transaction;

•	SEC filings of DoorDash;

•	listing of DoorDash Class A common stock on the NYSE;

•	absence of certain legal proceedings and governmental orders; and

•	independent investigation and absence of additional representations.

Many of the representations and warranties in the Share Purchase Agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would be material to or have a material adverse effect with respect to the party).

As used in this prospectus, a “material adverse effect” with respect to Wolt (a “Wolt Material Adverse Effect”) means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”) that individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of such Effect, that is or is reasonably likely to (i) materially impede the authority or ability of Wolt or any Seller to consummate the transactions contemplated by the Share Purchase Agreement in accordance with the terms thereof and applicable law, or (ii) be materially adverse to the business, assets (including intangible assets) and liabilities, condition (financial or otherwise), or results of operations of Wolt and its subsidiaries taken as a whole, other than, in the case of clause (ii), any Effect resulting from:

•	changes in general economic, financial market, business or geopolitical conditions;

•	general changes or developments in any of the industries in which Wolt and its subsidiaries operate;

•	changes following the date of the Share Purchase Agreement in any laws or legal, regulatory or political conditions or changes following the date of the Share Purchase Agreement in Finnish GAAP

(as defined in the Share Purchase Agreement) or other applicable accounting standards, or the interpretation or enforcement thereof;

•

any natural disaster, hurricane, pandemic (including in respect of COVID-19), epidemic, act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity;

•

any failure by Wolt to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Wolt Material Adverse Effect); or

•

the announcement of the Share Purchase Agreement (other than any conflict with (i) any provision of the certificate of incorporation, bylaws, and other governing documents of Wolt and its subsidiaries, as amended, (ii) any contract to which Wolt or any of its subsidiaries is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound or (iii) any law or order applicable to Wolt or any of its subsidiaries or any of their respective properties or assets (whether tangible or intangible); provided that such Effects referenced in the first four (4) bullets above do not, individually or when taken together with all other such Effects, have a disproportionate or unique effect on Wolt and its subsidiaries as compared to other companies in the industry in which Wolt operates.

As used in this prospectus, a “material adverse effect” with respect to DoorDash (a “DoorDash Material Adverse Effect)” means any Effect that individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of such Effect, that is or is reasonably likely to (i) materially impede the authority or ability of DoorDash to consummate the transactions contemplated by the Share Purchase Agreement in accordance with the terms thereof and applicable law, or (ii) be materially adverse to the business, assets (including intangible assets) and liabilities, condition (financial or otherwise), or results of operations of DoorDash and its subsidiaries taken as a whole, other than, in the case of clause (ii), any Effect resulting from:

•	changes in general economic, financial market, business or geopolitical conditions;

•	general changes or developments in any of the industries in which DoorDash and its subsidiaries operate;

•

changes following the date of the Share Purchase Agreement in any laws or legal, regulatory or political conditions or changes following the date of the Share Purchase Agreement in U.S. GAAP or other applicable accounting standards, or the interpretation or enforcement thereof;

•

any natural disaster, hurricane, pandemic (including in respect of COVID-19), epidemic, act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity;

•

any failure by DoorDash to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a DoorDash Material Adverse Effect); or

•

the announcement of the Share Purchase Agreement (other than any conflict with (i) any provision of the certificate of incorporation, bylaws, and other governing documents of DoorDash and its subsidiaries, as amended, (ii) any contract to which DoorDash or any of its subsidiaries is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound or (iii) any law or order applicable to DoorDash or any of its subsidiaries or any of their respective properties or assets (whether tangible or intangible); provided that such Effects referenced in the first four (4) bullets above do not, individually or when taken together with all other such Effects, have a disproportionate or unique effect on DoorDash and its subsidiaries as compared to other companies in the industry in which DoorDash operates.

Conduct of Business of Wolt Prior to Completion of the Transaction

During the period from the date of the Share Purchase Agreement and continuing until the earlier of the Closing and the effective time of the Transaction and the valid termination of the Share Purchase Agreement (the “Interim Period”), Wolt will, and will cause each of its subsidiaries to, to conduct its business in the ordinary course of business in all material respects.

In addition, during the Interim Period, subject to certain exceptions, Wolt has agreed to not, and the Sellers shall cause Wolt not to:

•	cause or permit any amendments to the organizational documents of Wolt or its subsidiaries or any Wolt option plans or any contracts applicable to any options to subscribe for Wolt shares;

•	propose or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of Wolt or any of its subsidiaries;

•

declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any securities of Wolt or any of its subsidiaries, or split, combine or reclassify any shares in Wolt or its subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any securities of Wolt or any of its subsidiaries or directly or indirectly repurchase, redeem or otherwise acquire any securities of Wolt or any of its subsidiaries (or options, warrants or other rights convertible into, exercisable or exchangeable for securities of Wolt or any of its subsidiaries); provided, however, that Wolt may (i) issue Wolt class A common shares pursuant to the exercise of vested options to subscribe for Wolt shares in accordance with the contracts evidencing such options as of the date of the Share Purchase Agreement and (ii) offer, issue and grant Wolt options to employees in accordance with Wolt’s option plans and in the ordinary course of business by application of Wolt’s existing equity grant allocation metrics and tools, in each case, so long as (x) Wolt obtains and delivers to DoorDash a duly executed and delivered Joinder Agreement from any person or entity exercising such Wolt options providing that such person or entity shall be a Seller pursuant to the Share Purchase Agreement and (y) such issuances are made in the ordinary course of business and are consistent with past practices (the “Permitted Issuances”);

•

issue, grant, accelerate vesting of, deliver or sell or authorize or propose the issuance, grant, acceleration of vesting, delivery or sale of, or purchase or propose the purchase of, any Wolt securities or equity-based awards (whether payable in cash, company securities or otherwise) or securities of any Wolt subsidiary or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other contracts or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, or amend, accelerate the vesting of, adjust or modify any Wolt securities; provided, however, that Wolt may (i) (A) issue Wolt class A common shares pursuant to the exercise of Vested Wolt Options and (B) offer, issue and grant Wolt options to employees that, in the case of each of clause (A) and (B), constitute Permitted Issuances, and (ii) amend the terms of Wolt’s option plans following the review and approval of DoorDash (which review and approval shall not be unreasonably withheld, conditioned or delayed);

•

acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof or any portion of the assets of the foregoing;

•	enter into any intercompany license agreement or sale agreement;

•	make or agree to make any capital expenditure or commitment exceeding €1,000,000 individually or €20,000,000 in the aggregate;

•

acquire or agree to acquire or dispose or agree to dispose of (i) assets of any person or entity, other than acquisitions of supplies or similar assets in the ordinary course of business consistent with past practice or the disposal of non-material assets of Wolt or any of subsidiary of Wolt in the ordinary course of business consistent with past practice, or (ii) any equity interest in any person or entity (including any subsidiary of Wolt) or any business or operations of any person or entity;

•

sell, divest, exclusively license or assign to any person or entity or enter into any contract to sell, divest or assign to any person or entity any rights to any intellectual property (other than non-exclusive licenses pursuant to a contract substantially in the form of a standard form intellectual property contract entered into in the ordinary course of business consistent with past practice); (ii) license any Wolt services or intellectual property to third parties (other than non-exclusive licenses pursuant to a contract substantially in the form of Wolt’s standard form intellectual property contract); (iii) amend, modify, or extend any contract for the license or sale of intellectual property (other than amendments, extensions, or modifications entered into in the ordinary course of business consistent with past practice and which do not change pricing under such contracts); (iv) enter into, amend, modify, or extend any contract with respect to the development of any technology or intellectual property right on behalf of Wolt or its subsidiaries with a third party (other than in the ordinary course of business or contracts with employees in the form of an applicable proprietary information agreement); or (v) disclose any Wolt source code to, or deposit in escrow any Wolt source code with, any third party other than its employees who have entered into contracts in the form of a proprietary information agreement;

•

allow any Wolt intellectual property rights to lapse or expire, or fail to renew or make any filing or payment necessary in connection with the prosecution or maintenance of any Wolt registered intellectual property;

•

(i) incur any indebtedness for borrowed money in excess of €5,000,000, including by the issuance or sale of any debt securities, (ii) create or permit any lien (other than certain permitted liens) over any material intangible or other asset of Wolt or any of its subsidiaries or (iii) amend the terms of any outstanding loan agreement or other contract evidencing indebtedness;

•

make any loan to any person or entity (except for advances to employees for reasonable business travel and expenses in the ordinary course of business consistent with past practice), purchase debt securities of any person or entity or guarantee any indebtedness of any person or entity (other than intercompany arrangements among Wolt and its subsidiaries entered into in the ordinary course of business consistent with past practice);

•	commence or settle any action or threat of any action by or against Wolt or any of its subsidiaries or relating to any of their businesses, properties or assets with a value in excess of €5,000,000;

•

adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by Finnish GAAP;

•

make or change any material election in respect of any taxes, adopt or change any accounting method in respect of any taxes (other than determining to use accrual method in accounting for income tax purposes), enter into any contract in respect of any material taxes (other than any commercial contracts entered into the ordinary course of business and the primary purpose of which is not related to taxes), waive any right to a material tax refund or credit, settle any material claim or assessment in respect of taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material taxes, make or request any tax ruling (other than, if agreed to in advance and in writing by DoorDash (acting reasonably) and Wolt, a ruling requested from a governmental entity with respect to the Finnish or Israeli tax treatment of the transactions contemplated by the Share Purchase Agreement), enter into any tax sharing or similar contract or arrangement (other than commercial contracts entered into in the ordinary course of business the primary purpose of which is unrelated to tax), enter into any transactions giving rise to any material deferred gain or loss, amend any tax return;

•	fail to maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

•

(i) other than in the ordinary course of business, adopt, enter into amend, renew, terminate or fail to maintain any material Wolt employee plan or employment contract, (ii) pay or agree to pay any bonus or remuneration (in cash or otherwise) to any director, officer or employee of or consultant to Wolt or any of its subsidiaries or (iii) increase or agree to increase the salaries, wage rates, or other compensation or benefits of their respective employees or consultants, in each case other than payments made pursuant to the Share Purchase Agreement or standard written agreements outstanding on the date of the Share Purchase Agreement that are set forth in Wolt’s confidential disclosure statement, amend in any material respect or remove any Wolt privacy policy, publish any new Wolt privacy policy or announce any such amendment, modification, removal, or publication;

•

(i) increase or make any other change, or make any commitment to increase or mark a change, to the salary, wage rate, employment status, title or other compensation (whether payable in cash, Wolt securities or other property) payable or to become payable by Wolt or any of its subsidiaries to any employee, other than in the ordinary course of business consistent with past practice (ii) pay or agree to pay any bonus or remuneration (in cash or otherwise) to any director, officer or employee of or consultant to Wolt or any of its subsidiaries, other than payments made pursuant to the Share Purchase Agreement or standard written agreements outstanding on the date hereof and disclosed in Wolt’s confidential disclosure statement, or (iii) hire or engage any person or entity (other than newly hired non-officer employees or consultants in the ordinary course of business consistent with past practice with a total annual base compensation equal to or less than €250,000) or (iv) demote, terminate (other than for cause) or otherwise modify the terms and conditions of the service or employment of any current employee, or cause any employee to resign from Wolt or otherwise terminate the services of any employee (other than for cause);

•	send any communications (including electronic communications) to employees that are inconsistent with the Share Purchase Agreement or the transactions contemplated thereby;

•

enter into or terminate or materially amend (i) any material agreement that imposes any restrictions or limits on Wolt’s ability to compete or otherwise operate its business, (ii) any collective bargaining agreement with a union or similar organization or (iii) any contract with a value in excess of €2,500,000 and which would have constituted a material contract had such contract been entered into prior to the date of the Share Purchase Agreement;

•	enter into any new line of business or change Wolt’s material operating policies in any material respect, except as required by applicable law or by policies imposed by any governmental entity;

•	enter into any contract to purchase or sell any interest in real property, or grant any security interest in any real property;

•	take any action or omit to take any action with the primary intention of improperly increasing the Total Consideration Adjustment Amount; or

•	take, commit, or agree in writing or otherwise take or make any of the foregoing actions.

No Solicitation of Alternative Transactions

Pursuant to the Share Purchase Agreement, Wolt and the Sellers shall, and each shall cause their respective controlled affiliates to, and shall use their reasonable best efforts to cause their other respective affiliates and representatives to, immediately cease and cause to be terminated any negotiations and discussions with third parties regarding any alternative transaction.

In addition, during the Interim Period, Wolt and the Sellers shall not, and each shall cause their respective controlled affiliates not to, and shall direct each of their other respective controlled affiliates and their representatives not to, directly or indirectly:

•	solicit, initiate or seek, or knowingly encourage, promote or support, any inquiry, proposal or offer from, furnish any information regarding Wolt or any of its subsidiaries to, or participate in any discussions or negotiations with, any third party regarding, or in a manner intended to or reasonably likely to facilitate, any alternative transaction;

•

disclose any information not customarily disclosed to any person concerning the business, properties, assets or technologies of Wolt or any of its subsidiaries, or afford to any person access to their respective properties, assets, technologies, books or records, not customarily afforded such access in a manner intended to or reasonably likely to facilitate, any alternative transaction;

•	cooperate with or knowingly assist any person to make any inquiry, offer, proposal or indication of interest regarding any alternative transaction; or

•	enter into any contract with any person providing for an alternative transaction.

During the Interim Period, Wolt is required to promptly provide DoorDash with notice of any inquiry, offer, proposal or indication of interest regarding a potential alternative transaction, or any request for disclosure of information or access to any information not customarily disclosed to any person concerning Wolt that is intended or reasonably likely to facilitate any alternative transaction. Such notice must include the identity of the party making any such inquiry, offer, proposal, indication of interest or request, and the specific terms of such inquiry, offer, proposal, indication or request, as the case may be (including a copy of any written material and electronic communications received from such third party), and such other information related thereto as DoorDash may reasonably request.

An alternative transaction means any acquisition of (i) all or any material portion of the business, properties, assets or technologies of Wolt or any of its subsidiaries or (ii) any securities of Wolt or any Wolt subsidiary, whether or not outstanding (in each case, other than as permitted by the Share Purchase Agreement or in connection with the exercise of options to subscribe for Wolt class A common shares outstanding as of the date of the Share Purchase Agreement or the conversion of Wolt Preferred Shares in accordance with Wolt’s governing documents), in any case whether by merger, consolidation, amalgamation, purchase, transfer or assignment of assets or shares, tender or exchange offer, license or otherwise (other than the license or sale of products and services in the ordinary course of business consistent with past practice).

Efforts to Complete the Transaction; Regulatory Approvals

Subject to the terms and conditions in the Share Purchase Agreement, each of the parties to the Share Purchase Agreement shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws to consummate and make effective the Purchase and the other transactions contemplated by the Share Purchase Agreement as promptly as practicable, including by using reasonable best efforts to (i) take all action necessary to satisfy all of the conditions to the obligations of the other parties to effect the Purchase and consummate the other transactions contemplated thereby, (ii) to obtain all necessary waivers, authorizations, consents, approvals by any governmental entity required in order to consummate the Purchase or the other transactions contemplated by the Share Purchase Agreement and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Purchase and the other transactions contemplated by the Share Purchase Agreement for the purpose of securing to the parties hereto the benefits contemplated by the Share Purchase Agreement.

In furtherance of the above, as promptly as practicable after the execution of the Share Purchase Agreement, each party shall execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental entity, whether federal, state, local or foreign, that may be reasonably required, or that DoorDash may reasonably request, in connection with the Transaction (“Regulatory Approval”).

In addition, each party agrees (i) that DoorDash shall make (with reasonable assistance from Wolt) an appropriate filing of the acquisition of ownership to the Finnish Financial Supervisory Authority pursuant to the

Finnish Government Decree 231/8.4.2009 with respect to the transactions contemplated by the Share Purchase Agreement as soon as reasonably practicable after the date of the Share Purchase Agreement (ii) to as promptly as practicable, and in any event in accordance with any relevant time limit make an appropriate filing under any Investment Laws; and (iii) to provide DoorDash, Wolt, or either of their subsidiaries such information and assistance that may be reasonable necessary to allow any other party to make an accurate filing and complete the filings constituting Regulatory Approvals.

Each party shall use its reasonable best efforts to obtain all such authorizations, approvals and consents. To the extent permitted by applicable laws, each of the DoorDash and Wolt shall promptly inform the other of any material communication between Wolt, any Wolt subsidiary or DoorDash, as applicable, and any governmental entity regarding the transactions contemplated by the Share Purchase Agreement. If DoorDash or Wolt or any affiliate thereof receives any formal or informal request for supplemental information or documentary material from any governmental entity with respect to the transactions contemplated by the Share Purchase Agreement, then Wolt and DoorDash (as applicable) shall make, or cause to be made, as soon as reasonably practicable and in any event in accordance with any relevant time limit, a response in compliance with such request. Each of Wolt and DoorDash shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other.

Subject to certain exceptions, neither DoorDash nor Wolt, nor any of their respective subsidiaries or affiliates, shall be required to agree to, and except with DoorDash’s consent, Wolt shall not (and shall not permit any subsidiary to) agree to (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any of its shares or of any of its businesses, assets or properties, or those of any of its subsidiaries or affiliates (including Wolt or any Wolt subsidiary), (ii) the imposition of any limitation on the ability of DoorDash or Wolt, or any of their respective subsidiaries or affiliates, to conduct their respective businesses or own any shares or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of DoorDash, the business of Wolt, or (iii) the imposition of any impediment on DoorDash or Wolt, or any of their respective subsidiaries or affiliates under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies restrictive trade practices, national security, or foreign investment.

DoorDash shall, in consultation with Wolt, determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any governmental entity and Wolt and its subsidiaries will take such actions as reasonably requested by DoorDash in connection with obtaining such consents, approvals or waivers promptly and in any event in accordance with any relevant time limit.

No party shall independently participate in any substantive meeting or communication with any governmental entity relating to any antitrust law filings, Investment Law filings, investigation or other inquiry in connection with the Share Purchase Agreement or the transactions contemplated by the Share Purchase Agreement without giving the other party sufficient prior notice of the meeting or communication and, to the extent permitted by such governmental entity, the opportunity to attend and/or participate in such substantive meeting or communication. If DoorDash or Wolt, or any affiliate thereof receives any formal or informal request for supplemental information or documentary material from any governmental entity with respect to the contemplated by the Share Purchase Agreement, then DoorDash and Wolt (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Each of DoorDash and Wolt shall (i) consider in good faith the views of the other in making such response and (ii) permit Wolt to review any substantive communication, consult with each other in advance, and consider in good faith Wolt’s reasonable comments in connection with, any filing, notice, application, submission, communication, meeting or conference with, the Federal Trade Commission, the Department of Justice, or any other governmental entity or, in connection with any proceeding by a private party, with any other person or entity.

Wolt Employee Benefits Matters

Prior to the Closing, the DoorDash Board, or such board’s compensation committee, will approve Retention Awards. The number of RSUs in a Retention RSU Award will be calculated in the manner set forth in the Share Purchase Agreement. Retention Awards that have been allocated to Continuing Employees prior to the Closing will be granted effective as of immediately following the Closing and, in the case of the Retention RSU Awards, be subject to the terms and conditions of DoorDash’s equity plan then in effect and the standard form of RSU award agreement thereunder. Prior to or within six (6) months following the Closing, Wolt’s Chief Executive Officer as of immediately prior to the Closing (the “Wolt CEO”) while the Wolt CEO remains employed with DoorDash or any of its affiliates (or the Business Head (as defined below), as applicable) will determine, subject to prior approval from DoorDash (which approval will not be unreasonably withheld, conditioned or delayed), the Continuing Employees to whom Retention Awards will be granted and the allocation thereof. Any Retention Awards will be subject to vesting based only on continued service with DoorDash or its affiliates, with one-quarter of such Retention Award, as applicable, scheduled to vest on the first anniversary of the first DoorDash quarterly vesting date occurring on or after the Closing or, if granted following the Closing, the first anniversary of the first DoorDash quarterly vesting date occurring on or after the date of such grant and the remaining three-quarters of such Retention Award to vest on a quarterly basis in equal installments over three (3) years on each DoorDash quarterly vesting date thereafter.

In the event that, upon or within the one-year anniversary of the Closing, any Retention RSU Award is forfeited by the holder thereof, the value of such forfeited Retention RSU Award, determined as of the Closing, together with the aggregate value of all other forfeited Retention RSU Awards prior to the one-year anniversary of the Closing (the “Reallocation Pool”), will become available for issuance by DoorDash of new RSUs covering shares of DoorDash Class A common stock (the “Reallocated Awards”) to Continuing Employees who remain employees of Wolt at such time or any other employees of DoorDash or its affiliates (including Wolt after the Closing) providing services to Wolt’s business; provided that the subsequent forfeiture of a Reallocated Award will not result in any additional increase to the Reallocation Pool and such forfeited Reallocated Award will not again be available for issuance. If the Wolt CEO is not employed with DoorDash or any of its affiliates, DoorDash will consult with the individual serving as the most senior executive of Wolt’s business after the Closing (the “Business Head”) with respect to the allocation of the Reallocation Pool.

Director and Officer Indemnification and Insurance

Prior to the Closing, Wolt shall obtain, in its sole discretion and at its expense, a fully prepaid “tail” directors’ and officers’ liability insurance policy, which has an effective term of five (5) years from the Closing, and contains coverage terms comparable to or better than those applicable to the current directors and officers of Wolt and its subsidiaries.

If the Purchase is consummated, from and after the Closing until the sixth anniversary of the Closing Date, Wolt, to the extent permitted by applicable law, shall fulfill and honor, in all respects, the obligations of Wolt to its directors and officers as of immediately prior to the Closing (the “Wolt Indemnified Parties”) pursuant to any indemnification agreements between Wolt and such Wolt Indemnified Parties existing as of the date of the Share Purchase Agreement that were disclosed to the DoorDash in the Wolt confidential disclosure statement with respect to claims arising out of matters occurring at or prior to the Closing, of Wolt to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the Wolt Articles of Association, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as otherwise contemplated by the Share Purchase Agreement or required by applicable law. To the extent any of the Wolt Indemnified Parties is advanced expenses thereunder, such person shall provide an undertaking to repay such advances if it is ultimately determined that such Wolt Indemnified Parties are not entitled to indemnification. Any claims for indemnification made under such indemnification agreements or the Articles of Incorporation or bylaws of Wolt on or prior to the sixth anniversary of the Closing shall survive such anniversary until the final resolution thereof.

Waiver and Release of Certain Claims by the Sellers Against Wolt

Effective as of the Closing, each Seller, by execution of a Joinder Agreement on behalf of itself, himself or herself and each of its, his or her current or former affiliates, officers, directors, managers, partners, principals, members, equityholders, family members, heirs, beneficiaries, estates, executors, administrators, trustees, successors or assigns (collectively, but in each case, excluding Wolt and its subsidiaries, the “Seller Releasing Parties”), thereby:

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acknowledges and agrees that the Seller Releasing Parties (i) have no claims, (ii) have not transferred or assigned, or purported to transfer or assign, any claims and (iii) shall not transfer or assign, or purport to transfer or assign, any claims, in each case, relating to Wolt or any of its subsidiaries against the Released Parties (as defined below);

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releases the Released Parties from, and covenants not to sue any Released Parties for, any and all claims relating to, arising out of or in connection with (i) Wolt or any Wolt subsidiary, (ii) without limiting clause (i), any Wolt Related Party (as defined below) (other than Wolt and any Wolt subsidiary) to the extent relating to Wolt or a Wolt subsidiaries and their respective business, operations or affairs, (iii) arising from or relating to any Seller Releasing Party’s capacity, or rights, as a holder of shares or other securities of Wolt or any Wolt subsidiary or (iv) the transactions contemplated by the Share Purchase Agreement which the Seller Releasing Party has or had or can, shall or may now or hereafter have, including any claims arising under any applicable law; provided, however, that the foregoing release shall not cover or constitute a release of (v) the director and officer indemnification rights set forth, or contemplated to be provided, in Section 8.12 of the Share Purchase Agreement and as more fully described in the section titled “The Share Purchase Agreement—Director and Officer Indemnification and Insurance” beginning on page 128 of this prospectus, (w) any rights and obligations of the Sellers under the Share Purchase Agreement or pursuant to any Wolt D&O tail policy or under any liability insurance policies of Wolt or a Wolt subsidiary in effect as of immediately prior to the Closing, (x) any right to receive accrued and unpaid ordinary course compensation in such Seller Releasing Party’s capacity as a service provider of Wolt, (y) any right for reimbursement in respect of out-of-pocket business expenses in such Seller Releasing Party’s capacity as an employee of Wolt in the ordinary course of business and (z) any right that cannot by waived by applicable law;

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acknowledges and agrees that he, she or it (i) has read and understands the release and has been advised to seek legal counsel prior to signing the Share Purchase Agreement and has had ample opportunity to do so, (ii) has signed the Share Purchase Agreement, freely and voluntarily, (iii) does not rely, and has not relied, on any representation or statement not set forth in the release made by DoorDash, Wolt or any other person or entity with regard to the subject matter, basis or effect of this release or otherwise and (iv) does not rely, and has not relied, on any representations or warranties made by Wolt in the Share Purchase Agreement, which such representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the Share Purchase Agreement rather than establishing such matters as facts; and

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acknowledges and agrees that, upon consummation of the Closing, each Seller explicitly agrees that it shall have no claims towards Wolt under or arising out of the Wolt Stockholders’ Agreements or any investment agreement or contracts pertaining to the financing rounds of Wolt.

For purposes of this prospectus, the following terms shall have the following meanings: (i) “Released Parties” means Wolt, any Wolt subsidiary, DoorDash, each Seller and each of their respective current or former affiliates, subsidiaries, subdivisions, officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors), successors, predecessors or assigns; and (ii) “Wolt Related Party” means each Released Parties, other than DoorDash.

Other Covenants and Agreements

The Share Purchase Agreement contains certain other covenants and agreements, including, among others, covenants relating to:

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cooperation between DoorDash and Wolt in the preparation and filing of the Registration Statement and the use of their respective reasonable best efforts in connection with the effectiveness of the Registration Statement;

•	DoorDash’s use of reasonable best efforts to cause the issuance of DoorDash Class A common stock in connection with the Transaction to be approved for listing on the NYSE;

•	obligations of Wolt with respect to delivering notices to or obtaining certain consents from third parties and the termination of certain related party transactions;

•	obligations of Wolt with respect to the resignation of officers and directors;

•	obligations of Wolt with respect to using commercially reasonable efforts to make Wolt employees available in order for DoorDash to provide employment related agreements to such employees;

•	obligations of Wolt with respect to the preparation and delivery to DoorDash of certain documents, including a consideration spreadsheet, payoff letters and invoices;

•	obligations of Wolt with respect to access to information and preparation of financial statement;

•	obligations of Wolt with respect to notices of certain events;

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obligations of DoorDash and Wolt following the Closing to cooperate in good faith with Sellers who are employees to facilitate one or more block trades of their DoorDash Class A common stock to unrelated third parties on the open market during the 90-day period following the Closing, in each case (taking into account the intended U.S. federal income tax treatment of the Purchase addressed by the opinions described in Section 8.6(f) of the Share Purchase Agreement); provided that DoorDash shall not be required to incur any liability or make any filings or disclosures in connection with the foregoing and all fees and expenses of such activities shall be borne solely by such Sellers;

•	confidentiality and public announcements relating to the Share Purchase Agreement, transactions contemplated therein and parties thereto; and

•	cooperation between DoorDash and Wolt in the preparation and filing of the Finnish Prospectus.

Conditions to Completion of the Transaction

The respective obligations of each of Wolt, DoorDash and the Sellers to effect the Purchase are subject to the satisfaction (or waiver pursuant to the mutual written agreement of Wolt and DoorDash), at or prior to the Closing, of the following conditions:

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(i) the FIN-FSA Approval shall have been obtained and remain in full force and effect and (ii) all consents, authorizations, waivers, clearances, exemptions, and approvals of any governmental entity, the failure of which to receive would result in criminal liability for DoorDash or any of its directors, officers or employees, or would effect greater than 5% of Wolt’s total transaction value for the last completed calendar quarter as determined by reference to Wolt’s financial statements (other than in Finland, Denmark, Israel, Germany or Japan) shall have been obtained and remain in full force and effect;

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no law or order promulgated by a governmental entity of competent jurisdiction shall be in effect which has the effect of making the consummation of the Purchase illegal, or otherwise prohibiting the consummation of the Purchase;

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the Registration Statement must have become effective under the Securities Act and no stop order or pending litigation seeking a stop order suspending the effectiveness of the Registration Statement may be issued and in effect;

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the Finnish Prospectus, as and to the extent required under the Prospectus Regulations, must have been approved by the Finnish Financial Supervisory Authority and published in accordance with the Prospectus Regulations, and must not be subject to any pending litigation seeking to prevent the approval or publication of the Finnish Prospectus; and

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the Securityholder Representative, DoorDash and the Escrow Agent shall have executed and delivered to one another the Escrow Agreement contemplated in the Share Purchase Agreement, and the Escrow Agreement shall be in full force and effect as of and from the Closing.

The obligations of DoorDash to effect the Purchase are subject to the satisfaction (or written waiver by DoorDash), of the following conditions:

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subject to certain exceptions and materiality standards provided in the Share Purchase Agreement, the representations and warranties of Wolt and the Sellers must be true and correct as of the date of the Share Purchase Agreement and as of and as though made on the Closing Date (except to the extent a representation or warranty speaks as of an earlier date, which shall be true and correct as of such date);

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Wolt and each Seller shall have performed and complied in all material respects with its and their respective covenants and obligations under the Share Purchase Agreement required to be performed or complied with by Wolt or such Seller, respectively, at or prior to the Closing;

•	since the date of the Share Purchase Agreement, no Wolt Material Adverse Effect shall have occurred;

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(i) each key employee agreement, stock restriction agreement and non-competition and non-solicitation agreement, as applicable, entered into by Mikko Kuusi, Riku Mäkelä and at least seven (7) of the other key employees in connection with the Share Purchase Agreement, in each case, shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by any such key employee and (ii) each of Mikko Kuusi, Riku Mäkelä and at least seven (7) of the other key employees shall (A) remain an employee of Wolt and (B) not have terminated his or her employment with or services to Wolt or any of its subsidiaries, or expressed an intentional to terminate his or her employment with or services to Wolt, at or prior to the Closing (such condition, the “Key Employee Condition”);

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(i) DoorDash shall have received Joinder Agreements from the Wolt shareholders (including the Supporting Stockholders) and Wolt Vested Optionholders, duly executed by, and binding upon, each such Wolt securityholder in its, his or her own and personal capacity (without application or enforcement of the drag-along provisions in the Wolt Stockholders’ Agreements), collectively owning all right, title and interest in and to the Supermajority Securities, in each case as of the Closing, as well as, if applicable, Lockup Agreements from each of those shareholders (including the Supporting Stockholders) delivering Joinder Agreements who hold at least 1.5% of the outstanding Wolt shares (other than any person or entity who has executed a stock restriction agreement with DoorDash), in each case, such that at the Closing, DoorDash obtains a statutory right to initiate a squeeze-out process pursuant to Chapter 18 of the Finnish Companies Act, (ii) each such Supermajority Securityholder shall have become a party to the Share Purchase Agreement and (iii) such Lockup Agreements and Joinder Agreements shall be in full force and effect and no Supermajority Securityholder shall have made any claim or commenced any litigation challenging the validity or enforceability of the Drag-Along Exercise or such Lockup Agreements or Joinder Agreements;

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(i) DoorDash shall have received Joinder Agreements from Wolt shareholders, duly executed by or on behalf of, and binding upon, each such Wolt shareholder (including by such person’s agent and attorney pursuant to the Wolt Stockholders’ Agreements and in accordance with applicable law), collectively owning all right, title and interest in and to 100% of the outstanding Wolt shares as of the Closing, calculated on a fully-diluted basis and (ii) each Wolt shareholder shall have become a party to the Share Purchase Agreement;

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at the Closing, DoorDash shall acquire (i) all right, title and interest in and to the Supermajority Securities, free and clear of all liens and (ii) all right, title and interest in the Minority Dragged Shares, free and clear of all liens except for liens arising from the challenge, if any, by the holders of Minority Dragged Shares of the validity of the execution of the Joinder Agreements on behalf of such holders of the Minority Dragged Shares pursuant to the Wolt Stockholders’ Agreements; and

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Wolt shall have delivered to DoorDash (i) final invoices with respect to Wolt’s transaction expenses, (ii) payment spreadsheets, (iii) the payoff letters, (iv) a certificate executed on behalf of Wolt by its Chief Executive Officer and Chief Financial Officer to the effect that certain closing conditions have been duly satisfied, (v) certificates executed on behalf of each Seller to the effect that certain closing conditions have been duly satisfied, (vi) written resignations of the directors and officers of Wolt and its subsidiaries and (vii) all other certificates and other documents that Wolt is required to deliver to DoorDash pursuant to the Share Purchase Agreement prior to the Closing.

The obligations of Wolt and the Sellers to effect the Purchase are subject to the satisfaction (or written waiver by Wolt), of the following conditions:

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DoorDash shall have performed and complied in all material respects with each of its covenants and obligations under the Share Purchase Agreement required to be performed and complied with by it at or prior to the Closing;

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subject to certain exceptions and materiality standards provided in the Share Purchase Agreement, the representations and warranties of DoorDash must be true and correct as of the date of the Share Purchase Agreement and as of and as though made on the Closing Date (except to the extent a representation or warranty speaks as of an earlier date, which shall be true and correct as of such date);

•	since the date of the Share Purchase Agreement, no DoorDash Material Adverse Effect shall have occurred;

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Wolt must have received a certificate executed on behalf of DoorDash by its chief executive officer to the effect that the above closing conditions with respect to DoorDash have been duly satisfied; and

•	the shares of DoorDash Class A common stock issuable as consideration in connection with the Closing of the Purchase shall have been approved for listing on the NYSE.

The Acquiror Loan

If the Closing has not occurred on or prior to May 8, 2022, DoorDash will provide Wolt with a loan of up to €60,000,000 (such amount to be determined by Wolt) within five (5) business days of a written request from Wolt that DoorDash provide such a loan to fund its operations on the Loan Terms and Conditions (as defined below), which written request from Wolt shall include the desired amount to be loaned under the Acquiror Loan.

The Acquiror Loan shall be made on such reasonable, arms’-length terms and conditions as may be agreed between Wolt and DoorDash (the “Loan Terms and Conditions”). The Loan Terms and conditions shall include a covenant to use the Acquiror Loan for working capital funding requirements of Wolt and its subsidiaries and will be customary for a loan of this type, an interest rate equal to the prime rate in effect on the date the Acquiror Loan is funded and shall become due and payable (together with all accrued and unpaid interest thereon), and shall be repaid by Wolt upon the earliest to occur of (i) a qualified equity financing providing Wolt with at least €250,000,000 of primary proceeds, (ii) an initial public offering of Wolt class A common shares on a recognized exchange (iii) the date one (1) year after the termination of the Share Purchase Agreement or (iv) upon the change of control of Wolt.

Indemnification

Following the Closing, pursuant to the Share Purchase Agreement, each of the Indemnifying Parties shall indemnify (on a several and not joint basis based on their pro rata portion of the aggregate purchase consideration) the Indemnified Parties against, and hold them harmless from, any Losses paid or incurred by any of the Indemnified Parties (regardless of whether or not such Losses relate to any third-party claims) directly or indirectly resulting from any of the following: (i) any breach or inaccuracy of Wolt’s representations and warranties, (ii) any breach of Wolt’s or the Securityholder Representative’s covenants, (iii) any inaccuracy in any information set forth in the payment spreadsheets or the closing statement delivered by Wolt pursuant to the Share Purchase Agreement, (iv) any pre-closing taxes not set forth in the payment spreadsheets, (v) any claims or threatened claims by any actual or purported or former Wolt securityholder including any claims alleging violations of fiduciary duty by any current or former member of the Wolt Board or officers, (vi) any fraud committed by or on behalf of Wolt or any of its representatives in connection with the Transaction and (vii) certain other specified third-party claims set forth in a confidential schedule (such indemnifiable matters, collectively the “Wolt Related Indemnifiable Matters”).

In addition, following the Closing, each Indemnifying Party shall indemnify (on a several and not joint basis) the Indemnified Parties against, and hold them harmless from, any Losses paid or incurred by any of the Indemnified Parties directly or indirectly resulting from any of the following: (i) any breach or inaccuracy of such Indemnifying Party’s representations and warranties, (ii) any breach of such Indemnifying Party’s covenants and (iii) any fraud committed by or on behalf of such Indemnifying Party or any of its representatives in connection with the Transaction.

The Indemnity Escrow Available Recourse shall be available to compensate the Indemnified Parties for any claims by such Indemnified Party for any losses suffered or incurred by them and for which they are entitled to recovery under the Share Purchase Agreement. The number of Indemnity Escrow Shares and the Indemnity Escrow Substitute RSUs shall in the aggregate be equal to the Indemnity Escrow Number. The Indemnifying Parties will not be required to make any indemnification payments for any inaccuracy or breach of the representations and warranties of Wolt until (i) the Losses for any particular loss (and any related indemnifiable losses arising from the same or substantially similar underlying facts, circumstances, or claims) exceeds €750,000 and (ii) the total amount of all Losses that have been directly or indirectly suffered or incurred by any one or more of the Indemnified Parties as a result of any inaccuracy in or breach of any of the representations and warranties of Wolt or any breach of any covenant by Wolt or the Securityholder Representatives, in the aggregate, exceeds €25 million in the aggregate; provided, however, that the aforementioned requirements set forth in clauses (i) and (ii) to make any indemnification payments will not apply to breaches of fundamental representations or warranties of Wolt or any fraud by Wolt. Indemnification claims for losses directly or indirectly resulting from the matters set forth in a certain confidential schedule shall be limited, in the aggregate to €200 million from the Indemnity Escrow Available Recourse. The sole recourse of the Indemnified Parties for indemnification claims for breach of the Wolt representations and warranties will be the Indemnity Escrow Available Recourse; provided, however, that the aforementioned limitation will not apply to breaches of fundamental representations or warranties or any fraud by Wolt.

In no event will any Indemnifying Party be liable to the Indemnified Parties for Losses with respect to the Wolt Related Indemnifiable Matters in excess of such Indemnifying Party’s pro rata share of such Losses and in no event will any Indemnifying Party’s liability for indemnifiable Losses exceed such Indemnifying Party’s portion of the aggregate consideration actually received by such Indemnifying Party (except an Indemnifying Party will be liable to the Indemnified Parties for the full amount of any Losses resulting from, arising out of or related to such Indemnifying Party’s own fraud or the right of any Indemnified Party to pursue remedies under or related to any ancillary agreement against such Indemnifying Party). Payments by the Indemnifying Parties in respect of any Losses will be calculated after giving effect to any Losses recoverable by the Indemnified Parties from insurance policies (net of any (i) reasonable and documented out-of-pocket costs and expenses (including taxes) incurred by such Indemnified Party or its affiliates and its and their respective representatives in procuring such recovery; (ii) any increases in premiums or premium adjustments to the extent attributable to such recovery (applicable to any past, present or future premiums); and (iii) deductibles and other amounts incurred in connection with such recovery).

The indemnification provisions of the Share Purchase Agreement are the Indemnified Parties’ sole and exclusive remedy following the Closing arising from or relating to the Share Purchase Agreement or the Transaction, except for (i) claims under Section 8.11 of the Share Purchase Agreement, (ii) claims for specific performance or injunctive relief and (iii) claims under or related to any related agreement in connection with the Transaction; provided, however, that nothing in the Share Purchase Agreement shall limit the liability of any person or entity in connection with a claim based on fraud committed by such person or entity.

Securityholder Representative

Mikko Kuusi is serving as the initial Securityholder Representative under the Share Purchase Agreement, and in such capacity will represent the interests of the securityholders under the Share Purchase Agreement prior to and following the Closing with respect to certain matters under the Escrow Agreement and the Share Purchase Agreement, including, but not limited to, acting on behalf of the Indemnifying Parties in any proceeding involving the Share Purchase Agreement and acting for the Indemnifying Parties with regard to certain matters pertaining to indemnification as provided in the Share Purchase Agreement. Prior to the Closing, the parties intend to replace Mikko Kuusi as the Securityholder Representative and appoint Shareholder Representative Services LLC, a professional third party representative, as the new Securityholder Representative.

Termination of the Share Purchase Agreement

The Share Purchase Agreement may be terminated at any time prior to the Closing as follows:

•	by mutual written agreement of Wolt and DoorDash;

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by either Wolt or DoorDash, if the Closing has not occurred by August 7, 2022 (the “Original End Date”); provided, however, that if on the Original End Date either (i) the conditions set forth in Section 2.2(a)(i) or Section 2.2(a)(ii) of the Share Purchase Agreement have not be satisfied (solely to the extent the matter giving rise to the failure of such condition is related to a regulatory approval) or (ii) all of the conditions to the Closing set forth in Section 2.2 of the Share Purchase Agreement have been satisfied or waived other than the condition set forth in Section 2.2(b)(vi)(A) of the Share Purchase Agreement (which relate to obtaining the requisite amount of Joinder Agreements and Lockup Agreements from the Wolt securityholders) and any other condition that by its nature is to be satisfied at the Closing, then in either case such date shall automatically be extended to November 7, 2022 (the “Extended End Date”); provided, further, that if the Original End Date has been extended to the Extended End Date and on the Extended End Date all of the conditions to the Closing set forth in Section 2.2 of the Share Purchase Agreement have been satisfied or waived other than the condition to the Closing set forth in Section 2.2(b)(vi)(A) of the Share Purchase Agreement and any other condition that by its nature is to be satisfied at the Closing, then such date shall automatically be extended to February 7, 2023 (the Original End Date, as such date may be extended pursuant to the Share Purchase Agreement, the “End Date”). The right to terminate the Share Purchase Agreement pursuant to such section will not be available (i) to Wolt, if any action or failure to act by Wolt, the Securityholder Representative or any Wolt securityholder has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of the Share Purchase Agreement or any Related Agreement or (ii) to DoorDash if any action or failure to act by DoorDash has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of the Share Purchase Agreement or any Related Agreement;

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by DoorDash, if it is not in material breach of its obligations under the Share Purchase Agreement and there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of

Wolt or any Seller contained in the Share Purchase Agreement such that certain conditions to the Closing related thereto would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) business days after written notice thereof to Wolt; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if certain of the conditions to the Closing related thereto for the benefit of DoorDash are incapable of being satisfied on or before the End Date;

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by Wolt, if neither it, nor any Seller is in material breach of its, or their, obligations under the Share Purchase Agreement and there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of DoorDash contained in the Share Purchase Agreement such that certain conditions to the Closing related thereto would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) business days after written notice thereof to DoorDash; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if certain conditions to the Closing related thereto for the benefit of Wolt are incapable of being satisfied on or before the End Date;

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by either Wolt or DoorDash, if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Purchase and such injunction shall have become final and nonappealable; provided that the party seeking to terminate the Share Purchase Agreement shall have used reasonable best efforts to prevent the entry of and to remove such relevant legal restraint in accordance with the applicable terms of the Share Purchase Agreement; provided, further, that such right to terminate the Share Purchase Agreement shall not be available to a party if such injunction was primarily due to a material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the Share Purchase Agreement; or

•

by either Wolt or DoorDash, if (i) the Key Employee Condition becomes impossible to satisfy prior to the End Date, (ii) Wolt has delivered written notice to DoorDash stating that the Key Employee Condition has become impossible to satisfy prior to the End Date and stating in reasonable detail the basis for such impossibility and (iii) DoorDash has failed to waive the portion of the Key Employee Condition giving rise to such impossibility of fulfilment within ninety (90) days after DoorDash’s receipt of such written notice of impossibility (or such longer period mutually agreed to in writing by the Chief Executive Officer of each of Wolt and DoorDash); provided, however, that neither Wolt nor DoorDash shall be entitled to terminate the Share Purchase Agreement pursuant to such section if (x) the impossibility of fulfilling such condition was caused by such party’s breach in any material respect of any provision of the Share Purchase Agreement, (y) the terminating party has not provided the other party five (5) days prior written notice indicating the terminating party’s intention to terminate the Share Purchase Agreement pursuant to such section or (z) if DoorDash has waived the Key Employee Condition (or the portion thereof giving rise to such condition becoming impossible to fulfill) prior to the termination of the Share Purchase Agreement pursuant to such section (whether or not such waiver occurs prior to or after the notice contemplated in clause (y) of this proviso).

Any valid termination of the Share Purchase Agreement under Section 9.1 of the Share Purchase Agreement will be effective (subject to the applicable cure periods provided in the Share Purchase Agreement) upon the delivery of a valid written notice of the terminating party to each of the other parties to the Share Purchase Agreement.

If the Share Purchase Agreement is validly terminated, the Share Purchase Agreement and all rights and obligations thereunder shall forthwith become void and there shall be no liability or obligation on the part of DoorDash, the Sellers, or Wolt or their respective representatives; provided that (i) the parties shall remain liable for any fraud and any willful breach of the Share Purchase Agreement or any related agreement occurring prior to such termination and (ii) the provisions of the Share Purchase Agreement related to transaction expenses, the Acquiror Loan, exculpation and indemnification of the Securityholder Representative, confidentiality, public disclosure, certain general provisions and the obligation of DoorDash to pay a termination fee, shall remain in full force and effect and survive any termination of the Share Purchase Agreement.

Termination Fee

Except as otherwise provided in the Share Purchase Agreement, each party is required to pay all costs and expenses incurred by it in connection with the Share Purchase Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the Transaction.

Except as otherwise provided in the Share Purchase Agreement, each party is required to pay all costs and expenses incurred by it in connection with the Share Purchase Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the Transaction.

DoorDash will be required to pay Wolt a termination fee of €210,000,000 if (i) the Share Purchase Agreement is terminated by DoorDash or Wolt pursuant to (A) Section 9.1(b) of the Share Purchase Agreement as a result of the Closing not having occurred by the End Date, at the time of such termination, the conditions to the Closing set forth in Section 2.2(a)(i) or Section 2.2(a)(ii) of the Share Purchase Agreement (solely to the extent the matter giving rise to the failure of such condition is related to approval under a Regulatory Approval contemplated by Section 2.2(a)(i)) of the Share Purchase Agreement, shall not have been satisfied, but all other conditions to the Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on, shall have been satisfied or waived, on the date of such termination) or (B) Section 9.1(e) of the Share Purchase Agreement to the extent an injunction shall have been entered by a governmental entity in connection with a FIN-FSA Approval permanently restraining, enjoining or otherwise prohibiting the consummation of the Purchase and such injunction shall have become final and nonappealable, but all other conditions to the Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on, shall have been satisfied or waived, on the date of such termination) and (ii) Wolt shall have complied, in all material respects, with its covenants and agreements set forth in Section 8.3 of the Share Purchase Agreement (without giving any effect to any breach of, or action or inaction of Wolt of which DoorDash had knowledge required under, Section 8.3 of the Share Purchase Agreement, but failed to provide prompt notice in accordance with Section 8.3 of the Share Purchase Agreement).

DoorDash may set off against such termination fee any amounts then outstanding under the Acquiror Loan contemplated pursuant to the Share Purchase Agreement. If the termination fee shall become due and payable by DoorDash pursuant to the Share Purchase Agreement, from and after the termination of the Share Purchase Agreement and payment of the termination fee in full, DoorDash and its affiliates and representatives shall have no further liability of any kind for any reason in connection with the Share Purchase Agreement or the termination of the Share Purchase Agreement, other than any liability or damages resulting from fraud or willful and material breach. In no event shall Wolt be entitled to more than one payment of the termination fee in connection with a termination of the Share Purchase Agreement.

Amendments and Waivers

Any provision of the Share Purchase Agreement may be amended or waived prior to the Closing if, but only if, such amendment or waiver is in writing and signed by DoorDash on the one hand and Wolt and the Securityholder Representative on the other hand provided however, that neither Wolt nor the Securityholder Representative shall be entitled to agree to any waiver of any Seller’s obligation under the Share Purchase Agreement without the consents of DoorDash.

No Third-Party Beneficiaries

No provision of the Share Purchase Agreement is intended to confer upon any person other than DoorDash, Wolt, the Sellers, the Securityholder Representative and their respective successors and permitted assigns any rights, benefits, remedies or liabilities except with respect to (i) the rights to indemnification and liability insurance coverage after the completion of the Purchase for the current and former directors and officers of Wolt and (ii) the rights to indemnification provided to the Indemnified Parties, which are described in detail under the sections titled “The Share Purchase Agreement—Director and Officer Indemnification and Insurance” and “The Share Purchase Agreement—Indemnification” beginning on pages 128 and 133, respectively, of this prospectus, in each case on the terms and subject to the conditions set forth in the Share Purchase Agreement.

Specific Performance

The parties to the Share Purchase Agreement acknowledged and agreed in the Share Purchase Agreement that irreparable injury would occur if any provision of the Share Purchase Agreement were not performed in accordance with its specific terms. The parties further agreed that each party is entitled to an injunction or injunctions to prevent breaches of the Share Purchase Agreement or to enforce specifically the performance of the terms and provisions of the Share Purchase Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the necessity of posting any bond or other type of security.

Governing Law

The Share Purchase Agreement is governed by Delaware law, without regard to any applicable conflicts of laws provisions.

ANCILLARY AGREEMENTS

The Support Agreements

The following section summarizes material provisions of the Support Agreements, the form of which is included in this prospectus as Annex B, which form is incorporated by reference herein in its entirety, and qualifies the following summary in its entirety. The rights and obligations of DoorDash, Wolt and the Supporting Stockholders are governed by the Support Agreements and not by this summary or any other information contained in or incorporated by reference into this prospectus. DoorDash stockholders and Wolt shareholders are urged to read the form of Support Agreement carefully and in its entirety, as well as this prospectus and the information incorporated by reference into this prospectus.

Concurrent with the entry into the Share Purchase Agreement, DoorDash and Wolt entered into Support Agreements with Supporting Stockholders with respect to the Wolt shares and Vested Wolt Options that each such Supporting Stockholder beneficially owns as of the date thereof, or thereafter. Pursuant to the Support Agreements, each of the Supporting Stockholders agreed to enter into the Share Purchase Agreement as a Seller thereunder and become bound by the obligations set forth therein through the execution of a Joinder Agreement, within seventy-two (72) hours following the Registration Statement Effective Date.

The Support Agreement also provides that the Supporting Stockholders will take all action that is necessary, in their capacity as Wolt securityholders or pursuant to any applicable contractual rights, to cause Wolt to comply with its obligations under the Share Purchase Agreement. The Supporting Stockholders agree that they will comply with the non-solicitation of alternative proposals set forth in the Share Purchase Agreement to the same extent as the Supporting Stockholder was a Seller under the Share Purchase Agreement.

The Wolt shares subject to the Support Agreements constituted approximately 72% of the outstanding Wolt shares and approximately 64% of the fully-diluted securities of Wolt. The Support Agreements were entered into by holders of 5% or more of Wolt shares, executive officers, directors or founders of Wolt.

The Supporting Stockholders agreed to restrictions on the transfer of the Wolt shares and Vested Wolt Options held by them during the period of time from the date of the Share Purchase Agreement until the date and time the Share Purchase Agreement is validly terminated in accordance with its terms or with the mutual written consent of DoorDash, Wolt and the applicable Supporting Stockholder (the “Support Period”). During the Support Period, the Supporting Stockholders agreed not to, generally, modify, amend, waive or change (or permit or consent to any modification, amendment, waiver or change) the Wolt Stockholders’ Agreements, in each case, without the consent of DoorDash (which cannot be unreasonably withheld, conditioned or delayed except as provided in the proviso to this sentence). However, DoorDash may withhold its consent in its discretion if any modification, amendment, waiver or change (i) to the Wolt Stockholders’ Agreements that would reasonably be expected to result in any Wolt securityholder not agreeing to become a Seller pursuant to the Share Purchase Agreement, (ii) to the drag-along provisions in the Wolt Shareholders Agreements (or to any other provisions of the Wolt Stockholders’ Agreements to the extent that such modification, amendment, waiver or change relate to matters similar to the drag-along provision) or (iii) that would cause Wolt or any of its subsidiaries to incur any liabilities that would survive the termination of the Wolt Stockholders’ Agreements or the Closing.

The Support Agreements terminate if the Share Purchase Agreement is terminated or with the mutual written consent of DoorDash, Wolt and such Supporting Stockholder. However, such termination of the Support Agreements will not relieve any party to such Support Agreements from liability for the breach of any of the Support Agreement itself.

The Lockup Agreements

The following section summarizes material provisions of the Lockup Agreements, the form of which is included in this prospectus as Annex C, which form is incorporated by reference herein in its entirety, and qualifies the following summary in its entirety. The rights and obligations of DoorDash and the shareholder signatory to the Lockup Agreements are governed by the Lockup Agreements and not by this summary or any other information contained in or incorporated by reference into this prospectus. DoorDash stockholders and Wolt shareholders are urged to read the form of Lockup Agreement carefully and in its entirety, as well as this prospectus and the information incorporated by reference into this prospectus.

Concurrently with the entry into the Share Purchase Agreement, DoorDash entered into Lockup Agreements with the non-employee Supporting Stockholders (the “Lockup Stockholders”) pursuant to which each Lockup Stockholder agrees to certain restrictions on the transfer of the shares of DoorDash Class A common stock issued to such Lockup Stockholder under the Share Purchase Agreement from and after Closing. Each shareholder party to a Lockup Agreement agrees not to, except in limited circumstances, sell, transfer or dispose of, directly or indirectly, any of the DoorDash Class A common stock issued to such shareholder as consideration in the Purchase for the periods of time set forth in the Lockup Agreement. In connection with the Purchase, as a condition to the Closing, DoorDash will have received a duly executed Lockup Agreement from each non-employee shareholder delivering a Joinder Agreement and who holds at least 1.5% of the outstanding Wolt shares (other than any person who has executed a stock restriction agreement).

The Joinder Agreements

The following section summarizes material provisions of the Joinder Agreements, the form of which is included in this prospectus as Annex D, which form is incorporated by reference herein in its entirety, and qualifies the following summary in its entirety Under the Share Purchase Agreement, each Wolt shareholder and Wolt Vested Optionholder will be given the opportunity to execute a Joinder Agreement, pursuant to which such Wolt shareholder and Wolt Vested Optionholder will be added as a party to the Share Purchase Agreement as a Seller in the same manner and capacity as if such Wolt shareholder and Wolt Vested Optionholder was an original party to the Share Purchase Agreement. DoorDash and Wolt are each contemplated to be a party to the Joinder Agreements. Each Wolt securityholder party to the Joinder Agreements would represent and warrant, among other things, as to the number and kind of securities held by such Wolt shareholder or Wolt Vested Optionholder.

Additionally, each party to the Joinder Agreements will agree and acknowledge that, if a Wolt shareholder becomes a party to the Share Purchase Agreement solely as a result of the Drag-Along Exercise, then such Wolt shareholder will not be considered to have made any representation or warranty in the Joinder Agreements or the Share Purchase Agreement, nor will such Wolt shareholder be bound by any restrictive covenants, obligations or agreements set forth in the Joinder Agreements or the Share Purchase Agreement, to the extent that making any such representations or warranties or being bound by any such restrictive covenants, obligations or agreements by such Wolt shareholder would cause any of the Drag-Along Conditions (as defined in the Wolt Stockholders’ Agreements) not to be satisfied with respect to such Wolt shareholder and the Purchase. Upon the execution of a Joinder Agreement, the Wolt shareholders and Wolt Vested Optionholders party to such Joinder Agreements agree that DoorDash, Wolt and the Securityholder Representative will be entitled to enforce, and seek remedies under, the Share Purchase Agreement against such Wolt shareholder and Wolt Vested Optionholder party in its capacity as a Seller on the terms and subject to the conditions set forth in the Share Purchase Agreement.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of U.S. federal income tax consequences of the Purchase to U.S. Holders that exchange their Wolt shares for shares of DoorDash Class A common stock in the Purchase. The following summary is based upon the provisions of the Code, its legislative history, existing and proposed U.S. Treasury Regulations promulgated thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only U.S. Holders who hold such stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Moreover, it does not address any U.S. federal tax consequences other than income tax consequences (such as estate, gift or other non-income tax consequences) or any state, local or non-U.S. income or non-income tax consequences. In addition, this discussion does not purport to be a complete analysis of all of the U.S. federal income tax consequences (such as the Medicare contribution tax on net investment income) that may be relevant to U.S. Holders in light of their particular circumstances and does not address all of the U.S. federal income tax consequences that may be relevant to particular Wolt shareholders that are subject to special rules, including, but not limited to:

•	financial institutions;

•

partnerships or other pass-through entities (or other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes) or investors in such partnerships or pass-through entities;

•	S corporations or investors in such S corporations;

•	insurance companies;

•	tax-exempt organizations or governmental organizations;

•	dealers or brokers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that immediately before the Purchase actually or constructively owned at least 5% of Wolt shares (by vote or value);

•	regulated investment companies;

•	real estate investment trusts;

•	tax-qualified retirement plans;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	persons that hold Wolt shares as part of a straddle, hedge, constructive sale or conversion transaction;

•	persons that are liable for the alternative minimum tax;

•	individuals who are U.S. expatriates and former citizens or long-term residents of the United States;

•	holders who acquired their Wolt shares through the exercise of an employee stock option, in connection with an RSU or otherwise as compensation;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement; and

•	persons that have a “functional currency” other than the U.S. dollar.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds Wolt shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the Purchase to them.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Wolt shares that is, or is treated for U.S. federal income tax purposes as, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons (as defined in Section 7701(a)(30) of the Code) or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

No rulings have been, or will be, sought by DoorDash or Wolt from the IRS with respect to the Purchase, and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences described in this prospectus. The actual tax consequences of the Purchase to you may be complex and will depend on your specific situation and on factors that are not within the control of DoorDash or Wolt.

Any U.S. federal income tax information contained herein is not intended to constitute tax advice with respect to any U.S. Holder’s particular circumstances. You should consult your own tax advisor as to the tax consequences of the Purchase in your particular circumstances, including the applicability and effect of U.S. federal, state, local or non-U.S. income and other tax laws and changes in those laws.

Tax Consequences of the Purchase to U.S. Holders Generally

In order for the Purchase to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the applicable Treasury Regulations thereunder, among other requirements, all Wolt shares that are acquired in connection with the Purchase must be acquired solely in exchange for DoorDash Class A common stock. Whether this requirement will be met cannot be known before the Closing. For example, under certain circumstances, DoorDash may be required to (or may elect to) close the Transaction even if less than 100% of the Wolt shareholders execute Joinder Agreements to sell their shares to DoorDash. For additional information, please see the section titled “The Share Purchase Agreement—Conditions to Completion of the Transaction” beginning on page 131 of this prospectus. In such a case, and subject to compliance with the terms of the Share Purchase Agreement, DoorDash may elect (or, in some cases, may be required) to acquire the remaining Wolt shares through other means, such as by initiating a squeeze-out process pursuant to Chapter 18 of the Finnish Companies Act rather than as part of the Purchase. After the Closing, the qualification of the Purchase as such a reorganization will be determined, and DoorDash and Wolt will make any required U.S. federal income tax reporting in accordance with such determination. If certain requirements under the Share Purchase Agreement are met, it is intended that the Purchase qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. If the Purchase does not so qualify, the receipt of shares of DoorDash Class A common stock in exchange for Wolt shares in the Purchase would constitute a taxable exchange for U.S. federal income tax purposes.

As discussed above, no ruling has been, or will be, sought by DoorDash or Wolt from the IRS with respect to the Purchase and there can be no assurance that the IRS will not challenge the qualification of the Purchase as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as Wolt, is considered a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes, for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of its average quarterly assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. Based on Wolt’s gross income and gross assets (including tangible assets and intangible assets based on the value of Wolt shares), and the nature of Wolt’s business, Wolt does not believe that it was a PFIC for any completed taxable year since the taxable year ending on December 31, 2019, and does not expect Wolt to be classified as a PFIC for the current taxable year. However, the determination of whether a foreign corporation is or was a PFIC in any taxable year is a factual determination that relies upon information from prior taxable years that may not be fully available and rules for which there is little administrative or judicial authority on which to rely to make a determination. Hence, Wolt cannot guarantee, and the IRS might not agree, that Wolt was not a PFIC in any prior taxable year and will not be a PFIC for the current taxable year.

If Wolt is or was classified as a PFIC for any taxable year during which a U.S. Holder held Wolt shares, the U.S. federal income tax consequences of the Purchase to such U.S. Holder could be materially and adversely different (including that such U.S. Holder may be required to recognize ordinary income and may be subject to special rules in respect of such income realized as a result of the Purchase). Accordingly, U.S. Holders should consult their tax advisors regarding the possible classification of Wolt as a PFIC and the resulting U.S. federal income tax considerations. The discussion herein assumes that Wolt has not been and will not be classified as a PFIC.

Tax Consequences if the Purchase Qualifies as a “Reorganization”

If the Purchase qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. Holders of the Purchase is as follows:

•	a U.S. Holder will not recognize any gain or loss on the Purchase;

•

the aggregate tax basis of the DoorDash Class A common stock received by a U.S. Holder in the Purchase (including such U.S. Holder’s pro rata share of the DoorDash Class A common stock deposited into the Indemnity Escrow Fund) will be the same as such U.S. Holder’s aggregate tax basis in the Wolt shares exchanged for the DoorDash Class A common stock; and

•

the holding period of DoorDash Class A common stock received by a U.S. Holder in exchange for such U.S. Holder’s Wolt shares (including such U.S. Holder’s pro rata share of the DoorDash Class A common stock deposited into the Indemnity Escrow Fund) will include the holding period of such U.S. Holder’s Wolt shares exchanged for the DoorDash Class A common stock.

If a U.S. Holder acquired different blocks of Wolt shares at different times or at different prices, such U.S. Holder’s holding period and basis will be determined separately with respect to each block of Wolt shares.

Tax Consequences if the Purchase Fails to Qualify as a “Reorganization”

If, contrary to the discussion above, the Purchase fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder generally would recognize, for U.S. federal income tax purposes, gain or loss in an amount equal to the difference between (i) the fair market value of the shares of DoorDash Class A common stock received by such U.S. Holder in the Purchase (including such U.S. Holder’s pro rata share of the DoorDash Class A common stock deposited into the Indemnity Escrow Fund) and (ii) such U.S. Holder’s tax basis in the U.S. Holder’s Wolt shares surrendered.

Gain or loss must be calculated separately for each block of Wolt shares exchanged by such U.S. Holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be long-term capital gain or loss if the U.S. Holder’s holding period in a particular block of Wolt shares exceeds one (1) year at the Closing. Long-term capital gain of individuals and other non-corporate U.S. Holders currently is eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s holding period in shares of DoorDash Class A common stock received in the Purchase would begin on the day following the Closing.

DoorDash Class A Common Stock Held in the Indemnity Escrow Fund

For U.S. federal income tax purposes, U.S. Holders should be treated as having received at the Closing the shares of DoorDash Class A common stock deposited into the Indemnity Escrow Fund, and as the owners of the shares of DoorDash Class A common stock held in the Indemnity Escrow Fund during the time such shares are held in the Indemnity Escrow Fund. Accordingly, no gain or loss should result from the distribution of shares of DoorDash Class A common stock from the Indemnity Escrow Fund to a U.S. Holder.

The U.S. federal income tax consequences of the release of DoorDash Class A common stock held in the Indemnity Escrow Fund to DoorDash are complex and U.S. Holders are urged to consult their tax advisors regarding such consequences in the event DoorDash Class A common stock is released to DoorDash from the Indemnity Escrow Fund.

Information Reporting and Backup Withholding

If the Purchase qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. Holders of Wolt shares that hold 1% or more (by vote or value) of the outstanding Wolt shares will be required to attach a statement to their federal income tax returns that contains the information listed in Treasury Regulations Section 1.368-3(b).

U.S. Holders who are subject to information reporting and who do not provide (generally, on IRS Form W-9) appropriate information when requested may also be subject to backup withholding. Any amount withheld with respect to a holder of Wolt shares under such rules is not an additional tax and may be refunded or credited against such holder’s federal income tax liability, provided that the required information is properly furnished in a timely manner to the IRS.

INFORMATION ABOUT DOORDASH

DoorDash, Inc.

DoorDash, Inc.

303 2nd Street, South Tower, 8th Floor

San Francisco, California 94107

Phone: (650) 487-3970

DoorDash provides a local logistics platform that enables local businesses to address consumers’ expectations of ease and immediacy and thrive in today’s convenience economy.

DoorDash’s local logistics platform connects merchants, consumers, and Dashers. DoorDash operates the DoorDash Marketplace. Merchants can fulfill this demand with Dashers or by in-person pickup by consumers. As part of the Marketplace, DoorDash also offers Pickup, which allows consumers to place advance orders, skip lines, and pick up their orders conveniently with no consumer fees, as well as DoorDash for Work, which provides merchants on DoorDash’s platform with large group orders and catering orders for businesses and events. The Marketplace also includes DashPass, DoorDash’s membership product, which was formerly referred to as DoorDash’s subscription product, which provides consumers with unlimited access to eligible merchants with zero delivery fees and reduced service fees. In addition to the Marketplace, DoorDash offers Platform Services, which primarily includes DoorDash Drive, a white-label logistics service that enables merchants that have generated consumer demand through their own channels to fulfill this demand using DoorDash’s local logistics platform, and DoorDash Storefront, that enables merchants to create their own branded online ordering experience, providing them with a turnkey solution to offer consumers on-demand access to e-commerce without investing in in-house engineering or logistics capabilities. As of December 31, 2020, the local logistics platform served 450,000 merchants, 20 million consumers and 1 million Dashers.

Additional information about DoorDash is included in documents incorporated by reference into this prospectus. Please see the section titled “Where You Can Find More Information” beginning on page 184 of this prospectus.

For additional information regarding DoorDash, please refer to its Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC and incorporated by reference into this prospectus, as well as DoorDash’s other filings with the SEC. Please see the section titled “Where You Can Find More Information” beginning on page 184 of this prospectus.

INFORMATION ABOUT WOLT

Wolt Enterprises Oy

Wolt Enterprises Oy

Arkadiankatu 6

00100 Helsinki, Finland

Wolt is a technology company headquartered in Helsinki, Finland known for its delivery logistics platform for restaurant food, groceries and other merchandise. On Wolt’s apps or website, customers can order food, groceries and other items from the platform’s restaurant and merchant partners, and either have their order delivered to them by couriers or pick it up themselves. Wolt has also expanded to many countries and cities with Wolt Market, its very own dark store grocery chain business that works on a delivery or pick-up only basis, meaning that customers cannot shop at the premises themselves. In addition, Wolt focuses on various initiatives to enable the use of its platform, such as Wolt at Work corporate services and facilitating delivery logistics as a service offering, to name a few.

In addition to merchants and couriers who are an integral part of Wolt platform, Wolt works together with various other third-party service providers, who provide Wolt with services such as telecommunications, internet and cloud services. Further, to be able to offer the payments functionalities on Wolt platform, Wolt purchases services from various banks and payment service providers.

Wolt operates in twenty-three (23) countries and in more than 250 cities, serving millions of customers together with its couriers. Wolt employs over 5,000 people, not including couriers. Wolt currently operates in Azerbaijan, Croatia, Cyprus, the Czech Republic, Denmark, Estonia, Finland, Georgia, Germany, Greece, Hungary, Israel, Japan, Kazakhstan, Latvia, Lithuania, Malta, Norway, Poland, Serbia, Slovakia, Slovenia and Sweden.

Wolt’s mission is to make cities better by building new infrastructure that connects customers that want to have things delivered to them quickly, reliably and affordably with merchants who want to sell food and other products and couriers who want to earn by delivering those products.

INFORMATION ABOUT DOORDASH UPON COMPLETION OF THE TRANSACTION

Directors and Executive Officers of DoorDash upon the Completion of the Transaction

Upon the completion of the Transaction, the directors and executive officers of DoorDash will remain unchanged as disclosed in Part III, Item 10 of DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 5, 2021, as supplemented by the following information as of January 31, 2022:

Name	Age	Position
Executive Officers
Tia Sherringham	40	General Counsel and Secretary
Non-Executive Officer Directors
Greg Peters(1)	51	Director

(1)	Member of DoorDash’s nominating and corporate governance committee.

Executive Officers

Tia Sherringham. Ms. Sherringham joined us in January 2017 where she served as our Assistant General Counsel until August 2018, where she served as VP, Head of Legal. Since January 2022, Ms. Sherringham has served as our General Counsel and Secretary. Prior to joining us, Ms. Sherringham was with Instacart, a technology company, where she served as Commercial and Product Counsel from January 2016 to January 2017. From November 2010 to July 2015, Ms. Sherringham was an Associate with the law firm of Keker, Van Nest & Peters LLP. Ms. Sherringham holds a B.A. in History from Columbia University and a J.D. from the University of California, Berkeley.

Non-Executive Officers Directors

Greg Peters. Mr. Peters has served as one of our directors since January 2022. Mr. Peters has been Chief Operating Officer of Netflix, Inc. since July 2020. He was named Chief Product Officer in July 2017. Prior to joining Netflix in 2008, Mr. Peters was Senior Vice President of consumer electronics products for Macrovision Solutions Corp. (later renamed to Rovi Corporation) and previously held positions at digital entertainment software provider, Mediabolic Inc., Red Hat Network, the provider of Linux and Open Source technology, and online vendor Wine.com. Mr. Peters holds a B.S. degree in physics and astronomy from Yale University.

Mr. Peters was selected to serve on our board of directors because of his public company experience, his business and leadership experience and his experience with technology companies.

CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS OF DOORDASH

Information regarding transactions with related persons of DoorDash is incorporated by reference from information contained in DoorDash’s 2021 Proxy Statement under the section titled “Certain Relationships, Related Party and Other Transactions.”

INTERESTS OF AFFILIATES IN THE TRANSACTION

Interests of Directors and Executive Officers of DoorDash in the Transaction

The directors and executive officers of DoorDash do not have any interest in the Transaction that are different from, or in addition to, the interests of the DoorDash stockholders.

Interests of Directors and Executive Officers of Wolt in the Transaction

Certain of Wolt’s directors and executive officers may have interests in the Transaction that may be different from, or in addition to, the interests of Wolt securityholders generally. These interests may include, among other things, the interests listed below:

•

the fact that prior to the Closing, the DoorDash Board or its compensation committee, as applicable, will approve Retention Awards. As of the date of the Share Purchase Agreement, an aggregate of €306,900,000 have been allocated in the form of DoorDash restricted stock units to Mr. Kuusi and certain officers, directors and other key employees of Wolt that are expected to be Continuing Employees. Subject to the approval of DoorDash, all other Retention Awards shall be allocated to the Continuing Employees at the discretion of Mr. Kuusi, Wolt’s CEO, pursuant to the process described in the Share Purchase Agreement. The Retention Awards will be subject to vesting based only on continued service with DoorDash or its affiliates, with one-quarter of such Retention Award scheduled to vest on the first anniversary of the vesting start date and the remaining three-quarters of such Retention Award to vest on a quarterly basis in equal installments over three (3) years thereafter. In addition, Mr. Kuusi and Mr. Mäkelä are entitled to certain accelerated vesting on their Retention Awards if their employment is terminated following the Closing under certain circumstances. The Retention RSU Awards will be subject to the terms and conditions of DoorDash’s equity plan in effect immediately following the Closing and the standard form of RSU award agreement thereunder and other terms and conditions set forth in the Share Purchase Agreement;

•

the fact that Mr. Kuusi, who will be responsible for running DoorDash International, may serve as an officer of the combined company following the Transaction. As such, in the future, he may receive cash compensation, benefits, stock options or stock awards authorized by the DoorDash Board;

•

the fact that the terms and conditions applicable to the unvested Wolt shares and options held by Messrs. Kuusi, Mäkelä and Mykkänen contain provisions for the acceleration of the vesting of such shares and options that will be triggered by the Transaction;

•

the fact that Mr. Kuusi, Mr. Mäkelä and certain other officers of Wolt entered into stock restriction agreements with DoorDash prior to the execution of the Share Purchase Agreement under which their Restricted Consideration will be subject to a four-year time-based vesting schedule as set forth in the stock restriction agreement, subject to the key employee’s continued employment with Wolt, DoorDash or one of their subsidiaries through the applicable vesting date. A portion of the Restricted Consideration will be subject to vesting acceleration if there is a Wolt change in control or DoorDash change in control or the employee is involuntarily terminated, and subject to individual (or his or her estate, as applicable) timely signing and not revoking a release of claims; and

•

the fact that the Wolt Board may, under the terms applicable to options, subject to DoorDash’s prior written consent under the interim operating covenants of the Share Purchase Agreement, at its discretion decide to accelerate the vesting of certain of the Unvested Wolt Options held by its directors and executive officers prior to the consummation of the Transaction.

The Wolt Board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and in overseeing the negotiation and approval of the Transaction. In considering and resolving on matters related to the Transaction, the directors and executive officers of Wolt have concluded that, as a matter of Finnish law, there does not exist any conflict of interest which would prevent them from considering matters relating to the Transaction or resolving upon them.

COMPARISON OF RIGHTS OF DOORDASH STOCKHOLDERS AND WOLT SHAREHOLDERS

DoorDash is organized under the laws of the State of Delaware. Wolt is organized under Finnish law. Accordingly, differences in rights of holders of DoorDash Class A common stock and Wolt shares arise from differences between Delaware and Finnish law and their respective constituent documents. As a Wolt shareholder, your rights with respect thereto will be governed by Finnish law, as well as Wolt’s constituent documents. This section summarizes the respective rights of DoorDash stockholders and Wolt shareholders. In addition to the rights summarized in this section, the Wolt shareholders that are party to the Wolt Stockholders’ Agreements may have additional contractual rights and obligations pursuant to the Wolt Stockholders’ Agreements.

The rights of Wolt shareholders with respect to their Wolt shares are governed by Finnish law, as well as Wolt’s constituent documents. The Sellers will own shares of DoorDash Class A common stock after the Closing and the rights of the Sellers with respect to the DoorDash Class A common stock will be governed by the DGCL and the DoorDash constituent documents.

The following summary is not a complete statement of the rights of the stockholders of either of the two companies or a complete description of the specific provisions referenced below. This summary is qualified in its entirety by reference to the DGCL, the Finnish Companies Act and DoorDash’s and Wolt’s constituent documents, which you are urged to read carefully. DoorDash has filed with the SEC its constituent documents and will send copies of these documents to you, without charge, upon your request. For additional information, please see the section titled “Where You Can Find More Information” beginning on page 184 of this prospectus.

DoorDash	Wolt
Organizational Documents

The rights of DoorDash stockholders are currently governed by the DoorDash Certificate, the DoorDash Bylaws and the DGCL.	The rights of Wolt shareholders are currently governed by the Wolt Articles of Association and the Finnish Companies Act.

Authorized Capital Stock

DoorDash is authorized to issue four (4) classes of capital stock which are designated, respectively, “Class A Common Stock,” “Class B Common Stock,” “Class C Common Stock,” and “Preferred Stock.” The total number of shares of Class A Common Stock authorized to be issued is 6,000,000,000 shares. The total number of shares of Class B Common Stock authorized to be issued is 200,000,000 shares. The total number of shares of Class C Common Stock authorized to be issued is 2,000,000,000 shares. The number of authorized shares of Class A Common Stock or Class C Common Stock may be increased or decreased (but not below the number of shares of the applicable class of common stock then outstanding plus any shares reserved for conversion of the Class B Common Stock and Class C Common Stock into Class A Common Stock) by the affirmative vote of the holders of a majority of the voting power of the Class A Common Stock and the Class B Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL; provided that the number of authorized

Shares in Wolt are divided into class A common shares, class B preferred shares, class C preferred shares, class D preferred shares, class E preferred shares, class F preferred shares and class G preferred shares. In addition, the Wolt Board is authorized to issue class H preferred shares, no shares of which have been issued at the time of the filing of this prospectus.

The current share capital of Wolt is €2,500 and the total number of registered shares in Wolt is currently 562,132,776 shares, divided into 107,523,456 Wolt class A common shares and 454,609,320 Wolt Preferred Shares in the aggregate.

Under the Finnish Companies Act, shares are not required to have a nominal value, unless a nominal value has been defined in a company’s articles of association. Consequently, the amount of shares can be increased or decreased without corresponding increases or decreases to the amount of share capital.

DoorDash	Wolt

shares of Class B Common Stock shall not be increased or decreased without the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class.

The Wolt Articles of Association do not contain any provisions on a nominal value for the shares, a minimum or maximum number of Wolt shares or a minimum or maximum amount of share capital.

According to the Finnish Companies Act, the general meeting of shareholders shall resolve on share issues by a simple majority of votes, provided that if shares are to be issued otherwise than in proportion to the shares held by Wolt shareholders (directed share issuance), the resolution requires a majority of two-thirds of votes cast and shares represented at the relevant general meeting of shareholders.

The general meeting of shareholders may also authorize the board of directors to decide on a share issuance, as well as the issuance of option rights or other special rights entitling their recipients to shares, in full or in some part. Such authorizations must be registered in the Finnish Trade Register maintained by the Finnish Patent and Registration Office (the “Finnish Trade Register”).

As evidenced by the Finnish Trade Register, Wolt shareholders, through unanimous resolutions as well as resolutions passed at annual and extraordinary general meetings of Wolt, have during 2020 authorized the Wolt Board to issue up to a total amount of 48,687,069 option rights, entitling their holders to up to 48,687,069 Wolt class A common shares. In addition, during 2021, shareholders have also authorized the Wolt Board to issue up to a total of 56,388,730 Wolt class A common shares, class B preferred shares, class C preferred shares, class D preferred shares, class E preferred shares, class F preferred shares and class G preferred shares (which can be new shares or treasury shares held by Wolt). The extraordinary general meeting of shareholders held on November 5, 2021 also authorized the Wolt Board to resolve on the issuance of up to 85,000,000 new class H preferred shares. At the time of the filing of this prospectus, no class H preferred shares have been issued based on this authorization.

Based on the above-mentioned authorizations, the Wolt Board has, in September 2021, resolved on the issuance of 40,286 new Wolt class A common shares in a directed share issue, which have been registered with the Finnish Trade Register on February 4, 2022.

DoorDash	Wolt

As part of Wolt’s recruitment process and annual compensation review for its current employees, Wolt regularly commits to issuing option rights to such future and current employees. Option rights are customarily allocated to employees on a quarterly basis. The option rights become outstanding once allocated to and subscribed by the option grant recipients.

According to the Finnish Companies Act, each Wolt shareholder shall have the right to exercise shareholder rights in Wolt once such holder has been entered into the shareholders’ register of Wolt maintained by the Wolt Board, or once such holder has notified Wolt of their acquisition of Wolt shares and produced reliable evidence of the same. Newly issued shares are entitled to shareholder rights as of their registration with the Finnish Trade Register.

Preferred Stock

The total number of shares of Preferred Stock authorized to be issued is 600,000,000 shares. Pursuant to the DoorDash Certificate, the DoorDash Board has the authority, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by DoorDash stockholders. DoorDash can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by DoorDash stockholders.

The total number of outstanding Wolt Preferred Shares is 454,609,320 shares, consisting of 53,125,000 class B preferred shares, 65,843,800 class C preferred shares, 129,739,016 class D preferred shares, 80,000,000 class E preferred shares, 59,686,344 class F preferred shares and 66,215,160 class G preferred shares. Wolt does not hold any shares in treasury.

In addition, the extraordinary general meeting of shareholders held on November 5, 2021 resolved to amend the Wolt Articles of Association to create a new share class of class H preferred shares. At the time of the filing of this prospectus, no class H preferred shares have been issued.

Voting Rights

Except as otherwise provided in the DoorDash Certificate or required by law, the holders of Class A Common Stock, Class B Common Stock, and Class C Common Stock shall vote together and not as separate series or classes. Holders of DoorDash Class A Common Stock are entitled to one (1) vote for each share held on all matters submitted to a vote of stockholders, holders of DoorDash Class B Common Stock are entitled to twenty (20) votes for each share held on all matters submitted to a vote of stockholders and holders of DoorDash Class C Common Stock are not entitled to vote on any matter that is submitted to a vote of stockholders, except as otherwise required by law.	According to the Wolt Articles of Association, each share carries one (1) vote, regardless of share class.

DoorDash	Wolt
Number and Qualification of Directors

Subject to the rights of the Preferred Stock, the number of directors that constitutes the DoorDash Board is fixed from time to time by resolution of the DoorDash Board. The DoorDash Board currently consists of nine (9) members. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. Directors of DoorDash need not be stockholders of DoorDash.

According to the Finnish Companies Act, legal persons, minors, persons under guardianship, persons with restricted legal competence or persons placed in bankruptcy cannot act as members of the board of directors. Further, a person may be prohibited from acting as a member of the board of directors if he or she is subject to a business prohibition under the Finnish Act on Business Prohibitions (1059/1985, as amended).

According to the Finnish Companies Act, at least one of the members of the board of directors must reside within the European Economic Area, unless the Finnish Patent and Registration Office grants an exemption to a company regarding this requirement.

According to the Wolt Articles of Association, Wolt shall have a board of directors consisting of six (6) ordinary members.

Structure of Board of Directors; Term of Directors; Election of Directors

The DoorDash Certificate provides that, subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the directors shall be divided into three (3) classes as nearly equal in size as is practicable, that are designated Class I, Class II, and Class III. The directors in each class shall be elected for a three-year term and until the third annual meeting of stockholders next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.

In accordance with the Finnish Companies Act, the members of the Wolt Board are elected by the general meeting of shareholders by a simple majority of votes. The term of office of a new board member commences at the close of the general meeting of shareholders resolving on the election. According to the Finnish Companies Act and the Wolt Articles of Association, the term of the members of the Wolt Board shall continue until further notice, meaning that the term of office of a board member expires upon resignation or at the close of the general meeting of shareholders resolving on the replacement or removal of the board member in question, unless a later specified date is defined.

As of the date hereof, the Wolt Board consists of six (6) ordinary members.

Removal of Directors

Any director may be removed from office by the stockholders, as provided in Section 141(k) of the DGCL. For purposes of determining whether a director is subject to removal for cause, cause shall be deemed to include any director’s intentional failure to deliver a resignation in compliance with the majority vote and resignation requirements set forth in the DoorDash Bylaws and described below.	Pursuant to the Finnish Companies Act, any member of the Wolt Board may be removed by a general meeting of shareholders with a simple majority of the votes cast. Removal of a board member does not require a specific reason or cause. The term of office of a removed member of the Wolt Board ends at the close of the general meeting of shareholders resolving on the removal, unless specified otherwise in connection with the removal.

DoorDash	Wolt

Until the Voting Threshold Date, if a director receives less than a majority of the votes cast at any election of directors, such director must resign within fifteen (15) days or such director may be removed by the stockholders acting by written consent and without such action being first approved or recommended by the DoorDash Board. DoorDash refers to this policy as the “Majority Vote Policy.”

No reduction in the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

Vacancies on the Board of Directors

The DoorDash Bylaws provide that any director may resign at any time upon written notice to DoorDash. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. When one or more directors resigns from the DoorDash Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, will have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations will become effective. Until the Voting Threshold Date, in the event that a director resigns or is removed by DoorDash stockholders in connection with the Majority Vote Policy, the DoorDash stockholders may also fill the vacancy resulting from such resignation or removal or the vacancy must remain until the next annual meeting of stockholders.

Subject to the rights of any holders of Preferred Stock, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and not by stockholders.

A person elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

Pursuant to the Finnish Companies Act, any member of the board of directors may resign before the end of their term of office. The resignation becomes effective at the earliest once it has been notified to the board of directors, unless the resignation specifies a later effective date or an effective date determined upon the occurrence of a specified event or events.

If there is a mid-term vacancy on the board of directors, or if a member of the board of directors loses his or her eligibility to serve on the board of directors and there are no deputy members of the board of directors, the other members must ensure that a successor member is appointed for the remainder of the term. This requires assessing potential candidates and convening a general meeting of shareholders to elect one or more new members to the board of directors to fill the vacancy. If, however, the board of directors constitutes a quorum despite the vacancy, the election may be postponed until the next general meeting of shareholders.

Stockholder Action by Written Consent

Under the DGCL, unless otherwise provided by the DoorDash Certificate, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without	According to the Finnish Companies Act, Wolt shareholders shall exercise their decision-making powers at general meetings of shareholders. Wolt shareholders may also unanimously resolve on a

DoorDash	Wolt

prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is to be signed in the manner permitted by law by the holders of outstanding stock having not less than the number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted.

The DoorDash Certificate provides that until the Voting Threshold Date, DoorDash stockholders may only take action by written consent if such action is first recommended or approved by the DoorDash Board, except as set forth above in the sections titled “—Removal of Directors” and “—Vacancies on the Board of Directors.” After the Voting Threshold Date, DoorDash stockholders will not be able to take action by written consent for any matter and will only be able to take action at annual or special meetings. The DoorDash Bylaws provide that no written consent will be effective to take the action set forth therein unless written consents signed and dated by a sufficient number of stockholders to take the action set forth therein are delivered to DoorDash within sixty (60) days of the earliest dated consent delivered to DoorDash.

Prompt notice of the taking of corporate action by stockholders without a meeting by less than unanimous written consent of the stockholders is to be given to those stockholders who have not consented thereto in writing and, who, if the action had been taken at a meeting, would have been entitled to notice of the meeting, if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to DoorDash. as required by law.

matter falling within the competence of the general meeting of shareholders without holding a meeting. The resolution shall be made in writing, dated, numbered and signed. In other respects, the provisions of the Finnish Companies Act applicable to the minutes of the general meeting of shareholders apply to such written resolution. In individual cases, Wolt shareholders may also unanimously resolve on matters falling within the general competence of the Wolt Board or the chief executive officer.

However, such written resolution shall be void if the resolution could not by law have been made with the consent of all Wolt shareholders.

Quorum

The DGCL provides that a quorum for a stockholder meeting consists of a majority of shares entitled to vote present in person or represented by proxy at such special meeting, unless the certificate of incorporation or bylaws of the corporation provide otherwise.

Unless otherwise provided by law, the DoorDash Certificate, or the DoorDash Bylaws, the DoorDash Bylaws provide that the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote shall constitute a quorum for the transaction of business at all meetings of DoorDash stockholders. Where a separate class or series vote is required, a majority of the voting power of the

A general meeting of Wolt shareholders constitutes a quorum if the general meeting has been convened in accordance with the Wolt Articles of Association and the Finnish Companies Act.

A general meeting of shareholders passes resolutions by a simple majority of votes cast, unless a qualified majority requirement applies under the articles of association or the Finnish Companies Act. Most of the resolutions subject to a qualified majority decision-making under the Finnish Companies Act require the support of two-thirds of votes cast and shares represented at the general meeting of shareholders. Certain resolutions also require a

DoorDash	Wolt
outstanding shares of such class or series shall constitute a quorum. If such quorum is not present, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

qualified majority of the shares of each share class represented in the general meeting.

The Wolt Articles of Association contain no provisions requiring a qualified majority. Pursuant to the Finnish Companies Act, resolutions that require a qualified majority include amendments of the articles of association, directed share issuances, issuances of options or other special rights entitling to shares, repurchase and redemption of the company’s own shares, directed repurchase of the company’s own shares, mergers, demergers and placing the company into voluntary liquidation as well as the termination of voluntary liquidation proceedings. As Wolt has several share classes, resolutions on a merger where Wolt is the merging company, a demerger where Wolt is the demerging company, placing the company into voluntary liquidation and terminating the voluntary liquidation of the company require the support of a qualified majority of the shares of each share class represented in the general meeting.

A resolution on the amendment of Wolt Articles of Association to the effect that share classes are combined or the rights of an entire share class are otherwise reduced requires the support of a qualified majority of the shares of each share class represented in the general meeting. In addition, consent shall be obtained from the holders of a majority of shares of each share class, the rights of which will be reduced.

Some resolutions require the consent of all affected Wolt shareholders. Such resolutions include, as set forth in the Finnish Companies Act, amendments of the Wolt Articles of Association that reduce the Wolt shareholders’ right to the profit or the net assets of the company, increase the Wolt shareholders’ liability to make payments to Wolt, introduce a redemption clause or a consent clause into the articles of association, restrict the Wolt shareholders’ statutory pre-emptive subscription right to shares, restrict the right to minority dividend, attach a redemption condition to the shares in Wolt, restrict the company’s right to damages under the Finnish Companies Act, or alter the balance between the rights carried by shares in the same share class and the change affects the shares in Wolt of a shareholder. In addition, redemption of the company’s own shares otherwise than in proportion to the shares held by the Wolt shareholders requires the consent of all Wolt shareholders. Changes in Wolt’s company form are under the Finnish Companies Act subject to either qualified majority or consent of all Wolt shareholders.

DoorDash	Wolt
Special Meeting of Stockholders

The DGCL provides that special meetings of the stockholders may be called by the board of directors or by such persons as may be authorized by the certificate of incorporation or by the bylaws of such corporation.

The DoorDash Bylaws provide that special meetings of stockholders, other than as required by statute, may be called at any time by the DoorDash Board, acting pursuant to a resolution adopted by the majority of the full DoorDash Board, the Chairperson of the DoorDash Board, or the Chief Executive Officer. Special meetings may not be called by any other person or persons. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the DoorDash Board, Chairperson of the DoorDash Board, or the DoorDash Chief Executive Officer. The special meeting shall be held at a place, within or outside the State of Delaware, or by means of remote communication as the DoorDash Board in its sole discretion may determine.

Pursuant to the Finnish Companies Act, collective resolutions by Wolt shareholders are taken by the annual general meeting of shareholders or an extraordinary general meeting of shareholders. According to the Wolt Articles of Association, the annual general meeting of shareholders shall be held annually on a date determined by the board of directors within a period of six (6) months from the end of the financial period. The annual general meeting shall resolve on at least the adoption of the annual accounts, the disposition of the profit or loss shown on the balance sheet, granting discharge from liability to the members of the board of directors and the chief executive officer, and the election of the board members and the auditor, if necessary. Pursuant to the Finnish Companies Act, extraordinary general meetings in respect of specific matters must be held when considered necessary by the board of directors, or when requested in writing by the auditor of the company or by Wolt shareholders holding at least 10% of all of the shares of the company.

A general meeting of shareholders may only consider matters presented in the notice to the general meeting, or matters which pursuant to the articles of association have to be considered at the general meeting. The Wolt Articles of Association do not contain any specific provisions concerning extraordinary general meetings.

According to the Finnish Companies Act, a general meeting of shareholders must be held in the place of the company’s registered office (in the case of Wolt, in Helsinki, Finland). A general meeting may also be held elsewhere, if there is a particularly weighty reason.

The board of directors may resolve that participation in a general meeting may also take place by mail, telecommunications or other technical means, provided that the right to participate and the correctness of the vote count can be verified in a manner corresponding to an ordinary general meeting. If participation by such technical means is enabled, the notice of the general meeting must mention the possibility to participate through such technical means, the preconditions for such participation, possible limitations to a Wolt shareholders’ right to speak and to be heard at the general meeting and the relevant procedure to be followed therewith.

DoorDash	Wolt
Notice of Stockholder Meetings

As permitted under the DGCL, the DoorDash Bylaws provide that notice of all meetings of stockholders is to be given in writing or by electronic transmission in the manner provided by law and the DoorDash Bylaws, stating the date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the DoorDash Certificate, such notice is to be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

According to the Wolt Articles of Association, a notice to a general meeting of shareholders shall be delivered no earlier than two (2) months and no later than one (1) week before the general meeting in writing to each Wolt shareholder whose address has been provided to the company. The notice including appendices may also be delivered by email.

The proposals and, if the general meeting of shareholders will consider the annual accounts, the report of the board of directors and the auditor’s report shall be kept available to the Wolt shareholders at the headquarters of the company or on the company website for at least one (1) week before the meeting and they must be kept available to the Wolt shareholders at the meeting venue. The meeting documents shall without delay be sent to a Wolt shareholder who requests them, if the documents are not available for downloading and printing on the company website.

There are specific requirements in the Finnish Companies Act for the contents of the notice if certain matters are to be addressed, such as issuances of shares, directed share issuances, increases of share capital from reserves, payment of dividend, distribution of reserves of unrestricted equity, decreases of share capital, the acquisition or redemption of own shares, the company being placed into liquidation, amendments to the articles of association, mergers or demergers.

A matter pertaining to the approval of the financial statements and the use of profits shall be postponed from the annual general meeting to a continuation meeting, if Wolt shareholders holding at least one tenth (1/10) of all of the shares so request. The continuation meeting shall be held no earlier than one (1) month and no later than three (3) months after the annual general meeting. The decision need not be postponed for a second time even if requested.

A notice to a general meeting of shareholders resolving on a merger may not be delivered before a merger plan has been registered with the Finnish Trade Register. The notice must be delivered no earlier than two (2) months and, unless the articles of association provide for a longer period, no later than

DoorDash	Wolt
one (1) month before the general meeting. The same notice period applies to a general meeting of shareholders resolving on a demerger or a voluntary liquidation of the company. The Wolt Articles of Association do not provide for such a longer period.

Notice Requirements for Stockholder Nominations and Other Proposals

Delaware law does not specifically grant stockholders the right to bring business before an annual or special meeting.

The DoorDash Bylaws provide that nominations of persons for election to the DoorDash Board and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only (i) by or at the direction of the DoorDash Board (or any authorized committee thereof) or (ii) by any stockholder of DoorDash who is a stockholder of record at the time the notice provided is delivered to the Secretary of DoorDash, who is entitled to vote at the meeting and who complies with the notice procedures set forth in the DoorDash Bylaws. The proposal of business other than nominations at an annual meeting of stockholders must also be brought pursuant to DoorDash’s proxy materials with respect to such meeting. For the avoidance of doubt, the foregoing clause (ii) is the exclusive means for a stockholder to bring business (other than business included in DoorDash’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act) before an annual meeting of stockholders.

In the case of Wolt, no special notice requirements apply to nominations of persons for election to the Wolt Board under the Finnish Companies Act or the Wolt Articles of Association.

Pursuant to the Finnish Companies Act, a general meeting of shareholders may only consider matters presented in the agenda contained in the notice to the general meeting, or matters which pursuant to the Finnish Companies Act or articles of association have to be considered at the general meeting.

A Wolt shareholder has the right to have a matter falling within the competence of the general meeting of shareholders dealt with by the general meeting, if the Wolt shareholder so demands in writing from the board of directors well in advance of the meeting, so that the matter can be mentioned in the notice to the general meeting. Wolt shareholders may also present proposals to be put to a vote at the general meeting of shareholders concerning matters presented in the agenda contained in the notice of the general meeting.

Amendment of Certificate of Incorporation

The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders and (ii) the stockholders approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if applicable).

Notwithstanding any other provisions of the DoorDash Certificate, the DoorDash Bylaws, or any provision of law which might otherwise permit a lesser vote or no vote, the DoorDash Certificate provides that stockholders may vote to amend the DoorDash

Information concerning the incorporation of Finnish companies such as Wolt as well as information concerning, among others, Wolt’s business ID, corporate form, registered office, address, field of business, financial year, changes to the articles of association, share capital, the number of shares and their division among share classes, issuances of shares as well as option rights and other special rights entitling to shares, authorizations of the board of directors to resolve on issuances of shares as well as option rights and other special rights entitling to shares, the board of directors, chief executive officer, auditor, the filing of annual accounts as well as rights of representation are included in an extract from the Finnish Trade Register, which is maintained by the Finnish Patent and Registration Office.

DoorDash	Wolt
Certificate pursuant to Section 242 of the DGCL. Pursuant to the DoorDash Certificate, any amendment to the DoorDash Certificate requires the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of DoorDash stock entitled to vote generally in the election of directors, voting together as a single class.	Members of the Wolt Board and the chief executive officer of Wolt are responsible for notifying any amendments based on, among others, resolutions by the general meeting of shareholders and the Wolt Board, as specified in the Finnish Companies Act, to the Finnish Trade Register.

Amendment of Bylaws

Under the DGCL, the power to adopt, amend or repeal the bylaws of a corporation shall be in the stockholders entitled to vote. Notwithstanding the foregoing, a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal the bylaws of a corporation upon the directors. The fact that such power has been so conferred upon the directors, will not divest the stockholders or members of the power, nor limit their power, to adopt, amend or repeal the bylaws of a corporation.

The DoorDash Certificate provides that holders of at least a majority of the total voting power of outstanding voting securities of DoorDash, voting together as a single class, will have the power to alter, amend or repeal the DoorDash Bylaws. The DoorDash Board also has the power to alter, amend or repeal the DoorDash Bylaws; provided that any amendment or repeal of Section 2.9 of the DoorDash Bylaws requires the consent of the DoorDash Board and stockholders. An amendment of the DoorDash Bylaws by stockholders that specifies the votes necessary for the election of directors shall not be further amended or repealed by the DoorDash Board.

According to the Finnish Companies Act, Wolt shareholders holding at least a two-thirds majority of the shares and votes represented at a general meeting of shareholders will have the power to amend the Wolt Articles of Association. Certain amendments of the Wolt Articles of Association, for example an amendment to the effect that share classes are combined or the rights of an entire share class are otherwise reduced, or the introduction of a redemption clause or a consent clause, are subject to higher majority and/or individual shareholder consent requirements. The Wolt Articles of Association may also be amended through a unanimous written resolution by all Wolt shareholders without convening a general meeting of shareholders.

Limitation on Director Liability

The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duties, except liability for (i) any breach of the director’s duty of loyalty to the corporation’s stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions) and (iv) for any transaction from which the director derived an improper personal benefit.

The liability of the members of the Wolt Board and the chief executive officer of Wolt towards Wolt and third parties for violations of their duties or other provisions of the Finnish Companies Act, or the Wolt Articles of Association, is governed by the Finnish Companies Act.

Each member of the Wolt Board and the chief executive officer of Wolt are liable for any loss caused intentionally or negligently to Wolt while performing their duties. Such liability for damages may be imputed to members of the Wolt Board or the chief executive officer of Wolt irrespective of whether a specific legal provision or provision of the

DoorDash	Wolt

To the fullest extent permitted by law, no DoorDash director will be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of a DoorDash director will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

articles of association has been violated. Thus, it is sufficient that a member of the Wolt Board or the chief executive officer of Wolt has acted against the general duty of care under the Finnish Companies Act.

The liability of a member of the Wolt Board and the chief executive officer for loss caused to Wolt shareholders or third parties is conditioned upon a violation of the specific provisions of the Finnish Companies Act or the Wolt Articles of Association. A breach of the general duty of care is insufficient to cause liability towards Wolt shareholders or third parties.

If the loss has been caused by another violation of the Finnish Companies Act than merely a violation of the general principles of the Finnish Companies Act (including, among others, the general duty of care), or if the loss has been caused by a breach of the provisions of the Wolt Articles of Association, it shall be deemed to have been caused negligently, in so far as a member of the board of directors or the chief executive officer, as the case may be, does not prove that he or she has acted with due care (reversed burden of proof). The same applies to losses that have been caused by an act to the benefit of a related party of Wolt, as defined in the Finnish Companies Act.

Liability of directors based on the Finnish Companies Act does not exclude liability based on other grounds, such as contractual liability or liability based on breaches of other laws such as environmental legislation or securities legislation.

In addition, individual members of the board of directors may become personally liable for losses caused by acts or omissions that are held to constitute criminal offences under the Finnish Penal Code (39/1889, as amended).

Pursuant to the Finnish Companies Act, an annual general meeting shall resolve on, among others, discharging the members of the board of directors and the chief executive officer from liability for the previous financial year. A decision of the general meeting of shareholders on such discharge from liability shall not be binding, if the general meeting of shareholders has not been provided with essentially correct and adequate information about the decision or measure underlying the liability in damages.

DoorDash	Wolt

Under the Finnish Companies Act, it is possible to limit the company’s right to claim damages, inter alia, from members of the board of directors or the chief executive officer by including a specific limitation in the company’s articles of association. The inclusion of such a limitation in the articles of association requires unanimous approval of all shareholders. However, it is not possible to limit the company’s right to claim damages for losses caused either by a breach of a mandatory provision of the Finnish Companies Act or by gross negligence. The Wolt Articles of Association do not contain provisions limiting the company’s right to claim damages from any party.

Indemnification

Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or by reason of the fact that he or she is or was a director or officer of the corporation.

The DGCL further provides that a corporation may indemnify its officers, directors, employees and agents against liabilities and expenses incurred in proceedings if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action, had no reasonable cause to believe that the person’s conduct was unlawful. However, under the DGCL, no indemnification is available in respect of a claim as to which the person has been adjudged to be liable to the corporation, unless and only to the extent that such person is fairly and reasonably entitled to indemnity for such expenses as determined pursuant to Section 145(d) of the DGCL.

The DoorDash Bylaws provide that each person who was or is made a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a director or officer of DoorDash or is or was serving at the request of DoorDash as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified by DoorDash to the fullest extent permitted by the DGCL, against all expenses (including attorneys’ fees), judgments, fines,

It is possible for a Finnish company to indemnify individual members of its board of directors and the chief executive officer against claims for damages made by shareholders or third parties through individual indemnity undertakings. The exact scope of such indemnity undertakings under Finnish law is not clear, but they cannot be used to limit Wolt’s right to claim damages from the members of its board of directors or the chief executive officer for willful misconduct or gross negligence. A company may also take out a directors and officers liability insurance for the benefit of the members of its board of directors and officers.

Wolt has entered into certain indemnification agreements with members of the Wolt Board. Pursuant to these agreements, Wolt has undertaken to indemnify such members in cases where they are involved in certain legal proceedings by reason of the fact that they are members of the Wolt Board, against all liabilities reasonably incurred in such proceedings, subject to certain exclusions and other terms and conditions set out in the indemnification agreements.

DoorDash	Wolt

and amounts paid in settlement actually and reasonably incurred by such person in connection therewith if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to be best interests of DoorDash, and with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall insure to the benefit of the heirs, executors and administrators of such person.

No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to DoorDash unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

DoorDash may also, by action of the DoorDash Board, grant indemnification rights to its employees, agents, or other persons, to the extent not prohibited by the DGCL or other applicable law.

Subject to the requirements in the DoorDash Bylaws and the DGCL, DoorDash shall indemnify the indemnitee in connection with a Proceeding (or any part of any Proceeding) initiated by the indemnitee, including any Proceeding initiated against DoorDash or its directors, officers, employees, agents, or other indemnitees, only if the DoorDash Board authorized the Proceeding prior to its initiation.

Preemptive Rights

DoorDash’s stockholders do not have preemptive rights.

Pursuant to the Finnish Companies Act, Wolt shareholders have a preemptive subscription right in an issuance of shares, in proportion to the number of the shares they hold. The preferential subscription right applies both to an issuance of new shares and treasury shares. Wolt shareholders may waive their preferential rights on an individual basis.

A general meeting of shareholders may also resolve on, or authorize the board of directors to resolve on, a share issuance in deviation from the preferential subscription right, either for the entire issuance of shares or a part thereof. Resolutions on such directed

DoorDash	Wolt
share issue require a weighty financial reason for Wolt and a two-thirds’ majority of the votes cast and shares represented at the general meeting of shareholders.

Distributions to Stockholders

The DGCL provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired.

The DoorDash Certificate and DoorDash Bylaws provide that, subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of DoorDash common stock shall be entitled to receive, when, as and if declared by the DoorDash Board, out of any assets of DoorDash legally available therefor, such dividends as may be declared from time to time by the DoorDash Board.

The holders of Class A Common Stock, Class B Common Stock and Class C Common Stock are entitled to share equally in any dividends that DoorDash may declare. A dividend or other distribution payable in shares of Class A Common Stock or Class B Common Stock or Class C Common Stock may be declared and paid to the holders of such class without the same dividend or distribution being paid to the holders of the other classes, if, and only if, a dividend payable in shares of Class A Common Stock or Class B Common Stock or Class C Common Stock, as applicable, are declared and paid to the holders of such class at the same rate and with the same record date and payment date.

Pursuant to the Finnish Companies Act, shareholders’ equity is divided into two categories: restricted equity (consisting of the share capital, fair value reserve and revaluation reserves) and unrestricted equity (consisting of other reserves as well as of the profit from the current and the previous financial periods).

Pursuant to the Finnish Companies Act, Wolt may distribute its unrestricted equity to shareholders, subject to two preconditions. First, any distribution of assets must be based on Wolt’s latest audited and adopted financial statements, and second, assets may not be distributed if it is known or should be known at the time of the distribution decision that Wolt is insolvent or that the distribution will cause the insolvency of the company. Distribution of restricted equity generally requires (in addition to the fulfillment of the above-mentioned preconditions) that the creditors of the company do not object to it, or if they do, that their claims are decreed by a court to have been satisfied or otherwise secured prior to the distribution.

Any distribution of assets by a company shall be based on the financial statements of that company, and not e.g. on consolidated group level financial statements or accounts.

The annual general meeting of shareholders, based on a proposal of the board of directors, may decide to carry over some or all of the profit from the previous financial year to the accumulated profits or to distribute them to the Wolt shareholders as dividend. Moreover, a general meeting of shareholders may also decide to distribute assets from the unrestricted equity reserves. Distributions of dividends and other distributions of equity may be made in the form of cash or other property. In addition, unrestricted equity (whether profits or reserves) may be distributed through repurchase or redemption of Wolt’s own shares.

Dividends are generally distributed annually based on the financial statements for the previous financial year, but an interim or special dividend is also

DoorDash	Wolt

possible based on audited interim financial statements adopted by an extraordinary general meeting of shareholders or by written unanimous resolution by all shareholders of the company.

According to the Finnish Companies Act, at least half of the profits for the financial year (however, not exceeding 8% of the total shareholders’ equity) must be distributed as a so-called minority dividend, if so demanded at the annual general meeting of shareholders by shareholders with at least 10% of all the shares in a company before the decision on the disposition of the profits has been made.

However, according to the Wolt Articles of Association, none of the shares in the company carry the right to demand a minority dividend.

In addition, the Wolt Articles of Association specify a preferential right to distributions among the share classes that applies both when distributing proceeds or assets in connection with certain liquidation events as well as when distributing funds generally until all preferential distribution rights have been satisfied. Liquidation events include, among others, the sale of Wolt shares and equity securities or disposition of all or substantially all of Wolt’s business assets to a bona fide third party, transactions pursuant to which a person, together with its affiliates, acquire a majority of Wolt’s outstanding voting power or economic interests, a merger, reorganization, consolidation or other arrangement resulting in the Wolt shareholders possessing less than 50% of the shares of the surviving or new entity of the arrangement or the liquidation or winding up, dissolution or bankruptcy of the company.

The preferential right to distributions has been defined as follows:

(i) each holder of class H preferred shares shall be entitled to receive, for each class H preferred share held by such holder, an amount in cash or liquid securities equal to the original subscription price paid for such class H preferred share;

(ii) after all amounts pursuant to clause (i) have been paid, each holder of class G preferred shares shall be entitled to receive, for each class G preferred share held by such holder, an amount in cash or liquid

DoorDash	Wolt

securities equal to the original subscription price paid for such class G preferred share;

(iii) after all amounts pursuant to clauses (i) and (ii) have been paid, each holder of class F preferred shares shall be entitled to receive, for each class F preferred share held by such holder, an amount in cash or liquid securities equal to the original subscription price paid for such class F preferred share;

(iv) after all amounts pursuant to clauses (i), (ii) and (iii) have been paid, each holder of class E preferred shares shall be entitled to receive, for each class E preferred share held by such holder, an amount in cash or liquid securities equal to the original subscription price paid for such class E preferred share;

(v) after all amounts pursuant to clauses (i), (ii), (iii) and (iv) have been paid, each holder of class D preferred shares shall be entitled to receive, for each class D preferred share held by such holder, an amount in cash or liquid securities equal to the original subscription price paid for such class D preferred share;

(vi) after all amounts pursuant to clauses (i), (ii), (iii), (iv) and (v) have been paid, each holder of class C preferred shares shall be entitled to receive, for each class C preferred share held by such holder, an amount in cash or liquid securities equal to the original subscription price paid for such class C preferred share;

(vii) after all amounts pursuant to clauses (i), (ii), (iii), (iv), (v) and (vi) have been paid, each holder of class B preferred shares shall be entitled to receive, for each class B preferred share held by such holder, an amount in cash or liquid securities equal to the original subscription price paid for such class B preferred share; and

(viii) after all amounts pursuant to clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) have been paid, any remaining proceeds shall be distributed pro rata to the holders of Wolt class A common shares based on their respective holdings of Wolt class A common shares.

Notwithstanding the above, in the event that the proceeds from a liquidation event to be distributed to the holders of Wolt Preferred Shares (“Wolt

DoorDash	Wolt

Preferred Shareholders”) on the basis of clauses (i)-(vii) above would be less than the amounts to be distributed on a pro rata basis to such Wolt Preferred Shareholder had their Wolt Preferred Shares been converted into Wolt class A common shares immediately prior to the consummation of such liquidation event, then such Wolt Preferred Shareholder shall be paid an amount equal to what they would have received had their Wolt Preferred Shares been converted into Wolt class A common shares immediately prior to the consummation of such liquidation event.

Notwithstanding the foregoing paragraph, in no event shall a Wolt Preferred Shareholder be paid, in connection with a liquidation event, an amount per share which is less than what they would have received pursuant to clauses (i)-(vii) above.

Subdivisions or Combinations

If DoorDash in any manner subdivides or combines the outstanding shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, then the outstanding shares of all common stock will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of each of the Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a class.

A resolution on the amendment of the articles of association of Wolt to the effect that share classes are combined or the rights of an entire share class are otherwise reduced shall be made by qualified majority of two-thirds of votes cast and shares represented at the relevant general meeting of shareholders. In addition, the resolution must be supported by two-thirds of the shares within each of the share classes represented at the general meeting, and consent shall be obtained from the holders of a majority of shares of each share class, the rights of which will be reduced. The resolution on such amendments may also be made through a unanimous written resolution by all Wolt shareholders without convening a general meeting of shareholders.

Resolutions that alter the balance between the rights carried by shares in the same share class which affects shares of Wolt shareholders require the consent of such Wolt shareholders.

According to the Wolt Articles of Association, each Wolt Preferred Shareholder shall also have the right to convert their Wolt Preferred Shares, at any time, into Wolt class A common shares by notifying the Wolt Board in writing.

The holders of at least 60% of all issued and outstanding class H preferred shares (voting as a separate class of share) may elect (at any time) to

DoorDash	Wolt

convert all of the class H preferred shares into Wolt class A common shares, the holders of at least 60% of all issued and outstanding class G preferred shares (voting as a separate class of share) may elect (at any time) to convert all of class G preferred shares into Wolt class A common shares and the holders of at least 60% of all issued and outstanding class F preferred shares (voting as a separate class of shares) may elect (at any time) to convert all of the class F preferred shares into Wolt class A common shares.

At the time of the filing of this prospectus, no class H preferred shares have been issued

Without limiting the generality of the foregoing, each Wolt Preferred Shareholder shall always have the right to convert their Wolt Preferred Shares into Wolt class A common shares prior to the completion of any liquidation event referred to in the Wolt Articles of Association. For additional information on liquidation events and the distribution of proceeds or assets in a liquidation event in accordance with the Wolt Articles of Association, see the section in this table titled “Distributions to Stockholders.”

The conversion of any Wolt Preferred Shares to Wolt class A common shares shall be 1:1, provided that, if there have been stock splits or if the shares have been subject to similar arrangements, the conversion rate shall be adjusted accordingly.

The Wolt Articles of Association also contain specific provisions concerning automatic conversion of all of the Wolt Preferred Shares into Wolt class A common shares prior to the consummation of a listing at certain pre-determined offer prices and net proceeds.

Appraisal Rights

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Delaware Court of Chancery in the event of certain mergers and consolidations.

Under Finnish law, Wolt shareholders are not entitled to appraisal rights in connection with the Transaction.

Under the Finnish Companies Act, shareholders and holders of options or other special rights entitling the holders of shares of a merging company who object to a merger have the right, under certain circumstances, to have their shares, options or other special rights redeemed for cash at a fair market value by the acquiring company. Unless agreed otherwise between the parties, the fair market value is determined through statutory arbitration proceedings mandated by the Finnish Companies Act.

DoorDash	Wolt
Appraisal rights are available if stockholders are required by the terms of the Share Purchase Agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a)-(c). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

A similar right applies in the case of a demerger into a pre-existing company, whereby the shareholders, holders of options or other special rights entitling the holders to shares of a demerging company who object to the demerger have the right, under certain circumstances, to have their demerger consideration (i.e., the consideration payable by the pre-existing acquiring company) redeemed for cash at fair market value by the acquiring company. Unless agreed upon by the acquiring company and the shareholder of the demerging company who has demanded redemption of its shares, the fair market value is determined through arbitration proceedings mandated by the Finnish Companies Act.

Under the Finnish Companies Act, a shareholder whose holdings exceeds 90% of the total number of shares and voting rights in a company has both the right and, upon demand by the minority shareholders, the obligation to purchase all the shares of the minority shareholders for cash at fair market value. Unless otherwise agreed upon by such majority shareholder and the minority shareholders whose shares are being redeemed, the fair market value is determined through statutory arbitration proceedings mandated by the Finnish Companies Act.

Inspection of Books and Records

Under the DGCL, any stockholder may inspect for any proper purpose certain of the corporation’s books and records during the corporation’s usual hours of business.

DoorDash stockholders have rights to inspect the books and records of DoorDash under Section 220 of the DGCL. Under Section 220, a stockholder must make written demand to the corporation under oath stating the purpose of the demand, has the right during usual business hours to inspect for any purpose reasonably related to such person’s interest as a stockholder, and to make copies and extracts from the corporation’s stock ledger, a list of its stockholders, and its other books and records; and subject to certain conditions, a subsidiary’s books and records.

Under Finnish law, shareholders do not have a general right to inspect the books or records of a company, with the exception of the shareholder registers that is a public document and certain other documents which are required to be made available to shareholders such as audited financial statements and minutes of general meetings.

However, according to the Finnish Companies Act, Wolt shareholders may apply to the State Provincial Office of Southern Finland for an order of a special audit of the administration and accounts of Wolt for a given past period or for given measures or circumstances. The proposal for a special audit shall be made either at an annual general meeting, or at an extraordinary general meeting where the matter is to be considered according to the notice of the general meeting. The application may be made, if it is supported by shareholders holding at least one-tenth (1/10) of all of the shares or at least one-third (1/3) of the shares represented at the relevant general meeting.

DoorDash	Wolt

The application to the State Provincial Office must be filed within one (1) month of the general meeting having resolved on the special audit. A special auditor appointed to carry out the special audit has the right to a fee from Wolt. Wolt would also be liable for any other expenses arising from the special audit. However, for special reasons, a court could oblige a Wolt shareholder who applied for the special audit to reimburse Wolt for all or part of its costs.

Exclusive Forum

Unless DoorDash consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of DoorDash; (ii) any action asserting a claim of breach of fiduciary duty owed by any DoorDash director, officer, or other employee to DoorDash or DoorDash’s stockholders; (iii) any action arising pursuant to any provision of the DGCL or the DoorDash Certificate or the DoorDash Bylaws (as either may be amended from time to time); or (iv) any action asserting a claim governed by the internal affairs doctrine; except for, as to each of (i) through (iv) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction.

Unless DoorDash consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

The forum for judicial proceedings is generally determined by the Finnish Code of Judicial Procedure (4/1734, as amended). According to the Finnish Companies Act, the application of the Finnish Companies Act may also be considered by the district court having jurisdiction over the company’s domicile. For Wolt, the general forum for judicial proceedings under the Finnish Code of Judicial Procedure and the Finnish Companies Act is the District Court of Helsinki.

It is also possible to agree on a forum for disputes between the parties in a separate choice of court agreement. The agreement must be made in writing and it may refer to a certain question at issue or issues that may arise in the future from a certain legal relationship. However, the right of a consumer or employee to submit a case to a district court having jurisdiction pursuant to the Finnish Code on Judicial Procedure may not be restricted through a choice of court agreement, unless the agreement has been entered into after the dispute has arisen. The Finnish Code of Judicial Procedure also contain certain mandatory forum provisions, which mainly concern cases of family and inheritance law.

In addition, the Finnish Companies Act contains certain provisions on statutory arbitration proceedings. In a merger, a shareholder in the merging company may at the general meeting that is to decide on the merger demand that his or her shares be redeemed. A holder of options or other special rights entitling to shares in the company has a similar right. The acquiring company shall be liable for the payment of the redemption price. If no agreement is reached with the acquiring company on the redemption of shares or on the terms of the redemption, the matter shall be submitted to arbitration in accordance with the provisions of the

DoorDash	Wolt

Finnish Companies Act on the settlement of redemption disputes. In a demerger into an existing company, a shareholder and a holder of options or other special rights entitling to shares in the demerging company has a similar right to redemption, which is also subject to statutory arbitration if no agreement can be reached with the acquiring company. Further, a shareholder whose holding exceeds 90% of the total number of shares and voting rights in a company has both the right and, upon demand by the minority shareholders, the obligation to purchase all the shares of the minority shareholders for cash at fair market value, such fair market value to be determined in statutory arbitration proceedings if no agreement can be reached between the parties.

According to the Finnish Arbitration Act (967/1992, as amended), any dispute in a civil or commercial matter which can be settled by agreement between the parties may be referred for final decision to be made by one or more arbitrators in arbitration proceedings. It may also be agreed that disputes which arise in the future from a particular legal relationship specified in the agreement shall be finally decided by one or more arbitrators, unless otherwise provided in statutory law. An arbitration agreement must be concluded in writing.

In addition, there are separate forum rules for administrative and criminal proceedings included in the Finnish Criminal Procedure Act (689/1997, as amended) and the Finnish Administrative Judicial Procedure Act (808/2019, as amended).

Repurchases or Redemptions of Shares

Under the DGCL, DoorDash may redeem or repurchase its own shares, except that generally it may not redeem or repurchase those shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares.

According to the Finnish Companies Act, Wolt may acquire its own shares, decide to redeem shares free of charge or for consideration and accept its own shares as pledge. Resolutions concerning acquisition or redemption of shares in Wolt must be made by the general meeting of shareholders. The general meeting may also authorize the Wolt Board to resolve on the acquisition of shares. Own shares may only be acquired with Wolt’s unrestricted equity.

Own shares may be acquired in a proportion other than that of the shares held by the Wolt shareholders (directed acquisition) if there is a weighty financial reason for Wolt to do so. A resolution on a directed

DoorDash	Wolt

acquisition or an authorization of the Wolt Board to resolve on a directed acquisition requires a two-thirds majority of the votes cast and shares represented at a general meeting of shareholders.

Own shares may be redeemed in a proportion other than that of the shares held by the Wolt shareholders (directed redemption) only with the consent of all Wolt shareholders.

The Finnish Companies Act includes specific provisions for redemption proceedings in the context of mergers and demergers as well as redemption of minority shareholders’ shares. Such redemptions are subject to statutory arbitration proceedings in accordance with the Finnish Companies Act.

The annual general meeting of shareholders held on June 21, 2021 authorized the Wolt Board to resolve on the repurchase of shares. Based on this authorization, the Wolt Board may repurchase up to 5,638,873 Wolt class A common shares. No shares have been repurchased based on this authorization.

Stock Transfer Restrictions Applicable to Stockholders

Shares of DoorDash are transferable in the manner prescribed by the DGCL.

According to the Finnish Companies Act, a share may be transferred and acquired without restrictions, unless otherwise provided in the articles of association. The Wolt Articles of Association contain a redemption clause and a consent clause which restrict the free transferability of shares.

Pursuant to the redemption clause, in case of a transfer of a share in Wolt, irrespective of the method of the transfer (for example by virtue of a merger or a demerger or by virtue of a transfer based on inheritance, will or marital right), to a person who is not an existing Wolt shareholder, Wolt shall have the primary right and the Wolt shareholders other than the transferor the secondary right to redeem the transferring share. The transferee has to inform the Wolt Board without delay of the transfer of the ownership of the share. A copy of the transfer agreement or deed has to be attached to the notice, together with information on the transferred shares, the transferor, the transferee, the date of transfer of ownership and the purchase price or other consideration if the share has been transferred against consideration.

If Wolt does not use its primary right to redeem the transferring share, the Wolt Board shall, without

DoorDash	Wolt

delay upon such decision and at the latest within one (1) month after it was informed of the transfer of the share, inform the Wolt shareholders in a verifiable way in writing of the transfer of the share. The notice shall include the names of the transferor and transferee and the purchase price or other consideration if the share has been transferred against consideration.

A Wolt shareholder (other than the transferor) wanting to redeem the share has to provide the Wolt Board with a redemption claim in writing no later than within two (2) months after the Wolt Board has been informed of the transfer of the share. The Wolt shareholder wanting to redeem has to redeem all the shares that are subject to the same transfer.

The redemption price is the price agreed between the transferor and the transferee or, if the transfer is gratuitous, the mathematical net value of the transferring shares based on the latest adopted financial statements.

The redemption price shall be paid to Wolt, or if Wolt is the redeemer, the redemption price shall be paid to the transferee, within ten (10) days from making the redemption claim. If the redemption price has been paid to Wolt, Wolt shall forward such redemption price to the transferee without delay.

If more than one Wolt shareholder wishes to exercise their redemption right, the Wolt Board shall divide the shares between the Wolt shareholders wishing to redeem the shares in proportion to their shareholdings. If the shares cannot be divided evenly in this manner, the excess shares will be distributed amongst those wishing to redeem by drawing lots.

Pursuant to the consent clause, the transfer of a share in Wolt is subject to prior written consent of the Wolt Board. Application for such consent must be made in writing to the Wolt Board. The Wolt Board has given its consent to the Transaction.

DIRECTOR AND EXECUTIVE COMPENSATION

Information regarding DoorDash’s director and executive compensation is incorporated by reference from the information contained in DoorDash’s 2021 Proxy Statement under the sections titled “Board of Directors and Corporate Governance—Compensation Committee Interlocks and Insider Participation,” “Board of Directors and Corporate Governance—Director Compensation,” “Executive Compensation” and “Equity Compensation Plan Information,” as supplemented by the following information:

Executive Compensation

Tia Sherringham became an executive officer effective January 1, 2022. Her total compensation in 2021 was $1,069,776, consisting of $343,500 in salary, $725.936 in stock awards and $340 for basic life insurance. As of December 31, 2021, she had 28,115 restricted stock units that remained unvested and 5,000 stock options that were unvested and unexercisable.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS OF DOORDASH

The following table sets forth certain information with respect to the beneficial ownership of DoorDash common stock as of January 31, 2022 for:

•	each of DoorDash’s directors;

•	each of DoorDash’s named executive officers;

•	all of DoorDash’s current directors and executive officers as a group; and

•	each person or group known by DoorDash to be the beneficial owner of more than 5% of DoorDash’s Class A or Class B common stock.

DoorDash has determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to its securities. Unless otherwise indicated below, to DoorDash’s knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all of the shares that they beneficially owned, subject to community property laws where applicable.

DoorDash has based its calculation of the percentage of beneficial ownership on 316,912,868 shares of DoorDash’s Class A common stock, 31,245,841 shares of DoorDash’s Class B common stock, and no shares of DoorDash’s Class C common stock outstanding as of January 31, 2022. DoorDash has deemed shares of its common stock subject to stock options that are currently exercisable or exercisable within sixty (60) days of January 31, 2022 or issuable pursuant to DoorDash RSUs which are subject to vesting and settlement conditions expected to occur within sixty (60) days of January 31, 2022, to be outstanding and to be beneficially owned by the person holding the stock option or DoorDash RSU for the purpose of computing the percentage ownership of that person. DoorDash did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o DoorDash, Inc., 303 2nd Street, South Tower, 8th Floor, San Francisco, California 94107. The information provided in the table is based on DoorDash’s records, information filed with the SEC and information provided to DoorDash, except where otherwise noted.

	Amount and Nature of Beneficial Ownership				Percent of Total Voting Power
	Class A shares	%	Class B shares	%
Directors and Executive Officers
Tony Xu(1)(2)	—	—%	15,090,915	41.8%	29.1%
Shares subject to voting proxies(2)	—	—%	17,637,682	56.4%	37.5%
Total	—	—%	32,728,597	90.7%	63.0%
Prabir Adarkar(3)	1,073,973	*	—	—%	*
Christopher Payne(4)	2,207,960	*	—	—%	*
Keith Yandell(5)	163,106	*	—	—%	*
Shona Brown(6)	41,735	*	—	—%	*
John Doerr(7)	801,570	*	—	—%	*
Andy Fang(8)(2)	—	—%	12,228,762	36.4%	—%
Alfred Lin(9)	—	—%	—	—%	—%
Stan Meresman(10)	47,475	*	—	—%	*
Greg Peters	—	—%	—	—%	—%
Maria Renz(11)	6,249	*	—	—%	*
Stanley Tang(12)(2)	—	—%	9,871,538	29.2%	—%
All current directors and executive officers as a group (13 persons)(13)	4,342,068	1.4%	37,191,215	90.7%	65.7%

	Amount and Nature of Beneficial Ownership				Percent of Total Voting Power
	Class A shares	%	Class B shares	%
5% or Greater Shareholders (other than directors and executive officers)
SVF Swift (Cayman) Limited(14)	33,573,485	10.6%	—	—%	3.6%
Entities affiliated with Sequoia Capital(15)	35,547,760	11.2%	—	—%	3.8%
Entities affiliated with GIC Private Limited(16)	24,872,094	7.8%	—	—%	2.6%
Morgan Stanley(17)	19,995,610	6.3%	—	—%	2.1%
Entities affiliated with T. Rowe Price Associates, Inc.(18)	21,048,092	6.6%	—	—%	2.2%

*	Represents beneficial ownership or voting power of less than 1%.
(1)

Consists of (i) 1,007,370 shares of DoorDash Class B common stock held of record by Mr. Xu, (ii) 305,425 shares of DoorDash Class B common stock held of record by Tony Xu, Trustee of Article 3 Trust Under OBX Family Trust, (iii) 305,425 shares of DoorDash Class B common stock held of record by Tony Xu, Trustee of Article 3 Trust Under TBX Family Trust, (iv) 28,865 shares of DoorDash Class B common stock held of record by Tony Xu, Trustee of Article 4 Trust Under Library Trust, (v) 3,333,575 shares of DoorDash Class B common stock held of record by Tony Xu, Trustee of Article 2 Trust Under TXX Annuity Trust #1, (vi) 3,490,294 shares of DoorDash Class B common stock held of record by Tony Xu, Trustee of Article 2 Trust Under TXX Annuity Trust #2, (vii) 1,788,466 shares of DoorDash Class B common stock held of record by Tony Xu, Trustee of Article 2 Trust Under TXX Annuity Trust #3 and (viii) 4,831,495 shares of DoorDash Class B common stock subject to stock options exercisable within sixty (60) days of January 31, 2022.

(2)

Messrs. Xu, Fang and Tang have entered into the Voting Agreement, pursuant to which Mr. Xu has the authority (and irrevocable proxy) to direct the vote and vote the shares of DoorDash Class B common stock held by Messrs. Fang and Tang, and their respective permitted entities and permitted transferees, at his discretion on all matters to be voted upon by stockholders.

(3)

Consists of (i) 418,369 shares of DoorDash Class A common stock held of record by Mr. Adarkar, (ii) 520,700 shares of DoorDash Class A common stock subject to stock options exercisable within sixty (60) days of January 31, 2022 and (iii) 134,904 shares of DoorDash Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within sixty (60) days of January 31, 2022.

(4)

Consists of (i) 89,870 shares of DoorDash Class A common stock held of record by Mr. Payne, (ii) 2,075,301 shares of DoorDash Class A common stock subject to stock options exercisable within sixty (60) days of January 31, 2022 and (iii) 42,789 shares of DoorDash Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within sixty (60) days of January 31, 2022.

(5)

Consists of (i) 80,745 shares of DoorDash Class A common stock held of record by Mr. Yandell, (ii) 50,798 shares of DoorDash Class A common stock subject to stock options exercisable within sixty (60) days of January 31, 2022 and (iii) 31,563 shares of DoorDash Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within sixty (60) days of January 31, 2022.

(6)

Consists of (i) 34,235 shares of DoorDash Class A common stock held of record by Ms. Brown and (ii) 7,500 shares of DoorDash Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within sixty (60) days of January 31, 2022.

(7)

Consists of (i) 33,818 shares of DoorDash Class A common stock held by KPCB DGF II Associates, the managing member of KPCB Holdings, Inc., as nominee for KPCB Digital Growth Fund II, LLC and KPCB Digital Growth Founders Fund II LLC and KPCB Digital Growth Founders Fund II, LLC, collectively referred to as the “KPCB entities,” (ii) 318,012 shares of DoorDash Class A common stock held of record by Vallejo Ventures Trust for which Mr. Doerr and his spouse serve as trustees and (iii) 449,740 shares of DoorDash Class A common stock held of record by various investment entities controlled by Mr. Doerr.

The managing members of KPCB DGF II Associates, LLC (Mr. Doerr, Mary Meeker and Theodore E. Schlein) exercise shared voting and dispositive control over the shares of DoorDash Class A common stock held by the KPCB entities.
(8)

Consists of (i) 113,383 shares of DoorDash Class B common stock held of record by Mr. Fang, (ii) 6,275,184 shares of DoorDash Class B common stock held of record by Andy Fang, Trustee of The AF Living Trust UTA dated 9/4/19, for which Mr. Fang serves as trustee, (iii) 3,456,375 shares of DoorDash Class B common stock held of record by Andy Fang, Trustee of The 2020 Fang Grantor Retained Annuity Trust UTA dated 6/1/2020, for which Mr. Fang serves as trustee, (iv) 113,383 shares of DoorDash Class B common stock held of record by Andy Fang, Trustee of The 2019 Fang Grantor Retained Annuity Trust UTA dated 9/4/19, for which Mr. Fang serves as trustee, (v) 2,368,370 shares of DoorDash Class B common stock subject to stock options exercisable within sixty (60) days of January 31, 2022 and (vi) 15,450 shares of DoorDash Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within sixty (60) days of January 31, 2022.

(9)	Excludes shares of DoorDash Class A common stock held by the entities affiliated with Sequoia Capital identified in footnote 15 below. Mr. Lin is a Partner at Sequoia Capital.
(10)

Consists of (i) 37,345 shares of DoorDash Class A common stock held of record by Mr. Meresman, (ii) 1,100 shares of DoorDash Class A common stock held of record by Meresman Family Trust, for which Mr. Meresman serves as trustee and (iii) 9,030 shares of DoorDash Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within sixty (60) days of January 31, 2022.

(11)

Consists of (i) 5,908 shares of DoorDash Class A common stock held of record by Ms. Renz and (ii) 341 shares of DoorDash Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within sixty (60) days of January 31, 2022.

(12)

Consists of (i) 72,571 shares of DoorDash Class B common stock held of record by Mr. Tang, (ii) 4,754,095 shares of DoorDash Class B common stock held of record by Stanley Tang, Trustee of The 2020 ST Grantor Retained Annuity Trust UTA dated 9/10/2020, for which Mr. Tang serves as trustee, (iii) 2,523,731 shares of DoorDash Class B common stock held of record by Stanley Tang, Trustee of The ST Trust under agreement dated October 2, 2019, for which Mr. Tang serves as trustee, (iv) 2,513,055 shares of DoorDash Class B common stock subject to stock options exercisable within sixty (60) days of January 31, 2022 and (v) 8,086 shares of DoorDash Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within sixty (60) days of January 31, 2022.

(13)

Consists of (i) 1,469,142 shares of DoorDash Class A common stock and 27,454,759 shares of DoorDash Class B common stock beneficially owned by DoorDash’s members of the management team and board members, (ii) 2,646,799 shares of DoorDash Class A common stock and 9,712,920 shares of DoorDash Class B common stock subject to stock options exercisable within sixty (60) days of January 31, 2022 and (iii) 249,663 shares of DoorDash Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within sixty (60) days of January 31, 2022.

(14)

Based solely on a Schedule 13G filed with the SEC on February 14, 2022, consists of 33,573,485 shares of DoorDash Class A common stock held of record by SVF Swift (Cayman) Limited. SVF Swift (Cayman) Limited is a wholly owned subsidiary of SVF Fast (Cayman) Limited. SBIA UK has been appointed as an alternative investment fund manager (“AIFM”) and is exclusively responsible for managing SoftBank Vision Fund, which wholly owns SVF Fast (Cayman) Limited, in accordance with the Alternative Investment Fund Managers Directive and is authorized and regulated by the UK Financial Conduct Authority accordingly. As AIFM of SoftBank Vision Fund, SBIA UK is exclusively responsible for making all final decisions related to the acquisition, structuring, financing, voting, and disposal of SoftBank Vision Fund’s investments. The address for SVF Swift (Cayman) Limited is 27 Hospital Road, Cayman Corporate Centre, Georgetown, Grand Cayman KY1-9008, Cayman Islands.

(15)

Based solely on a Schedule 13G filed with the SEC on February 15, 2022, consists of (i) 13,949,216 shares of DoorDash Class A common stock held of record by Sequoia Capital USV XIV Holdco, or SC USV XIV Holdco, (ii) 5,013,439 of DoorDash Class A common stock held of record by Sequoia Capital U.S. Growth Fund VI, or SC US GFVI, (iii) 358,663 shares of DoorDash Class A common stock held of record by Sequoia Capital U.S. Growth Principals VI Fund, or SC US GFVI PF, (iv) 592,842 shares of DoorDash

Class A common stock held of record by Sequoia Capital Global Growth Fund, or SC GGF, (v) 21,500 shares of DoorDash Class A common stock held of record by Sequoia Capital Global Growth Principals Fund, or SC GGF PF, (vi) 10,081,634 shares of DoorDash Class A common stock held of record by Sequoia Capital Global Growth Fund II, or SC GGFII, (vii) 154,273 shares of DoorDash Class A common stock held of record by Sequoia Capital Global Growth II Principals Fund, or SC GGFII PF, (viii) 244,650 shares of DoorDash Class A common stock held of record by Sequoia Capital Global Growth Fund III—U.S./India Annex Fund, or SC GGFIII, (ix) 5,350 shares of DoorDash Class A common stock held of record by Sequoia Capital Global Growth Fund III—U.S./India Annex Principals Fund, or SC GGF III PF, (x) 4,701,047 shares of DoorDash Class A common stock held of record by Sequoia Capital U.S. Growth Fund VII, or SC US GFVII, and (xi) 425,146 shares of DoorDash Class A common stock held of record by Sequoia Capital U.S. Growth VII Principals Fund, or SC US GFVII PF. Sequoia Capital U.S. Venture Fund XIV, Sequoia Capital U.S. Venture Partners Fund XIV and Sequoia Capital U.S. Venture Partners Fund XIV (Q), together, own 100% of the outstanding shares of SC USV XIV Holdco. The General Partner of each of Sequoia Capital U.S. Venture Fund XIV, Sequoia Capital U.S. Venture Partners Fund XIV and Sequoia Capital U.S. Venture Partners Fund XIV (Q) is SC U.S. Venture XIV Management. The General Partner of each of SC US GFVI and SC US GFVI PF is SC U.S. Growth VI Management. The General Partner of each of SC GGF and SC GGF PF is SCGGF Management. The General Partner of each of SC GGFII and SC GGFII PF is SC Global Growth II Management. The General Partner of each of SC GGFIII and SC GGFIII PF is SCGGF III – U.S./India Management. The General Partner of each of SC US GFVII and SC US GFVII PF is SC U.S. Growth VII Management. SC US TTGP is the General Partner of SC U.S. Venture XIV Management, SC U.S. Growth VI Management, SCGGF Management, SC Global Growth II Management, SCGGF III- U.S./India Management and SC U.S. Growth VII Management. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGFII, SC GGFII PF, SC GGFIII and SC GGF III PF are Messrs. Douglas Leone and Roelof Botha. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGF and Sequoia Capital Global Principals Fund are Messrs. Douglas Leone and James Goetz. The address for each of the Sequoia entities identified in this footnote is 2800 Sand Hill Road, Suite 101, Menlo Park, California 94025.
(16)

Based solely on a Schedule 13G filed with the SEC on February 11, 2022, consists of (1) 23,937,525 shares of DoorDash Class A common stock held of record by Greenview Investment Pte Ltd (“Greenview”) and (2) 934,569 shares of DoorDash Class A common stock beneficially owned by GIC Private Limited (“GIC”) and GIC Special Investments Pte. Ltd. (“GIC SI”). Greenview shares the power to vote and the power to dispose of all of the shares of DoorDash Class A common stock held directly by it with GIC SI and GIC. GIC SI is wholly owned by GIC and is the private equity investment arm of GIC. GIC is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of such shares. The address for Greenview is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

(17)

Based solely on a Schedule 13G filed with the SEC on February 9, 2022, consists of 19,955,610 shares of DoorDash Class A common stock held of record by Morgan Stanley. The address for Morgan Stanley is 1585 Broadway New York, NY 10036.

(18)

Based solely on a Schedule 13G filed with the SEC on February 14, 2022, consists of 21,048,092 shares of DoorDash Class A common stock beneficially owned by T. Rowe Price Associates, Inc. (“TRPA”). According to Schedule 13G, TRPA has (a) sole voting power with respect to 9,532,355 shares and (b) sole power to dispose of 21,048,092 shares. TRPA does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients for which TRPA serves as investment adviser. Any and all discretionary authority which has been delegated to TRPA may be revoked in whole or in part at any time. The address of TRPA is 100 East Pratt Street, Baltimore, MD 21202.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS OF WOLT

The following table and the related notes set forth, to the best of Wolt’s knowledge, information on the beneficial ownership of Wolt shares as of the close of business on January 31, 2022 by:

•	each of Wolt’s current directors;

•	each of Wolt’s named executive officers;

•	all of Wolt’s current directors and executive officers as a group; and

•	each stockholder, or group of affiliated shareholders, known by Wolt to beneficially own more than 5% of any class of its common shares on an as converted to common shares basis.

The percentage of ownership is based on 562,132,776 Wolt class A common shares outstanding on January 31, 2022, assuming the conversion of all Wolt Preferred Shares into Wolt class A common shares, as if such conversion had occurred on January 31, 2022. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Wolt class A common shares subject to Vested Wolt Options that are currently exercisable or exercisable within sixty (60) days of January 31, 2022 are deemed to be outstanding and to be beneficially owned by the person holding the Vested Wolt Options for the purpose of computing the percentage ownership of that person. These shares are not deemed to be outstanding, however, for the purpose of computing the percentage ownership of any other person.

Except as indicated in the footnotes to this table, Wolt believes that the shareholders named in this table have sole voting and investment power with respect to all Wolt class A common shares shown to be beneficially owned by them, based on information provided to Wolt by such shareholders. Unless otherwise indicated, the address for each shareholder listed is: c/o Wolt Enterprises Oy, Arkadiankatu 6, 00100 Helsinki, Finland.

	Amount and Nature of Beneficial Ownership
	Number of Shares Beneficially Owned	Approximate Percentage of Shares Beneficially Owned
Directors and Executive Officers:
Mikko Kuusi(1)	25,488,187	4.5%
Kris Beyens(2)	—	—%
Riku Mäkelä(3)	4,125,000	*
Juhani Mykkänen(4)	3,828,267	*
Vincent Ho-Tin-Noé(5)	2,156,667	*
Heikki Petteri Koponen(6)	18,382,369	3.3%
Gregory S. Stanger(7)	—	—%
Dag Erik Johan Svanström(8)	—	—%
Ilkka Paananen(9)	8,300,336	1.5%
Laurel Bowden(10)	98,664,376	17.6%
All directors and executive officers as a group (10 persons)(11)	160,945,202	28.6%
5% of Greater Shareholders (other than directors and executive officers):
Entities affiliated with EQT(12)	99,613,802	17.7%
Entities affiliated with 83North(13)	98,664,376	17.6%
ICONIQ STRATEGIC PARTNERS(14)	89,293,802	15.9%
Inventure Fund II Ky(15)	38,041,734	6.8%

*	Represents beneficial ownership of less than 1% of the outstanding Wolt shares.

(1)

Consists of 23,961,000 Wolt class A common shares and 1,527,187 shares issuable upon the exercise of Vested Wolt Options within sixty (60) days of January 31, 2022. Mr. Kuusi is the Co-founder, Chief Executive Officer and a member of the Wolt Board.

(2)	Mr. Beyens is the Chief Financial Officer of Wolt.
(3)

Consists of 1,860,000 Wolt class A common shares and 2,265,000 shares issuable upon the exercise of Vested Wolt Options within sixty (60) days of January 31, 2022. Mr. Mäkelä is Wolt’s Chief’s Operating Officer.

(4)

Consists of 3,536,600 Wolt class A common shares and 291,667 shares issuable upon the exercise of Vested Wolt Options within sixty (60) days of January 31, 2022. Mr. Mykkänen is the Co-founder and Head of Special Projects of Wolt.

(5)	Consists of 2,156,667 shares issuable upon the exercise of Vested Wolt Options within sixty (60) days of January 31, 2022. Mr. Ho-Tin-Noé is Wolt’s Head of Product.
(6)

Consists of 7,756,900 class B preferred shares, 6,584,400 class C preferred shares, 1,144,007 class D preferred shares and 2,897,062 class E preferred shares held by Lifeline Ventures III AB, Lifeline Ventures Fund II Ky and Lifeline Ventures Fund III Ky. Mr. Koponen may be deemed to have voting and dispositive power over the shares held by Lifeline Ventures III AB, Lifeline Ventures Fund II Ky and Lifeline Ventures Fund III Ky. Mr. Koponen is the Chairman of the Wolt Board.

(7)	Mr. Stanger is a member of the Wolt Board.
(8)	Mr. Svanström is a member of the Wolt Board.
(9)

Consists of 4,593,800 class B preferred shares, 987,700 class C preferred shares, 2,018,836 class D preferred shares and 700,000 class E preferred shares held by Illusian Oy. Mr. Paananen may be deemed to have voting and dispositive power over the shares held by Illusian Oy. Mr. Paananen is a member of the Wolt Board.

(10)

Consists of the shares held by 83North III, 83North IV, 83North FXV and 83North FXV III (the “83 North Entities”). Ms. Bowden may be deemed to have voting and dispositive power over the shares held by the 83North Entities. Ms. Bowden is a member of the Wolt Board and related to Wolt’s shareholders 83North funds whose holding of Wolt Preferred Shares is set out in the table.

(11)

Consists of (i) 26,421,467 Wolt class A common shares and (ii) 5,690,834 shares issuable upon the exercise of Vested Wolt Options within sixty (60) days of January 31, 2022 beneficially owned by Wolt’s directors and executive officers.

(12)

Consists of (i) 123,293 Wolt class A common shares, 13,802 class B preferred shares, 46,113,467 class C preferred shares, 25,347,609 class D preferred shares, 13,573,260 class E preferred shares, 2,783,620 class F preferred shares and 773,162 class G preferred shares held by EQT Ventures Investments S.à r.l. and (ii) 1,642,164 Wolt class A common shares, 183,824 class B preferred shares, 304,570 class C preferred shares, 100,014 class F preferred shares and 8,655,017 class G preferred shares held by EQT Growth Wolt S.à r.l. EQT Fund Management S.à r.l. (“EFMS”) has exclusive responsibility for the management and control of the business and affairs of EQT Ventures Investments S.à r.l. and EQT Growth Wolt S.à r.l (together, the “EQT Funds”). As such, EFMS has the power to control the EQT Funds’ voting and investment decisions and may be deemed to have beneficial ownership of the securities held by the EQT Funds. EFMS is overseen by a board that acts by majority approval. The individual members of such board are Joshua Stone, Adam Larsson, Nicholas Curwen, Peter Veldman and James Arrol. The registered address of the EQT Funds and EFMS is 26A, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg.

(13)

Consists of (i) 36,375,425 class D preferred shares and 1,000,000 class E preferred shares held by 83North III LP (“83North III”), (ii) 36,375,425 class D preferred shares and 1,000,000 class E preferred shares held by 83North IV LP (“83North IV”), (iii) 11,822,662 class E preferred shares and 8,328,333 class F preferred shares held by 83North FXV LP (“83North FXV”) and (iv) 3,762,531 class G preferred shares held by 83North FXV III LP (“83North FXV III”). Each of 83North III GP, L.P. (“83North III GP”), the general partner of 83North III, and 83North III Manager, Ltd. (“83North III Manager”), the general partner of the 83North III GP, has voting and dispositive power over the shares held by 83North III. Each of 83North IV GP, L.P. (“83North IV GP”), the general partner of 83North IV, and 83North Manager IV, Ltd. (“83North IV Manager”), the general partner of the 83North IV GP, has voting and dispositive power over the shares held by 83North IV. Each of 83North 2019 GP, L.P. (“83North 2019 GP”), the general partner of 83North

FXV, and 83North 2019 Manager, Ltd. (“83North 2019 Manager”), the general partner of the 83North 2019 GP, has voting and dispositive power over the shares held by 83North FXV. Each of 83North FXV III GP, L.P. (“83North FXV III GP”), the general partner of 83North FXV III, and 83North FXV Manager, Ltd. (“83North FXV Manager”), the general partner of the 83North FXV III GP, has voting and dispositive power over the shares held by 83North FXV III. Investment and voting decisions on behalf of 83North III, 83North IV, 83North FXV and 83North FXV III are made collectively by Laurel Bowden, Arnon Di Nur, Gil Goren and Yoram Snir, the sole shareholders of each of 83North III Manager, 83North IV Manager, 83North 2019 Manager and 83North FXV Manager. Laurel Bowden is also a member of the Wolt Board. The business address for each of these entities is 83 North 2017, Ltd, POB 122981, Herzeliya, Israel, 46733.
(14)

Consists of (i) 7,560,814 Wolt class A common shares, 1,776,184 class B preferred shares, 22,014 class C preferred shares, 15,243,397 class E preferred shares, 3,016,462 class F preferred shares and 721,494 class G preferred shares held by ICONIQ STRATEGIC PARTNERS IV, LP (“ICONIQ IV”), (ii) 12,527,421 Wolt class A common shares, 2,942,940 class B preferred shares, 36,474 class C preferred shares, 25,256,603 class E preferred shares, 4,997,945 class F preferred shares and 1,195,435 class G preferred shares held by ICONIQ STRATEGIC PARTNERS IV-B, LP (“ICONIQ IV-B”), (iii) 850,782 Wolt class A common shares, 94,642 class B preferred shares, 156,807 class C preferred shares, 51,492 class F preferred shares and 4,355,696 class G preferred shares held by ICONIQ STRATEGIC PARTNERS V, LP (“ICONIQ V”) and (iv) 1,310,621 Wolt class A common shares, 145,795 class B preferred shares, 241,560 class C preferred shares, 79,322 class F preferred shares and 6,709,902 class G preferred shares held by ICONIQ STRATEGIC PARTNERS V-B, LP (“ICONIQ V-B” and together with ICONIQ IV, ICONIQ IV-B and ICONIQ V, the “ICONIQ Entities”). ICONIQ Strategic Partners IV GP, L.P. (“ICONIQ GP IV”), is the general partner of ICONIQ IV and ICONIQ IV-B. ICONIQ Strategic Partners IV TT GP, Ltd., (“ICONIQ Parent GP IV”), is the general partner of ICONIQ GP IV. ICONIQ Strategic Partners V GP, L.P. (“ICONIQ GP V”), is the general partner of ICONIQ V and ICONIQ V-B. ICONIQ Strategic Partners V TT GP, Ltd., (“ICONIQ Parent GP V”), is the general partner of ICONIQ GP V. Divesh Makan, William Griffith and Matthew Jacobson are the sole equity holders of ICONIQ Parent GP IV and ICONIQ Parent GP V and may be deemed to have shared voting, investment and dispositive power with respect to the shares held by the ICONIQ Entities. The business address for each of the ICONIQ Entities is 394 Pacific Avenue, Second Floor, San Francisco, California 94111, USA.

(15)

Consists of 20,017,263 class B preferred shares, 6,584,400 class C preferred shares and 11,440,071 class D preferred shares. The general partner of Inventure Fund II Ky is Inventure II Oy. Inventure II Oy is 100% owned by Onventure Oy. Sami Lampinen and Timo Tirkkonen, as the ultimate beneficial owners of Onventure Oy, may each be deemed to have voting and dispositive power over the shares held by Inventure Fund II Ky. The business address for Inventure Fund II KY, Inventure II Oy, Onventure Oy and Messrs. Lampinen and Tirkkonen is Lapinlahdenkatu 16, 00180 Helsinki, Finland.

APPRAISAL AND DISSENTERS’ RIGHTS

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

Under Finnish law, Wolt shareholders are not entitled to appraisal rights in connection with the Transaction.

EXPERTS

The consolidated financial statements of DoorDash, Inc. and subsidiaries as of December 31, 2019 and 2020, and for each of the years in the three-year period ended December 31, 2020, have been incorporated by reference in this prospectus and elsewhere in the Registration Statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements refers to the adoption of ASC 842.

LEGAL MATTERS

The validity of shares of DoorDash Class A common stock to be issued in the Transaction will be passed upon for DoorDash by Wilson Sonsini Goodrich & Rosati P.C.

WHERE YOU CAN FIND MORE INFORMATION

DoorDash files annual, quarterly and current reports, proxy and registration statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including DoorDash, who file electronically with the SEC. The address of that site is www.sec.gov.

You may also consult DoorDash’s website for more information concerning the Transaction described in this prospectus. DoorDash’s website is www.doordash.com. The information contained on the website of DoorDash and the SEC (except for the filings described below) is expressly not incorporated by reference into this prospectus.

DoorDash has filed with the SEC the Registration Statement to register the shares of DoorDash Class A common stock to be issued to Wolt shareholders and Wolt Vested Optionholders in connection with the Transaction. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about DoorDash Class A common stock. The rules and regulations of the SEC allow DoorDash to omit certain information included in the registration statement on Form S-4 from this prospectus.

In addition, the SEC allows DoorDash to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this prospectus, except for any information that is superseded or updated by information included directly in this prospectus.

This prospectus incorporates by reference the documents listed below that DoorDash has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about DoorDash, its financial condition and other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 5, 2021.

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2021.

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 filed with the SEC on May 14, 2021.

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 filed with the SEC on August 13, 2021.

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 filed with the SEC on November 10, 2021.

•

Current Reports on Form 8-K filed with the SEC on May 13, 2021, June 2, 2021, June 24, 2021, August 5, 2021, August 12, 2021, November 9, 2021, November 9, 2021, November 12, 2021, December 17, 2021 and January 25, 2022 (other than the portions of those documents deemed to be furnished and not filed).

•	The description of DoorDash Class A common stock contained in DoorDash’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 5, 2021.

In addition, DoorDash incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this prospectus and prior to the Closing Date of the Transaction. Such documents are considered to be a part of this prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You may obtain any of the documents listed above from DoorDash by requesting them in writing or by telephone at the following address:

DoorDash, Inc.

303 2nd Street, South Tower, 8th Floor

San Francisco, California 94107

Attention: Investor Relations

Email: ir@doordash.com

These documents are available from DoorDash without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the Registration Statement, of which this prospectus forms a part.

Wolt does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.

You should rely only on the information contained or incorporated by reference in this prospectus. DoorDash has not authorized anyone to give any information or make any representation about the Transaction or DoorDash that is different from, or in addition to, that contained in this prospectus or in any of the materials that DoorDash has incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. Neither DoorDash’s distribution of this prospectus to Wolt securityholders, nor the issuance by DoorDash of DoorDash Shares pursuant to the Transaction, will create any implication to the contrary.

ANNEX A

CONFIDENTIAL

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among

DOORDASH, INC.

WOLT ENTERPRISES OY

THE SELLERS

AND

MIKKO KUUSI,

as Securityholder Representative

November 9, 2021

ARTICLE I PURCHASE AND SALE		A-2
1.1	Purchase and Sale	A-2
1.2	Rights Not Transferable	A-6
1.3	Taking of Necessary Action; Further Action	A-6
ARTICLE II CLOSING AND CLOSING CONSIDERATION		A-6
2.1	Closing & Seller Closing Deliveries	A-6
2.2	Closing Conditions	A-6
2.3	Purchase Price Definitions, Paying Spreadsheet and Adjustments	A-10
2.4	Withholding Taxes	A-17
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-17
3.1	Organizational Existence of the Company and the Company Subsidiaries	A-18
3.2	Power and Authorization; Enforceable Agreement	A-18
3.3	Governmental Approvals	A-19
3.4	Conflicts	A-20
3.5	Capitalization.	A-20
3.6	Shares in Company Subsidiaries	A-22
3.7	Financial Information	A-23
3.8	Corporate Records and Documentation.	A-24
3.9	Related Party Transactions	A-24
3.10	No Undisclosed Liabilities	A-24
3.11	No Changes	A-25
3.12	Intellectual Property	A-25
3.13	Material Contracts	A-32
3.14	Employee Benefit Plans	A-35
3.15	Employment Matters and Pensions	A-36
3.16	Tax Matters	A-38
3.17	Subsidies and Grants	A-41
3.18	Environmental Matters; Health and Safety	A-41
3.19	Real Property	A-41
3.20	Property	A-42
3.21	Litigation	A-42
3.22	Insurance	A-42
3.23	Compliance with Laws and Permits	A-43
3.24	Anti-Bribery and Corruption, Sanctions and Compliance	A-43
3.25	Directors and Managing Directors	A-44
3.26	Active Users	A-45
3.27	Complete Copies of Materials	A-45
3.28	Information Supplied	A-45
3.29	Brokers	A-45
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS		A-45
4.1	Capitalization	A-46
4.2	Authority and Enforceability	A-46
4.3	Absence of Claims by the Sellers	A-47
4.4	Litigation	A-47
4.5	No Conflict	A-47
4.6	Governmental Filings and Consents	A-47
4.7	Brokers; Fees and Expenses	A-47
4.8	Adequate Information	A-47
ARTICLE V REPRESENTATIONS AND WARRANTIES OF ACQUIROR		A-48
5.1	Organization and Good Standing	A-48
5.2	Authority and Enforceability	A-48

A-i

5.3	No Conflict	A-48
5.4	Governmental Approvals	A-49
5.5	Acquiror Capital Structure	A-49
5.6	Valid Issuance	A-49
5.7	Acquiror SEC Documents and Financial Statements	A-49
5.8	NYSE Stock Market Quotation	A-50
5.9	Actions; Orders	A-50
5.10	Independent Investigation	A-50
ARTICLE VI CONDUCT OF COMPANY BUSINESS		A-50
6.1	Conduct of Company Business	A-50
6.2	Restrictions on Company Activities	A-50
6.3	Transfer of Company Capital Stock	A-53
ARTICLE VII COMPANY NON-SOLICITATION AGREEMENT		A-54
7.1	Termination of Discussions	A-54
7.2	No Solicitation	A-54
7.3	Notice of Alternative Transaction Proposals	A-54
7.4	Breaches; Enforcement	A-54
ARTICLE VIII ADDITIONAL AGREEMENTS		A-55
8.1	Registration Statement	A-55
8.2	Stock Exchange Listing	A-56
8.3	Reasonable Best Efforts; Governmental Approvals	A-56
8.4	Third-Party Contract Notices and Consents	A-58
8.5	Employee Matters	A-58
8.6	Tax Matters	A-59
8.7	Payoff Letters, Final Invoices and Release of Liens	A-61
8.8	Transaction Expenses	A-62
8.9	Access to Information	A-62
8.10	Notification of Certain Matters	A-63
8.11	Closing Date Balance Sheet; Post-Closing Adjustments	A-63
8.12	Director and Officer Insurance and Indemnity	A-66
8.13	Waiver and Release of Claims	A-67
8.14	Acquiror Retention Awards	A-68
8.15	Acquiror Loan	A-69
8.16	Facilitation of Trading	A-69
8.17	Finnish Prospectus	A-69
ARTICLE IX PRE-CLOSING TERMINATION OF AGREEMENT		A-71
9.1	Termination	A-71
9.2	Effect of Termination	A-72
9.3	Termination Fee	A-72
9.4	Effect of Termination	A-73
ARTICLE X POST-CLOSING INDEMNIFICATION		A-73
10.1	Survival	A-73
10.2	Indemnification	A-74
10.3	Indemnification Limitations and Qualifications	A-75
10.4	Claim Procedures	A-77
10.5	Distribution of the Indemnity Escrow Available Recourse	A-80
10.6	Tax Treatment	A-80
10.7	Exclusive Remedy	A-81
ARTICLE XI SECURITYHOLDER REPRESENTATIVE		A-81
11.1	Appointment and Authority of Securityholder Representative	A-81
ARTICLE XII GENERAL PROVISIONS		A-83
12.1	Certain Interpretations	A-83
12.2	Notices	A-84

A-ii

12.3	Confidentiality	A-85
12.4	Public Disclosure	A-85
12.5	Amendment	A-86
12.6	Extension and Waiver	A-86
12.7	Assignment	A-86
12.8	Severability	A-87
12.9	Specific Performance and Other Remedies	A-87
12.10	Governing Law	A-87
12.11	Exclusive Jurisdiction	A-87
12.12	Waiver of Jury Trial	A-88
12.13	Entire Agreement	A-88
12.14	Counterparts	A-88
12.15	Waiver of Conflicts Regarding Representation	A-89
12.16	Drag-Along Conditions	A-90

A-iii

INDEX OF ANNEXES, EXHIBITS AND SCHEDULES

Annex	Description
Annex A	Certain Defined Terms
Annex B	Supporting Stockholders

Exhibit	Description
Exhibit A-1	Form of Support Agreement
Exhibit A-2	Form of Lockup Agreement
Exhibit A-3	Form of Joinder Agreement
Exhibit B	Form of Stock Restriction Agreement

Schedule	Description
Schedule A-1	Sample Net Working Capital
Schedule A-2	Key Employees
Schedule A-3	Company Knowledge Persons
Schedule 2.2(a)(i)	Specified Regulatory Approvals
Schedule 3.15(b)	Leadership Team
Schedule 8.3(c)	Certain Regulatory Actions
Schedule 10.2(a)(viii)	Certain Indemnifiable Matters

A-iv

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 9, 2021 (the “Agreement Date”), by and among DoorDash, Inc., a Delaware corporation (“Acquiror”), Wolt Enterprises Oy (business identity code 2646674-9), a limited liability company incorporated and existing under the laws of Finland (the “Company”), each Person who executes and delivers to Acquiror a Joinder Agreement (as defined below) (each, a “Seller” and collectively, the “Sellers”), and Mikko Kuusi, solely in the capacity as the representative of the Securityholders under this Agreement (the “Securityholder Representative”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to such terms in Annex A.

WITNESSETH

WHEREAS, as a condition and material inducement to Acquiror’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, the Stockholders set forth on Annex B (such holders, the “Supporting Stockholders”) are executing and delivering to Acquiror a Support Agreement substantially in the form attached hereto as Exhibit A-1 (the “Support Agreement”).

WHEREAS, concurrently with or following the execution of this Agreement, certain holders of outstanding Company Capital Stock and holders of Vested Company Options (the “Lockup Stockholders”) will execute and deliver to Acquiror a Lockup Agreement substantially in the form attached hereto as Exhibit A-2 (the “Lockup Agreement”), pursuant to which each Lockup Stockholder agrees to certain restrictions on the transfer of the shares of Acquiror Class A Common Stock issued to such Lockup Stockholder pursuant to this Agreement from and after Closing upon the terms and subject to the conditions set forth therein.

WHEREAS, in furtherance of the foregoing, it is contemplated that the Supporting Stockholders and all other Stockholders of the Company and all holders of Vested Company Options will become a party to this Agreement in the capacity as Sellers following the effectiveness of the Registration Statement and, if applicable, the Finnish Prospectus and prior to the Closing by executing and delivering to Acquiror a Joinder Agreement substantially in the form attached hereto as Exhibit A-3 (the “Joinder Agreement”).

WHEREAS, prior to the execution of this Agreement, the board of directors of the Company has unanimously (i) approved the terms and conditions of, and entering into, this Agreement and any related agreements to the extent the Company is a party to such related agreements, (ii) given its consent for such transactions in accordance with the Company Charter Document and (iii) resolved to waive any rights of pre-emption and rights of first refusal in relation to such transactions under the Company Charter Document and the Company Stockholders Agreements.

WHEREAS, as a condition and material inducement to Acquiror’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, each of the Key Employees is entering into certain employment-related agreements in connection with the execution of this Agreement, including an offer letter and Non-Competition and Non-Solicitation Agreement (the “Key Employee Agreements”), each of which will be effective as provided therein following the Closing.

WHEREAS, as a condition and material inducement to Acquiror’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, each of the Key Employees is entering into a Stock Restriction Agreement substantially in the form attached hereto as Exhibit B (the “Stock Restriction Agreement”).

WHEREAS, subject to the opinions described in Section 8.6(f) being provided, the parties intend that the Purchase shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement will constitute and be adopted as a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).

WHEREAS, Acquiror, the Sellers, and the Company desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Purchase and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale.

(a) Purchase. Upon and subject to the terms and conditions of this Agreement, at the Closing, each (i) Seller shall sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, to Acquiror or Acquiror’s designee, and Acquiror shall purchase from each Seller for the consideration set forth in Section 1.1(d), all legal and beneficial right, title and interest in and to all shares of Company Capital Stock and all Vested Company Options held by such Seller free and clear of all Liens (other than restrictions on the ability of Acquiror to transfer the shares of Company Capital Stock following the Closing arising solely under applicable federal or state securities Laws of general application) and as a result of such acquisitions Acquiror will own all of the shares of Company Capital Stock and Vested Company Options previously held by such Sellers and (ii) each Vested Company Option that is outstanding and unexercised immediately before the Closing shall, immediately after the purchase specified in (i), be cancelled and extinguished as set forth in Section 1.1(h)(i) (such transactions in clause (i) and (ii) being referred to herein, collectively, as the “Purchase”).

(b) Transfer of Title. At the Closing, the ownership of the Company Capital Stock and Vested Company Options held by each Seller shall pass from such Seller to the Acquiror, in exchange for the payment of the consideration set out in Section 1.1(d).

(c) Joinder of Other Sellers.

(i) Joinders & Solicitation. Promptly following the Registration Statement Effective Date: (A) and in any event within 72 hours following a written notice from Acquiror to the Company and the Securityholder Representative of the occurrence of the Registration Statement Effective Time, the Company shall use its reasonable best efforts to cause each Supporting Stockholder to deliver a duly executed Joinder Agreement to the Company and Acquiror in accordance with the terms and conditions of its Support Agreement; and (B) the Company and each Seller shall, in accordance with applicable Laws, use reasonable best efforts to cause each other Stockholder and each other holder of Vested Company Options that has not, as of such time, duly executed and delivered a Joinder Agreement to the Company and Acquiror, to duly execute and deliver a binding Joinder Agreement to the Company and Acquiror as promptly as practicable following the Registration Statement Effective Date.

(ii) Company Stockholders Agreements. If the Company and Acquiror have not received duly executed Joinder Agreements from Stockholders representing 100% of the outstanding Company Capital Stock within 45 days following the Registration Statement Effective Date, the Company and each Supporting Stockholder shall (within 2 Business Days thereafter) commence the Drag-Along Exercise and cause the Drag-Along Exercise to remain effective through the completion of the Purchase, including by delivering such notices and exercising such rights as may be available under, and, in the case of the Sellers, enforcing (including through the commencement of litigation or, if applicable, arbitration), the Drag-Along Provisions and the other applicable terms of the Company Stockholders Agreement and taking such other actions as may be reasonably necessary or advisable or requested by Acquiror in connection with the foregoing. In furtherance and not in limitation of the foregoing, if the Company and Acquiror have not received duly executed Joinder Agreements from Stockholders representing 100% of the outstanding Company Common Stock as of the day prior to the anticipated Closing Date, the Company, each Supporting Stockholder and each other Seller party to this Agreement as of such time shall cause the Joinder Agreement and each other Exchange Document to be executed as of the Closing Date by the appropriate Representative of the Company, as applicable, on behalf of each other Stockholder that has not, as of such time, duly executed and delivered a binding Joinder Agreement to the Company and Acquiror, as such Person’s agent and attorney pursuant to the Company Stockholders Agreements (and in accordance with applicable Law), and shall deliver such executed Joinder Agreement and other Exchange Documents to Acquiror and the Drag Completion Date (as defined in the Company Stockholders Agreements) specified in any such notice, to the extent required to be included therein and known, shall be the anticipated Closing Date.

(iii) No Amendments; Challenges. Prior to the completion of the Purchase, the Company and the Sellers shall not agree to modify, amend, waive or change (or permit or consent to any modification, amendment, waiver or change) the Company Stockholders Agreements, in each case, without the consent of Acquiror (not to be unreasonably withheld, conditioned or delayed except as provided in the proviso to this sentence); provided, however, that Acquiror may withhold its consent in its discretion with respect to any modification, amendment, waiver or change (A) that would reasonably be expected to result in any Stockholder or holder of Vested Company Options not agreeing to become a Seller pursuant to this Agreement, (B) to the Drag-Along Provisions (or to any other provisions of the Company Stockholders Agreements to the extent that such modification, amendment, waiver or change relate to matters similar to the Drag-Along Provision) or (C) that would cause the Company or any Company Subsidiaries to incur any Liabilities that would survive the termination of the Company Stockholders Agreements or the Closing. The Company, the Securityholders Representative and the Sellers will not, and will cause each of their respective Affiliates not to, take any action challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement, any Related Agreement or the Company Stockholders Agreements or the consummation of the transactions contemplated hereby or thereby, including the Drag-Along Exercise and the Purchase (including the validity of the Drag-Along Exercise in connection with Purchase and the transactions contemplated by this Agreement); provided that the foregoing will not prevent any claim by any party hereto to enforce such party’s rights under this Agreement or any Related Agreement in accordance with the terms hereof or thereof.

(iv) Securityholder Disputes. The Company and the Sellers shall give Acquiror prompt notice of any dispute or Action threatened or brought by any Securityholder in connection with this Agreement, the solicitations or Drag-Along Exercise contemplated hereby or otherwise in connection with the transactions contemplated hereby (a “Securityholder Dispute”). The Company shall not, without the prior written consent of Acquiror, make any payment or incur any Liability, or settle or compromise (or offer to settle or compromise) any claim or right, alleged or brought by any Company Securityholder in connection with this Agreement. Any communication other than immaterial ministerial communications by or on behalf of the Company to any Securityholder with respect to a Securityholder Dispute shall be submitted to Acquiror for its prior review and comment (which comments shall be considered by the Company in good faith, acting reasonably). The Company will keep Acquiror (and its outside counsel) reasonably informed on a reasonably current basis regarding the status and terms of discussions and negotiations relating to any Securityholder with respect to such Securityholder Dispute, including by providing to Acquiror as promptly as practicable (and in any event, use commercially reasonable efforts to do so within twenty-four hours) following receipt or delivery thereof unredacted copies of all correspondence and other writings or media (whether or not electronic) exchanged between Company and any such Stockholder, including any proposed resolutions or settlements.

(v) Limitation on Obligations. Notwithstanding the foregoing, in connection with the actions and obligations contemplated by this Section 1.1(c) (including any Securityholder Dispute), no Seller shall be required pursuant to this Section 1.1(c) to make any payment, or grant any financial concessions or accommodations, to any Stockholder in order to cause such Stockholder to enter into a Joinder Agreement or to become a Seller pursuant to this Agreement and the Sellers shall not, without the prior written consent of

Acquiror, incur or cause to be incurred any Liability on behalf of the Company or any of its Subsidiaries, or settle or compromise (or offer to settle or compromise) any claim or right of the Company or any of its Subsidiaries, in connection with the foregoing, unless such Liability is approved in writing by the Company and included as a Transaction Expense.

(vi) Information Materials. In connection with the communications in this Section 1.1(c), the Company and the Supporting Securityholders shall deliver to the Securityholders such information as is required to be delivered to such Securityholder in accordance with the Company Charter Document, the Company Stockholders Agreements and applicable Laws as well as such information as Acquiror may reasonable request (including the Registration Statement and, if applicable in the determination of Acquiror, the Finnish Prospectus).

(vii) Plans. As promptly as reasonably practicable after the Agreement Date, Acquiror and the Company shall cooperate in good faith in mutual consultation to jointly identify any amendments to the Plans that are deemed necessary or desirable for the purposes of facilitating the transactions contemplated by this Agreement, and the Company shall promptly implement such amendments to the extent permitted by Law and the applicable Plan(s). With respect to any amendment to the Plans pursuant to this Section 1.1(c)(vii) that has a substantially similar effect as that of the Drag-Along Provisions, the Company and each other Seller party to this Agreement as of any time of determination shall use reasonable best efforts to enforce such amendment as if they were Drag-Along Provisions for the purposes of this Agreement and, subject to the terms of the Plan, this Section 1.1(c) shall apply to holders of Vested Company Options mutatis mutandis.

(d) Seller Consideration. In consideration for the Purchase pursuant to Section 1.1(a) hereof, each Seller shall be entitled to, with respect to each share of Company Capital Stock (including each share of Company Common Stock subscribed for on the basis of a Vested Company Option) that is held by such Sellers, and each Vested Company Option that is outstanding and unexercised immediately before the Closing and that will be cancelled and extinguished as set forth in Section 1.1(h)(i), in each case, subject to the Purchase, the following: (i) the Per Share Closing Stock Consideration (in each case subject, (A) in the case of each Key Employee, to the retention of the Restricted Consideration Amount pursuant to the Stock Restriction Agreement and (B) in the case of holders of Vested Company Options, to be reduced by the quotient equal to: (1) an amount equal to the aggregate exercise price of such Vested Company Option and any applicable tax withholding amount, divided by (2) €177.7454); and (ii) the right to receive the consideration payable with respect to such share of Company Capital Stock and Vested Company Option (if any) pursuant to Section 2.3(e), Section 8.11(b) and Section 10.5, in each case, at the time and in the manner contemplated in each such Section, as applicable. For the avoidance of doubt, a holder of Vested Company Options that has neither (i) subscribed for Company Common Stock on the basis of its Vested Company Options in accordance with the applicable Plan, nor (ii) executed a Joinder Agreement, shall not be entitled to any consideration pursuant to this Agreement or otherwise in respect of such holder’s Vested Company Options and, instead, such Vested Company Options shall be cancelled at Closing pursuant to the terms of the Plan without any consideration, except as otherwise provided in Section 1.1(h)(iii).

(e) Shareholder and Company Consent and Waiver. The Company and each Seller hereby irrevocably (i) waive any rights of pre-emption and rights of first refusal in relation to, and (ii) the Company irrevocably undertakes to give its consent for the Purchase, in each case as may be required under the Company Charter Document and the Company Stockholders Agreements or otherwise (all of the foregoing, collectively, the “Shareholder and Company Consent and Waiver”).

(f) Fractional Shares. No fraction of an Acquiror Share will be issued in connection with the Purchase, and no certificates or scrip for any such fractional shares will be issued.

(g) Calculation of Consideration. For purposes of calculating the aggregate amount of Acquiror Shares issuable to each Seller pursuant to Section 1.1(d), all shares of the Company Capital Stock and Vested Company

Options held by each such Seller, as applicable, shall be aggregated on a Seller-by-Seller basis, and the number of shares of Acquiror Shares, as applicable, to be issued to each Seller in exchange for the shares of Company Capital Stock and Vested Company Options held by such Seller, as applicable, shall be rounded up to the nearest whole number.

(h) Company Options.

(i) At the Closing, each Vested Company Option that is outstanding and unexercised immediately prior to the Closing, immediately after such Vested Company Options have been purchased by Acquiror pursuant to Section 1.1(a), shall be cancelled and extinguished and in lieu of such Vested Company Option, Acquiror shall issue, upon the terms of this Agreement, the consideration as set forth in Section 1.1(d), except as otherwise provided in Section 1.1(h)(iii).

(ii) At the Closing and without any action on the part of Acquiror, each Unvested Company Option that is outstanding immediately prior to the Closing shall be cancelled and extinguished and, with respect to any Unvested Company Option held by a Continuing Employee shall be entitled to the following: (a) in lieu of such Unvested Company Option, Acquiror shall grant an award of restricted stock units covering shares of Acquiror Class A Common Stock (a “Substitute RSU”) subject to the terms and conditions of the applicable Acquiror equity incentive plan and any applicable award agreement thereunder such that (A) each Substitute RSU will cover that number of Acquiror Shares equal to the excess of (x) the product of (1) the number of shares of Company Capital Stock with respect to which such Unvested Company Option was unvested as of immediately prior to the Closing multiplied by (2) the Per Share Closing Stock Consideration, minus (y) (1) the aggregate per share exercise price of such Unvested Company Option, divided by (2) €177.7454, with any resulting fractional share rounded to the nearest whole share of Acquiror Class A Common Stock and (B) each Substitute RSU shall commence vesting on the first Acquiror Vesting Date on or after the twelve (12) month anniversary of the Closing and continue vesting in equal quarterly installments on each Acquiror Vesting Date thereafter through the end of the applicable Unvested Company Option Vesting Period, in all cases, subject to the holder’s continued employment with the Acquiror, the Company, or one of their Affiliates, and (b) the Indemnity Escrow Substitute RSUs and the maximum pro-rata amount issuable to such holder pursuant to Section 8.11(b) (such amount, the “Post-Closing Adjustment RSUs”)). Each Indemnity Escrow Substitute RSUs and each Post-Closing Adjustment RSUs shall be granted on the same terms as the Substitute RSUs and, in the case of any Indemnity Escrow Substitute RSUs, further subject to the satisfaction of the conditions set forth in Section 2.3(e) and Section 10.5 of this Agreement, and, in the case of Post-Closing Adjustment RSUs, further subject to the satisfaction of the conditions set forth in Section 8.11(b). For the avoidance of doubt, any Unvested Company Option held a non-Continuing Employee shall be cancelled and extinguished at the Closing for no consideration pursuant to this Section 1.1(h) and the applicable Plan.

(iii) Notwithstanding the terms of Section 1.1(h), to the extent that the treatment of Company Options as provided in Section 1.1(h) would violate, in respect of the holder thereof, the applicable Laws of a non-U.S. jurisdiction or would result in additional Tax obligation to the holder or Acquiror, the Company Options (or any portion thereof) may be treated in a manner other than as prescribed by Section 1.1(h), including, for example, by the issuance of a Substitute RSU with respect to any Vested Company Options held by a Continuing Employee, so long as the holder of such Company Option receives or is eligible to receive for such Company Option (or portion thereof) consideration with substantial equivalent value as the consideration provided in Section 1.1(h)(i) or Section 1.1(h)(ii), as applicable (such consideration, the “Replacement Consideration”). Acquiror and the Company shall agree no later 10 days prior to the Closing to the treatment of any Company Option (or portion thereof) that will be treated in a manner other than as prescribed by Section 1.1(h)(i) or 1.1(h)(ii).

(iv) Prior to the Closing, and subject to the prior review and approval of Acquiror (acting reasonably), the Company shall take, and the Sellers shall cause the Company to take, all actions necessary or advisable to effect such cancellation of the Unvested Company Options at the Closing and to otherwise effect the transactions contemplated by this Section 1.1(h) under the applicable Plan and any Contract applicable to any Unvested Company Options (whether written or oral, formal or informal).

(v) At the Closing and without any action on any part of Acquiror, any Seller, or any other Person, each registered, but unallocated option right under the Plans shall be cancelled and extinguished (unless cancelled automatically pursuant to the applicable Plan).

1.2 Rights Not Transferable. The rights of the Sellers pursuant to this Agreement and the Related Agreements to which the Sellers are party are personal in nature and, except with the written consent of Acquiror, are non-transferable and non-assignable, except that each Seller shall be entitled to assign such Seller’s rights by will or the laws of intestacy. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.

1.3 Taking of Necessary Action; Further Action. The Company shall take, and the Sellers shall cause the Company to take, all actions reasonably required to be taken by the Company pursuant to the terms of this Agreement. At and following the Closing, each Seller, at the request of Acquiror, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably requested by Acquiror in writing and reasonably necessary or desirable for effecting completely the consummation of the Purchase. If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Acquiror with full right, title and possession of all outstanding shares of Company Capital Stock, Vested Company Options, or to facilitate the cancellation of the Unvested Company Options held by the Sellers, the officers and directors of the Company, Acquiror, and their Affiliates are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

CLOSING AND CLOSING CONSIDERATION

2.1 Closing & Seller Closing Deliveries.

(a) Closing. Unless this Agreement is validly terminated pursuant to Section 9.1, Acquiror and the Sellers shall consummate the Purchase at a closing (the “Closing”), which they will cause to occur within five (5) Business Days following satisfaction or waiver (if permissible hereunder) of the conditions set forth in Section 2.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions at the Closing), by remote exchange of documents, unless another time and place is mutually agreed upon in writing by Acquiror and the Company. The date upon which the Closing occurs hereunder shall be referred to herein as the “Closing Date.”

(b) Seller Closing Deliveries. At or prior to the Closing, each Seller (directly or its agent through power of attorney) shall deliver to Acquiror the following (i) a duly executed and delivered equity transfer agreement, in customary form and substance mutually agreed by the Company and the Acquiror (acting reasonably) and (ii) a duly completed IRS Form W-9 or IRS Form W-8, as applicable.

2.2 Closing Conditions.

(a) Mutual Conditions. The respective obligations of Acquiror, the Sellers and the Company to effect the Purchase shall be subject to the satisfaction (each of which may be waived pursuant to a mutual written waiver that has been executed and delivered by each of the Company and Acquiror), at or prior to the Closing, of the following conditions:

(i) Regulatory Approvals. (A) All consents, authorizations, waivers, clearances, exemptions, and approvals of any Governmental Entity set forth on Schedule 2.2(a)(i) shall have been obtained and remain in full force and effect (the “Specified Regulatory Approvals”) and (B) all consents, authorizations, waivers, clearances, exemptions, and approvals of any Governmental Entity, the failure of which to receive would result in criminal liability for the Acquiror or any of its directors, officers or employees, or would effect greater than 5% of the Company’s total transaction value for the last completed calendar quarter as determined by reference to the Company’s financial statements (other than in Finland, Denmark, Israel, Germany or Japan) shall have been obtained and remain in full force and effect.

(ii) No Legal Restraints. No Law or Order (whether temporary, preliminary or permanent) promulgated by a Governmental Entity of competent jurisdiction shall be in effect which has the effect of making the consummation of the Purchase illegal, or otherwise prohibiting the consummation of the Purchase.

(iii) Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or pending litigation seeking a stop order with respect to the Registration Statement.

(iv) Finnish Prospectus. The Finnish Prospectus, as and to the extent required under the Prospectus Regulations as determined by the Acquiror in accordance with Section 8.17, shall have been approved by the Finnish Financial Supervisory Authority and published in accordance with the Prospectus Regulations, and shall not be subject to any pending litigation seeking to prevent the approval or publication of the Finnish Prospectus.

(v) Escrow Agreement. The Securityholder Representative, Acquiror and the Escrow Agent shall have executed and delivered to one another the Escrow Agreement, and the Escrow Agreement shall be in full force and effect as of and from the Closing.

(b) Additional Acquiror Conditions. The obligations of Acquiror to effect the Purchase shall be subject to the satisfaction, at or prior to the Closing, of each of the following additional conditions, any of which may be waived in writing exclusively by Acquiror:

(i) Company Representations and Warranties.

(A) The representations and warranties of the Company (other than the Company Fundamental Representations) shall have been true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect or similar qualification) in all respects on and as of the date of this Agreement and shall be true and correct on and as of the Closing as though such representations and warranties were made on and as of such date (other than such representations and warranties of the Company made only as of a specified date, which shall be true and correct in all respects as of such date), except where the failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect or similar qualification) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(B) The Company Fundamental Representations (other than the representations and warranties in Section 3.5 (Capitalization)) shall have been true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect or similar qualification) in all material respects on and as of the date of this Agreement and shall be true and correct in all material respects as of the Closing as though such representations and warranties were made on and as of such date (other than such representations and warranties of the Company made only as of a specified date, which shall be true and correct in all material respects as of such date).

(C) The representations and warranties of the Company set forth in Section 3.5 (Capitalization) shall have been true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect or similar qualification) on and as of the date of this Agreement and shall be true and correct as of the Closing as though such representations and warranties were made on and as of such date (other than such representations and warranties of the Company made only as of a specified date, which shall be true and correct as of such date), except where the inaccuracies in such representations and warranties exceed €3,000,000 in the aggregate.

(ii) Seller Representations and Warranties.

(A) The representations and warranties of each Seller (other than the Seller Fundamental Representations) shall have been true and correct (without giving effect to any qualification as to materiality or similar qualification) in all material respects on and as of the date of such Seller’s Joinder Agreement and shall be true and correct in all material respects on and as of the Closing as though such representations and warranties were made on and as of the Closing (other than such representations and warranties of such Seller made only as of a specified earlier date, which shall be true and correct in all material respects on and as of such specified earlier date).

(B) The Seller Fundamental Representations shall have been be true and correct in all respects on and as of the date of such Seller’s Joinder Agreement and shall be true and correct on and as of the Closing as though such representations and warranties were made on and as of the Closing (other than such representations and warranties of such Seller made only as of a specified earlier date, which shall be true and correct in all respects as of such specified earlier date), in each case, other than with respect to inaccuracies in such representations and warranties (without qualifying the representations and warranties in the last sentence of Section 4.1), that are de minimis.

(iii) Company and Seller Covenants. Each of the Company and each Seller shall have performed and complied in all material respects with its and their respective covenants and obligations under this Agreement required to be performed and complied with by the Company or such Seller, respectively, at or prior to the Closing.

(iv) Company Material Adverse Effect. Since the date hereof, no Company Material Adverse Effect shall have occurred.

(v) Key Employee Matters. (A) Each Key Employee Agreement, Stock Restriction Agreement and Non-Competition and Non-Solicitation Agreement, as applicable, entered into by Mikko Kuusi, Riku Mäkelä and at least 7 of the other Key Employees in connection with this Agreement, in each case, shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by any such Key Employee and (B) each of Mikko Kuusi, Riku Mäkelä and at least 7 of the other Key Employees shall (1) remain an employee of the Company and (2) not have terminated his or her employment with or services to the Company or any Company Subsidiary, or expressed an intentional to terminate his or her employment with or services to the Company, at or prior to the Closing.

(vi) Lockup and Joinder Agreements.

(A) Prior to the Closing (1) Acquiror shall have received Joinder Agreements from Stockholders (including the Supporting Stockholders) and holders of Vested Company Options, duly executed by, and binding upon, each such Stockholder and holder of Vested Company Options in its, his or her own and personal capacity (without application or enforcement of the Drag-Along Provisions), collectively owning all right, title and interest in and to at least 95% of the outstanding Company Capital Stock and the votes pertaining thereto and at least 95% of the outstanding Vested Company Options (such Stockholders and holders of Vested Company Options, the “Supermajority Securityholders” and such shares of Company Capital Stock and Vested Company Options, the “Supermajority Securities”), in each case as of the Closing, as well as, if applicable, Lockup Agreements from each of those Stockholders (including the Supporting Stockholders) delivering Joinders who hold at least 1.5% of the outstanding Company Capital Stock (other than any Person who has executed a Stock Restriction Agreement), in each case, such that at Closing the Acquiror obtains a statutory right to initiate a squeeze-out process pursuant to Chapter 18 of the Finnish Companies Act (624/2006, as amended), (2) each such Supermajority Securityholder shall have become a party to this Agreement and (3) such Lockup Agreements and Joinder Agreements shall be in full force and effect and no Supermajority Securityholder shall have made any claim or commenced any litigation challenging the validity or enforceability of the Drag-Along Exercise or such Lockup Agreements or Joinder Agreements; and

(B) At or prior to the Closing (1) Acquiror shall have received Joinder Agreements from Stockholders, duly executed by or on behalf of, and binding upon, each such Stockholder (including by such Person’s agent and attorney pursuant to the Company Stockholders Agreement and in accordance with applicable Law)), collectively owning all right, title and interest in and to 100% of the outstanding shares of the Company Capital Stock as of the Closing, calculated on a fully diluted basis and (2) each Stockholder shall have become a party to this Agreement.

(vii) Shares Delivered. At the Closing, Acquiror shall acquire (i) all right, title and interest in and to the Supermajority Securities, free and clear of all liens and (ii) all right, title and interest in all shares of Company Capital Stock that do not constitute the Super Majority Shares (the “Minority Dragged Shares”), free and clear of all liens except for liens arising from the challenge, if any, by the holders of Minority Dragged Shares of the validity of the execution of the Joinder Agreement on behalf of such holders of the Minority Dragged Shares pursuant to the Company Stockholders Agreements.

(viii) Closing Deliveries.

(A) Financial Closing Deliveries. The Company shall have delivered to Acquiror (1) the Final Invoices, (2) the Payment Spreadsheets and the Company Closing Statement, (3) the Director and Officer Resignation Letters, (4) the Debt Payoff Letters, (5) the Financial Advisor Payoff Letter and (6) all other certificates and other documents that it is required to deliver to Acquiror pursuant to this Agreement at or prior to the Closing.

(B) Company Officer’s Certificate. Acquiror shall have received a certificate from the Company, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company for, and on the Company’s behalf, to the effect that, as of the Closing, the conditions set forth in Section 2.2(b)(i), Section 2.2(b)(iii) and Section 2.2(b)(iv), have been satisfied.

(C) Seller Closing Certificates. Acquiror shall have received a certificate validly executed by each Seller, certifying that, as of the Closing, the conditions set forth in Section 2.2(b)(ii), Section 2.2(b)(iii) and Section 2.2(b)(vi) have in each case been satisfied with respect to such Seller and the shares of Company Capital Stock held by such Seller (including with respect to the shares indicated as held by such Seller on Section 3.5(b)(i) of the Company Disclosure Statement and the Payment Spreadsheets).

(c) Additional Company and Seller Conditions. The obligations of the Company and the Sellers to effect the Purchase shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing exclusively by the Company:

(i) Acquiror Covenants. Acquiror shall have performed and complied in all material respects with each of its covenants and obligations under this Agreement required to be performed and complied with by it at or prior to the Closing.

(ii) Acquiror Representations and Warranties.

(A) The representations and warranties of Acquiror (other than the representations and warranties in Section 5.1 (Organization and Good Standing), Section 5.2 (Authority and Enforceability) and

Section 5.3(a) (No Conflict)) shall have been true and correct in all respects on and as of the date of this Agreement and shall be true and correct on and as of the Closing as though such representations and warranties were made on and as of such date (other than such representations and warranties of Acquiror made only as of a specified date, which shall be true and correct in all respects as of such date), except where the failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Acquiror Material Adverse Effect or similar qualification) have not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(B) The representations and warranties of Acquiror in Section 5.1 (Organization and Good Standing), Section 5.2 (Authority and Enforceability) and Section 5.3(a) (No Conflict) shall have been true and correct (without giving effect to any qualification as to materiality or Acquiror Material Adverse Effect or similar qualification) in all material respects on and as of the date of this Agreement and shall be true and correct in all material respects as of the Closing as though such representations and warranties were made on and as of such date (other than such representations and warranties of Acquiror made only as of a specified date, which shall be true and correct in all material respects as of such date).

(iii) Acquiror Material Adverse Effect. Since the date hereof, no Acquiror Material Adverse Effect shall have occurred.

(iv) Acquiror Officer’s Certificate. The Company shall have received a certificate from Acquiror, validly executed by the Chief Executive Officer of Acquiror for and on Acquiror’s behalf, to the effect that, as of the Closing, the conditions set forth in Section 2.2(c)(i) and Section 2.2(c)(ii) have been satisfied.

(v) Stock Exchange Listing. The Acquiror Shares to be issued in connection with the Closing pursuant to Section 1.1(d) in the Purchase shall be approved for listing on the NYSE, subject to official notice of issuance.

2.3 Purchase Price Definitions, Paying Spreadsheet and Adjustments.

(a) Definitions.

(i) “Accounting Principles” means a determination in accordance with Finnish GAAP and using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that were employed in the preparation of the Audited Year-End Financials for the year ended December 31, 2020; provided that, if there is a conflict between Finnish GAAP and such principles, practices, procedures, policies, methods, classifications, judgments, inclusions, exclusions and valuation and estimation methodologies, Finnish GAAP shall control.

(ii) “Aggregate Option Exercise Price” means the sum of the cash exercise prices payable upon exercise in full of all in-the-money Company Options issued and outstanding (whether vested or unvested) immediately prior to the Closing (without giving effect to any cancellation or disposition of such Company Options in connection with this Agreement), but solely to the extent such Company Options are included in the Company Security Number.

(iii) “Acquiror Shares” means shares of Acquiror’s Class A Common Stock, par value $0.00001.

(iv) “Acquiror Share Deemed Value” means $206.4513, with such amount converted into Euros using the Closing Euro Exchange Ratio.

(v) “Company Cash Amount” means an amount calculated as of the Measurement Time equal to the aggregate amount of all cash and cash equivalents (excluding any cash or cash equivalents held that are subject to any legal or contractual restriction on the ability to transfer or use such cash or cash equivalents (such cash and cash equivalents, the “Restricted Cash”) (except that Company Cash Amount shall include any Restricted Cash of the Company to the extent such restricted cash collateralizes Indebtedness that is included in the Company Closing Indebtedness) held by the Company and the Company Subsidiaries determined in accordance with the Accounting Principles, net of the aggregate amount of cash needed to fund checks, drafts, draws and any electronic disbursements written or ordered by the Company or any Company Subsidiary but not cleared as of the Measurement Time; provided, however, that (A) the Company Cash Amount shall be reduced by the principal amount under the Acquiror Loan (if any) outstanding as of the Measurement Time, and (B) shall not be reduced by (x) any amounts paid by the Company or any Company Subsidiary in connection with the acquisition of a business (whether such acquisition is structured as an entity or asset acquisition), to the extent Acquiror has agreed in writing after the date of this Agreement and prior to the Measurement Time that such amount shall not reduce the Company Cash Amount, (y) the amount of the Closing Paid Debt Amount or (z) the Closing Paid Transaction Expenses.

(vi) “Company Closing Cash Amount” means (A) if the Company Cash Amount is less than €300,000,000, a negative amount equal to 50% of the amount by which the Company Cash Amount is less than €300,000,000 and (B) if the Company Cash Amount exceeds €300,000,000, a positive amount equal to such excess.

(vii) “Company Closing Indebtedness” means an amount, without duplication, equal to the sum of (i) the aggregate amount of all Indebtedness of the Company and the Company Subsidiaries calculated as of the Measurement Time, including Indebtedness incurred in connection with the Closing or that would otherwise be due in connection with the repayment of such plus (ii) the aggregate amount of Indebtedness of the Company or any Company Subsidiary paid after the date of this Agreement and prior to the Measurement Time (the “Closing Paid Debt Amount”); provided, however, that the Company Closing Indebtedness shall not include items designated as Indebtedness set forth on Schedule 10.2(a)(viii).

(viii) “Company Closing Net Working Capital” means an amount equal to (A) the sum of all current assets of the Company and the Company Subsidiaries, minus (B) the sum of all current liabilities of the Company and the Company Subsidiaries, in each case, calculated as of the Measurement Time in accordance with the Accounting Principles; provided, however, that (X) clause (A) of this definition shall exclude (1) all cash and cash equivalents, to the extent included in the Company Cash Amount, and (2) all Tax assets, to the extent included in current assets and (Y) clause (B) of this definition shall exclude (1) the Company Closing Indebtedness, (2) the Transaction Expenses and (3) the Pre-Closing Taxes, to the extent included in current liabilities. The Company Closing Net Working Capital, and each of the components thereof, shall be determined in accordance with the Accounting Principles and the sample calculation set forth on Schedule A-1 hereto.

(ix) “Company Closing Net Working Capital Deficit” means the amount (if any) by which the Company Closing Net Working Capital is less than the Company Working Capital Target; provided, however, if such amount is greater than zero but less than €1,000,000, then the Company Closing Net Working Capital Deficit shall equal zero.

(x) “Company Closing Net Working Capital Surplus” means the amount (if any) by which the Company Closing Net Working Capital is greater than the Company Working Capital Target; provided, however, if such amount is greater than zero but less than €1,000,000, then the Company Closing Net Working Capital Surplus shall equal zero.

(xi) “Closing Euro Exchange Rate” with respect to the conversion of a currency into Euros, (A) the arithmetic mean of (B) the average of the bid and ask spot rates for the relevant exchange rate displayed at 12 noon London time from the relevant currency to Euros as reported by Bloomberg L.P. on each of the screen EUR Curncy BFIX on each of the ten (10) consecutive trading days ending with the Business Day ending three (3) Business Days prior to the Measurement Date.

(xii) “Company Security Number” means a number (without duplication) equal to (A) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Closing, plus (B) the aggregate number of shares of Company Preferred Stock issued and outstanding immediately prior to the Closing, taken together, on an as converted to Company Common Stock basis, in accordance with the terms of the Company Charter Document, plus (C) the maximum aggregate number of shares of Company Common Stock issuable upon the full exercise, exchange or conversion of all in-the-money Company Options (whether vested or unvested) that (without duplication) were outstanding as of immediately prior to the Closing, as well as any in-the-money Company Options (whether vested or unvested) that were outstanding prior to the cancellation thereof in connection with the transactions contemplated by this Agreement (which, shall include all in-the-money Vested Company Options acquired by Acquiror pursuant to this Agreement and all in-the-money Unvested Company Options).

(xiii) “Company Working Capital Target” means an amount equal to negative €51,000,000.

(xiv) “Consideration Component” means Company Cash Amount, Company Closing Cash Amount, Company Closing Indebtedness, Company Closing Net Working Capital, Closing Adjustment Shortfall, Closing Adjustment Surplus, Company Closing Net Working Capital Deficit, Company Closing Net Working Capital Surplus, Collar Amount, Company Working Capital Target, Transaction Expenses, Tax Amount, Pre-Closing Taxes, Transfer Taxes, Transaction Payroll Taxes, Total Consideration Adjustment Amount, Total Negative Share Adjustment, Total Positive Share Adjustment, Total Share Consideration, Indemnity Escrow Shares, Company Security Number, Per Share Closing Stock Consideration, and each of the components and subcomponents of the foregoing.

(xv) “Indebtedness” of any Person means, the aggregate amount, as of a specified time, without duplication of: (A) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured; (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital (for the avoidance of doubt, without duplication of any amounts payable as a liquidation preference to holders of Company Preferred Stock); (C) all liabilities of such Person for the deferred purchase price of assets, property, securities or services (including all earn-out payments, seller notes, post-closing true-up obligations and other similar payments (whether contingent or otherwise)); (D) all liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under Finnish GAAP as capital or finance leases; (E) all liabilities of such Person with respect to interest rate swap, forward contract, currency or other hedging arrangements, to the extent payable if terminated; (F) all liabilities of such Person with respect to any declared dividend or distribution with respect to any capital stock of such Person; (G) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in any of clauses (A) through (E) above, to the extent of the obligation secured; (H) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in any of clauses (A) through (E) above, to the extent of the obligation guaranteed; (I) the aggregate amount of all accrued or payable interest with respect to any of the items described in clauses (A) through (H) above; and (J) the aggregate amount of all prepayment premiums, penalties, breakage costs, non-usage obligations, make whole amounts, balloon payments or fees, costs, expenses and other payment obligations that would be payable if any or all of the items described in clauses (A) through (I) above were prepaid, extinguished, unwound and settled in full as of such specified date, including in connection with the Closing. For the avoidance of doubt, Indebtedness shall include any amounts related to the Acquiror Loan, excluding any amounts paid prior to the Measurement Time.

(xvi) “Indemnity Escrow Number” means a number of equal to 2,250,409.

(xvii) “Indemnity Escrow Equity” means a number of Acquiror Shares and Substitute RSUs equal to, in the aggregate, the Indemnity Escrow Number.

(xviii) “Indemnity Escrow Shares” means the Acquirer Shares included in the Indemnity Escrow Equity.

(xix) “Indemnity Escrow Substitute RSUs” means the Substitute RSUs included in the Indemnity Escrow Equity.

(xx) “Measurement Time” means immediately prior to the Closing.

(xxi) “Per Share Closing Stock Consideration” means the number of Acquiror Shares equal to the quotient of (A) the Total Share Consideration divided by (B) the Company Security Number.

(xxii) “Tax Amount” means, without duplication, an amount equal to all Pre-Closing Taxes that remain unpaid as of the Measurement Time; provided that such amount shall be offset by the amount of any Tax receivables with respect to value-added Taxes (or any similar or equivalent Taxes in any jurisdiction) refundable or creditable to the Company or any of the Company Subsidiaries as of the Closing Date.

(xxiii) “Total Consideration Adjustment Amount” means the amount (which may be positive or negative), equal to (A) the Company Closing Cash Amount, minus (B) the aggregate amount of the Transaction Expenses, minus (C) the Tax Amount, minus (D) the amount of all Company Closing Indebtedness, plus (E) the Company Closing Net Working Capital Surplus (if any), minus (F) the Company Closing Net Working Capital Deficit (if any) plus (I) the Aggregate Option Exercise Price. For purposes of the Total Consideration Adjustment Amount calculation, if any Consideration Components are in a currency other than Euros, such amounts shall be converted into Euros based on the Closing Euro Exchange Rate.

(xxiv) “Total Negative Share Adjustment” means the quotient of (A) the amount, if any, by which the Total Consideration Adjustment Amount is less than zero divided by (B) the Acquiror Share Deemed Value.

(xxv) “Total Positive Share Adjustment” means the quotient of (A) the amount, if any, by which the Total Consideration Adjustment Amount exceeds zero (if any) divided by (B) the Acquiror Share Deemed Value.

(xxvi) “Total Share Consideration” means a number of Acquiror Shares equal to (A) 39,382,172, plus (B) the Total Positive Share Adjustment (if any), minus (C) the Total Negative Share Adjustment (if any) and minus (D) the Indemnity Escrow Number.

(xxvii) “Transaction Expenses” means, without duplication, all fees, costs and expenses incurred by or on behalf of or otherwise required to be paid by the Company or any Company Subsidiary (or any of their successors) whether or not paid or payable prior to, at or after the Closing, in connection with this Agreement, the Purchase the Company’s fundraising activities (excluding, for the avoidance of doubt, the Company’s financing transactions that closed prior to the date of this agreement), and the other transactions contemplated hereby and thereby, including: (A) all legal, accounting, financial advisory, consulting, finders’ and all other fees and expenses of third parties incurred by or on behalf of or otherwise required to be paid by the Company or any Company Subsidiary in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, whether or not paid or payable prior to, at or after the Closing; (B) any bonus, severance, change-in-control payments, accelerated commissions, or similar payment obligations or any other change in control bonus plan, severance plan, or change of control, retention or similar arrangement of the Company or any Company Subsidiary (including payments with “single-trigger” provisions only), in each case of this clause (B), that result from, or in connection with, the transactions contemplated by this Agreement to the extent such payment is required by Law or the Company or any Company Subsidiary agreed to make such payment pursuant to a Contract entered into prior to the Closing; (C) any payment required to be paid to a third party as a result of the consummation of the Purchase or the other transactions contemplated hereby to the extent the Company or any Company Subsidiary agreed to make such payment pursuant to a

Contract entered into prior to the Closing; and (D) the costs and expenses of the Company D&O Tail Policy (if any). For the avoidance of doubt, the amount of any Transaction Expenses paid by the Company or any Company Subsidiary prior to the Measurement Time (the “Closing Paid Transaction Expenses”), shall be included in the Transaction Expenses, notwithstanding such payment and any amounts payable in relation to the Acquiror Retention wared will not be included in the Transaction Expenses.

(xxviii) “Transaction Payroll Taxes” means the employer portion of any payroll or employment Taxes incurred in connection with any bonuses, any Company Securities granted between the Agreement Date and Closing, consideration payable with respect to Company Options pursuant to this Agreement (if any) or other compensatory payments in connection with the consummation of the Purchase or the other transactions contemplated hereby or any of the amounts that constitute a Transaction Expense, including those arising from or related to the payment of any amounts hereunder or under any other Contract as a result of, or in connection with, the consummation of the Purchase and the other transactions contemplated hereby, in each case, other than the employer portion payroll or employment Taxes incurred as a result of any retention payments payable or equity awards granted by Acquiror or any of its Affiliates (other than the Company or any Company Subsidiaries).

(xxix) “Transfer Taxes” means the sum of (A) other than with respect to Finnish transfer taxes with respect to the Purchase (the “Finnish Transfer Taxes”), the amount all sales, use, transfer, value added, goods and services, gross receipts, excise, conveyance, documentary, stamp, recording, registration and similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement plus (B) with respect to the Finnish Transfer Taxes, the amount by which the Finnish Transfer Taxes exceed €31 million.

(b) Payment Spreadsheets.

(i) At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror one or more spreadsheets, certified on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer, setting forth the following information, in a form and substance satisfactory to Acquiror (acting reasonably) and accompanied by documentation satisfactory to Acquiror (acting reasonably) in support of the information set forth therein (the “Payment Spreadsheets”) setting forth the following information:

(A) a detailed calculation of the Consideration Components based on the Company Closing Statement;

(B) with respect to each Seller: (1) the name, address of record, email address (if available) and jurisdiction of Tax residence of such Seller (if available); (2) whether such Stockholder is an Employee and the nature of any such service relationship (including the entity with which such Employee has a service relationship); (3) the number, class and series of all shares of Company Capital Stock held by such Seller and the identifying numbers of all Company stock evidencing all such shares, in respect of each share of Company Preferred Stock, the number of shares of Company Common Stock that such shares of Company Preferred Stock is convertible into in accordance with the terms of the Company Charter Document; (4) the date of issuance of such shares of Company Capital Stock and the date of acquisition of such shares of Company Capital Stock by such Stockholder, and the consideration paid to the Company for such issuance (on a per share and aggregate basis); (5) the identification of any shares of Company Capital Stock that were acquired through the exercise of an option, the date of grant of such option, the vesting schedule of such option, and the date of exercise of such option, or issued as Company Restricted Stock, the date of grant of such shares of Company Restricted Stock, the vesting schedule of such shares of Company Restricted Stock; (6) the aggregate number of Acquiror Shares and the aggregate amount of cash such Seller is entitled to receive pursuant to Section 1.1(d) (on a certificate-by-certificate basis and in the aggregate), if any, and in each case, the amount of any Taxes that are required to be withheld with respect thereto; (7) such Seller’s Pro Rata Portion;

(C) with respect to each holder of a Company Option: (1) the name, address of record, email address (if available) and jurisdiction of Tax residence of such holder (if available); (2) whether such holder is an employee or consultant of the Company or the Company Subsidiaries; (3) the grant date and expiration date of such Company Option; (4) whether such Company Option was granted pursuant to the Plan; (5) the vesting schedule (including all acceleration provisions) applicable to each such Company Option and the extent to which each such Company Option is a Vested Company Option or Unvested Company Option; (6) the exercise price per share; (7) the number, class and series of shares of Company Capital Stock underlying such Company Option; (8) if the Company Option (or portion thereof) is a Vested Company Option, (I) the aggregate number of Acquiror Shares the holder is entitled to receive pursuant to Section 1.1(d) (on a certificate-by-certificate basis and in the aggregate) and in each case, the amount of any Taxes that are required to be withheld with respect thereto or if applicable, the Replacement Consideration and (II) the aggregate exercise price for the shares of Company Capital Stock underlying such Vested Company Option; or (9) if the Company Option (or portion thereof) is an Unvested Company Option, (I) the aggregate number of Acquiror Shares subject to a Substitute RSU or, if applicable, the Replacement Consideration; (II) Indemnity Escrow Substitute RSUs and Post-Closing Adjustment RSUs, in each case, issuable with respect to such cancelled Unvested Company Option; and (III) the Unvested Company Option Vesting Period;

(D) with respect to each holder of shares of Company Capital Stock issued on or after January 1, 2011, or any other Company Security that, in each case, would be deemed a “covered security” under Treasury Regulations Section 1.6045-1(a)(15) who does not provide a certification of non-U.S. status on the applicable version of IRS Form W-8, as reasonably determined by the Securityholder Representative the cost basis and date of acquisition (if not already provided) of such shares or securities;

(E) wire or other payment instructions for all amounts to be paid by Acquiror in accordance with this Agreement, including any Transaction Expenses and Company Closing Indebtedness that Acquiror is to pay, or cause to be paid, following the Closing on the Company’s behalf; and

(F) such other information reasonably requested by Acquiror in connection with facilitating the transactions contemplated by this Agreement.

(ii) Preliminary Payment Spreadsheets. At least ten (10) Business Days prior to the Closing Date, the Company shall deliver to Acquiror updated preliminary Payment Spreadsheets with, to the extent reasonably practicable, the Company’s estimated calculations of the requisite information as of the Closing Date. The Company shall consider in good faith any of Acquiror’s reasonable comments to such preliminary Payment Spreadsheets and shall provide any additional supporting documentation or other information reasonably requested by Acquiror. The Payment Spreadsheets shall take into account any adjustments to the preliminary Payment Spreadsheets reasonably requested by Acquiror in good faith. Nothing in this Section 2.3, including the fact that Acquiror may provide comments or request changes to the preliminary Payment Spreadsheets or that Acquiror and the Company may agree to changes to the information or amounts on the Payment Spreadsheets, shall in any way limit the right of any Person under this Agreement, including Article IX.

(iii) Reliance. Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Acquiror or any of its Affiliates or its or their Representatives, or any disclosure made by or on behalf of the Company, (A) it is expressly acknowledged and agreed that Acquiror, the Exchange Agent and their respective Affiliates and all Representatives of the foregoing shall be entitled to rely on the Payment Spreadsheets without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith, (B) in no event shall Acquiror, the Exchange Agent or any of their respective Affiliates or any Representative of the foregoing (excluding the Sellers) have any liability to any Person (including any liability to the Securityholder Representative or any Seller) for any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Payment Spreadsheets and the allocation set forth therein, or payments made by any Person (including Acquiror, the Company, the Exchange Agent and their respective Affiliates) in accordance with the Payment Spreadsheets.

(c) Exchange Procedures.

(i) Exchange Agent. Computer Share Trust Company, N.A. or another Person selected by Acquiror and reasonably acceptable to the Company and the Securityholder Representative, shall serve as the exchange agent for the Purchase (the “Exchange Agent”).

(ii) Closing Consideration.

(A) After receipt by the Exchange Agent of (A) a duly executed Equity Transfer Agreement in form and substance reasonably acceptable to the Company, the Securityholder Representative and Acquiror, evidencing the transfer of all right, title and interest in the Company Capital Stock and the Vested Company Options held by a Seller (including as set forth on the Payment Spreadsheets) to Acquiror or its designee, (B) a Joinder Agreement, and (C) a completed IRS Form W-9 or the appropriate series of IRS Form W-8 (collectively, the “Exchange Documents”), Acquiror shall cause the Exchange Agent to (X) promptly issue to each Seller in exchange therefor the Acquiror Shares issuable to such Seller in connection with the Closing pursuant to clause (i) of Section 1.1(d) (including as set forth on the Payment Spreadsheets), subject to the holdback contemplated in the Stock Restriction Agreement, the transfer restrictions contemplated in the Lockup Agreement and the retention of the Indemnity Escrow Shares, and (Y) promptly issue to each Seller in exchange therefor the Acquiror Shares to be issued to such Seller pursuant to clause (ii) of Section 1.1(d) with respect to the shares of Company Capital Stock or Vested Company Options transferred to Acquiror by such Seller in connection with the Closing. No Acquiror Shares shall be issued or issuable to any Seller until such Person delivers to the Exchange Agent duly completed and validly executed Exchange Documents. No Acquiror Shares shall be issued or issuable, and no cash shall be paid or payable, to any Securityholder until such Person delivers to the Exchange Agent duly completed and validly executed Exchange Documents.

(iii) Transfers of Ownership. If any Acquiror Shares to be issued pursuant to Section 1.1(d) to a Person other than the Person whose name is reflected on the corresponding Company share register, it will be a condition of the issuance or delivery thereof that any entitlement so surrendered will be in proper form for transfer and that the Person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Purchase Consideration in any name other than that of the registered holder of the Company share register, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

(iv) No Further Ownership Rights in Company Securities. The consideration paid in respect of the surrender for exchange of Company Securities by the Sellers in accordance with the terms of this Agreement shall be deemed to be full satisfaction of all rights pertaining to such Company Securities of such Sellers. Following the Closing, there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock which were outstanding immediately prior to the Closing.

(v) No Liability. Notwithstanding anything to the contrary in this Section 2.3, none of Acquiror, the Exchange Agent, the Company, the Sellers nor any of their respective Representatives shall be liable to any Person for any amount paid or surrendered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(d) Acquiror Shares. Notwithstanding anything herein to the contrary, the Acquiror Shares issued in connection with the Purchase will be subject to (i) the terms and conditions of, including any restrictions and encumbrances provided for under, this Agreement, the Escrow Agreement (in the case of Indemnity Escrow Shares), Acquiror’s amended and restated certificate of incorporation, Acquiror’s amended and restated Bylaws, and other organizational documents, as may be amended, or amended and restated, from time to time, and any applicable Stock Restriction Agreement, Joinder Agreement, the Lockup Agreement or other Contract entered into by the party to whom such shares were issued, and (ii) applicable securities and corporate Laws, including U.S. state or federal Law.

(e) Indemnity Escrow Share Deposit.

(i) As soon as reasonably practicable following the Closing, Acquiror shall issue or cause to be issued to the Escrow Agent the Indemnity Escrow Shares consisting of (i) first, any equity of a Seller subject to a Stock Restriction Agreement and (ii) second, any other Acquiror Shares constituting Share Consideration (or as otherwise reasonably determined by the Securityholder Representative) of a Seller, which shall be held in trust as an escrow fund to be governed by the terms set forth in this Agreement and the Escrow Agreement (the “Indemnity Escrow Fund”). The Indemnity Escrow Fund and the portion of each Substitute RSU included in the Indemnity Escrow Equity (the “Indemnity Escrow Substitute RSUs”), collectively referred to as the “Indemnity Escrow Available Recourse,” shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Agreement, including Article X, irrespective of any of Indemnifying Parties’ respective Pro Rata Portions, and shall be distributed in accordance with the terms and conditions of this Agreement, including Article X, and (with respect to the Indemnity Escrow Acquiror Shares) the Escrow Agreement.

(ii) Computer Share Trust Company, N.A. or another Person selected by Acquiror, shall serve as the escrow agent in connection with the transactions contemplated in this Agreement (the “Escrow Agent”). The Escrow Agent shall have all rights with respect to the Indemnity Escrow Shares during the period of time in which the Indemnity Escrow Shares have not been transferred or forfeited in accordance with the terms and conditions of this Agreement and the Escrow Agreement (including, without limitation, the right to vote the Indemnity Escrow Shares and the right to receive on a current basis any cash dividends or other distributions made with respect to such shares), which rights shall be exercised in consultation with the Securityholder Representative, except the right of transfer of the Indemnity Escrow Shares other than in accordance with the terms and conditions of this Agreement and the Escrow Agreement. Promptly following the date of this Agreement, the Company and the Acquiror shall use commercially reasonable efforts and acting reasonably to negotiate an escrow agreement in customary form for purposes of holding the Escrow Shares. Notwithstanding anything to the contrary herein, to the extent an Indemnity Escrow Substitute RSU shall have satisfied the time-based vesting condition by its terms while forming a portion of the Indemnity Escrow Available Recourse, such Indemnity Escrow Substitute RSU shall form a portion of the Indemnity Escrow Available Recourse and shall vest and settle, if at all, subject at the times set forth in Section 10.5 of this Agreement.

2.4 Withholding Taxes. The Company, the Escrow Agent, Acquiror and the Company, and each of their Affiliates and Representatives, and any other applicable withholding agent, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign Tax Law or under any Laws or Orders, and to be provided any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information; provided that, without limiting the foregoing, to the extent a deduction or withholding is required in respect of any such payment (other than a payment treated as compensation for applicable Tax purposes), the applicable withholding agent shall use commercially reasonable efforts to provide reasonable advance notice to the Securityholder Representative. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and shall be promptly paid to the appropriate Governmental Entity. To the extent such amounts are not so deducted or withheld, the Person from which such amounts were required to be deducted or withheld shall indemnify the applicable withholding agent for such amounts and any related Losses to the extent the withholding agent is required to pay such amounts to the appropriate Governmental Entity.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are specifically set forth in the appropriate section, subsection or subclause of the disclosure statement delivered by the Company to Acquiror on the Agreement Date (the “Company

Disclosure Statement”) (it being understood and hereby agreed that (a) the information set forth in, the Company Disclosure Statement shall be disclosed under separate section, subsection, and subclause references that correspond to the sections, subsections, and subclauses of this Article III to which such information relates and (b) the information set forth in each section, subsection, and subclause of the Company Disclosure Statement shall qualify (i) the representations and warranties set forth in the corresponding section, subsection, or subclause of this Article III and (ii) any other representations and warranties set forth in this Article III if, and solely to the extent that, it is reasonably apparent to a reasonable buyer on the face of such disclosure that it shall apply to such other section, subsection or subclause of this Article III), the Company hereby represents and warrants to Acquiror, as of the Agreement Date and as of the Closing Date as follows:

3.1 Organizational Existence of the Company and the Company Subsidiaries.

(a) The Company is a legal entity duly organized and validly existing under the Laws of Finland as evidenced by the official, registered information Made Available. Each Company Subsidiary is set forth on Section 3.1(a) of the Company Disclosure Statement and is a legal entity duly organized and validly existing under the laws of the relevant jurisdiction in which it was incorporated.

(b) The Company and each Company Subsidiary has full corporate power to own, lease and operate its properties and assets and to carry on its business in the manner and to the extent conducted on the Agreement Date. The Company and each Company Subsidiary is qualified to do business in any jurisdiction in which it does business.

(c) No order has been made and no resolution has been passed for or regarding the initiation of any insolvency proceedings or the winding-up of the Company or any Company Subsidiary, and no meeting has been convened and no petition has been presented for such purpose in respect to the Company or any Company Subsidiary. No administration order has been made in respect of the Company or any Company Subsidiary, and no petition for such an order has been presented in respect of the Company or any Company Subsidiary. No trustee, liquidator, receiver, administrator, or other similar person has been appointed in respect of the Company or any Company Subsidiary or any of their respective assets. Neither the Company nor any Company Subsidiary is or has in the past been insolvent or unable to pay its debts as they fall due.

(d) The Articles of Association of the Company (the “Company Charter Document”), the Trade Register Certificate of the Company (the “Trade Register Certificate”) have been Made Available and are true, complete and current on the date of the Agreement, and are kept by the Company in all material respects in accordance with applicable Laws.

3.2 Power and Authorization; Enforceable Agreement.

(a) The Company has full power and authority to execute and deliver this Agreement, the Related Agreements, and any of the schedules hereto or thereto, to which it is (or is contemplated hereby to be) a party or by which it is bound, and to consummate the transactions contemplated hereby or thereby. The execution by the Company of this Agreement and the Related Agreements and the consummation of the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions and this Agreement constitutes legal, valid and binding obligations of the Company in accordance with its terms and no further corporate or other action is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party or to consummate the Purchase or any other transactions contemplated hereby and thereby.

(b) [INTENTIONALLY OMITTED].

(c) At the Closing, any pre-emption rights, rights of first refusal, consent clause and/or any other participation rights set forth in the Company Charter Document or the Company Stockholders Agreements, the Finnish Companies Act or otherwise, that directly or indirectly affect the Purchase in accordance with the terms and conditions of the Agreement have been duly waived in accordance with the terms thereof.

(d) Each holder of Company Capital Stock as of the execution of this Agreement (a “Current Holder”) is a party to a Company Stockholders Agreements, and each Person who acquires Company Capital Stock or Company Options following the execution of this Agreement (a “Pre-Closing Holder”) will be obligated as a condition to the acquisition of such share of Company Capital Stock or Company Option to enter into a Company Stockholders Agreements or, with respect to Company Options, a separate undertaking by such holder as contemplated in the Plan applicable to such Company Option, and, in each case, will be subject to an obligation pursuant to such Company Stockholders Agreements or such separate undertaking, to promptly (and in any event within 3 Business Days following the Drag-Along Exercise), to irrevocably execute and deliver this Agreement, and to be subject to the terms and conditions hereof, as a “Seller” hereunder and, when so executed and delivered, this Agreement and any Related Agreements to which Current Holder or Pre-Closing Holder is contemplated or required by this Agreement to be a party, shall constitute a valid and binding obligation of such Person, enforceable against such Person in accordance with their terms.

(e) Each Company Stockholders Agreement is valid and in full force and effect. The Company has not materially violated or breached, or committed any default under, any Company Stockholders Agreement and, to the Company’s Knowledge, no other Person that is party to a Company Stockholders Agreement has materially violated or breached, or committed any default under, such Company Stockholders Agreement. The Company has not received any notice regarding any actual or alleged violation or breach of, or default under, any Company Stockholders Agreement and, to the Knowledge of the Company, no person has threatened to terminate or refuse to perform its obligations under any Company Stockholders Agreement (regardless of whether such Person has the right to do so under such Contract). The Company Stockholders Agreements, including the Drag-Along Provisions, are duly and validly enforceable by the Supporting Stockholders against each Stockholder of the Company in accordance with the terms of the Company Stockholders Agreements. The Supporting Stockholders have sufficient power and authority, and hold sufficient shares of Company Capital Stock, to cause the Drag-Along Exercise to occur and to enforce the Drag-Along Provisions in accordance with the Company Stockholders Agreements and the Drag-Along Exercise is enforceable in connection with this Agreement and the Related Agreements. The sale and purchase contemplated in this Agreement and the Related Agreements are consummated in compliance with the terms and conditions of the Company Stockholders Agreements) and, consequently, all shareholders of the Company, under the terms of the Company Stockholders Agreements, have effectively waived any right to invoke any pre-emption right or right of first refusal set out in the Company Charter Document in relation to the sale and purchase contemplated in this Agreement and the Related Agreements.

(f) The Supporting Stockholders hold all right, title and interest in and to, the shares of Company Capital Stock set forth opposite such holder’s name on Annex A to their respective Support Agreements, which Company Securities represent the percentage of the Company Securities set forth opposite such holder’s name on such Annex and such Company Securities are held by each such Supporting Stockholder free and clear of all Liens (other than restrictions on transfer arising solely under applicable federal or state securities laws of general application). The Supporting Stockholders hold the legal and beneficial ownership of such outstanding Company Capital Stock as of the Agreement Date, that is required under the Company Stockholders Agreements for exercising the Drag-Along Provisions (and in any case at least 66% of the Company Capital Stock on a fully diluted basis). As a result of the Purchase, Acquiror will hold, immediately after the Closing, all outstanding Company Securities free and clear of all Liens, other than Liens imposed upon the shares of the Company Securities by Acquiror or restrictions on the ability of Acquiror to transfer the Company Securities following the Closing arising solely under applicable federal or state securities laws of general application.

3.3 Governmental Approvals. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by, or with respect to, the Company, the Company Subsidiaries or the Sellers, in connection with the execution and delivery of this Agreement and any Related Agreement or the consummation of the Purchase or any other transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws and state “blue sky” Laws, (b) such consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings that a failure to obtain would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries or materially impede or prevent the consummation of the Purchase and (c) the Specified Regulatory Approvals.

3.4 Conflicts. Except as set forth on Section 3.4 of the Company Disclosure Statement, the execution and delivery by the Company and the Sellers of this Agreement and any Related Agreement to which the Company or any Company Subsidiary is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in the creation or imposition of any Lien (other than Permitted Liens) upon the assets of the Company or any Company Subsidiary and will not result in or give rise to any Conflict in (a) any provision of the Company Charter Document or the organizational documents of any Company Subsidiary, as amended, (b) any Material Contract or any Contract that would have been a Material Contract if entered into after the date hereof or (c) any Law or Order applicable to the Company or any Company Subsidiary or any of their respective properties or assets (whether tangible or intangible), except in the case of clauses (b) and (c), as would not be material to the Company and the Company Subsidiaries taken as a whole.

3.5 Capitalization.

(a) Capital Stock. On the Agreement Date, the capital stock of the Company consists of 107,483,170 shares of Company Common Stock, and 454,609,320 shares of Company Preferred Stock, consisting of 53,125,000 shares of Company Preferred B Stock, 65,843,800 shares of Company Preferred C Stock, 129,739,016 shares of Company Preferred D Stock, 80,000,000 shares of Company Preferred E Stock, 59,686,344 shares of Company Series Preferred F Stock and 66,215,160 shares of Company Preferred G Stock. The Company does not hold any Company Capital Stock in treasury.

(b) Company Shares.

(i) All shares of Company Capital Stock outstanding as of the date of this Agreement are held by the Persons, and in the amounts, set forth in Section 3.5(b)(i) of the Company Disclosure Statement which further sets forth for each such Person (A) name and the number of shares held, and (B) the class and series of such shares.

(ii) No share certificates have been issued for any Company Capital Stock.

(iii) The shareholder register of the Company that has been Made Available is true complete and accurate on the Agreement Date. The Company has made available true, complete and correct copies of the Company Stockholders Agreements. Neither the Company Charter Document nor the Company Stockholders Agreements limit the Company’s or any Seller’s ability to comply with or consummate the transactions contemplated by this Agreement.

(iv) All of the Company Capital Stock issued and outstanding immediately prior to the execution of the Agreement have been, and as of the Closing shall have been, legally and validly issued and are fully paid up, and are not subject to (and were not issued in Conflict with) any outstanding subscriptions, preemptive rights, rights of first refusal or “put” or “call” rights created by the Company Charter Document, statute, applicable Law or any Contract to which the Company or any Seller is a party or by which the Company or any Seller or any of their respective assets are bound.

(v) There are no Contracts carrying the right to vote on any matter with respect to the Company other than the Company Stockholders Agreements and there are no Contracts to which the Company is a party relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, right of first offer, co-sale rights or “drag-along” rights) of any Company Capital Stock, other than the Company Stockholders Agreements.

(c) Company Options and Option Plans.

(i) Section 3.5(c)(i) of the Company Disclosure Statement sets forth as of the Agreement Date, for each outstanding Company Option, (A) an anonymized list of all optionholders, (B) the exercise price per share, (C) specification of the Plan, under which the Company Options were granted, (D) the vesting schedule of each Company Option (including a description of any vesting acceleration provision) and the vested and unvested status of such Company Option, (E) the type and number of shares of Company Capital Stock issuable upon the exercise of such Company Option, (F) the date on which such Company Option was granted and (G) the term of such Company Option. All Company Options have been issued based on the terms of the Plans and related subscription confirmation template that have been Made Available, and no Company Option deviates in any material respect from the applicable Plan(s) and subscription confirmation template.

(ii) No Company Options are subject to accelerated vesting in connection with the entering into this Agreement or at the Closing nor is the Company under the obligation to accelerate the vesting of any Company Options.

(iii) The Company has taken all actions necessary to cause the treatment of the Company Options in the manner contemplated in Section 1.1(h) to be effective in accordance with the terms of this Agreement. No holder of Company Options has the ability to exercise any Company Options prior to such Company Options becoming vested in accordance with their terms for shares of under the Plans or any other Contract relating to such Company Options.

(iv) Except for the Plans, neither the Company nor any Company Subsidiary has ever adopted, sponsored or maintained any stock option plan or any other plan or Contract providing for equity-related compensation to any person (whether payable in shares, cash or otherwise). The Plan has been duly authorized, approved and adopted by the Company’s Board of Directors and the Stockholders and is in full force and effect. The Company has approved in the aggregate 114,475,945 allocated and unallocated Company Options, of which 68,577,293 remain in the aggregate unallocated by the Company and unexercised by the grantees.

(v) The Plan (in each case) consists of (i) employee stock option plan terms and (ii) a subscription form document, which have been Made Available. Each holder of Company Options has duly subscribed for the Company Options held by them by executing the option subscription form Made Available.

(vi) All holders of Company Options are current or former employees or non-employee directors of the Company or the Company Subsidiaries.

(d) No Other Securities, Liens or Dividends.

(i) Other than the shares of Company Capital Stock set forth on Section 3.5(b)(i) of the Company Disclosure Statement and the Company Options set forth on Section 3.5(c)(i) of the Company Disclosure Statement, as of the Agreement Date, there are no, and the Company has no legally binding unfulfilled promises or commitments (whether or not binding) or Contract to issue or grant any Company Securities or enter into any commitments or agreements of any character, written or oral, for the issuance or grant of any Company Securities or obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any Company Securities or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any Company Security. There are no outstanding or authorized, and the Company has no legally binding unfulfilled promises or commitments or Contract to issue, grant, or enter into any, stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company (whether payable in Company Securities, cash or otherwise).

(ii) All shares of Company Capital Stock and other Company Securities ever issued by the Company have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder) in compliance with all Laws and all applicable Contracts.

(iii) To the Company’s Knowledge, the Company Securities are free from all Liens and there is no agreement or commitment to give or create any Lien over or affecting the Company Securities, other than Liens imposed upon the shares of the Company Securities by Acquiror or restrictions on the ability of Acquiror to transfer the Company Securities following the Closing arising solely under applicable federal or state securities laws of general application.

(iv) Since the Balance Sheet Date, no dividends have been declared, made or paid or agreed to be declared, made or paid, by the Company. The Company does not have any liabilities with respect to any, and is not obligated to declare any, dividends.

(v) There is not issued or outstanding any bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary (A) having the right to vote on any matters on which Stockholders may vote (or which is convertible into, or exchangeable for, securities having such right), or (B) the value of which is in any way based upon or derived from capital or voting stock of the Company.

(vi) The allocation of consideration, escrow contribution and indemnification obligations set forth in this Agreement and the Payment Spreadsheets and the reduction of the amounts payable to the Sellers at Closing by the Indemnity Escrow Fund, in each case, conforms to the terms of the Company Charter Document, the Plans and each other Contract to which the Company or any of the Sellers is a party, and no Securityholder or other Person is, or shall be, entitled to receive any amount other than the consideration allocated to them in the Payment Spreadsheets (subject to adjustment, escrow and forfeiture, pursuant to the terms and conditions of this Agreement) in connection with the Purchase or the other transactions contemplated hereby in order for all shares of Company Capital Stock and other Company Securities to be transferred to Acquiror or cancelled pursuant to this Agreement.

(vii) To the Knowledge of the Company, as of the Agreement Date, no event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in any Liability of the Company or any Company Subsidiary to any current, former or alleged holder of Company Securities or securities of any Company Subsidiary in such Person’s capacity (or alleged capacity) as a holder of such securities, whether related to the Purchase or otherwise.

3.6 Shares in Company Subsidiaries.

(a) The Company holds, directly or indirectly, all right, title and interest in and to all Equity Interests of each of the Company Subsidiaries. The Company and each Company Subsidiary does not own or hold beneficially or of record any Equity Interests in any Persons other than the Company Subsidiaries nor is the Company or any Company Subsidiary a partner, party or member in any partnership, joint venture or other business entity. There are no contracts, arrangements or commitments providing for the issuance or granting to the Company or any of the Company Subsidiaries of, or the purchase by the Company or any of its Company Subsidiaries of, any share capital or any other Equity Interests in any company, partnership, joint venture or other business entity or Person.

(b) All the shares in the Company Subsidiaries have been legally and validly issued and are fully paid up and not subject to any Liens.

(c) There are no, and no Company Subsidiary has any unfilled promises or commitments (whether or not binding) or Contract to issue or grant any Equity Interests or enter into any commitments or agreements of any character, written or oral, for the issuance or grant of any Equity Interests to which any Company Subsidiary is a party or by which any Company Subsidiary is bound obligating the Company Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock or other Equity Interests of such Company Subsidiary or obligating such Company Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized, and no Company Subsidiary has any unfilled promises or commitments (whether or not binding), or Contract to issue, grant, or enter into any, stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Company Subsidiaries (whether payable in Equity Interests, cash, or otherwise). Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of any Company Subsidiary in effect to which such Company Subsidiary is a party, and there are no agreements to which the Company or any Company Subsidiary is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any shares of the capital stock or Equity Interest of any Company Subsidiary. Neither the Company nor any Company Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person.

3.7 Financial Information.

(a) The Company’s (i) audited consolidated balance sheets as of December 31, 2020, and December 31, 2019, and the related profit and loss statements and statements of cash flows for the twelve (12) month periods then ended (the “Audited Year-End Financials”), and (ii) the unaudited consolidated balance sheet as of September 30, 2021 (the “Balance Sheet Date”), and the related unaudited consolidated profit and loss statements and statements of cash flows for the nine (9) month period ended on the Balance Sheet Date (the “Interim Financials” and together with the Audited Year-End Financials, the “Financials”) have been Made Available. The Financials have been prepared in accordance with Finnish GAAP consistently applied throughout the periods indicated and consistent with each other. The Interim Financials have been prepared with due care, and having regard to the purpose for which they have been prepared, they are complete and correct in all material respects and present a reasonable view of the consolidated assets and liabilities (with the exception that liabilities which are normally included in the notes to the statutory financial accounts have not been included) of the Company and the consolidated profit and loss for the Company as at the relevant date and for the period stated therein. No material change has been made to the accounting policies or to any other accounting treatment (including, for the avoidance of doubt, any estimation techniques or approaches to the exercise of accounting discretion of judgement) of the Company or any Company Subsidiary for at least two (2) years prior to the Balance Sheet Date. The Audited Year-End Financials give a true and fair view (as defined in the Finnish Accounting Act (1336/1997)), on a consolidated basis, of the Company and each Company Subsidiary’s assets, liabilities, financial condition, operating results and cash flows as of the dates and during the periods indicated therein. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” The books and records of the Company and each Company Subsidiary have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements (including, without limitation, Finnish GAAP) and the Financials are consistent with such books and records. All reserves that are set forth in or reflected in the Current Balance Sheet have been established in accordance with Finnish GAAP consistently applied with the Financials. Neither the Company nor any Company Subsidiary is a party to, or has a commitment to effect, enter into or create, any joint venture, or “off-balance sheet arrangement,” where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Financials.

(b) The Company maintains accurate business records, financial books and records, personnel records, legers, sales accounting records, Tax records and related work papers and other books and records (collectively the “Books and Records”) reflecting its assets and liabilities and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with Finnish GAAP and to maintain accountability of its assets, (iii) access to its assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has not engaged in any material transaction or maintained any bank account except as reflected in its Books and Records. The Books and Records (A) are in all material respects true, complete and correct, (B) have been maintained in accordance with the Company’s business practices on a basis consistent with prior years, and (C) fairly reflect in all material respects the basis for the Financials. The Company and each Company Subsidiary has filed their respective statutory financial statements with the relevant authorities in compliance with applicable Laws.

(c) To the Company’s Knowledge, neither the Company nor any Company Subsidiary (including any Employee) has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any Company Subsidiary, (ii) any fraud, whether or not material, that involves the Company’s or its Company Subsidiary’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any Company Subsidiary or (iii) any claim or allegation regarding any of the foregoing.

3.8 Corporate Records and Documentation.

(a) The trade register certificates, charter, certificate of incorporation, articles of association, bylaws or similar governing documents of each Company Subsidiary have been Made Available and are true, complete and current on the date of the Agreement, and are kept by each Company Subsidiary in all material respects in accordance with applicable Laws.

(b) The minutes of the Company and each Company Subsidiary (i) are complete and up-to-date and have been maintained in accordance with sound and prudent business practice, (ii) contain true, correct and complete records, to the extent required by applicable Law, of all resolutions passed in meetings held by the respective stockholders and the Board of Directors of the Company and each of the Company Subsidiaries since January 1, 2018, and (iii) those relating to meetings after January 1, 2018, have been Made Available. At the Closing, the minutes and other Books and Records will be in the possession of or accessible to the Company and the Company Subsidiaries.

3.9 Related Party Transactions. There are no Related Party Agreements other than (i) the service and employment contracts entered into between the Company or any Company Subsidiary on the one hand and the managing directors and employees of the Company or any Company Subsidiary on the other hand, with copies of the key management contracts being Made Available, (ii) the Company Stockholders Agreements, (iii) subscription forms and other agreements related to the Company Options entered into between the Company and such Stockholders who have been issued Company Options set forth on Section 3.5(c)(i) of the Company Disclosure Statement, (iv) the indemnity agreements set forth on Section 3.9 of the Company Disclosure Statement and (v) this Agreement or any Related Agreement. There are no assets (including any Intellectual Property Rights) used (or that have been used in the prior two (2) years) by the Company or any Company Subsidiary that are owned by any of the Stockholders, directors or officers or any spouse, other family member or Affiliate thereof. There is no guarantee, indemnity, encumbrance, or other similar liability that has been given or incurred by the Company and any Company Subsidiary, severally or jointly with any of the Stockholders, directors or any spouse, other family member or Affiliate thereof, with respect to the operations or liabilities of any of the Stockholders, director or any spouse, other family member or Affiliate thereof, other than those under the agreements identified in the clause (iv) of the first sentence of this Section 3.9.

3.10 No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any material Liability, except for those which (a) have been specifically reflected and adequately reserved for in the Current Balance Sheet, (b) have arisen in the Ordinary Course of Business since the Balance Sheet Date that are not material relative to the Ordinary Course of Business in amount or significance, either individually or in the aggregate, and do not result from a breach of Contract (including any representation or warranty therein), breach of warranty, violation of Law, infringement, misappropriation, or other tort, (c) are Transaction Expenses, or (d) constitute contractual performance obligations of the Company and the Company Subsidiaries (other than on account of any breach or default thereunder or any violation of Law) under executory Contracts to which the Company or any Company Subsidiary is a party or otherwise bound and that do not result from a breach of such

Contract (including any representation or warranty therein) that would not be required to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries prepared in accordance with Finnish GAAP.

3.11 No Changes. From December 31, 2020, until and including the Agreement Date, (a) the operations of the Company and the Company Subsidiaries have been conducted in the Ordinary Course of Business, (b) no Company Material Adverse Effect has occurred or arisen and (c) neither the Company nor any Company Subsidiary has taken any action, except for those set forth in Section 3.11 of the Company Disclosure Statement that would be prohibited by Sections 6.2(a), 6.2(b), 6.2(c), 6.2(d), 6.2(e), 6.2(k), 6.2(l), 6.2(n) or 6.2(o), if proposed to be taken or actually taken after the Agreement Date.

3.12 Intellectual Property.

(a) Disclosures. The Company Disclosure Statement accurately identifies, as at the Agreement Date:

(i) In Section 3.12(a)(i) of the Company Disclosure Statement, each Company Service;

(ii) in Section 3.12(a)(ii) of the Company Disclosure Statement, (A) Company IPR that is Registered IP or otherwise has been filed in the name of the Company or any of the Company Subsidiaries (“Company Registered IP”); (B) the applicable application, registration or serial number; (C) all current recorded owners, registrants or assignees and, if different, the legal and beneficial owners, registrants or assignees of such item, and the nature of such Person’s ownership interest; (D) a list of any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office European Union Intellectual Property Office or equivalent authority anywhere in the world), arbitral body or mediator to which the Company or a Company Subsidiary is a party and in which claims are raised relating to the validity, enforceability, scope, ownership, misappropriation or infringement of such item of Company Registered IP and regarding which the Company has been officially served in writing or that is otherwise known to the Company, and (E) all material unregistered trademarks owned or purported to be owned by the Company or any Company Subsidiary that are material to the operation of the Company or any Company Subsidiary’s business.

(iii) in Section 3.12(a)(iii) of the Company Disclosure Statement, each Inbound License, other than Contracts for (A) Open Source Licenses or Contracts pursuant to which the Company uses Shrink-Wrap Software; (B) nondisclosure agreements entered in the Ordinary Course of Business that do not contain any licenses of Intellectual Property Rights other than limited rights to use confidential information for the purposes expressly stated therein; (C) non-exclusive licenses of Intellectual Property Rights granted by Employees pursuant to a Contract that does not materially deviate from a Standard Form IP Contract; (D) licenses of Intellectual Property Rights granted by merchants to the Company or a Company Subsidiary in the course of the Company’s or a Company Subsidiary’s Ordinary Course of Business that do not materially deviate from a Standard Form IP Contract; and (E) licenses of Intellectual Property Rights granted by third party providers of outsourced services to the Company or a Company Subsidiary in the course of the Company’s or a Company Subsidiary’s Ordinary Course of Business and not incorporated into or necessary for the provision of a Company Service; and

(iv) in Section 3.12(a)(iv) of the Company Disclosure Statement, each Outbound License, other than Contracts for (A) nonexclusive licenses pursuant to the applicable Standard Form IP Contract without material modifications that have been entered into in the Ordinary Course of Business; (B) nondisclosure agreements entered in the Ordinary Course of Business consistent with past practice that do not contain any licenses of Intellectual Property Rights other than limited rights to use confidential information for the purposes expressly stated therein; and (C) licenses of Intellectual Property Rights granted by the Company or a Company Subsidiary to merchants and Couriers in the course of the Company’s or a Company Subsidiary’s Ordinary Course of Business that do not materially deviate from a Standard Form IP Contract;

(b) Standard Form IP Agreements. The Company has Fairly Disclosed in Section 3.12(b) of the Company Disclosure Statement, a true, correct and complete copy of each current Standard Form IP Contract as at the Agreement Date. Each User and Courier is and has been bound by the terms and conditions of an agreement substantially in the form of the Standard Form IP Contract(s) applicable to the use of such Company Services, which terms and conditions, to the Company’s Knowledge are binding and enforceable in all material respects against each such user.

(c) Ownership Free and Clear. The Company and each of the Company Subsidiaries exclusively own all right, title and interest to and in the Company IPR free and clear of any Liens (other than Permitted Liens). Without limiting the generality of the foregoing:

(i) each Employee who is or was involved in the creation or development of any Company IP that is included in or necessary for the provision and delivery of the Company Service or is otherwise material to the Company or any Company Subsidiary (the “Material Company IP”) has signed an agreement containing an assignment of all rights, title and interest in such Company IP to the Company or a Company Subsidiary and confidentiality provisions protecting the Company IP substantially in form of the Company’s Standard Form IP Contract for employees (a copy of which is attached to Section 3.12(c)(i)-A of the Company Disclosure Statement (the “Employee Proprietary Information Agreement”)), or the Company’s Standard Form IP Contract for consultants or independent contractors (a copy of which is attached to Section 3.12(c)(i)-B of the Company Disclosure Statement (the “Consultant Proprietary Information Agreement,” and together with the Employee Proprietary Information Agreement, the “Proprietary Information Agreements”));

(ii) no such Employee has, to the Knowledge of the Company, excluded from assignment to the Company or any Company Subsidiary, or otherwise reserved or retained any rights in or to, any Intellectual Property Rights incorporated into or used by the Company or any Company Subsidiary in connection with any Company Service or the business of the Company or any Company Subsidiary;

(iii) except to the extent such rights arise from applicable mandatory Laws and cannot be excluded by the Company, no other Person, Employee or former employer of any Employee has any claim, right or interest to or in any Company IP and the Company and is Subsidiaries have paid to all existing and former employees, officers, independent contractors, and other similar Persons all compensation or other amounts, which were due, by virtue of contractual obligations or applicable Laws, with respect to any Intellectual Property Rights invented, created, or developed during the term of said existing or former employees’, independent contractors’ or other similar Persons’ work for or with the Company or its Subsidiaries;

(iv) [INTENTIONALLY OMITTED].

(v) no funding, facilities or personnel of any Governmental Entity or of any university, college, other educational institution, or research center were used to develop or create any material Company IP other than as disclosed in Section 3.12(c)(v) of the Company Disclosure Statement;

(vi) neither the Company nor any Company Subsidiary has permitted the rights of the Company or any Company Subsidiary in any Company IPR that is or was material to its business to enter into the public domain, or to be abandoned, lapsed, expired or otherwise terminated or cancelled, and the necessary payments have been duly made of all registration, renewal, and maintenance fees due in respect of the Company IPR, except where Company has chosen, in the exercise of its reasonable business judgement, to abandon non-material Company IPR in the Ordinary Course of Business;

(vii) no Company IP is subject to any proceeding or outstanding decree, order, judgment or settlement agreement, or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any Company Subsidiary other than as disclosed in Section 3.12(c)(vii) of the Company Disclosure Statement; and

(viii) neither the Company nor any Company Subsidiary has assigned or otherwise transferred ownership of or granted an exclusive license with respect to, or agreed to assign or otherwise transfer ownership of or grant an exclusive license with respect to, any Intellectual Property Right that is Company IPR; and

(ix) to the Knowledge of the Company, all Company IP is fully transferable, alienable and licensable by the Company or a Company Subsidiary without restriction and without payment of any kind to any third party.

(d) Valid and Enforceable. Except as Fairly Disclosed in Section 3.12(d) of the Company Disclosure Statement, each item of Company Registered IP is subsisting and, to the Knowledge of the Company, enforceable. All filings, payments and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been, to the Company’s Knowledge, made by the applicable deadline. The Company Registered IP has been prosecuted and maintained in good faith and in accordance with applicable rules and requirements. To the Company’s Knowledge, there is no reasonable basis as at the Agreement Date for a claim that any such item of Company Registered IP is invalid or, except for pending applications, unenforceable. To the Company’s Knowledge, none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) that is Company IPR has been materially impaired in any jurisdiction where the applicable such trademark is material to the Company or any Company Subsidiary. No interference, opposition, reissue, reexamination, or other legal proceeding (other than normal prosecution) is, to the Knowledge of the Company, pending or threatened in which the ownership, scope, validity, or enforceability of any Company Registered IP is being contested or challenged.

(e) Government Rights. To the Company’s Knowledge and except as set forth in Section 3.12(e) of the Company Disclosure Statement and/or from any applicable Laws, there is no prohibition or restriction by any Governmental Entity on the use of the Company IP. No rights have been granted to any Governmental Entity with respect to any Company Services, or under any Company IP, other than the same standard commercial rights as are granted by the Company to commercial end users of the Company Services in the Ordinary Course of Business. All Company IP delivered or used by the Company in performance of any Government Contract, if any, including technical data, computer software and computer software documentation, other than third party computer software, has been marked with required restrictive legends in all material respects in accordance with the terms of the applicable Government Contract.

(f) Effects of This Transaction. Except as Fairly Disclosed and/or except as set forth on Section 3.12(f) of the Company Disclosure Statement, none of the execution, delivery or performance of this Agreement or any Related Agreement to which the Company or any Company Subsidiary is a party, or the consummation of any of the transactions contemplated by this Agreement or any Related Agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company IP; (ii) Acquiror or any of its Affiliates, or the Company or any Company Subsidiary, becoming, as a result of any Contract to which the Company or any of its Subsidiaries is a party, bound by or subject to any non-compete restriction on the scope of operation of their respective businesses; (iii) the release, disclosure or delivery of any Source Code that is Company Technology (“Company Source Code”) by or to any escrow agent or other Person as a result of any Contract to which the Company or any of its Subsidiaries is a party; (iv) the grant, assignment or transfer to any other Person to the Knowledge of the Company of any license or other right or interest under, to or in any of the Company IP as a result of any Contract to which the Company or any of its Subsidiaries is a party; (v) a breach of any Inbound License or Outbound License to which the Company or a Company Subsidiary is a party; (vi) payment of any royalties or other license fees with respect to Intellectual Property Rights of any third party in excess of those payable by the Company in the absence of this Agreement or any Related Agreement; or (vii) a right of a party to any Outbound License to which the Company or a Company Subsidiary is a party to obtain access to different or additional Company IP directly or, as a result of such Outbound License to have any license under any Intellectual Property Rights of the Acquiror or its Affiliates (other than Company and its Subsidiaries).

(g) No Third-Party Infringement of Company IP. Except as Fairly Disclosed and/or set forth on Section 3.12(g) of the Company Disclosure Statement, to the Company’s Knowledge, after January 1, 2020: (i) no Person has materially infringed, misappropriated, or otherwise violated, and no Person is currently materially infringing, misappropriating or otherwise violating, any Company IPR; (ii) neither the Company nor any of the Company Subsidiaries have brought any actions or lawsuits alleging infringement, misappropriation or other violation of any Company IP; and (iii) neither the Company nor any of the Company Subsidiaries have entered into any agreement granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, the Company IP. As at the Agreement Date, the Company has Fairly Disclosed on Section 3.12(g) of the Company Disclosure Statement a true, correct and complete copy of each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by the Company or any Company Subsidiary or any of their respective representatives to any actual or alleged infringer of any Company IP regarding any actual or alleged material infringement or misappropriation of any Company IPR after January 1, 2020.

(h) Use of Licensed IP. Except as Fairly Disclosed on Section 3.12(h) of the Company Disclosure Statement: (i) all Licensed IP is licensed to the Company or the Company Subsidiaries pursuant to an Inbound License; and (ii) except with respect to Licensed IP pertaining to Open Source Software, as applicable, no third party that has licensed Licensed IP to the Company or any Company Subsidiary has retained any rights or license in any improvements or derivative works to such Licensed IP made solely or jointly by the Company or any Company Subsidiary.

(i) No Infringement of Third Party IP Rights. The conduct of the business of the Company and any of the Company Subsidiaries as previously conducted between January 1, 2018, and December 31, 2019, and as currently conducted after January 1, 2020, including the design, development, use, promotion, marketing, provision, delivery, distribution, offering, sale, support, making available, and licensing out of any Company Services, (i) has not infringed, misappropriated, or otherwise violated, does not infringe, misappropriate or otherwise violate any Intellectual Property Right of any other Person in any material respects, and (ii) has not constituted, does not constitute, unfair competition or trade practices in any material respects under the Laws of any jurisdiction where the Company or the applicable Company Subsidiary is conducting business. Without limiting the generality of the foregoing: (x) no infringement, misappropriation or similar Action, or any Action alleging unfair competition or trade practices, is, to the Knowledge of the Company, pending or has been threatened in writing against the Company or any Company Subsidiary or, to the Knowledge of the Company, against any other Person who is entitled to be indemnified, defended, held harmless or reimbursed by the Company or any Company Subsidiary with respect to such Action; and (y) neither the Company nor any Company Subsidiary has received written notice from any Person (A) claiming any infringement, misappropriation or other violation of any Intellectual Property Rights of any Person or unfair competition or trade practices under the Laws of any jurisdiction where the Company or the applicable Company Subsidiary is conducting business in either case, that would reasonably be expected to be material to the Company or its Subsidiaries, (B) inviting the Company or any Company Subsidiary to license any patent of another Person, or (C) requesting indemnification from the Company or any Company Subsidiary in connection with the infringement, misappropriation or violation of any Intellectual Property Rights.

(j) Sufficiency. The Company IP together with the Licensed IP constitute, to the Knowledge of the Company, all of the Intellectual Property Rights used or reasonably necessary in the operation of the businesses of the Company and the Company Subsidiaries as such businesses are currently conducted.

(k) Bugs or Vulnerabilities. Except as Fairly Disclosed on Section 3.12(k) of the Company Disclosure Statement: to the Company’s Knowledge, (i) no Company Service, contains any material bug, defect, error or vulnerability that materially adversely affects, or could reasonably be expected to materially adversely affect, the use, functionality or performance of such Company Services or any product or system containing or used in conjunction with such Company Service; (ii) the Company and each Company Subsidiary use commercially reasonable, industry standard measures to prevent the introduction of such bugs, vulnerabilities, defects and errors into the Company Service; (iii) as at the Agreement Date, neither the Company nor any Company Subsidiary has received any written notice, and is not otherwise aware of any other information, indicating that a significant portion of customers of the Company or any Company Subsidiary is dissatisfied in any material respect with any the technical use, functionality, or performance of Company Service (other than requests for technical support or maintenance services received in the Ordinary Course of Business consistent with past practice that are not on the whole material to the business of the Company or any of the Company Subsidiaries and, for the avoidance of doubt, excluding any dissatisfaction relating to operational performance of Couriers, merchants, or customer service), in each case outside of the reasonable control of the Company or any of the Company Subsidiaries); and (iv) the Company and its Subsidiaries have in place commercially reasonable back-up, business continuity, and disaster recovery plans, procedures and facilities for all Company Services.

(l) Contaminants; Vulnerabilities. (i) none of the Company Services contains any Contaminants, or any bug, vulnerability, defect, or error that are expected by the Company to materially adversely affect their availability, security, and integrity; (ii) the Company and each of the Company Subsidiary use commercially reasonable, industry standard measures to prevent the introduction of such Contaminants and such bugs, vulnerabilities, defects and errors into the Company Services that could reasonably be expected to materially adversely affect their availability, security, and integrity.

(m) No Spyware or Malware. Except as Fairly Disclosed in Section 3.12(m) of the Company Disclosure Statement of the Company Disclosure Statement, to the Company’s Knowledge, none of the Company Services performs the following functions, without the knowledge or consent (express or implied) of the owner or user of an affected system, network, or device: (i) interferes with the owner’s or an authorized user’s control of the system, network, or device; (ii) changes or interferes with settings or preferences of, or commands installed or stored on, the system, network, or device; (iii) changes or interferes with data stored on or transmitted or otherwise Processed by the system, network, or device in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the system, network, or device; (iv) except with respect to advertisement, analytics, and anti-fraud processing as conducted as part of the Ordinary Course of Business of the Company and any Company Subsidiary, causes the system or device to communicate with another system or device without the authorization of the owner or an authorized user of the system or device; or (v) installs a computer program or code that may be activated without the knowledge of the owner or an authorized user of the system, network, or device.

(n) Cybersecurity. For the purposes of this Section 3.12(n), “Incident” means any incident or intrusion that materially adversely affects or threatens the security, confidentiality, integrity, or availability of any system, infrastructure, communications network, device or data, including denial of service attacks, infection with malware (including ransomware, spyware, worms, trojans and viruses), hacking, breach of confidence or electronic theft (including in each case by any current or ex-employee), “man in the middle” attacks or similar incidents.

(i) There has been no downtime of any System for more than four hours since January 1, 2018, other than downtime for scheduled maintenance in the Ordinary Course of Business and such other downtime as otherwise has not had a material adverse effect on the operations of the Company or any of the Company Subsidiaries.

(ii) There has been no Incident affecting any System, device or data owned or controlled by the Company or any of the Company Subsidiaries, or, to the Company’s Knowledge, circumstances that may have given rise to an Incident materially adversely affecting any System, device or data owned or controlled by the Company or any of the Company Subsidiaries.

(iii) There has been, to the Knowledge of the Company, no Incident affecting any Systems or any information technology system or data processing system, device or data used by any third party in the provision of services to the Company or any Company Subsidiary.

(iv) The Company is not, and none of the Company Subsidiaries are, the subject of any investigation, inquiry, enforcement proceedings, or process by any governmental, administrative, or regulatory body in relation to any Incident, nor, to the Company’s Knowledge, are there any circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process that could reasonably be expected to materially adversely affect the Company or any Company Subsidiary.

(v) No email address of the Company or any of the Company Subsidiaries has, to the Knowledge of the Company, been used by any person in any phishing, spoofing or pharming scheme or any other scheme involving a third party falsely representing that it is the Company or any of the Company Subsidiaries that, as individually or in the aggregate, would deviate from what is common in the industry and that could reasonably be expected to materially adversely affect the Company or any Company Subsidiary.

(vi) Neither the Company, nor any of the Company Subsidiaries, has received any written notice that the Company, any of the Company Subsidiaries, or any of the officers, directors, agents or employees of the Company or any the Company Subsidiaries (in the course of their duties) has done or omitted to do anything in contravention of any Law or Order relating to cybersecurity that has resulted or is reasonably expected to result in any fine, penalty or other liability or sanction on the part of the Company or any of the Company Subsidiaries.

(vii) Section 3.12(n)(vii) of the Company Disclosure Statement sets forth details of all policies and procedures of the Company and each Company Subsidiary applicable to the monitoring, prevention, detection and management of any Incident.

(o) Use of Open Source Code.

(i) Neither the Company nor any Company Subsidiary has used, modified, or distributed any Open Source Software in a manner that, based on how the Company currently uses, modifies or distributes such Open Source Software: (A) requires or conditions the Company’s use of such software on the disclosure, licensing or distribution of material Company IP; (B) imposes any material restriction on the consideration to be charged for the distribution of any Company Technology, (C) grants, or purports to grant, to any third party, any rights or immunities under any Company IPR; or (D) otherwise imposes any other material limitation, restriction or condition on the right or ability of the Company or any Company Subsidiary to use, license or distribute any Company IP in each case (A) through (D) in a manner that, individually or in the aggregate, would reasonably be expected to material to the Company or any Company Subsidiary. The Company and each Company Subsidiary has complied with the terms and conditions of each applicable Open Source License in all material respects including all requirements pertaining to attribution and copyright notices.

(ii) As at the Agreement Date, Section 3.12(o)(ii) of the Company Disclosure Statement sets forth details of material open source projects authored by the Company (the “Company Open Source”).

(p) Confidential Information. The Company and each Company Subsidiary has taken reasonable steps to protect its Confidential Information, and, to the Knowledge of the Company, there has been no loss of or unauthorized access to or material disclosure of any Confidential Information that has materially adversely impacted the Company or Company Subsidiary. Neither the Company nor any Company Subsidiary, nor any other Person acting on their behalves as authorized by a written authorization signed by a duly authorized representative of the Company or a Company Subsidiary (as applicable), has misappropriated, violated, or improperly obtained or used the material confidential or non-public information (including trade secrets) of any third Person.

(q) Standards Organizations. Neither the Company nor any Company Subsidiary is currently or has been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other Person any license or right to any Company IP (or that could, following the Purchase, require or obligate Acquiror or any of its

Affiliates to grant or offer to any other Person any license or right to any Technology or Intellectual Property Rights of Acquiror or such Affiliate).

(r) Company Source Code. (i) neither the Company nor any Company Subsidiary nor any other Persons acting on their behalves as authorized by a written authorization signed by a duly authorized representative of the Company or a Company Subsidiary (as applicable) has, to the Knowledge of the Company, disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or deposited or agreed to deposit with any escrow agent or other Person, any Company Source Code, other than the Company Open Source and disclosures to Employees bound by Proprietary Information Agreements, No Person other than an Employee bound by a Proprietary Information Agreement has to the Knowledge of the Company accessed or obtained any material Company Source Code; (iii) no event has occurred, and no circumstance or condition exists, that the Company (with or without notice or lapse of time, or both) would reasonably expect to result in the disclosure or delivery of any material Company Source Code to any Person (including escrow agents) other than an Employee bound by a Proprietary Information Agreement.

(s) User Content. As at the Agreement Date, the Company has not received any written allegations of material infringement with respect to User Content.

(t) Company Data.

(i) Since January 1, 2018, the Company, each Company Subsidiary and the Company Services, and, to the Knowledge of the Company, all third parties performing services or otherwise Processing Company Data for the Company or any Company Subsidiary (in the case of such third parties, to the extent relating to the performance of such services or the Processing of Company Data) comply, and have at all times complied, in all material respects with all applicable Privacy Obligations.

(ii) Since January 1, 2018, the Company and each Company Subsidiary have, and at all applicable times have had, in all material respects all rights and authorizations to Process Company Data as Processed by or for the Company.

(iii) Neither the execution of this Agreement has not caused or will not cause, constitute, or result in a breach or violation of any Privacy Obligation, except as would not be material to the Company or any Company Subsidiary. Since January 1, 2018, there is no, and has been no, material complaint to, or any proceeding or actual or threatened Action, in each case, against the Company, any of the Company Subsidiaries, or, to the Knowledge of the Company, any of their respective service providers (in the case of service providers, relating to such service providers’ services provided to the Company or any Company Subsidiary or the Processing of Company Data) by any Person or any investigation by any Governmental Entity, with respect to the Processing of Company Data, privacy, data protection, or security.

(iv) Since January 1, 2018, the Company and each Company Subsidiary does not make, and has at no time made, automated decisions about individuals that are based on Processing of Personal Data, including profiling. Since January 1, 2018, the Company or any Company Subsidiary has not received any written claim for compensation from any individual under any applicable Laws relating to privacy or data protection.

(v) Systems. Except as Fairly Disclosed in Section 3.12(t) of the Company Disclosure Statement: The Systems currently used by the Company and the Company Subsidiaries are reasonably sufficient for the existing needs of the Company and the Company Subsidiaries, including as to capacity, scalability and ability to Process current peak volumes in a timely manner. The Systems are in good working condition to effectively perform all computing, information technology and data Processing operations necessary for the current operation of the Company and its Subsidiaries. Full and accurate particulars of or, in the case of a document, a copy of all proposed acquisitions in relation to the Systems as at the Agreement Date have been Made Available. Since January 1, 2018, neither the Company nor any Company Subsidiary has received any written notice that the operation of, or content of, any of its websites fails to comply with any applicable laws.

(u) Security Measures. The Company and each Company Subsidiary currently implements, maintains, and monitors reasonable and appropriate plans, policies, procedures, practices, and measures (including with respect to technical, administrative, and physical security), appropriate to the nature of the System or the data, as applicable, to preserve and protect in all material respects the confidentiality, availability, security, and integrity of all material Systems, as well as all data used, collected, handled, transmitted, stored, or otherwise Processed by or for the Company or any Company Subsidiary. The Company and each Company Subsidiary have implemented and maintained reasonable disaster recovery and business continuity plans, procedures and facilities, appropriate for all Systems and the business of the Company and each Company Subsidiary. Since January 1, 2018, there have been no breaches with respect to, or any accidental or unlawful access to, or loss, destruction, acquisition, alteration, nor other Processing of, any Company Data or Confidential Information Processed by or for the Company or any Company Subsidiary that would have materially adversely affected the Company or any Company Subsidiary.

3.13 Material Contracts.

(a) Each of the following Contracts to which the Company or any of the Company Subsidiaries is a party or by which any of their respective assets or properties are bound as of the Agreement Date and which, in each case, are material from the Company’s and Company Subsidiaries’ business taken as a whole (each, a “Material Contract”) have been Fairly Disclosed on Section 3.13 of the Company Disclosure Statement or, where a specific subsection of Section 3.13 of the Company Disclosure Statement is identified below, expressly identified in such Company Disclosure Statement subsection:

(i) customer and supplier Contracts;

(ii) any Contract, other than Contracts relating to purchases of Company Services from suppliers in the Ordinary Course of Business, relating to or involving (A) Liabilities or payment obligations of any party thereto other than the Company or the Company Subsidiaries, in excess of €1,000,000 in any given twelve (12) month period after the date hereof or €2,000,000 in the aggregate over the term of the Contract, including any Liability or payment obligation that may arise in the future upon the satisfaction or occurrence of any terms, conditions, termination, event, covenants or otherwise or (B) the performance of services after the date hereof by any party thereto other than the Company or any of the Company Subsidiaries for an amount, or having a value, in excess of €1,000,000 in any given twelve (12) month period;

(iii) any Contract, other than Contracts relating to purchases of Company Services from suppliers in the Ordinary Course of Business, pursuant to which the Company or any Company Subsidiary has been appointed a reseller, distributor, partner, referral agent, or OEM of any products or services of any other Person;

(iv) any Contract pursuant to which the Company or any Company Subsidiary has appointed another party as a reseller, partner, distributor, OEM or independent software vendor of any Company Service;

(v) any Contract pursuant to which the Company or any Company Subsidiary is bound to or has committed to provide any Company Service or Company IP to any third party on a most favored nation basis as identified in Section 3.13(a)(v) of the Company Disclosure Statement;

(vi) any Contract pursuant to which the Company or any Company Subsidiary is bound to, or has committed to provide or license, any Company Service or Company IP to any third party on an exclusive basis;

(vii) imposing or purporting to impose any express restriction on or limit on the right or ability or freedom of the Company or any Company Subsidiary (or that would expressly impose or purport to impose any restriction on or limit the right or ability or freedom of Acquiror or any of its Affiliates after the Purchase): (A) to engage in any business practices or other activities, (B) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its technology or products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; (C) to acquire or license any product, property or other asset (tangible or intangible), or any services, from any other Person, (D) to sell or license any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (E) to develop, license, or distribute any software or technology, in each of cases (A) through (D), as would be reasonably be expected to be material to the Company or its Subsidiaries (“Restrictive Contracts”), as identified in Section 3.13(a)(vii) of the Company Disclosure Statement;

(viii) set forth or required to be set forth in Section 3.12(a)(iii) or Section 3.12(a)(iv) of the Company Disclosure Statement

(ix) any Contract providing for the development of any material Technology, independently or jointly, by the Company or any Company Subsidiary for any other Person;

(x) any Contract relating to the development of any material Technology for the Company or any Company Subsidiary, involving payment obligations in excess of €1,000,000 in the prior twelve (12) month period, in each case, by any other Person, but other than agreements in the form of the applicable Proprietary Information Agreement without material modifications;

(xi) any Contract relating to the escrow of any Company Source Code.;

(xii) any Contract relating to (A) any facility or cloud-based computing service where the computer, network, telephone, or other equipment used to operate or provide Company Services is located or (B) the lease, license or rental of any such network, telephony, equipment or cloud-based computing service (or the provision of related services) to the Company or any of the Company Subsidiaries, in each case involving payment obligations in excess of €1,000,000 in the prior twelve (12) month period;

(xiii) that is a collectively bargained agreement or other Contract or arrangement (each a “Labor Agreement”) with any union, works council, trade union, employee representatives, personnel delegates or similar labor relations entity, labor organization or group of employees (each, a “Labor Entity”);

(xiv) that is a Company Employee Plan, including any employment or services agreement, offer letter, or similar Contract that that sets forth the terms and conditions of employment or service with any Employee, that cannot be terminated within sixty (60) days after the delivery of a termination notice by the Company or any Company Subsidiary without payment or other liability;

(xv) that grants any retention, change of control, severance or termination pay or benefits (in cash, Company Securities, or otherwise) to any Employee;

(xvi) that is an agreement with any current or former contractor, developer, consultant, or advisor of the Company or any of the Company Subsidiaries whose annual base compensation during fiscal year 2020 exceeded €500,000 per year, other than agreements in the form of the applicable Proprietary Information Agreement without material modification;

(xvii) relating to capital expenditures and involving future payments in excess of €500,000 individually or €1,000,000 in the aggregate;

(xviii) relating to the settlement or other resolution of any material Action and providing for any ongoing obligation of the Company or its Subsidiaries;

(xix) any Contract relating to the acquisition of (i) any assets constituting a business or any Equity Interest in any Person, whether pursuant to asset purchase, equity purchase, merger, combination or other structure and in each case excluding any intra-group transactions;

(xx) relating to any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness or extension of credit or the creation of any Lien (other than Permitted Liens) with respect to any asset of the Company or any Company Subsidiary;

(xxi) involving or incorporating any guaranty, pledge, performance or completion bond, indemnity or surety arrangement;

(xxii) creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xxiii) relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, or otherwise with any Stockholder, director or officer or any spouse, other family member or Affiliate thereof;

(xxiv) that is with a Governmental Entity, or constitutes or relates to any (A) prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor, or under which any Governmental Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest (each a “Government Contract”), or (B) quotation, bid or proposal submitted to any Governmental Entity or any proposed prime contractor or higher-tier subcontractor of any Governmental Entity;

(xxv) acquire or agree to acquire or dispose or agree to dispose of (i) assets of any Person, other than acquisitions of supplies or similar assets in the Ordinary Course of Business or the disposal of non-material assets of the Company or any of the Company Subsidiaries in the Ordinary Course of Business, or (ii) any Equity Interest in any Person (including any Company Subsidiary) or any business or operations of any Person;

(xxvi) that is a hedging, futures, exchange, options or other derivative Contract;

(xxvii) that has any post-termination transition assistance, support, maintenance, engineering, or similar obligations on the Company or any Company Subsidiary, in each case, except for such assistance, support, maintenance, engineering or similar obligations that would be provided by the Company or any Company Subsidiary in exchange for additional consideration;

(xxviii) that is with any investment banker, broker, financial advisor or similar party, retained by the Company or any of the Company Subsidiaries in connection with this Agreement and the transactions contemplated hereby;

(xxix) any Material Lease Agreement; and

(xxx) that otherwise involves payment by the Company or any Company Subsidiary of €500,000 individually or €1,000,000 in the aggregate or more and is not cancellable without penalty within thirty (30) days.

(b) Each Material Contract is valid and in full force and effect and is enforceable by the Company or the Company Subsidiary, as applicable, in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the Company nor any Company Subsidiary has materially violated or breached, or committed any default under, any Material Contract and, to the Company’s Knowledge, no other Person that is party to a Material Contract has materially violated or breached, or committed any default under, such Material Contract. No event has occurred, and, to the Knowledge of the Company, no circumstance or condition exists, that (with or without notice or lapse of time) will or could reasonably be expected to: (i) result in a material violation or breach of any of the provisions of any Material Contract by the Company or any Company Subsidiary or, to the Knowledge of the Company, the counterparty to any Material Contract; (ii) give any Person party to such Material Contract the right to declare a default or exercise any material remedy under any Material Contract; (iii) give any Person party to such Material Contract the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or materially modify any Material Contract. Neither the Company nor any Company Subsidiary has received any written (or, to the Knowledge of the Company, other) notice regarding any actual or alleged violation or breach of, or default under, any Material Contract. Neither the Company nor any Company Subsidiary has waived any of its rights under any Material Contract. The Company and each Company Subsidiary has materially fulfilled all obligations required to have been performed by them pursuant to each Material Contract. No Person has threatened in writing (or, to the Knowledge of the Company, otherwise) to terminate or refuse to perform its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Contract). No Person is renegotiating as of the date of this Agreement or, to the Knowledge of the Company, has a right pursuant to the terms of any Material Contract to renegotiate, any material amount paid or payable to the Company or any Company Subsidiary under any such Material Contract or any other material term or provision of any Material Contract.

3.14 Employee Benefit Plans.

(a) Schedule. Section 3.14(a) of the Company Disclosure Statement contains an accurate and complete list of each Company Employee Plan. Neither Company nor any ERISA Affiliate has made any plan or commitment to establish or enter into any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by Law, in each case as previously disclosed to Acquiror in writing, or as required by this Agreement, or to conform any such Company Employee Plan to the requirements of any Law).

(b) Documents. Except as otherwise Made Available, there are no other material Company Employee Plans except as provided for by mandatory provisions of applicable Law or which are customary in the countries of operation of the Company and the Company Subsidiaries. To the Knowledge of the Company, no commitments have been made to amend any Company Employee Plan or to provide increased or improved benefits thereunder or accelerate vesting or funding thereunder. To the Company’s Knowledge, no verbal commitments have been made to any Employees to increase their compensation or to continue their employment for any specific duration.

(c) Employee Plan Compliance. Each Company Employee Plan has been maintained, in all material respects, in compliance with its terms and all Laws There are no Actions pending or threatened or reasonably anticipated (other than routine claims for benefits) against any Company or Company Subsidiary relating to a Company Employee Plan.

(d) No Pension Plan. In addition to pension arrangements provided by the applicable mandatory pension legislation and save for as Made Available, there are no pension arrangements in force or otherwise binding upon the Company or Company Subsidiaries regarding its managing director, nor non-customary pension arrangements to employees. To the Company’s Knowledge, all pension insurance premiums or other pension payments of the Company and Company Subsidiaries have at all times been fully paid when due.

(e) Bonus Plan Compliance. The Company and the Company Subsidiaries are complying, in all material respects, with its bonus, commission and other compensation plans and has paid all amounts required to be paid under such plans. As of the Balance Sheet Date, all bonuses and commissions (or a pro rata portion thereof) required to be made to or with respect to any bonus, commission and other compensation plan by the terms of such plan, Law, any contractual undertaking or otherwise have been paid in full or, to the extent not required to be made or paid on or before the Closing Date, are reflected on the Financials.

(f) Multiemployer and Multiple-Employer Plan, Funded Welfare Plans and MEWAs. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). None of the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code, a “funded welfare plan” within the meaning of Section 419 of the Code, or a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).

(g) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any person for any reason other than as provided for by any applicable Law.

(h) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) increase any benefits otherwise payable by the Company or any Company Subsidiary, (iv) result in the acceleration of the time of payment or vesting of any such benefits, or (v) increase the cost to the Company or any Company Subsidiary or impose a loss to any Employee under any Company Employee Plan (including but not limited to as a result of the termination of any Company Employee Plan following the Closing).

(i) International Employee Plans. Each International Employee Plan has been established, maintained and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded Liabilities, that as of the Closing, will not be offset by insurance or fully accrued. Except as required by Law, no condition or term exists that would prevent the Company or Acquiror from terminating or amending any International Employee Plan at any time for any reason without Liability to the Company or the Company Subsidiaries (other than ordinary administration expenses or routine claims for benefits). To the extent applicable, each International Employee Plan that requires approval by a taxation or other Governmental Entity to enjoy tax-favored status, has been approved by the relevant taxation and other Governmental Entity, and there has been no event, condition or circumstances that has adversely affected or is likely to adversely affect such approved status.

(j) Past Acquisitions. Neither the Company nor any ERISA Affiliate is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.

3.15 Employment Matters and Pensions.

(a) [INTENTIONALLY OMITTED].

(b) As of the Agreement Date, none of the persons named on Schedule 3.15(b) have given notice or been given written notice of termination regarding his/her employment or service relationship with the Group Company nor has, to the Knowledge of the Company, any such person threatened to give notice of termination regarding his/her employment or service relationship with the Group Company. As of the Agreement Date, no offer of employment or engagement where the annual base salary of the individual would be €150,000 or more has been made by the Company or any Company Subsidiary which is outstanding for acceptance, or which has been accepted but not yet commenced. The Company, nor any Company Subsidiary, is under any legal obligation to make any further change in the remuneration or benefits of any employee other than salary or wage increases in the ordinary and usual course of business and according to applicable employment terms. No Key Employee has been absent (other than on holiday) for a period of more than eight consecutive weeks at any time during the 12 months preceding the date of this Agreement.

(c) Templates of the employment agreements used by the Company and the Company Subsidiaries with their employees have been Made Available and all employment agreements of the Company and the Company Subsidiaries have been entered into substantially in the form of such templates, except for certain old employment agreements which are not in the form of such templates, which have been Made Available.

(d) The Company has Made Available copies of template agreements used by the Company and the Company Subsidiaries to engage with independent contractors, consultants, advisors, or similar service providers with or similar relationship non-employee relationship with the Company or any Company Subsidiary.

(e) Compliance with Worker Laws. The Company and each of the Company Subsidiaries is in compliance in all material respects and since January 1, 2018, has been in all material respects, with all Laws and any applicable Labor Agreement, and in each case, with respect to Employees, couriers and workers: (i) has withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to Employees, couriers or workers, (ii) is not liable for any arrears of wages, compensation, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for any of the foregoing (other than routine payments to be made in the normal course of business and consistent with past practice). To the extent the Company has Knowledge of, and only to the extent required by applicable Law, any of its Employees that have tested positive for COVID-19, the Company has taken all commercially reasonable responsive action required under applicable Law with respect to such Employees. The services provided by each of the Company’s and the Company Subsidiaries’ Employees are terminable on no more than six months’ notice from the Company and the Company Subsidiaries and any such termination would result in no further liability to the Company or any Company Subsidiary (other than statutory payments, ordinary administration expenses or with respect to benefits, other than bonuses, commissions, holiday pay or amounts under other compensation plans, that were previously earned, vested or accrued under Company Employee Plans prior to the Closing). Neither the Company nor any Company Subsidiary has engaged any consultants, sub-contractors or freelancers who, according to Laws, would be entitled to the rights of an employee vis-à vis the Company or the Company Subsidiaries. Neither the Company nor any Company Subsidiary are delinquent in payment to any Employees for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such Employees or in payments owned upon any termination of such person’s employment or service. The Company has Made Available copies of all material employee manuals and handbooks, codes of conduct, policy statements and other material documents in effect as of the Agreement Date and for the prior three (3) years relating to the employment of the employees of the Company or any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary is party to a conciliation agreement, consent decree or other Contract or Order with any Governmental Entity with respect to employment practices that (i) imposes material ongoing obligations on the Company or Company Subsidiary or (ii) was entered into or came into effect following January 1, 2018. Since January 1, 2018, neither the Company nor any Company Subsidiary has employed or engaged any Employee whose employment or engagement would require special licenses or permits, except as where failure to obtain such special licenses or permits would not result in any material Liability to the Company or any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary has liability with respect to (x) any misclassification of any individual currently or formerly as an independent contractor, consultant, advisor, or similar service provider (including, to the extent applicable, any influencers or freelancer) rather than as an employee (including but not limited to material liability with respect to rights to severance pay, vacation, and other employee-related statutory benefits), (y) any Employee leased from another employer, or (z) any misclassification of any individual currently or formerly classified as exempt from overtime wages. The Company has Made Available accurate and complete copies of all employee manuals and handbooks, codes of conduct, policy statements and other material documents in effect as of the Agreement Date relating to the employment of the employees of the Company or any of the Company Subsidiaries. Except as otherwise Made Available, the Company and the Company Subsidiaries have no pending or, to the Knowledge of the Company, threatened employment-related Actions.

(f) Labor. No strike, labor dispute, slowdown, collective action (of whatever kind) concerted refusal to work overtime, or work stoppage or labor strike against the Company or any Company Subsidiary is pending, threatened, or, to the Knowledge of the Company, reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any Labor Entity to organize any Employees, workers or couriers. There are no Actions, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any Company Subsidiary has engaged in any unfair labor practices under applicable Law. Neither the Company nor any Company Subsidiary is presently, nor has it been in the past, a party to, or bound by, any Labor Agreement with respect to Employees and no such agreement is being negotiated by the Company or any Company Subsidiary.

(g) Relocation. No agreement, commitment, or obligation restricts the Company or any of the Company Subsidiaries from relocating, closing, or terminating any of their operations or facilities or any portion thereof, and no Action or occurrence is threatened or contemplated by any Person to prevent any such relocation, closing or termination.

(h) Workers Compensation. There are no pending or, to the Knowledge of the Company, threatened Actions against the Company or any of the Company Subsidiaries under any workers’ compensation policy or long-term disability policy. The Company and the Company Subsidiaries have maintained workers’ compensation insurance at all times required by Law.

(i) Layoff. In the 12 months preceding the date of this Agreement, neither the Company nor any Company Subsidiary has: (i) dismissed, or given notice of termination to, 20 or more employees by reason of redundancy or workforce reduction or otherwise been subject to an obligation to consult with any employee or representatives as a result of any workplace closing or mass layoff or workforce reduction; or (ii) been a party to a relevant transfer (as defined in the Acquired Rights Directive) or failed to comply with an obligation imposed by those regulations.

(j) Change of Control. There is not in force at the date of this Agreement any agreement to which the Company, nor any Company Subsidiary, is party that provides that a change of control of the Company, or any Company Subsidiary, shall entitle any Employee to any payment, right or benefit whatsoever and there is no term of employment or engagement for any Employee which provides that a change of control, direct or indirect, entitles the Employee to treat the change of control as amounting to a breach of the relevant contract or entitling him/her to any payment, additional period of notice or other benefit whatsoever or entitling him/her to treat himself/herself as redundant or otherwise dismissed or released from any obligation.

(k) No Interference or Conflict. No current Employee is obligated under any Contract or subject to any Order of any Governmental Entity that would interfere (1) with such Person’s efforts to promote the interests of the Company or any Company Subsidiary or (2) with the business of the Company or the Company Subsidiaries. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such Employees in connection with the carrying on of the Company’s business or any Company Subsidiary’s businesses as presently conducted or currently proposed to be conducted will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any of such officers, directors, Employees, or consultants is now bound. To the Knowledge of the Company, no Employee is in violation of, or has been alleged to be in violation of, any material term of any employment contract, non-disclosure, non-competition, non-solicitation or confidentiality agreement or consulting or independent contractor agreement with the Company or any Company Subsidiary as a result of such person’s employment with the Company or a Company Subsidiary.

3.16 Tax Matters.

(a) Tax Returns and Payments. Each material Tax Return required to be filed by or on behalf of the Company or any Company Subsidiary with any Governmental Entity on or before the Closing Date (the

“Company Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) is, in all material respects, true, correct and complete and has been prepared in compliance with all Laws. All material Taxes required to be paid by the Company or the Company Subsidiaries (regardless of whether or not shown on any Tax Return) have been timely paid. The Company has Made Available to Acquiror accurate and complete copies of all income Tax Returns filed by the Company and Company Subsidiaries for tax years 2018, 2019 and 2020, as applicable, and VAT Tax Returns filed by the Company and Company Subsidiaries for tax periods in 2020 and 2021, as applicable.

(b) Reserves for Payment of Taxes. The Financials fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof. The Company or each Company Subsidiary, as the case may be, will establish, in the Ordinary Course of Business, reserves adequate for the payment of all Taxes for the period from the Balance Sheet Date through the Closing Date, and the Company will disclose the Euro amount of such reserves to Acquiror as soon as practicable and in any event reasonably in advance of the Closing Date. Neither the Company nor any Company Subsidiary has incurred any liability for Taxes since the Balance Sheet Date outside of the Ordinary Course of Business.

(c) Audits; Claims. No extension or waiver of the limitation period applicable to any Company Returns has been granted by or requested from the Company or any Company Subsidiary. No Action is pending or threatened in writing against the Company or any Company Subsidiary in respect of any Tax. There are (and immediately following the Purchase there will be) no liens for Taxes upon any of the assets of the Company or any Company Subsidiary except liens for current Taxes not yet due and payable (and for which there are full and adequate accruals). There have been no tax audits involving the Company or any Company Subsidiary in the past six years and no tax audits involving the Company or any Company Subsidiary are currently pending.

(d) Deficiencies. There are no material unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or any Company Subsidiary with respect to any Tax.

(e) Distributed Stock. Neither the Company nor any Company Subsidiary has distributed stock of another Person, and neither the Company nor any Company Subsidiary has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code in the two (2) years prior to the Closing Date or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.

(f) Tax Indemnity Agreements. Neither the Company nor any Company Subsidiary has: (i) ever been a member of an affiliated group or a consolidated, combined, unitary, aggregate or similar group (including any arrangement for group or consortium relief or similar arrangement) (other than a group the common parent of which is the Company), (ii) any liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) on account of having been a member of such a group, as a transferee or successor, by Contract or by operation of law, (iii) been a party to any Tax sharing, indemnification or allocation agreement (other than customary commercial contracts entered into in the Ordinary Course of Business and the primary purpose of which is unrelated to Tax) or (iv) been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(g) No Other Jurisdictions for Filing Tax Returns. There are no jurisdictions in which the Company or any Company Subsidiary is required to file a Tax Return other than the jurisdictions in which the Company or such Company Subsidiary has filed Tax Returns. Neither the Company nor any Company Subsidiary is subject to any material Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment, place of business or business operation in that country. No written claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary, as applicable, is or may be required to file a Tax Return in, or be subject to Tax by, that jurisdiction.

(h) Transfer Pricing. The Company and each of the Company Subsidiaries is in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology. The prices for any property or services (or for the use of any property) provided by or to the Company or any Company Subsidiary are arm’s-length prices for purposes of the relevant transfer pricing Laws.

(i) Tax Disclosure. Neither the Company nor any Company Subsidiary has consummated or participated in, nor is the Company or any Company Subsidiary currently participating in, any transaction requiring disclosure under any provision of federal, state, local, or foreign Laws relating to tax shelters, tax avoidance transactions, or transactions of special interest.

(j) Withholding. Each of the Company and the Company Subsidiaries: (i) has materially complied with all Laws relating to the payment, reporting and withholding of any material Taxes; (ii) has, within the time and in the manner prescribed by Laws, withheld from all payments to third parties all material amounts required to be so withheld and paid over under all Laws; and (iii) has timely filed all withholding Tax Returns, for all periods.

(k) Change in Accounting Methods; Closing Agreements. Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any: (i) change in method of accounting made prior to the Closing or the use of improper method of accounting; (ii) closing agreement as described in Section 7121 (or any corresponding or similar provision of state, local, or foreign Tax Law) executed prior to the Closing; (iii) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law) with respect to a transaction occurring prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; or (v) prepaid amount received prior to the Closing.

(l) Non-U.S. Subsidiaries. No Company Subsidiary is a “United States person” within the meaning of Section 7701(a)(30) of the Code. None of the Company or any Company Subsidiary (i) holds assets that could constitute U.S. property within the meaning of Section 956 of the Code, (ii) has participated in or cooperated with, or has agreed to participate in or cooperate with, an international boycott within the meaning of Section 999 of the Code, (iii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code or was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulation Section 301.7701-5(a), (iv) has ever been a “passive foreign investment company” within the meaning of Section 1297 of the Code, (v) has ever been a controlled foreign corporation within the meaning of Section 957 of the Code or (vi) has ever been engaged in the conduct of a trade or business within the United States within the meaning of Section 864(b) or Section 882(a) of the Code, or considered to be so engaged under Section 882(d) or Section 897 of the Code or otherwise.

(m) Tax Incentives. The Company and the Company Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction Contract or Order (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive. Acquiror and its Affiliates (including the Company) will not be liable to any Governmental Entity after the Closing for any amounts benefiting the Company or any Company Subsidiary before the Closing under or with respect to any such Tax Incentives (including as a result of a termination thereof or disqualification therefrom).

(n) [INTENTIONALLY OMITTED].

(o) No Tax Ruling. As of the date hereof, none of the Company or any of the Company Subsidiaries have received any ruling relating to Taxes from any Governmental Entity.

(p) Payroll Taxes. The Company and each Company Subsidiary has (i) paid all material payroll or employment Taxes and made all required deposits of such Taxes and (ii) withheld and paid over to the applicable Governmental Entity all material Taxes required to be withheld from payments to employees or other service providers, in each case, when due.

Notwithstanding anything to the contrary in this Agreement, the Indemnified Parties shall not be entitled to indemnification for any Losses directly or indirectly resulting from any breach of, failure to be true of, or inaccuracy in any representation or warranty that is made in this Section 3.16 (other than Section 3.16(c) (second sentence only), 3.16(e), 3.16(f), 3.16(k), 3.16(l) or 3.16(m), if such Losses consistent of Taxes for any taxable period (or portion thereof) beginning after the Closing Date (other than interest, penalties or similar additions accruing in such tax periods or portions thereof with respect to Taxes for any Pre-Closing Tax Period) and Acquiror could have reasonably discovered and cured such breach, failure to be true, or inaccuracy prior to such Loss being incurred; provided that any and all such breaches, failures to be true, and inaccuracies, if any, shall be deemed to be reasonably discoverable and curable no later than the date that is one year following the Closing Date.

3.17 Subsidies and Grants. The terms and conditions of the public subsidies, grants, or other similar public benefits received by the Group Companies and which may become subject to repayment in connection with the transactions contemplated hereby, have been Made Available and the terms and conditions thereof have been complied with by the Group Companies, except were such non-compliance would not be material to the Company and the Company Subsidiaries taken as a whole.

3.18 Environmental Matters; Health and Safety. Since January 1, 2018, the Company and each Company Subsidiary has complied with, and is not in violation of, any Environmental Law, which compliance has included obtaining and maintaining all Company Authorizations required pursuant to Environmental Law. Since January 1, 2018, neither the Company nor any Company Subsidiary has (i) received any written (or, to the Knowledge of the Company, other) notice of suspected, potential or actual material violation or liability with respect to any Environmental Law, (ii) been involved in or subject to, any Action concerning Environmental Law, or (iii) any environmental, health, or safety related claims for indemnifications, including compensation for damage caused to the environment, for the property of third parties, or for the health of individuals. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has transported or arranged for the transportation of, manufactured or generated any Hazardous Materials.

3.19 Real Property.

(a) None of the Company or any of the Company Subsidiaries (i) owns, or has ever owned, any real property or (ii) has entered into (and each is not bound by or required to enter into) any Contracts to purchase any real property.

(b) No material construction, alteration or other leaseholder improvement work with respect to the Leased Real Property remains to be paid for, or performed by, the Company or any of the Company Subsidiaries and neither the Company nor any of the Company Subsidiaries has entered into any material commitments or agreements with respect to the design or construction of any leasehold improvements at any Leased Real Property or is obligated to reimburse any landlord or other third party for the cost of any such leasehold improvements.

(c) Neither the Company nor any Company Subsidiary has, since January 1, 2018, assigned, subleased, licensed or otherwise transferred all or any portion of its interests in any Material Lease Agreements or any Leased Real Property leased under a Material Lease Agreement. Each of the Company and the Company Subsidiaries has performed all of its obligations under any Contracts pursuant to which it has, since January 1, 2018, terminated any leases, subleases, licenses or other occupancy Contracts for real property that are no longer in effect and has no material continuing liability with respect to such terminated Contracts. To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries would be reasonably likely to be required to expend more than €1,000,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease Agreement. To the Company’s Knowledge, the Leased Real Property leased under a Material Lease Agreement is in all material respects in good condition and repair in all material respects, reasonable wear and tear excepted.

3.20 Property. The Company or a Company Subsidiary has good and valid title to, or, in the case of leased or licensed properties and assets, valid leasehold interests or license rights in, all material properties and assets, real, personal and mixed, held by, used by or held for use by the Company or any Company Subsidiary in their respective businesses, free and clear of any Liens, except (a) as reflected in the Current Balance Sheet and (c) Permitted Liens. All such material items of property owned, leased, or licensed by the Company or any Company Subsidiary are (i) are adequate in all material respects for the conduct of the business of the Company and the Company Subsidiaries as currently conducted and as currently contemplated to be conducted, and (ii) in all material respects in good operating condition, subject to normal wear and tear, and regularly and properly maintained. No creditor of the Company or any Company Subsidiary has enforced any security over any assets of the Company or any Company Subsidiary, or is currently entitled to do so as a result of any breach by the Company or any Company Subsidiary of any financing agreement. Notwithstanding the foregoing, the representations in this Section 3.20 shall not apply to any Intellectual Property Rights, which are covered in Section 3.12.

3.21 Litigation.

(a) Since January 1, 2018, there have been no legal proceedings, governmental or regulatory inquiries or investigations, audits, actions, suits, demand letters, claims, cause of actions, arbitration proceedings, mediation proceedings, administrative proceedings or other similar proceedings (each, an “Action”) against the Company, any Company Subsidiary, any of their respective properties or assets (tangible or intangible) or any of their officers or directors (in their capacity as such) as a party, nor is there, to the Company’s Knowledge, any threat of such legal proceedings, in each case except were such Action would not reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole. There is no outstanding Order, judgement, ruling, arbitral award, or other decision (including provisional remedies and injunctions) to which the Company, any Company Subsidiary, any of their respective properties or assets (tangible or intangible) or any of their officers or directors (in their capacity as such) is subject to or bound.

(b) No Governmental Entity has at any time since January 1, 2018, challenged, by written communication directly addressed to the Company, the legal right of the Company or any Company Subsidiary to conduct their respective operations in all material respects as presently or previously conducted or as currently contemplated to be conducted. There is no Action of any nature pending or, to the Company’s Knowledge, threatened against any Person who has a contractual right or a right pursuant to Law to indemnification from the Company or the Company Subsidiaries related to facts and circumstances existing prior to the Closing.

(c) As of the date of this Agreement, there is no Action by the Company pending or threatened against any other Person.

3.22 Insurance. All material group-level insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any Company Subsidiary have been Made Available. There is no claim by the Company or any Company Subsidiary pending under any of such policies or bonds as to which coverage has been denied or disputed. In addition, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been timely paid (or if installment payments are due, will be timely paid if incurred prior to the Closing Date), and the Company and the Company Subsidiaries are otherwise in compliance in all material respects with respect to its obligations under the terms of such policies and bonds. Such policies and bonds are in full force and effect. To the Knowledge of the Company, there has been no threatened, termination of, or material premium increase with respect to, any of such policies. None of the Company nor any of its Affiliates has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

3.23 Compliance with Laws and Permits.

(a) Compliance with Laws. Since January 1, 2018, each of the Company and the Company Subsidiaries has been, in all material respects, in compliance with all applicable Laws to which the Company, any Company Subsidiary, or any of the properties, assets or business activities of the Company or any Company Subsidiary are subject to or bound. Since January 1, 2018, neither the Company nor any Company Subsidiary has received any written (or, to the Knowledge of the Company, other) notice of any actual noncompliance with any Law.

(b) Permits. The Company and each Company Subsidiary holds all permits, franchises, authorizations, registrations, approvals and licenses of any Governmental Entity required under applicable Laws for the conducting of its business, or the ownership or operation of assets, by the Company or such Company Subsidiary as currently conducted (collectively, the “Company Authorizations”), the absence of which would have a material impact on the Company or any Company Subsidiary, and none of the Company or any Company Subsidiary is in default under any of the same. The Company Authorizations are in full force and effect in all material respects and constitute all Company Authorizations required to permit the Company and the Company Subsidiaries to operate or conduct their respective businesses as currently conducted or hold any interest in their respective properties or assets and none of the Company Authorizations is subject to any term, provision, condition or limitation which may adversely change or terminate such Company Authorizations by virtue of the completion of the Purchase or the transactions contemplated hereby. The Company has been and is in compliance in all material respects with the terms and conditions of the Company Authorizations. Since January 1, 2018, the Company has not received any written (or to the Knowledge of the Company other) notice of any breach, violation, or default under or with respect to any Company Authorization.

3.24 Anti-Bribery and Corruption, Sanctions and Compliance.

(a) Export Control and Sanctions Laws. The Company and each Company Subsidiary has since January 1, 2018, conducted its export, re-export and in-country transactions in accordance in all respects with all applicable import/export Laws and trade, financial, and economic sanctions Laws, including those under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120- 130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599 and all comparable applicable export and import Laws and trade, financial, and economic Sanctions Laws outside the United States for each country where the Company and each Company Subsidiary conducts business or has operations (collectively, “Trade Laws”). Without limiting and in addition to the foregoing, (i) the Company and each of the Company Subsidiaries has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export, import, re-export and transfer of products, services, software and technologies and (B) releases of technologies and software to foreign nationals (“Export Approvals”); (ii) the Company and each of the Company Subsidiaries is in compliance with the terms of all applicable Export Approvals; (iii) the Company and each Company Subsidiary has never, directly or indirectly, sold, exported, re-exported, transferred or provided any products, software, services or technology to any destination, entity, or person in Cuba, Iran, North Korea, Sudan, Syria, or the Crimea Region of Ukraine or Restricted Person; (iv) to the Company’s Knowledge, there are no pending or threatened Actions against the Company or any Company Subsidiary with respect to such Export Approvals or Trade Laws; (v) no Export Approvals for the transfer of export licenses to Acquiror are required, or if required, such Export Approvals can be obtained expeditiously without cost; (vi) none of the Company, any Company Subsidiary, any director, officer or employee of the Company or any Company Subsidiary, nor, to the Knowledge of the Company, any agent or other Person acting on its behalf, is a Restricted Person; and (vii) none of the Company, any Company Subsidiary, nor any director, officer or employee of the Company or any Company Subsidiary, nor to the Knowledge of the Company, any agent or other Person acting on the Company or any Company Subsidiary’s behalf, has any presence, directly or indirectly, in Cuba, Iran, North Korea, Sudan, Syria, or the Crimea Region of Ukraine.

(b) Anti-Corruption Laws. Each of the Company, the Company Subsidiaries and controlled Affiliates (including any and all of their officers, directors, employees and, to the Knowledge of the Company, agents or other Person associated with or acting on their behalf) complies with all applicable Anti-Corruption Laws and has done so for the past five years. Neither the Company, any Company Subsidiary nor, to the Knowledge of the Company, any of their respective directors, officers, employees or, to the Company’s Knowledge, agents (in their capacity as such) has ever, directly or indirectly, made, offered, promised, authorized, accepted, sought or agreed to receive, any payment, gift, bribe, kickback or anything of value: (i) in violation of any Anti-Corruption Law; (ii) to or for the benefit of any person for the purposes of influencing any official act or decision; (iii) to secure any improper advantage; (iv) inducing any person to do or omit to do any act in violation of the lawful duty of such person; and (v) in relation to (ii)-(iv) above, with the intention of winning or retaining business or a business advantage for any person, including the Company, any Company Subsidiary or any of its Affiliates. The Company and each Company Subsidiary has established and maintains a compliance program and reasonable internal controls and procedures designed to ensure that the Company, each Company Subsidiary and each controlled Affiliates and their respective Representatives (to the extent acting on their behalf) does not violate any Anti-Corruption Laws. For example, the Company and each Company Subsidiary has implemented the Group-wide Code of Conduct, which contains requirements and policies designed to ensure compliance by the Company and each Company Subsidiary with all applicable Laws. There is no claim, inquiry, investigation, action, suit, settlement or proceeding pending or, to the Company’s Knowledge, threatened by or against the Company, any Company Subsidiary, or their respective Affiliates, or their respective Representatives in connection with any violation or alleged violation of any applicable Anti-Corruption Law. None of the Company, any Company Subsidiary, their respective controlled Affiliates, or any of their officers, directors, employees, or to the Company’s Knowledge, agents or other Person associated with or acting on their behalf has, since over the past five years received an allegation, notice, whistleblower complaint, or been the subject of any investigation or inquiry regarding noncompliance with any Anti-Corruption Law or the making, offering, receiving or seeking of any bribes or similarly corrupt payments. To the Company’s Knowledge, no Employee, holder of a financial interest in, the Company or any Company Subsidiary, or their respective controlled Affiliates, is currently a Governmental Official or a family member of a Governmental Official.

(c) Anti-Money Laundering. The Company and the Company Subsidiaries, and Affiliates (including their respective officers, directors, or, to the Company’s Knowledge, agents, distributors and employees) have not within the last five (5) years, in any respects, violated or taken any act in furtherance of violating the Anti-Money Laundering Laws. There are no pending or threatened claims, charges, violations, settlements, civil or criminal enforcement actions, or other Actions against the Company or the Company Subsidiaries with respect to any Anti-Money Laundering Law against the Company or the Company Subsidiaries. There are no actions or allegations, or, to the Knowledge of the Company, conditions or circumstances, pertaining to the Company’s or the Company Subsidiaries’ activities that would reasonably be expected to give rise to any future claims, charges, violations, settlements, civil or criminal actions, or other Actions under any Anti-Money Laundering Law. The Company and the Company Subsidiaries have established and maintain a compliance program and reasonable policies, and procedures, and reasonable internal controls (for similarly situated companies) designed to ensure compliance with the Anti-Money Laundering Laws.

3.25 Directors and Managing Directors.

(a) All members of the boards of directors of the Company Subsidiaries are employees of the Company or a Company Subsidiary.

(b) Neither the Company nor any Company Subsidiary is a party to any agreement, obligation or commitment with respect to the election or appointment of any individual or individuals as a managing director or a member of the board of directors of the Company or any Company Subsidiary and there is no voting agreement or other arrangement among the Company’s shareholders (except as specified in the Company Stockholders Agreements and the Company Charter Document).

(c) There are no agreements, commitments and undertakings with respect to any compensation to be provided by the Company or any Company Subsidiary to any of the Company’s or any Company Subsidiary’s directors and the Company’s managing director (as applicable).

3.26 Active Users.

(a) The number of Active Users (i) as of December 31, 2019, and (ii) as of the last day of every month during the period beginning on January 1, 2020, and ending on September 30, 2021, has been Fairly Disclosed on Section 3.26(a) of the Company Disclosure Statement. The Company’s historic total retention rate for Active Users is set forth on Section 3.26(a) of the Company Disclosure Statement. Since January 1, 2020, through the date of this Agreement, the Company has not experienced a loss of aggregate amount of Users (whether via User account cancellations or Users becoming dormant or otherwise) that was or is, or could reasonably be expected to be, material to the Company.

(b) The total number of Couriers (i) as of January 1, 2021, and (ii) as of the last day of every month during the nine-month period beginning on January 1, 2021, and ending on September 30, 2021, has been Fairly Disclosed on Section 3.26(b) of the Company Disclosure Statement.

3.27 Complete Copies of Materials. The Company has Made Available true, correct and complete copies of each Contract, document, or other information set forth or referenced in the Company Disclosure Statement.

3.28 Information Supplied. The information supplied or to be supplied by the Company for inclusion in the Registration Statement or, as and to the extent required under the Prospectus Regulations as determined by the Acquiror in accordance with Section 8.17, the Finnish Prospectus to be filed by Acquiror in connection with the Purchase shall not, at the time the Registration Statement is declared effective by the SEC or the Finnish Prospectus is approved by the Finnish Financial Supervisory Authority, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

3.29 Brokers. Except pursuant to the Contracts set forth on Section 3.29 of the Company Disclosure Statement, no agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Company or any Company Subsidiary is or will be entitled to any broker’s, finder’s fee or any other commission or similar fee, directly or indirectly payable by the Company or any Company Subsidiary, directly or indirectly, in connection with any of the transactions contemplated under the Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Subject to such exceptions as are specifically set forth in the appropriate section, subsection or subclause of the disclosure statement delivered by a Seller to Acquiror on the date such Seller delivers a Joinder Agreement (each, a “Seller Disclosure Statement”) (it being understood and hereby agreed that (i) the information set forth in a Seller Disclosure Statement shall be disclosed under separate section, subsection, and subclause references that correspond to the sections, subsections, and subclauses of this Article IV to which such information relates and (ii) the information set forth in each section, subsection, and subclause of such Seller’s Seller Disclosure

Statement shall qualify (A) the representations and warranties set forth in the corresponding section, subsection, or subclause of this Article IV with respect to such Seller, and (B) any other representations and warranties set forth in this Article IV if, and solely to the extent that, it is reasonably apparent on the face of such disclosure, without reference to the underlying documents referenced therein and without independent knowledge of the matters described therein, that it applies to such other section, subsection or subclause of this Article IV), each Seller hereby severally (and not jointly and severally) represents and warrants to Acquiror (provided that, notwithstanding anything in this Agreement or the Joinder to the contrary, it is hereby agreed and acknowledged that no Seller that is or would become a party to this Agreement as a result of a Drag-Along Exercise (excluding, for the avoidance of doubt, any Supporting Stockholder) shall be considered to have made any representation or warranty in this Agreement, to the extent that making any such representation or warranty would cause any of Drag-Along Conditions (as defined in each of the Company Stockholders Agreements) not to be satisfied with respect to such Seller and the Purchase):

4.1 Capitalization. With respect to the Supporting Stockholders, such Seller is the sole legal and beneficial owner of the Company Securities set forth opposite such Seller’s name on Annex A to the Support Agreement, and such Seller has good and valid title with respect to, and holds all right title and interest in and to, the Support Seller Securities with respect to such Seller. With respect to each Seller that is not a Supporting Stockholder, such Seller is the sole legal and beneficial owner of the Company Securities set forth opposite such holder’s name on Annex A to such Seller’s Joinder Agreement, (the “Additional Seller Securities,” and together with the Support Seller Securities, the “Seller Securities”), and such Seller has good and valid title with respect to, and holds all right title and interest in and to, the Additional Seller Securities with respect to such Seller. The Seller Securities with respect to such Seller are not subject to any Liens (other than restrictions on the ability of Acquiror to transfer the shares of Company Capital Stock following the Closing to the extent arising solely under applicable federal or state securities laws) or, other than as set forth in the applicable Company Stockholders Agreements, to any rights of first refusal of any kind, and such Seller has not granted any rights to purchase the Seller Securities with respect to such Seller to any other Person. Such Seller has the sole right to transfer such the Seller Securities with respect to such Seller to Acquiror. The Company Stockholders Agreements do not limit such Seller’s ability to comply with or consummate the transactions contemplated by this Agreement after giving effect to the Joinder Agreements. Such Seller expressly agrees that the portion of the Consideration contemplated to be paid to such Seller pursuant to this Agreement is the only consideration such Seller is (or will be) entitled to pursuant to the transactions contemplated hereby or the acquisition of the Company. Other than as set forth in the Company Stockholders Agreements, such Seller has not previously granted or agreed to grant any ongoing power of attorney in respect of such Company Securities or entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of the Company’s Board of Directors or give consents or approvals of any kind as to such Company Securities. At the Closing, Acquiror will receive good and valid title to such the Seller Securities with respect to such Seller, free and clear of all Liens (other than restrictions on the ability of Acquiror to transfer the shares of Company Capital Stock following the Closing to the extent arising solely under applicable federal or state securities laws.

4.2 Authority and Enforceability.

(a) Such Seller, if it is an entity, has all requisite power and authority or, if such Seller is an individual, has capacity, in each case, to enter into this Agreement and any Related Agreements and each certificate and other instrument required to be executed and delivered by such Seller or to which it or he or she, as the case may be, is a party and to perform its, his or her, as the case may be, obligations hereunder and thereunder. The execution and delivery of this Agreement, any Related Agreements, and each certificate and other instrument required to be executed and delivered by such Seller or to which such Seller is a party and the performance of its, his or her, as the case may be, obligations hereunder and thereby have been duly authorized by all necessary action on the part of such Seller, if such Seller is an entity, and no further action is required on the part of such Seller to authorize its execution, delivery and performance of this Agreement and any Related Agreements to which such Seller is a party and the transactions contemplated hereby and thereby.

(b) This Agreement and each of the Related Agreements to which such Seller is a party have been (or in the case of Related Agreements to be entered into at or prior to the Closing Date, will be) duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by Acquiror (as applicable), constitute (or in the case of the Related Agreements to be entered into at or prior to the Closing Date, will constitute) the valid and binding obligations of such Seller enforceable against it in accordance with their respective terms, subject to Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general.

4.3 Absence of Claims by the Sellers. There is no current, pending, or contemplated Action by such Seller against the Company or any of the Company Subsidiaries.

4.4 Litigation. There is no current, pending, or to the knowledge of such Seller, threatened, Action of any nature against such Seller, arising out of or relating to (a) such Seller’s beneficial ownership of Company Securities or rights to acquire Company Securities, (b) such Seller’s capacity as a Seller, (c) the transactions contemplated hereby or (d) any contribution of assets (tangible and intangible) by such Seller to the Company or any Company Subsidiary. There is no current or pending or, to the knowledge of such Seller, threatened investigation or proceeding, against such Seller arising out of or relating to the matters noted in clauses (a) through (d) of the preceding sentence by or before any Governmental Entity. There is no current or pending or, to the knowledge of such Seller, threatened Action against such Seller with respect to which such Seller has a contractual right or a right to indemnification from the Company related to facts and circumstances existing prior to the Closing.

4.5 No Conflict. The execution and delivery by such Seller of this Agreement and any Related Agreement to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby (a) will not result in the creation or imposition of any Lien (other than Permitted Liens) upon the assets of such Seller, and (b) will not Conflict with (i) the Company Charter Document or the Company Stockholders Agreements or (ii) Conflict with any material Contract to which such Seller is a party or by which its assets or properties are bound, except in the case of this clause (ii) for any Conflict that would not, individually or in the aggregate, prevent or delay the performance by such Seller of its obligations hereunder, (iii) Conflict with any provision of the articles of incorporation, articles, bylaws or other charter or organizational documents of such Seller if such Seller is an entity or (iv) any Laws applicable to such Seller or such Seller’s properties or assets (whether tangible or intangible).

4.6 Governmental Filings and Consents. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by, or with respect to, such Seller or any of their respective Subsidiaries or Affiliates in connection with the execution and delivery of this Agreement and any Related Agreement or the consummation of the Purchase or any other transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws and state “blue sky” Laws, (b) such consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings that a failure to obtain would not, individually or in the aggregate, be material to such Seller, the Company and the Company Subsidiaries.

4.7 Brokers; Fees and Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, which is to be paid by anyone except such relevant Seller, in connection with the transactions contemplated by this Agreement based upon arrangements made by, with the consent of, or on behalf (and with the knowledge) of, such Seller.

4.8 Adequate Information. Such Seller has received, has had ample opportunity to review and has reviewed, a copy of this Agreement and the documents contemplated hereby and such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Agreement and to sell the

Company Securities owned by such Seller to Acquiror on the basis of such analysis. Such has such knowledge and experience in business and financial matters to enable such Seller to understand and evaluate this Agreement and form an investment decision with respect thereto. Such Seller understands and acknowledges that Acquiror is entering into this Agreement in reliance upon such Seller’s execution and delivery of this Agreement and agreement to be bound hereby, including with respect to such Seller’s indemnification obligations hereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Subject to such exceptions as are specifically set forth in the appropriate section, subsection or subclause of the disclosure schedule delivered by the Acquiror to the Company on the Agreement Date (the “Acquiror Disclosure Statement”) (it being understood and hereby agreed that (i) the information set forth in the Acquiror Disclosure Statement shall be disclosed under separate section, subsection, and subclause references that correspond to the sections, subsections, and subclauses of this Article V to which such information relates, and (ii) the information set forth in each section, subsection, and subclause of the Acquiror Disclosure Statement shall qualify (A) the representations and warranties set forth in the corresponding section, subsection, or subclause of this Article V, and (B) any other representations and warranties set forth in this Article V if, and solely to the extent that, it is reasonably apparent on the face of such disclosure, without reference to the underlying documents referenced therein and without independent knowledge of the matters described therein, that it applies to such other section, subsection or subclause of this Article V), Acquiror hereby represents and warrants to the Company, as of the Agreement Date and as of the Closing Date as follows:

5.1 Organization and Good Standing. Acquiror is a Delaware corporation duly organized, validly existing and in good standing under the Laws of Delaware. Acquiror has full corporate power to own, lease and operate its properties and assets and to carry on its business in the manner and to the extent conducted on the Agreement Date. Acquiror is qualified to do business and in good standing as a foreign corporation (if applicable) in each jurisdiction in which it does business, except in those jurisdictions where the failure to be so qualified would not have, individually or in the aggregate, an Acquiror Material Adverse Effect. Acquiror is not in violation of any of the provisions of its certificate of incorporation or bylaws.

5.2 Authority and Enforceability.

(a) Acquiror has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Purchase and Acquiror’s obligations hereunder. The execution and delivery by Acquiror of this Agreement and any Related Agreements to which it is a party and the consummation of the Purchase and Acquiror’s obligations hereunder and thereunder have been duly authorized by all necessary corporate or similar organizational and other action on the part of Acquiror, and no other corporate proceedings of Acquiror are necessary to authorize the execution or delivery of this Agreement by Acquiror.

(b) This Agreement and any Related Agreements to which Acquiror is a party have been (or in the case of Related Agreements contemplated hereby to be entered into at or prior to the Closing Date, will be when entered into by Acquiror) duly executed and delivered by Acquiror and constitute (or in the case of the Related Agreements to be entered into at or prior to the Closing Date, will constitute when entered into by Acquiror) the valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general.

5.3 No Conflict. Assuming the receipt or making of the consents, waivers, approvals, orders, authorizations, registrations, declarations and filings specified in Section 5.4, the execution, delivery and performance by Acquiror of this Agreement does not, and will not, conflict with (a) any provision of the certificate of incorporation and bylaws of Acquiror, (b) any Contract or (c) any Law or Order applicable to Acquiror or any of its properties or assets, except in the case of clauses (b) or (c) above, for such conflicts which would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

5.4 Governmental Approvals. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by, or with respect to, the Acquiror in connection with the execution and delivery of this Agreement and any Related Agreement or the consummation of the Purchase or any other transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws and state “blue sky” Laws, (b) such consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings that a failure to obtain would not, individually or in the aggregate, be material to Acquiror and (c) the Regulatory Approvals.

5.5 Acquiror Capital Structure. The authorized capital stock of Acquiror consists of: (a) 6,000,000,000 shares of Acquiror Class A Common Stock, par value $0.00001 per share (the “Acquiror Class A Common Stock”), (b) 200,000,000 shares of Acquiror Class B Common Stock, par value $0.00001 per share (the “Acquiror Class B Common Stock”), (c) 2,000,000,000 shares of Acquiror Class C Common Stock, par value $0.00001 per share (the “Acquiror Class C Common Stock”) and (d) 600,000,000 shares of preferred stock, par value $0.00001 per share (the “Acquiror Preferred Stock”). At the close of business on November 7, 2021: (w) 311,605,018 shares of Acquiror Class A Common Stock were issued and outstanding, (x) 31,459,410 shares of Acquiror Class B Common Stock were issued and outstanding, (y) no shares of Acquiror Class C Common Stock were issued and outstanding and (z) no shares of Acquiror Preferred Stock were issued and outstanding.

5.6 Valid Issuance. The Acquiror Shares to be issued to Sellers in exchange for their shares of Company Capital Stock, when issued as provided in this Agreement, and after delivery of the Exchange Documents and compliance with all applicable Laws and assuming will be duly authorized and validly issued, fully paid and nonassessable, and when issued will be issued free of all restrictions on transfer, other than restrictions on transfer under (a) this Agreement, the Related Agreements, the Acquiror’s amended and restated certificate of incorporation and bylaws, as may be amended, or amended and restated, from time to time, and any applicable Stock Restriction Agreement, Joinder Agreement, or other Contract entered into by the party to whom such Acquiror Shares were issued, as applicable, and (b) applicable securities and corporate Laws.

5.7 Acquiror SEC Documents and Financial Statements.

(a) Since December 9, 2020, Acquiror has filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Acquiror SEC Documents”). As of their respective filing dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Act and Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such Acquiror SEC Documents, and none of the Acquiror SEC Documents, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed amendment to the Acquiror SEC Documents.

(b) The consolidated financial statements (including all related notes and schedules) of Acquiror included in the Acquiror SEC Documents when filed complied in all material respects with the applicable accounting requirements and complied as to form with the other published rules and regulations of the SEC with respect thereto, in each case, in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Acquiror and its consolidated subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes)

in conformity with U.S. GAAP applied on a consistent basis during the periods involved (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

5.8 NYSE Stock Market Quotation. The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “DASH.” Acquiror is in compliance in all material respects with the rules of the NYSE and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or terminate the listing of Acquiror Class A Common Stock on the NYSE. Acquiror has not taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock under the Exchange Act.

5.9 Actions; Orders. As of the date of this Agreement, there is no Action by or before any Governmental Authority pending or, to the knowledge of Acquiror, threatened against Acquiror that would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. Acquiror is not subject to any Order that would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

5.10 Independent Investigation. Except as expressly set forth in Article III of this Agreement, the Company Disclosure Statement, the Related Agreements and the certificates set forth in Sections 2.2(b)(viii)(B) and 2.2(b)(viii)(C), neither the Company nor any of the Company’s Representatives have made, nor are any of them making any representation or warranty, written or oral, express or implied, in respect of the Company or the Company’s business. Acquiror expressly acknowledges and agrees that, other than the representations and warranties set forth in Company Disclosure Statement, the Related Agreements and the certificates set forth in Sections 2.2(b)(viii)(B) and 2.2(b)(viii)(C), neither the Company nor any of the Company’s Representatives have made, nor are any of them making, neither Acquiror, nor any of their respective Representatives is relying on any other representation or warranty of the Company or its Representatives, whether written or oral, express or implied; provided, however, that the foregoing shall not limit the liability of any Person, nor the rights of any Indemnified Party, incident to, in relation to or arising out Fraud.

ARTICLE VI

CONDUCT OF COMPANY BUSINESS

6.1 Conduct of Company Business. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to Article IX or the Closing (the “Pre-Closing Period”), except as expressly contemplated by this Agreement, as set forth on Section 6.2 of the Company Disclosure Statement or to the extent that Acquiror shall otherwise consent in writing (not to be unreasonably withheld, conditioned or delayed), the Company and the Company Subsidiaries shall conduct their businesses in the Ordinary Course of Business in all material respects.

6.2 Restrictions on Company Activities. During the Pre-Closing Period, except as expressly contemplated by this Agreement and except as expressly set forth in Section 6.2 of the Company Disclosure Statement and subject to applicable Laws (in particular any merger control and equivalent Laws aimed at preventing premature integration of businesses and exchange of information between competitors), none of the Company or any of the Company Subsidiaries shall, and the Sellers shall cause the Company and the Company Subsidiaries not to, without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned, or delayed):

(a) (a) cause or permit any modifications, amendments or changes to the Company Charter Document, the organizational documents of any Company Subsidiary, any Plans or any Contract applicable to any Company Options;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

(c) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any Company Securities or the capital stock or other Equity Interest of any Company Subsidiary, or split, combine or reclassify any Company Capital Stock or the capital stock or other Equity Interest of any Company Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Company Securities or the capital stock or other Equity Interest of any Company Subsidiary, or directly or indirectly repurchase, redeem or otherwise acquire any Company Securities or the capital stock or other Equity Interest of any Company Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Securities or the capital stock or other Equity Interest of any Company Subsidiary); provided, however, that the Company may issue shares of Company Common Stock pursuant to the exercise of vested Company Options outstanding (and in accordance with the Contracts evidencing Company Options as of the Agreement Date that are set forth on Section 3.5(c)(i) of the Company Disclosure Statement), and (ii) offer, issue and grant Company Options to Employees in accordance with the Plans and in the Ordinary Course of Business by application of the Company’s existing equity grant allocation metrics and tools, in each case, so long as (i) the Company obtains and delivers to Acquiror a duly executed and delivered Joinder Agreement from any Person exercising such Company Options providing that such Person shall be a Seller pursuant to this Agreement and (ii) such issuances are made in the Ordinary Course of Business and are consistent with past practices (the “Permitted Issuances”);

(d) issue, grant, accelerate vesting of, deliver or sell or authorize or propose the issuance, grant, acceleration of vesting, delivery or sale of, or purchase or propose the purchase of, any Company Securities or equity-based awards (whether payable in cash, Company Securities or otherwise) or the capital stock or other Equity Interest of any Company Subsidiary or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other Contracts or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, or amend, accelerate the vesting of, adjust or modify any Company Securities; provided, however, that the Company may (i) issue shares of Company Common Stock pursuant to the exercise of vested Company Options and (B) offer, issue and grant Company Options to Employees that, in the case of each of clause (A) and (B), constitute Permitted Issuances, and (ii) amend the terms of the Plans as set forth in Section 1.1(c) following the review and approval of Acquiror (which review and approval shall not be unreasonably withheld, conditioned or delayed);

(e) acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof or any portion of the assets of the foregoing;

(f) enter into any intercompany license agreement or sale agreement;

(g) make or agree to make any capital expenditure or commitment exceeding €1,000,000 individually or €20,000,000 in the aggregate;

(h) acquire or agree to acquire or dispose or agree to dispose of (i) assets of any Person, other than acquisitions of supplies or similar assets in the Ordinary Course of Business or the disposal of non-material assets of the Company or any of the Company Subsidiaries in the Ordinary Course of Business, or (ii) any Equity Interest in any Person (including any Company Subsidiary) or any business or operations of any Person;

(i) (i) sell, divest, exclusively license or assign to any Person or enter into any Contract to sell, divest or assign to any Person any rights to any Company IP (other than non-exclusive licenses pursuant to a Contract substantially in the form of a Standard Form IP Contract entered into in the Ordinary Course of Business); (ii) license any Company Services or Company IP to third parties (other than non-exclusive licenses pursuant to a Contract substantially in the form of a Standard Form IP Contract); (iii) amend, modify, or extend any Contract for the license or sale of Company IP (other than amendments, extensions, or modifications entered into in the

Ordinary Course of Business and which do not change pricing under such Contracts); (iv) enter into, amend, modify, or extend any Contract with respect to the development of any Technology or Intellectual Property Right on behalf of the Company or any Company Subsidiary with a third party (other than in the Ordinary Course of Business or Contracts with Employees in the form of an applicable Proprietary Information Agreement); or (v) disclose any Company Source Code to, or deposit in escrow any Company Source Code with, any third party other than its Employees who have entered into Contracts in the form of a Proprietary Information Agreement;

(j) allow any Company IPR to lapse or expire, or fail to renew or make any filing or payment necessary in connection with the prosecution or maintenance of any Company Registered IP;

(k) (i) except as set forth on Section 6.2(k) of the Company Disclosure Statement incur any Indebtedness for borrowed money in excess of €5,000,000, including by the issuance or sale of any debt securities, (ii) create or permit any Lien (other than Permitted Liens) over any material intangible or other asset of the Company or any Company Subsidiary or (iii) amend the terms of any outstanding loan agreement or other Contract evidencing Indebtedness;

(l) make any loan to any Person (except for advances to employees for reasonable business travel and expenses in the Ordinary Course of Business consistent with past practice), purchase debt securities of any Person or guarantee any Indebtedness of any Person (other than intercompany arrangements among the Company and the Company Subsidiaries entered into in the Ordinary Course of Business consistent with past practice);

(m) commence or settle any Action or threat of any Action by or against the Company or any Company Subsidiary or relating to any of their businesses, properties or assets with a value in excess of €5,000,000;

(n) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by Finnish GAAP;

(o) make or change any material election in respect of any Taxes, adopt or change any accounting method in respect of any Taxes (other than determining to use accrual method in accounting for income tax purposes), enter into any Contract in respect of any material Taxes (other than any commercial Contracts entered into the Ordinary Course of Business and the primary purpose of which is not related to Taxes), waive any right to a material tax refund or credit, settle any material claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, make or request any Tax ruling (other than, if agreed to in advance and in writing by Acquiror (acting reasonably) and the Company, a ruling requested from a Governmental Entity with respect to the Finnish or Israeli Tax treatment of the transactions contemplated by this Agreement), enter into any Tax sharing or similar Contract or arrangement (other than commercial Contracts entered into in the Ordinary Course of Business the primary purpose of which is unrelated to Tax), enter into any transactions giving rise to any material deferred gain or loss, amend any Tax Return;

(p) fail to maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(q) other than in the Ordinary Course of Business, adopt, enter into amend, renew, terminate or fail to maintain any material Company Employee Plan, except as appropriate to implement hires not prohibited under Section 6.2(r), Company Employee Plan or employment Contract, (ii) pay or agree to pay any bonus or remuneration (in cash or otherwise) to any director, officer or Employee of or consultant to the Company or any Company Subsidiary or (iii) increase or agree to increase the salaries, wage rates, or other compensation or benefits of their respective Employees or consultants, in each case other than payments made pursuant to this Agreement or standard written agreements outstanding on the date hereof and disclosed in the Company Disclosure Statement, amend in any material respect or remove any Company Privacy Policy, publish any new Company Privacy Policy or announce any such amendment, modification, removal, or publication;

(r) increase or make any other change, or make any commitment to increase or mark a change, to the salary, wage rate, employment status, title or other compensation (whether payable in cash, Company Securities or other property) payable or to become payable by the Company or any Company Subsidiary to any Employee, other than in the Ordinary Course of Business (ii) pay or agree to pay any bonus or remuneration (in cash or otherwise) to any director, officer or Employee of or consultant to the Company or any of its subsidiaries, other than payments made pursuant to this Agreement or standard written agreements outstanding on the date hereof and disclosed in the Company Disclosure Statement, or (iii) hire or engage any Person (other than newly hired non-officer employees or consultants in the Ordinary Course of Business with a total annual base compensation equal to or less than €250,000) or (iv) demote, terminate (other than for cause) or otherwise modify the terms and conditions of the service or employment of any current Employee, or cause any Employee to resign from the Company or otherwise terminate the services of any Employee (other than for cause);

(s) end any communications (including electronic communications) to Employees that are inconsistent with this Agreement or the transactions contemplated thereby;

(t) enter into or terminate or materially amend any Contract required to be set forth in Section 3.13(a)(vii) or Section 3.13(a)(xiii) or any Contract with a value in excess of €2,500,000 and which would have constituted a Material Contract had such Contract been entered into prior to the Agreement Date;

(u) enter into any new line of business or change the Company’s material operating policies in any material respect, except as required by applicable Law or by policies imposed by any Governmental Entity;

(v) enter into any Contract to purchase or sell any interest in real property, or grant any security interest in any real property;

(w) take any action or omit to take any action with the primary intention of improperly increasing the Total Consideration Adjustment Amount; or

(x) take, commit, or agree in writing or otherwise take or make any of the actions described in clause (a) through (w) of this Section 6.2.

6.3 Transfer of Company Capital Stock. Other than the Purchase as contemplated hereunder, no Seller shall, directly or indirectly, transfer, grant an option with respect to, sell, exchange, pledge, convert or otherwise dispose of or encumber any shares of Company Capital Stock or any other Company Securities, or make any offer or enter into any Contract providing for any of the foregoing; provided, however, that this Agreement shall not restrict any Seller from transferring all or any portion of its shares of Company Capital Stock or other Company Securities to an Affiliate (provided that it shall be a condition to the transfer or distribution that (A) the transferee shall execute a Joinder Agreement and agree to be bound by this Agreement, (B) such transfer shall not involve a disposition for value, (C) no filing under Section 16 of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of Acquiror Shares shall be required or shall be voluntarily made during the Pre-Closing Period) and (D) such transfer shall not prevent, materially impair or materially delay the consummation of the Purchase and the other transactions contemplated hereby. None of the Sellers shall modify, amend, waive or change (or consent to any modification, amendment, waiver or change) to the Company Stockholders Agreements, in each case, without the consent of the Acquiror (not to be unreasonably withheld, conditioned or delayed except as provided in the proviso to this sentence); provided, however, that the Acquiror may withhold its consent in its discretion with respect to any modification, amendment, waiver or change (i) that would reasonably be expected to result in any holder of Company Capital Stock not agreeing to become a Seller pursuant to this Agreement, (ii) to Section 16.6 of the Company Majority Stockholders Agreement or Section 7 of the Company Minority Stockholders Agreement (or to any other provisions of the Company Stockholders Agreement to the extent such modification, amendment, waiver or change relate to matters similar to those set forth in to Section 16.6 of the Company Majority Stockholders Agreement or Section 7 of the Company Minority Stockholders Agreement) or (iii) that would cause the

Company or any Company Subsidiaries to incur any Liabilities that would survive the termination of the Company Stockholders Agreements or the Closing.

ARTICLE VII

COMPANY NON-SOLICITATION AGREEMENT

7.1 Termination of Discussions. The Company and the Sellers shall, and each shall cause their respective controlled affiliates and subsidiaries to, and shall use their reasonable best efforts to cause their other respective Affiliates and Representatives to, immediately cease and cause to be terminated any negotiations and discussions with third parties (other than Acquiror and its Representatives) regarding any acquisition of (a) all or any material portion of the business, properties, assets or technologies of the Company or any of the Company Subsidiaries, or (b) any Company Securities or the Equity Interests of any Company Subsidiary, whether or not outstanding (in each case, other than as permitted by this Agreement or in connection with the exercise of Company Options outstanding as of the Agreement Date or the conversion of Company Preferred Stock in accordance with the Company Charter Document), in any case whether by merger, consolidation, amalgamation, purchase, transfer or assignment of assets or stock, tender or exchange offer, license or otherwise (other than the license or sale of products and services to in the ordinary course of business consistent with past practice) (each of the transactions described in the preceding clause being referred to herein as an “Alternative Transaction”).

7.2 No Solicitation. During the Pre-Closing Period, the Company and the Sellers shall not, and the Company and the Sellers shall cause their respective controlled Affiliates not to, and shall direct each of their other respective Affiliates and their Representatives not to, directly or indirectly:

(a) solicit, initiate or seek, or knowingly encourage, promote or support, any inquiry, proposal or offer from, furnish any information regarding the Company or any of its Subsidiaries to, or participate in any discussions or negotiations with, any third party regarding, or in a manner intended to or reasonably likely to facilitate, any Alternative Transaction;

(b) disclose any information not customarily disclosed to any person concerning the business, properties, assets or technologies of the Company or any of the Company Subsidiaries, or afford to any Person access to their respective properties, assets, technologies, books or records, not customarily afforded such access in a manner intended to or reasonably likely to facilitate, any Alternative Transaction;

(c) cooperate with or knowingly assist any person to make any inquiry, offer, proposal or indication of interest regarding any Alternative Transaction; or

(d) enter into any Contract with any person providing for an Alternative Transaction.

7.3 Notice of Alternative Transaction Proposals. In the event that the Company or any of its Representatives shall receive, prior to the Closing or the termination of this Agreement in accordance with Section 9.1, any inquiry offer, proposal or indication of interest regarding a potential Alternative Transaction, or any request for disclosure of information or access of the type referenced in Section 7.2(b), the Company or such Affiliate or Representative shall promptly notify Acquiror thereof which notice shall include the identity of the party making any such inquiry, offer, proposal, indication of interest or request, and the specific terms of such inquiry, offer, proposal, indication or request, as the case may be (including a copy of any written material and electronic communications received from such third party), and such other information related thereto as Acquiror may reasonably request.

7.4 Breaches; Enforcement. It is understood that any violation of the covenants and agreements concerning any Representative of the Company or the Company Subsidiaries, or any Seller shall be deemed to be a breach of this Agreement by the Company or such Seller. The parties to this Agreement agree that, in the event of any breach or threatened breach of this Article VII by the Company, any Company Subsidiary, any Securityholder, or any Representative of the foregoing, (a) Acquiror shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to seek a decree or order of specific performance or mandamus to enforce the observance and performance of this Article VII and an injunction preventing or restraining such breach or threatened breach, and (b) Acquiror shall not be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding. Any and all remedies expressly conferred in this Article VII upon Acquiror shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon Acquiror, and the exercise Acquiror of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything in this Article IV to the contrary, no Seller will be considered to have given any covenants in this Article IV that may not, if, under the Drag-Along Exercise, be required from a shareholder being required to sell its shares of Company Capital Stock pursuant to the Drag-Along Exercise).

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1 Registration Statement.

(a) As promptly as reasonably practicable after the Agreement Date (and, subject to the Company furnishing on a timely basis the information required by Section 8.1(b) below, no later than 45 days following the execution of this Agreement), Acquiror shall prepare and Acquiror shall file with the SEC a registration statement on Form S-4 (or any successor form) in connection with the Purchase (the “Registration Statement”). Acquiror shall use its reasonable best efforts to (i) have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing, (ii) ensure that the Registration Statement complies in all material respects with the applicable provisions of the Exchange Act, Securities Act, and other applicable Law, and (iii) keep the Registration Statement, if the Registration Statement is declared effective by the SEC, effective for so long as necessary to complete the Purchase. Each of Acquiror and the Company shall promptly correct any information provided by it or any of its Representatives for use in the Registration Statement if and to the extent that such information shall have become false or misleading in any material respect. Acquiror shall use reasonable best efforts to cause the Registration Statement, as so corrected, to be filed with the SEC and to be disseminated, in each case, as and to the extent required by applicable Laws, rules and regulations. Acquiror shall provide the Company and its counsel a reasonable opportunity to review and comment on the Registration Statement prior to the filing thereof with the SEC, and Acquiror shall consider in good faith any reasonable comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Acquiror shall provide the Company and its counsel any and all material written comments or other written material communications that Acquiror or its counsel receives from the SEC or its staff with respect to the Registration Statement as promptly as reasonably practicable after such receipt, and Acquiror shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which Acquiror shall consider in good faith any reasonable comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable)) and participate in any substantive discussions with the SEC or its staff regarding any such comments. Acquiror shall use reasonable best efforts to as promptly as reasonably practicable respond to any comments of the SEC or its staff regarding the Registration Statement.

(b) The Company shall, and shall use reasonable best efforts to cause its Representatives to, cooperate with and provide to Acquiror and its Representatives with true, correct, and complete information regarding the Company and the Company Subsidiaries that is reasonably necessary in connection with the preparation and filing of the Registration Statement, including such information as may be required to be included in the Registration Statement pursuant to applicable Law. Without limiting the foregoing, if financial statements of the

Company are required to be included in the Registration Statement, the Company shall use reasonable best efforts to cause its independent accounting firm to deliver to the Company a consent letter of the Company’s independent accounting firm, in form and substance satisfactory to Acquiror (acting reasonably), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(c) Notwithstanding anything in this Agreement to the contrary, but without limiting the obligations set forth in this Section 8.1 and Section 8.17, the parties hereto shall reasonably cooperate, and use reasonable best efforts to take all action reasonably necessary or advisable or requested by Acquiror, to cause the Purchase and the other transactions contemplated hereby to comply with applicable securities Laws in the U.S., in Finland, and in each other jurisdiction in which the Purchase is deemed to occur, including any applicable Laws with respect to tender offers or other applicable sales and purchases, or offers to sell or purchase, securities (in each case, other than antitrust Laws applicable to the Purchase or any Investment Laws applicable, which shall be governed by Section 8.3). In furtherance and not in limitation of the foregoing, the parties hereto shall reasonably cooperate, and use reasonable best efforts to (i) prepare, file, make effective and distribute any notices, instruments and other documents, (ii) solicit or seek any approval, consent or execution of any agreement or instrument by any applicable Person, or (iii) revise the structure or terms of this Agreement, including by amendment of this Agreement in accordance with its terms, in each case as may be reasonably necessary or advisable or agreed by Acquiror and the Company, each acting reasonably, to cause the Purchase and the other transactions contemplated hereby comply with such applicable securities Laws (taking into account the intended U.S. federal income tax treatment of the Purchase addressed by the opinions described in Section 8.6(f)); provided that in no event shall any party be required pursuant to this Section 8.1(c) to waive any condition to consummating the Purchase or agree to modify the amount or form of the consideration contemplated to be paid by Acquiror pursuant to this Agreement.

8.2 Stock Exchange Listing. Acquiror shall use its reasonable best efforts to cause the Acquiror Shares to be issued in connection with the Closing pursuant to Section 1.1(d) in the Purchase to be approved for listing on the NYSE, subject to official notice of issuance.

8.3 Reasonable Best Efforts; Governmental Approvals.

(a) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Purchase and the other transactions contemplated hereby as promptly as practicable, including by using reasonable best efforts to (A) take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Purchase and consummate the other transactions contemplated hereby, (B) to obtain all necessary waivers, authorizations, consents, approvals by any Governmental Entity required in order to consummate the Purchase or the other transactions contemplated hereby to effect all necessary registrations and, subject to the below provisions of this Section 8.3, filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Purchase and the other transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

(b) In furtherance and not in limitation of, and in addition to, the provisions of Section 8.4(a), each party hereto shall, as promptly as reasonably practicable and advisable after the Agreement Date, execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, that may be reasonably required, or that Acquiror may reasonably request, in connection with the transactions contemplated hereby (a “Regulatory Approval”). In furtherance and not in limitation of the foregoing, each party agrees (i) the Acquiror shall make (with reasonable assistance from the Company) an appropriate filing of the acquisition of ownership to the Fin-FSA pursuant to the Finnish Government Decree

231/8.4.2009 with respect to the transactions contemplated hereby as soon as reasonably practicable after the Agreement Date; (ii) to as promptly as practicable, and in any event in accordance with any relevant time limit make an appropriate filing under any Investment Laws; and (iii) to provide Acquiror, the Company or either of their Subsidiaries such information and assistance that may reasonable necessary to allow any other party to make an accurate and complete the filings constituting Regulatory Approvals, including those set forth in Schedule 2.2(a)(i), promptly in any event in accordance with any relevant time limit. Each party hereto shall use its reasonable best efforts to obtain all such authorizations, approvals and consents. To the extent permitted by applicable Laws, each of the Company and Acquiror shall promptly inform the other of any material communication between the Company, any Company Subsidiary or Acquiror, as applicable, and any Governmental Entity regarding the transactions contemplated hereby. If the Company or Acquiror or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then the Company or Acquiror (as applicable) shall make, or cause to be made, as soon as reasonably practicable and in any event in accordance with any relevant time limit, a response in compliance with such request. Each of the Company and Acquiror shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other. The Acquiror shall pay 100% of any applicable premerger filing fee or similar fee required under any antitrust Laws applicable to the Purchase or any Investment Laws applicable to the transactions contemplated hereby.

(c) Notwithstanding anything to the contrary contained in this Section 8.3 or elsewhere in this Agreement, except as set forth on Schedule 8.3(c), neither the Company nor Acquiror, nor any of their respective subsidiaries or Affiliates (including the Company), shall be required to agree to, and except with Acquiror’s consent, the Company shall not (and shall not permit any Company Subsidiary to) (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of its capital stock or of any of its businesses, assets or properties, or those of any of its Subsidiaries or Affiliates (including the Company or any Company Subsidiary), (ii) the imposition of any limitation on the ability of Acquiror or the Company, or any of their respective Subsidiaries or Affiliates (including the Company), to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Acquiror, the business of the Company, or (iii) the imposition of any impediment on Acquiror or the Company, or any of their respective subsidiaries or Affiliates (including the Company) under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies restrictive trade practices, national security, or foreign investment (any such action described in (i), (ii) or (iii), a “Burdensome Action”).

(d) Acquiror shall, in consultation with the Company and subject to Section 8.3(b), determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Entity as contemplated hereby, and the Company and its subsidiaries will take such actions as reasonably requested by Acquiror in connection with obtaining such consents, approvals or waivers promptly and in any event in accordance with any relevant time limit.

(e) No party shall independently participate in any substantive meeting or communication with any Governmental Entity relating to any antitrust Law filings, Investment Law filings, investigation, or other inquiry in connection with this Agreement or the transactions contemplated by this Agreement without giving the other party sufficient prior notice of the meeting or communication and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in such substantive meeting or communication. If the Company or Acquiror or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then the Company and Acquiror (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Without limiting Acquiror’s right under this Section 8.3(e) to determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Entity as contemplated hereby, each of the Company and Acquiror shall (i) consider in good faith the views of the other in making such response and

(ii) permit the Company to review any substantive communication, consult with each other in advance, and consider in good faith the Company’s reasonable comments in connection with, any filing, notice, application, submission, communication, meeting or conference with, the Federal Trade Commission, the Department Of Justice, or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person. To the extent any of the documents or information provided pursuant to this Section 8.3(e) are commercially or competitively sensitive, then the producing party may satisfy its obligations by providing such documents or information to the other party’s outside counsel, with the understanding and agreement that such counsel shall not share such documents and information with its client; provided, further, that materials may also be redacted (x) to remove references concerning the valuation of the Company, and (y) as necessary to address reasonable attorney-client or other privilege, to the extent that that such attorney-client or other privilege are not governed by a common interest privilege or doctrine.

8.4 Third-Party Contract Notices and Consents.

(a) The Company shall use commercially reasonable efforts to send all notices and use commercially reasonable efforts to obtain all consents, waivers and approvals of any third party as may be required pursuant to the terms of any Contract set forth on Section 3.4 of the Company Disclosure Statement (or required to be set forth thereon in order to make the representations and warranties in Section 3.4 true and correct in all material respects) and requested in writing by Acquiror, and the Company shall use commercially reasonable efforts to obtain any other consents, waivers and approvals of any third-party that may be required in connection with the transactions contemplated by this Agreement or the Related Agreements. No party shall be required to compensate any third party, commence or participate in any Action or offer or grant any accommodations (financial or otherwise) to any third party to obtain any consent, waiver or approval with respect to the Contracts set forth on Section 3.4 pursuant to the first sentence of this Section 8.4 (the “Specified Consents”), except as required pursuant to the terms of the applicable Contract under which such consent, waiver or approval is sought. Such notices, consents, modifications, waivers and approvals shall be in form and substance acceptable to Acquiror (acting reasonably). In the event the Purchase is not consummated for any reason, none of Acquiror, or any of its Affiliates shall have any liability to the Company, the Sellers or any other Person for any Liabilities resulting from the Company sending any such notice or seeking to obtain any such consents, modifications, waivers and approvals.

(b) To the extent requested by Acquiror, the Company and the Sellers terminate the of the agreements set forth, or required to be set forth, on Section 3.9 of the Company Disclosure Statement, other than any indemnification agreement with any current or former director or officer of the Company or any Company Subsidiary (the “Related Party Terminated Agreements”) effective as of and contingent upon the Closing, such that each Related Party Terminated Agreement shall be of no further force or effect as of the Closing without any continuing Liability of the Company or any Company Subsidiary thereunder or related thereto following the Closing.

8.5 Employee Matters.

(a) Resignation of Officers and Directors. Prior to the Closing, the Company shall have caused each director and officer of the Company who is not a Continuing Employee to execute a resignation and release letter in a form reasonably acceptable to Acquiror (the “Director and Officer Resignation Letter”), effective as the Closing.

(b) Offer Letters. During the Pre-Closing Period, to the extent requested by Acquiror (acting reasonably), the Company shall use commercially reasonable efforts to make available the Employees in order for the Acquiror to provide offer letters and other employment related agreements (including Acquiror’s customary proprietary information and invention assignment agreements) to such Employees, which would not be effective until the Closing Date. Notwithstanding anything herein to the contrary, neither Acquiror nor any of its Affiliates (including the Company) shall be obligated to cause the continuation of any employment relationship with any Employee for any specific period of time.

(c) No Employment Commitment or Plan Amendments. This Section 8.5 is included for the sole benefit of the Company and Acquiror and does not and shall not create any right in any Person, including any Employee, any participant in any Company Employee Plan or any beneficiary or trustee thereof. Nothing contained in this Agreement (express or implied) (i) is intended to require Acquiror, the Company or their Subsidiaries to establish, maintain, amend or modify any employee benefit plan or employee related plan, program or policy for any length of time, (ii) is intended to create a Company Employee Plan or any employee benefit plan or amend any of the foregoing, (iii) is intended to confer upon any individual any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment, or (iv) shall be construed to indicate existence of employment relations between Company, Acquiror or any of their Subsidiaries, on the one hand, and any of their service providers (including contractors and consultants), on the other hand. Notwithstanding anything to the contrary in this Agreement, the parties do not intend for this Section 8.5 to create any rights or obligations except between the Company and Acquiror. No Continuing Employee or any other current or former Employee, including any beneficiary or dependent thereof, shall be entitled to assert any claim against the Acquiror, the Company or any of their respective Subsidiaries or Affiliates under this Section 8.5, nor shall any Continuing Employee or any other current or former Employee, including any beneficiary or dependent thereof, be entitled to assert any claim as a party to this Agreement with respect to his or her compensation or benefits.

8.6 Tax Matters.

(a) Tax Returns Filed on or Prior to Closing. The Company and its Subsidiaries shall prepare, or shall cause to be prepared, all Tax Returns of the Company and its Subsidiaries required to be filed under Law on or prior to the Closing Date and shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax authorities) of such Tax Returns. The Tax Returns described in this Section 8.6(a) shall be prepared on a basis consistent with those prepared for prior taxable periods unless otherwise required by Law. The Company shall provide Acquiror with a copy of each such income or other material Tax Return for its review and comment no less than twenty (20) days prior to the earlier of the due date (taking into account valid extensions thereto) for such Tax Return, the Company shall revise such Tax Returns to reflect Acquiror’s reasonable comments, and the Company shall timely file or cause to be filed the foregoing unless the Acquiror withholds its consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed. All Taxes due on or before the Closing Date (whether or not shown on such Tax Returns) shall be paid or will be paid by the Company or applicable Company Subsidiary when due.

(b) Tax Returns Filed After Closing. Acquiror shall prepare or shall cause to be prepared all Tax Returns with respect to a Pre-Closing Tax Period to be filed by the Company or its Subsidiaries after the Closing Date. All Taxes that are due and payable with respect to Tax Returns described in this Section 8.6(b) shall be the responsibility of the Sellers to the extent they constitute Pre-Closing Taxes, and shall, for the avoidance of doubt, together with any related costs and other Losses, be subject to indemnification pursuant to Article X, including Section 10.2(a)(v). Acquiror shall provide the Securityholder Representative with a copy of each such income or other material Tax Return for its review and comment no less than twenty (20) days prior to the earlier of the due date (taking into account valid extensions thereto) for such Tax Return, Acquiror shall reasonably consider in good faith the Securityholder Agent’s comments, and Acquiror shall timely file or cause to be filed the foregoing. The Tax Returns described in this Section 8.6(b) with respect to a Pre-Closing Tax Period shall be prepared on a basis consistent with those prepared for prior taxable periods unless otherwise required by Law.

(c) Tax Assistance. The Securityholder Representative agrees to furnish or cause to be furnished to Acquiror and its Subsidiaries (including the Company), and Acquiror agrees to furnish or cause to be furnished, and to cause its Subsidiaries (including the Company) to furnish to Securityholder Representative at any time, upon request and using commercially reasonable efforts, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company, the Company Subsidiaries and Acquiror, as is reasonably requested for the filing of any Tax Returns, for the preparation of any audit, for the prosecution or defense of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or other similar claim and for seeking and obtaining any Tax ruling or other similar confirmation from any Governmental Entity (including related actions) relating to the tax treatment of the transactions contemplated by this Agreement. Each of Acquiror, the Company, their Subsidiaries and the Securityholder Representative shall retain all books and records in their possession with respect to Taxes for a period of at least seven (7) years following the Closing Date.

(d) Tax Claims. Acquiror shall promptly notify the Securityholder Representative in writing upon receipt of any written communication from a Governmental Entity concerning any pending or threatened audit, claim, demand, proposed adjustment or deficiency, assessment or administrative or judicial proceeding relating to any Pre-Closing Taxes or Taxes that are otherwise economically borne by the Sellers (a “Tax Claim”) and, to the extent known, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Tax Claim. Acquiror shall have the exclusive right to control any Tax Claims; provided that (i) Acquiror shall keep the Securityholder Representative reasonably informed (including providing the Securityholder Representative with copies of material communications with the applicable Governmental Entity), and consult in good faith with the Securityholder Representative, regarding the conduct of such Tax Claim, and (ii) Acquiror shall not settle or compromise any such Tax Claim without the consent of the Securityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed).

(e) Reorganization. Subject to the opinions described in Section 8.6(f) being provided, the parties each acknowledge and agree that, for U.S. federal income tax purposes, the Purchase is intended to qualify as a “ reorganization” within the meaning of Section 368(a) of the Code and that this Agreement is intended to constitute, and is hereby adopted by the parties as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 368 of the Code and the Treasury Regulations thereunder; provided that if any of the opinions described in Section 8.6(f) are not provided, the parties acknowledge and agree that the Purchase shall be reported for U.S. federal income tax purposes as a taxable exchange pursuant to Section 1001 of the Code. Other than as contemplated by this Agreement (including any action or failure to act reasonably necessary to cause the Complete Acquisition), and subject to the opinions described in Section 8.6(f) being provided, each party shall not (and shall cause its Subsidiaries not to) take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede the Purchase from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Notwithstanding the foregoing, Acquiror makes no representations or warranties to the Company or to any Seller or other securityholder of the Company regarding the Tax treatment of the Purchase, or any of the Tax consequences to the Company, any Seller or any other securityholder of the Company of this Agreement or of the Purchase, and each of the Sellers shall be responsible for any Taxes of such Seller arising from the Purchase. Each of the Acquiror and the Company acknowledges that the Acquiror, the Company, the Sellers and the other securityholders of the Company are relying solely on their own respective Tax advisors in connection with this Agreement and the Purchase.

(f) Tax Opinions. The Company shall use reasonable best efforts to cause Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to deliver an opinion that the Purchase “should” qualify as a “reorganization” within the meaning of Section 368(a) of the Code and any opinion relating to the Tax treatment of the Purchase that is required in connection with the Registration Statement. In connection with such opinions, upon the request of Skadden, officers of each of the Company and Acquiror, and their respective Affiliates, shall use reasonable best efforts to deliver to Skadden certificates, dated as of the necessary date, signed by such officer of the Company or Acquiror (or any of their respective Affiliates), as applicable, containing representations reasonably requested in connection with such opinions; provided, however, nothing in the foregoing shall, or shall be construed to, prevent, impose any condition on, or delay any action or inaction (i) by the Acquiror, Company or any of its Affiliates that is contemplated by this Agreement or that is reasonably necessary for the Acquiror or its assignee pursuant to Section 12.7 of this Agreement to acquire one hundred (100) percent of the Company Securities in connection with the Closing, or, if necessary, as promptly as practicable after the Closing, subject to providing 90 days written notice to the Securityholder Representative of Acquiror’s initiation of a “squeeze out” procedure under Finnish Law (such acquisition, the “Complete Acquisition”), or (ii) by any Seller (or, on or prior the Closing, the Company) as such Person has otherwise agreed pursuant to the terms of this Agreement, in each case, irrespective of whether any such action or in action would, as duly incorporated into and qualifying the representations contained in the certificates by the Acquiror or the Company, cause Skadden to fail to deliver any such opinion; provided, further, that (i) neither Acquiror nor the Company shall provide any representations inconsistent with the terms of this Agreement or the Complete Acquisition, and (ii) the Acquiror shall not be required to take (or refrain from taking) any action so as to be able to make any representation requested by Skadden if taking (or refraining from taking) such action could be expected to prevent, impose any condition on, or delay, as determined in Acquiror’s discretion, any of the transactions contemplated by the Agreement or the Complete Acquisition.

(g) Coordination. Notwithstanding anything to the contrary in this Agreement, in the case of any conflict between Section 8.6 and Article X, Section 8.6 shall control.

(h) Finnish Transfer Taxes. Acquiror shall pay the Finnish Transfer Taxes levied in connection with this Agreement and shall file the Finnish transfer tax notification with the Finnish Tax Administration, subject to the inclusion of any Finnish Transfer Taxes that are Transfer Taxes in Pre-Closing Taxes. As soon as practicable after the Closing Date, Acquiror shall provide the Securityholder Representative with written evidence of having paid the Finnish Transfer Taxes and having submitted such transfer tax notification related thereto to the Finnish Tax Administration.

(i) Israeli Tax. Following the execution of this Agreement, Acquiror shall use commercially reasonable efforts to achieve a favorable tax treatment for the Israeli equityholders; provided that in no event shall any efforts prevent, impose conditions on, or delay in any manner whatsoever the Closing. Nothing contained herein shall derogate from Section 2.4 hereunder or impose upon Acquiror any duty to ensure that any treatment deemed desirable for the Israeli equityholders pursuant to any such discussions qualify or will qualify under any particular tax treatment.”

(j) Tax Matters. For the avoidance of doubt, the respective obligations of Acquiror, the Sellers and the Company to effect the Purchase shall not be subject either to the qualification of the Purchase as a “reorganization” within the meaning of Section 368(a) of the Code or to any of the opinions described in Section 8.6(f) being provided.

8.7 Payoff Letters, Final Invoices and Release of Liens.

(a) Debt Payoff Letters. Except as otherwise directed by Acquiror, no later than five (5) Business Days prior to the Closing Date, the Company shall obtain from each holder of Indebtedness for borrowed money of the Company or any Company Subsidiary, and deliver to Acquiror, an executed payoff letter, in form and substance reasonably acceptable to Acquiror (acting reasonably), setting forth (i) the amounts required to pay off in full on the Closing Date, the Indebtedness owing to such holder of Indebtedness (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment, (ii) that upon payment of such amounts, a customary release of the Company and its Subsidiaries and (iii) upon payment of such amounts, a release of all Liens, if any, that the holder may hold on any of the assets of the Company or any of its Subsidiaries, including an authorization of the Company or its Representatives may file UCC-3 termination statements and such other documents necessary or desirable to evidence the release of any and all such Liens, and attaching duly completed and executed copies of any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable (each, a “Debt Payoff Letter”). The Company shall prepare and make reasonable and customary arrangements (including, if applicable, to file UCC-3 termination statements) to evidence the release of any and all such Liens at or promptly following the Closing and the payment in full of such Indebtedness pursuant to the applicable Debt Payoff Letter.

(b) Advisory Payoff Letters. No later than two (2) Business Day prior to the Closing Date, the Company shall, with respect to Qatalyst Partners and each other financial or investment advisor of the Company or its Subsidiaries, obtain and deliver to Acquiror a customary executed payoff letter, in a form reasonably satisfactory to Acquiror, setting forth the total amount due to such financial advisor by the Company or any Company Subsidiary and providing that upon payment of such amounts, all amounts owed or that could become owed or payable to such financial advisor pursuant to such Contract shall have been paid in full and that the Company’s obligation to pay all such amounts shall have been satisfied (each, a “Financial Advisor Payoff Letter” and, together with the Debt Payoff Letters, the “Payoff Letters”).

8.8 Transaction Expenses.

(a) Whether or not the Purchase is consummated, each party shall be responsible for its own expenses and costs that it incurs (and whether paid prior to, at or after the Closing) with respect to the negotiation, execution, delivery and performance of this Agreement, other than the Securityholder Representative (whose expenses and costs are contemplated to be paid by the Sellers).

(b) No later than two (2) Business Days prior to the Closing, the Company shall obtain from each advisor, counsel, accountant, or other professional service provider owed Transaction Expenses, and deliver to Acquiror, a final invoice or other final statement indicating that such amounts reflected thereon are all amounts owed to such Person in respect of Transaction Expenses, in form and substance reasonably acceptable to Acquiror, setting forth the amounts required to pay off in full on the Closing Date the Transaction Expenses owing to such Person and wire transfer information for such payment, and attaching duly completed and executed copies of any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable (each a “Final Invoice”).

8.9 Access to Information.

(a) During the Pre-Closing Period, the Company shall afford Acquiror and its Representatives reasonable access to, upon reasonable notice during business hours, (a) all of the assets, properties, Books and Records and Contracts of the Company and its Subsidiaries, as Acquiror may reasonably request, (b) all other information concerning the business, assets, properties and personnel (subject to restrictions imposed by Law) of the Company and its Subsidiaries as Acquiror may reasonably request and (c) all Employees, customers, and suppliers of the Company and its Subsidiaries as Acquiror may reasonably request. The Company agrees to provide to Acquiror and its accountants, counsel and other Representatives copies of its internal financial statements promptly upon request; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, or (ii) access to such documents or information would waive any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information, and (iii) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its commercially reasonable efforts to communicate the applicable information to Acquiror in a way that would not violate the applicable Law, Contract or obligation or to waive such a privilege. No information or knowledge obtained in any investigation conducted pursuant to this Section 8.9 or otherwise shall affect or be deemed to qualify, limit, waive, modify, amend or supplement any representation or warranty contained herein or in the Company Disclosure Statement or Seller Disclosure Statement, the conditions to the obligations of the parties to consummate the Purchase in accordance with the terms and provisions of this Agreement, or the rights of Acquiror or any Indemnified Party on the one hand, or the Company or any Seller, on the other hand, under or arising out of a breach of this Agreement. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Acquiror or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 8.9.

(b) Following December 31, 2021, the Company shall use its commercially reasonable efforts to cooperate with Buyer to prepare the Company’s consolidated balance sheet as of December 31, 2021, and the related consolidated statement of operations and the Company’s quarterly consolidated statement of operations for each quarter of such period the (the “2021 Financial Statements”), which shall be prepared in in accordance with IFRS. The Company shall cooperate with Acquiror in supplying information Acquiror may reasonably request in connection with the preparation of the 2021 Financial Statements. For purposes of this Agreement, “IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, consistently applied.

8.10 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company and each Seller shall give prompt notice to Acquiror of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company or any Seller, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing which such failure to be true or accurate would be reasonably likely to lead to a failure of the conditions to the Closing set forth in Section 2.2(b)(i) or Section 2.2(b)(ii) to be satisfied at the Closing, and (ii) any failure of the Company or any Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder where such failure would be reasonably likely to lead to a failure of the condition to Closing set forth in Section 2.2(b)(iii) to be satisfied at the Closing; provided, however, that the delivery of any notice pursuant to this Section 8.9(b) shall not (x) limit or otherwise affect any remedies available to the party receiving such notice or (y) constitute an acknowledgment or admission of liability or a breach of this Agreement.

(b) During the Pre-Closing Period, Acquiror shall give prompt notice to the Company of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of Acquiror, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing which such failure to be true or accurate would be reasonably likely to lead to a failure of the conditions to the Closing set forth in Section 2.2(c)(ii) to be satisfied at the Closing, and (ii) any failure of Acquiror to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder where such failure would be reasonably likely to lead to a failure of the condition to Closing set forth in Section 2.2(c)(i) to be satisfied at the Closing; provided, however, that the delivery of any notice pursuant to this Section 8.9(b) shall not (x) limit or otherwise affect any remedies available to the party receiving such notice or (y) constitute an acknowledgment or admission of liability or a breach of this Agreement.

(c) No disclosure by or on behalf of the Company or any Seller, or by or on behalf of the Acquiror, pursuant to this Section 8.9(b) or otherwise of any breach, inaccuracy, failure to be true, or failure to comply (or any waiver thereof) shall affect or be deemed to qualify, limit, waive, modify, amend or supplement any representation, warranty, or covenant contained herein or in the Company Disclosure Statement or Seller Disclosure Statement, the conditions to the obligations of the parties to consummate the Purchase in accordance with the terms and provisions of this Agreement, or the rights of the Company, the Sellers, Acquiror or any Indemnified Party under this Agreement, except to the extent set forth in the Company Disclosure Statement or Seller Disclosure Statement or expressly waived in writing pursuant to the terms of this Agreement.

8.11 Closing Date Balance Sheet; Post-Closing Adjustments.

(a) Company Closing Statement. The Company shall deliver to Acquiror at least three (3) Business Days prior to the anticipated Closing Date a good-faith draft, and including all reasonably detailed supporting documentation, of the following items (collectively, the “Company Closing Statement”): (A) an estimated unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of the Measurement Time, which shall be prepared by the Company in good faith and in a manner consistent with the Accounting Principles; and (B) a good faith calculation in reasonable detail of the Consideration Components. Prior to the Closing, the Company shall (x) cooperate with Acquiror in supplying supporting details and information as Acquiror may reasonably request in order to verify the information and amounts reflected on the draft Company

Closing Statement, (y) notify Acquiror of any information Known to the Company that would result in a non-de minimis change to any of the information set forth in the Company Closing Statement, including any changes to the information or amounts set forth therein occurring between the time of delivery of such draft and the Closing and (z) update the draft Company Closing Statement to reflect any of Acquiror’s reasonable good faith comments concerning the information and amounts set forth in the Company Closing Statement. The final draft of the Company Closing Statement delivered to Acquiror prior to the Closing Date (as updated in accordance with the terms of this Section 8.11) shall constitute the Company Closing Statement for purposes of this Agreement (the calculation of the Total Consideration Adjustment Amount as set forth in such Company Closing Statement, the “Estimated Total Consideration Adjustment Amount”) and shall be certified in writing by the Chief Financial Officer of the Company as a good faith estimate of the items contained therein, and shall be used for purposes of calculating the Consideration Components at the time of the Closing. Nothing in this Section 8.11(a), including the fact that Acquiror may provide comments or request changes to the draft Company Closing Statement or that Acquiror may agree to changes to the information or amounts set forth in the final Company Closing Statement that are used for purposes of calculating the Consideration Components, shall in any way limit the right of the Indemnified Parties under this Section 8.11 or Article X.

(b) Post-Closing Adjustments.

(i) As promptly as practicable, but in no event later than forty-five (45) days following the Closing Date, Acquiror will in good faith prepare and deliver to the Securityholder Representative a written statement (the “Post-Closing Statement”), based upon the books and records of the Company and its Subsidiaries and such other items as Acquiror deems appropriate, which will set forth Acquiror’s calculation of the Consideration Components. The Post-Closing Statement and Acquiror’s calculation of each of the components thereof shall be determined in accordance with the definitions of the Consideration Components.

(ii) During the forty-five (45)-day period following delivery of the Post-Closing Statement to the Securityholder Representative, Acquiror shall, and shall cause its Representatives to, use commercially reasonable efforts to cooperate with the Securityholder Representative and its Representatives to provide them with such information used in preparing the Post-Closing Statement as is reasonably requested by the Securityholder Representative and its Representatives including, upon reasonable advance notice, reasonable access during normal business hours to relevant personnel and records of the Company and the Company Subsidiaries. The Post-Closing Statement and the calculation of the Consideration Components set forth therein shall become final and binding at the end of the forty-fifth (45th) day following delivery thereof, unless prior to the end of such period, the Securityholder Representative delivers to Acquiror written notice of its disagreement specifying, in reasonable detail, the nature, basis for and amount of any disputed item including the Consideration Component in dispute (a “Notice of Disagreement”). The Securityholder Representative shall be deemed to have agreed with all items and amounts in the Post-Closing Statement to which no dispute is raised in the Notice of Disagreement, and such items and amounts shall not be subject to review under Section 8.11(b)(iv), and such deemed agreement shall be final and binding on the Securityholder Representative and the Indemnifying Parties.

(iii) During the one-hundred twenty (120)-day period following delivery of a Notice of Disagreement by the Securityholder Representative to Acquiror, the parties shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified therein. During such one-hundred twenty (120)-day period, each of Acquiror, the Securityholder Representative and the Sellers shall, and shall cause their Representatives to, cooperate with one another and their respective Representatives to provide each other with information relevant to the Notice of Disagreement reasonably requested by any of the foregoing including the information used in the preparation of such Notice of Disagreement and, upon reasonable advance notice, reasonable access during normal business hours to relevant personnel and records of the each of the foregoing. Any disputed items resolved in writing between the Securityholder Representative and Acquiror within such one-hundred twenty (120)-day period shall be final and binding with respect to such items, and if the Securityholder Representative and Acquiror agree in writing on the resolution of each disputed item specified in the Notice of Disagreement, the amount so determined shall be final and binding on the parties for all purposes hereunder, including on the Indemnifying Parties.

(iv) If the Securityholder Representative and Acquiror have not resolved all such differences by the end of such one-hundred twenty (120)-day period pursuant to Section 8.11(b)(iii) (or such later period if extended in a writing signed by the Securityholder Representative and Acquiror) the Securityholder Representative and Acquiror shall submit the disputed items in a written proposal to a nationally recognized public accounting firm that is independent from each of the parties and agreed upon in writing by the Securityholder Representative and Acquiror (each acting reasonably) (an “Accounting Firm”), together with briefs detailing their views as to the correct nature and amount of all items remaining in dispute. The Accounting Firm shall make a written determination as to each such disputed item and the amount so disputed (in each case, if and to the extent disputed) and, based on the resolution of all disputed items, shall calculate the Total Consideration Adjustment Amount and each component thereof, which determination shall (without limiting any claim of an Indemnified Party other than as provided under Article X) be final and binding on the parties for all purposes hereunder, including on the Indemnifying Parties. The Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties and shall base its determination on (A) the written submissions of the parties regarding the items in dispute between the parties and (B) the terms of this Agreement (including the provisions of this Section 8.11(b)(iv)). In resolving any item in dispute between the parties, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party within the Notice of Disagreement and the Post-Closing Statement. The determination of the Accounting Firm shall be accompanied by a certificate of the Accounting Firm that it reached such determination in accordance with the provisions of this Section 8.11(b)(iv). The Securityholder Representative and Acquiror shall use their commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof. Judgment may be entered upon the written determination of the Accounting Firm in any competent court. Notwithstanding anything to the contrary in this Agreement, the costs of any dispute resolution pursuant to this subsection, including the fees and expenses of the Accounting Firm and of any enforcement of the determination thereof, shall be borne by Acquiror and the Securityholder Representative (on behalf of the Sellers) in inverse proportion as they may prevail on the matters resolved by the Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative Euro values of the amounts in dispute and shall be determined by the Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with their preparation or review of the Post-Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(v) For purposes of this Agreement, “Final Total Consideration Adjustment Amount” means the Total Consideration Adjustment Amount, as finally determined in accordance with this Section 8.11. The parties agree that:

(A) If (x) the Final Total Consideration Adjustment Amount is less than the Estimated Total Consideration Adjustment Amount set forth in the Company Closing Statement (the absolute value of the amount (if any) by which Final Total Consideration Adjustment Amount is less than the Estimated Total Consideration Adjustment Amount set forth in the Company Closing Statement, the “Closing Adjustment Shortfall”) and (y) the Closing Adjustment Shortfall exceeds the Collar Amount (as defined below), then Acquiror shall first recover the Closing Adjustment Shortfall from the Indemnity Escrow Equity then-remaining in the Indemnity Escrow Available Recourse, and second if the Indemnity Escrow Available Recourse is insufficient to satisfy the entire amount of the Closing Adjustment Shortfall, then Acquiror may recover the balance of the Closing Adjustment Shortfall by seeking recourse to each Indemnifying Party in accordance with its, his, or her Pro Rata Portion, in each case, subject to the terms and limitations of Article IX. Promptly after the final determination of the Final Total Consideration Adjustment Amount, Acquiror and the Securityholder Representative shall deliver a joint written instruction to the Escrow Agent to release to Acquiror that number of Indemnity Escrow Shares or Indemnity Escrow Substitute RSUs contemplated by this Section 8.11(b)(v), rounded down to the nearest whole number of shares (with each Indemnity Escrow Share and Indemnity Escrow Substitute RSU being valued at the Acquiror Share Deemed Value). For clarity, any Indemnity Escrow Substitute RSU that has not satisfied the time-based vesting requirements under Section 1.1(h)(ii) as of the date of such release will continue to remain subject to the time-based vesting requirements set forth therein.

(B) If (x) the Final Total Consideration Adjustment Amount is greater than the Estimated Total Consideration Adjustment Amount set forth in the Company Closing Statement (the amount (if any) by which Final Total Consideration Adjustment Amount is greater than the Estimated Total Consideration Adjustment Amount set forth in the Company Closing Statement, the “Closing Adjustment Surplus”) and (y) the Closing Adjustment Surplus exceeds the Collar Amount, then Acquiror issue or cause to be issued to the Indemnifying Parties that number of Acquiror Shares equal to the quotient obtained by dividing (1) the Closing Adjustment Surplus, by (2) the Acquiror Share Deemed Value, rounded down to the nearest whole number of shares, with each Indemnifying Party to receive that number of shares contemplated by Section 1.1(d).

(C) If (x) the Final Total Consideration Adjustment Amount is equal to the Estimated Total Consideration Adjustment Amount set forth in the Company Closing Statement and used to calculate the Total Consideration Adjustment Amount at the Closing or (y) the Closing Adjustment Shortfall or Closing Adjustment Surplus, as applicable, does not exceed the Collar Amount, then there shall be no adjustments or further obligations under this Section 8.11.

(D) Notwithstanding anything to the contrary in this Section 8.11, neither this Section 8.11 nor any final determination of the Consideration Components in accordance with this Section 8.11 shall limit any claim of an Indemnified Party for Fraud.

(E) For purposes of this Section 8.11(b)(v), “Collar Amount” shall mean €250,000.

8.12 Director and Officer Insurance and Indemnity.

(a) Prior to the Closing, the Company shall obtain, in its sole discretion and at its expense, a fully prepaid “tail” directors’ and officers’ liability insurance policy, which has an effective term of five (5) years from the Closing, and (ii) contains coverage terms comparable to or better than those applicable to the current directors and officers of the Company and its Subsidiaries (the “Company D&O Tail Policy”).

(b) If the Purchase is consummated, from and after the Closing until the sixth (6th) anniversary of the Closing Date, the Company, to the extent permitted by applicable Law, shall fulfill and honor in all respects the obligations of the Company to its directors and officers as of immediately prior to the Closing (the “Company Indemnified Parties”) pursuant to any indemnification agreements between the Company and such Company Indemnified Parties existing as of the Agreement Date that are Made Available and set forth on Section 8.12 of the Company Disclosure Statement with respect to claims arising out of matters occurring at or prior to the Closing, of the Company to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the Company Charter Document, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as otherwise contemplated by this Agreement or required by applicable Law. To the extent any of the Company Indemnified Parties is advanced expenses hereunder, such person shall provide an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Parties are not entitled to indemnification. Any claims for indemnification made under such indemnification agreements or the Articles of Incorporation or bylaws of the Company on or prior to the sixth (6th) anniversary of the Closing shall survive such anniversary until the final resolution thereof.

(c) For the avoidance of doubt, and notwithstanding anything herein to the contrary, Acquiror shall be under no obligation to maintain the existence of the Company for any specified period following the Closing;

provided that, if the Company or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or the Company is dissolved or otherwise ceases to exist, then, and in each such case, Acquiror shall use commercially reasonable efforts to ensure proper provisions shall be made so that the successors and assigns of the Company shall assume all of the obligations of the Company set forth in this Section 8.12.

8.13 Waiver and Release of Claims. Effective as of the Closing, each Seller by execution of this Agreement, on behalf of itself, himself or herself and each of its, his or her current or former Affiliates, officers, directors, managers, partners, principals, members, equityholders, family members, heirs, beneficiaries, estates, executors, administrators, trustees, successors or assigns (collectively, but in each case, excluding the Company and its Subsidiaries, the “Seller Releasing Parties”), hereby:

(a) acknowledges and agrees that the Seller Releasing Parties (i) have no Seller Claims (as defined below), (ii) have not transferred or assigned, or purported to transfer or assign, any Seller Claims and (iii) shall not transfer or assign, or purport to transfer or assign, any Seller Claims, in each case, relating to the Company or any of its Subsidiaries against the Released Parties;

(b) hereby unconditionally, irrevocably and forever releases, acquits and discharges the Released Parties from, and covenants not to sue any Released Parties for, any and all claims, demands, allegations, assertions, complaints, controversies, charges, duties, grievances, rights, causes of action, Actions, suits, Liabilities, debts, obligations, promises, commitments, agreements, guarantees, endorsements, duties, breaches of duties, damages, costs, losses, debts and expenses (including out-of-pocket attorneys’ fees and costs incurred) of any nature whatsoever (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) in each case, in any way relating to, arising out of or in connection with (i) the Company or any Company Subsidiary, including in any way relating to, arising out of or in connection with any actions or inactions with respect to any Company or any Company Subsidiary or their respective businesses, operations or affairs, (ii) without limiting clause (i), any Company Related Party (other than the Company and any Company Subsidiary) to the extent relating to the Company or the Company Subsidiaries and their respective business, operations or affairs, (iii) arising from or relating to any Seller Releasing Party’s capacity, or rights, as a holder of capital stock or other securities of the Company or any Company Subsidiary or (iv) the transactions contemplated by this Agreement (collectively, “Seller Claims”) which the Seller Releasing Party has or had or can, shall or may now or hereafter have, including any Seller Claims arising under any applicable Law; provided, however, that the foregoing release shall not cover (and the definition of Seller Claims shall not include) or constitute a release of (v) the indemnification rights set forth, or contemplated to be provided, in Section 8.12, (w) any rights and obligations of the Sellers under this Agreement or pursuant to any Company D&O Tail Policy or under any liability insurance policies of the Company or a Company Subsidiary in effect as of immediately prior to the Closing, (x) any right to receive accrued and unpaid ordinary course compensation in such Seller Releasing Party’s capacity as a service provider of the Company, (y) any right for reimbursement in respect of out-of-pocket business expenses in such Seller Releasing Party’s capacity as an employee of the Company in the ordinary course of business and (z) any right that cannot by waived by applicable Law.

(c) acknowledges and agrees that he, she or it (i) has read and understands this release and has been advised to seek legal counsel prior to signing this Agreement and has had ample opportunity to do so, (ii) has signed this Agreement, including the provisions of this Section 8.13, freely and voluntarily, (iii) does not rely, and has not relied, on any representation or statement not set forth in this release made by Acquiror, the Company or any other Person with regard to the subject matter, basis or effect of this release or otherwise and (iv) does not rely, and has not relied, on any representations or warranties made by the Company in this Agreement, which such representations and warranties may have been made for the purpose of allocating contractual risk between the parties to this Agreement rather than establishing such matters as facts.

(d) acknowledges and agrees that, upon consummation of the Closing, each Seller explicitly agrees that it shall have no claims towards the Company under or arising out of the Company Stockholders Agreements or any investment agreement or Contracts pertaining to the financing rounds of the Company.

(e) acknowledges that the release reflected in this Section 8.13 shall become effective only upon the consummation of the Closing pursuant to the terms and conditions of this Agreement.

(f) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Released Parties” means the Company, any Company Subsidiary, Acquiror, each Seller and each of their respective current or former Affiliates, subsidiaries, subdivisions, officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors), successors, predecessors or assigns, and (ii) “Company Related Party” means each Released Parties, other than Acquiror.

8.14 Acquiror Retention Awards.

(a) Prior to the Closing, Acquiror’s board of directors or such board’s compensation committee, as applicable, shall approve awards of cash or restricted stock units covering shares Acquiror Shares, to be granted to Continuing Employees with an aggregate value of not less than €500,000,000 (the “Acquiror RSUs”); provided that cash awards shall not exceed €20,000,000 in the aggregate. The number of Acquiror RSUs constituting the Acquiror RSUs will be calculated by (1) converting this Euro amount into U.S. dollars by taking the arithmetic mean of the average bid and asked spot rates displayed at 12 noon London time from Euros to U.S. dollars as reported by Bloomberg L.P. on the screen EUR Currency BFIX on each of the ten (10) consecutive business days ending with the business day ending three (3) days prior to the Closing, and (2) dividing this dollar amount by on the volume weighted average price per share rounded to four decimal places (with amounts 0.00005 and above rounded up) of the Acquiror Shares on the NYSE for the ten (10) consecutive trading days ending with the complete trading day ending three (3) trading days prior to the Closing (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Acquiror and the Company). The Acquiror RSUs and cash awards that have been allocated to Continuing Employees prior to the Closing shall be granted effective as of immediately following the Closing and, in the case of Acquiror RSUs be subject to the terms and conditions of Acquiror’s equity plan then in effect and the standard form of restricted stock unit award agreement thereunder. Prior to or within six (6) months following the Closing, the Company’s Chief Executive Officer as of immediately prior to the Closing (the “Company CEO”) while the Company CEO remains employed with Acquiror or any of its Affiliates (or the Business Head (as defined below), as applicable) shall determine, subject to prior approval from Acquiror (which approval shall not be unreasonably withheld, conditioned or delayed) the Continuing Employees to whom Acquiror RSUs and cash awards shall be granted and the allocation thereof. Any award of Acquiror RSUs or cash awards shall be subject to vesting based only on continued service with Acquiror or its Affiliates, with one-quarter of such Acquiror RSUs or cash awards, as applicable, scheduled to vest on the first anniversary of the first Acquiror Vesting Date occurring on or after the Closing or, if granted following the Closing, the first anniversary of the first Acquiror Vesting Date occurring on or after the date of such grant and the remaining three-quarters of such Acquiror RSUs or portion of such cash award, as applicable, to vest on a quarterly basis in equal installments over three years on each Acquiror Vesting Date thereafter.

(b) In the event that, upon or within the one (1) year anniversary of the Closing, any Acquiror RSU is forfeited by the holder thereof, the value of such forfeited Acquiror RSU, determined as of the Closing, together with the aggregate value of all other forfeited Acquiror RSUs prior to the one (1) year anniversary of the Closing (the “Reallocation Pool”), shall become available for issuance by Acquiror of new restricted stock units covering shares of Acquiror Common Stock (the “Reallocated Awards”) to Continuing Employees who remain employees of the Company at such time or any other employees of Acquiror or its Affiliates (including the Company after the Closing) providing services to the Company’s business (“Eligible Employees”); provided that the subsequent forfeiture of a Reallocated Award shall not result in any additional increase to the Reallocation Pool and such forfeited Reallocated Award shall not again be available for issuance. The recipients and grant amounts of the Reallocated Awards shall be determined by Acquiror, in consultation with the individual who served as the Company CEO while the Company CEO remains employed with Acquiror or any of its Affiliates (or the Business Head (as defined below), as applicable), and the vesting and other terms of the Reallocated Awards will be consistent with Acquiror’s grant practices and in accordance with Acquiror’s normal governance practices and approval requirements for the granting of Acquiror restricted stock units. If, as of the one-year anniversary of the Closing Date (“Final Reallocation Date”), any amounts remain available for grant within the Reallocation Pool, then the Acquiror shall make a final determination (in consultation with the Company CEO) regarding any amounts available for issuance as Reallocated Awards to be granted pursuant to such Reallocation Pool to individuals who are Eligible Employees as of such Final Reallocation Date and the Reallocated Awards shall be granted in accordance therewith (and Acquiror shall use commercially reasonable efforts to cause such grants to be made by its board of directors or committee thereof in accordance with applicable Law, as promptly as reasonably practicable). Notwithstanding the foregoing, if the Company CEO is not employed with Acquiror or any of its Affiliates as of or prior to the Final Reallocation Date, Acquiror will consult with the individual serving as the most senior executive of the Company’s business after the Closing (the “Business Head”) with respect to the allocation of the Reallocation Pool.

8.15 Acquiror Loan.

(a) If the Closing has not occurred on or prior to May 8, 2022, Acquiror shall provide a loan of up to €60,000,000 (such amount to be determined by the Company) within five Business Days of a written request from the Company that Acquiror provide such a loan to fund its operations (the “Acquiror Loan”) on the Loan Terms and Conditions (as defined below), which written request from the Company shall include the desired amount to be loaned under the Acquiror Loan.

(b) The Acquiror Loan shall be made on such reasonable, arms’-length terms and conditions as may be agreed between the Company and Acquiror (the “Loan Terms and Conditions”). The Loan Terms and conditions shall include a covenant to use the Acquiror Loan for working capital funding requirements of the Company and the Company Subsidiaries and will be customary for a loan of this type, an interest rate equal to the Prime Rate in effect on the date the Acquiror Loan is funded and shall become due and payable (together with all accrued and unpaid interest thereon), and shall be repaid repayable by the Company upon the earliest to occur of (i) a qualified equity financing providing the Company with at least €250,000,000 of primary proceeds, (ii) an initial public offering of Company Common Stock on a recognized exchange (iii) the date one (1) year after the termination of this Agreement pursuant to Section 9.1 or (iv) upon the change of control of the Company (to be defined in the Acquiror Loan).

8.16 Facilitation of Trading. Following the Closing, Acquiror and the Company shall cooperate in good faith with Sellers who are Employees to facilitate one or more block trades of their Acquiror Stock to unrelated third parties on the open market during the 90-day period following the Closing, in each case (taking into account the intended U.S. federal income tax treatment of the Purchase addressed by the opinions described in Section 8.6(f)); provided that Acquiror shall not be required to incur any Liability or make any filings or disclosures in connection with the foregoing. All fees and expenses of such activities shall be borne solely by such Sellers.

8.17 Finnish Prospectus.

(a) As promptly as reasonably practicable after the Agreement Date, Acquiror and the Company shall, together with their respective counsel, cooperate in good faith in mutual consultation to enable Acquiror to reach a determination of whether the Purchase will trigger a requirement to publish the Finnish Prospectus under the Prospectus Regulations and the Company shall, to the extent not provided before the Agreement Date, furnish Acquiror with all such information and documents as reasonably requested by Acquiror for the purposes of such determination, including, without limitation, all information referred to in Section 3.5(c) in an unredacted form including the names of all holders of Company Options. For the purposes of such determination, Acquiror and its counsel may on a confidential basis engage in discussions with the Finnish Financial Supervisory Authority; provided that the Company and its counsel are provided reasonable opportunity to review and comment on any written materials provided to the Finnish Financial Supervisory Authority (to which Acquiror shall consider in good faith any reasonable comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable)) and to participate in any substantive discussions with the Finnish Financial Supervisory Authority or its staff regarding such determination.

(b) If the Acquiror determines that the Purchase will trigger a requirement to publish the Finnish Prospectus under the Prospectus Regulations, then Acquiror shall as promptly as reasonably practicable after such determination file the Finnish Prospectus for approval with the Finnish Financial Supervisory Authority. Acquiror shall use its reasonable best efforts to (i) have the Finnish Prospectus approved by the Finnish Financial Supervisory Authority as promptly as reasonably practicable after such filing, (ii) ensure that the Finnish Prospectus complies in all material respects with the applicable provisions of the Prospectus Regulations, and other applicable Law, and (iii) keep the Finnish Prospectus, if the Finnish Prospectus is approved by the Finnish Financial Supervisory Authority, effective for so long as necessary to complete the Purchase; and the Company shall use its reasonable best efforts to support the Acquiror with respect to the above actions. The Company shall prepare and furnish in writing to Acquiror all unaudited and audited financial information and other information concerning the Company and the Company Subsidiaries that is required to be, or is otherwise customarily, included in a Finnish Prospectus for a transaction of the type contemplated this Agreement, including that which is required by applicable Laws, rules and regulations to be included in the Finnish Prospectus concerning the Company so as to enable Acquiror to comply with its obligations under this Section 8.17. Acquiror and the Company shall cooperate in good faith to determine the information regarding the Company that is to be included in the Finnish Prospectus, including that which is necessary to include in the Finnish Prospectus in order to satisfy the Prospectus Regulations and other applicable Laws, rules and regulations. The Company shall assume responsibility in the Finnish Prospectus for information and sections concerning itself and the Company Subsidiaries and shall also give declarations to this effect in the Finnish Prospectus in such form as required to be given under the Prospectus Regulations. Each of Acquiror and the Company shall promptly correct any information provided by it or any of its Representatives for use in the Finnish Prospectus if and to the extent that such information shall have become false or misleading in any material respect. Acquiror shall use reasonable best efforts to cause the Finnish Prospectus, as so corrected, to be filed with the Finnish Financial Supervisory Authority and to be disseminated, in each case, as and to the extent required by the Prospectus Regulations and other applicable Laws, rules and regulations. Acquiror shall provide the Company and its counsel a reasonable opportunity to review and comment on the Finnish Prospectus prior to the filing thereof with the Finnish Financial Supervisory Authority, and Acquiror shall consider in good faith any reasonable comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Acquiror shall provide the Company and its counsel any and all material written comments or other written material communications that Acquiror or its counsel receives from the Finnish Financial Supervisory Authority or its staff with respect to the Finnish Prospectus as promptly as reasonably practicable after such receipt, and Acquiror shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the Finnish Financial Supervisory Authority or its staff (including a reasonable opportunity to review and comment on any such response, to which Acquiror shall consider in good faith any reasonable comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable)) and participate in any meetings or substantive discussions with the Finnish Financial Supervisory Authority or its staff regarding any such comments. Acquiror shall use reasonable best efforts to as promptly as reasonably practicable respond to any comments of the Finnish Financial Supervisory Authority or its staff regarding the Finnish Prospectus.

(c) The Parties shall reasonably cooperate with each other and provide, and shall use reasonable best efforts to cause their respective Representatives to provide, the other party and its Representatives, with all true, correct and complete information regarding such party or its Subsidiaries that is required by Law to be included in the Finnish Prospectus or reasonably requested by the other party to be included in the Finnish Prospectus.

(d) Without limiting the foregoing, the Company shall, and shall cause its Representatives to, cooperate with and provide to Acquiror and its Representatives with true, correct, and complete information regarding the Company and the Company Subsidiaries to the extent that is reasonably necessary or desirable in connection with the preparation and filing of the Finnish Prospectus, including such information as may be required to be included in the Finnish Prospectus pursuant to applicable Law. Without limiting the foregoing, the Company shall use reasonable best efforts to cause its independent accounting firm to deliver to the Company a consent letter of the Company’s independent accounting firm, in form and substance satisfactory to Acquiror (acting reasonably), that is customary in scope and substance for letters delivered by independent public accountants on the Finnish market in connection with prospectuses similar to the Finnish Prospectus.

ARTICLE IX

PRE-CLOSING TERMINATION OF AGREEMENT

9.1 Termination. This Agreement may be terminated, and the Purchase abandoned, at any time prior to the Closing only as follows:

(a) by mutual written agreement of the Company and Acquiror;

(b) by Acquiror or the Company if the Closing Date shall not have occurred by August 7, 2022 (the “Original End Date”); provided, however, that if on the Original End Date either (x) any of the conditions to Closing set forth in Section 2.2(a)(i) or Section 2.2(a)(ii) shall not have been satisfied (in each case, solely to the extent the matter giving rise to the failure of such condition is related to approval under a Regulatory Approval) or (y) all of the conditions to Closing set forth in Section 2.2 have been satisfied or waived other than the condition to Closing set forth in Section 2.2(b)(vi)(A) and any other condition that by its nature is to be satisfied at the Closing, then in either case, such date shall automatically be extended, without any action on the part of any party hereto, to November 7, 2022 (the “Extended End Date”); provided, further, that if the Original End Date has been extended to the Extended End Date and on the Extended End Date all of the conditions to Closing set forth in Section 2.2 have been satisfied or waived other than the condition to Closing set forth in Section 2.2(b)(vi)(A) and any other condition that by its nature are to be satisfied at the Closing, then such date shall automatically be extended, without any action on the part of any party hereto, to February 7, 2023 (the Original End Date, as such date may be extended pursuant to either of the foregoing provisos, the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available (i) to the Company, if any action or failure to act by the Company, the Securityholder Representative or any Securityholder has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement (including any failure to comply with Section 8.3 prior to the End Date) or any Related Agreement or (ii) to Acquiror if any action or failure to act by Acquiror has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement (including any failure to comply with Section 8.3 prior to the End Date) or any Related Agreement;

(c) by Acquiror, if it is not in material breach of its obligations under this Agreement and there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company or any Seller contained in this Agreement such that the conditions set forth in Section 2.2(b)(i), Section 2.2(b)(ii) or Section 2.2(b)(iii), would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) Business Days after written notice thereof to the Company; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Section 2.2(b)(i) and Section 2.2(b)(ii) for the benefit of Acquiror are incapable of being satisfied on or before the End Date;

(d) by the Company, if neither it, nor any Seller is in material breach of its, or their, obligations under this Agreement and there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Acquiror contained in this Agreement such that the conditions set forth in Sections 2.2(c)(i) or Section 2.2(c)(ii). would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) Business Days after written notice thereof to Acquiror; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Section 2.2(c)(i) and Section 2.2(c)(ii) for the benefit of the Company are incapable of being satisfied on or before the End Date;

(e) by either the Company or Acquiror, if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Purchase and such injunction shall have become final and nonappealable; provided that the party seeking to terminate the Agreement shall have used reasonable best efforts to prevent the entry of and to remove such relevant legal restraint in accordance with Section 8.3; provided, further, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to a Party if such injunction was primarily due to a material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement; or

(f) by either the Company or Acquiror, if (x) the condition set forth in Section 2.2(b)(v) (the “Key Employee Condition”) has become impossible to satisfy prior to the End Date, (y) the Company has delivered written notice to Acquiror stating that the Key Employee Condition has become impossible to satisfy prior to the End Date and stating in reasonable detail the basis for such impossibility (such notice, the “Unsatisfiable Condition Notice”) and (z) Acquiror has failed to waive the portion of the Key Employee Condition giving rise to such impossibility of fulfilment within ninety (90) days after Acquiror’s receipt of the Unsatisfied Condition Notice (or such longer period mutually agreed to in writing by the Chief Executive Officer of each of the Company and Acquiror); provided, however, that neither the Company nor Acquiror shall be entitled to terminate this Agreement pursuant to this Section 9.1(f) if (x) the impossibility of fulfilling such condition was caused by such party’s breach in any material respect of any provision of this Agreement, (y) the terminating party has not provided the other party five (5) days prior written notice indicating the terminating party’s intention to terminate this Agreement pursuant to this Section 9.1(f) or (z) if Acquiror has waived the Key Employee Condition (or the portion thereof giving rise to such condition becoming impossible to fulfill) prior to the termination of this Agreement pursuant to this Section 9.1(f) (whether or not such waiver occurs prior to or after the notice contemplated in clause (y) of this proviso)).

9.2 Effect of Termination. Any valid termination of this Agreement under Section 9.1 will be effective (subject to the cure periods provided above) immediately upon the delivery of a valid written notice of the terminating party to each of the other parties hereto. In the event of termination of this Agreement as provided in Section 9.1, this Agreement and all rights and obligations hereunder shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, the Sellers, or the Company, or their respective Representatives; provided, however, that each of the Company, the Sellers and the Acquiror hereto shall remain liable for any Fraud and any Willful Breach of this Agreement or any Related Agreement occurring prior to such termination; and provided, further, however, that, the provisions of Section 8.8 (Transaction Expenses), Section 8.15 (Acquiror Loan), Section 11.1(b) (Exculpation and Indemnification of Securityholder Representative), Section 12.3 (Confidentiality), Section 12.4 (Public Disclosure), Article XII (General Provisions), Section 9.3 (Termination Fee) and this Section 9.2, (in each case including the respective meanings ascribed to the capitalized terms used in such Sections as defined in this Agreement), shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

9.3 Termination Fee. If this Agreement is terminated (A) by Acquiror or the Company pursuant to (x) Section 9.1(b) if, at the time of such termination, the conditions to Closing set forth in Section 2.2(a)(i) or Section 2.2(a)(ii) (solely to the extent the matter giving rise to the failure of such condition is related to approval under a Regulatory Approval contemplated by Section 2.2(a)(i)), shall not have been satisfied, but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on, shall have been satisfied or waived, on the date of such termination) or (y) Section 9.1(e) (solely to the extent an injunction shall have been entered by a Governmental Entity in connection with a Regulatory Approval set forth on Schedule 2.2(a)(i) permanently restraining, enjoining or otherwise prohibiting the consummation of the Purchase and such injunction shall have become final and nonappealable), but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on, shall have been satisfied or waived, on the date of such termination) and (B) the Company has complied, in all material respects, with its covenants and agreements set forth in Section 8.3 (without giving any effect to any breach of, or action or inaction of the Company of which Acquiror had knowledge required under, Section 8.3, but failed to provide prompt notice in accordance with Section 8.3); then Acquiror shall pay to the Company €210,000,000 (the “Termination Fee”) by wire transfer (to an account designated by the Company) in immediately available funds within two Business Days of such termination; provided that Acquiror may set off against such payment an amount equal to any amounts then outstanding under the Acquiror Loans on the terms set forth in the agreements governing such Acquiror Loans.

9.4 Effect of Termination. Anything to the contrary in this Agreement notwithstanding, if the Termination Fee shall become due and payable in accordance with Section 9.3, from and after such termination and payment of the Termination Fee in full pursuant to and in accordance with Section 9.3, Acquiror and its Affiliates and Representatives shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby, other than any Liability or damages resulting from fraud or willful and material breach. In no event shall the Company be entitled to more than one payment of the Termination Fee in connection with a termination of this Agreement pursuant to which such Termination Fee is payable. For the avoidance of doubt, while the Company may pursue both a grant of specific performance in accordance with Section 12.9 and the payment of the Termination Fee under Section 9.3, under no circumstances, shall the Company be permitted or entitled to receive both a grant of specific performance and the Termination Fee (if entitled under Section 9.3).

ARTICLE X

POST-CLOSING INDEMNIFICATION

10.1 Survival.

(a) Representations. The representations and warranties of the Company and the Sellers set forth in this Agreement or in any certificate delivered by or on behalf of the Company or the Sellers pursuant to this Agreement shall survive until 11:59 p.m. (Prevailing Pacific Time) on the date that is fifteen (15) months following the Closing Date (the “Expiration Date”); provided, however, that (i) the representations and warranties of the Company set forth in Section 3.1 (Organizational Existence of the Company and the Company Subsidiaries), Section 3.2 (Power and Authorization; Enforceable Agreement), Section 3.4(a) (Conflicts), Section 3.5 (Capitalization) and Section 3.29 (Brokers) (collectively, the “Company Fundamental Representations”) or in any corresponding representation and warranty set forth in any certificate delivered by or on behalf of the Company to the extent relating to the Company Fundamental Representations and (ii) the representations and warranties of the Sellers set forth in Sections 4.1 (Capitalization), 4.2 (Authority and Enforceability) and 4.5(b)(i) and (iii) (No Conflict) of this Agreement, the Joinder Agreements and the Support Agreements (collectively, the “Seller Fundamental Representations”) or in any corresponding representations and warranties set forth in any certificate delivered by or on behalf of any of the Seller to the extent relating to the Seller Fundamental Representations in connection therewith, in each case, shall survive until 11:59 p.m. (Prevailing Pacific Time) on the date that is five (5) years following the Closing Date; provided, further, however, that the representations and warranties of the Company set forth in Section 3.16 (Tax Matters) (the “Tax Representations”) or in any corresponding representations and warranties set forth in any certificate delivered by or on behalf of the Company to the extent relating to the Tax Representations shall, in each case, survive until 11:59 p.m. (Prevailing Pacific Time) on the date that is thirty (30) days after the expiration of the statute of limitations applicable to the Taxes addressed by such representation or warranty, after giving effect to any waiver, mitigation, tolling or extension thereof; provided, further, however, that in the event of Fraud with respect to any representation or warranty, such representation and warranty shall survive the Closing without giving effect to the survival period limitations provided in this Section 10.1(a); provided, further, that each of the representations and warranties made by or on behalf of the Company or any of the Sellers in this Agreement shall survive beyond both the Expiration Date and the other survival periods specified in this Section 10.1(a) with respect to any indemnification claim with respect thereto that is set forth in a Claim Notice delivered prior to the expiration of the applicable survival period for such representation or warranty, in which case, such representation or warranty shall survive as to the claims set forth in such Claim Notice until such claim has been finally resolved. The representations and warranties of Acquiror set forth in this Agreement or in any contained in this Agreement shall survive until the Expiration Date.

(b) Covenants. The covenants of the Company, Acquiror, and the other parties hereto shall survive the Closing Date, and each such surviving covenant shall survive until the earlier of performance in accordance with the terms of this Agreement, and (i) in the case of such covenants and agreements which by their terms are to be performed prior to the Closing Date, the Survival Date and (ii) in the case of such covenants and agreements which by their terms are to be performed on or following the Closing Date, the six (6) year anniversary of the Closing Date.

(c) Agreement Controls. For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, it is the intention of the parties hereto that, except in the case of Fraud, the respective survival periods and termination dates set forth in this Section 10.1 supersede any applicable statutes of limitations that would otherwise apply to such representations, warranties, certifications, covenants, and agreements.

10.2 Indemnification.

(a) Seller Indemnification for Company Matters. Subject to the applicable limitations set forth in this Article X, from and after the Closing, each Indemnifying Party shall, severally and not jointly, indemnify and hold harmless (and the Indemnity Escrow Available Recourse shall be available to compensate, indemnify and hold harmless) Acquiror and its Affiliates (including, for the avoidance of doubt, the Company) and its and their respective Representatives (collectively, the “Indemnified Parties”) from and against all Losses paid or incurred by the Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any Third-Party Claims) (collectively, “Acquiror Losses”), directly or indirectly resulting from any of the following:

(i) any breach of, failure to be true of, or inaccuracy in, as of the date made or as of the Closing (as though made as of such time), any representation or warranty of the Company contained in this Agreement (other than the Company Fundamental Representations or Tax Representations), or any breach of, failure to be true of, or inaccuracy in, any representation or warranty of the Company contained in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement with respect to any such representation or warranty (other than such representations and warranties with respect to the Company Fundamental Representations or Tax Representations);

(ii) any breach of, failure to be true of, or inaccuracy in, as of the date made or as of the Closing (as though made as of such time), any Company Fundamental Representation or Tax Representations, or any breach of, failure to be true of, or inaccuracy in, any Company Fundamental Representation or Tax Representations in any certificate or instrument delivered by, or on behalf of, the Company pursuant to this Agreement;

(iii) (A) any breach of, default in, or failure by the Company to perform or comply with, any of the Company’s covenants or obligations set forth in this Agreement to the extent required to be performed prior to the Closing and (B) any breach of, default in, or failure by the Securityholder Representative to perform or comply with, any of the Securityholder Representative’s covenants or obligations set forth in this Agreement;

(iv) any inaccuracy in any information or calculations set forth in the Payment Spreadsheet, the Company Closing Statement, including any inaccuracy in the calculation of, and any overstatement, or understatement or failure to include, in the Payment Spreadsheet the Total Closing Consideration (or any component thereof, including with respect to the Consideration components) (without duplication for amounts paid to Acquiror pursuant to the terms of Section 8.12(b);

(v) any Specified Matter;

(vi) except to the extent reflected in the calculation of the Tax Amount in the Payment Spreadsheets, any Pre-Closing Taxes;

(vii) any Fraud committed by or on behalf of the Company or any of its Representatives (in such capacity) in connection with the transactions contemplated by this Agreement; and

(viii) the matters set forth on Schedule 10.2(a)(viii).

(b) Seller Indemnification for Seller Matters. Subject to the applicable limitations set forth in this Article X, from and after the Closing, each Indemnifying Party agrees, severally and not jointly, to indemnify and hold harmless the Indemnified Parties, or any of them, from and against all Acquiror Losses directly or indirectly resulting from, arising out of, or relating to, or in connection with:

(i) any breach of, failure to be true of, or inaccuracy in, as of the date made or as of the Closing (as though made as of the Closing), any representation or warranty of such Indemnifying Party contained in this Agreement or in the Support Agreement or in the Joinder Agreement to which such Indemnifying Party is a party or any breach of, failure to be true of, or inaccuracy in, any representation or warranty in any certificate delivered by, or on behalf of, such Seller pursuant to this Agreement or the Support Agreement or such Joinder Agreement with respect to any such representation or warranty;

(ii) any breach of, default in, or failure by such Indemnifying Party to perform or comply with, any of such Indemnifying Party’s covenants or obligations set forth in this Agreement or in the Support Agreement or in the Joinder Agreement to which such Indemnifying Party is a party; and

(iii) any Fraud by or on behalf of such Indemnifying Party or any of its Representatives (in such capacity) in connection with the transactions contemplated by this Agreement.

10.3 Indemnification Limitations and Qualifications.

(a) Claim Threshold. Subject to Section 10.3(e), the Indemnified Parties, as a group, may not recover any Acquiror Losses pursuant to a claim under Section 10.2(a)(i) (i) unless and until the Indemnified Parties, as a group, shall have paid or incurred at least €25,000,000 in Acquiror Losses with respect to the matters specified in Section 10.2(a)(i) and Section 10.2(a)(iii), in the aggregate (the “Deductible”), and if the aggregate of all Losses directly or indirectly paid or incurred by the Indemnified Parties (or any of them) exceeds the Deductible, then the Indemnified Parties shall be entitled to indemnification for all such Losses in excess of the Deductible that would otherwise be indemnifiable pursuant to Section 10.2(a)(i) (not including the amount of Losses constituting the Deductible or any Losses not individually exceeding the Per Claim Threshold) subject to the other limitations and qualifications set forth in this Article X and (ii) for any particular Loss indemnifiable pursuant to Section 10.2(a)(i), unless the amount of such Loss (and any related Losses indemnifiable hereunder arising from the same or substantially similar underlying facts, circumstances, or claims) exceeds €750,000 (the “Per Claim Threshold”); provided, however, for the avoidance of doubt, the limitations in this Section 10.3(a) shall not limit or otherwise restrict any claims pursuant to clauses (ii) through (vii) of Section 10.2(a), inclusive, or Section 10.2(b).

(b) Indemnification Limitations.

(i) General. Subject to Section 10.3(e), the Indemnified Parties’ sole and exclusive source of recovery for claims under Section 10.2(a)(i) and Section 10.2(a)(viii) shall be recourse against and recovery from the Indemnity Escrow Available Recourse; provided, however, for the avoidance of doubt, the limitations in this Section 10.3(b) shall not limit or otherwise restrict any claims pursuant to clauses (ii) through (vii) of Section 10.2(a), inclusive, or Section 10.2(b).

(ii) Scheduled Claims. Subject to Section 10.3(e), (A) indemnification claims for Losses directly or indirectly resulting from, arising out of, or relating to, or in connection with, any of the matters set forth on Schedule 10.2(a)(viii) may only be made pursuant to Section 10.2(a)(viii) (notwithstanding Section 10.4(a) and regardless of whether such claim could otherwise be brought under another Subject Provision) and (B) the aggregate liability of each Indemnifying Party for indemnification claims recovered under Section 10.2(a)(viii) shall be limited, in the aggregate, to €200,000,000 from the Indemnity Escrow Available Recourse.

(iii) Aggregate Cap. Subject to Section 10.3(e), the aggregate liability of each Indemnifying Party for indemnification claims recovered directly from such Indemnifying Party under Section 10.2(a) and Section 10.2(b) (excluding, for the avoidance of doubt, claims recovered from the Indemnity Escrow Available Recourse) shall be limited, in the aggregate, to a Euro amount equal to the sum of the value of the Acquiror Shares issued or issuable to such Indemnifying Party (or his, her, or its designee, assignee, transferee, or successor in interest) pursuant to this Agreement. For all purposes of this Article X, the Acquiror Shares shall be valued at the Acquiror Share Deemed Value.

(iv) Other Limitations. Notwithstanding anything to the contrary set forth herein, from and after the Closing, the Indemnified Parties shall not be entitled to indemnification pursuant to this Article X for (A) any current liability to the extent specifically set forth on the Closing Date Balance Sheet and included in the calculation of Closing Date Net Working Capital, or (B) the amount or availability following the Closing of any net operating loss carryforward or any other Tax asset or attribute of the Company or any of its Subsidiaries, or the ability of Acquiror or its Subsidiaries to utilize any such Tax asset or attribute in any taxable period commencing on or after the Closing. Notwithstanding anything to the contrary set forth herein, except for recovery from the Indemnity Escrow Available Recourse (which shall be available to compensate, indemnity and hold harmless the Indemnified Parties for any indemnification claims pursuant to Section 10.2) no Indemnifying Party shall be liable for the breach of any representation, warranty or covenant made by another Indemnifying Party not Affiliated with such Indemnifying Party; provided that, for the avoidance of doubt, the Indemnified Parties shall be entitled to be compensated, indemnified and held harmless in accordance with the terms of this Article X directly from and by each Indemnifying Party with respect to a breach of any representation, warranty or covenant made by such Indemnifying Party.

(v) Certain Damages. Under no circumstances shall any Indemnified Party be entitled to indemnification pursuant to this Article X for punitive or exemplary except to the extent such damages are paid by an Indemnified Party to a third party.

(vi) Materiality. For purposes of this Article X only, when determining the amount of Losses suffered by an Indemnified Party as a result of any, or whether there occurred any, breach or inaccuracy of a representation or warranty that is qualified or limited in scope as to materiality or Company Material Adverse Effect or similar qualification, such representation or warranty shall be deemed to be made without such qualification or limitation.

(c) Mitigation; Insurance Recoveries.

(i) Mitigation. The Indemnified Parties shall use commercially reasonable efforts to mitigate Losses indemnifiable under this Article X; provided, however, that in no event shall any of the Indemnified Parties be required to assert any claim or otherwise seek recourse any against any current or former insurers, insurance policies, customers, suppliers, resellers, vendors, partners, commercial counterparties, or other Representatives of any of the Indemnified Parties or their respective Affiliates.

(ii) Insurance Recoveries. The amount of any Loss payable to an Indemnified Party pursuant to the indemnification obligations in Section 10.2 shall be calculated after giving effect to any Losses recoverable by the Indemnified Parties from insurance policies, which recovery shall be calculated net of the following: (i) reasonable and documented out-of-pocket costs and expenses (including Taxes) incurred by such Indemnified Party or its Affiliates and its and their respective Representatives in procuring such recovery; (ii) any increases in premiums or premium adjustments to the extent attributable to such recovery (applicable to any past, present or future premiums); and (iii) deductibles and other amounts incurred in connection with such recovery; provided, however, that, other than with respect to the Company D&O Tail Policy (if any), the Indemnified Parties shall have no obligation to seek recovery under any insurance policies or to maintain any insurance policies for any period of time.

(d) Contribution. No Indemnifying Party (including any officer or director of the Company or any of its Subsidiaries) shall have any right of contribution, indemnification or right of advancement from Acquiror or any of its Affiliates with respect to any matters specified in Section 10.2(a) or Section 10.2(b); provided, however, the foregoing shall not limit any rights under the Company D&O Tail Policy (if any) to the extent obtained by the Company prior to the Closing.

(e) Fraud. Notwithstanding anything herein to the contrary, nothing in this Agreement shall limit (i) the liability of an Indemnifying Party in connection with any claim based on Fraud committed by such Indemnifying Party, or (ii) the right of any Indemnified Party to pursue remedies under or related to any Related Agreement (other than certificates delivered pursuant to this Agreement) against the parties thereto.

(f) Effect of Termination. For the avoidance of doubt, if the Purchase is not consummated, (i) this Article X shall be terminated and no Indemnified Party shall have the ability to seek indemnification under this Article X and (ii) the limitations set forth in this Article X shall not apply with respect to the liability of any party hereto for any breach of any representation, warranty, covenant or agreement contained in this Agreement, any Related Agreement or any certificates or other instruments executed and delivered by any party in connection with the transactions contemplated by this Agreement.

10.4 Claim Procedures.

(a) Indemnification Claims. Subject to the limitations set forth in Section 10.3, if any Indemnified Party wishes to assert a claim under Section 10.2(a) or Section 10.2(b) (each, an “Indemnification Claim”), Acquiror shall, as soon as reasonably practicable after becoming aware of the applicable Losses or anticipated Losses deliver to the Securityholder Representative a written claim notice (a “Claim Notice”) stating (i) that an Indemnified Party has paid or incurred, or reasonably anticipates that it may pay or incur Losses, and (ii) to the extent reasonably available, specifying such Losses or anticipated Losses in reasonable detail, the facts and circumstances (to the extent known by or available to the Acquiror) giving rise to such Losses and, if applicable, the nature of the misrepresentation, breach of warranty or covenant or other indemnifiable matter; provided that a failure to deliver a Claim Notice shall not relieve any Indemnifying Parties of any liability or obligation pursuant to this except to the extent such Indemnifying Parties are materially prejudiced thereby. Without extending the time limitations set forth in Section 10.1, a Claim Notice may be updated from time to time by the party delivering such Claim Notice to reflect any change in circumstances following the date thereof. If an Indemnification Claim may be brought under different or multiple sections, clauses or sub-clauses of Section 10.2(a) or Section 10.2(b) (or with respect to different or multiple representations, warrants or covenants), then the applicable Indemnified Parties shall have the right to bring such claim under any or each such section, clause, subclauses, representation, warranty or covenant (each a “Subject Provision”) that it chooses and the Indemnified Parties will not be precluded from seeking indemnification under any Subject Provision by virtue of the Indemnified Parties not being entitled to seek indemnification under any other Subject Provision;

provided that in no event shall an Indemnified Party be entitled to receive indemnification payments for the same specific Losses more than once.

(b) Response to Claim. If the Securityholder Representative does not object in writing within forty-five (45) days of delivery of a Claim Notice (the “Objection Deadline”) by delivery of a written notice of objection to Acquiror containing a reasonably detailed description of the facts and circumstances (to the extent known by or available to the Securityholder Representative) supporting an objection to the applicable claim (a “Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Securityholder Representative (on behalf of the Indemnifying Parties) with respect to an Indemnification Claim, as applicable, that the applicable Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Claim Notice, if and to the extent actually paid or incurred (an “Unobjected Claim”). In such event, the Losses for which the Indemnified Parties are entitled payment under the Unobjected Claim shall be satisfied in accordance with Section 10.4(d).

(c) Resolution of Objections to Claims.

(i) With respect to each Indemnification Claim, if the Securityholder Representative delivers a Claim Objection Notice pursuant to Section 10.4(b) prior to the Objection Deadline with respect to such Indemnification Claim, Acquiror and the Securityholder Representative shall attempt in good faith for thirty (30) days after the delivery of such Claim Objection Notice to resolve such objection. If Acquiror and the Securityholder Representative resolve and come to an agreement regarding the claim(s) made in the Claim Objection Notice, a memorandum setting forth such agreement (the “Settlement Memorandum”) shall be prepared and signed by both parties, which Settlement Memorandum shall be final and conclusive and binding on the Indemnifying Parties (including each Indemnifying Party) and the Indemnified Parties (including each Indemnified Party). In such event, the Losses for which the Indemnified Parties are entitled payment under the Settlement Memorandum shall be satisfied in accordance with Section 10.4(d).

(ii) With respect to each claim pursuant to Section 10.4(a) as to which a Claim Objection Notice was delivered pursuant to Section 10.4(b), and to which no such agreement can be reached after good faith negotiation and prior to thirty (30) days after Acquiror’s receipt of such Claim Objection Notice (or such later date as may be agreed in writing by Acquiror and the Securityholder Representative), either Acquiror or the Securityholder Representative may, subject to Section 12.10 and Section 12.12, commence an Action in a court of competent jurisdiction.

(iii) Acquiror shall, and shall cause the Company and shall use commercially reasonable efforts to cause the other Indemnified Parties to, provide reasonable cooperation with the Securityholder Representative in in connection with its evaluation of the Indemnification Claim, including by providing the Securityholder Representative with reasonable access, upon reasonable notice during business hours, to books and records of Acquiror and the Company to the extent necessary to evaluate the Indemnification Claim; provided, however, that Acquiror and the Indemnified Parties may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires Acquiror or any of the other the Indemnified Parties to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would waive any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information, and (iii) access to a Contract to which the Acquiror or any of the other Indemnified Parties is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract. In the event Acquiror or the applicable Indemnified Party does not provide access or information in reliance on the preceding sentence, it shall use its commercially reasonable efforts to communicate the applicable information to Acquiror in a way that would not violate the applicable Law, Contract or obligation or to waive such a privilege.

(d) Satisfaction of Claims. In the event of an Unobjected Claim or a Settlement Memorandum, with respect to claims pursuant to Section 10.2(a) or Section 10.2(b), Acquiror and the Securityholder Representative

shall, subject to the limitations set forth in Section 10.3, as promptly as practicable thereafter, arrange for the cancellation or release, as applicable, of the applicable portion of the Indemnity Escrow Available Recourse (an “Indemnity Claim Release”). The Indemnity Escrow Available Recourse shall be released (i) in the case of Indemnity Escrow Substitute RSUs, by cancellation of the applicable portion thereof by Acquiror and (ii) in the case of Indemnity Escrow Shares, by release of the applicable number of Indemnity Escrow Shares from the Indemnity Escrow Fund. All distributions from the Indemnity Escrow Available Recourse shall be made based on each Indemnifying Party’s Pro Rata Portion of Acquiror’s Losses. In the event of an Indemnity Claim Release, Acquiror and the Securityholder Representative shall deliver a joint written instruction to the Escrow Agent (a “Release Instruction”) to release a specified number of Indemnity Escrow Shares to Acquiror, which shall include the number of Indemnity Escrow Shares to be released from the Indemnity Escrow Fund and the number of Indemnity Escrow Substitute RSUs to be cancelled by Acquiror in connection with such Indemnity Claim Release. The Indemnity Escrow Shares and Indemnity Escrow Substitute RSUs to be released or cancelled, as applicable, shall be satisfied by ((i) first, releasing Indemnity Escrow Shares in reverse chronological order of latest vesting, (ii) second, cancelling Indemnity Escrow Substitute RSUs in reverse chronological order of latest to satisfy time-based vesting requirements under Section 1.1(h)(ii) and (iii) third, releasing, Indemnity Escrow Shares which are not subject to vesting, and the Indemnity Escrow Shares and Indemnity Escrow Substitute RSUs to be released shall have an aggregate value (with each Indemnity Escrow Share and each Indemnity Escrow Substitute RSU being valued at the Acquiror Share Deemed Value) equal to, in the aggregate, the amount of Acquiror Losses set forth in the Claim Notice with respect to an Unobjected Claim or in the Settlement Memorandum the release of which by the Escrow Agent or cancellation of which by Acquiror, as applicable, shall satisfy the payment obligation to each Indemnified Party, and, if the value of the Indemnity Escrow Shares and Indemnity Escrow Substitute RSUs then remaining in the Indemnity Escrow Available Recourse is insufficient to cover the full amount of Acquiror Losses set forth in the Claim Notice with respect to an Unobjected Claim or in the Settlement Memorandum, each Indemnifying Party shall, subject to the limitations set forth in this Article X, within thirty (30) days, pay in cash such Indemnifying Party’s Pro Rata Portion of such Acquiror Losses to Acquiror in excess of the aggregate amount remaining in the Indemnity Escrow Available Recourse in satisfaction of each Indemnified Party’s portion of the applicable Acquiror Losses. For clarity, any Indemnity Escrow Substitute RSU that has not satisfied the time-based vesting requirements under Section 1.1(h)(ii) as of the date of such release will continue to remain subject to the time-based vesting requirements set forth therein.

(e) Third-Party Claims.

(i) In the event that an Indemnified Party becomes aware of a claim or demand from a third party for which it would reasonably be expected to be entitled to indemnification, compensation, or reimbursement under Section 10.2(a) or Section 10.2(b), as applicable (each, a “Third-Party Claim”), Acquiror shall promptly provide the Securityholder Representative with notice of such claim and shall have the right in its sole and absolute discretion to conduct (and, if necessary assume) the defense and prosecution of and to settle or resolve any such Third-Party Claim. Acquiror shall promptly provide to the Securityholder Representative copies of all pleadings, material written notices, and material written communications with respect to any Third-Party Claim to the extent that receipt of such documents does not waive any privilege of or relating to any Indemnified Party, subject to the execution by the Securityholder Representative of Acquiror’s (and, if required, such third party’s) reasonable and customary non-disclosure agreement, and shall be entitled, at the expense of the Securityholder Representative (on behalf of the Indemnifying Parties), to participate in, but not to determine or conduct, any defense or prosecution of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim.

(ii) Except with the consent of the Securityholder Representative, which shall not be unreasonably withheld, conditioned, or delayed, and which shall be deemed to have been given unless the Securityholder Representative shall have objected in writing within ten (10) Business Days after a written request for such consent by Acquiror, the amount paid in the settlement or resolution of any such Third Party Claim to the third-party claimant shall not be determinative of the amount of Losses that are indemnifiable with respect to such matter. In the event that the Securityholder Representative has consented in writing to (or shall have been deemed to have consented to) any such settlement or resolution: neither the Securityholder Representative nor the Indemnifying Parties shall have any power or authority to object under any provision of this Article X to the amount of any claim by or on behalf of any Indemnified Party against the Indemnity Escrow Fund or directly against such Indemnifying Parties for indemnity with respect to such settlement or resolution.

10.5 Distribution of the Indemnity Escrow Available Recourse.

(a) On or prior to the date that is three (3) Business Days after the Expiration Date, Acquiror and the Securityholder Representative shall cause to be released or removed, as applicable from the Indemnity Escrow Available Recourse that number of Indemnity Escrow Shares and Indemnity Escrow Substitute RSUs (starting (i) first with Indemnity Escrow Shares in reverse chronological order of latest vesting, (ii) second, with Indemnity Escrow Substitute RSUs in reverse chronological order of latest to satisfy time-based vesting requirements under Section 1.1(h)(ii), and (iii) third, with Indemnity Escrow Shares which are not subject to vesting, in each case,)) having an aggregate value equal to (i) the aggregate amount then-remaining in the Indemnity Escrow Available Recourse, less (ii) such aggregate amount of Indemnity Escrow Equity as is reasonably necessary (with each Indemnity Escrow Acquiror Share and Indemnity Escrow Substitute RSU being valued at the Acquiror Share Deemed Value) to satisfy any then-unsatisfied claims specified in a valid Notice of Claim delivered in good faith to the Securityholder Representative on or prior to the Expiration Date (the amount to be released, the “Initial Indemnity Escrow Release Amount,” it being understood that, if the foregoing calculation of “Initial Indemnity Escrow Release Amount” results in a negative number, then “Initial Indemnity Escrow Release Amount” means zero (0)), and transfer to (in the case of Acquiror Shares) or cancel the escrow-related vesting terms (in the case of Substitute RSUs) in respect of each of the Indemnifying Parties the Initial Indemnity Escrow Release Amount in accordance with his, her, or its Pro Rata Portion. Acquiror and the Securityholder Representative shall deliver to the Escrow Agent a joint written instruction to release from the Indemnity Escrow Fund the portion of the Initial Indemnity Escrow Release Amount comprised of Indemnity Escrow Shares. For clarity, any Indemnity Escrow Substitute RSU that has not satisfied the time-based vesting requirements under Section 1.1(h)(ii) as of the date of such release will continue to remain subject to the time-based vesting requirements set forth therein.

(b) Upon the resolution of all pending Indemnification Claims for which a portion of the Indemnity Escrow Available Recourse was withheld (including any amount retained in the Indemnity Escrow Fund), and after any distributions from the Indemnity Escrow Available Recourse to the Indemnified Parties (if any) in accordance with this Article X, Acquiror and the Securityholder Representative shall cause to be released (in the case of Acquiror Shares) or removed (in the case of Substitute RSUs) from the Indemnity Escrow Available Recourse all then-remaining amounts in the Indemnity Escrow Fund and all remaining Indemnity Escrow Substitute RSUs(the “Final Indemnity Escrow Release Amount”), and cause Acquiror Shares to be transferred to or the escrow-related vesting terms of Indemnity Escrow Substitute RSUs to be cancelled in respect of each of the Indemnifying Parties the Final Indemnity Escrow Release Amount in accordance with his, her, or its Pro Rata Portion. Acquiror and the Securityholder Representative shall deliver to the Escrow Agent a joint written instruction to release or remove, as applicable, from the Indemnity Escrow Fund the portion of the Final Indemnity Escrow Release Amount comprised of Indemnity Escrow Shares. Notwithstanding anything herein to the contrary, the aggregate number of Acquiror Shares to be transferred to any Indemnifying Party at any particular time in accordance with this Section 10.5 shall be rounded down to the nearest whole number of shares and, to the extent there are any Acquiror Shares remaining as a result of such rounding, such remaining shares shall be transferred to Acquiror to be held in treasury and the Indemnifying Parties shall have no right or interest in or to such treasury shares.

10.6 Tax Treatment. Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article X will be treated as adjustments to the Total Consideration Amount for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Law.

10.7 Exclusive Remedy. Each of the parties hereby acknowledges and agrees (in the case of Acquiror, for itself and the other Indemnified Parties) that, from and after the Closing, this Article X shall be the sole and exclusive remedy of the Indemnified Parties against the Indemnifying Parties with respect to any and all matters arising out of, relating to, or connected with this Agreement and the transactions contemplated hereby (including for monetary damages in connection with this Agreement or the transactions contemplated hereby, claims of any inaccuracy in or breach of any representation, warranty or covenant made by any of the parties hereto in connection with this Agreement or the transactions contemplated hereby); provided, however, that (a) this Section 10.7 shall not apply to, or be deemed a waiver by any party of, (i) any right or claim under Section 8.11, (ii) any claim for specific performance or injunctive relief pursuant to Section 12.9, or (iii) any right or claim under or related to any Related Agreement, and (b) nothing in this Agreement shall limit the liability of any Person (and this Article X shall not be the sole and exclusive remedy in respect of such Indemnifying Party) in connection with a claim based on Fraud committed by such Person.

ARTICLE XI

SECURITYHOLDER REPRESENTATIVE

11.1 Appointment and Authority of Securityholder Representative.

(a) By virtue of execution and delivery of this Agreement and the approval of the Purchase by the Sellers, each of the Sellers shall be deemed to have agreed to appoint, and hereby does appoint, Mikko Kuusi as the Securityholder Representative, to act as its, his or her lawful and exclusive representative, agent, proxy, and attorney-in-fact (with full power of substitution) for all purposes in connection with this Agreement, Escrow Agreement and all matters involving the Exchange Agent and the payments to be disbursed therefrom, including with respect to the following on behalf of the Sellers: (i) to give and receive notices and communications in respect of all Relevant Matters, including any claim for indemnification pursuant to this Agreement by any Indemnified Party hereunder against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case under or relating to this Agreement or the transactions contemplated hereby; (ii) to authorize or object to any claims hereunder, including those by any Indemnified Party; (iii) to agree to, negotiate, enter into settlements and compromises of, demand arbitration and comply with orders of courts and awards of arbitrators with respect to any Relevant Matter, including any claim for indemnification pursuant to this Agreement by any Indemnified Party hereunder against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case under or relating to this Agreement or the transactions contemplated hereby; (iv) consent or agree to any amendment to this Agreement or the Escrow Agreement at any time; (v) grant any extension or waiver under or in connection with this Agreement; (vi) to take all actions and make all filings on behalf of such Sellers with any Governmental Entity or other Person necessary to effect the consummation of the Purchase; and (vii) to take all other actions that are either (A) necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing or in connection with this Agreement or the Escrow Agreement, or (B) specifically mandated, permitted, or contemplated by the terms of this Agreement, in each case of clauses (i) through (vii), inclusive, without having to seek or obtain the consent of any Person under any circumstance. The powers, immunities and rights to indemnification granted to the Securityholder Representative hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Indemnifying Party and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Indemnifying Party of the whole or any fraction of his, her or its interest in the Indemnity Escrow Fund. The Securityholder Representative hereby accepts such appointment. The Securityholder Representative may resign at any time upon 30 days’ prior written notice to Acquiror. In the event that the Securityholder Representative becomes unable or unwilling to continue in its capacity as Securityholder Representative or if the Securityholder Representative resigned as a Securityholder Representative, a new representative shall be appointed by written consent of the Sellers then holding two thirds (2/3) of all Pro Rata Portions prior to such resignation.

(b) The Sellers, together with and on behalf of their respective Affiliates and Representatives, agree that neither the Securityholder Representative nor its Affiliates, members, managers, directors, officers, contractors, agents and employees (collectively, the “Securityholder Representative Group”) shall incur any liability of any kind with respect to any action or omission by the Securityholder Representative in connection with the Securityholder Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Securityholder Representative’s fraud, gross negligence or willful misconduct. The Indemnifying Parties shall indemnify and defend the Securityholder Representative and hold the Securityholder Representative harmless from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including reasonable out-of-pocket expenses, the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment and costs incurred in connection with seeking recovery from insurers) (collectively, “Securityholder Representative Expenses”) arising out of or in connection with the Securityholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto or arising out of or in connection with the acceptance or administration of the Securityholder Representative’s duties hereunder, in each case as such Securityholder Representative Expense is suffered or incurred; provided that in the event that any such Securityholder Representative Expense is finally adjudicated to have been directly caused by the fraud, gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Indemnifying Parties the amount of such indemnified Securityholder Representative Expense to the extent attributable to such fraud, gross negligence or willful misconduct; provided, further, that each Indemnifying Party shall only be liable for its Pro Rata Portion of the Securityholder Representative Expenses. If not paid directly to the Securityholder Representative Group by the Indemnifying Parties, any such Securityholder Representative Expenses may be recovered by the Securityholder Representative first by recourse to any amounts available in an expense fund if established with the Securityholder Representative, second from the Indemnity Escrow Recourse Amount at such time as remaining amounts would otherwise be distributable to the Indemnifying Parties and third by recourse directly to the Indemnifying Parties, in each case, based on their respective Pro Rata Portions; provided that while this Section allows the Securityholder Representative Group to be paid from the aforementioned sources of funds, this does not relieve the Indemnifying Parties from their obligation to promptly pay such Securityholder Representative Expenses as they are suffered or incurred, nor does it prevent the Securityholder Representative Group from seeking any remedies available to it at law or otherwise. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Indemnifying Parties or otherwise. Furthermore, the Sellers agree that the Securityholder Representative shall not be required to take any action unless the Securityholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholder Representative against the costs, expenses and liabilities which may be incurred by the Securityholder Representative in performing such actions. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Indemnifying Parties set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholder Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholder Representative or the termination of this Agreement or the Escrow Agreement.

(c) A decision, act, consent or instruction of the Securityholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 12.5 or Section 12.6, shall constitute a decision of the Sellers and shall be final, conclusive and binding upon the Sellers and each such Seller’s successors as if expressly confirmed and ratified in writing by such Seller, and all defenses which may be available to any Seller to contest, negate or disaffirm the action of the Securityholder Representative taken in good faith under this Agreement or the Escrow Agreement are waived in all respects. Acquiror and the other Indemnified Parties may rely upon any such decision, act, consent or instruction of the Securityholder Representative as being the decision, act, consent or instruction of the Sellers. Acquiror and the other Indemnified Parties are hereby relieved from any liability to any Indemnifying Party to the extent an action was taken by such persons in reliance upon the actions, decision, consent or instruction of the Securityholder

Representative. The Indemnifying Party agree that the Securityholder Representative shall incur no liability, and be entitled to: (i) rely upon the Payment Spreadsheets; (ii) rely upon any signature believed by it to be genuine; and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Indemnifying Party or other party, and shall incur no liability to the Sellers with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by such Securityholder Representative to be genuine and to have been signed by the proper person (and the Securityholder Representative will have no responsibility to determine the authenticity thereof), nor for any other action or inaction. In all questions arising under this Agreement, Escrow Agreement and all matters involving the Exchange Agent and the payments to be disbursed therefrom, the Securityholder Representative may rely on the advice of outside counsel, and the Securityholder Representative will not be liable to any Seller for anything done, omitted or suffered in good faith by the Securityholder Representative based on such advice.

(d) Notwithstanding anything herein to the contrary, prior to the Closing (i) none of the Indemnifying Parties shall be permitted to exercise any rights or bring any claims under this Agreement unless such rights are exercised, or claims brought by the Company on behalf of the Indemnifying Parties and (ii) any notice given to the Company by or on behalf of the Acquiror shall constitute a notice to each of the Indemnifying Parties. Notwithstanding anything herein to the contrary, (x) none of the Sellers shall be permitted to exercise any rights under this Article X, except through the Securityholder Representative on behalf of the Sellers and (y) any notice given to the Securityholder Representative in accordance with Section 12.2(c) by or on behalf of any Indemnified Party shall constitute notice to each Seller for purposes of this Agreement.

ARTICLE XII

GENERAL PROVISIONS

12.1 Certain Interpretations. When a reference is made in this Agreement to an Appendix, Exhibit or Schedule, such reference shall be to an Appendix, Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “hereof,” “herein,” “hereby” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “party” shall be deemed to refer to any signatory to this Agreement, as applicable. The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive. When used herein, the phrase “to the extent” shall be deemed to be followed by the words “but only to the extent.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations. References to any Person include the successors and permitted assignees of that Person. References from or through any date mean, unless otherwise specified, from but not including or to but not including, respectively. References to one gender include all genders. When used herein, references to “$” or “dollar” shall be deemed to be references to dollars of the United States of America. When used herein, references to “€” or “Euros” shall be deemed to be references to the single currency of the participating member states of the European Union. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to such terms in Annex A.

12.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via email to the parties at the following addresses or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof):

(a)	if to Acquiror, (or following the Closing, the Company), to:

DoorDash, Inc.

303 2nd Street, South Tower, 8th Floor

San Francisco, CA 94107

Attention: Tia Sherringham

Email: tia@doordash.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attention: Rezwan Pavri, Esq.; Robert Ishii, Esq.; Brian Keyes, Esq.

Email: RPavri@wsgr.com; RIshii@wsgr.com; BKeyes@wsgr.com

(b)	if to the Company prior to the Closing, to:

Wolt Enterprises Oy

Arkadiankatu 6

00100 Helsinki, Finland

Attention: Mikko Kuusi

Email: miki@wolt.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

Canary Wharf

London, E14 5DS

Attention: Denis Klimentchenko

Email: Denis.Klimentchenko@skadden.com

and to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Michael Mies

Email: Michael.Mies@skadden.com

(c)	if to the Securityholder Representative or to any of the Sellers, to:

Mikko Kuusi

c/o Wolt Enterprises Oy

Arkadiankatu 6

00100 Helsinki, Finland

Email: miki@wolt.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

Canary Wharf

London, E14 5DS

Attention: Denis Klimentchenko

Email: Denis.Klimentchenko@skadden.com

and to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Michael Mies

Email: Michael.Mies@skadden.com

All such notices and other communications shall be deemed to have been duly given or sent (i) one (1) Business Day following the date mailed if sent by overnight commercial messenger or courier service or five (5) Business Days following the date mailed if sent by other mail service, (ii) on the date on which delivered personally or (iii) the date on which sent by email transmission, as the case may be, and addressed as aforesaid. Any notice to be given to any Seller hereunder shall be deemed given to the Seller when given to the Securityholder Representative.

12.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 8.9 or any information obtained pursuant to the notice requirements of Section 8.9(b), or otherwise pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Mutual Non-Disclosure Agreement, dated August 18, 2021 (the “Non-Disclosure Agreement”), between the Company and Acquiror. If this Agreement is, for any reason, terminated prior to the Closing, the Non-Disclosure Agreement will continue in full force and effect in accordance with its terms. Without limiting the foregoing, each Seller and the Securityholder Representative shall, and shall cause their respective Representatives to maintain the confidentiality of, and shall not disclose or use, any confidential information or documents provided to, or learned by, such Seller or the Securityholder Representative or such Seller such parties in connection with the transactions contemplated hereby except as expressly contemplated by this Agreement; provided, however, each party may disclose such information, to the extent, (a) required by applicable Law or any applicable rule or regulation having the effect of Law, (b) reasonably required in order to obtain the consents and approvals required under or expressly contemplated by this Agreement, (c) to enforce the terms of this Agreement, (d) made by a Seller that is a venture capital or private equity fund in communications to its investors, partners, or members solely to the extent as may be (x) contractually required under the terms of such Seller’s limited partnership or similar organizational agreement, or (y) reasonably necessary in the good faith exercise of the fiduciary duties of the general partner thereof or similar fiduciary of such Seller, determined on the advice of counsel; provided, further, however, that the parties hereto may disclose information to its Representatives, in each case, to the extent such Representatives have a bona fide need to know such information in connection with such Seller’s or the Securityholder Representative’s fulfillment of its duties under this Agreement and who are subject to confidentiality obligations (whether fiduciary, contractual or otherwise) at least as protective as the restrictions contained herein and the Non-Disclosure Agreement (provided that the Sellers and the Securityholder Representative shall be responsible (as a principal and not as a guarantor) for any action taken or omissions made by their Representatives to whom it disclosed information that would have resulted in a violation or breach of the terms of this Agreement by its Representatives if such Representatives were a party hereto, and subject to the terms of, this Agreement as if such Person were the Sellers or the Securityholder Representative).

12.4 Public Disclosure. None of Company, any Seller, the Securityholder Representative or any of their respective Representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, or regarding any party hereto or their Affiliates with respect to the transactions contemplated by this Agreement, without the consent of Acquiror and the Company, in each case, except to the extent (a) required by applicable Law or any applicable rule or regulation having the effect of Law, (b) reasonably required in order to obtain the consents and approvals required under or expressly contemplated by this Agreement, (c) to enforce the terms of this Agreement, or (d) made by a Seller that is a venture capital or private equity fund in communications to its investors, partners, or members solely to the extent as may be (x) contractually required under the terms of such Seller’s limited partnership or similar organizational agreement, or (y) reasonably necessary in the good faith exercise of the fiduciary duties of the general partner thereof or similar fiduciary of such Seller, determined on the advice of counsel.

12.5 Amendment. This Agreement may be amended (a) at any time prior to the Closing by execution and delivery of an instrument in writing signed by each of the Company, the Securityholder Representative and Acquiror, and (b) at any time from and after the Closing, by execution and delivery of an instrument in writing signed by each of the Securityholder Representative and Acquiror. Notwithstanding the foregoing, this Agreement may be amended with only the written consent of Acquiror for the purpose of adding any Sellers to this Agreement subject to such Sellers executing and delivering a Joinder Agreement to this Agreement in a form reasonably acceptable to Acquiror, which will include an acknowledgement that such Person shall be a “Seller” pursuant to this Agreement. For purposes of this Section 12.5, each of the Sellers agree that any amendment of this Agreement signed by Acquiror, on the one hand, and the Company (prior to the Closing) or the Securityholder Representative (from and after the Closing), on the other hand, shall be binding upon and effective against the Sellers whether or not they have signed such amendment.

12.6 Extension and Waiver. At any time prior to the Closing, Acquiror, on the one hand, and the Company and the Securityholder Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions (in whole or in part) for the benefit of such party contained herein; provided, however, that (x) any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party to be bound and shall not constitute or give rise to an extension or waiver of any rights or obligations hereunder except to the extent specifically provided in such writing (it being understood that all such other non-waived rights and obligations are expressly reserved) and (y) for purposes of clarity, neither the Company or Securityholder Representative shall be entitled to agree to any such extension or waiver of any Seller’s obligations under this Agreement without the consent of Acquiror. For purposes of this Section 12.6, the Sellers are deemed to have agreed that any extension or waiver signed by the Company (if prior to Closing) or the Securityholder Representative (if after the Closing) shall be binding upon and effective against all Sellers whether or not they have signed such extension or waiver.

12.7 Assignment. This Agreement shall not be assigned by operation of law or otherwise without the mutual prior written consent of the Acquiror, the Company and the Securityholder Representative, except that Acquiror may assign its rights and delegate its obligations hereunder to its Affiliates as long as Acquiror remains ultimately liable for all of Acquiror’s obligations hereunder and in the case of an assignment by Acquiror, such Affiliate executes and delivers a counterpart signature to this Agreement, in each case, so long as Acquiror is not relieved of any liability or obligations hereunder; provided that, Acquiror shall not make any assignments pursuant to this Section 12.7 that could reasonably be expected to adversely impact the qualification of the Purchase as a “reorganization” within the meaning of Section 368(a) of the Code without obtaining the prior written consent of the Securityholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any purported assignment in violation of this Section 12.7 shall be void and of no effect.

12.8 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.9 Specific Performance and Other Remedies.

(a) The parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist, and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto of any covenant, obligation or other agreement set forth in this Agreement or any Related Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to seek a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.

(b) Subject to Section 10.7 any and all remedies expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(c) The liability of any Indemnifying Party under Article X will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity based on such Person’s fraud. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article X, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other Person’s fraud, nor will any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in any such claim for fraud, (ii) the time period during which a claim for fraud may be brought or (iii) the recourse which any such party may seek against another Person with respect to a claim for Fraud.

12.10 Governing Law. This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this Agreement, any Related Agreement (in each case, other than Related Agreements that expressly select a different governing law), or the negotiation, administration, performance, or enforcement of this Agreement or any Related Agreement (in each case, other than Related Agreements that expressly select a different governing law), including any claim or cause of action resulting from, arising out of, in connection with, or relating to any representation or warranty made in or in connection with this Agreement or any Related Agreement (in each case, other than Related Agreements that expressly select a different governing law) (collectively, the “Relevant Matters”), shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any choice or conflict of laws provision, rule, or principle (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any other jurisdiction.

12.11 Exclusive Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any Relevant Matter (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each party agrees not to commence any legal proceedings with respect to a Relevant Matter except in such Court of Chancery (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any federal court within the State of Delaware). By execution and delivery of this Agreement, each party hereto and the Sellers irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes in connection with any Relevant Matter and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by Law. The parties hereto hereby waive any right to stay or dismiss any action or proceeding in connection with any Relevant Matter brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

12.12 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE AND INCLUDING ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM INVOLVING ANY DEBT FINANCING SOURCE RELATED PARTY) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER RELEVANT MATTER AND AGREES THAT NEITHER IT NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES WILL ASSERT (WHETHER AS A PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO SUCH TRIAL BY JURY. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS SECTION 12.12 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE OTHER PARTIES HERETO ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS SECTION 12.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH OTHER PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

12.13 Entire Agreement. This Agreement, Annex A hereto, the Exhibits and Schedules hereto, the Company Disclosure Statement, the Seller Disclosure Statement, the Acquiror Disclosure Statement, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter of this Agreement, and are not intended to confer upon any other person any rights or remedies hereunder; provided, however, that, notwithstanding anything herein to the contrary, (a) Section 8.12(a) is intended to benefit the Company Indemnified Parties, each of whom is an express third-party beneficiary thereof, and (b) the Indemnified Parties shall each be third-party beneficiaries of Article X. Notwithstanding the foregoing, no failure or delay by Acquiror or the Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

12.14 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

12.15 Waiver of Conflicts Regarding Representation. Skadden and Roschier, Attorneys Ltd. (“Roschier” and, together with Skadden, “Company Counsel”) acted as counsel for the Company (collectively, as applicable to each of Skadden and Roschier, respectively, the “Company Parties”) in connection with the negotiation, execution and performance of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby (the “Acquisition Engagement”) and, in that connection, not as counsel for any other Person, including Acquiror or any of its Affiliates (including the Company following the Closing). Only the Company Parties shall be considered clients of Company Counsel in the Acquisition Engagement. If the Securityholder Representative so desires, Company Counsel shall be permitted, without the need for any future waiver or consent, to represent any of the Securityholder Representative, Sellers or the Indemnifying Parties after the Closing in connection with any Relevant Matter, and may in connection therewith represent the agents or Affiliates of the Securityholder Representative, Sellers or the Indemnifying Parties after the Closing in connection with any Relevant Matter, including in any dispute, litigation or other adversary proceeding against, with or involving Acquiror, the Company (following the Closing) or any of their agents or Affiliates. To the extent that communications subject to the attorney-client privilege between a Company Party, on the one hand, and Company Counsel, on the other hand, relate to the Acquisition Engagement, such privilege shall belong solely to the Securityholder Representative, for and on behalf of the Sellers, and not the Company or Acquiror (following the Closing). Neither Acquiror nor any of its Affiliates, including the Company (following the Closing), shall have access to (and Acquiror hereby waives, on behalf of each, any right of access it may otherwise have with respect to) any such privileged communications or the files or work product of Company Counsel, to the extent that they relate to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, Acquiror acknowledges and agrees, for itself and on behalf of its Affiliates, including the Company (following the Closing), upon and after the Closing: (a) the Securityholder Representative, for and on behalf of the Sellers or Indemnifying Parties, and Company Counsel shall be the sole holders of the attorney-client privilege with respect to the Acquisition Engagement, and neither Acquiror nor any of its Affiliates, including the Company (following the Closing), shall be a holder thereof; (b) to the extent that files or work product of Company Counsel in respect of the Acquisition Engagement constitute property of the client, only the Securityholder Representative, for and on behalf of the Sellers or Indemnifying Parties, shall hold such property rights and have the right to waive or modify such property rights; and (c) Company Counsel shall have no duty whatsoever to reveal or disclose any such privileged attorney-client communications, files or work product regarding the Acquisition Engagement to Acquiror or any of its Affiliates, including the Company (following the Closing), by reason of any attorney-client relationship between Company Counsel and the Company or otherwise; provided that to the extent any such communication is both related and unrelated to the Acquisition Engagement, Company Counsel shall provide (and the Securityholder Representative, for and on behalf of the Sellers or Indemnifying Parties, shall instruct Company Counsel to provide) appropriately redacted versions of such communications, files or work product to Acquiror or its Affiliates, including the Company (following the Closing). Notwithstanding and without limiting the foregoing, in the event that a dispute arises between any of Acquiror or the Company (following the Closing) or their Affiliates, on one hand, and any of the Indemnifying Parties, Sellers or Securityholder Representative (on behalf of the Indemnifying Parties), on the other hand, concerning the matters contemplated in this Agreement, Acquiror, for itself and on behalf of its Affiliates and the Company (following the Closing) and its Affiliates, agrees that, unless (and only to the extent that) a court of competent jurisdiction determines that the foregoing privileged attorney-client communications, files or work product would have been discoverable or subject to compulsory disclosure prior to the Closing, Acquiror, the Company (following the Closing) and their Affiliates shall not offer into evidence or otherwise attempt to use or assert the foregoing privileged attorney-client communications, files or work product against the Securityholder Representative, Sellers or the Indemnifying Parties. Notwithstanding anything to the contrary set forth above, any waiver provided in this Section 12.15 shall, in the case of Roschier, be subject to mandatory Laws and Finnish Bar rules.

12.16 Drag-Along Conditions. Notwithstanding anything in this Agreement or any Related Agreement to the contrary, it is hereby agreed and acknowledged that no Seller that is or would become a party to this Agreement solely as a result of the Drag-Along Exercise (excluding, for the avoidance of doubt, any Supporting Stockholder) shall be considered to have made any representation or warranty in this Agreement (other than with respect to Section 1.1(c)) or any Related Agreement, or to be bound by any restrictive covenant, obligation or agreement set forth in this Agreement (other than with respect to Section 1.1(c)) or any Related Agreement, to the extent that making any such representation or warranty or being bound by any such restrictive covenant, obligation or agreement would cause any of Drag-Along Conditions (as defined in each of the Company Stockholders Agreements) not to be satisfied solely with respect to such Seller and the Purchase.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Acquiror, the Company, and the Securityholder Representative have caused this Agreement to be executed as of the date first written above.

DOORDASH, INC.

By:	/s/ Tony Xu

Name:	Tony Xu

Title:	Chief Executive Officer

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, Acquiror, the Company, and the Securityholder Representative have caused this Agreement to be executed as of the date first written above.

WOLT ENTERPRISES OY

By:	/s/ Mikko Kuusi

Name:	Mikko Kuusi

Title:	Managing Director

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, Acquiror, the Company, and the Securityholder Representative have caused this Agreement to be executed as of the date first written above.

SECURITYHOLDER REPRESENTATIVE

/s/ Mikko Kuusi
Mikko Kuusi

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

ANNEX A

CERTAIN DEFINED TERMS

“Action” has the meaning set forth in Section 3.21(a).

“Acquiror Material Adverse Effect” means any Effect, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of such Effect, that is or is reasonably likely to (a) materially impede the authority or ability of Acquiror to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Law, or (b) be materially adverse to the business, assets (including intangible assets) and liabilities, condition (financial or otherwise), or results of operations of Acquiror and its Subsidiaries taken as a whole, other than, in the case of this clause (b), any Effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions; (ii) general changes or developments in any of the industries in which Acquiror and its Subsidiaries operate; (iii) changes following the Agreement Date in any Laws or legal, regulatory or political conditions or changes following the Agreement Date in U.S. generally accepted accounting principles or other applicable accounting standards, or the interpretation or enforcement thereof; (iv) any natural disaster, hurricane, pandemic (including in respect of COVID-19), epidemic, act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity; (v) any failure by Acquiror to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been an Acquiror Material Adverse Effect); or (vi) the announcement of this Agreement (other than any Conflict with (A) any provision of the certificate of incorporation, bylaws, and other governing documents of Acquiror and its Subsidiaries, as amended, (B) any Contract to which Acquiror or any of its Subsidiaries is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound or (C) any Law or Order applicable to Acquiror or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible)); provided that such Effects referenced in clauses (i) through (iv) do not, individually or when taken together with all other such Effects, have a disproportionate or unique effect on Acquiror and its Subsidiaries as compared to other companies in the industry in which Acquiror operates.

“Acquiror Vesting Date” means February 20, May 20, August 20, and November 20 of each calendar year.

“Active User” means a User that has purchased or subscribed to the Company Services on or after January 1, 2020.

“Affiliate” of any Person means another Person that directly or indirectly through one of more intermediaries controls, is controlled by or is under common control with, such first Person.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the U.S. Travel Act, the United Kingdom Bribery Act of 2010 and any other applicable Laws concerning anti-corruption, anti-bribery, anti-slavery, anti-fraud, anti-human trafficking, or a money laundering of any other jurisdiction where the Company and/or any Common Subsidiary and/or any controlled Affiliate or has business operates, including, without limitation, applicable laws passed pursuant to the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Anti-Money Laundering Laws” means the criminal money laundering statutes at 18 U.S.C. 1956 and 1957, the U.S. Bank Secrecy Act, USA PATRIOT Act, or any other applicable federal or state anti-money laundering or money transmitting laws, rules, and regulations.

“Business Day” means each day that is not (a) a Saturday, Sunday, or (b) other day on which banking institutions located in San Francisco, California, or Helsinki, Finland, are or obligated by law or executive order to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the Company Common Stock, the Company Preferred B Stock, the Company Preferred C Stock, the Company Preferred D Stock, the Company Preferred E Stock, the Company Preferred F Stock, the Company Preferred G Stock, and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Stock” means the Common A Stock, of the Company as specified in the Articles of Association of the Company

“Company Data” means data and information (including Personal Data) Processed by or for the Company or any Company Subsidiary.

“Company Employee Plan” means any plan, fund, program, policy, practice, Contract, or other arrangement providing for compensation, severance, change of control, termination pay, deferred compensation, bonus, performance awards, incentive compensation, equity or equity-related awards, phantom stock or bonus awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any employee of the Company or its ERISA Affiliates, or with respect to which the Company or any ERISA Affiliate has or may have any Liability or obligation, including any International Employee Plan.

“Company IP” means Company IPR and Company Technology.

“Company IPR” means any and all Intellectual Property Rights that are owned by, purported to be owned by, or exclusively licensed to, the Company or any Company Subsidiary.

“Company Majority Stockholder Agreement” means the Amended and Restated Shareholders’ Agreement relating to the Company, dated as of December 30, 2020, as amended from time to time.

“Company Minority Stockholder Agreement” means the Amended and Restated Minority Shareholders’ Agreement relating to the Company dated as of December 30, 2020, as amended from time to time.

“Company Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of such Effect, that is or is reasonably likely to (a) materially impede the authority or ability of the Company or any Seller to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Law, or (b) be materially adverse to the business, assets (including intangible assets) and liabilities, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries taken as a whole, other than, in the case of this clause (b), any Effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions; (ii) general changes or developments in any of the industries in which the Company and its Subsidiaries operate; (iii) changes following the Agreement Date in any Laws or legal, regulatory or political conditions or changes following the Agreement Date in Finnish GAAP or other applicable accounting standards, or the interpretation or enforcement thereof; (iv) any natural disaster, hurricane, pandemic (including in respect of COVID-19), epidemic, act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity; (v) any failure by Company to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect); or (vi) the announcement of this Agreement (other than any Conflict with (A) any provision of the certificate of incorporation, bylaws, and other governing documents of Company and its subsidiaries, as amended, (B) any Contract to which the Company or any of its subsidiaries is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound or (C) any Law or Order applicable to the Company or any of its Subsidiary or any of their respective properties or assets (whether tangible or intangible)); provided that such Effects referenced in clauses (i) through (iv) do not, individually or when taken together with all other such Effects, have a disproportionate or unique effect on the Company and its Subsidiaries as compared to other companies in the industry in which the Company operates.

“Company Options” means all issued options to purchase, subscribe on or otherwise acquire Company Common Stock (whether or not vested) held by any Person, including, but not limited to, stock options granted under the Plans.

“Company Preferred Stock” means the Company Preferred B Stock, the Company Preferred C Stock, the Company Preferred D Stock, the Company Preferred E Stock, the Company Preferred F Stock and the Company Preferred G Stock, taken together.

“Company Privacy Policy” means each external or internal, past or present policy, procedure, statement, representation or notice of the Company or any Company Subsidiary relating to privacy data, data protection, security or the Processing of Company Data.

“Company Restricted Stock” means any shares of Company Capital Stock that are unvested. For purposes of this Agreement, a share of Company Capital Stock shall be deemed “unvested” if such share is not vested or is subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other Contract with the Company or under which the Company has any rights.

“Company Subsidiary” means each Subsidiary of the Company.

“Company Securities” means the Company Capital Stock, the Company Options and any other Equity Interest in the Company.

“Company Services” means Wolt Delivery App, Wolt Subscription service, Wolt Courier Partner App, Wolt Picker App, Wolt Merchant App, as well as the Company’s business-to-business services (Wolt at Work, delivery as a service, Market Place model).

“Company Stockholders Agreements” means each of the Company Majority Stockholders Agreement and the Company Minority Stockholders Agreement.

“Company Technology” means any Technology owned by, purported to be owned by, or exclusively licensed to, the Company or any Company Subsidiary.

“Confidential Information” means confidential non-public information of the Company (including trade secrets) or any of its Subsidiaries and the confidential non-public information provided to the Company or any of its Subsidiaries by any third party which the Company or any of its Subsidiaries is obligated to keep confidential and non-public.

“Conflict” means with respect to any Contract, Company Charter Document, organizational documents, Company Authorization, instrument, document, interest Lien, Law or Order (each, a “Subject Item”), each and any of the following: (a) any conflict with, breach of, violation of or default under (with or without notice or lapse of time, or both) such Subject Item, (b) any payment or other consideration (including any increase in any payment or consideration) required to be made in connection with such Subject Item, (c) any actual (or right to) terminate, cancel, modify, or accelerate any right or obligation with respect to or under, or loss of any benefit or right under such Subject Item, and (d) any notice, consent, waiver, or approval required under such Subject Item.

“Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code, software routines, or hardware components designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or permitting or causing unauthorized access to, a system, network, or other device; or (b) damaging or destroying any data or file without the user’s consent.

“Continuing Employee” shall mean the employees and consultants of the Company or its Subsidiaries who remain employees or consultants of the Company or its Subsidiaries (including employees who are on permitted leave from the Company or its Subsidiaries due to injury, vacation, military, duty, disability or other leave of absence) immediately following the Closing.

“Contract” means any legally binding agreement, contract, mortgage, indenture, lease, license, covenant, plan, insurance policy, instrument, arrangement or commitment, permit, concession, franchise or license that is, in each case, legally binding.

“Courier” means an individual that is actively providing courier services to the Company or that has provided courier or delivery services to the Company since January 1, 2020.

“COVID-19” means SARS-CoV-2 or COVID-19. (or any mutation or variation thereof or related health condition).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, in each case, to the extent promulgated by any Governmental Entity of competent authority in connection with or in response to COVID-19, including, but not limited to, the 2020 Tax Acts.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Delivery Customer” means any Person that has, since January 1, 2021, used the Company’s delivery services to deliver such Person’s products or services to such Person’s customers.

“DOL” means the United States Department of Labor.

“Drag-Along Exercise” means the exercise of the drag-along right set forth in Section 16.6 of the Company Majority Stockholders Agreement and/or Section 7 of the Company Minority Stockholders Agreement.

“Drag-Along Provisions” means the provisions of Section 16.6 of the Company Majority Stockholders Agreement and/or Section 7 of the Company Minority Stockholders Agreement

“Employee” means any current or former employee, consultant, independent contractor, officer, director or other service provider of the Company, its Subsidiaries or any ERISA Affiliate (excluding, in each case, Couriers in any country of the Company’s and its Subsidiaries’ operations other than Germany).

“Employee Compensation Expenses” means all Employee compensation expenses and other liabilities arising on or prior to the Closing Date, including vacation, or paid time off that has been accrued but unused as of the Closing Date by any Employee, all salary, wages, commissions, pro-rated bonuses and other accrued but unpaid benefits of any Employee as of the Closing Date.

“Environmental Law” means any Law or Order relating to pollution, the protection of the environment or natural resources, the protection of the public health and safety, or to Hazardous Materials, including the manufacture, processing, distribution, use, treatment, storage, disposal, collection, recycling, labeling, packaging, sale, transport or handling of Hazardous Materials or products containing Hazardous Materials.

“Equity Interests” means, with respect to any Person, (a) any share of capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person, (b) any indebtedness, securities, options, warrants, call, subscription or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such share of capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested, (c) any stock appreciation right, phantom stock, interest in the ownership or earnings of such Person or other equity equivalent or equity-based award or right, or (d) any Indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which any holder of securities of such Person may vote.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Subsidiary of the Company and any other Person under common control with the Company or any Subsidiary or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Escrow Agreement” means an Escrow Agreement in form and substance as may be agreed between Acquiror, the Securityholder Representative and the Escrow Agent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fin-FSA” means the Finnish Financial Supervisory Authority (in Finnish: Finanssivalvonta).

“Fairly Disclosed” means disclosed by reference in the Company Disclosure Statement to a specific file or set of files Made Available in the Data Room or a specific document or description listed on the Company Disclosure Statement (as applicable) in such detail (taking into account, in respect of the Company Disclosure Statement, specific documents Made Available in the Data Room specifically identified by the relevant specific disclosure in the Company Disclosure Statement, if applicable) as would reasonably be required by a reasonable person to make an assessment of the nature and extent of the matter disclosed.

“Finnish GAAP” means Finnish generally accepted accounting principles consistently applied, subject to the Finnish Accounting Act (1336/1997, as amended) and the Finnish Accounting Decree (1339/1997, as amended).

“FMLA” means the Family Medical Leave Act of 1993, as amended.

“Finnish Prospectus” means a prospectus required to be prepared pursuant to and in accordance with the Prospectus Regulations in connection with an offer of securities to the public (as defined in the Prospectus Regulations) in Finland.

“Fraud” means common law fraud under Delaware Law. Under no circumstances shall “Fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or other fraud or torts based on recklessness or negligence.

“Governmental Entity” means any (a) federal, state, provincial, local or other government (U.S. or non-U.S.), (b) any federal, state, provincial, local, or other governmental or supra-national entity, regulatory or administrative authority, taxing authority, agency, department, board, division, instrumentality or commission, educational agency, political party, body, or judicial or arbitral body, board, tribunal, or court (U.S. or non-U.S.), (c) any royal family, (d) any public international organization (e.g., the World Bank, the Red Cross, etc.), (e) any industry self-regulatory authority or (f) any business, entity, or enterprise owned or controlled by any of the foregoing.

“Governmental Official” means (a) an officer, agent or employee of any Governmental Entity, or (b) any candidate for any office of or position with any Governmental Entity, (c) any political party or (d) any member of a royal family.

“Hazardous Material” means any substance, material, emission or waste for which standards of conduct or liability may be imposed, or that has been listed, defined or designated by any Governmental Entity or by any Environmental Law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws.

“Inbound Licenses” means any Contract that is material to the business of the Company and the Company Subsidiaries, taken as a whole, pursuant to which the Company or any Subsidiary has been granted any rights to access or use any Technology of another Person, or pursuant to which the Company or any Company Subsidiary is granted a license, covenant not to sue, or other rights with respect to any Person’s Intellectual Property Rights.

“Indemnifying Parties” means each of the Sellers and the holders of Indemnity Escrow Substitute RSUs.

“Intellectual Property Rights” means all intellectual property rights, including all statutory, common law and other rights in, to, or arising out of, Technology (whether recorded or not and regardless of form or method of recording), which may exist or be created under the Laws of any jurisdiction in the world, including, without limitation, all rights of the following types: (a) rights associated with works of authorship (including rights in Software), including copyrights, rights of attribution and integrity and other moral rights; (b) rights in or arising out of logos, trademark, trade dress, business name, domain name and trade name rights and similar rights; (c) rights associated with confidential information, including trade secret rights; (d) patent and industrial design property rights, and equivalent or similar rights in, or arising out of, inventions (whether or not patentable), invention disclosures, improvements, modifications, methods or processes; (e) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy, and publicity; (f) rights in, or arising out of, or associated with databases; (g) other proprietary rights in Technology; and (h) rights in or relating to applications, registrations, renewals, extensions, combinations, divisions, re-examinations, and reissues of, and right to apply for applications or the applications for, any of the rights referred to in clauses (a) through (g) above; and (i) together with, in each of clauses (a) through (g) above, all claims for damages by reason of past infringement thereof, with the right to sue for, and collect the same.

“International Employee Plan” means each Company Employee Plan or employment agreement that has been adopted or maintained by the Company, its Subsidiaries, whether formally or informally, or with respect to which the Company, any Company Subsidiary will or may have any Liability, with respect to Employees who perform services outside the United States.

“Investment Laws” means any applicable United States or foreign investment laws or laws that provide for review of national security or defense matters and/or the cross-border acquisition of any interest in or assets of a business under the jurisdiction of an applicable United States or foreign Governmental Entity.

“IRS” means the United States Internal Revenue Service.

“Key Employees” means the Persons set forth on Schedule A-2.

“Knowledge,” “Known” or “Knowingly” means, with respect to the Company, the actual knowledge of the Persons set forth on Schedule A-3.

“Law” means any U.S. or non-U.S. federal, state, provincial, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity and any judgments, decisions, orders and awards made in respect of the foregoing.

“Lease Agreement” means any Contract for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property.

“Leased Real Property” means all real property currently leased, subleased or licensed by or from the Company or any Company Subsidiary or otherwise occupied by the Company or any Company Subsidiary.

“Liability” means, with respect to any Person, any and all liabilities, obligations, claims, and deficiencies of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, all liabilities, obligations, claims, and deficiencies related to Indebtedness or guarantees, costs, expenses, royalties payable, and other reserves, termination payment obligations, and all other liabilities, obligations, claims, and deficiencies of such Person or any of its Subsidiaries or Affiliates, in each case, regardless of whether or not such liabilities, obligations, claims, and deficiencies are required to be reflected on a balance sheet in accordance with Finnish GAAP.

“Licensed IP” means any Intellectual Property Rights or Technology licensed to the Company or any Company Subsidiary pursuant to a written Contract.

“Lien” means any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any kind or character whatsoever (excluding any licenses to any Intellectual Property Rights).

“Losses” means all losses, liabilities, damages, deficiencies, Taxes, costs, interest, awards, judgments, settlements, penalties, fees and expenses, including reasonable and documented out-of-pocket attorneys’, consultants’, experts’ and other professionals’ fees and expenses (including in connection with investigation, defending against, prosecuting, or settling any of the foregoing) and court or arbitration costs.

“Made Available” means that the referenced materials have been posted to the “Blink” virtual data room hosted by the Company at datasite.com (the “Data Room”) and made available to Acquiror and its Representatives, but only if so posted and made available in the Data Room on a continuous and uninterrupted basis on or prior to 12:00 p.m. Prevailing Pacific Time on November 7, 2021.

“Material Lease Agreement” means any Lease Agreement the yearly rent of which exceeds €1,000,000 (excluding VAT) on an annual basis.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any other license that requires the distribution of source code in connection with the distribution of any software or materials, that requires modifications or derivative works be distributed under the same license, or that prohibits one from charging a fee or otherwise seeking compensation in connection with sublicensing, displaying or distributing any software or materials.

“Open Source License” includes, without limitation, a Creative Commons License, open database license, the Mozilla Public License (including any variants thereof), the GNU General Public License, GNU Lesser General Public License, Common Public License, Apache License, BSD License, or MIT License.

“Open Source Software” means any software, or other materials that are distributed as “free software” or “open source software” or are otherwise generally distributed publicly or made publicly available under terms of an Open Source License.

“Optionholder” means any holder of any Company Option.

“Order” means any order, judgment, injunction, ruling, edict, or other decree, whether non-final, final, temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity or Governmental Official (in the capacity as a Governmental Official).

“Ordinary Course of Business” means the conduct of the day-to-day business of the Company and the Company Subsidiaries in a manner that is consistent with past practices and in compliance with applicable Laws and regulations.

“Outbound License” means any Contract that is material to the business of the Company and the Company Subsidiaries, taken as a whole, pursuant to which any Person has been granted any rights to access or use any Company Services, or that contains any assignment or license of, or any covenant not to assert or enforce, any Company IPR.

“Pandemic Response Law” means any Law or financial assistance program implemented by any Governmental Entity in connection with or in response to COVID-19.

“Pension Plan” means each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Permitted Liens” means (a) statutory Liens securing payments not yet due, (b) Liens with respect to the payment of Taxes, in all cases that are not yet due or payable, (c) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by applicable Law created in the Ordinary Course of Business for amounts that are not yet due and payable, (d) non-exclusive licenses of Intellectual Property Rights granted to customers in the Ordinary Course of Business consistent with past practices and (e) Liens that do not materially impair the business or operations of the owner of the assets subject to such Liens.

“Person” means any individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Data” means: (a) a natural person’s name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, financial account information or customer or account number, biometric identifiers or any other piece of information that alone or in combination with other information directly or indirectly collected, held or otherwise managed by or for the Company or any Company Subsidiary allows the identification of or contact with a natural person, household, or device; (b) any other information defined as “personal data,” “personally identifiable information,” “nonpublic personal information,” “customer proprietary network information,” “individually identifiable health information,” “protected health information,” or “personal information” under any Law; and (c) any information associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing.

“Plans” means the Company’s Employee Stock Option Plans 2015, 2016, 2016-2 and 2018, as amended.

“Pre-Closing Taxes” means (A) any Taxes of the Company and the Company Subsidiaries attributable to any Pre-Closing Tax Period, provided the amounts described in this definition shall be determined (1) as if the Company and the Company Subsidiaries used the accrual method of Tax accounting throughout all Pre-Closing Tax Periods, (2) treating any advance payments, deferred revenues or other prepaid amounts received or arising in any Pre-Closing Tax Period as subject to Tax in such period regardless of when actually recognized for income Tax purposes, (3) by including in the Pre-Closing Tax Period any Taxes attributable to an adjustment in taxable income or similar amounts under Section 263A or 481(a) of the Code (or any similar provision of applicable Law) arising as a result of transactions, events or accounting methods employed prior to the Closing

(including any change of such an accounting method required as a result of the transactions contemplated by this Agreement), regardless of when required to be taken into account under applicable Law, (4) by including any Taxes that would have been due or payable on or prior to the Closing Date but for any provision of Pandemic Response Law, but only to the extent such Taxes are or become due and payable following the Closing Date, and (5) by treating as a Pre-Closing Tax the amount of any payroll Tax credit claimed under any provision of Pandemic Response Law that is received by the Company or any of the Company Subsidiaries on or before the Closing Date, but only to the extent such payroll Tax credits are subsequently not allowed or are recaptured; (B) any Taxes imposed on Acquiror or its Affiliates (including, after the Closing, the Company or any of the Company Subsidiaries) under Section 951 or Section 951A of the Code (or, in each case, any similar provision of state, local or other Tax Law) with respect to any of the Company or the Company Subsidiaries to the extent such amount would be allocable to a Pre-Closing Tax Period if the taxable year of each of Acquiror, the Company or such Company Subsidiary and each other relevant Person ended on the Closing Date; (C) any Liability of any of the Company or the Company Subsidiaries for the Taxes of another Person (1) as a result of any of the Company or the Company Subsidiaries being (or having been) on or prior to the Closing Date a member of an affiliated group or a consolidated, combined, unitary, aggregate or similar group (including any arrangement for group or consortium relief or similar arrangement); (2) as a transferee or successor, by Contract or otherwise as a result of any transaction occurring or relationship in existence on or prior to the Closing Date; or (3) as a result of an express or implied obligation arising on or prior to the Closing Date to indemnify or otherwise assume or succeed to the Taxes of any other Person; (D) any other Taxes attributable to the transaction contemplated by this Agreement, including Transfer Taxes, Transaction Payroll Taxes and Taxes required to be deducted or withheld from any consideration payable or otherwise deliverable pursuant to this Agreement, and (E) any Taxes attributable to the conversion of or repayment of any Indebtedness; provided that, the amount of any Pre-Closing Taxes shall be offset by the amount of any Tax assets, refunds or credits received arising before the Closing (other than pursuant to the carryback of any Tax asset arising after the Closing) that can be utilized under applicable Law by the Company or any of the Company Subsidiaries to reduce such Taxes provided, further that, Pre-Closing Taxes shall not include any payroll, social security or similar taxes or other liabilities arising in connection with the worker classification claims described in Schedule 10.2(a)(viii). For purposes of this Agreement, in the case of Taxes based upon income, sales, proceeds, profits, receipts, wages, compensation or similar items, the Taxes attributable to the portion of any Straddle Period that is a Pre-Closing Tax Period shall be determined as though the applicable taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis; the amount of any other Taxes of the Company and the Company Subsidiaries attributable to such Tax period shall equal the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period up to and including the Closing Date, and the denominator of which is the total number of days in the taxable period.

“Pre-Closing Tax Period” means any Tax period or portion thereof that ends on or prior to the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

“Privacy Obligation” means any applicable Law pertaining to personal data, including, as applicable, the EU General Data Protection Regulation (GDPR), Privacy and Electronic Communications Directive 2002/58/EC (as amended by Directive 2009/136/EC) and all other privacy and data protection Laws (including without limitation binding decisions or guidelines published by governmental data protection authorities prior to the Closing).

“Pro Rata Portion” means, with respect to each Indemnifying Party, an amount equal to (a) the number of Company Securities held by such Indemnifying Party immediately prior to the Closing (which, in respect of each share of Company Preferred Stock, shall be calculated on an as converted to Company Common Stock basis in accordance with the terms of the Company Charter Document) divided by (b) the number of Company Securities held by all Indemnifying Parties immediately prior to the Closing (which, in respect of each share of Company Preferred Stock, shall be calculated on an as converted to Company Common Stock basis in accordance with the terms of the Company Charter Document). For purposes of clarity, (i) the sum of the Pro Rata Portions shall at all times equal one-hundred percent and each Acquiror Share shall be valued at the Acquiror Share Deemed Value and (ii) no Pro Rata Portion shall be attributed to any Vested Company Option held by a holder of Vested Company Options that has neither (a) subscribed for Company Common Stock on the basis of its Vested Company Options in accordance with the applicable Plan, nor (b) executed a Joinder Agreement and whose Vested Company Options have been cancelled at Closing pursuant to the terms of the Plan without any consideration as described in Section 1.1(d).

“Process,” “Processing,” and “Processed” shall (a) have the meaning given to it under the EU General Data Protection Regulation or (b) mean, with respect to any data or information or set of data or information, any operation or set of operations performed thereon, whether or not by automated means, including access, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, derivation, destruction, disclosure, disposal, dissemination or otherwise made available, erasure, interception, maintenance, making available, organization, recording, restriction, retention, and retrieval, storage, structuring, transmission, and use, and security measures with respect thereto.

“Prospectus Regulations” means (i) regulation (EU) 2017/1129 of the European parliament and of the council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing directive 2003/71/EC; and (ii) the commission delegated regulation (EU) 2019/980 supplementing the EU Prospectus Regulation as regards the format, content, scrutiny and approval of the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing commission regulation (EC) no 809/2004, in each case as amended and the delegated regulations promulgated thereunder.

“Restricted Person” means any individual or entities listed on or covered by, including being majority owned or controlled by any individual or entity on, any list of sanctioned or restricted persons for export, import, sanctions, government contracting, or related reasons administered by any government in which the Company or any Company Subsidiary conducts business. The lists include but are not limited to the List of Denied Persons and Entity List administered by the U.S. Department of Commerce, and the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Department of the Treasury.

“Registration Statement Effective Date” means the later of (i) the date on which the Registration Statement shall have become effective in accordance with the provisions of the Securities Act and (ii) the date on which the Finnish Prospectus, unless not filed, shall have been approved by the Finnish Financial Supervisory Authority and disseminated in accordance with the provisions of the Prospectus Regulations.

“Registered IP” means all Intellectual Property Rights that are registered or filed with or by, or issued under the authority of, any Governmental Entity, including all patents, registered copyrights, and registered trademarks, business names and domain names and all applications for any of the foregoing.

“Related Agreements” means the Non-Disclosure Agreement, the Support Agreements, Lockup Agreements, the Stock Restriction Agreements, the Escrow Agreement, Key Employee Agreements, the Payoff Letters, and all other agreements and certificates entered into or otherwise delivered by or on behalf of the Acquiror, the Company or any of the Sellers in connection with the transactions contemplated herein.

“Related Party Agreement” means any agreement and other arrangements entered into between the Company and/or any Company Subsidiary, on the one hand, and any Stockholder, director or officer or any spouse, other family member or Affiliate or thereof.

“Representatives” means, with respect to a Person, such Person’s Affiliates and the directors, managers, members, stockholders, officers, employees, advisors, counsel, accountants, agents, consultants, intermediaries or other representatives of such Person and its Affiliates.

“Restaurant Customer” means any restaurant or Person that is currently part of the Company’s restaurant partner program or that has participated in the restaurant partner program since January 1, 2021.

“Restricted Consideration Amount” with respect to each Key Employee, shall have the meaning set forth in the Stock Restriction Agreement entered into between such Key Employee and Acquiror (or one of its Affiliates) in connection with the transactions contemplated hereby.

“Prospectus Regulations” means (i) regulation (EU) 2017/1129 of the European parliament and of the council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing directive 2003/71/EC; and (ii) the commission delegated regulation (EU) 2019/980 supplementing the EU Prospectus Regulation as regards the format, content, scrutiny and approval of the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing commission regulation (EC) no 809/2004, in each case as amended and the delegated regulations promulgated thereunder.

“Retail Store Customer” means any retail store or other business or Person that is currently part of the Company’s retail partner program or that has participated in the Company’s retail partner program since January 1, 2020.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders” means the Stockholders and the Optionholders, and any other holder of Company Securities.

“Specified Matter” means any (a) claim or right asserted or held by any current, former or purported Securityholder or other securityholder of the Company or any of its Subsidiaries, or any other Person, asserting, alleging or seeking to assert rights with respect to, or in connection with, any actual or alleged Company Security or Equity Interest in any of the Company’s Subsidiaries, including any claim asserted, based upon or related to (i) the purported ownership or rights to ownership of any Company Securities or any Equity Interest in any of the Company’s Subsidiaries, (ii) any rights of a current, former, or purported Securityholder or other securityholder of the Company or any of the Company’s Subsidiaries, including any rights to securities, antidilution protections, preemptive rights, rights of first offer or first refusal or rights to notice or to vote securities of the Company or any of the Company’s Subsidiaries, (iii) any rights under the Company Charter Document, (iv) any actual or alleged breaches of fiduciary duty by any current or former directors, equityholders or officers of the Company or any of the Company’s Subsidiaries, (v) the Purchase or any other transactions contemplated by this Agreement or any Related Agreement to which the Company is a party, including any inaccuracy in the Payment Spreadsheet and the allocation of the consideration, escrow contribution and indemnification obligations among the Securityholders pursuant to this Agreement, (vi) any claim that such Person’s actual or alleged Company Securities or other Equity Interests were wrongfully issued or repurchased by the Company or any of the Company’s Subsidiaries, or (vii) any claim challenging the Drag-Along Exercise or the application of the Drag-Along Provisions, including any claim challenging the validity of the execution of the Joinder or any other Related Agreements on behalf of such Person pursuant to the Drag-Along Provisions, except, in each case of the foregoing clauses (i) through (vii), for the right following the Closing, and in compliance with, and subject to, the terms of this Agreement, of a Seller to receive such Person’s portion of the consideration as provided in Article I and set forth on the Payment Spreadsheet, (b) any claim or right asserted or held by any Person who is or at any time was an employee of the Company or its Subsidiaries (against the Company, Acquiror or any of their Affiliates or any other Person) involving a right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy from the Company or its Subsidiaries with respect to matters arising at or prior to the Closing or under the Company Charter Document or with respect to any of the matters set forth in the foregoing clause (a), and (c) any claim or right asserted or held by any Person who was engaged by the Company or any of its Subsidiaries to perform investment banking, financial advisory, accounting, legal, consulting, or other professional services in connection with this Agreement and the transactions contemplated hereby involving a right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy.

“Stockholder” means any holder of any Company Capital Stock.

“Shrink-Wrap Software” means any generally commercially available software in executable code form that is available for a cost of either (a) not more than €10,000 for a perpetual license for a single user or work station or (b) not more than €50,000 in the aggregate for all users and work stations in any fiscal year.

“Software” means computer software and databases, whether in object code, Source Code, or executable form, and documentation related thereto.

“Source Code” means computer programming code in human readable form that is not suitable for machine execution without the intervening steps of interpretation or compilation.

“Standard Form IP Contract” means each standard form of Contract used by the Company or any Company Subsidiary since January 1, 2018, and relating to Intellectual Property Rights, that has been Made Available to Acquiror by the Company. By way of example, the following would constitute Standard Form IP Contracts, if Made Available: (a) customer, Courier or User agreement for a Company Service; (b) agreement for receipt of development services; (c) employee agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision; (d) consulting or independent contractor agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision; and (e) confidentiality or nondisclosure agreement.

“Stockholder” means any holder of any Company Capital Stock.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation or other organization or Person, whether incorporated or unincorporated, of which (a) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or Affiliates.

“Systems” means all information technology or data processing networks, systems, equipment, facilities or services (including related software and hardware) owned, controlled or used by or for the Company and its Subsidiaries, including all such information technology or data processing networks, systems, equipment, facilities or services used by or for Employees in the performance of services for the Company or its Subsidiaries, in whole or in part.

“Tax” means any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent, including employer and employees’ contributions), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest or any penalty or addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign).

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any schedule or amendment thereof or attachment thereto.

“Technology” means algorithms, APIs, diagrams, formulae, inventions (whether or not patentable), invention disclosures, programmer’s notes, improvements, modifications, know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, confidential information, proprietary information, protocols, schematics, specifications, product designs, roadmaps, marketing strategies, Software (in any form, including Source Code and executable or object code), subroutines, techniques, user interfaces, domain name registrations, URLs, web sites, social media accounts, systems, tools, databases, data collections, concepts, data, coding, images, designs, documentation, books (including lab books), records, works of authorship (including written, audio and visual materials) and all other forms of technology.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Unvested Company Option” means any Company Option (or portion thereof) that is unvested and outstanding immediately prior to the Closing and is not a Vested Company Option.

“Unvested Company Option Vesting Period” means the period of time commencing with the calendar month in which the Closing occurs and ending with the last calendar month of the vesting schedule applicable to such Unvested Company Option that is in effect as of immediately prior to the Closing.

“U.S. GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“User” means any customer or end user of the Company Services that purchases food or other products or services from the Company or its Delivery Customers, Restaurant Customers, or Retail Store Customers.

“User Content” means text, audio, video, images, comments, questions, podcasts, and other communication, information or content submitted or posted by a user of any Company Services and hosted, displayed or otherwise made available on or in any Company Site.

“Vested Company Option” means any Company Option (or portion thereof) that is vested and outstanding immediately prior to the Closing, after taking into account any Company Option (or portion thereof) that, as a result of the transaction contemplated by this Agreement, will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions.

“Willful Breach” means with respect to any representation, warranty, agreement, or covenant, any intentional or deliberate action or omission that constitutes a breach of such representation, warranty, agreement or covenant and that the breaching party actually knows or should reasonably be expected to know at the time is or would constitute a breach of such representation, warranty, agreement or covenant.

ANNEX B

Confidential

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of November 9, 2021, by and among DoorDash, Inc., a Delaware corporation (“Acquiror”), Wolt Enterprises Oy (business identity code 2646674-9), a limited liability company incorporated and existing under the laws of Finland (the “Company”), and the undersigned holder (“Shareholder”) of shares of capital stock or other equity interests of the Company.

RECITALS

A. WHEREAS, as of the date hereof, Shareholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the shares of each class of Company Capital Stock and Company Stock Options (as applicable) set forth opposite Shareholder’s name on Annex A (all such Company Capital Stock and Company Options that are outstanding as of the date hereof, together with any Company Capital Stock and Company Options that are hereafter issued to or otherwise directly or indirectly acquired or beneficially owned by Shareholder prior to the termination of this Agreement, including pursuant to any purchase right under the Company Employee Plan, International Employee Plan or Pension Plan, exercise of Company Options, acquisition by purchase, or stock dividend, distribution, split-up, recapitalization, combination or similar transaction, collectively, “Subject Securities”).

B. WHEREAS, concurrently with the execution and delivery hereof, Acquiror, the Company and the Securityholder Representative are entering into a Share Purchase Agreement of even date herewith (as it may be amended from time to time pursuant to the terms thereof, the “Share Purchase Agreement”), which provides for, among other things, Acquiror’s purchase from each Seller of all legal and beneficial right, title and interest in and to all shares of Company Capital Stock and Vested Company Options held by such Seller.

C. WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Share Purchase Agreement, and the other definitional and interpretative provisions set forth in Section 12.1 of the Share Purchase Agreement shall apply hereto as if such provisions were set forth herein.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Certain Definitions.

(a) For all purposes of and under this Agreement, the following terms shall have the following meanings:

“Registration Statement Effective Date” means the later of (i) the date on which the Registration Statement shall have become effective in accordance with the provisions of the Securities Act and (ii) the date on which the Finnish Prospectus, as and to the extent determined by Acquiror to be required as set forth in Section 8.17(a) of the Share Purchase Agreement, shall have been approved by the Finnish Financial Supervisory Authority and disseminated in accordance with the provisions of the Prospectus Regulations.

“Support Period” means the period commencing on (and including) the date of this Agreement and ending on (and including) the Expiration Date.

“Transfer” means to (i) offer, sell, contract to sell, pledge, gift, grant any option to purchase, lend or otherwise dispose of any Subject Securities, or any options or warrants to purchase any Subject Securities, or any securities convertible into, exchangeable for or that represent the right to receive shares of Company Capital

Stock (such options, warrants or other securities, collectively, “Derivative Instruments”), including any such shares or Derivative Instruments now owned or hereafter acquired, owned directly or indirectly by Shareholder (including holding as a custodian) or with respect to which Shareholder is the “beneficial owners”; (ii) engage in any hedging or other transaction or arrangement (including any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) that is designed to or that reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by Shareholder or someone other than Shareholder), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of shares of Company Capital Stock or Derivative Instruments, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of shares of Company Capital Stock or other securities, in cash or otherwise (any such sale, loan, pledge, or other disposition or transfer of economic consequences as described in clause (ii) above, “Prohibited Activity”); or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or any Prohibited Activity described in clause (ii) above.

2. Shareholder Support Commitments.

(a) Within 72 hours following the Registration Statement Effective Date, Shareholder shall deliver to Acquiror a duly executed Joinder Agreement in the form attached as Exhibit A (the “Joinder Agreement”).

(b) Promptly following the Registration Statement Effective Date, Shareholder shall, in accordance with applicable Laws, use its reasonable best efforts to cause each other Stockholder and each other holder of Vested Company Options that has not, as of such time, duly executed and delivered a Joinder Agreement to the Company and Acquiror, to duly execute and deliver a binding Joinder Agreement to the Company and Acquiror as promptly as practicable following the Registration Statement Effective Date.

(c) If the Company and Acquiror have not received duly executed Joinder Agreements from Stockholders representing 100% of the outstanding Company Capital Stock within 90 days following the Registration Statement Effective Date, Shareholder shall (within 2 Business Days thereafter) commence the Drag-Along Exercise and cause the Drag-Along Exercise to remain effective through the completion of the Purchase, including by delivering such notices and exercising such rights as may be available under, and enforcing (including through the commencement and prosecution of litigation or, if applicable, arbitration), the Drag-Along Provisions and the other applicable terms of the Company Stockholders Agreements and taking such other actions as may be reasonably necessary or advisable or requested by Acquiror in connection with the foregoing. In furtherance and not in limitation of the foregoing, if the Company and Acquiror have not received duly executed Joinder Agreements from Stockholders representing 100% of the outstanding Company Capital Stock as of the day prior to the anticipated Closing Date, Shareholder shall use reasonable best efforts to cause the Joinder Agreement and each other Exchange Document to be executed as of the Closing Date by the appropriate Representative of the Company, as applicable, on behalf of each other Stockholder that has not, as of such time, duly executed and delivered a binding Joinder Agreement to the Company and Acquiror, as such Person’s agent and attorney pursuant to the Company Stockholders Agreements in accordance with applicable Law, and shall deliver such executed Joinder Agreement and other Exchange Documents to Acquiror by the Drag Completion Date (as defined in the Company Stockholders Agreements) specified in any such notice, or if unspecified, the anticipated Closing Date.

(d) During the Support Period, Shareholder will take all action necessary, solely in its capacity as a Stockholder or pursuant to applicable contractual rights, to cause the Company to comply with all of the obligations of the Company set forth in the Share Purchase Agreement. Shareholder will not, and will cause its Affiliates not to, take any action challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement, the Share Purchase Agreement, the Company Stockholders Agreements or the consummation of the transactions contemplated hereby or thereby, including the Drag-Along Exercise and the Purchase (including the validity of the Drag-Along Exercise in connection with Purchase and the transactions contemplated by this Agreement); provided that the foregoing will not prevent any claim by Shareholder to enforce its rights under this Agreement or the Share Purchase Agreement in accordance with the terms hereof or thereof.

(e) During the Support Period, Shareholder will comply with the obligations of the Share Purchase Agreement (including, without limitation, Article VII thereof) to the same extent as if it were a Seller.

(f) During the Support Period, Shareholder shall not agree to modify, amend, waive or change (or permit or consent to any modification, amendment, waiver or change) the Company Stockholders Agreements, in each case, without the consent of Acquiror (not to be unreasonably withheld, conditioned or delayed except as provided in the proviso to this sentence); provided, however, that Acquiror may withhold its consent in its discretion with respect to any modification, amendment, waiver or change (i) that would reasonably be expected to result in any Stockholder or holder of Vested Company Options not agreeing to become a Seller pursuant to the Share Purchase Agreement, (ii) to the Drag-Along Provisions (or to any other provisions of the Company Stockholders Agreements to the extent that such modification, amendment, waiver or change relate to matters similar to the Drag-Along Provision) or (iii) that would cause the Company or any Company Subsidiaries to incur any Liabilities that would survive the termination of the Company Stockholders Agreements or the Closing.

(g) Notwithstanding the foregoing, in connection with the actions and obligations contemplated by this Section 2, (i) Shareholder shall not be required pursuant to this Section 2 to make any payment, or grant any financial concessions or accommodations, to any other Stockholder or in order to cause such other Stockholder to enter into a Joinder Agreement or to become a Seller pursuant to the Share Purchase Agreement and (ii) Shareholder shall not, without the prior written consent of Acquiror, incur or cause to be incurred any Liability on behalf of the Company or any of its Subsidiaries, or settle or compromise (or offer to settle or compromise) any claim or right of the Company or any of its Subsidiaries, in connection with the foregoing, unless such Liability is approved in writing by the Company and included as a Transaction Expense.

3. Transfer and Voting Restrictions.

(a) At all times during the Support Period, Shareholder shall not, except pursuant to the Share Purchase Agreement, Transfer any Subject Securities. Notwithstanding the foregoing, Shareholder shall be permitted, to Transfer all or any portion of its Subject Securities to an Affiliate; provided that it shall be a condition to the Transfer that (A) the transferee shall have agreed in writing to be be bound by this Agreement and become a Supporting Stockholder for purposes of the Share Purchase Agreement, (B) the transferee is or becomes a party to the Company Stockholders Agreement to which Shareholder is or was prior to such Transfer a party such that the transferee will be entitled to perform its obligations under Section 2 of this Agreement (including being entitled to (x) together with all the other Supporting Stockholders, cause the Drag-Along Exercise to occur and remain effective through the completion of the Purchase and (y) enforce the Drag-Along Provisions and the other applicable terms of the Company Stockholders Agreements), (C) such Transfer shall not involve a disposition for value, (D) no filing under Section 16 of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of Acquiror Shares shall be required or shall be voluntarily made during the Support Agreement and (E) such transfer shall not prevent, materially impair or materially delay the consummation of the Purchase and the other transactions contemplated hereby (including the Drag Along Exercise and the other actions and transactions contemplated by Section 2). Shareholder agrees that this Agreement and the obligations hereunder shall be binding upon any person or entity to which legal or beneficial ownership of the Subject Securities shall pass, whether by operation of law or otherwise.

(b) During the Support Period, except as otherwise permitted by this Agreement or the Share Purchase Agreement, Shareholder will not commit any act that could restrict or otherwise affect Shareholder’s legal power, authority and right to vote all Subject Securities, to execute the Joinder Agreement or to otherwise perform its obligations contemplated in this Agreement or in the Purchase Agreement. Without limiting the generality of the foregoing, except as otherwise permitted by this Agreement, during the Support Period,

Shareholder will not enter into any voting agreement with any person or entity with respect to any Subject Securities, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any Subject Securities, deposit any Subject Securities in a voting trust or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting Shareholder’s legal power, authority or right to vote Subject Securities in favor of the approval of the transactions contemplated by the Share Purchase Agreement or against any Alternative Transaction.

4. Agreement to Vote Shares. During the Support Period, at every meeting of the shareholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company, Shareholder (in Shareholder’s capacity as such) shall appear at the meeting or otherwise cause all applicable Subject Securities to be present thereat for purposes of establishing a quorum and vote (i) in favor of any proposals necessary or otherwise designed to effect the Purchase, (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Purchase, and (iii) against any of the following (to the extent unrelated to the Purchase): (A) any transaction, share exchange or business combination involving the Company or any of its Subsidiaries other than the Purchase; (B) any sale, lease or transfer of all or a material portion of the assets of the Company or any of its Subsidiaries; (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its Subsidiaries; (D) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Purchase or (E) any transaction that would constitute an Alternative Transaction.

5. Action in Shareholder Capacity Only. This Agreement applies to Shareholder in Shareholder’s capacity as a holder of Subject Securities, and not to Shareholder as a director, officer or employee of the Company in such capacity. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company.

6. Representations and Warranties of Shareholder. Shareholder represents and warrants to Acquiror as follows:

(a) Capitalization. Shareholder is the sole legal and beneficial owner of the Subject Securities designated as being owned by Shareholder opposite Shareholder’s name on Annex A hereto, and Shareholder has good and valid title with respect to, and holds all right title and interest in and to, all Subject Securities held by it. To the knowledge of Shareholder, all outstanding shares of Company Capital Stock held by Shareholder are duly authorized, validly issued, fully paid and non-assessable. Other than this Agreement, no Subject Securities are subject to any Liens (other than restrictions on the ability of Acquiror to transfer the shares of Company Capital Stock following the Closing to the extent arising solely under applicable securities laws) or, other than as set forth in the Company Stockholders Agreements, to any rights of first refusal of any kind, and Shareholder has not granted any rights to purchase any Subject Securities to any other Person. Shareholder has the sole right to transfer all Subject Securities to Acquiror. Neither the Company Charter Documents nor the applicable Company Stockholders Agreements limit Shareholder’s ability to comply with or consummate the transactions contemplated by this Agreement. The Subject Securities owned by Shareholder as set forth on Annex A hereto constitute Shareholder’s entire interest in the Equity Interests in the Company and Shareholder does not have the right to acquire, directly or indirectly, any other Equity Interest in the Company. Shareholder is not a party to any option, warrant, purchase right, or other Contract or commitment that could require Shareholder to sell, transfer, or otherwise dispose of any Subject Securities (other than this Agreement or the applicable Company Stockholders Agreements). No Person that is not a signatory to this Agreement has a beneficial interest in or a right to acquire any Subject Securities. Shareholder expressly agrees that the portion of the consideration contemplated by the Share Purchase Agreement to be paid to Shareholder pursuant to the Share Purchase Agreement (subject to adjustment, escrow and forfeiture, pursuant to the terms and conditions of the Share Purchase Agreement) is the only consideration Shareholder is entitled to in respect of such Shareholder’s Subject Securities upon consummation of the Purchase. Other than as set forth in the Company Stockholders Agreements, Shareholder has not previously granted or agreed to grant any ongoing power of attorney in respect of any Subject Securities or entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of the Company’s Board of Directors or give consents or approvals of any kind as to any Subject Securities. There are no outstanding loans from the Company to Shareholder. Shareholder expressly agrees to the allocation of the consideration contemplated by the Share Purchase Agreement, indemnification obligations, escrow contribution and indemnification obligations among the Securityholders provided for in the Share Purchase Agreement. At the Closing, Acquiror will receive good and valid title to all Subject Securities, free and clear of all Liens (other than restrictions on the ability of Acquiror to transfer the shares of Company Capital Stock following the Closing to the extent arising solely under applicable securities laws or other agreements to which Acquiror is a party).

(b) Authority and Enforceability.

(i) Shareholder, if it is an entity, has all requisite power and authority or, if Shareholder is an individual, has capacity, in each case, to enter into this Agreement and to perform its, his or her, as the case may be, obligations under this Agreement and the Purchase agreement. The execution and delivery of this Agreement and the performance of its, his or her, as the case may be, obligations under this Agreement (including the execution and delivery of the Joinder Agreement) and the Purchase Agreement have been duly authorized by all necessary action on the part of Shareholder, if Shareholder is an entity, and no further action is required on the part of Shareholder to authorize its execution, delivery and performance of this Agreement, the Joinder Agreement and the other Related Agreements to which Shareholder is a party and the transactions contemplated hereby or thereby (including the transactions contemplated by the Purchase Agreement).

(ii) This Agreement has been duly executed and delivered by Shareholder and, assuming the due authorization, execution and delivery by Acquiror, constitutes the valid and binding obligation of Shareholder enforceable against it in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general.

(iii) The Joinder Agreement and each other Related Agreement to which Shareholder is or is contemplated to be a party has been, or will be, duly executed and delivered by Shareholder and, assuming the due authorization, execution and delivery by Acquiror, constitutes the valid and binding obligation of Shareholder enforceable against it in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general.

(c) Company Stockholders Agreements. Each Company Stockholders Agreement is valid and in full force and effect. Shareholder has not materially violated or breached, or committed any default under, any Company Stockholders Agreement and, to Shareholder’s knowledge, no other Person that is party to a Company Stockholders Agreement has materially violated or breached, or committed any default under, such Company Stockholders Agreement. Shareholder has not received any notice regarding any actual or alleged violation or breach of, or default under, any Company Stockholders Agreement and, to Shareholder’s knowledge, no person has threatened to terminate or refuse to perform its obligations under any Company Stockholders Agreement (regardless of whether such Person has the right to do so under such Contract). The Company Stockholders Agreement, including the Drag-Along Provisions are duly and validly enforceable by the Supporting Stockholders against each Stockholder of the Company in accordance with the terms of the Company Stockholders Agreement. The Supporting Stockholders have sufficient power and authority, and hold sufficient shares of Company Capital Stock, to cause the Drag-Along Exercise to occur and to enforce the Drag-Along Provisions in accordance with the Company Stockholders Agreement and the Drag-Along Exercise is enforceable in connection with the Purchase Agreement and the Related Agreements.

(d) Absence of Claims by the Sellers. There is no current, pending, or contemplated Action by Shareholder against the Company or any of the Company Subsidiaries.

(e) Litigation. There is no current, pending, or to the knowledge of Shareholder, threatened, Action of any nature against Shareholder, arising out of or relating to (a) Shareholder’s beneficial ownership of the Subject Securities or rights to acquire the Subject Securities, (b) Shareholder’s capacity as a Shareholder, (c) the transactions contemplated hereby or (d) any contribution of assets (tangible and intangible) by Shareholder to the Company or any Company Subsidiary. There is no current or pending or, to the knowledge of Shareholder, threatened investigation or proceeding, against Shareholder arising out of or relating to the matters noted in clauses (a) through (d) of the preceding sentence by or before any Governmental Entity. There is no current or pending or, to the knowledge of Shareholder, threatened Action against Shareholder with respect to which Shareholder has a contractual right or a right to indemnification from the Company related to facts and circumstances existing prior to the Closing.

(f) No Conflict. The execution and delivery by Shareholder of this Agreement, and the consummation of the transactions contemplated hereby, (a) will not result in the creation or imposition of any Lien (other than Permitted Liens) upon the assets of Shareholder, and (b) will not Conflict with (i) the Company Charter Document or the Company Stockholders Agreements, (ii) any material Contract to which Shareholder is a party or by which its assets or properties are bound, except in the case of this clause (ii) for any Conflict that would not, individually or in the aggregate, prevent or delay the performance by Shareholder of its obligations under this Agreement and, upon execution of the Joinder Agreement, under the Share Purchase Agreement, (iii) any provision of the articles of incorporation, articles, bylaws or other charter or organizational documents of Shareholder if Shareholder is an entity or (iv) any Laws applicable to Shareholder or Shareholder’s properties or assets (whether tangible or intangible).

(g) Governmental Filings and Consents. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by, or with respect to, Shareholder or any of Shareholder’s Subsidiaries or Affiliates in connection with the execution and delivery of this Agreement or the consummation of the Purchase or any other transactions contemplated by this Agreement or the Share Purchase Agreement, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws and state “blue sky” Laws, and (b) such consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings that a failure to obtain would not, individually or in the aggregate, be material to such Seller, the Company and the Company Subsidiaries.

(h) Brokers; Fees and Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, which is to be paid by anyone except Shareholder, in connection with the transactions contemplated by this Agreement based upon arrangements made by, with the consent of, or on behalf (and with the knowledge) of, Shareholder.

7. Reliance. Shareholder has received, has had ample opportunity to review and has reviewed, a copy of this Agreement and the documents contemplated hereby and such other documents and information as Shareholder has deemed appropriate to make Shareholder’s own analysis and decision to enter into this Agreement. Shareholder has such knowledge and experience in business and financial matters to enable Shareholder to understand and evaluate this Agreement and form an investment decision with respect thereto. Shareholder understands and acknowledges that Acquiror is entering into this Agreement in reliance upon such Seller’s execution and delivery of this Agreement and agreement to be bound hereby.

8. Registration Statement. Notwithstanding anything in this Joinder or the Share Purchase Agreement to the contrary, but without limiting the obligations set forth in Section 8.1 and Section 8.17 of the Share Purchase Agreement, the parties hereto shall reasonably cooperate, and use reasonable best efforts to take all action reasonably necessary or advisable or requested by Acquiror, to cause the Purchase and the other transactions contemplated hereby to comply with applicable securities Laws in the U.S., in Finland, and in each other jurisdiction in which the Purchase is deemed to occur, including any applicable Laws with respect to tender offers or other applicable sales and purchases, or offers to sell or purchase, securities (in each case, other than antitrust Laws applicable to the Purchase or any Investment Laws applicable, which shall be governed by Section 8.3 of the Share Purchase Agreement). In furtherance and not in limitation of the foregoing, the parties hereto shall reasonably cooperate, and use reasonable best efforts to (i) prepare, file, make effective and distribute any notices, instruments and other documents, (ii) solicit or seek any approval, consent or execution of any agreement or instrument by any applicable Person, or (iii) revise the structure or terms of this Agreement, including by amendment of this Agreement in accordance with its terms, in each case as may be reasonably necessary or advisable or requested by Acquiror to cause the Purchase and the other transactions contemplated hereby and by the Share Purchase Agreement comply with such applicable securities Laws; provided that in no event shall any party be required pursuant to this Section 7 to waive any condition to consummating the Purchase or agree to modify the amount or form of the consideration contemplated to be paid by Acquiror pursuant to Section 1.1 of the Share Purchase Agreement.

9. Waiver of Rights of Appraisal. Shareholder hereby waives any rights of appraisal with respect to the Purchase, or rights to dissent from the Purchase, that Shareholder may have.

10. Confidentiality. Shareholder recognizes that successful consummation of the transactions contemplated by the Share Purchase Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, and so that, to the extent applicable, Acquiror may rely on the safe harbor provisions of Rule 100(b)(2)(ii) of Regulation FD, Shareholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than Shareholder’s counsel and advisors, if any) without the prior written consent of Acquiror; provided, however, that this restriction shall not apply with respect to disclosures by Shareholder (i) to a Governmental Entity with jurisdiction over Shareholder of any information that is requested by such Governmental Entity, acting pursuant to and under the authority of Law, and (ii) if Shareholder is an investment fund or a venture capital fund, to its existing and prospective investors, general partners, investment managers, securityholders and limited partners, and for each such Person, their respective directors, officers, employees, agents and advisors, in each case, who are subject to confidentiality obligations with respect to such disclosures, as may be legally or contractually required or reasonably necessary in the good faith exercise of fiduciary duties on the part of Shareholder and in connection with its ordinary course of business. If any provision of this Section 10 conflicts with the confidentiality obligations of Shareholder pursuant to Section 12.3 of the Share Purchase Agreement, this Section 10 shall govern.

11. Termination. This Agreement shall terminate and be of no further force or effect whatsoever as of the earlier of (i) such date and time as the Share Purchase Agreement shall have been validly terminated pursuant to its terms or (ii) the mutual written consent of Acquiror, Company and Shareholder (the “Expiration Date”); provided, however, that such termination shall not relieve any party from liability for the breach of any term of this Agreement.

12. Miscellaneous Provisions.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via email to the parties at the following addresses:

if to Acquiror, (or following the Closing, the Company), to:

DoorDash, Inc.

303 2nd Street, South Tower, 8th Floor

San Francisco, CA 94107

Attention: Tia A. Sherringham

Email: tia@doordash.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attention: Rezwan Pavri, Esq.; Robert Ishii, Esq.; Brian Keyes, Esq.

Email: RPavri@wsgr.com; RIshii@wsgr.com; BKeyes@wsgr.com

and

if to the Company prior to the Closing, to:

Mikko Kuusi

c/o Wolt Enterprises Oy

Arkadiankatu 6

00100 Helsinki, Finland

Email: miki@wolt.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

Canary Wharf

London, E14 5DS

Attention: Denis Klimentchenko

Email: Denis.Klimentchenko@skadden.com

and to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Michael Mies

Email: Michael.Mies@skadden.com

if to Shareholder, to the address on the signature page.

All such notices and other communications shall be deemed to have been duly given or sent (i) one (1) Business Day following the date mailed if sent by overnight commercial messenger or courier service or five (5) Business Days following the date mailed if sent by other mail service, or (ii) on the date on which delivered personally or (iii) the date on which sent by email transmission, as the case may be, and addressed as aforesaid.

(b) Amendments; Waiver. This Agreement may only be amended by the execution and delivery of an instrument in writing signed by Acquiror, the Company and Shareholder. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and shall not constitute or give rise to an extension or waiver of any rights or obligations hereunder except to the extent specifically provided in such writing (it being understood that all such other non-waived rights and obligations are expressly reserved).

(c) Further Assurances; Cooperation. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. In furtherance, and not in limitation, of the foregoing sentence, Shareholder agrees to cooperate fully with Acquiror and to execute and deliver such further documents, certificates, agreements and instruments and to take or cause to be taken such other actions as may be reasonably requested by Acquiror to consummate and make effective and to evidence or reflect the transactions contemplated by this Agreement and the Share Purchase Agreement (including the Purchase and the Drag-Along Exercise) and any other transactions contemplated by this Agreement or the Share Purchase Agreement and to carry out the intent and purpose of this Agreement and the Share Purchase Agreement. Shareholder hereby agrees that Acquiror and Company may publish and disclose, in any documents required to be filed with a Governmental Entity, Shareholder’s identity and ownership of Subject Securities and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to any filing made by Acquiror or the Company with a Governmental Entity relating to the proposed Purchase. Notwithstanding anything in this Agreement or the Share Purchase Agreement to the contrary, without limiting the foregoing, Shareholder shall reasonably cooperate, and use reasonable best efforts to take all action reasonably necessary or advisable or requested by Acquiror, to cause the Purchase and the other transactions contemplated hereby to comply with applicable securities Laws in the U.S., in Finland, and in each other jurisdiction in which the Purchase is deemed to occur, including any applicable Laws with respect to tender offers or other applicable sales and purchases, or offers to sell or purchase, securities (in each case, other than antitrust Laws applicable to the Purchase or any Investment Laws applicable, which shall be governed by Section 8.3 of the Share Purchase Agreement).

(d) Assignment. This Agreement shall not be assigned by either Shareholder or the Company by operation of law or otherwise without the prior written consent of the Acquiror. Acquiror may assign this Agreement and any or all of its rights and interests hereunder to one or more of its Affiliates or designate one or more of its Affiliates to perform its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any purported assignment in violation of this Section 12(d) shall be void and of no effect.

(e) No Third-Party Rights. This Agreement and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to confer upon any other person any rights or remedies hereunder.

(f) Governing Law. This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this Agreement, or the negotiation, administration, performance, or enforcement of this Agreement, including any claim or cause of action resulting from, arising out of, in connection with, or relating to any representation or warranty made in or in connection with this Agreement (collectively, “Relevant Matters”), shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any choice or conflict of laws provision, rule, or principle (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any other jurisdiction.

(g) Exclusive Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any Relevant Matter (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each party agrees not to commence any legal proceedings with respect to a Relevant Matter except in such Court of Chancery (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any federal court within the State of Delaware). By execution and delivery of this Agreement, each of Acquiror, the Company and Shareholder irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes in connection with any Relevant Matter and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by Law. The parties hereto hereby waive any right to stay or dismiss any action or proceeding in connection with any Relevant Matter brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

(h) WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER RELEVANT MATTER. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS SECTION 12(h) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE OTHER PARTIES HERETO ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS SECTION 12(h) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH OTHER PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(i) Specific Performance. The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding. Any and all remedies expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other Person’s fraud, nor will any such provisions limit, or be deemed to limit (x) the amounts of recovery sought or awarded in any such claim for fraud, (y) the time period during which a claim for fraud may be brought or (z) the recourse which any such party may seek against another Person with respect to a claim for fraud.

(j) Entire Agreement. This Agreement, the Share Purchase Agreement, the Joinder Agreement and the documents and instruments and other agreements among the parties hereto or thereto referenced herein or therein constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter of this Agreement.

(k) Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(l) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of electronic signatures or the exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(m) Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(n) Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

(o) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement.

(p) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any Subject Securities. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to Shareholder, and Acquiror shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Shareholder in the voting of any of the Subject Securities, except as otherwise provided herein.

(q) Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

DOORDASH, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

WOLT ENTERPRISES OY

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

STOCKHOLDER:

By:
Name:
Title:

Address:

Attention:
Email:

ANNEX C

CONFIDENTIAL

LOCK-UP AGREEMENT

This Lock-up Agreement (this “Agreement”) is dated as of November 9, 2021 and is between DoorDash, Inc., a Delaware corporation (the “Acquiror”) and the stockholder of the Company (defined below) signatory hereto (the “Holder”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Purchase Agreement (as defined below).

BACKGROUND:

WHEREAS, pursuant to that certain Share Purchase Agreement (as may be amended, restated or modified from time to time, the “Purchase Agreement”), dated November 9, 2021, by and among Acquiror, the Company, each Seller party thereto and Mikko Kuusi, solely in the capacity as the representative of the Company Securityholders thereunder, Acquiror will purchase 100% of the outstanding shares of Company Capital Stock from the Sellers upon the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, as an inducement to and condition to the Acquiror’s willingness to enter into the Purchase Agreement, the Acquiror has required that the Holder enter into this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“1% Holder” means a Lockup Stockholder that, as of immediately prior to the Closing, together with his, her or its Affiliates beneficially owns one percent (1%) or more of the outstanding shares of Company Capital Stock.

“Acquiror Shares” means shares of the Acquiror’s Class A Common Stock, par value $0.00001.

“Change of Control Transaction” means a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of the Acquiror and made to all holders of the Acquiror’s capital stock the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of total voting power of the voting stock of the Acquiror or the surviving entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Lock-up Acquiror Shares” means 75% of the Acquiror Shares issued to the Holder (including Holder’s Indemnity Escrow Shares) pursuant to the Purchase Agreement.

“Lock-up Period” means

(i)	for one third of the Lock-up Acquiror Shares, the period beginning on the Closing Date and ending at 5:00 p.m. Pacific time on the fiftieth (50th) day following the Closing Date;

(ii)	for one third of the Lock-up Acquiror Shares, the period beginning on the Closing Date and ending at 5:00 p.m. Pacific time on the one hundredth (100th) day following the Closing Date; and

(iii)

for one third of the Lock-up Acquiror Shares including Holder’s Indemnity Escrow Shares, the period beginning on the Closing Date and ending at 5:00 p.m. Pacific time on the one hundred and fiftieth (150th) day following the Closing Date.

For the avoidance of doubt, the Lock-up Period will terminate as to all Acquiror Shares at 5:00 p.m. Pacific time on the one hundred and fiftieth (150th) day following the Closing Date.

“Transfer” means to (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of Company Securities, or any options or warrants to purchase any shares of Company Securities, or any securities convertible into, exchangeable for or that represent the right to receive Acquiror Shares (such options, warrants or other securities, collectively, “Derivative Instruments”), including without limitation any such shares or Derivative Instruments now owned or hereafter acquired, owned directly or indirectly by the Holder (including holding as a custodian) or with respect to which the Holder has beneficial ownership within the rules and regulations of the SEC, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the Holder or someone other than the Holder), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of shares of Company Securities or Derivative Instruments, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Acquiror Shares or other securities, in cash or otherwise (any such sale, loan, pledge, or other disposition or transfer of economic consequences as described in clause (ii) above, “Prohibited Activity”), or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or any Prohibited Activity described in clause (ii) above.

1.2 Certain Interpretations. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “hereof,” “herein,” “hereby” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “party” shall be deemed to refer to any signatory to this Agreement, as applicable. The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive. When used herein, the phrase “to the extent” shall be deemed to be followed by the words “but only to the extent.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations. References to any Person include the successors and permitted assignees of that Person. References from or through any date mean, unless otherwise specified, from but not including or to but not including, respectively. References to one gender include all genders. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

LOCK-UP

2.1 Lock-up.

(a) Subject to the exclusions in Section 2.1(d), the Holder agrees not to Transfer any Lock-up Acquiror Shares until the end of the applicable Lock-up Period.

(b) The Holder represents and warrants that it is not and will not, and has not caused or directed any of its direct or indirect affiliates to be or become, party to any agreement or arrangement that provides for, is designed to, or which reasonably could be expected to lead to or result in any Prohibited Activity in respect of Lock-up Acquiror Shares during the Lock-up Period.

(c) Notwithstanding the provisions in Section 2.1(a) and Section 2.1(b), the Holder may do the following:

(i) transfer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any Lock-up Acquiror Shares pursuant to a Change of Control Transaction, provided that in the event that such Change of Control Transaction is not completed, the Lock-up Acquiror Shares shall remain subject to the provisions of this Agreement;

(ii) transfer the Lock-up Acquiror Shares to an Affiliate;

(iii) provided the Holder is a corporation, partnership, limited liability company, trust or other business entity, distribute, transfer or dispose of the Lock-up Acquiror Shares (i) directly or indirectly, to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the Holder, or to any investment fund or other entity controlling, controlled by, managing or managed by, advising or advised by, or under common control, management or advisement with the Holder or affiliates of the Holder (including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (ii) as part of a distribution, transfer or disposition without consideration by the Holder to its direct or indirect members or stockholders or any affiliate of the Holder, or its current partners (general or limited), members, beneficiaries or other equity holders, or to the estates of any such stockholders, partners, beneficiaries or other equity holders; or

(iv) enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act after the Closing Date relating to the transfer, sale or other disposition of securities of the Holder, if then permitted by the Acquiror, provided that the securities subject to such plan may not be transferred until after the expiration of the Lock-up Period and no public announcement or filing under the Exchange Act shall be required or shall be voluntarily made by any person regarding the establishment of such plan during the Lock-up Period;

provided, that in the case of clauses (ii) and (iii) above, it shall be a condition to the transfer or distribution that (A) the Affiliate, transferee or distributee, as the case may be, agrees in writing to be bound by the restrictions set forth herein, and there shall be no further transfer of such Acquiror Shares except in accordance with this Lock-Up Agreement, (B) such transfer shall not involve a disposition for value, and (C) no filing under Section 16 of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of Acquiror Shares shall be required or shall be voluntarily made during the Lock-Up Period (other than any required Form 5 filing).

(d) The Holder also agrees and consents to the entry of stop transfer instructions with the Acquiror’s transfer agent and registrar against the transfer of the Lock-up Acquiror Shares except in compliance with the foregoing restrictions. By default, the Acquiror will use reasonable best efforts to instruct the transfer agent and registrar to remove stop transfer instructions using a “first in, first out” methodology if less than all of the Lock-up Acquiror Shares are to be released.

(e) In the event that a release is granted to a Lockup Stockholder (other than Holder) that is an officer or director of the Company or a 1% Holder (each a “Triggering Person”) under such Triggering Person’s respective Lockup Agreement relating to the lock-up restrictions set forth therein (a “Triggering Release”), the same percentage of Holder’s Lock-up Acquiror Shares as the percentage of the Lock-up Acquiror Shares being released under such Triggering Person’s Lockup Agreement represent with respect to the total number of Lock-up Acquiror Shares held by such Triggering Person shall be immediately and fully released on the same terms from lock-up restrictions set forth herein. Notwithstanding the foregoing, no waiver, termination, release or other consent will constitute a Triggering Release if the aggregate number of shares of Lock-Up Acquiror Shares released as to any Lockup Stockholder and his, her or its Affiliates (whether in one or multiple releases) has a value not greater than $5,000,000 (measured based on the closing price of Acquiror Shares on the trading day prior to the waiver or release as reported on the New York Stock Exchange).

ARTICLE III

GENERAL PROVISIONS

3.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via email to the parties at the following addresses:

If to the Acquiror, to:

DoorDash, Inc.

303 2nd Street, South Tower, 8th Floor

San Francisco, CA 94107

Attention:                Tia Sherringham

Email:                       tia@doordash.com

with a copy (not constituting notice) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304

Attention:            Rezwan Pavri

                             Robert Ishii

                             Brian Keyes

Email:                 rpavri@wsgr.com

                             rishii@wsgr.com

                             bkeyes@wsgr.com

All such notices and other communications shall be deemed to have been duly given or sent (a) one (1) Business Day following the date mailed if sent by overnight commercial messenger or courier service or five (5) Business Days following the date mailed if sent by other mail service, (b) on the date on which delivered personally or (c) the date on which sent by email transmission, as the case may be, and addressed as aforesaid.

3.2 Amendment; Waiver.

(a) This Agreement may be amended by the execution and delivery of an instrument in writing signed by the Acquiror and the Holder. Notwithstanding the foregoing, the Acquiror may, in its sole discretion, waive or release any term of this Agreement as to the benefit of the Holder; provided that such waiver or release is in accordance with Section 2.1(e) hereof.

(b) Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and shall not constitute or give rise to an extension or waiver of any rights or obligations hereunder except to the extent specifically provided in such writing (it being understood that all such other non-waived rights and obligations are expressly reserved).

3.3 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

3.4 Assignment. Except as provided in Section 2.1(d), this Agreement shall not be assigned by the Holder by operation of law or otherwise without the written consent of the Acquiror. The Acquiror may assign this Agreement and any or all of its rights and interests hereunder to one or more of its Affiliates or designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as the Acquiror is not relieved of any liability or obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any purported assignment in violation of this Section 3.4 shall be void and of no effect.

3.5 Third Parties. This Agreement and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to confer upon any other person any rights or remedies hereunder.

3.6 Governing Law. This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this Agreement, or the negotiation, administration, performance, or enforcement of this Agreement, including any claim or cause of action resulting from, arising out of, in connection with, or relating to any representation or warranty made in or in connection with this Agreement (collectively, the “Relevant Matters”), shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any choice or conflict of laws provision, rule, or principle (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any other jurisdiction.

3.7 Exclusive Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any Relevant Matter (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each party agrees not to commence any legal proceedings with respect to a Relevant Matter except in such Court of Chancery (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any federal court within the State of Delaware). By execution and delivery of this Agreement, each of the Acquiror and the Holder irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes in connection with any Relevant Matter and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by Law. The parties hereto hereby waive any right to stay or dismiss any action or proceeding in connection with any Relevant Matter brought before the foregoing courts on the basis of (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason or that it or any of its property is immune from the above-described legal process, (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (c) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

3.8 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE AND INCLUDING ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM INVOLVING ANY DEBT FINANCING SOURCE RELATED PARTY) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER RELEVANT MATTER. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS SECTION 3.8 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE OTHER PARTIES HERETO ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS SECTION 3.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH OTHER PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

3.9 Specific Performance. The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto of any covenant, obligation or other agreement set forth in this Agreement, (a) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (b) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding. Any and all remedies expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other Person’s fraud, nor will any such provisions limit, or be deemed to limit (x) the amounts of recovery sought or awarded in any such claim for fraud, (y) the time period during which a claim for fraud may be brought or (z) the recourse which any such party may seek against another Person with respect to a claim for fraud.

3.10 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter of this Agreement. Notwithstanding the foregoing, no failure or delay by the Acquiror or the Holder in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

3.11 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

3.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

3.13 Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto.

3.14 Termination. If the Purchase Agreement is terminated pursuant to its terms without the Closing having been consummated, then this Agreement will automatically terminate and have no further force or effect at such time; provided, however that the provisions of Section 1.2 and this Article III shall survive the termination of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

DOORDASH, INC.

By:
Name: Title:

[HOLDER]

By:

ANNEX D

FORM OF JOINDER AGREEMENT TO

SHARE PURCHASE AGREEMENT

This Joinder Agreement (this “Joinder”)1 is made as of the date set forth on the Holder’s (as defined below) signature page hereto by and between DoorDash, Inc., a Delaware corporation (“Acquiror”), Wolt Enterprises Oy (business identity code 2646674-9), a limited liability company organized and existing under the laws of Finland (the “Company”), the representative of the Securityholders (the “Securityholder Representative”), which position has initially been held by Mikko Kuusi who may be replaced as the Securityholder Representative in accordance with the Share Purchase Agreement (as defined below)), and the undersigned holder (“Holder”) of shares of capital stock or options to subscribe for shares of capital stock of the Company.

Reference is made to the Share Purchase Agreement, dated November 9, 2021 (as the same may be amended from time to time pursuant to the terms thereof, the “Share Purchase Agreement”), by and among Acquiror, the Company, the Securityholder Representative and the other parties thereto. Capitalized terms used in this Joinder and not otherwise defined herein have the meanings ascribed to such terms in the Share Purchase Agreement. Holder acknowledges and agrees that it has received, has had a reasonable opportunity to review and has reviewed, a copy of the Share Purchase Agreement.

Pursuant to and effective upon the execution of this Joinder, Holder is hereby added as a party to the Share Purchase Agreement as a “Seller” thereunder in the same manner and capacity as if Holder was an original party to the Share Purchase Agreement; provided, however, that if as of the execution of this Joinder, Holder does not hold any Company Option that is vested (in whole or in part) or any shares of Company Capital Stock (such a Holder, a “Specified Holder”), then Holder will be (and is) added as a Seller to the Share Purchase Agreement effective automatically and immediately upon Holder becoming a holder of any Company Option that is vested (in whole or in part) or any share of Company Capital Stock (if the Holder is a Specified Holder, the time at which the Specified Holder becomes a Seller under the Share Purchase Agreement pursuant to this proviso is referred to herein as the “Effective Time”). In furtherance of the foregoing, Holder hereby (a) represents, warrants and makes as of the date hereof and as of the Closing (or, if Holder is a Specified Holder, automatically as of the Effective Time, represents, warrants and makes as of the Effective Time and as of the Closing) all of the representations and warranties of a Seller set forth in the Share Purchase Agreement and (b) becomes a party to the Share Purchase Agreement as a Seller, and agrees that Holder is and will be (or, if Holder is a Specified Holder, effective automatically as of the Effective Time, Holder will be a party to the Share Purchase Agreement as a Seller, and is and will be) bound by, all covenants, obligations and agreements applicable to a Seller set forth in the Share Purchase Agreement (including, without limitation, the provisions of the Share Purchase Agreement with respect to the sale and cancellation of Holder’s Equity Interests in the Company, the calculation and allocation of the consideration payable to each Seller with respect to such sale and any adjustments thereto, the indemnification obligations of the Indemnifying Parties and the appointment of the Securityholder Representative), in each case expressly subject to the terms and conditions set forth in the Share Purchase Agreement as if Holder was an original party thereto.

By executing this Joinder, Holder hereby acknowledges, accepts and consents to (a) Mikko Kuusi’s resignation as the Securityholder Representative and (b) the appointment of Shareholder Representative Services LLC, a Colorado limited liability company (or any duly-appointed successor thereto) as the Securityholder Representative under the Share Purchase Agreement immediately upon Mikko Kuusi’s resignation as

[1]

Note to Draft: Joinder to be revised to remove provisions inapplicable to specific securityholders, including by removing (i) Specified Holder-related provisions for Joinders executed by holders of Company Capital Stock and vested Company Options, (ii) Drag-Along references for Joinders executed by Holders outside of the Drag-Along Exercise and (iii) Israeli trustee and other jurisdiction-specific provisions to the extent inapplicable.

Securityholder Representative, which actions in the foregoing clauses (a) and (b) shall take effect immediately upon the requisite approval of Sellers as required by Section 11.1(a) of the Share Purchase Agreement.

Holder represents and warrants to Acquiror, as of the date hereof, that Annex A attached hereto lists all of Holder’s Equity Interests in the Company as of the date hereof. Notwithstanding anything in this Joinder or the Share Purchase Agreement to the contrary, it is hereby agreed and acknowledged that Holder, to the extent it, he or she would become a party to the Share Purchase Agreement solely as a result of the Drag-Along Exercise (unless Holder is, for the avoidance of doubt, a Supporting Stockholder), shall not be considered to have made any representation or warranty in the Share Purchase Agreement, or be bound by any restrictive covenant, obligation or agreement set forth in the Share Purchase Agreement, to the extent that making any such representation or warranty or being bound by any such restrictive covenant, obligation or agreement would cause any of the Drag Conditions (as defined in each of the Company Stockholder Agreements) not to be satisfied with respect to Holder and the Purchase. Holder acknowledges and agrees that, upon execution of this Joinder (or, if Holder is a Specified Holder, effective automatically as of the Effective Time), Acquiror, the Company and the Securityholder Representative shall be entitled to enforce, and seek remedies under, the Share Purchase Agreement against Holder in its capacity as a Seller on the terms and subject to the conditions set forth in the Share Purchase Agreement. Sections 12.10, 12.11, and 12.12 of the Share Purchase Agreement are hereby incorporated by reference and shall apply as if fully set forth herein mutatis mutandis. Acquiror, the Company, the Securityholder Representative and Holder agree that the Share Purchase Agreement shall remain in full force and effect in accordance with its terms (unless the Share Purchase Agreement is terminated in accordance with the termination provisions of Article IX, in which such event this Joinder shall be void and of no further force and effect, subject to Section 9.2 of the Share Purchase Agreement). If the Holder is a Specified Holder and the Effective Time with respect to such Holder has not occurred as of or prior to (and would not occur in connection with) the Closing, this Joinder shall become void and have no effect, without any liability on the part of any party hereto effective immediately following the consummation of the Closing.

Further to the above, the Holder hereby waives and undertakes not to exercise any pre-emptive rights, redemption rights and rights of first refusal under (i) the Amended and Restated Minority Shareholders’ Agreement dated December 30, 2020 relating to the Company (the “Minority SHA”), (ii) the Amended and Restated Shareholders’ Agreement dated December, 30 2020 relating to the Company (the “Majority SHA” and, together with the Minority SHA, the “SHAs”), as applicable and (iii) the articles of association of the Company (the “Articles”), in each case, arising in connection with the Purchase or any other transactions contemplated by the Share Purchase Agreement or otherwise (whether such rights are held as of the date of this Joinder or in the future), except for a redemption of shares of Company Capital Stock (A) pursuant to Section 13.2 of the Minority SHA, or (B) subject to the consent of Acquiror, in connection with an attempted redemption relating to the Purchase; provided, however, that the waivers and undertakings in the foregoing paragraph shall become void and have no effect if the Share Purchase Agreement is terminated at any time prior to Closing in accordance with its terms.

[In the event any of the Holder’s Vested Company Options, shares of Company Capital Stock or other Company Securities, or the consideration allocated in connection therewith, are intended to qualify for a capital gains tax treatment pursuant to Section 102 of the of the Israeli Income Tax Ordinance [New Version] 1961 (“102 Securities”, and “102 Capital Gains Track”, respectively), then (A) Holder acknowledges that the 102 Securities may be held, and/or registered in the name of a trustee (the “Israeli Trustee”) for the benefit of the Holder and (B) as of immediately upon such Holder becoming a party to the Share Purchase Agreement (including, if applicable, as a result of the Drag-Along Exercise), the Israeli Trustee shall be deemed to be a party thereof, however solely in its capacity (and to the extent) as a trustee for the benefit of the Holder and to the extent required to ensure compliance with the 102 Capital Gains Track (without any representation, undertaking, obligation or liability by the Israeli Trustee that the 102 Securities qualify or will qualify for the 102 Capital Gains Track or any other tax regime).]2

[2]	Note to Draft: Applicable to Israeli Holders only.

Without limiting the foregoing, the Holder (a) waives and undertakes not to use its right to exercise or use any Company Options for subscription of Company Capital Stock under the SHAs or any Terms and Conditions of Stock Options of the Company (or other documentation governing the terms of the Company Options held by the Holder) (the “Option Terms”); provided, that the waiver and undertaking in this clause (a) shall not prevent the Holder from exercising or using any Company Options for subscription of Company Capital Stock with respect to which the Holder has, prior to the date hereof, delivered to the Company a notice setting out the exact number of Company Options the Holder is willing to subscribe and use for subscription of Company Capital Stock prior to Closing (b) unless the Holder becomes a Seller under the Share Purchase Agreement solely as a result of the Drag-Along Exercise, waives any rights of a Called Shareholder (as defined in the SHAs) under the Drag-Along Provisions (including without limitation any rights to receive any Drag Along Notice (as defined in the SHAs)), (c) waives its rights to receive notices regarding the right to exercise or use the Company Options under the Option Terms and/or the SHAs and any Tag Along Notice (as defined in the SHAs) and (d) authorizes the Securityholder Representative to receive any and all notices under the Option Terms and/or the SHAs on the Holder’s behalf; provided, however, that in the case of each of the foregoing clauses (a) through (d), the above waivers, undertakings and authorizations shall become void and have no effect if the Share Purchase Agreement is terminated in accordance with its terms at any time prior to Closing.

[Pursuant to, and in order to ensure the implementation and enforcement of the undertakings set out in, Section 2.1 of the Share Purchase Agreement, each Holder shall sign and deliver to Acquiror an irrevocable power of attorney (the “Irrevocable Power of Attorney”) in favour of [●]3 substantially in the form as provided to the Holder together with the solicitation cover letter. If Holder is married or in a domestic partnership, regardless if registered or not, and resides in Lithuania, such Seller’s spouse or domestic partner has duly signed the Holder’s Spouse / Domestic Partner Consent set forth on the signature page hereto.]4

This Joinder may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Copies of signed signature pages delivered by electronic transmission in .PDF format or by facsimile will be deemed to be binding originals.

If this Joinder is signed by electronic signature which does not meet the requirements for qualified electronic signature under Regulation No. 910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market, the Parties hereby unconditionally agree and confirm that such signing (including signing via DocuSign platform, or equivalent) of this Joinder shall be considered as due execution of this Joinder and that such electronic signature shall have equivalent legal effect of a handwritten signature.

(Signature Pages Follow)

[3]	Note to Draft: To be populated with name of designated attorney.
[4]	Note to Draft: Applicable to Lithuanian holders only.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Joinder on the date first set forth above.

DOORDASH, INC.

By:
Name:
Title:

WOLT ENTERPRISES OY

By:
Name:
Title:

MIKKO KUUSI

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned has executed and delivered this Joinder on the date first set forth above.

HOLDER: Holder full name:

Signature:
(Signature of Holder)

Name:
(Please Print)

Title:

Address:

ID number or personal identification code (if relevant):

Date:

ADDITIONAL SIGNERS (IF APPLICABLE):

Sign Here:
(Signature of Holder)

Name:
(Please Print)

Title:

Date:

ADDITIONAL SIGNERS (IF APPLICABLE)

Sign Here:
(Signature of Holder)

Name:
(Please Print)

Title:

Date:

ISRAELI TRUSTEE (IF APPLICABLE):

Sign Here:
(Signature of Israeli Trustee)

Name:
(Please Print)

Title:

Date:

HOLDER’S SPOUSE / DOMESTIC PARTNER CONSENT (Lithuania only)

(As applicable)

Holder’s spouse’s / domestic partner’s full name:
(Please Print)

Signature:
(Signature of Holder)

Address:

ID number or personal identification code (if relevant):

Date:

Annex A

Name	A-Shares	B-Shares	C-Shares	D-Shares	E-Shares	F-Shares	G-Shares	Options

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

DoorDash’s amended and restated certificate of incorporation contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the DoorDash’s directors will not be personally liable to DoorDash or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to DoorDash or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of DoorDash’s directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, DoorDash’s amended and restated bylaws provide that DoorDash will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of DoorDash’s directors or officers or is or was serving at DoorDash’s request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. DoorDash’s amended and restated bylaws provide that DoorDash may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of DoorDash’s employees or agents or is or was serving at DoorDash’s request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. DoorDash’s amended and restated bylaws also provide that DoorDash must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, DoorDash has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require DoorDash, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require DoorDash to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. DoorDash believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions in DoorDash’s amended and restated certificate of incorporation, amended and restated bylaws, and the indemnification agreements that DoorDash has entered into with its directors and executive officers may discourage stockholders from bringing a lawsuit against DoorDash’s directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against DoorDash’s directors and executive officers, even though an action, if successful, might benefit DoorDash and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that DoorDash pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

DoorDash has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to DoorDash’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to DoorDash with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.

Certain of DoorDash’s non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of the DoorDash Board.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling DoorDash pursuant to the foregoing provisions, DoorDash has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statements

The following exhibits are included herein or incorporated herein by reference:

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

2.1	Share Purchase Agreement, dated November 9, 2021, by and among DoorDash, Inc., Wolt Enterprises Oy, the Sellers and Mikko Kuusi, as the Securityholder Representative (included as Annex A to the prospectus)	S-4	333-261844	2.1	December 22, 2021

2.2	Form of Support Agreement by and between DoorDash, Inc. and each of the parties named in each agreement therein (included as Annex B to the prospectus)	S-4	333-261844	2.2	December 22, 2021

2.3	Form of Lockup Agreement by and between DoorDash, Inc. and each of the parties named in each agreement therein (included as Annex C to the prospectus)	S-4	333-261844	2.3	December 22, 2021

2.4*	Form of Joinder Agreement by and between DoorDash, Inc. and each of the parties named in each agreement therein (included as Annex D to the prospectus)	—	—	—	—

3.1	Amended and Restated Certificate of Incorporation of DoorDash, Inc.	10-K	001-39759	3.1	March 5, 2021

3.2	Amended and Restated Bylaws of DoorDash, Inc.	8-K	001-39759	3.1	August 5, 2021

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Form of DoorDash, Inc. Class A common stock certificate	S-1	333-250056	4.1	November 13, 2020

4.2	Seventh Amended and Restated Investors’ Rights Agreement, dated June 17, 2020, by and among DoorDash, Inc. and certain holders of its capital stock	S-1	333-250056	4.2	November 13, 2020

4.3	Description of Capital Stock	10-K	001-39759	4.3	March 5, 2021

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati P.C. regarding the validity of the securities	—	—	—	—

10.1+	Form of Indemnification Agreement by and between DoorDash, Inc. and each of its directors and executive officers	S-1	333-250056	10.1	November 13, 2020

10.2+	DoorDash, Inc. 2020 Equity Incentive Plan and related form agreements	S-1/A	333-250056	10.2	November 30, 2020

10.3+	DoorDash, Inc. 2020 Employee Stock Purchase Plan and related form agreements	S-1/A	333-250056	10.3	November 30, 2020

10.4+	DoorDash, Inc. 2014 Stock Plan, as amended, and related form agreements	S-1	333-250056	10.4	November 13, 2020

10.5+	Executive Change in Control and Severance Plan	S-1	333-250056	10.5	November 13, 2020

10.6+	Executive Incentive Compensation Plan	S-1	333-250056	10.6	November 13, 2020

10.7+	Outside Director Compensation and Equity Ownership Policy	S-1/A	333-250056	10.7	November 30, 2020

10.8+	Confirmatory Employment Letter, dated October 23, 2020, by and between DoorDash, Inc. and Tony Xu	S-1/A	333-250056	10.8	November 30, 2020

10.9+	Confirmatory Employment Letter, dated October 23, 2020, by and between DoorDash, Inc. and Christopher Payne	S-1/A	333-250056	10.9	November 30, 2020

10.10+	Confirmatory Employment Letter, dated October 23, 2020, by and between DoorDash, Inc. and Prabir Adarkar	S-1/A	333-250056	10.10	November 30, 2020

10.11+	Confirmatory Employment Letter, dated October 23, 2020, by and between DoorDash, Inc. and Keith Yandell	S-1/A	333-250056	10.11	November 30, 2020

10.12+	Offer Letter, effective as of June 30, 2019, by and between DoorDash, Inc. and Shona Brown	S-1	333-250056	10.12	November 13, 2020

10.13+	Offer Letter, effective as of September 11, 2020, by and between DoorDash, Inc. and Maria Renz	S-1	333-250056	10.13	November 13, 2020

10.14+	DoorDash, Inc. 2014 Stock Plan Restricted Unit Agreement, dated November 24, 2020, by and between DoorDash, Inc. and Tony Xu	S-1/A	333-250056	10.14	November 30, 2020

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

10.15	Form of Exchange Agreement by and among DoorDash, Inc. and each of Tony Xu, Andy Fang and Stanley Tang, and certain related entities	S-1	333-250056	10.15	November 13, 2020

10.16	Form of Equity Exchange Right Agreement by and between DoorDash, Inc. and each of Tony Xu, Andy Fang and Stanley Tang	S-1	333-250056	10.16	November 13, 2020

10.17	Amended and Restated Revolving Credit and Guaranty Agreement, dated August 7, 2020, by and among DoorDash, Inc., the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent.	S-1	333-250056	10.17	November 13, 2020

10.18	Convertible Note Purchase Agreement, dated February 19, 2020, by and among the registrant and the investors party thereto, as amended on April 29, 2020 and June 29, 2020	S-1	333-250056	10.18	November 13, 2020

10.19	Office Lease, dated October 18, 2018, by and between DoorDash, Inc. and Kilroy Realty 303, LLC, as amended on July 30, 2019	S-1	333-250056	10.19	November 13, 2020

21.1*	List of Subsidiaries of DoorDash, Inc.	—	—	—	—

23.1*	Consent of KPMG LLP, independent registered public accounting firm	—	—	—	—

23.2*	Consent of Wilson Sonsini Goodrich & Rosati P.C. (included as part of its opinion filed as Exhibit 5.1 hereto)	—	—	—	—

24.1	Power of Attorney (included on signature page)	S-4	333-261844	24.1	December 22, 2021

101.INS	XBRL Instance Document	—	—	—	—

101.SCH	XBRL Taxonomy Extension Schema Document	—	—	—	—

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document	—	—	—	—

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document	—	—	—	—

101.LAB	XBRL Taxonomy Extension Labels Linkbase Document	—	—	—	—

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document	—	—	—	—

*	Filed herewith.
+	Indicates management contract or compensatory plan.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(8) That every prospectus (i) that is filed pursuant to paragraph (h)(1) of Item 512 of Regulation S-K, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of the Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California, on February 24, 2022.

DoorDash, Inc.

By:	/s/ Tony Xu
Name:	Tony Xu
Title:	Chief Executive Officer

Signature	Title	Date

* Tony Xu	Chief Executive Officer and Chairman of the Board of Directors	February 24, 2022

* Shona L Brown	Director	February 24, 2022

* L. John Doerr	Director	February 24, 2022

* Andy Fang	Director	February 24, 2022

* Alfred Lin	Director	February 24, 2022

* Stanley Meresman	Director	February 24, 2022

* Maria Renz	Director	February 24, 2022

* Stanley Tang	Director	February 24, 2022

Greg Peters	Director

*

Tony Xu, by signing her name hereto, does hereby sign this Registration Statement on behalf of the above listed persons above whose name appears an asterisk, pursuant to power of attorney duly executed by such persons and filed with the SEC pursuant to the DoorDash’s Registration Statement on Form S-4 (File No. 333-261844) filed on December 22, 2021.

By:	/s/ Tony Xu
Name:	Tony Xu
Title:	Chief Executive Officer